Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249622

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF OAKTREE ACQUISITION CORP.

PROSPECTUS FOR

33,619,270 SHARES OF CLASS A COMMON STOCK AND 9,720,833 WARRANTS OF OAKTREE ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED HIMS & HERS HEALTH, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of Oaktree Acquisition Corp., a Cayman Islands exempted company (“OAC”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated September 30, 2020 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among OAC, Rx Merger Sub, Inc., a Delaware corporation (“OAC Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of OAC as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, OAC’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Hims” refers to OAC after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of OAC will be converted into one share of Class A common stock, par value $0.0001 per share, of New Hims (the “New Hims Class A Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of OAC will automatically represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated July 22, 2019, between OAC and Continental Stock Transfer & Trust Company, as warrant agent (the “OAC Warrant Agreement”); (iii) the governing documents of OAC will be amended and restated and become the certificate of incorporation and the bylaws of New Hims, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively; and (iv) OAC’s name will change to “Hims & Hers Health, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary shares of OAC and the underlying warrants of OAC prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the OAC Warrant Agreement.

At the closing of the Business Combination (the “Closing”), promptly following the consummation of the Domestication and the Hims Recapitalization (as defined below), OAC Merger Sub will merge with and into Hims (the “Merger”), with Hims as the surviving company in the Merger and, after giving effect to the Merger, Hims will be a wholly-owned subsidiary of New Hims (the time that the Merger becomes effective being referred to as the “Effective Time”).

Immediately prior to the Effective Time, each share of Hims preferred stock and Hims Class F common stock will convert into Hims Class A common stock at the applicable then-effective conversion rate (the “Hims Recapitalization”). In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of $1.6 billion, less up to $75 million of cash consideration to Hims stockholders at Hims’ election, plus the aggregate strike price of all Hims options and warrants outstanding and unexercised as of immediately prior to the Effective Time, (i) each share of Hims Class A Common Stock and Class V common stock, par value $0.000001, of Hims (“Hims Class V Common Stock”) and Hims restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock (or, solely with respect to the Hims Class V Common Stock, New Hims Class V Common Stock (as defined below)), Earn Out Shares (as defined below) and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims equityholder will receive its applicable portion of the 16 million restricted shares of New Hims Class A Common Stock (or equivalent equity awards) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Company Sale (as defined in the Merger Agreement) if the applicable thresholds are met in such Company Sale but subject to the same five-year deadline (the “Earn Out Shares”).

Subject to approval by OAC’s shareholders of the proposal to approve and adopt the Merger Agreement, the proposal to approve the change of OAC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and the proposals to approve material differences between OAC’s existing amended and restated memorandum and articles of association and the proposed new certificate of incorporation of New Hims and the proposed new bylaws of New Hims upon the Domestication, New Hims will adopt a dual class stock structure comparable to the one that will be in effect at Hims immediately prior to the Closing following the Hims Recapitalization, comprised of New Hims Class A Common Stock, which will carry one vote per share, and Class V common stock, par value $0.0001 per share, of New Hims, which will carry 175 votes per share (the “New Hims Class V Common Stock”). Upon the Closing, all stockholders of New Hims will hold only shares of New Hims Class A Common Stock, except for Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, who will hold shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock. Immediately following the Closing, and by virtue of his holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold, directly or indirectly, approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis. The New Hims Class V Common Stock will be entitled to dividends and will rank equally to the New Hims Class A Common Stock upon any liquidation. The New Hims Class V Common Stock is also subject to a “sunset” and conversion to New Hims Class A Common Stock if Mr. Dudum no longer (i) serves as the Chief Executive Officer of New Hims or in a board role, or (ii) transfers any shares of New Hims Class V Common Stock (except for permitted transfers). Upon conversion, each share of New Hims Class V Common Stock will convert into one share of New Hims Class A Common Stock. See “Description of New Hims Securities—Common Stock—New Hims Class V Common Stock—Mandatory Conversion.”

This prospectus covers 33,619,270 shares of New Hims Class A Common Stock and 9,720,833 warrants to acquire shares of New Hims Class A Common Stock to be issued in connection with the Domestication, assuming that Oaktree Acquisition Holdings, L.P. (the “Sponsor”) surrenders and forfeits 25.0% of the Class B ordinary shares of OAC and 25.0% of the private placement warrants of OAC pursuant to the Sponsor Agreement, dated September 30, 2020, between OAC, the Sponsor and Hims, and a number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to the equityholders of Hims as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. The number of shares of New Hims Class A Common Stock that this prospectus covers represents the shares issued or issuable to the existing shareholders and warrant holders of OAC in connection with the Business Combination.

OAC’s units, public shares and public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “OAC.U,” “OAC” and “OAC WS,” respectively. OAC will apply for listing, to be effective at the time of the Business Combination, of New Hims Class A Common Stock and warrants on the NYSE under the proposed symbols “HIMS” and “HIMS WS,” respectively. It is a condition of the consummation of the Business Combination that OAC receive confirmation from the NYSE that New Hims

Class A Common Stock has been conditionally approved for listing on the NYSE, but there can be no assurance such listing condition will be met or that OAC will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of OAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of OAC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated December 29, 2020, and is first being mailed to OAC’s shareholders on or about December 29, 2020.

OAKTREE ACQUISITION CORP.

333 South Grand Avenue

28th Floor

Los Angeles, California 90071

Dear Oaktree Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Oaktree Acquisition Corp., a Cayman Islands exempted company (“OAC”), at 9:00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as defined below), on the date of the closing of the Business Combination (as defined below) (the “Closing Date”) prior to the Effective Time (as defined below), among other things, (i) OAC will change its name to “Hims & Hers Health, Inc.,” (ii) all of the outstanding shares of OAC will be converted into common stock of a new Delaware corporation and all of the outstanding OAC warrants will be converted into warrants to purchase common stock of a new Delaware corporation, and (iii) the governing documents of OAC will be amended and restated. As used in the accompanying proxy statement/prospectus, “New Hims” refers to OAC after giving effect to the Domestication and the transactions contemplated by that certain Merger Agreement (as defined below) (collectively, the “Business Combination”).

At the extraordinary general meeting, OAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Agreement and Plan of Merger, dated as of September 30, 2020 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among OAC, Rx Merger Sub, Inc., a Delaware corporation (“OAC Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”), including the transactions contemplated thereby. A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(a)

Pursuant to the Sponsor Agreement between OAC, Oaktree Acquisition Holdings, L.P. (the “Sponsor”) and Hims (the “Sponsor Agreement”), the Sponsor will surrender and forfeit for no consideration to OAC 25.0% of the Class B ordinary shares of OAC (the “Class B ordinary shares”) and 25.0% of the private placement warrants of OAC. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to the equityholders of Hims (the “Hims Equityholders”) as shares of Class A common stock, par value $0.0001 per share, of New Hims (the “New Hims Class A Common Stock”) (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.

(b)

On the Closing Date, prior to the time at which the Merger (as defined below) becomes effective (the “Effective Time”), OAC will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which OAC will change its name to “Hims & Hers Health, Inc.” (“New Hims”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(c)

At the Effective Time, OAC Merger Sub will merge with and into Hims (the “Merger”), with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of New Hims. Immediately prior to the Effective Time, each share of Hims preferred stock and Hims Class F common stock will convert into Hims Class A common stock at the applicable then-effective conversion rate (the “Hims Recapitalization”). In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, based on an implied equity value of

$1.6 billion, minus up to $75 million of cash consideration to Hims stockholders at Hims’ election, plus the aggregate strike price of all Hims options and warrants outstanding and unexercised as of immediately prior to the Effective Time, (i) each share of Hims Class A Common Stock and Hims Class V Common Stock and Hims restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock (or, solely with respect to the Hims Class V Common Stock, New Hims Class V Common Stock), Earn Out Shares (as defined below) and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the closing of the Business Combination (the “Closing”) and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million restricted shares of New Hims Class A Common Stock (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Company Sale (as defined in the Merger Agreement) if the applicable thresholds are met in such Company Sale but subject to the same five-year deadline (the “Earn Out Shares”).

In connection with the foregoing and concurrently with the execution of the Merger Agreement, OAC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and OAC has agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of New Hims Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000 (the “PIPE Financing”). The shares of New Hims Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. OAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

You will also be asked to consider and vote upon (a) a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal,” (b) six (6) separate proposals to approve material differences between OAC’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Hims and the proposed new bylaws of New Hims upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, and which are referred to herein collectively as the “Governing Documents Proposals,” certain of which are required in order to consummate the Business Combination, which are referred to herein collectively as the “Required Governing Documents Proposals,” (c) a proposal to approve, for purpose of complying with NYSE Listing Rule 312.03, the issuance of New Hims Class A Common Stock and New Hims Class V Common Stock (as defined below) in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “NYSE Proposal,” (d) a proposal to approve and adopt the Hims & Hers Health, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, and which is referred to herein as the “Incentive Equity Plan Proposal,” (e) a proposal to approve and adopt the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, and which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the NYSE Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Governing Documents Proposals that are not Required Governing Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (B) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if OAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate cash, the “Available Cash,” and such condition to the consummation of the Business Combination, the “Minimum Available Cash Condition”).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Sponsor Agreement, Subscription Agreements, Hims Stockholder Support Agreements, the Sponsor Registration Rights Agreement and the Amended and Restated Investors’ Rights Agreement (as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Subject to approval by OAC’s shareholders of the Business Combination Proposal, the Domestication Proposal and the Required Governing Documents Proposals, New Hims will adopt a dual class stock structure comparable to the one that will be in effect at Hims immediately prior to the Closing following the Hims Recapitalization, comprised of New Hims Class A Common Stock, which will carry one vote per share, and Class V common stock, par value $0.0001 per share, of New Hims (the “New Hims Class V Common Stock”), which will carry 175 votes per share. Upon the Closing, all stockholders of New Hims will hold only shares of New Hims Class A Common Stock, except for Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, who will hold shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock. Immediately following the Closing, and by virtue of his holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold, directly or indirectly, approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis. The New Hims Class V Common Stock will be entitled to dividends and will rank equally to the New Hims Class A Common Stock upon any liquidation. The New Hims Class V Common Stock is also subject to a “sunset” and conversion to New Hims Class A Common Stock if Mr. Dudum no longer (i) serves as Chief Executive Officer of New Hims or in a board role, or (ii) transfers any shares of New Hims Class V Common Stock (except for permitted transfers). Upon conversion, each share of New Hims Class V Common Stock will convert into one share of New Hims Class A Common Stock. See “Description of New Hims Securities—Common Stock—New Hims Class V Common Stock—Mandatory Conversion.”

Pursuant to the Existing Governing Documents, a holder of OAC’s public shares (a “public shareholder”) may request that OAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), OAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Hims will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of OAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 24, 2020, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Hims Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of OAC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will OAC redeem public shares in an amount that would cause New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

OAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to OAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by OAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of OAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of OAC has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to OAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of OAC, you should keep in mind that OAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Governing Documents Proposal A, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F (each as defined in the accompanying proxy statement/prospectus) requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents Proposals that are not Required Governing Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of OAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

John Frank
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated December 29, 2020 and is first being mailed to shareholders on or about December 29, 2020.

OAKTREE ACQUISITION CORP.

333 South Grand Avenue

28th Floor

Los Angeles, California 90071

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON JANUARY 19, 2021

TO THE SHAREHOLDERS OF OAKTREE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Oaktree Acquisition Corp., a Cayman Islands exempted company (“OAC”), will be held at 9:00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that OAC’s entry into the Agreement and Plan of Merger, dated as of September 30, 2020 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among OAC, Rx Merger Sub, Inc., a Delaware corporation (“OAC Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the conversion of each share of Hims preferred stock and Hims Class F common stock into Hims Class A common stock at the applicable then-effective conversion rate (the “Hims Recapitalization”) and the de-registration of OAC as an exempted company in the Cayman Islands and the continuation and domestication of OAC as a corporation in the State of Delaware with the name “Hims & Hers Health, Inc.,” (a) OAC Merger Sub will merge with and into Hims (the “Merger”), with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of OAC, and (b) (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of Class A common stock, par value $0.0001 per share, of New Hims (the “New Hims Class A Common Stock”), Earn Out Shares (as defined below) and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million restricted shares of New Hims Class A Common Stock (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Effective Time and will also vest in connection with any Company Sale (as defined in the Merger Agreement) if the applicable thresholds are met in such Company Sale but subject to the same five-year deadline (the “Earn Out Shares”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement, and certain related agreements (including the Sponsor Agreement, the form of Subscription Agreements, the form of Hims Stockholder Support Agreements, the Sponsor Registration Rights Agreement, and the Amended and Restated Investors’ Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, and Annex I, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that OAC be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, OAC be continued and domesticated as a corporation under the laws of the State of Delaware and, conditioned upon, and with effect from, the registration of OAC as a corporation in the State of Delaware, the name of OAC be changed from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” be approved.

•

Governing Documents Proposals—to consider and vote upon the following six (6) separate resolutions to approve that, upon the Domestication, the existing amended and restated memorandum and articles of association of OAC (“Existing Governing Documents”) be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Hims & Hers Health, Inc.” upon the Domestication (such proposals, collectively, the “Governing Documents Proposals”):

•

Proposal No. 3—Governing Documents Proposal A—RESOLVED, as a special resolution, that the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 2,750,000,000 shares of New Hims Class A Common Stock, (b) 10,000,000 shares of Class V common stock, par value $0.0001 per share, of New Hims (the “New Hims Class V Common Stock”) and (c) 275,000,000 shares of preferred stock, par value $0.0001 per share, of New Hims (the “New Hims Preferred Stock”) be approved.

•

Proposal No. 4—Governing Documents Proposal B—RESOLVED, as a special resolution, that the authorization to the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL be approved.

•

Proposal No. 5—Governing Documents Proposal C—RESOLVED, as a special resolution, that the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims be approved.

•

Proposal No. 6—Governing Documents Proposal D—RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by OAC and Hims, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•	Proposal No. 7—Governing Documents Proposal E—RESOLVED, as a special resolution, that the issuance of shares of New Hims Class V Common Stock, which will allow holders of

New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock be approved.

•

Proposal No. 8—Governing Documents Proposal F—RESOLVED, as a special resolution, that the amendment of the Existing Governing Documents so as to declassify New Hims’ board of directors for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation be approved.

•

Proposal No. 9—The NYSE Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock be approved.

•

Proposal No. 10—The Incentive Equity Plan Proposal—RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 11—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, be approved.

•

Proposal No. 12—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (B) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if OAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals (as defined below). The Governing Documents Proposals that are not Required Governing Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on December 4, 2020 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to OAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of OAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of OAC has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to OAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of OAC, you should keep in mind that OAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of OAC that New Hims redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, OAC’s transfer agent, in which you (a) request that New Hims redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, OAC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, OAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, OAC’s transfer agent, New Hims will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of OAC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 24, 2020, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Hims Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of OAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement. In addition, in no event will OAC redeem public shares in an amount that would cause New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

The approval of each of the Domestication Proposal, the Governing Documents Proposal A, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Governing Documents Proposals that are not Required Governing Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing OAC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Oaktree Acquisition Corp.

John Frank

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	ii
TRADEMARKS	ii
SELECTED DEFINITIONS	iii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	viii
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF OAC	x
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
RISK FACTORS	37
EXTRAORDINARY GENERAL MEETING OF OAC	90
BUSINESS COMBINATION PROPOSAL	97
DOMESTICATION PROPOSAL	126
GOVERNING DOCUMENTS PROPOSALS	129
GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	133
GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW HIMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	136
GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS	138
GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS	140
GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF DUAL CLASS STRUCTURE	144
GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF DECLASSIFICATION OF NEW HIMS BOARD	146
NYSE PROPOSAL	148
INCENTIVE EQUITY PLAN PROPOSAL	150
EMPLOYEE STOCK PURCHASE PLAN PROPOSAL	157
ADJOURNMENT PROPOSAL	162
U.S. FEDERAL INCOME TAX CONSIDERATIONS	163
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	178
INFORMATION ABOUT OAC	196
OAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	213
INFORMATION ABOUT HIMS	218
HIMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	236
EXECUTIVE COMPENSATION	260
DIRECTOR COMPENSATION	268
MANAGEMENT OF NEW HIMS FOLLOWING THE BUSINESS COMBINATION	270
BENEFICIAL OWNERSHIP OF SECURITIES	276
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	281
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	293
DESCRIPTION OF NEW HIMS SECURITIES	295
SECURITIES ACT RESTRICTIONS ON RESALE OF NEW HIMS CLASS A COMMON STOCK	311
STOCKHOLDER PROPOSALS AND NOMINATIONS	312
SHAREHOLDER COMMUNICATIONS	312
LEGAL MATTERS	313
EXPERTS	313
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	313
ENFORCEABILITY OF CIVIL LIABILITY	314
TRANSFER AGENT AND REGISTRAR	314
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	314
INDEX TO FINANCIAL STATEMENTS	F-1

i

ADDITIONAL INFORMATION

You may request copies of the accompanying proxy statement/prospectus and any other publicly available information concerning OAC, without charge, by written request to Oaktree Acquisition Corp., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, or by telephone request at (213) 830-6300; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing OAC.info@investor.morrowsodali.com or from the SEC through the SEC website at www.sec.gov.

In order for OAC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of OAC to be held on January 19, 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by January 11, 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•

“Affiliated Medical Groups” are to professional corporations and other professional entities that are owned by licensed physicians and provide the clinical services accessible through the Hims & Hers platform; due to the prohibitions on the corporate practice of medicine, Hims & Hers is prohibited from owning the Affiliated Medical Groups, but the Affiliated Medical Groups were incorporated and established with the assistance of Hims & Hers for the specific purpose of providing clinical services to patients through the Hims & Hers platform and have no other operations or activities outside of the provision of services through the Hims & Hers platform;

•	“Articles of Association” are to the second amended and restated articles of association of OAC;

•

“Available Cash” are to the aggregate funds in the trust account immediately prior to the Closing, together with the aggregate gross proceeds from the PIPE Financing, after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

•	“Cayman Islands Companies Law” are to the Companies Law (as amended) of the Cayman Islands;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of OAC prior to the Domestication, which will automatically convert, on a one-for-one basis, into shares of New Hims Class A Common Stock in connection with the Domestication, authorized pursuant to the Existing Governing Documents;

•

“Class B ordinary shares” or “founder shares” are to the 5,031,250 Class B ordinary shares, par value $0.0001 per share, of OAC outstanding as of the date of this proxy statement/prospectus that were issued to our Sponsor in a private placement prior to our initial public offering, and, in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Hims Class A Common Stock;

•	“Closing” are to the closing of the Business Combination;

•

“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as OAC and Hims may agree in writing;

•

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity interests that represent more than 50% of the total voting power of New Hims or (ii) a sale or disposition of all or substantially all of the assets of New Hims and its subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of New Hims (or any successor to New Hims) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity interests of New Hims immediately prior to such transaction (or series of related transactions);

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the NYSE Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks;

•

“Domestication” are to the transfer by way of continuation and deregistration of OAC from the Cayman Islands and the continuation and domestication of OAC as a corporation incorporated in the State of Delaware;

•	“Earn Out Period” are to the five (5) years following the Closing;

•

“Earn Out Shares” are to restricted shares of New Hims Class A Common Stock issued in connection with the Business Combination to Hims Equityholders that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case during the Earnout Period;

•	“Effective Time” means the time at which the Merger becomes effective;

•	“ESPP” are to the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•	“Existing Governing Documents” are to the Memorandum of Association and the Articles of Association;

•

“extraordinary general meeting” are to the extraordinary general meeting of OAC at 9:00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Hims” and “Hims & Hers” are to Hims, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•	“Hims Class A common stock” are to the shares of Class A common stock, par value $0.000001 per share, of Hims.

•	“Hims Class F common stock” are to the shares of Class F common stock, par value $0.000001 per share, of Hims.

•

“Hims Competing Transaction” are to (a) any transaction involving, directly or indirectly, Hims or any of its subsidiaries, which upon consummation thereof, would result in Hims or any of its subsidiaries becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including intellectual property) or business of Hims or any of its subsidiaries, taken as a whole (but excluding sales of inventory in the ordinary course of business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of Hims or any of its subsidiaries (excluding any such sale between or among Hims or any of its subsidiaries), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, to the extent expressly permitted by the terms of the Merger Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the ordinary course of business consistent with past practices (but not the acquisition of a person or business via an asset transfer), by Hims or any of its subsidiaries of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, to the extent expressly permitted by the terms of the Merger Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Hims or any of its subsidiaries (except to the extent expressly permitted by the terms of the Merger Agreement), in all cases of clauses (a)-(e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a third party other than OAC or Merger Sub;

•	“Hims Equityholders” are to the holders of Hims equity interests;

•

“Hims Pre-Closing Redemption” are to the transaction or transactions pursuant to which Hims repurchases and cancels up to $75.0 million of its capital stock from certain Hims Stockholders prior to and contingent upon Closing for a per share amount of cash, payable concurrently with or immediately following the Closing, equal to $10.00 multiplied by the number of shares of New Hims Class A Common Stock that would have been issued as merger consideration in respect of such repurchased and cancelled shares of Hims capital stock;

•

“Hims Recapitalization” are to the conversion immediately prior to the Effective Time of each share of Hims preferred stock and Hims Class F common stock into Hims Class A common stock at the applicable then-effective conversion rate;

•	“Hims restricted stock” are to the shares of Hims capital stock subject to a right of repurchase or risk of forfeiture, in either case in favor of Hims.

•	“Hims Stockholders” are to holders of Hims common stock and preferred stock;

•	“Incentive Equity Plan” are to the Hims & Hers Health, Inc. 2020 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Equity Plan Proposal;

•	“initial public offering” are to OAC’s initial public offering that was consummated on July 22, 2019;

•	“Memorandum of Association” are to the second amended and restated memorandum of association of OAC;

•

“Merger” are to the merger of OAC Merger Sub with and into Hims pursuant to the Merger Agreement, with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims becoming a wholly-owned subsidiary of OAC;

•	“Merger Agreement” are to that certain Agreement and Plan of Merger, dated September 30, 2020, by and among OAC, OAC Merger Sub and Hims;

•

“Minimum Available Cash Condition” are to the condition to consummation of the Business Combination that the aggregate funds in the trust account immediately prior to the Closing, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination;

•	“New Hims” are to Hims & Hers Health, Inc. (f.k.a. Oaktree Acquisition Corp.) upon and after the Domestication;

•	“New Hims Board” are to the board of directors of New Hims;

•	“New Hims Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of New Hims;

•	“New Hims Class V Common Stock” are to the shares of Class V common stock, par value $0.0001 per share, of New Hims;

•	“New Hims Common Stock” are to the shares New Hims Class A Common Stock and New Hims Class V Common Stock, collectively;

v

•	“New Hims Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Hims;

•	“New Hims Public Warrants” are to warrants included in the public units issued in OAC’s initial public offering that will be exercisable for shares of New Hims Class A Common Stock after the Closing;

•	“NYSE” are to the New York Stock Exchange;

•	“OAC,” “we,” “us” or “our” are to Oaktree Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•	“OAC Board” are to OAC’s board of directors;

•

“OAC Competing Transaction” are to any written contract, arrangement or understanding which was mutually negotiated by OAC and a third party and which is executed and delivered by OAC (but excluding any non-disclosure or confidentiality agreement), in each case relating to a transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a business combination with or involving OAC (or the shareholders of OAC) and a third party, other than Hims or any of its subsidiaries;

•	“OAC Merger Sub” are to Rx Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of OAC prior to the consummation of the Business Combination;

•	“OAC Parties” are to OAC and OAC Merger Sub;

•	“OAC Warrant Agreement” are to the warrant agreement, dated July 22, 2019, between OAC and Continental, as warrant agent;

•	“Oaktree” are to Oaktree Capital Management, L.P., an affiliate of our Sponsor, and its affiliates where applicable;

•	“ordinary shares” are to OAC Class A ordinary shares and our Class B ordinary shares;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 7,500,000 shares of New Hims Class A Common Stock for an aggregate purchase price of $75,000,000 to be consummated in connection with Closing;

•	“PIPE Investors” are to the investors participating in the PIPE Financing, collectively;

•	“private placement shares” are to the 4,016,667 Class A ordinary shares of OAC sold to and held by our Sponsor as part of the private placement warrants;

•

“private placement warrants” are to the 4,016,667 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to and held by our Sponsor in a private placement simultaneously with the closing of our initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New Hims to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Hims to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in OAC’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 20,125,000 Class A ordinary shares of OAC, whether acquired in OAC’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the currently outstanding 6,708,333 redeemable warrants to purchase Class A ordinary shares of OAC that were issued by OAC in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“Required Governing Documents Proposals” are to Governing Documents Proposal A and Governing Documents Proposal D;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited company;

•	“Sponsor Agreement” are to the Sponsor Agreement, dated as of September 30, 2020, entered into by OAC, the Sponsor and Hims;

•	“Subscription Agreements” are to the subscription agreements, entered into by OAC and each of the PIPE Investors in connection with the PIPE Financing;

•	“transfer agent” are to Continental, OAC’s transfer agent;

•

“trust account” are to the trust account established at the consummation of OAC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of OAC, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by OAC in its initial public offering; and

•	“warrants” are to the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Hims has been provided by Hims and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Hims or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) relating to the Merger Agreement having expired or been terminated; (iii) OAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; and (v) the approval by NYSE of our initial listing application in connection with the Business Combination;

•	New Hims’ financial and business performance following the Business Combination, including financial projections and business metrics;

•	developments and projections relating to Hims’ competitors and industry;

•	the implementation, market acceptance and success of Hims’ business model;

•	the anticipated growth rates and market opportunities of Hims;

•	Hims’ expectations regarding its ability to obtain and maintain intellectual property protection for its brand and not infringe on the rights of others;

•

Hims’ ability to expand the scope of its offerings, including the number and type of products and services that it offers, the number and quality of healthcare providers serving its customers and the number and types of conditions capable of being treated through its platform;

•	Hims’ ability to maintain its relationships with the Affiliated Medical Groups, partner pharmacies, payments processors and other third parties on which its business depends;

•	Hims’ ability to effectively open an affiliated pharmacy dedicated to its operations and its ability to comply with applicable federal, state and local laws and regulations;

•	Hims’ ability to comply with the extensive, complex and evolving regulatory requirements applicable to the healthcare industry;

•

Hims’ use, disclosure and other processing of personally identifiable information, including health information, and its ability to comply with applicable federal, state and foreign privacy and security regulations;

•	new or adverse regulatory developments affecting the use of telehealth, pharmaceutical products, or other aspects of the healthcare industry;

•	the effect of COVID-19 on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the recent COVID-19 pandemic; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Hims. There can be no assurance that future developments affecting us and/or Hims will be those that we and/or the Hims have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Hims) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Hims undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect OAC and/or Hims.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF OAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to OAC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

OAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) OAC will be renamed “Hims & Hers Health, Inc.,” (ii) each share of Hims common stock and restricted stock outstanding after the Hims Recapitalization and as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (iii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iv) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case during the Earn Out Period. See “Business Combination Proposal.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety. This proxy statement/prospectus includes descriptions of the Merger Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Merger Agreement.

The approval of each of the Business Combination Proposal, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal, the Governing Documents Proposal A, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of OAC will

x

convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of OAC will automatically represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share of New Hims Class A Common Stock on the terms and conditions set forth in the OAC Warrant Agreement; and (iii) each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary share of OAC and underlying OAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the OAC Warrant Agreement. The Proposed Governing Documents will be appropriately adjusted to give effect to any amendments contemplated by the Proposed Governing Documents that are not adopted and approved by the OAC shareholders, other than the amendments to the OAC governing documents that are contemplated by the Required Governing Documents Proposals, which are a condition to the Closing of the Business Combination. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of OAC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of OAC being asked to vote upon?

A:	At the extraordinary general meeting, OAC is asking holders of its ordinary shares to consider and vote upon twelve (12) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	the following six (6) separate proposals to approve by special resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

•

to authorize the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 2,750,000,000 shares of New Hims Class A Common Stock shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock;

•

to authorize the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL;

•

to authorize the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims;

•

to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by OAC and Hims, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication;

•	to authorize the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock; and

•

to approve the amendment of the Existing Governing Documents so as to declassify the New Hims Board for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation.

•

a proposal to approve by ordinary resolution the issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the NYSE Listing Rules;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposals,” “NYSE Proposal,” “Incentive Equity Plan Proposal,” “Employee Stock Purchase Plan Proposal,” and “Adjournment Proposal.”

OAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of OAC should read it carefully.

After careful consideration, the OAC Board has determined that the Business Combination Proposal, the Domestication Proposal, each of the Governing Documents Proposals, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are in the best interests of OAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is OAC proposing the Business Combination?

A:

OAC is a blank check company incorporated on April 9, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although OAC may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, OAC has focused on companies in the industrial and consumer sectors. OAC is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

OAC has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. OAC has sought to acquire companies that it believes have some or all of the following characteristics: will benefit from a public currency; have a healthy growing platform; have a management team and/or a strong sponsor that desire a significant equity stake in the post-business combination company; can be acquired at an attractive valuation for public market investors; will be resilient to economic cycles; will maintain strong cash flow characteristics; and will benefit from Oaktree’s long-term sponsorship as it looks to accelerate its growth in the public markets.

Based on its due diligence investigations of Hims and the industry in which it operates, including the financial and other information provided by Hims in the course of negotiations, the OAC Board believes that Hims meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The OAC Board’s Reasons for the Business Combination.”

Although the OAC Board believes that the Business Combination with Hims presents an attractive business combination opportunity and is in the best interests of OAC and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The OAC Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to Hims’ and New Hims’ Business Following the Business Combination.”

Q:	Did the OAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The OAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, OAC’s management, the members of the OAC Board and the other representatives of OAC have substantial experience in evaluating the operating and financial merits of companies similar to Hims and reviewed certain financial information of Hims and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of OAC’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the OAC Board in valuing Hims’ business and assuming the risk that the OAC Board may not have properly valued such business.

Q:	What will Hims’ equityholders receive in return for the Business Combination with OAC?

A:

On the date of Closing, promptly following the Hims Recapitalization and the consummation of the Domestication, OAC Merger Sub will merge with and into Hims, with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of OAC. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any

10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period.

Q:	How will the combined company be managed following the Business Combination?

A:

Following the Closing, it is expected that the current management of Hims will become the management of New Hims, and the New Hims Board will consist of seven directors. Pursuant to the Merger Agreement, the New Hims Board will consist of Andrew Dudum, Jules Maltz, Kirsten Green, Toby Cosgrove, M.D., Alex Bard, David Wells and Lynne Chou O’Keefe. Please see the section entitled “Management of New Hims Following the Business Combination” for further information.

Q:	What equity stake will current OAC shareholders and current equityholders of Hims hold in New Hims immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 20,125,000 Class A ordinary shares outstanding underlying units issued in OAC’s initial public offering and (ii) 5,031,250 Class B ordinary shares outstanding held by the Sponsor. As of the date of this proxy statement/prospectus, there are 4,016,667 private placement warrants outstanding and held by the Sponsor and 6,708,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Hims Class A Common Stock. Pursuant to the Sponsor Agreement, the Sponsor will surrender and forfeit for no consideration 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants of OAC. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of OAC’s outstanding public shares are redeemed in connection with the Business Combination), OAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 35,881,250 ordinary shares.

The following table illustrates varying estimated ownership levels in New Hims Class A Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 145,464,420 shares of New Hims Class A Common Stock are issued to the holders of shares of capital stock of Hims at the Closing; (ii) all shares of New Hims Class V Common Stock that will be held by Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, immediately following Closing have been converted into New Hims Class A Common Stock on a one-for-one basis; (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption; (iv) 7,500,000 shares of New Hims Class A Common Stock will be issued in the PIPE Financing; (v) no public warrants or private placement warrants to purchase New Hims Class A Common Stock that will be outstanding immediately following the Closing have been exercised; (vi) no vested or unvested options to acquire New Hims Class A Common Stock that will be held by Hims Equityholders immediately following Closing have been exercised; (vii) no restricted stock unit awards that will be held by Hims Equityholders immediately following the Closing have been settled; and (viii) no Earn Out Shares (or equivalent equity awards in respect thereof) that will be held by Hims Equityholders immediately following the Closing will have vested. If the actual facts are different than these assumptions, the ownership percentages in New Hims will be different.

	Share Ownership in New Hims
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
OAC public shareholders	11.4%	7.3%
Sponsor(2)	2.1%	2.2%
PIPE Investors	4.2%	4.4%
Hims Stockholders(3), (4), (5)	82.3%	86.1%

(1)

Assumes that 7,822,956 of OAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

(2)

Includes 3,773,437 Class B ordinary shares held by the Sponsor originally acquired prior to or in connection with OAC’s initial public offering and reflects the forfeiture of 25.0% of the Class B ordinary shares pursuant to the Sponsor Agreement.

(3)

Includes shares of New Hims Class V Common Stock to be issued to Mr. Dudum, including his affiliates and permitted transferees. Pursuant to the terms of the Merger Agreement, Mr. Dudum is expected to hold, directly or indirectly, shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock representing approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis.

(4)

Excludes options to acquire New Hims Class A Common Stock, awards of restricted stock units with respect to shares of New Hims Class A Common Stock, and the 16 million Earn Out Shares (or equivalent equity awards in respect thereof). Inclusion of all such securities would dilute the ownership of all stockholders of New Hims.

(5)

Excludes 720,838 shares of New Hims Common Stock otherwise issuable upon consummation of the Business Combination which are expected to be settled upon consummation of the Business Combination to satisfy amounts due under certain Hims promissory notes.

For further details, see “Business Combination Proposal—Consideration to Hims Equityholders in the Business Combination.”

Furthermore, subject to approval by OAC’s shareholders, the Business Combination Proposal, the Domestication Proposal and the Required Governing Documents Proposals, New Hims will adopt a dual class stock structure comparable to the one that will be in effect at Hims immediately prior to the Closing, comprised of New Hims Class A Common Stock, which will carry one vote per share, and New Hims Class V Common Stock, which will carry 175 votes per share. Upon the Closing, all stockholders of New Hims will hold only shares of New Hims Class A Common Stock, except for Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, who will hold shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock. Immediately following the Closing, and by virtue of his holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold, directly or indirectly, approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis. The New Hims Class V Common Stock will be entitled to dividends and will rank equally to the New Hims Class A Common Stock upon any liquidation. The New Hims Class V Common Stock is also subject to a “sunset” and conversion to New Hims Class A Common Stock if Mr. Dudum no longer (i) serves as the Chief Executive Officer of New Hims or in a board role, or (ii) transfers any shares of New Hims Class V Common Stock (except for permitted transfers). Upon conversion, each share of New Hims Class V Common Stock will convert into one share of New Hims Class A Common Stock. See “Description of New Hims Securities—Common Stock—New Hims Class V Common Stock—Mandatory Conversion.”

Q:	Why is OAC proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of OAC and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What amendments will be made to the current constitutional documents of OAC?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, OAC’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace OAC’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock.

	See paragraph 7 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	Existing Governing Documents	Proposed Governing Documents
other rights, provided that the issuance of such preference shares does not materially adversely affect the rights attached to the other shareholders of OAC.

	See paragraph 7 of the Memorandum of Association and Articles 8 and 10 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees beneficially own less than a majority of the voting power of the capital stock of New Hims.

	See Articles 82 and 91 of our Articles of Association.	See Article VIII subsection A of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Oaktree Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Hims & Hers Health, Inc.”

	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by July 22, 2021 (twenty-four months after the closing of OAC’s initial public offering), OAC will cease all operations except for the purposes of winding up and will redeem the shares issued in OAC’s initial public offering and liquidate its trust account.	The Proposed Governing Documents do not include any provisions relating to New Hims’ ongoing existence; the default under the DGCL will make New Hims’ existence perpetual.

	See Article 165 of our Articles of Association.	This is the default rule under the DGCL.

	Existing Governing Documents	Proposed Governing Documents

Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act.

See Article XII subsection A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of OAC by a related shareholder following a business combination.	The Proposed Governing Documents will have New Hims elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.
See Article XIII subsections A and B of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Articles 157-172 of our Articles of Association.

Voting Rights of Common Stock (Governing Documents Proposal E)	The Existing Governing Documents provide that the holders of each ordinary share of OAC is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.	The Proposed Governing Documents provide that holders of shares of New Hims Class A Common Stock will be entitled to cast one vote per share of New Hims Class A Common Stock, and holders of shares of New Hims Class V Common Stock will be entitled to cast 175 votes per share of New Hims Class V Common Stock on each matter properly submitted to the stockholders entitled to vote.

	Existing Governing Documents	Proposed Governing Documents

	See Article 82 of our Articles of Association.	See Article IV subsection A of the Proposed Certificate of Incorporation.

Declassification of the Board of Directors (Governing Documents Proposal F)	The Existing Governing Documents provide that the OAC board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

The Proposed Governing Documents provide for the declassification of the New Hims Board for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed

Certificate of Incorporation.

	See Article 97 of our Articles of Association.	See Article V subsection D of the Proposed Certificate of Incorporation.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of OAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of OAC will automatically represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share of New Hims Class A Common Stock on the terms and conditions set forth in the OAC Warrant Agreement; and (iii) each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary share of OAC and underlying OAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the OAC Warrant Agreement. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised prior or settled immediately to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations” the Domestication generally should constitute a “reorganization” within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as OAC, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of OAC’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock will generally recognize gain (but not loss) on the exchange of public shares for shares of New Hims Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

OAC does not expect to have significant cumulative earnings and profits through the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Hims Class A Common Stock pursuant to the Domestication under the “passive foreign investment company” (“PFIC”) rules of the Code equal to the excess, if any, of the fair market value of the shares of New Hims Class A Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Hims Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has agreed to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, OAC’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, OAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, OAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, OAC’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of December 24, 2020, this would have amounted to approximately $10.16 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, OAC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, OAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, OAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, OAC’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Hims Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, OAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Hims Class A Common Stock will generally be treated as selling such shares of New Hims Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Hims Class A Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of OAC’s initial public offering, an amount equal to $201,250,000 ($10.00 per unit) of the net proceeds from OAC’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of December 24, 2020, funds in the trust account totaled approximately $204,524,663 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by July 22, 2021 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If OAC’s initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with OAC’s initial business combination or used for redemptions or purchases of the public shares, New Hims may apply the balance of the cash released to it from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Hims, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

OAC’s public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Hims to consummate the Business Combination are conditioned on, among other things, that as of the Closing, the Available Cash plus the aggregate proceeds from the PIPE Financing equaling no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

In no event will OAC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Hims Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) OAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by NYSE of our initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the fourth quarter of 2020. This date depends, among other things, on the approval of the proposals to be put to OAC shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (ii) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if OAC shareholders redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

OAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If OAC is not able to consummate the Business Combination with Hims nor able to complete another business combination by July 22, 2021, in each case, as such date may be extended pursuant to its Existing Governing Documents, OAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to OAC to fund its regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) and/or to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OAC’s remaining shareholders and OAC’s board of directors, liquidate and dissolve, subject in each case to OAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither OAC’s shareholders nor OAC’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

OAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. OAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 9.00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

OAC intends to hold the extraordinary general meeting in person. However, OAC is sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving nature of COVID-19 situation. As a result, OAC may impose additional procedures or limitations on meeting attendees. OAC plans to announce any such updates in a press release filed with the SEC and on its proxy website (https://www.cstproxy.com/oaktreeacquisitioncorp/2021), and OAC encourages you to check this website prior to the meeting if you plan to attend.

Q:	What impact will the COVID-19 pandemic have on the Business Combination?

A:

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the businesses of OAC and Hims, and there is no guarantee that efforts by OAC and Hims to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. If OAC or Hims are unable to recover from a business disruption on a timely basis, the Business Combination and New Hims’ business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of OAC and Hims may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

OAC has fixed December 4, 2020 as the record date for the extraordinary general meeting. If you were a shareholder of OAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

OAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 25,156,250 ordinary shares issued and outstanding, of which 20,125,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of OAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 12,578,126 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Q:	What are the recommendations of the OAC Board?

A:

The OAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of OAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all its shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when it is not then aware of any material nonpublic information regarding OAC or its securities, the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of OAC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents

Proposal A, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters, (iii) the Minimum Available Cash Condition is satisfied and otherwise limit the number of public shares electing to redeem and (iv) New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my OAC ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to OAC’s Chief Financial Officer at OAC’s address set forth below so that it is received by OAC’s general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on January 19, 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to OAC’s general counsel, which must be received by OAC’s general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Hims. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of OAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

OAC will pay the cost of soliciting proxies for the extraordinary general meeting. OAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. OAC has agreed to pay Morrow a fee of $22,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. OAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. OAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. OAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: OAC.info@investor.morrowsodali.com

You also may obtain additional information about OAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, OAC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Merger Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Hims & Hers,” “the Company,” “we,” “us,” “our,” and other similar terms refer to Hims and its subsidiaries prior to the Business Combination and to New Hims and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Launched in 2017, Hims & Hers has built a proprietary solution that connects consumers to licensed healthcare professionals for care across numerous specialties, including primary care, mental health, sexual health, and dermatology, among others. Since its founding, the Company has facilitated more than two million telehealth consultations, enabling greater access to high quality, convenient, and affordable care for people in all 50 states. The Company has driven over 100% compounded annual revenue growth over the last two years and has more than doubled gross margins to approximately 70%, with revenue that is over 90% recurring in nature.

The future of healthcare will be led by consumer brands that empower people and give them full control over their healthcare. A direct relationship with consumers is the most valuable component in the healthcare system. Hims & Hers has endeavored to build a business that squarely focuses on the needs of the healthcare consumer. Hims & Hers facilitates the consumer experience from start to finish, uniquely positioning the Company in the rapidly-emerging telehealth landscape to lead the industry in B2C-focused telehealth solutions.

Hims & Hers has built a customer base of loyal brand ambassadors representing the future of the healthcare system. The majority of the Company’s customers are millennials, a brand-conscious and high-value generation poised to expand its purchasing power. Hims & Hers customers embrace the Company’s convenient, digitally native, and mobile-first product, driving organic growth through word of mouth and user-generated content. This, in-turn, enhances brand awareness and lowers customer acquisition costs of an attractive cohort of customers that have limited loyalty to the traditional health system and are at the beginning of their lifetime value curve. The Hims & Hers solution is set up to serve these customers over the long-term by offering access to high-quality, evidence-based medicine paired with a customer-driven user experience. As of September 30, 2020, Hims & Hers had over 280,000 customer subscriptions.

The Market Opportunity

Since its founding, Hims & Hers has focused on changing the way patients access, interact with and consume healthcare. In the United States, healthcare spending is projected to exceed $4.0 trillion in 2020 and grow to $6.2 trillion by 2028, according to the Centers for Medicare & Medicaid Services. However, it is not always clear what the individual consumer receives in return for this massive spending. Hims & Hers believes that a new healthcare model, one that places the consumer at the center of the healthcare ecosystem, can help to improve health outcomes while reducing costs to all healthcare constituents.

Despite the vast spending on healthcare in the United States, the current system frequently fails the average consumer. According to the Centers for Medicare & Medicaid Services, per capita spend on healthcare in the United States has doubled in the last 20 years with total spending near $4 trillion; however, United States life expectancy and health indicators are falling behind those of other developed nations. The existing healthcare system is highly fragmented and inefficient, lacks transparency, and is unfriendly to the consumer. In addition, myriad issues related to insurance coverage and other cost barriers stand in the way of too many Americans getting the treatment they need and deserve.

Supported by increasing deregulation and broad societal shifts, demand for and provision of telehealth services is surging. Telehealth enables more efficient allocation and utilization of existing clinical resources that could otherwise go unused. With an aging population requiring more complex care and a younger generation that is accustomed to digital technology, telehealth offers an efficient way to leverage finite resources.

Hims & Hers approaches the challenges to the current system through two of the largest spend categories in healthcare, prescription drugs and primary care, representing $600 billion and $280 billion markets respectively, according to Deloitte and Grand View Research. Hims & Hers believes that it has the technical platform, distributed provider network, and access to clinical capabilities to lead the migration of routine office visits to a digital format. The tailored offerings and the simplicity of the Hims & Hers platform and the convenience of its websites have resulted in increased adoption of its products and services. Hims & Hers is expanding the market by eliminating cost and accessibility barriers, which previously prevented people from seeking medical care through traditional brick-and-mortar care.

Competitive Advantage

Hims & Hers believes that it has multiple competitive advantages that will enable it to continue to disrupt the current healthcare system through consumer-centric telehealth.

Brand

Hims & Hers operates without the typical dependencies on the existing healthcare system, and it seeks to empower consumers to gain greater control of their health needs. The single unified Hims & Hers brand is unique in healthcare because it is pioneering one of the first truly digitally native, mobile-first, multi-condition health platform for consumers, placing the company at the forefront of change in healthcare. Hims & Hers’ strong brand and resultant satisfaction is supported by its Net Promoter Score (“NPS”) of +65, far above the +9 NPS for the traditional health systems.

Audience

Hims & Hers’ solutions have been adopted and championed by customers who represent the future of the healthcare system, namely the millennial generation. The convenience of the Hims & Hers websites has allowed the company to eliminate access- and stigma-related barriers as evidenced by the fact that approximately 80% of Hims & Hers customers indicate they are seeking treatment for their particular condition for the first time. These customers represent a cohort that Hims & Hers believes will serve as ambassadors for the brand, building the Hims & Hers community and driving meaningful organic growth.

Scalability

Hims & Hers is a leading consumer-first telehealth company offering a digitally native, fully verticalized multi-condition health solution, empowering customers through access to a high quality, diverse, and integrated suite of care offerings. Hims & Hers powers this consumer experience from start to finish which positions it for success in the rapidly-emerging telehealth landscape. The Hims & Hers solutions can be quickly scaled, allow for transparent and affordable pricing to consumers, can be easily leveraged to serve meaningfully higher volumes, and are built to accommodate the seamless and quick addition of new products and services to the Hims & Hers solution suite. The combination of Hims & Hers’ brand, technology, and product diversification results in a virtuous flywheel that positions the company favorably against competitors.

Quality

Hims & Hers has built a solution that offers a higher quality experience for both consumers and providers. The Company’s offerings directly address consumers’ preference for telehealth. Customers can access healthcare providers on their computers or mobile devices and can have prescribed medications delivered directly. Care accessed through Hims & Hers is subject to evidence-based clinical guidelines and delivered by highly-trained healthcare providers to ensure consistency and quality. Significant quality assurance measures are implemented to maintain safety and quality, and over 11,000 visit encounters have been reviewed by a clinical quality team to monitor quality of care and provider adherence to evidence-based principles.

Team

Hims & Hers’ founder and management team bring veteran leadership with the most highly-relevant healthcare, technology, and consumer expertise, and leverage a wealth of knowledge in management roles at both public and private organizations ranging from start-ups to Fortune 500 companies. The leadership team is comprised of industry veterans who have led some of the most beloved consumer and healthcare brands. Hims & Hers believes the experience of its leadership team is critical in navigating the future landscape of the healthcare system.

Business Model

Hims & Hers offers a range of health and wellness products and services available for purchase on its websites directly by customers. The offerings generally focus on chronic conditions, where treatment typically involves use of prescription medication on a recurring basis and ongoing care from healthcare providers. Hims & Hers also offers over-the-counter drug and device products and cosmetics and supplement products, which are primarily focused on wellness, sexual health, skincare, and hair care. These curated non-prescription products include vitamin C, melatonin, biotin, collagen protein and teas in the wellness category, moisturizer, fragrances, face wash and anti-wrinkle cream in the skincare category, condoms and lubricants in the sexual health category and shampoos, conditioners, scalp scrubs and topical treatments such as minoxidil in the hair care category. The over-the-counter drug and device products and some of the cosmetics and supplement products Hims & Hers sells are “white-labeled” products, where Hims & Hers sells the manufacturer-developed product under the Hims & Hers brand name or co-branded along with the manufacturer’s brand. Several cosmetics and supplement products have been developed by Hims & Hers in partnership with the manufacturer. For these products, the manufacturer develops the formulation with input from the internal Hims & Hers Product Research & Development team. In all cases, the manufacturer is responsible for obtaining and maintaining the FDA authorization, if required, and complying with current Good Manufacturing Processes (cGMP) adopted and enforced by the FDA. Hims & Hers maintains an internal Quality program, under which it engages independent laboratories to test non-prescription products for compliance with quality standards, periodically evaluate non-prescription product suppliers for compliance with cGMP and other quality standards, and address product complaints and adverse events reported by customers.

Most of the offerings on the Hims & Hers websites are sold to customers on a subscription basis. Subscription plans provide an easy and convenient way for customers to get the ongoing treatment they need while simultaneously providing the company with predictability through a recurring revenue stream.

For subscription plans, customers select a desired cadence to receive products, which can range from every month to every two to twelve months, depending on the product. The customer is billed on a recurring basis based on the selected cadence and a specified quantity of product is shipped at each billing. Customers can cancel subscriptions in between billing periods to stop receiving additional products and can reactivate subscriptions to continue receiving additional products. Hims & Hers’ integrated technology platform allows it to serve its customers efficiently from start to finish: initially from customer discovery and purchase of offerings on its websites, to connecting customers with medical providers for telehealth consultations, to the fulfilment and delivery of customer orders, and finally through ongoing clinical management by medical providers. This technology-driven efficiency provides cost advantages that allow Hims & Hers to offer customers affordable prices and to generate robust gross margins.

Hims & Hers acquires new customers and drives brand awareness through various marketing channels, including social media, online search, television, radio, and other media channels. The Company intends to invest in growth in its current offerings and additionally in new products and services. The Hims & Hers platform is purpose-built to scale efficiently and to accommodate the seamless addition of new products and services. Hims & Hers plans to launch new subscription-based offerings which it expects will have a similar margin profile and unit economics to current offerings. As it implements its product roadmap, Hims & Hers expects to grow revenue through additional subscription-based recurring revenue offerings. The recent launches of new products and services in behavioral health, dermatology, and primary care demonstrate the scalability of the platform.

Growth Opportunities

Continue to acquire more customers

Customers serve as ambassadors for the Hims & Hers brand, further driving organic growth through word of mouth and user-generated content. The convenience of the Hims & Hers websites allows the Company to reduce stigma and access-related barriers that frequently prevent consumers from seeking medical care, expanding the Company’s market opportunity. Organic growth is enhanced by sophisticated omni-channel acquisition strategies meant to target future customers with condition specific on-ramps at profitable returns on investment. In addition, Hims & Hers’ brand positioning has afforded significant partnerships with leading talent whose promotional efforts drive meaningful awareness of the products and services Hims & Hers makes available. As its portfolio of products and services grows across categories, Hims & Hers believes that its market presence and brand recognition will expand, driving more consumers to seek out the Company for future healthcare needs.

Grow within existing customer base

Hims & Hers’ customer base represents the future of healthcare and differentiates the Company. Approximately 80% of customers to date indicate that they came to Hims & Hers to learn about and find options for their condition, and are seeking treatment for their particular conditions for the first time. In addition, the majority of Hims & Hers’ customers are millennials at the beginning of their healthcare journey and Hims & Hers intends to grow with them as their healthcare needs evolve. Hims & Hers believes this demographic will make up the majority of healthcare spend in the coming decades, and as such it has intentionally built its brand and technologies to align with the expectations of this consumer group.

Category expansion into new chronic conditions

Hims & Hers is pursuing a roadmap of rapid category expansion into new chronic and often stigmatized conditions that can be treated safely via telehealth, require ongoing and recurring customer relationships, and for which generic medication has been established as an effective means of treatment. Future chronic care opportunities that show high prevalence within Hims & Hers’ existing customer base and offer traits similar to its existing categories in terms of business model characteristics include sleep disorders, infertility, diabetes, cholesterol, and hypertension, which represent $15 billion, $15 billion, $70 billion, $21 billion, and $7 billion market opportunities, respectively. With approximately 130 million individuals in the United States currently suffering from chronic conditions, Hims & Hers sees a large market opportunity for its current and future offerings.

Additionally, Hims & Hers’ tools ideally position the Company to identify other medical issues and chronic conditions impacting customers, which allows the Company to develop tailored offerings to meet customer needs. Understanding which chronic conditions may be prevalent within its existing customer base allows Hims & Hers to expand with confidence into a myriad of new categories with high customer cross-sale opportunity and lifetime value expansion.

Leverage existing capabilities to penetrate new sales channels and further improve operations

The strength of the Hims & Hers brand affords the Company numerous opportunities to partner with and offer new solutions to help transform existing healthcare stakeholders. Hims & Hers has relationships with leading health systems including Ochsner Health and Mount Sinai Health System to provide a clinically-focused, telehealth-enabled patient care collaboration, providing customers with access to applicable in-person care within these systems to enhance their overall healthcare experience. These collaborations, which are intended to help Hims & Hers customers obtain in-person care not accessible through the Hims & Hers platform, are non-exclusive and do not involve any monetary exchange, compensation or other financial incentives between the parties.

Hims & Hers also recently opened a 300,000 square foot facility in Columbus, Ohio that will house a dedicated pharmacy, enable seamless drug delivery, and drive increased operating leverage across the platform. This pharmacy will also provide an opportunity to incorporate insurance reimbursement into Hims & Hers’ system, increasing drug coverage and allowing the Company to provide access to treatment for a broader range of conditions with enhanced treatment flexibility for customers.

Expand into new geographies

Hims & Hers’ strong brand and digital-first, cloud-based business model has driven rapid adoption in the U.S. Additionally, the Company’s model has been developed to be scalable and applicable across new markets and languages which would allow Hims & Hers to expand internationally. The global market for chronic diseases will grow to nearly $47 trillion by 2030, per a study by the World Economic Forum, and Hims & Hers believes the consumer-focused services it provides are applicable to a range of geographies across the world.

Affiliated Medical Groups, Providers and Partner Pharmacies

Affiliated Medical Groups

Due to the prohibition on the corporate practice of medicine adopted by a majority of states in the U.S., Hims & Hers has contractual arrangements with the Affiliated Medical Groups to enable their provision of clinical services to Hims & Hers’ customers. The Affiliated Medical Groups are separate professional entities owned solely by licensed physicians. Hims & Hers is prohibited from owning a professional entity such as the Affiliated Medical Groups under the rules prohibiting the corporate practice of medicine. However, the Affiliated Medical Groups were incorporated and established with Hims & Hers’ assistance for the specific purpose of providing clinical services to patients through the Hims & Hers platform and have no other operations or activities outside of the provision of services through the Hims & Hers platform.

The Affiliated Medical Groups contract with or employ physicians, nurse practitioners, and physician assistants to provide telehealth consultations and related services on the Hims & Hers platform. Hims & Hers enters into certain contractual agreements with the Affiliated Medical Groups and their physician owners, including administrative services agreements and continuity agreements, under which Hims & Hers serves as an administrative services manager for the Affiliated Medical Groups for the non-clinical aspects of their operations and receives a fixed administrative fee from each Affiliated Medical Group for these services. The administrative services and support Hims & Hers provides include IT products and support, including the Hims & Hers platform and electronic medical record system, billing and collection services, non-clinical personnel, customer service support, administrative support for provider credentialing and quality assurance, and other non-clinical items and services, including access to a line of credit Hims & Hers makes available to the Affiliated Medical Groups as necessary to support their operations. The Affiliated Medical Groups retain sole control of clinical decision-making and the practice of medicine and pay the providers on an hourly basis for clinical services provided through the platform. Hims & Hers is the exclusive administrative services provider for the Affiliated Medical Groups, and the Affiliated Medical Groups provide services to patients exclusively through the platform. Hims & Hers’ arrangements with the Affiliated Medical Groups generally have initial 10 year terms with renewal options. The arrangements between Hims & Hers and the Affiliated Medical Groups are reviewed and updated periodically to address changing regulatory or market conditions. Hims & Hers consolidates all of the financial results of the Affiliated Medical Groups with its own based upon its determination that the Affiliated Medical Groups are variable interest entities and that Hims & Hers is the primary beneficiary of the Affiliated Medical Groups for accounting purposes.

Partner Pharmacies

Hims & Hers has entered into contractual arrangements with two licensed pharmacies, PostMeds, Inc. (dba TruePill) and EHT Pharmacy, LLC (dba Curexa Pharmacy) for fulfillment and distribution of certain prescription and non-prescription products available through its platform. Hims & Hers is not bound by any exclusivity or minimum order requirements with respect to its use of either pharmacy, and has the ability to utilize other pharmacies at its discretion. The contractual arrangements with the pharmacies are typically for one year terms with automatic renewals, subject to standard termination rights of the parties. The pharmacies’ rates are fixed in the contractual arrangements and changes require the mutual agreement of the parties.

Regulatory Environment

As a consumer-driven healthcare organization delivering comprehensive telehealth technologies and services, in addition to the typical legal and regulatory considerations faced by a technology-based company, Hims & Hers is required to comply with complex healthcare laws and regulations at both the state and federal level. Hims & Hers’s business and its operations are subject to extensive regulation, including with respect to the practice of medicine, the use of telehealth, relationships with healthcare providers, and privacy and security of personal health information.

Government regulation of healthcare

Generally speaking, the healthcare industry is one of the most highly regulated industries in the United States. Healthcare businesses are subject to a broad array of governmental regulation at the federal, state and local levels. While portions of Hims & Hers’ business are subject to significant regulations, some of the more well-known healthcare regulations do not apply to the Company because of the way its current operations are structured. Hims & Hers currently accepts payments only from its customers—not any third-party payors, such as government healthcare programs or health insurers. Because of this approach, Hims & Hers is not subject to many of the laws and regulations that impact other participants in healthcare industry.

Irrespective of Hims & Hers’ business model, the healthcare industry is subject to changing political, economic and regulatory influences that may affect healthcare companies like Hims & Hers. During the past several years, the healthcare industry has been subject to an increase in governmental regulation and subject to potential disruption due to legislative initiatives and government regulation, as well as judicial interpretations thereof. While these regulations may not directly impact Hims & Hers or its offerings in any given case, they will affect the healthcare industry as a whole and may impact customer use of the Company’s solutions. If the government asserts broader regulatory control over companies like Hims & Hers or if Hims & Hers determines that it will accept payment from and/or participate in third party payor programs, the complexity of the Company’s operations and its compliance obligations will materially increase.

Government regulation of the practice of medicine and telehealth

The practice of medicine is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the qualifications of the provider, the practice of medicine (including specific requirements when providing health care utilizing telehealth technologies and the provision of remote care), the continuity and adequacy of medical care, the maintenance of medical records, the supervision of personnel, and the prerequisites for the prescription of medication and ordering of tests. Because the practice of telehealth is relatively new and rapidly developing, regulation of telehealth is evolving and the application, interpretation and enforcement of these laws, regulations and standards can be uncertain or uneven. As a result, Hims & Hers must continually monitor legislative, regulatory and judicial developments regarding the practice of medicine and telehealth in order to support the Affiliated Medical Groups.

Physicians and midlevel providers (e.g., physician assistants, nurse practitioners) who provide professional medical services via telehealth must, in most instances, hold a valid license to practice medicine in the state in which the patient is located. Hims & Hers has established systems to assist the Affiliated Medical Groups in ensuring that its providers are appropriately licensed under applicable state law and that their provision of telehealth to Hims & Hers customers occurs in each instance in compliance with applicable rules governing telehealth.

In response to the COVID-19 pandemic, some state and federal regulatory authorities lowered certain barriers to the practice of telehealth in order to make remote healthcare services more accessible. Due to the Hims & Hers business model, these changes did not dramatically change the Company’s operations, but these changes did introduce many people to the practice of telehealth. It is unclear whether these changes will have a long-term impact on the adoption of telehealth services by the general public or legislative and regulatory authorities.

Corporate practice of medicine laws in the U.S.; Fee splitting

In certain jurisdictions, the corporate practice of medicine doctrine generally prohibits non-physicians from practicing medicine, including by employing physicians to provide clinical services, directing the clinical practice of physicians, or holding an ownership interest in an entity that employs physicians. Other practices, such as professionals splitting their professional fees with non-professional persons or entities, is also prohibited in some jurisdictions. These laws are intended to prevent unlicensed persons from interfering with or unduly influencing a physician’s professional judgment. State laws and enforcement activities related to the corporate practice of medicine and fee-splitting vary dramatically. In some states, even activities not directly related to the delivery of clinical services may be considered an element of the practice of medicine. For example, in some states the corporate practice of medicine restrictions may be implicated by non-clinical activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel.

Because of the restrictions on the corporate practice of medicine doctrine and fee-splitting in various jurisdictions, Hims & Hers does not employ the healthcare providers who provide clinical services on the Hims & Hers platform. Instead, the Affiliated Medical Groups provide services on the platform and Hims & Hers contracts with but does not own the Affiliated Medical Groups. The Affiliated Medical Groups and their providers maintain exclusive authority regarding the provision of healthcare services (including consults that may lead to the writing of prescriptions) and remain responsible for retaining and compensating their physicians and midlevel providers, credentialing decisions regarding their providers, maintaining professional standards, maintaining clinical documentation within medical records, establishing their own fee schedule, and submitting accurate information to Hims & Hers so that it can bill customers. Despite Hims & Hers’ care in structuring arrangements with the Affiliated Medical Groups, it is possible that a regulatory authority or another party, including providers affiliated with Affiliated Medical Groups, could assert that Hims & Hers (or other organizations with similar business models) is engaged in the corporate practice of medicine or that the contractual arrangements with Affiliated Medical Groups violate a state’s fee-splitting prohibition. Failure to comply with these state laws could lead to materially adverse consequences.

U.S. Federal and State fraud and abuse laws

Participants in the United States healthcare industry are subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues. For example, the federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program. The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. The penalties for violating these laws can be severe, including criminal and civil penalties, imprisonment, and possible exclusion from the federal health care programs.

Given Hims & Hers’ current operations and the current state of this federal law, the Anti-Kickback Statute, federal False Claim Act and other laws that are tied to federal health care program or commercial insurer reimbursement should not apply to Hims & Hers’ business. If the scope of these laws is extended to include a broader spectrum of activities or if Hims & Hers changes it business model to accept payments from third party payors such as a government program, it could become subject to these laws and need to modify its business model.

FDA regulation

The products available through the Hims & Hers platform are regulated by the US Food and Drug Administration (“the FDA”) and are subject to the limitations placed by the FDA on the approved uses in the product prescribing information. The FDA regulates product promotion and noncompliance with the FDA’s regulations can result in the FDA requesting that Hims & Hers modify product promotion or subjecting it to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Other federal, state or foreign enforcement authorities monitor product promotion and have the authority to levy significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement, if violations of applicable law or regulations occur.

U.S. State and Federal Health Information Privacy and Security Laws

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of health information. Hims & Hers believes that, because of its operating processes, it is not a covered entity or a business associate under the Health Insurance Portability and Accountability Act and the implementing regulations (“HIPAA”), which establishes a set of national privacy and security standards for the protection of protected health information by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Notwithstanding that Hims & Hers does not believe that it meets the definition of a covered entity or business associate under HIPAA, it has executed business associate agreements with certain other parties and has assumed obligations that are based upon HIPAA-related requirements. Because Hims & Hers needs to use and disclose customers’ health and personal information in order to provide its services, it has developed and maintains policies and procedures to protect that information, including administrative, physical and technical safeguards.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of health information and other types of personal information. These laws and regulations can be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and Hims & Hers expects new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.

The Parties to the Business Combination

OAC

OAC is a blank check company incorporated on April 9, 2019 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. OAC has neither engaged in any operations nor generated any revenue to date. Based on OAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On July 22, 2019, OAC consummated an initial public offering of 20,125,000 units at an offering price of $10.00 per unit, and a private placement with Sponsor of 4,016,667 private placement warrants at an offering price of $1.50 per private placement warrant. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant.

Following the closing of OAC’s initial public offering, an amount equal to $201,250,000 of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of December 24, 2020, funds in the trust account totaled approximately $204,524,663 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of OAC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if OAC does not complete a business combination by July 22, 2021, or (iii) the redemption of all of the public shares if OAC is unable to complete a business combination by July 22, 2021 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

OAC’s units, public shares and public warrants are currently listed on NYSE under the symbols “OAC.U,” “OAC” and “OAC WS,” respectively.

OAC’s principal executive office is located at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, and its telephone number is (213) 830-6300. OAC’s corporate website address is https://www.oaktreeacquisitioncorp.com/. OAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Hims

Hims is a Delaware corporation.

Hims’ principal executive office is located at 2269 Chestnut Street, #523, San Francisco, California 94123, and its telephone number is (415) 851-0195. Hims’ corporate website address is https://www.forhims.com/. The information on, or that can be accessed through, Hims’ website is not part of this proxy statement/ prospectus. The website address is included as an inactive textual reference only.

OAC Merger Sub

OAC Merger Sub is a Delaware corporation and wholly-owned subsidiary of OAC formed for the purpose of effecting the Business Combination. OAC Merger Sub owns no material assets and does not operate any business.

OAC Merger Sub’s principal executive office is located at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, and its telephone number is (213) 830-6300.

Proposals to be Put to the Shareholders of OAC at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of OAC and certain transactions contemplated by the Merger Agreement. Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals that are not Required Governing Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, OAC is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, on the date of Closing, promptly following the Hims Recapitalization and the consummation of the Domestication, OAC Merger Sub will merge with and into Hims, with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of OAC. In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing, and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period. In addition, in connection with the Domestication, New Hims will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual class structure, as described in the section of this proxy statement/prospectus titled “Description of New Hims Securities.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The OAC Board’s Reasons for the Business Combination,” the OAC Board concluded that the

Business Combination met all of the requirements disclosed in the prospectus for OAC’s initial public offering, including that the businesses of Hims had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Consideration to Hims Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares, and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards, and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing, and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50, and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period.

For further details, see “Business Combination Proposal—Business Combination Consideration.”

In addition, in connection with the Domestication, New Hims will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual class structure, as described in the section of this proxy statement/prospectus titled “Description of New Hims Securities.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (iii) OAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing; (iv) the Minimum Available Cash Condition; (v) the approval by NYSE of our initial listing application in connection with the Business Combination; and (vi) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, OAC will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of OAC has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of OAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while OAC is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon Domestication, New Hims will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law, as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal, the Governing Documents Proposal A, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal” and “Governing Documents Proposals.”

Governing Documents Proposals

OAC will ask its shareholders to approve by special resolution six (6) separate Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The OAC Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Hims after the Business Combination. Approval of each of the Governing Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

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Governing Documents Proposal A—to authorize the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock.

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Governing Documents Proposal B—to authorize the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL.

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Governing Documents Proposal C—to authorize the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims.

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Governing Documents Proposal D—to amend and restate the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by OAC and Hims, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the OAC Board believes is necessary to adequately address the needs of New Hims after the Business Combination.

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Governing Documents Proposal E—to authorize the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock.

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Governing Documents Proposal F—to approve the amendment of the Existing Governing Documents so as to declassify the New Hims Board for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Governing Documents of New Hims, attached hereto as Annexes C and D.

NYSE Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal. Our units, public shares, and public warrants are listed on NYSE and, as such, we are seeking shareholder approval for issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03.

For additional information, see “NYSE Proposal.”

Incentive Equity Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Equity Plan Proposal. A total of 21,000,000 shares of New Hims Class A Common Stock will be reserved for issuance under the Incentive Equity Plan. The Incentive Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 5.0% of the outstanding number of shares of New Hims Class A Common Stock and New Hims Class V Common Stock on the last day of the immediately preceding fiscal year, or such lesser amount as determined by the New Hims Board or compensation committee thereof. For additional information, see “Incentive Equity Plan Proposal.” The full text of the Incentive Equity Plan is attached hereto as Annex J.

Equity Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total of 4,000,000 shares of New Hims Class A Common Stock will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Hims Class A Common Stock that could potentially be issued under the ESPP at Closing is $40,000,000. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, by the the lesser of (i) 1.0% of the outstanding number of shares of New Hims Class A Common Stock and New Hims Class V Common Stock on the last day of the immediately preceding fiscal year, (ii) 12,000,000 shares of New Hims Class A Common Stock or (iii) an amount determined by the New Hims Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex K.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize OAC to consummate the Business Combination, the OAC Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The OAC Board’s Reasons for the Business Combination

OAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The OAC Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the OAC Board and management to identify, acquire, and operate one or more businesses. The members of the OAC Board and management have extensive transactional experience, particularly in the industrial and consumer sectors.

In particular, the OAC Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

A.	the strength of the Hims brand;

B.	Hims’ expertise in building direct and deep relationships with the millennial audience;

C.	Hims’ proprietary and vertically-integrated telehealth platform;

D.	the scalability of the Hims platform;

E.	higher quality experience for both consumers and providers that the Hims platform is offering;

F.	the Hims management team, which will remain in place after the Business Combination;

G.	the attractiveness of the Hims strategic plan given the availability of a multitude of growth levers;

H.	the financial condition of Hims;

I.	the terms of the Merger Agreement and the related agreements;

J.	the results of its review of several alternative transactions;

K.	the continued ownership by the Hims equityholders;

L.	the results of the due diligence investigation conducted by OAC’s management; and

M.	Hims’ attractive valuation.

The OAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

A.	the possibility that the Business Combination may not be completed;

B.

risks associated with the successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all;

C.	risks linked to the post-business combination corporate governance;

D.	the limited review undertaking by the OAC Board;

E.	risks related to the no survival of remedies for breach of representations, warranties or covenants of Hims; and

F.	the interests of OAC’s directors and executive officers.

In addition to considering the factors described above, the OAC Board also considered that certain of the officers and directors of OAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of OAC’s shareholders. OAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the OAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The OAC Board concluded that the potential benefits that it expected OAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the OAC Board determined that the Merger Agreement, the Business Combination and the Merger, were in the best interests of, OAC and its shareholders.

For more information about the OAC Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the OAC Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

PIPE Financing

OAC entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and OAC has agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of New Hims Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000. The shares of New Hims Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. OAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Sponsor Registration Rights Agreement

At the Closing, OAC and the Sponsor will enter into a Registration Rights Agreement (the “Sponsor Registration Rights Agreement”), which will terminate and replace the existing registration and shareholder rights agreement between OAC and the Sponsor, dated July 22, 2019 (the “OAC Registration and Shareholder Rights Agreement”), and pursuant to which, among other things, the Sponsor will be granted certain customary registration rights with respect to its shares of New Hims Class A Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Registration Rights Agreement.”

Amended and Restated Investors’ Rights Agreement

Pursuant to the Merger Agreement, OAC and certain Hims Stockholders entered into an Amended and Restated Investors’ Rights Agreement (the “Amended and Restated Investors’ Rights Agreement”) contingent upon and to be effective immediately prior to the Closing pursuant to which, among other things, such Hims Stockholders (i) have agreed not to effect any sale or distribution of equity securities of New Hims issued to such stockholders pursuant to the Merger Agreement during the lock-up period described therein and (ii) will be granted certain customary registration rights with respect to their shares of New Hims Class A Common Stock.

In particular, the Amended and Restated Investors’ Rights Agreement provides such Hims Stockholders with the following rights and obligations:

•

Shelf registration rights. Certain holders of New Hims Class A Common Stock will be entitled to include such shares in the Resale Shelf Registration Statement to be filed by New Hims no later than forty five (45) days following the Closing Date, subject to the terms described above in “Sponsor Registration Rights Agreement — Shelf Registration Rights.”

•

Piggyback registration rights. At any time after the Closing Date, if New Hims proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, parties to the Amended and Restated Investors’ Rights Agreement are entitled to include their registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Hims and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Investors’ Rights Agreement contains customary cross-indemnification provisions, under which New Hims is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Hims, and holders of registrable securities are obligated to indemnify New Hims for material misstatements or omissions attributable to them.

•

Termination of Registration Rights. A party to the Amended and Restated Investors’ Rights Agreement is no longer entitled to exercise registration rights under that agreement (i) at a time that is more than five years after the Closing Date, (ii) as to a particular party, such earlier time at which such party (a) can sell all of its securities in compliance with Rule 144(b)(1)(i) or (b) holds one percent (1%) or less of New Hims’ outstanding capital stock and all registrable securities held by such party can be sold under Rule 144 without restriction during any three month period.

•

Lock-up. Each party to the Amended and Restated Investor Rights Agreement agreed that it will not, without the prior written consent of New Hims, during the period commencing on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of New Hims Class A Common Stock or any securities convertible into or exercisable or exchangeable for New Hims Class A Common Stock issued or issuable to such party pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares. Notwithstanding the foregoing, if, at any time beginning 90 days after the Closing Date (the “Earliest Release Date”), the closing price of the New Hims Class A Common Stock equals or exceeds 133% of the closing price per share of New Hims Class A Common Stock on the Closing Date (as adjusted for stock splits, reverse splits, recapitalizations, reorganizations, and any similar transaction) for any 10 trading days within any 20 trading day period (with the calculation including the 20 trading day period immediately prior to the Earliest Release Date), then 25% of each party’s Lock-Up Shares (which, for purposes of holders of options, shall only include options that have vested as of such date) will be automatically released from the lock-up restrictions as of the last day of such 20 trading day period. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, and transfers upon death or by will.

Hims Stockholder Support Agreements

Pursuant to the Merger Agreement, certain Hims Stockholders each entered into a Support Agreement (collectively, the “Hims Stockholder Support Agreements”) with OAC, pursuant to which such Hims Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby, and (ii) be bound by certain other covenants and agreements related to the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Support Agreements.”

Sponsor Agreement

Pursuant to the Merger Agreement, OAC, the Sponsor and Hims entered into a Sponsor Agreement (the “Sponsor Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Condition Precedent Proposals, (ii) not effect any sale or distribution of equity securities of New Hims during the lock-up period described therein, and (iii) surrender and forfeit 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants for no consideration and as a contribution to the capital of OAC to be effectuated in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Ownership of New Hims

As of the date of this proxy statement/prospectus, there are 25,156,250 ordinary shares issued and outstanding, which includes an aggregate of 5,031,250 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,725,000 warrants, comprised of 4,016,667 private placement warrants held by Sponsor and 6,708,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Hims Class A Common Stock. Pursuant to the Sponsor Agreement, the Sponsor will surrender and forfeit 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants of OAC for no consideration. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of OAC’s outstanding public shares are redeemed in connection with the Business Combination), OAC’s fully-diluted share capital would be 35,881,250 ordinary shares.

The following table illustrates varying estimated ownership levels in New Hims Class A Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 145,464,420 shares of New Hims Class A Common Stock are issued to the holders of shares of capital stock of Hims at the Closing; (ii) all shares of New Hims Class V Common Stock that will be held by Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, immediately following Closing have been converted into New Hims Class A Common Stock on a one-for-one basis; (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption; (iv) 7,500,000 shares of New Hims Class A Common Stock will be issued in the PIPE Financing; (v) no public warrants or private placement warrants to purchase New Hims Class A Common Stock that will be outstanding immediately following the Closing have been exercised; (vi) no vested or unvested options to acquire New Hims Class A Common Stock that will be held by Hims Equityholders immediately following Closing have been exercised; (vii) no restricted stock unit awards that will be held by Hims Equityholders immediately following the Closing have been settled; and (viii) no Earn Out Shares (or equivalent equity awards in respect thereof) that will be held by Hims Equityholders immediately following the Closing will have vested. If the actual facts are different than these assumptions, the ownership percentages in New Hims will be different.

	Share Ownership in New Hims
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
OAC public shareholders	11.4%	7.3%
Sponsor(2)	2.1%	2.2%
PIPE Investors	4.2%	4.4%
Hims Stockholders(3),(4),(5)	82.3%	86.1%

(1)

Assumes that 7,822,956 of OAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

(2)

Includes 3,773,437 Class B ordinary shares held by the Sponsor originally acquired prior to or in connection with OAC’s initial public offering and reflects the forfeiture of 25.0% of the Class B ordinary shares pursuant to the Sponsor Agreement.

(3)

Includes shares of New Hims Class V Common Stock to be issued to Mr. Dudum, including his affiliates and permitted transferees. Pursuant to the terms of the Merger Agreement, Mr. Dudum is expected to hold, directly or indirectly, shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock representing approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis.

(4)

Excludes options to acquire New Hims Class A Common Stock, awards of restricted stock units with respect to shares of New Hims Class A Common Stock, and the 16 million Earn Out Shares (or equivalent equity awards in respect thereof). Inclusion of all such securities would dilute the ownership of all stockholders of New Hims.

(5)

Excludes 720,838 shares of New Hims Common Stock otherwise issuable upon consummation of the Business Combination which are expected to be settled upon consummation of the Business Combination to satisfy amounts due under certain Hims promissory notes.

For further details, see “Business Combination Proposal—Consideration to Hims Equityholders in the Business Combination.”

Date, Time, and Place of Extraordinary General Meeting of OAC’s Shareholders

The extraordinary general meeting of OAC, will be held at 9:00 a.m., Eastern Time, on January 19, 2021, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

OAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on December 4, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 25,156,250 ordinary shares issued and outstanding, of which 20,125,000 were issued and outstanding public shares.

Quorum and Vote of OAC Shareholders

A quorum of OAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 12,578,126 ordinary shares would be required to achieve a quorum.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. As a result, in addition to the ordinary shares owned by the Sponsor, (i) for proposals requiring at least a majority of the votes cast by the holders of the issued ordinary shares, we would need 7,546,876, or 37.5% (assuming all outstanding ordinary shares are voted), or 1,257,813, or 6.25% (assuming only the minimum number of ordinary shares shares representing a quorum are voted), of the 20,125,000 issued and outstanding public shares (assuming all outstanding ordinary shares shares are voted), in order to approve each respective proposal, and (ii) for proposals requiring at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares, we would need 11,739,584, or 58.3% (assuming all outstanding ordinary shares are voted), or 3,354,168, or 16.6% (assuming only the minimum number of ordinary shares shares representing a quorum are voted), of the 20,125,000 issued and outstanding public shares (assuming all outstanding ordinary shares shares are voted), in order to approve each respective proposal. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: The separate approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

NYSE Proposal: The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)	Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of OAC that New Hims redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, OAC’s transfer agent, in which you (a) request that New Hims redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, OAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, OAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, OAC’s transfer agent, New Hims will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 24, 2020, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Hims Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of OAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither OAC shareholders nor OAC warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. OAC has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of OAC—Revoking Your Proxy.”

Interests of OAC Directors and Executive Officers in the Business Combination

When you consider the recommendation of the OAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including OAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of OAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,031,250 Class B ordinary shares it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $6,025,000 for its private placement warrants, and the Class A ordinary shares and private placement warrants underlying those units would be worthless if a business combination is not consummated by July 22, 2021 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and OAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if OAC fails to complete an initial business combination by July 22, 2021;

•	the fact that the Sponsor Registration Rights Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which our Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up subsequent to our initial business combination upon the closing price of

New Hims Class A Common Stock equaling or exceeding $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing;

•	the continued indemnification of OAC’s directors and officers and the continuation of OAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and OAC’s officers and directors will lose their entire investment in OAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 22, 2021; and

•

the fact that if the trust account is liquidated, including in the event OAC is unable to complete an initial business combination by July 22, 2021, the Sponsor has agreed to indemnify OAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which OAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to OAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding OAC or its securities, the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) the Minimum Available Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of OAC

The OAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of OAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of September 30, 2020, and (i) assuming that none of OAC’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming 7,822,956 Class A ordinary shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$204,481	Merger Consideration to Hims Equityholders(3)	$1,622,620
Merger Consideration to Hims Equityholders(3)	$1,622,620	Transaction Fees and Expenses(4)	$23,324
PIPE Financing	$75,000	Remaining Cash to Balance Sheet	$256,157

Total Sources	$1,902,101	Total Uses	$1,902,101

(1)	Totals might be affected by rounding.
(2)	As of September 30, 2020.
(3)

Shares issued to Hims Stockholders are at a deemed value of $10.00 per share. Assumes (i) 145,464,420 shares are issued to the Hims Stockholders, (ii) that shares of New Hims Class V Common Stock are converted into New Hims Class A Common Stock on a one-to-one basis and (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption. The aggregate merger consideration also includes the value of shares issuable to Hims Equityholders in respect of outstanding warrants, options and restricted stock units.

(4)

Excludes up to $10.0 million of bonuses that may be paid at the discretion of the New Hims Board or a committee thereof to New Hims employees and members of management after the consummation of the Business Combination. Up to 50% of the $10.0 million bonus pool may be allocated in the form of New Hims Class A Common Stock, or other equity awards exercisable or settleable for New Hims Class A Common Stock. Since the bonus is discretionary and the final terms, structure, and timing have not yet been determined, the maximum aggregate bonus amount of $10.0 million has been excluded from transaction fees and expenses. Certain transaction fees and expenses payable in shares of New Hims Class A Common Stock have also been excluded.

Maximum Redemption

Source of Funds(1) (in thousands)		Uses(1) (in thousands)
Existing Cash held in trust account(2)	$204,481	Merger Consideration to Hims Equityholders(3)	$1,622,620
Merger Consideration to Hims Equityholders(3)	$1,622,620	Transaction Fees and Expenses(4)	$23,324
		OAC public shareholder redemptions	$79,481
PIPE Financing	$75,000	Remaining Cash to Balance Sheet	$176,676

Total Sources	$1,902,101	Total Uses	$1,902,101

(1)	Totals might be affected by rounding.
(2)	As of September 30, 2020.
(3)

Shares issued to Hims Stockholders are at a deemed value of $10.00 per share. Assumes (i) 145,464,420 shares are issued to the Hims Stockholders, (ii) that shares of New Hims Class V Common Stock are converted into New Hims Class A Common Stock on a one-to-one basis and (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption. The aggregate merger consideration also includes the value of shares issuable to Hims Equityholders in respect of outstanding warrants, options and restricted stock units.

(4)

Excludes up to $10.0 million of bonuses that may be paid at the discretion of the New Hims Board or a committee thereof to New Hims employees and members of management after the consummation of the Business Combination. Up to 50% of the $10.0 million bonus pool may be allocated in the form of New Hims Class A Common Stock, or other equity awards exercisable or settleable for New Hims Class A Common Stock. Since the bonus is discretionary and the final terms, structure, and timing have not yet been determined, the maximum aggregate bonus amount of $10.0 million has been excluded from transaction fees and expenses. Certain transaction fees and expenses payable in shares of New Hims Class A Common Stock have also been excluded.

U.S. Federal Income Tax Considerations

As discussed more fully under “U.S. Federal Income Tax Considerations” the Domestication generally should constitute a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code. However, due to the

absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as OAC, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of OAC’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock will generally recognize gain (but not loss) on the exchange of public shares for shares of New Hims Class A Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (participation exemption).

OAC does not expect to have significant cumulative earnings and profits through the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Hims Class A Common Stock pursuant to the Domestication under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the shares of New Hims Class A Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Hims Class A Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of OAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Hims immediately following the Domestication will be the same as those of OAC immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, OAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Mr. Dudum comprising a majority of the voting power of the combined company, Hims’ operations prior to the acquisition comprising the only ongoing operations of New Hims, Hims’ senior management comprising a majority of the senior management of New Hims, and Hims’ directors comprising all of the board of directors of New Hims. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Hims with the Business Combination being treated as the equivalent of Hims issuing stock for the net assets of OAC, accompanied by a recapitalization. The net assets of OAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The OAC portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. OAC and Hims filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten (10) business days following the date of the Merger Agreement.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Hims’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. OAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, OAC cannot assure you as to its result.

None of OAC and Hims are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

OAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. OAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, OAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of OAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Hims will qualify as an “emerging growth company.” New Hims will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of OAC’s initial public offering, (b) in which New Hims has total annual gross revenue of at least $1.07 billion, or (c) in which New Hims is deemed to be a large accelerated filer, which means the market value of the common equity of New Hims that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Hims has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, OAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Hims will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the common equity of New Hims held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors

In evaluating the proposals to be presented at the OAC extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Such risks include, but are not limited to:

•	Hims’ limited operating history and evolving business make it difficult to evaluate Hims’ current business and future prospects and increases the risk of your investment.

•

Hims’ quarterly results of operations, as well as Hims’ key metrics, may fluctuate on a quarterly and annual basis, which may result in Hims failing to meet the expectations of industry and securities analysts or our investors.

•

If Hims is unable to expand the scope of its offerings, including the number and type of products and services that Hims offers, the number and quality of healthcare providers serving Hims’ customers and the number and types of conditions capable of being treated through its platform, its business, financial condition and results of operations may be materially and adversely affected.

•

If Hims is unable to successfully market to new customers and retain existing customers, or if evolving privacy, healthcare or other laws prevent or limit Hims’ marketing activities, Hims’ business, financial condition, and results of operations could be harmed.

•

Hims operates in highly competitive markets and faces competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, Hims may not be able to compete effectively.

•	Hims’ brand is integral to its success. If Hims fails to effectively maintain, promote, and enhance Hims’ brand in a cost-effective manner, Hims’ business and competitive advantage may be harmed.

•	If Hims is unable to attract and retain high quality healthcare providers for Hims’ customers, Hims’ business, financial condition and results of operations may be materially and adversely affected.

•

The COVID-19 pandemic has increased interest in and customer use of telehealth solutions, including Hims’ platform, and Hims cannot guarantee that this increased interest will continue after the pandemic.

•	Hims’ pharmacy business will subject it to regulations in addition to those Hims faces with its core telehealth business.

•	Government regulation of healthcare creates risks and challenges with respect to Hims’ compliance efforts and its business strategies.

•

If Hims fails to comply with applicable healthcare and other governmental regulations, it could face substantial penalties, its business, financial condition and results of operations could be adversely affected, and Hims may be required to restructure its operations.

•	Evolving government regulations and enforcement activities may require increased costs or adversely affect Hims’ results of operations.

•

Security breaches, loss of data and other disruptions could compromise sensitive information related to Hims’ business or customers, or prevent Hims from accessing critical information and expose it to liability, which could adversely affect Hims’ business and its reputation.

•	Hims may be subject to legal proceedings and litigation, including intellectual property disputes, which are costly to defend and could materially harm Hims’ business and results of operations.

•	Hims may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

•	The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

•

The dual class structure of New Hims’ common stock will have the effect of concentrating voting power with the New Hims’ Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•	The NYSE may not list New Hims’ securities on its exchange, which could limit investors’ ability to make transactions in New Hims’ securities and subject New Hims to additional trading restrictions.

•

If third parties bring claims against OAC, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

•	The Domestication may result in adverse tax consequences for holders of public shares.

•

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

•	If OAC does not consummate an initial business combination by July 22, 2021, the OAC public shareholders may be forced to wait until after July 22, 2021 before redemption from the trust account.

•	Risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF OAC

OAC is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. OAC’s condensed balance sheet data as of December 31, 2019 and the statement of operations data and cash flow data for the period from April 9, 2019 through December 31, 2019 are derived from OAC’s audited financial statements included elsewhere in this proxy statement/prospectus. OAC’s balance sheet data as of September 30, 2020 and the statement of operations data and cash flow data for the nine months ended September 30, 2020 are derived from OAC’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with OAC’s consolidated financial statements and related notes and “OAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. OAC’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Nine Months Ended September 30, 2020 (unaudited)	Period from April 9, 2019 (inception) through December 31, 2019 (audited)
Statement of Operations Data:
General and administrative costs	$2,708,421	$710,080
Loss from operations	(2,708,421)	(710,080)
Interest earned on marketable securities held in Trust Account	1,698,895	1,857,342

Net loss	$1,009,526	$1,147,262

Weighted average shares outstanding of Class A ordinary shares	20,125,000	20,125,000

Basic and diluted net income per share, Class A ordinary shares	$0.08	$0.08

Weighted average shares outstanding of Class B ordinary shares	5,031,250	5,031,250

Basic and diluted net loss per share, Class B ordinary shares	$(0.54)	$(0.08)

	September 30, 2020 (unaudited)	December 31, 2019 (audited)
Condensed Balance Sheet Data (At Period End):
Working capital	$(1,704,974)	$678,447
Total assets	$205,813,988	$204,765,183
Total liabilities	$10,231,475	$8,173,144
Class A ordinary shares (including 19,058,251 and 19,159,203 subject to possible redemption as of September 30, 2020 and December 31, 2019, respectively)	$107	$97
Class B ordinary shares	$503	$503
Total shareholders’ equity	$5,000,003	$5,000,009

	For the Nine Months Ended September 30, 2020 (unaudited)	Period from April 9, 2019 (inception) through December 31, 2019 (audited)
Cash Flow Data:
Net cash used in operating activities	$(577,740)	$(241,682)
Net cash (provided by/used in) investing activities	$325,000	$(201,250,000)
Net cash provided by financing activities	$—	$203,002,023

SELECTED HISTORICAL FINANCIAL INFORMATION OF HIMS

You should read the following selected historical financial data of Hims together with Hims’ audited consolidated financial statements and the related notes and Hims’ unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and the information in the section entitled “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Hims has derived the consolidated statements of operations data for the years ended December 31, 2018 and December 31, 2019, and the balance sheet data as of December 31, 2018 and 2019, from Hims’ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations data for the nine months ended September 30, 2019 and 2020, and the consolidated balance sheet data as of September 30, 2020, have been derived from Hims’ unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on the same basis as Hims’ audited consolidated financial statements. In the opinion of Hims’ management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information contained in those statements. Hims’ historical results are not necessarily indicative of the results that may be expected in the future, and Hims’ results from any interim period are not necessarily indicative of the results that may be expected for any full-year or future period.

The following tables set forth Hims’ historical financial information as of, and for the periods ended on, the dates indicated.

	For the Nine Months Ended September 30, 2020 (unaudited)	For the Nine Months Ended September 30, 2019 (unaudited)	For the Year Ended December 31, 2019 (audited)	For the Year Ended December 31, 2018 (audited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$107,291	$57,789	$82,558	$26,679
Cost of Revenue	29,733	28,315	37,953	18,876

Gross Profit	77,558	29,474	44,605	7,803
Operating Expenses
Marketing	39,675	49,983	63,156	55,570
Selling and General Administrative	48,401	40,371	55,863	28,002

Total Operating Expenses	88,076	90,354	119,019	83,572

Loss from operations	(10,518)	(60,880)	(74,414)	(75,769)
Other income (expense):
Interest Expense	(10)	(336)	(369)	(154)
Other income (expense), net	(2,254)	1,575	2,809	717

Loss before provision for income taxes	(12,782)	(59,641)	(71,974)	(75,206)
Provision for income taxes	(103)	(67)	(90)	(37)

Net Loss	(12,885)	(59,708)	(72,064)	(75,243)
Other comprehensive (loss) income	(12)	(1)	4	(2)

Total comprehensive (loss)	$(12,897)	$(59,709)	$(72,060)	$(75,245)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.17)	$(0.78)	$(0.94)	$(1.12)

Weighted average shares outstanding:
Basic and diluted	78,029,821	76,720,733	76,545,970	67,292,586

	As of September 30, 2020 (unaudited)	As of December 31, 2019 (audited)	As of December 31, 2018 (audited)
	(in thousands, except share and per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$36,400	$22,647	$41,500
Short-term investments	59,146	37,721	—
Total assets	119,187	72,070	47,525

Total liabilities	17,360	20,622	24,731

Convertible preferred stock	245,168	186,741	94,151
Accumulated deficit	(166,063)	(153,178)	(81,114)
Total stockholders’ deficit	$(143,341)	$(139,793)	$(71,357)

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019, and the nine months ended September 30, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of OAC and Hims, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, OAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Hims with the Business Combination being treated as the equivalent of Hims issuing stock for the net assets of OAC, accompanied by a recapitalization. The net assets of OAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Hims.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of OAC’s ordinary shares:

•	Assuming No Redemption Scenario: This presentation assumes that no OAC shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemption Scenario (given Minimum Available Cash Condition): This presentation assumes that 7,822,956 Class A ordinary shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2020
Revenue	$107,291	$107,291
Net loss per share, Class A – basic and diluted	$(0.09)	$(0.10)
Weighted-average shares outstanding, Class A – basic and diluted	167,620,397	159,797,441
Net loss per share, Class V – basic and diluted	$(0.09)	$(0.10)
Weighted-average shares outstanding, Class V – basic and diluted	8,603,008	8,603,008

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(in thousands, except per share data)

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$82,558	$82,558
Net loss per share, Class A – basic and diluted	$(0.46)	$(0.48)
Weighted-average shares outstanding, Class A – basic and diluted	167,620,397	159,797,441
Net loss per share, Class V – basic and diluted	$(0.46)	$(0.48)
Weighted-average shares outstanding, Class V – basic and diluted	8,603,008	8,603,008

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$376,110	$296,629
Total liabilities	$12,540	$12,540
Total stockholders’ deficit	$363,570	$284,089

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of OAC for the period from April 9, 2019 (inception) through December 31, 2019 and for the nine months ended September 30, 2020;

•	historical per share information of Hims for the year ended December 31, 2019 and the nine months ended September 30, 2020; and

•

unaudited pro forma per share information of the combined company for the year ended December 31, 2019 and the nine months ended September 30, 2020 after giving effect to the Business Combination and PIPE Financing, assuming two redemption scenarios as follows:

•	Assuming No Redemption Scenario: This presentation assumes that no OAC shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemption Scenario (given Minimum Available Cash Condition): This presentation assumes that 7,822,956 Class A ordinary shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

The following table is also based on the assumption that 7,500,000 shares of New Hims Class A Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Financing, and that 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants have been surrendered and forfeited by the Sponsor pursuant to the Sponsor Agreement, and a number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination). If the actual facts are different than this assumption, the below numbers will be different. These numbers also do not take into account public and private warrants to purchase New Hims Class A Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “—Selected Historical Financial Information of Hims,” “—Selected Historical Financial Information of OAC,” “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “OAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the audited consolidated financial statements and the related notes of Hims and OAC contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of New Hims would have been had the Business Combination been completed or to project New Hims results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New Hims would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Historical			Pro forma
	OAC		Hims	No redemption scenario	Maximum redemption scenario
	Class A ordinary shares	Class B ordinary shares
As of and for the Nine Months ended September 30, 2020
Book value per share—basic and diluted(1)	$4.97	$0.99	$(1.25)	$2.06	$1.69
Net income (loss) per share—basic and diluted(2)	$0.08	$(0.54)	$(0.17)	$(0.09)	$(0.10)

	Historical			Pro forma
	OAC		Hims	No redemption scenario	Maximum redemption scenario
	Class A ordinary shares	Class B ordinary shares
For the Year Ended December 31, 2019
Net loss per share—basic and diluted(2)	$0.08	$(0.08)	$(0.94)	$(0.46)	$(0.48)

(1)	Book value per share is calculated as total equity divided by:

•	Class B ordinary shares outstanding at September 30, 2020 for OAC;

•	Common shares outstanding at September 30, 2020 for Hims;

•	Common shares outstanding at September 30, 2020 for the pro forma information.

(2)	Net income per common share / unit and cash distributions per common share / unit are based on:

•	Weighted average number of Class B ordinary shares outstanding for the nine months ended September 30, 2020 for OAC;

•	Weighted average number of common shares outstanding for the nine months ended September 30, 2020 and the year ended December 31, 2019 for Hims;

•

Weighted average number of common shares outstanding for the nine months ended September 30, 2020 and the year ended December 31, 2019 for the pro forma information. The pro forma net loss per share for New Hims Class A Common Stock and New Hims Class V Common Stock is the same for the respective periods. Thus, the net loss per share is not presented separately for New Hims Class A Common Stock and New Hims Class V Common in the table above. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

RISK FACTORS

OAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Hims’ and New Hims’ Business Following the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Hims,” “we,” “us” or “our” refers to Hims prior to the Business Combination and New Hims and its subsidiaries following the Business Combination.

Risks Related to Hims’ Business

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and plan for our future growth. We began offering products and services in 2017. Since that time, our business has expanded and we have increased the ways that we can address customer needs. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing and heavily regulated industries, such as attracting new customers and healthcare providers (sometimes referred to herein as “providers”), to our platform, retaining our customers and encouraging them to utilize new offerings we make available, increasing the number of conditions that can be treated by providers through our platform, competition from other companies, whether online healthcare providers or traditional healthcare providers, hiring, integrating, training and retaining skilled personnel, verifying the identity of customers and credentials of providers serving our customers, developing new solutions, determining prices for our solutions, unforeseen expenses, challenges in forecasting accuracy, and new or adverse regulatory developments affecting the use of telehealth, pharmaceutical products, or other aspects of the healthcare industry. Additional risks include our ability to effectively manage growth and process, store, protect, and use personal data in compliance with governmental regulation, contractual obligations, and other legal obligations related to privacy and security. If our assumptions regarding these and other similar risks and uncertainties that relate to our business, which we use to plan our business, are incorrect or change as we gain more experience operating our platform or expand into the treatment of new conditions, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We may not be successful in our women’s health and wellness initiatives.

Our offerings originally catered towards men seeking treatment for conditions specifically affecting the male population, such as hair loss and erectile dysfunction. A substantial majority of our annual revenue to date has come from male customers. Although we recently began offering products and services for women as well, this part of our business is new and still developing. We have less experience marketing our platform and its capabilities to women as compared to men. As a result, our efforts to attract new female customers and to retain existing customers may not be as successful.

If we are unable to expand the scope of our offerings, including the number and type of products and services that we offer, the number and quality of healthcare providers serving our customers and the number and types of conditions capable of being treated through our platform, our business, financial condition and results of operations may be materially and adversely affected.

We provide customers with access to non-prescription products, telehealth-based medical consultations with providers, and applicable pharmaceutical products prescribed by the providers for specific medical conditions. In order for our business to continue growing and expanding, we need to continue expanding the scope of products and services we offer our customers, including telehealth consultations and prescription and non-prescription medication for additional conditions. The introduction of new products, services, or technologies by market participants, including us, can quickly make existing products and services offered by us obsolete and unmarketable. Additionally, changes in laws and regulations (or enforcement thereof) could impact the usefulness of our platform and could necessitate changes or modifications to our platform or offerings to accommodate such changes. We invest substantial resources in researching and developing new offerings and enhancing our solutions by incorporating additional features, improving functionality, and adding other improvements to meet our customers’ evolving demands. The success of any enhancements or improvements to our services or any new offerings depends on a number of factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and overall market acceptance. We may not succeed in developing, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our services or any new offerings that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our services or any new offerings may not achieve market acceptance. Since developing enhancements to our services and the launch of new offerings can be complex, the timetable for the release of new offerings and enhancements to our existing services is difficult to predict, and we may not launch new offerings and updates as rapidly as our current or prospective customers require or expect. Any new offerings or service enhancements that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new offerings, we may experience a decline in revenue of our existing offerings that is not offset by revenue from the new offerings. In addition, we may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.

If we are unable to successfully market to new customers and retain existing customers, or if evolving privacy, healthcare or other laws prevent or limit our marketing activities, our business, financial condition, and results of operations could be harmed.

We generate revenue from our platform by selling non-prescription health and personal care products to consumers and offering consumers access to telehealth consultations with providers and certain prescription medications that may be prescribed by the providers in connection with the telehealth consultations. We also rely on selling our products through wholesale partnerships. Unless we are able to attract new customers, retain existing customers, and maintain our wholesale partnerships, our business, financial condition, and results of operations may be harmed.

In order to attract new customers and incentivize existing customers to purchase more of our offerings, we use social media, emails, text messages, celebrity influencers, and other marketing strategies to reach new and existing customers. State and federal laws and regulations governing the privacy and security of personal information, including healthcare data, are evolving rapidly and could impact our ability to identify and market to potential and existing customers. Similarly, certain federal and state laws regulate, and in some cases limit, the use of discounts, promotions, and other marketing strategies in the healthcare industry. If federal, state, or local laws governing our marketing activities become more restrictive or are interpreted by governmental authorities to prohibit or limit these activities, our ability to attract new customers and retain customers would be affected and our business could be materially harmed. In addition, any failure, or perceived failure, by us, to comply with any federal, state, or local laws or regulations governing our marketing activities could adversely affect our reputation, brand, and business, and may result in claims, proceedings, or actions against us by governmental entities, consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain marketing strategies.

Changes to social networking or advertising platforms’ terms of use, terms of service or traffic algorithms that limit promotional communications, impose restrictions that would limit our ability or our customers’ ability to send communications through their platforms, disruptions or downtime experienced by these platforms or reductions in the use of or engagement with social networking or advertising platforms by customers and potential customers could also harm our business. As laws and regulations rapidly evolve to govern the use of these channels, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations in the use of these channels could adversely affect our reputation or subject us to fines or other penalties. In addition, our employees or third parties acting at our direction may knowingly or inadvertently make use of social media in ways that could lead to the loss or infringement of intellectual property, as well as the public disclosure of proprietary, confidential or sensitive personal information of our business, employees, consumers or others. Any such inappropriate use of social media, emails and text messages could also cause reputational damage and adversely affect our business.

Additionally, we use emails and text messages to communicate with customers and we collect consumer data, including email addresses and phone numbers, to further our marketing efforts with such consenting consumers. If we fail to adequately or accurately collect such data or if our data collection systems are breached or information therein is misused, our business, financial condition and results of operations could be harmed. Further, any failure, or perceived failure, by us, or any third parties processing such data, to comply with privacy policies or with any federal or state healthcare, privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand, and business, and may result in claims, proceedings or actions against us by governmental entities, consumers, suppliers or others or other liabilities or may require us to change our operations and/or cease using certain data sets.

If we are unable to expand our marketing infrastructure, we may fail to increase the usage of our platform to meet our forecasts.

We first launched our services in 2017. As a result, we have only limited experience marketing our offerings and engaging customers at our current scale. We derive a substantial majority of our revenue from customers’ subscription-based purchases of prescription products made available through our platform. We expect to expand the conditions for which customers can seek treatment from providers, including fulfillment of prescription medication, through our platform and, as a result, new customer acquisition is integral to our business. Our financial condition and results of operations are and will continue to be highly dependent on the ability of our marketing function to adequately promote, market, and attract customers to our platform and offerings in a manner that complies with applicable laws and regulations and at a cost that does not exceed our current budget allocated to marketing.

A key element of our business strategy is the continued expansion of our marketing infrastructure to drive customer enrollment. As we increase our marketing efforts in connection with the expansion of our platform offerings, we will need to further expand the reach of our marketing networks. Our future success will depend largely on our ability to continue to hire, train, retain, and motivate a skilled marketing workforce with significant industry-specific knowledge in various areas, including direct-to-consumer business models, ecommerce, technology, healthcare, and the regulatory restrictions related thereto, as well as the competitive landscape for our solutions.

If we are unable to expand our marketing capabilities, we may not be able to effectively expand the scope of our platform to attract new customers and give our existing customers additional treatment options. Relatedly, if any of our marketing platforms significantly increase their advertising fees, our ability to expand our marketing reach will be greatly impeded. Any such failure could adversely affect our reputation, revenue, and results of operations.

The failure of our offerings to achieve and maintain market acceptance could result in us achieving revenue below our expectations, which could cause our business, financial condition, and results of operation to be materially and adversely affected.

Our current business strategy is highly dependent on our platform and offerings achieving and maintaining market acceptance. Market acceptance and adoption of our model and the products and services we make available depend on educating potential customers who may find our services and these products and services useful, as well as potential partners, suppliers, and providers, as to the distinct features, ease-of-use, positive lifestyle impact, cost savings, and other perceived benefits of our offerings as compared to those of competitors. If we are not successful in demonstrating to existing and potential customers the benefits of our services, our revenue may decline or we may fail to increase our revenue in line with our forecasts.

Achieving and maintaining market acceptance of our model and our services could be negatively impacted by many factors, including, to the extent they arise:

•	perceived risks associated with the use of our platform, telehealth or similar technologies generally, including those related to privacy and customer data;

•	our inability to expand into new conditions and to attract providers qualified to treat those conditions;

•	regulatory developments that affect our business, including in healthcare, data privacy and security, and consumer protection;

•	competitors offering telehealth options or technologies for customers and the rate of acceptable of those solutions as compared to our platform;

•	perceived difficulty or complexity of obtaining a medical consultation or prescription on our platform; and

•	negative reviews of providers treating our customers.

In addition, our business model and the services and products we make available may be perceived by potential customers, providers, suppliers, and partners to be less trustworthy or effective than traditional medical care or competitive telehealth options, and people may be unwilling to change their current health regimens or adopt our offerings. Consumers who have healthcare insurance coverage may not wish to use the platform to access healthcare services or products for which insurance reimbursement is not available. Moreover, we believe that providers can be slow to change their treatment practices or approaches because of perceived liability risks or distrust of departures from traditional practice. Accordingly, we may face resistance to our offerings from brick-and-mortar providers until there is overwhelming evidence to convince them to alter their current approach.

The market for our model and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change and consolidation, which makes it difficult to forecast demand for our solutions.

The market for our model is new and rapidly evolving and we are expanding our business by offering access to consultation and treatment options for new conditions, and it is uncertain whether our offerings will achieve and sustain high levels of demand and market adoption. Our future financial performance depends in part on growth in this market, our ability to market effectively and in a cost-efficient manner, and our ability to adapt to emerging demands of our customers. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning telehealth generally, our offerings, customer success on our platform, or our market as a whole could limit market acceptance of our business model and services. If our customers do not perceive the benefits of our offerings, or if our offerings do not drive customer use and enrollment, then our market and our customer base may not continue to develop, or they may develop more slowly than we expect. Our success depends in part on the willingness of providers and healthcare organizations to partner with us, increase their use of telehealth, and our ability to demonstrate the value of our technology to providers, as well as our existing and potential customers. If providers, healthcare organizations or regulators work in opposition to us or if we are unable to reduce healthcare costs or drive positive health outcomes for our customers, then the market for our services may not continue to develop, or it might develop more slowly than we expect. Similarly, negative publicity regarding customer confidentiality and privacy in the context of telehealth could limit market acceptance of our business model and services.

The healthcare industry in the United States is continually undergoing or threatened with significant structural change and is rapidly evolving. We believe demand for our offerings has been driven in part by rapidly growing costs in the traditional healthcare system, difficulties accessing the healthcare system, patient stigma associated with sensitive medical conditions, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare enabled by technology is critical to our future growth and success. A reduction in the growth of technology-enabled personalized healthcare could reduce the demand for our services and result in a lower revenue growth rate or decreased revenue. Additionally, the majority of our revenue is driven by products and services offered through our platform on a subscription basis, and the adoption of subscription business models is still relatively new, especially in the healthcare industry. If customers do not shift to subscription business models and subscription health management tools do not achieve widespread adoption, or if there is a reduction in demand for subscription products and services or subscription health management tools, our business, financial condition, and results of operations could be adversely affected.

Additionally, if healthcare or healthcare benefits trends shift or entirely new technologies are developed that replace existing offerings, our existing or future services could be rendered obsolete and require that we materially change our technology or business model. If we are unable to do so, our business could be adversely affected. In addition, we may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new options on our platform and any enhancements thereto. Any such difficulties may have an adverse effect on our business, financial condition, and results of operations.

Competitive platforms or other technological breakthroughs for the monitoring, treatment or prevention of medical conditions may adversely affect demand for our offerings.

Our ability to achieve our strategic objectives will depend, among other things, on our ability to enable fast and efficient telehealth consultations, maintain comprehensive and affordable offerings, and deliver an accessible and reliable platform that is more appealing and user-friendly than available alternatives. Our competitors, as well as a number of other companies and providers, within and outside the healthcare industry, are pursuing new devices, delivery technologies, sensing technologies, procedures, treatments, drugs, and other therapies for the monitoring and treatment of medical conditions. Any technological breakthroughs in monitoring, treatment or prevention of medical conditions that we could not similarly leverage could reduce the potential market for our offerings, which could significantly reduce our revenue and our potential to grow certain aspects of our business.

The introduction by competitors of solutions or offerings that are or claim to be superior to our platform or offerings may create market confusion, which may make it difficult for potential customers to differentiate between the benefits of our offerings and competitive solutions. In addition, the entry of multiple new products may lead some of our competitors to employ pricing strategies that could adversely affect the pricing of products and services we make available. If a competitor develops a product or business that competes with or is perceived to be superior to our offerings, or if a competitor employs strategies that place downward pressure on pricing within our industry, our revenue may decline significantly or may not increase in line with our forecasts, either of which could adversely affect our business, financial condition and results of operations.

We operate in highly competitive markets and face competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, we may not be able to compete effectively.

The markets for healthcare are intensely competitive, subject to rapid change and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with other established telehealth providers but also traditional healthcare providers, pharmacies, and large retailers that sell non-prescription products, including, for example, nutritional supplements, vitamins, and hair care treatments. Our current competitors include traditional healthcare providers expanding into the telehealth market, incumbent telehealth providers, as well as new entrants into our market that are focused on direct-to-consumer healthcare. Our competitors include enterprise-focused companies who may enter the direct-to-consumer healthcare industry, as well as direct-to-consumer healthcare providers. Many of our current and potential competitors may have greater name and brand recognition, longer operating histories, significantly greater resources than we do and may be able to offer products and services similar to those offered on our platform at more attractive prices than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources, which has recently occurred in our industry. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, and greater financial resources, which could put us at a competitive disadvantage. For example, some state and federal regulatory authorities lowered certain barriers to the practice of telehealth in order to make remote healthcare services more accessible in response to the COVID-19 pandemic. Although it is unclear whether these regulatory changes will be permanent or that they will have a long-term impact on the adoption of telehealth services by the general public or legislative and regulatory authorities, these changes may result in greater competition for our business. The lower barriers to entry may allow various new competitors to enter the market more quickly and cost effectively than before the COVID-19 pandemic. Additionally, we believe that the COVID-19 pandemic has introduced many new users to telehealth and further reinforced its benefits to potential competitors. We believe this may drive additional industry consolidation or collaboration involving competitors that may create competitors with greater resources and access to potential customers. The COVID-19 pandemic may also cause various traditional healthcare providers to evaluate and eventually pursue telehealth options that can be paired with their in-person capabilities. These industry changes could better position our competitors to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

Our ability to compete effectively depends on our ability to distinguish our company and our offerings from our competitors and their products, and includes factors such as:

•	accessibility, ease of use and convenience;

•	price and affordability,

•	personalization,

•	brand recognition;

•	long-term outcomes;

•	breadth and efficacy of offerings;

•	market penetration;

•	marketing resources and effectiveness;

•	partnerships and alliances;

•	relationships with providers, suppliers and partners; and

•	regulatory compliance recourses.

If we are unable to successfully compete with existing and potential competitors, our business, financial condition, and results of operations could be adversely affected.

We have experienced rapid growth in recent periods and expect to continue to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges.

We have recently experienced a period of rapid growth in our headcount and operations. Our revenue grew from $26.7 million for the year ended December 31, 2018 to $82.6 million for the year ended December 31, 2019. Our number of full-time employees has increased significantly over the last few years, from 41 employees as of December 31, 2018 to 158 employees as of September 30, 2020. During this period, we also established operations in the United Kingdom and significantly increased the size of our customer base.

We anticipate that we will continue to significantly expand our operations and headcount in the near term, including internationally. This growth has placed, and future growth will place, a significant strain on our management, administrative, operational, and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively and execute our business plan. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures, and we will need to ensure that we maintain high levels of customer support. Failure to effectively manage growth and execute our business plan could result in difficulty or delays in increasing the size of our customer base, declines in quality of customer support or customer satisfaction, increases in costs, difficulties in introducing new products or features, or other operational difficulties, and any of these difficulties could adversely affect our business performance and results of operations.

Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand in a cost-effective manner, our business and competitive advantage may be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing customers, providers, strategic partners, and partner pharmacies, and to our ability to attract new customers, providers, strategic partners, and partner pharmacies. The promotion of our brand may require us to make substantial investments, and we anticipate that, given the highly competitive nature of our market, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers, providers, or partners, could harm our reputation and brand and make it substantially more difficult for us to attract new customers, providers, and partners. If we do not successfully maintain and enhance our reputation and brand recognition in a cost-effective manner, our business may not grow and we could lose our relationships with customers, providers, and partners, which could harm our business, financial condition and results of operations.

We are dependent on our relationships with the Affiliated Medical Groups, which we do not own, to provide medical consultation services, and our business could be adversely affected if those relationships were disrupted.

In certain jurisdictions, the corporate practice of medicine doctrine generally prohibits non-physicians from practicing medicine, including by employing physicians to provide clinical services, directing the clinical practice of physicians, or holding an ownership interest in an entity that employs or contracts with physicians. Other practices, such as professionals splitting their professional fees with a non-professional, are also prohibited in some jurisdictions. Many states also limit the extent to which nurse practitioners and physician assistants can practice independently and require that they practice under the supervision of or in collaboration with a supervising physician.

Through our platform, our customers gain access to one or more licensed providers, including medical doctors, physician assistants, and nurse practitioners, for telehealth consultations conducted by video, phone, or store-and-forward technology. These providers are employed by or contracted with Affiliated Medical Groups to provide telehealth consultations and related services, including applicable physician supervision of nurse practitioners and physician assistants. We enter into certain contractual arrangements with the Affiliated Medical Groups and their physician owners, including an administrative services agreement with each Affiliated Medical Group for the exclusive provision by us of non-clinical services and support for the Affiliated Medical Groups. While we expect that these relationships with the Affiliated Medical Groups will continue, we cannot guarantee that they will. We believe that our arrangements with the Affiliated Medical Groups have been structured to comply with applicable law and allow the healthcare providers the ability to maintain exclusive authority regarding the provision of clinical healthcare services (including consults that may lead to the writing of prescriptions), but there can be no assurance that government entities or courts would find our approach to be consistent with their interpretation of, and enforcement activities or initiatives related to, these laws and the corporate practice of medicine doctrine. If our arrangements are deemed to be inconsistent with any applicable government entity’s interpretation of a law or regulation prohibiting the corporate practice of medicine or a fee-splitting law, we would need to restructure the arrangements with the Affiliated Medical Groups to create a compliant arrangement or terminate the arrangement. A material change in our relationships with the Affiliated Medical Groups, whether resulting from a dispute, a change in government regulation or enforcement patterns, a determination of non-compliance, or the loss of these agreements or business relationships, could impair our ability to provide products and services to our customers and could have a material adverse effect our business, financial condition and results of operations. Violations of the prohibition on corporate practice of medicine doctrine and fee-splitting may impose penalties (e.g., fines or license suspension) on healthcare providers, which could discourage professionals from entering into arrangements with the Affiliated Medical Groups and using our platform and could result in lawsuits by providers against the Affiliated Medical Groups and us. These laws and regulations are subject to change and enforcement based upon political, regulatory, and other influences. More restrictive treatment of healthcare professionals’ relationships with non-professionals such as our company in the healthcare services delivery context could have a material adverse effect our business, financial condition and results of operations. For more information about Affiliated Medical Groups, see “Information About Hims—Affiliated Medical Groups and Providers.”

If we are unable to attract and retain high quality healthcare providers for our customers, our business, financial condition and results of operations may be materially and adversely affected.

Our success depends on our continued ability to maintain customer access to a network of qualified healthcare providers, which include medical doctors, physician assistants, and nurse practitioners. If the Affiliated Medical Groups are unable to recruit and retain licensed physicians and other qualified providers to perform services on our platform, it could have a material adverse effect on our business and ability to grow and could adversely affect our results of operations. In any particular market, providers could demand higher payments from the Affiliated Medical Groups or take other actions that could result in higher medical costs, less attractive service for our customers, or difficulty meeting regulatory requirements. Our ability to develop and maintain satisfactory relationships with providers and the Affiliated Medical Groups also may be negatively impacted by other factors not associated with us, such as pressures on healthcare providers, consolidation activity among hospitals, physician groups, and other healthcare providers, changes in the patterns of delivery and payment for healthcare services, and any perceived liability risks associated with the use of telehealth. The failure to maintain or to secure new cost-effective arrangements with the Affiliated Medical Groups that engage the providers on our platform may result in a loss of, or inability to grow, our customer base, higher costs, less attractive service for our customers and/or difficulty in meeting regulatory requirements, any of which could have a material adverse effect on our business, financial condition, and results of operations.

The activities and quality of healthcare providers treating our customers, including potentially unethical or illegal practices, could damage our brand, subject us to liability, and harm our business and financial results.

Our business entails the risk of professional liability claims against the Affiliated Medical Groups, the providers, and us. Although we carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful professional liability or other claims could result in substantial damage awards that exceed the limits of our insurance coverage. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand the scope of our services and the number of conditions for which we provide access to treatment. As a result, adequate professional liability insurance may not be available to the Affiliated Medical Groups, the providers, or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management, Affiliated Medical Groups, and/or providers from our operations, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, claims against us, even if covered by insurance, may adversely affect our business, brand, or reputation and divert the attention of our management, Affiliated Medical Groups, and/or providers from our operations. If our customers have negative experiences on our platform as a result of the activities or quality of providers, including any allegations of potentially unethical or illegal practices, such negative experiences could subject us to liability and negatively affect our brand, our ability to attract new customers, and our ability to retain existing customers.

Any failure to offer high-quality support may adversely affect our relationships with customers and healthcare providers, and in turn our business, financial condition, and results of operations.

In using our platform, our customers depend on our customer support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope, and delivery of our offerings or customer support to compete with changes in solutions provided by our competitors. Increased customer demand for support could increase costs and adversely affect our business, financial condition, and results of operations . Our revenue is highly dependent on our reputation and on positive recommendations from our customers, providers, and partners. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell the offerings on our platform, and in turn our business, financial conditions, and results of operations.

Our business could be adversely affected if healthcare providers were classified as employees of the Affiliated Medical Groups instead of independent contractors.

The Affiliated Medical Groups with which we have relationships typically engage providers that perform services through our platform as independent contractors. The Affiliated Medical Groups believe that the providers are independent contractors because, among other things, they can choose whether, when, and where to provide services on our platform and are free to provide services on our competitors’ platforms. Nevertheless, recent legislative and judicial activity have in some jurisdictions created more restrictive standards or enforcement uncertainty with respect to the classification of workers within certain industries. The Affiliated Medical Groups may not be successful in defending the independent contractor status of providers in some or all jurisdictions in which we and/or they operate. Furthermore, the costs associated with defending, settling, or resolving pending and future lawsuits (including demands for arbitration) relating to the independent contractor status of providers could be material to the Affiliated Medical Groups. Foreign, state, and local laws governing the definition or classification of independent contractors, or changes thereto, or judicial decisions regarding independent contractor classification, could require classification of providers as employees (or workers or quasi-employees where those statuses exist) of Affiliated Medical Groups. If the Affiliated Medical Groups are required to classify providers as employees (or as workers or quasi-employees where applicable), it could result in significant additional expenses, potentially including expenses associated with the application of wage and hour laws (including minimum wage, overtime, and meal and rest period requirements), employee benefits, social security contributions, taxes, and penalties. Further, any such reclassification could add significant complexity to our business model and could force us to have to modify or renegotiate our relationships with the Affiliated Medical Groups, which may not be possible on mutually agreeable terms, and could have an adverse effect on our business, financial condition, and results of operations.

Acquisitions and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact our business, financial condition, and results of operations. Additionally, if we are not able to identify and successfully acquire suitable businesses, our results of operations and prospects could be harmed.

We may, in the future, make acquisitions to add employees, complementary companies, products, solutions, technologies, or revenue. These transactions could be material to our results of operations and financial condition. We also expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business, or technology has created, and will continue to create, unforeseen operating difficulties and expenditures. The related areas where we face risks include, but are not limited to:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

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difficulties in integrating and managing the combined operations, technologies, technology platforms and products of the acquired companies, and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	regulatory complexities of integrating or managing the combined operations or expanding into other industries or parts of the healthcare industry;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights, or increase our risk for liabilities;

•	failure to successfully further develop the acquired technology or realize our intended business strategy;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•	unanticipated costs associated with pursuing acquisitions;

•	failure to find commercial success with the products or services of the acquired company;

•	difficulty of transitioning the acquired technology onto our existing platforms and maintaining the security standards for such technology consistent with our other solutions;

•	failure to successfully onboard customers or maintain brand quality of acquired companies;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

•	failure to generate the expected financial results related to an acquisition on a timely manner or at all; and

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potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, client relationships, or intellectual property, are later determined to be impaired and written down in value.

Future acquisitions could also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by customers, providers, partners, suppliers, or investors.

Additionally, competition within our industry for acquisitions of business, technologies and assets may become intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our results of operations could be harmed. If we are unable to successfully address any of these risks, our business, financial condition, or results of operations could be harmed.

Expansion into international markets is important for our long-term growth, and as we expand internationally, we will face additional business, political, legal, regulatory, operational, financial and economic risks, any of which could increase our costs and hinder such growth.

Expanding our business to attract customers, providers and suppliers in countries other than the United States is an element of our long-term business strategy. An important part of targeting international markets is increasing our brand awareness and establishing relationships with partners internationally. Doing business internationally involves a number of risks, including:

•	uncertain legal and regulatory requirements applicable to telehealth and prescription medication;

•	our inability to replicate our domestic business structure consistently outside of the United States, especially as it relates to our contractual arrangement with affiliated professional entities;

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multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	obtaining regulatory approvals or clearances where required for the sale of our offerings, products, devices and services in various countries;

•	requirements to maintain data and the processing of that data on servers located within the United States or in such countries;

•	protecting and enforcing our intellectual property rights;

•	logistics and regulations associated with prescribing medicine online and engaging with partner pharmacies to ship the prescribed medication;

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natural disasters, political and economic instability, including wars, terrorism, social or political unrest, including civil unrest, protests, and other public demonstrations, outbreaks of disease, pandemics or epidemics, boycotts, curtailment of trade, and other market restrictions; and

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regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act (the “FCPA”), and comparable laws and regulations in other countries.

Our ability to continue to expand our business and to attract talented employees, customers, providers, partners, and suppliers in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems and commercial infrastructures. Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain and the distraction of our senior management team could harm our business, financial condition, and results of operations.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and results of operations.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This has especially been the case in 2020 as a result of the COVID-19 pandemic. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our partners, suppliers, and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our offerings and could limit the ability of our pharmacy partners to purchase sufficient quantities of pharmaceutical products from suppliers, which could adversely affect our ability to fulfill customer orders and attract new providers.

A significant downturn in the domestic or global economy may cause our customers to pause, delay, or cancel spending on our platform or seek to lower their costs by exploring alternative providers or our competitors. To the extent purchases of our offerings are perceived by customers and potential customers as discretionary, our revenue may be disproportionately affected by delays or reductions in general healthcare spending. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and results of operations could be materially adversely affected.

The COVID-19 pandemic has increased interest in and customer use of telehealth solutions, including our platform, and we cannot guarantee that this increased interest will continue after the pandemic.

In December 2019, COVID-19 surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak and then characterized it as a pandemic on March 11, 2020. The outbreak has spread globally, causing companies and various local, state, federal, and international jurisdictions to impose restrictions, such as quarantines, closures, cancellations and travel restrictions. The duration of the business disruptions, travel restrictions and related financial impact cannot be reasonably estimated at this time. As the COVID-19 pandemic is ongoing, the complete impact of the pandemic is still unknown and rapidly evolving.

Due to COVID-19, telehealth has seen a steep increase in use across the industry, in part due to governmental waivers of statutory and regulatory restrictions that have historically limited how telehealth may be used in delivering care in certain jurisdictions. We do not know if this relaxation of regulatory barriers resulting from COVID-19 will remain or for how long. There is renewed focus on telehealth among legislatures and regulators due to COVID-19 and the expanded use of telehealth that could result in regulatory changes inconsistent with or that place additional restrictions on our current business model or operations in certain jurisdictions. If customer adoption of telehealth generally or our platform in particular materially decreases as the COVID-19 restrictions are lifted, or if COVID-19 results in regulatory changes that limit our current activities, our industry, business, and results of operations could be adversely affected.

Our business depends on continued and unimpeded access to the internet and mobile networks.

Our ability to deliver our internet-based and mobile-application based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems or those of our service providers, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers, providers, partners, and suppliers. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters, and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures, and crashes;

•	security breaches, computer viruses, hacking, denial-of-service attacks, and similar disruptive problems; and

•	other potential interruptions.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solution, result in a failure of our solution, and injure our reputation. The occurrence of any of the foregoing events could have an adverse impact on our business, financial condition, and results of operations.

Any disruption of service at Amazon Web Services, partner pharmacies or other third-party service providers could interrupt access to our platform or delay our customers’ ability to seek treatment.

We currently host our platform, serve our customers and support our operations in the United States using Amazon Web Services (“AWS”), a provider of cloud infrastructure services, and through partner pharmacies and other third-party service providers, including shipping providers and contract manufacturers. We do not have control over the operations of the facilities of partner pharmacies, AWS, or other third-party service providers. Such facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our ability to generate revenue through customer purchases on the platform. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. Because our platform is used by our customers to engage with providers who can diagnose, manage, and treat medical conditions, and pharmacies who can fulfill and ship prescription medication, it is critical that our platform be accessible without interruption or degradation of performance. Customers may become dissatisfied by any system failure that interrupts our ability to provide our platform or access to the products and services offered through our platform to them. Outages and partner pharmacy closures could lead to claims of damages from our customers, providers, partners, suppliers, and others. We may not be able to easily switch our AWS operations to another cloud provider if there are disruptions or interference with our use of AWS. Sustained or repeated system failures could reduce the attractiveness of our offerings to customers and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our platform. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our platform. Thus, any such disruptions could have an adverse effect on our business and results of operations.

None of our call centers, partner pharmacies, shipping providers, contract manufacturers nor AWS have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these third-party service providers on commercially reasonable terms, if our agreements with these providers are prematurely terminated, or if in the future we add additional data, call center, or pharmacy providers, we may experience costs or downtime in connection with the transfer to, or the addition of, such new providers. If these third-party service providers were to increase the cost of their services, we may have to increase the price of our offerings, and our results of operations may be adversely impacted.

We depend on a number of other companies to perform functions critical to our ability to operate our platform, generate revenue from customers, and to perform many of the related functions.

We depend on the Affiliated Medical Groups and their providers to deliver quality healthcare consultations and services through our platform. Through our platform, providers are able to prescribe medication fulfilled by a partner pharmacy. Any interruption in the availability of a sufficient number of providers or supply from our partner pharmacies could materially and adversely affect our ability to satisfy our customers and ensure they receive consultation services and any medication that they have been prescribed. If we were to lose our relationship with one of the Affiliated Medical Groups, we cannot guarantee that we will be able to ensure access to a sufficient network of providers. Similarly, if we were to lose our relationship with one of our partner pharmacies in the near term before our own affiliated pharmacy is operational at scale and able to service all geographies, we cannot guarantee that we will be able to find, diligence, and engage with a replacement partner in a timely manner. Our ability to service customer requirements could be materially impaired or interrupted in the event that our relationship with an Affiliated Medical Group or partner pharmacy is terminated. We also depend on cloud infrastructure providers, payment processors, suppliers of non-prescription products and packaging, and various others that allow our platform to function effectively and serve the needs of our customers. Difficulties with our significant partners and suppliers, regardless of the reason, could have a material adverse effect on our business.

Our pharmacy business will subject us to regulations in addition to those we face with our core telehealth business.

We are currently in the process of opening an affiliated pharmacy dedicated to our operations, which will subject us to extensive federal, state, and local regulation. Pharmacies, pharmacists, and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians, and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Drug Enforcement Agency, the FDA, state boards of pharmacy, the U.S. Consumer Product Safety Commission, and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The U.S. Postal Service the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations. Failure to successfully open our affiliated pharmacy or any failure or perceived failure by us or our affiliated pharmacy to comply with any applicable federal, state, and local laws and regulations could have a material adverse effect on our business, financial condition, and results of operations and may expose us to civil and criminal penalties.

Our payments system depends on third party service providers and is subject to evolving laws and regulations.

We have engaged third-party service providers to perform underlying card processing and currency exchange. If these service providers do not perform adequately or if our relationships with these service providers were to terminate, our ability to accept orders through the platform could be adversely affected and our business could be harmed. In addition, if these service providers increase the fees they charge us, our operating expenses could increase and if we respond by increasing the fees we charge to our customers, we could lose some of our customers.

The laws and regulations related to payments are complex and vary across different jurisdictions in the United States and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, could result in liabilities, or could force us to stop offering third-party payment systems. As we expand the availability of payments via third parties or offer new payment methods to our customers in the future, we may become subject to additional regulations and compliance requirements.

Further, through our agreement with our third-party credit card processor, we are indirectly subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard. We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. Any such difficulties or failures with respect to the payment systems we utilize may have an adverse effect on our business.

Our pricing decisions may adversely affect our ability to attract new customers, healthcare providers, and other partners.

We have limited experience determining the optimal prices for our offerings. As competitors introduce new solutions that compete with our offerings, especially in the telehealth market where we face significant competition, we may be unable to attract new customers, providers or other partners at the same price or based on the same pricing models as we have used historically. Pricing decisions may also impact the mix of adoption among our services and products and negatively impact our overall revenue. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenue, gross profit, profitability, financial position and cash flows.

Our success depends on the continuing and collaborative efforts of our management team, and our business may be severely disrupted if we lose their services. Members of our management team may have interests in the Business Combination that conflict with interests of Hims stockholders.

Our success depends largely upon the continued services of our key executive officers. These executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We rely on our leadership team in the areas of marketing, regulatory compliance, telehealth, operations, finance, public policy and government relations, and other general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

Additionally, after the Closing of the Business Combination, the New Hims Board or a committee thereof may award bonuses to certain of our employees, including members of management, in an aggregate amount of up to $10.0 million. The bonuses are intended to reward significant contributions in connection with the Business Combination and may be awarded in the form of cash, stock, equity awards or a combination thereof. The New Hims Board or a committee thereof will have complete discretion whether or not to award these bonuses and how such bonuses, if any, are allocated among eligible employees, including members of management. The potential of a post-Closing bonus represents a personal and financial interest in the Business Combination for members of our management team. This may result in a conflict of interest between what members of our management team believe is in the best interests of Hims and its stockholders and what such members of management believe is best for themselves in connection with the Business Combination.

We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to grow effectively.

Our success depends in large part on our ability to attract and retain high-quality management in marketing, engineering, operations, healthcare, regulatory, legal, finance and support functions. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our results of operations and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key executive officers and other employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.

As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources, particularly for engineers, is intense. We may need to invest significant amounts of cash and equity for new and existing employees and we may never realize returns on these investments. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for key employees, could seriously harm our business. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. Many of our employees may receive significant proceeds from sales of our equity in the public markets after the closing of the Business Combination, which may reduce their motivation to continue to work for us.

We also have a remote-first policy that permits most of our employees work to remotely should their particular positions allow. While we believe that most of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed and many employees may have additional personal needs to attend to or distractions in their remote work environment. To the extent our current or future remote work policies result in decreased productivity, harm our company culture, or otherwise negatively affect our business, our financial condition and results of operations could be adversely affected.

A significant portion of our non-prescription inventory is stored in our Ohio facility and any damage or disruption at this facility may harm our business.

A significant portion of our non-prescription inventory is located at a facility in Ohio. A natural disaster, fire, power interruption, work stoppage or other calamity at this facility would significantly disrupt our ability to deliver our products and operate our business. If any material amount of our facility, machinery, or inventory were damaged or unusable, we would be unable to meet our obligations to customers and wholesale partners, which could materially adversely affect our business, financial condition, and results of operations.

Risks Related to Governmental Regulation

Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect companies like ours. During the past several years, the healthcare industry has been subject to an increase in governmental regulation and subject to potential disruption due to legislative initiatives and government regulation, as well as judicial interpretations thereof. While these regulations may not directly impact us or our offerings in every instance, they will affect the healthcare industry as a whole and may impact customer use of our services. We currently accept payments only from our customers—not any third-party payors, such as government healthcare programs or health insurers. Because of this approach, we are not subject to many of the laws and regulations that impact many other participants in healthcare industry. If the government asserts broader regulatory control over companies like us or if we determine that we will facilitate payment from and/or participate in third-party payor programs, the complexity of our operations and our compliance obligations will materially increase.

If we fail to comply with applicable healthcare and other governmental regulations, we could face substantial penalties, our business, financial condition and results of operations could be adversely affected, and we may be required to restructure our operations.

The healthcare industry in general is subject to numerous federal, state and local laws and regulations that carry substantial criminal and civil fines and penalties. Under our current business model, we currently accept payments only from our customers, and not from any third party payors, such as government healthcare programs or health insurers. Because of this approach, we are not subject to many of the laws and regulations that impact many other participants in healthcare industry. If the government asserts broader regulatory control over companies like ours or if we determine that we will change our business model and accept payment from and/or participate in third-party payor programs, the complexity of our operations and our compliance obligations will materially increase. Failure to comply with any applicable federal, state and local laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Even within the narrowed band of applicable healthcare laws and regulations, because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization and our future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight, imprisonment for individuals and exclusion from participation in government healthcare programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Our ability to offer access to telehealth services internationally is subject to the applicable laws governing remote care and the practice of medicine in the applicable jurisdiction. Each country’s interpretation and enforcement of these laws is evolving and could vary significantly. We cannot provide assurance that we have accurately interpreted each such law and regulation. Moreover, these laws and regulations may change significantly as this manner of providing services and products evolves. New or revised laws and regulations (or interpretations thereof) could have a material adverse effect on our business, financial condition and results of operations.

If our business practices are found to violate federal or state anti-kickback, physician self-referral or false claims laws, we may incur significant penalties and reputations damage that could adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues. For example, the federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal healthcare program. “Remuneration” is broadly defined under the Auto-Kickback Law to include anything of value, such as, for example, cash payments, gifts or gift certificates, discounts, or the furnishing of services, supplies, or equipment. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry.

The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal and civil penalties, imprisonment, and possible exclusion from the federal healthcare programs. Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

In addition, the federal ban on physician self-referrals, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. A “financial relationship” is created by an investment interest or a compensation arrangement. Penalties for violating the Stark Law include the return of funds received for all prohibited referrals, fines, civil monetary penalties, and possible exclusion from the federal healthcare programs. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

Given our current operations and the current state of this federal law, the Anti-Kickback Law and False Claim Act should not apply to our business. If the scope of the Anti-Kickback Law, the Stark Law, or the False Claims Act changes or a state analog of the Anti-Kickback Law, the Stark Law, or the False Claims Act includes a broader spectrum of activities than the federal statutes or if we change our business model to accept payments from third-party payors such as a government program, our failure to comply with such laws, or an allegation that we have not complied, could have a material adverse effect on our business, financial condition and results of operations.

State-based laws governing kickbacks and physician self-referrals can apply in some cases regardless of whether it is a third-party payor or the customer paying. The interpretation, application, and enforcement of these laws by governmental authorities is a developing area, and there is little precedent to determine how these laws would be applied to companies like ours. Moreover, the safe harbors and exceptions to these laws are often not as well developed as they are at the federal level. Our business practices and marketing activities include certain components that are common among e-commerce and other technology companies, such as the use of social media influencers. While we have structured our business practices and marketing activities in ways that we believe comply with state laws governing kickbacks and physician self-referrals and the policies behind those laws, given the lack of healthcare regulatory precedent specific to these practices, a governmental authority could disagree with our position. If a governmental authority alleged or determined we are not in compliance with these laws, or if new laws or changes to these laws created additional limits on our business practices or marketing activities, we could face fines or other penalties or damages and we may need to modify or terminate certain arrangements, any of which could have a material adverse effect on our business, financial condition, and results of operations.

State legislative and regulatory changes specific to the area of telehealth law may present the Affiliated Medical Groups on our platform with additional requirements and state compliance costs, which may create additional operational complexity and increase costs.

The Affiliated Medical Groups and their providers’ ability to provide telehealth services to patients in a particular jurisdiction is dependent upon the laws that govern the provision of remote care, the practice of medicine and healthcare delivery in general in that jurisdiction. Laws and regulations governing the provision of telehealth services are evolving at a rapid pace and are subject to changing political, regulatory, and other influences. Some states’ regulatory agencies or medical boards may have established rules or interpreted existing rules in a manner that limits or restricts providers’ ability to provide telehealth services or for physicians to supervise nurse practitioners and physician assistants remotely. Additionally, there may be limitations placed on the modality through which telehealth services are delivered. For example, some states specifically require synchronous (or “live”) communications and restrict or exclude the use of asynchronous telehealth modalities, which is also known as “store-and-forward” telehealth. However, other states do not distinguish between synchronous and asynchronous telehealth services. Because this is a developing area of law and regulation, we continually monitor our compliance in every jurisdiction in which we operate. However, we cannot be assured that our or the Affiliated Medical Groups’ or providers’ activities and arrangements, if challenged, will be found to be in compliance with the law or that a new or existing law will not be implemented, enforced, or changed in manner that is unfavorable to our business model. We cannot predict the regulatory landscape for those jurisdictions in which we operate and any significant changes in law, policies, or standards, or the interpretation or enforcement thereof, could occur with little or no notice. The majority of the consultations provided through our platform are asynchronous consultations for customers located in jurisdictions that permit the use of asynchronous telehealth. If there is a change in laws or regulations related to our business, or the interpretation or enforcement thereof, that adversely affects our structure or operations, including greater restrictions on the use of asynchronous telehealth or remote supervision of nurse practitioners or physician assistants, it could have a material adverse effect on our business, financial condition, and results of operations.

Evolving government regulations and enforcement activities may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. This risk is especially acute in the healthcare industry given the level of government spending, oversight and control over the industry as a whole. Compliance with these evolving laws, regulations and interpretations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the states in which we operate, we believe we are in material compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. If we must remedy such violations, we may be required to modify our business and services in such states in a manner that undermines our platform’s attractiveness to customers, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.

Additionally, the introduction of new products, services or solutions to our platform may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate federal, state, or local licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition, and results of operations.

Changes in public policy that mandate or enhance healthcare coverage could have a material adverse effect on our business, operations and/or results of operations.

Our mission is to make healthcare accessible, affordable, and convenient for everyone. It is reasonably possible that our business operations and results of operations could be materially adversely affected by public policy changes at the federal, state, or local level, which include mandatory or enhanced healthcare coverage. Such changes may present us with new marketing and other challenges, which may, for example, cause use of our products and services to decrease or make doing business in particular states less attractive. If we fail to adequately respond to such changes, including by implementing effective operational and strategic initiatives, or do not do so as effectively as our competitors, our business, operations, and results of operations may be materially adversely affected.

We cannot predict the enactment or content of new legislation and regulations or changes to existing laws or regulations or their enforcement, interpretation or application, or the effect they will have on our business or results of operations, which could be materially adverse. Even if we could predict such matters, we may not be able to reduce or eliminate the potential adverse impact of public policy changes that could fundamentally change the dynamics of our industry.

Changes in insurance and healthcare laws, as well as the potential for further healthcare reform legislation and regulation, have created uncertainty in the healthcare industry and could materially affect our business, financial condition, and result of operations.

The Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, each enacted in March 2010, generally known as the “Health Care Reform Law,” significantly expanded health insurance coverage to uninsured Americans and changed the way healthcare is financed by both governmental and private payers. Since then, the Health Care Reform Law has prompted legislative efforts to significantly modify or repeal the Health Care Reform Law, which may impact how the federal government responds to lawsuits challenging the Health Care Reform Law. We cannot predict what further reform proposals, if any, will be adopted, when they may be adopted, or what impact they may have on our business. While we currently only accept payments from customers—not any third parties or insurance providers—and our business model may not be directly impacted by healthcare reform, healthcare reform will impact the healthcare industry in which we operate. If we are required to comply with the Health Care Reform Law and fail to comply or are unable to effectively manage such risks and uncertainties, our financial condition and results of operations could be adversely affected.

The products we sell and our third-party suppliers are subject to FDA regulations and other state and local requirements and if we or our third party suppliers fail to comply with federal, state, and local requirements, our ability to fulfill customers’ orders through our platform could be impaired.

The products available through our platform, and the third-party suppliers and manufacturers of these products, are subject to extensive regulation by the FDA and state and local authorities, including pharmaceuticals, over-the-counter drugs, over-the-counter devices, cosmetics, and dietary supplements. These authorities can enforce regulations related to methods and documentation of the testing, production, compounding, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of products. Government regulations specific to pharmaceuticals are wide ranging and govern, among other things: the ability to bring a pharmaceutical to market, the conditions under which it can be sold, the conditions under which it must be manufactured, and permissible claims that may be made for such product. Failure to meet—or significant changes to—any federal, state, or local requirements attendant to the sales and marketing of a regulated product could result in enforcement actions, impede our ability to provide access to affected products, and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to fines, penalties, and injunctions if we are determined to be promoting the use of products for unapproved uses.

Certain of the products available through our platform require approval by the FDA and are subject to the limitations placed by FDA on the approved uses in the product prescribing information. Some of these products are prescribed by providers on the platform for “off-label” uses (i.e., for a use other than that specifically authorized by the FDA for the medication in question). While providers are legally permitted to prescribe medications for off-label uses, and although we believe our product promotion is conducted in material compliance with FDA and other regulations, if the FDA determines that our product promotion constitutes promotion of an unapproved use of an approved product or of an unapproved product, the FDA could request that we modify our product promotion or subject us to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine, and criminal penalties. It is also possible that other federal, state, or foreign enforcement authorities might take action if they consider the product promotion to constitute promotion of an unapproved use of an approved product or of an unapproved product, which could result in significant fines or penalties under other statutes, such as laws prohibiting false claims for reimbursement.

The information that we provide to healthcare providers, customers, and our partners could be inaccurate or incomplete, which could harm our business, financial condition, and results of operations.

We collect and transmit healthcare-related information to and from our customers, providers and partner pharmacies in connection with the telehealth consultations conducted by the providers and prescription medication fulfillment by our partner pharmacies. If the data that we provide to our customers, providers, or partner pharmacies are incorrect or incomplete or if we make mistakes in the capture or input of these data, our reputation may suffer and we could be subject to claims of liability for resulting damages. While we maintain insurance coverage, this coverage may prove to be inadequate or could cease to be available to us on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs and the diversion of management resources. A claim brought against us that is uninsured or under-insured could harm our business, financial condition, and results of operations.

Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customers, providers, and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of health information and other types of personal data or personally identifiable information (“PII”). We believe that, because of our operating processes, we are not a covered entity or a business associate under HIPAA, which establishes a set of national privacy and security standards for the protection of protected health information by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Notwithstanding that we do not believe that we meet the definition of a covered entity or business associate under HIPAA, we have executed business associate agreements with certain other parties and have assumed obligations that are based upon HIPAA-related requirements.

We have developed and maintained policies and procedures with respect to health information and personal information that we use or disclose in connection with our operations, including the adoption of administrative, physical and technical safeguards to protect such information.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of health information and other types of PII, including the California Confidentiality of Medical Information Act. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us, the Affiliated Medical Groups and the providers and potentially exposes us to additional expense, adverse publicity, and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some health information and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules, and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit health information and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

We also publish statements to our customers through our privacy policy that describe how we handle health information or other PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to us may limit customers’ use and adoption of, and reduce the overall demand for, our platform. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.

Public scrutiny of internet privacy and security issues may result in increased regulation and different industry standards, which could deter or prevent us from providing services to our customers, thereby harming our business.

The regulatory framework for privacy and security issues worldwide is evolving and is likely to remain in flux for the foreseeable future. Various government and consumer agencies have also called for new regulation and changes in industry practices. Practices regarding the registration, collection, processing, storage, sharing, disclosure, use and security of personal and other information by companies offering an online service like our platform have recently come under increased public scrutiny.

For example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, requires, among other things, covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information. Similar legislation has been proposed or adopted in other states. Aspects of the CCPA and these other state laws and regulations, as well as their enforcement, remain unclear, and we may be required to modify our practices in an effort to comply with them. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), recently was certified by the California Secretary of State to appear on the ballot for the November 3, 2020 election. If this initiative is approved by California voters, the CPRA would significantly modify the CCPA, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses.

Our business, including our ability to operate and to expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our websites, mobile applications, solutions, features, or our privacy policies. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly gather and use data from data subjects. Therefore, our business could be harmed by any significant change to applicable laws, regulations, or industry standards or practices regarding the storage, use, or disclosure of data our customers or providers share with us, or regarding the manner in which the express or implied consent of customers or providers for such collection, analysis and disclosure is obtained. Such changes may require us to modify our platform, possibly in a material manner, and may limit our ability to develop new offerings, functionality or features.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or customers, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use and disclose sensitive data, including health information and other types of PII. We also process and store, and use additional third parties to process and store, confidential and proprietary information such as intellectual property and other proprietary business information, including that of our customers, providers and partners. Our customer information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of information, causing sensitive, confidential or proprietary information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, transmission, and verification of customer information and other confidential, and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the nature of the sensitive, confidential and proprietary information that we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as requiring outsourcing subcontractors who handle customer, user, and patient information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard sensitive, confidential and proprietary information. Measures taken to protect our systems, those of our third-party service providers, or sensitive, confidential and proprietary information that we or our third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage and transmission of such information. Although we take steps to help protect sensitive, confidential and proprietary information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures or breaches due to third-party action, employee negligence or error, malfeasance, or other disruptions.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, sensitive, confidential, or proprietary information we or our third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, and cause us to incur significant costs for remediation, fines, penalties, notification to individuals and governmental authorities, implementation of measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and forensic security audits or investigations. As a result, a security breach or privacy violation could result in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of customers or providers or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on customer, provider and partner confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or any of our third-party information technology partners, could compromise our networks or data security processes and sensitive, confidential, or proprietary information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure or other loss of such information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of customer information or other personal information, such as the California Consumer Privacy Act or the General Data Protection Regulation, and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform operate our platform and perform our services, provide customer assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future offerings and engage in other user and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the FCPA and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any improper advantage. The FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives, and agents from engaging in corruption and bribery. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws will increase as we expand internationally and as we commence sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, drop in stock price, or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

Risks Related to Intellectual Property and Legal Proceedings

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

Our intellectual property includes the content of our website, our application, our software code, our electronic medical record system, our unregistered copyrights, and our trademarks. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, and domain names as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States. We also have a practice of entering into confidentiality and invention assignment agreements with our employees and contractors, and often enter into confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. In addition, from time to time we make our technology and other intellectual property available to others under license agreements, including open source license agreements and trademark licenses under agreements with our partners for the purpose of co-branding or co-marketing our products or services. However, these contractual arrangements and the other steps we have taken to protect our intellectual property rights may not prevent the misappropriation of our proprietary information, infringement of our intellectual property rights, disclosure of trade secrets, and other proprietary information, or deter independent development of similar or competing technologies or duplication of our technologies, and may not provide an adequate remedy in the event of such misappropriation or infringement.

Obtaining and maintaining effective intellectual property rights is expensive, as is the costs of defending our rights. We make business decisions about when to file applications or registrations to protect our intellectual property and rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We are seeking or may seek to protect certain of our intellectual property rights through filing applications for copyrights, trademarks, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. In particular, we believe it is important to maintain, protect and enhance our brands.

Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States and in some jurisdictions outside of the United States. We may, over time, increase our investment in protecting innovations through investments in filings, registrations or similar steps to protect our intellectual property, and these processes are expensive and time-consuming.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not always detect infringement of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and results of operations. We may also incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

If we fail to maintain, protect and enhance our intellectual property rights, our business, financial condition, and results of operations may be harmed.

We may be in the future subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in our industry, and other intellectual property rights holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. Our future success depends in part on not infringing upon the intellectual property rights of others. We have in the past and may in the future receive notices that claim we have misappropriated, infringed, or otherwise misused other parties’ intellectual property rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover our technology.

Any intellectual property claim against us or parties indemnified by us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense, be infeasible or make us less competitive in the market. Such disputes could also disrupt our business, which would adversely impact our customer satisfaction and ability to attract customers. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Additionally, we may be obligated to indemnify our customers in connection with litigation and to obtain licenses or refund subscription fees, which could further exhaust our resources. In the case of infringement or misappropriation caused by technology that we obtain from third parties, any indemnification or other contractual protections we obtain from such third parties, if any, may be insufficient to cover the liabilities we incur as a result of such infringement or misappropriation. Any of these results could harm our results of operations.

We may be subject to legal proceedings and litigation, including intellectual property disputes, which are costly to defend and could materially harm our business and results of operations.

We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits, and regulatory inquiries, audits, and investigations regarding data privacy, security, labor and employment, consumer protection, practice of medicine, and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights, and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the healthcare regulatory and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could negatively impact our acquisition of customers and revenue growth. We may also become subject to periodic audits, which could likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition and results of operations.

We face the risk of product liability claims and may not be able to maintain or obtain insurance.

Our business involves third-party medical providers performing medical consultations and, if warranted, prescribing medication to our customers. This activity, as well as the sale of other products on our platform, exposes us to the risk of product liability claims. We may be subject to product liability claims if products obtained or prescribed through our platform cause, or merely appear to have caused, an injury. Claims may be made by customers, third-party service providers or manufacturers of products and services we make available. Although we have product liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverages may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the prescribed medication or other product. These liabilities could prevent or interfere with our growth and expansion efforts. Defending a suit, regardless of merit, could be costly, could divert management attention, and may result in adverse publicity or result in reduced acceptance of our platform and offerings.

Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, and terrorism.

Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations could be harmed.

We have implemented a disaster recovery program that allows us to move website traffic to a backup data center in the event of a catastrophe. This allows us the ability to move traffic in the event of a problem, and the ability to recover in a short period of time. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and results of operations may be harmed.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.

Risks Related to Our Results of Operations and Additional Capital Requirements

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses of $75.2 million, $72.1 million, and $12.9 million in the years ended December 31, 2018 and 2019 and the nine months ended

September 30, 2020, respectively. We had an accumulated deficit of $166.1 million as of September 30, 2020. We expect our costs will increase substantially in the foreseeable future and we expect our losses will continue as we expect to invest significant additional funds towards growing our platform, growing our provider network, enhancing our pharmacy fulfillment system and operating as a public company and as we continue to invest in increasing our customer base, hiring additional employees, and developing new products and technological capabilities to enhance our customers’ experience on our platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. To date, we have financed our operations principally from the sale of our equity, revenue from our platform, and the incurrence of indebtedness. Our cash flows from operations were negative for the years ended December 31, 2018 and 2019 and nine months ended September 30, 2020. We may not generate positive cash flows from operations or achieve profitability in any given period, and our limited operating history may make it difficult to evaluate our current business and our future prospects.

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing and highly regulated industries, including increasing expenses as we continue to grow our business. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations, and financial condition would be adversely affected.

Our quarterly results of operations, as well as our key metrics, may fluctuate on a quarterly and annual basis, which may result in us failing to meet the expectations of industry and securities analysts or our investors.

Our results of operations have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our results of operations and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our results of operations include:

•	new developments on our platform or in our product offerings;

•	our ability to attract and retain providers to our platform;

•	changes in our pricing policies and those of our competitors;

•	our ability to execute our plans to add treatment options and provider expertise for additional medical conditions;

•	long-term treatment outcomes of customers on our platform;

•	medical, technological, or other innovations in our industry or in connection with specific products that we make available on our platform;

•	our ability to maintain relationships with customers, partners, and suppliers;

•	our ability to retain key members of our executive leadership team;

•	breaches of security or privacy;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

•	costs related to litigation, investigations, regulatory enforcement actions, or settlements;

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changes in the legislative or regulatory environment, including with respect to practice of medicine, telehealth, privacy or data protection, or enforcement by government regulators, including fines, orders, or consent decrees;

•	announcements by competitors or other third parties of significant new products or acquisitions or entrance into certain markets;

•	our ability to make accurate accounting estimates and appropriately recognize revenue for our platform and offerings for which there are no relevant comparable products;

•	instability in the financial markets;

•	global economic conditions;

•	the duration and extent of the COVID-19 pandemic; and

•	political, economic and social instability, including terrorist activities, and any disruption these events may cause to the global economy.

The impact of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance.

We rely significantly on revenue from customers purchasing subscription-based prescription products and may not be successful in expanding our offerings.

To date the vast majority of our revenue has been, and we expect it to continue to be, derived from customers who purchase subscription-based prescription products through the platform. In our subscription arrangements, customers select a cadence at which they wish to receive product shipments. These customers generate a substantial majority of our revenue. The introduction of competing offerings with lower prices for consumers, fluctuations in prescription prices, changes in consumer purchasing habits, including an increase in the use of mail-order prescriptions, changes in the regulatory landscape, and other factors could result in changes to our contracts or a decline in our revenue, which may have an adverse effect on our business, financial condition and results of operations. Because we derive a vast majority of our revenue from customers who purchase subscription-based prescription products, any material decline in the use of such offerings could have a pronounced impact on our future revenue and results of operations, particularly if we are unable to expand our offerings overall.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of The New York Stock Exchange (the “NYSE”), and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or services, or enhance our existing platform and associated offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. In order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, valuation of warrant liability, fair value of stock-based compensation, and consolidation of variable interest entities. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors.

New Hims may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.

We are not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, New Hims will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Hims is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its shares of common stock.

Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solution and adversely impact our business.

The application of federal, state, local, and international tax laws to services provided electronically is evolving. New income, sales, use, value-added, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our financial position and results of operations.

In addition, state, local and foreign tax jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our customers , we could incur potentially substantial unplanned expenses, thereby adversely impacting our results of operations and cash flows. Imposition of such taxes on our services going forward or collection of sales tax from our customers in respect of prior sales could also adversely affect our sales activity and have a negative impact on our results of operations and cash flows.

One or more states may seek to impose incremental or new sales, use, value added, or other tax collection obligations on us, including for past sales by us or our resellers and other partners. A successful assertion by a state, country or other jurisdiction that we should have been or should be collecting additional sales, use, value added, or other taxes on our solutions could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage users from utilizing our solutions or otherwise harm our business, results of operations, and financial condition.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. If a state tax authority successfully asserts that our activities give rise to a nexus, we could be subject to state and local taxation, including penalties and interest attributable to prior periods. Such tax assessments, penalties and interest may adversely impact our results of operations.

Risks Related to the Business Combination and Integration of Businesses

Each of OAC and Hims have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting, and financial advisory fees.

As part of the Business Combination, each of OAC and Hims are utilizing professional service firms for legal, accounting and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates. In addition, each of OAC and Hims are retaining consulting services to assist in the integration of the businesses, including but not limited to organizational decisions, New Hims business process design, cultural integration and go-to-market integration. These consulting services may extend beyond the current estimated time frame thus resulting in higher than expected costs.

Risks Related to the Business Combination and OAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “OAC,” “we,” “us” or “our” refers to OAC prior to the Business Combination and to New Hims and its subsidiaries following the Business Combination.

Our Sponsor has entered into a letter agreement with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor, pursuant to the Sponsor Agreement, has agreed, among other things, to vote all of its public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares (excluding the private placement shares underlying the private placement warrants).

Neither the OAC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the OAC Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that OAC is paying for Hims is fair to OAC from a financial point of view. Neither the OAC Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the OAC Board and management conducted due diligence on Hims and researched the industry in which Hims operates. The OAC Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data information on selected comparable companies, the implied purchase price multiple of Hims and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the OAC Board and management in valuing Hims, and the OAC Board and management may not have properly valued Hims’ business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses and governmental entities, including in the United States and the United Kingdom. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the businesses of OAC, Hims and New Hims, and there is no guarantee that efforts by OAC, Hims and New Hims to address the adverse impact of COVID-19 will be effective. If OAC or Hims are unable to recover from a business disruption on a timely basis, the Business Combination and New Hims’ business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of OAC and Hims may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Since the Sponsor, including OAC’s directors and executive officers, has interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Hims is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the OAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including OAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of OAC shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid an aggregate of $25,000 for the 5,031,250 Class B ordinary shares it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

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the fact that Sponsor paid $6,025,000 for its private placement warrants, and the Class A ordinary shares and private placement warrants underlying those units would be worthless if a business combination is not consummated by July 22, 2021 (unless such date is extended in accordance with the Existing Governing Documents);

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the fact that the Sponsor and OAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if OAC fails to complete an initial business combination by July 22, 2021;

•	the fact that the Sponsor Registration Rights Agreement will be entered into by the Sponsor;

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the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which our Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up subsequent to our initial business combination upon the closing price of New Hims Class A Common Stock equaling or exceeding $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing;

•	the continued indemnification of OAC’s directors and officers and the continuation of OAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

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the fact that the Sponsor and OAC’s officers and directors will lose their entire investment in OAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 22, 2021; and

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the fact that if the trust account is liquidated, including in the event OAC is unable to complete an initial business combination by July 22, 2021, the Sponsor has agreed to indemnify OAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which OAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to OAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

See “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” for additional information on interests of OAC’s directors and executive officers.

The exercise of OAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in OAC’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require OAC to agree to amend the Merger Agreement, to consent to certain actions taken by Hims or to waive rights that OAC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Hims’ business, a request by Hims to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Hims’ business and would entitle OAC to terminate the Merger Agreement. In any of such circumstances, it would be at OAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for OAC and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, OAC does not believe there will be any changes or waivers that OAC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, OAC will circulate a new or amended proxy statement/prospectus and resolicit OAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The dual class structure of New Hims’ common stock will have the effect of concentrating voting power with the New Hims’ Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of New Hims Class V Common Stock will have 175 votes per share, while shares of New Hims Class A Common Stock will have one vote per share. Upon the consummation of the Business Combination, Mr. Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, will hold all of the issued and outstanding shares of New Hims Class V Common Stock. Accordingly, upon the consummation of the Business Combination, Mr. Dudum will hold, directly or indirectly, approximately 90% of the voting power of New Hims’ capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Dudum may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Hims, could deprive our shareholders of an opportunity to receive a premium for their capital stock as part of a sale of New Hims, and might ultimately affect the market price of shares of New Hims Class A Common Stock. For information about our dual class structure, see the section titled “Description of New Hims Securities.”

We cannot predict the impact New Hims’ dual class structure may have on the stock price of New Hims Class A Common Stock.

We cannot predict whether New Hims’ dual class structure will result in a lower or more volatile market price of New Hims Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in New Hims Class A Common Stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of New Hims Class A Common Stock less attractive to other investors. As a result, the market price of shares of New Hims Class A Common Stock could be adversely affected.

As a “controlled company” within the meaning of NYSE listing standards, New Hims will qualify for exemptions from certain corporate governance requirements. New Hims has the opportunity to elect any of the exemptions afforded a controlled company.

Because Mr. Dudum will control more than a majority of the total voting power of the New Hims Class A Common Stock following the consummation of the Business Combination, New Hims will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement to have a nominating and corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;

•	the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement of an annual performance evaluation of the nominating, corporate governance and compensation committees.

New Hims currently expects that upon consummation of the Business Combination, six of its seven directors will be independent directors, and it is expected that the New Hims Board will have an independent compensation committee (in addition to an independent audit committee). New Hims does not expect to have a nominating committee upon consummation of the Business Combination. The typical functions of this committee are expected to be addressed by the full New Hims Board or one of its committees. For as long as the “controlled company” exemption is available, the New Hims Board in the future may not consist of a majority of independent directors and may not have an independent nominating committee or compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Hims has identified all material issues or risks associated with Hims, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Hims. Accordingly, any shareholders of OAC who choose to remain New Hims stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Hims, including those from Hims, and some of whom may join New Hims following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Hims.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. We expect New Hims’ current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Hims’ actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and may not be indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. As described in the “Unaudited Pro Forma Condensed Combined Financial Information,” the transaction will be accounted for as a reverse recapitalization.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Hims.

At the time of entering into the Merger Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; and (iii) the Minimum Available Cash Condition. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated.

The Sponsor, as well as Hims, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, Hims and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, Hims and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters, (iii) the Minimum Available Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares or, after the Business Combination, the New Hims Class A Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares or, after the Business Combination, the New Hims Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares or, after the Business Combination, the New Hims Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Hims is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Hims management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Hims after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Hims Class A Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Hims Class A Common Stock and New Hims’ warrants may be volatile.

Upon consummation of the Business Combination, the price of New Hims Class A Common Stock and New Hims’ warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Hims and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Hims’ quarterly or annual results of operation;

•	publication of research reports by securities analysts about New Hims or its competitors or its industry;

•	the public’s reaction to New Hims’ press releases, its other public announcements and its filings with the SEC;

•	New Hims’ failure or the failure of its competitors to meet analysts’ projections or guidance that New Hims or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Hims;

•	changes in New Hims’ capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Hims Class A Common Stock available for public sale;

•	sales of shares of New Hims Class A Common Stock by the PIPE Investors; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Hims Class A Common Stock and New Hims’ warrants regardless of the operating performance of New Hims.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Hims Class A Common Stock to drop significantly, even if New Hims’ business is doing well.

Sales of a substantial number of shares of New Hims Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Hims Class A Common Stock.

It is anticipated that, upon completion of the Business Combination and after giving effect to the surrender and forfeiture of 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants held by the Sponsor, and subsequent issuance of a number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination, (i) the Hims Stockholders will own approximately 82.3% of the outstanding New Hims Common Stock and (ii) our Sponsor will own approximately 2.1% of the outstanding New Hims Common Stock, in each case, assuming that none of OAC’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 86.1% and 2.2%, respectively, assuming that 7,822,956 of OAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination. These percentages assume that (i) 145,464,420 shares of New Hims Class A Common Stock are issued to the holders of shares of capital stock of Hims at the Closing; (ii) all shares of New Hims Class V Common Stock that will be held by Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, immediately following Closing have been converted into New Hims Class A Common Stock on a one-for-one basis; (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption; (iv) 7,500,000 shares of New Hims Class A Common Stock will be issued in the PIPE Financing; (v) no public warrants or private placement warrants to purchase New Hims Class A Common Stock that will be outstanding immediately following the Closing have been exercised; (vi) no vested or unvested options to acquire New Hims Class A Common Stock that will be held by Hims Equityholders immediately following Closing have been exercised; (vii) no restricted stock unit awards that will be held by Hims Equityholders immediately following the Closing have been settled; and (viii) no Earn Out Shares (or equivalent equity awards in respect thereof) that will be held by Hims Equityholders immediately following the Closing will have vested and such shares are excluded from the calculation of the percentages above. If the actual facts are different than these assumptions, the ownership percentages in New Hims will be different.

Although the Sponsor and certain Hims Stockholders will be subject to certain restrictions regarding the transfer of New Hims Class A Common Stock, these shares may be sold after the expiration of the respective applicable lock-ups under the Sponsor Agreement and the Amended and Restated Investors’ Rights Agreement, respectively. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Hims Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public shareholders will experience immediate dilution as a consequence of the issuance of New Hims Class A Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period.

The issuance of additional New Hims Class A Common Stock will significantly dilute the equity interests of existing holders of OAC securities, and may adversely affect prevailing market prices of New Hims Class A Common Stock and/or New Hims warrants.

Warrants will become exercisable for New Hims Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 10,725,000 shares of New Hims Class A Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Hims Class A Common Stock will be issued, which will result in dilution to the holders of New Hims Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of New Hims Class A Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and OAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Hims Class A Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Hims Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our Sponsor or its permitted transferees.

The NYSE may not list New Hims’ securities on its exchange, which could limit investors’ ability to make transactions in New Hims’ securities and subject New Hims to additional trading restrictions.

An active trading market for New Hims’ securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on NYSE, we will be required to demonstrate compliance with NYSE’s listing requirements. We will apply to have New Hims’ securities listed on NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Hims’ securities are listed on NYSE, New Hims may be unable to maintain the listing of its securities in the future.

If New Hims fails to meet the listing requirements and NYSE does not list its securities on its exchange, Hims would not be required to consummate the Business Combination. In the event that Hims elected to waive this condition, and the Business Combination was consummated without New Hims’ securities being listed on the NYSE or on another national securities exchange, New Hims could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Hims’ securities;

•	reduced liquidity for New Hims’ securities;

•

a determination that New Hims Class A Common Stock is a “penny stock” which will require brokers trading in New Hims Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Hims’ securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Hims’ securities were not listed on NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of New Hims Class A Common Stock.

Securities research analysts may establish and publish their own periodic projections for New Hims following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for shares of New Hims Class A Common Stock could be adversely affected.

We are subject to and New Hims will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both OAC’s costs and the risk of non-compliance and will increase both New Hims’ costs and the risk of non-compliance.

We are and New Hims will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and New Hims’ efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Hims’ disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to OAC prior to the Business Combination and to New Hims and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Hims Class A Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Hims Class A Common Stock after the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as OAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the New Hims Class A Common Stock or New Hims Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor.

In the case of a transaction, such as the Domestication that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, so qualifies, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of OAC’s earnings in income in respect of the Domestication; a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Hims Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. Holder of public shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its public shares for shares of New Hims Class A Common Stock pursuant to the Domestication under PFIC, rules of the Code equal to the excess, if any, of the fair market value of the shares of New Hims Class A Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding public shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Hims Class A Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Hims Class A Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Hims Class A Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Hims becomes involved in costly litigation, which could have a material adverse effect on New Hims.

In addition, there are differences between the Proposed Governing Documents of New Hims and the current constitutional documents of OAC. For a more detailed description of the rights of holders of New Hims Class A Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Hims are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Hims’ Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Hims Board and therefore depress the trading price of New Hims Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Hims board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

•	New Hims Class V Common Stock that is entitled to 175 votes per share;

•

the ability of New Hims stockholders to take action by written consent in lieu of a meeting for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims;

•

the ability of the New Hims Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Hims’ directors and officers;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Hims Board, the Chairman of the New Hims Board or the Chief Executive Officer of New Hims which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New Hims Board to amend the bylaws, which may allow the New Hims Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Hims Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Hims Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Hims.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Hims Board or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Hims’ outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New Hims’ Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Hims and its stockholders, which could limit New Hims’ stockholders’ ability to obtain a favorable judicial forum for disputes with New Hims or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Hims consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Hims, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of New Hims to New Hims or New Hims’ stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against New Hims governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Hims consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

These choice of forum provisions in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Hims or any of New Hims’ directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Hims may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Hims’ business, results of operations and financial condition.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to OAC prior to the Business Combination and to New Hims and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, OAC’s transfer agent, in which it (a) requests that New Hims redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, OAC’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, OAC’s transfer agent, will need to act to facilitate this request. It is OAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because OAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, OAC’s transfer agent, New Hims will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of OAC—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of OAC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite OAC’s compliance with the proxy rules, a public shareholder fails to receive OAC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that OAC is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of OAC—Redemption Rights” for additional information on how to exercise your redemption rights.

OAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of OAC’s shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that OAC will not redeem public shares in an amount that would cause OAC’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, OAC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by OAC or the persons described above have been entered into with any such investor or holder. OAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, OAC will require each public shareholder seeking to exercise redemption rights to certify to OAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to OAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which OAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over OAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in OAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if OAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. OAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge OAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, OAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

OAC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in OAC share price, and may result in a lower value realized now than a shareholder of OAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the OAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The OAC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the OAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us,” and “our” refer to OAC.

If we are not able to complete the Business Combination with Hims nor able to complete another business combination by July 22, 2021, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Hims nor able to complete another business combination by July 22, 2021, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by July 22, 2021 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by July 22, 2021, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by July 22, 2021, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by July 22, 2021, our public shareholders may be forced to wait until after July 22, 2021 before redemption from the trust account.

If we are unable to consummate our initial business combination by July 22, 2021 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond July 22, 2021 (as such date may be extended pursuant to our Existing Governing Documents) before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through July 22, 2021, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2020, we had cash of approximately $1.3 million held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2020, we had total current liabilities of approximately $3.0 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until July 22, 2021, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF OAC

General

OAC is furnishing this proxy statement/prospectus to OAC’s shareholders as part of the solicitation of proxies by the OAC Board for use at the extraordinary general meeting of OAC to be held on January 19, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to OAC’s shareholders on or about December 29, 2020 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides OAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on January 19, 2021 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Purpose of the OAC Extraordinary General Meeting

At the extraordinary general meeting, OAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•	a proposal to approve by special resolution the Domestication;

•	the following six (6) separate proposals to approve by special resolution the following material differences between the Existing Governing Documents and the Proposed Governing Documents:

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to authorize the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock;

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to authorize the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL;

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to authorize the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims;

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to amend and restate the Existing Governing Documents and authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur upon the effectiveness of the Domestication), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders and (v) removing certain provisions related to OAC’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the OAC Board believes is necessary to adequately address the needs of New Hims after the Business Combination;

•	to authorize the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock; and

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to approve the amendment of the Existing Governing Documents so as to declassify the New Hims Board for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation.

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a proposal to approve by ordinary resolution shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock issued in connection with the Business Combination and the PIPE Financing pursuant to NYSE Listing Rule 312.03;

•	a proposal to approve and adopt by ordinary resolution the Incentive Equity Plan;

•	a proposal to approve and adopt by ordinary resolution the ESPP; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Recommendation of the OAC Board

The OAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of OAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

OAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on December 4, 2020, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. OAC warrants do not have voting rights. As of the close of business on the record date, there were 25,156,250 ordinary shares issued and outstanding, of which 20,125,000 were issued and outstanding public shares.

Quorum

A quorum of OAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 12,578,126 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to OAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Required Governing Documents Proposals and the NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Governing Documents Proposals that are not Required Governing

Documents Proposals, the Incentive Equity Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the OAC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way OAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an OAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify OAC’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, OAC’s proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing OAC.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of OAC that New Hims redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, OAC’s transfer agent, in which you (a) request that New Hims redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, OAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on January 14, 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, OAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, OAC’s transfer agent, New Hims will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of December 24, 2020, this would have amounted to approximately $10.16 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Hims Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Hims Class A Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, OAC’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that OAC’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, OAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, OAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, OAC’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on December 24, 2020, the most recent closing price, was $14.98. For illustrative purposes, as of December 24, 2020, funds in the trust account plus accrued interest thereon totaled approximately $204.5 million or $10.16 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. OAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

OAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. OAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. OAC will bear the cost of the solicitation.

OAC has hired Morrow to assist in the proxy solicitation process. OAC will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

OAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. OAC will reimburse them for their reasonable expenses.

OAC Sponsor Agreements

As of the date of this proxy statement/prospectus, there are 25,156,250 ordinary shares issued and outstanding, which includes an aggregate of 5,031,250 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,725,000 warrants, comprised of 4,016,667 private placement warrants held by Sponsor and the 6,708,333 public warrants. Pursuant to the Sponsor Agreement, the Sponsor has agreed to forfeit and surrender 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Hims and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) Minimum Available Cash Condition is met and otherwise limit the number of public shares electing to redeem and (iv) New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). OAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal. The descriptions of the Merger Agreement and the related agreements and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Merger Agreement and the related agreements that are filed with this proxy statement/prospectus.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about OAC, the Sponsor, Hims or any other matter.

On September 30, 2020, OAC, OAC Merger Sub and Hims entered into the Merger Agreement, which provides for, among other things, the following transactions:

(a)

On the Closing Date, prior to the time at which the Effective Time occurs, OAC will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which OAC will change its name to “Hims & Hers Health, Inc.”; and

(b)

the parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which OAC Merger Sub will merge with and into Hims, with Hims as the surviving company in the Merger and, after giving effect to such merger, Hims shall be a wholly-owned subsidiary of OAC. In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period. The securities to be issued pursuant to the Merger Agreement will be restricted securities and have not been registered with the Securities Act. In addition, in connection with the Domestication, New Hims will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual class structure, as described in the section of this proxy statement/prospectus titled “Description of New Hims Securities.”

In connection with the foregoing and substantially concurrent with the execution of the Merger Agreement, OAC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and OAC has agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of New Hims Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000, which we refer to as the “PIPE Financing.” The shares of New Hims Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. OAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Sponsor Agreement, the Subscription Agreements, the Hims Stockholder Support Agreements, the Sponsor Registration Rights Agreement and the Amended and Restated Investors’ Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.

Effect of the Domestication on Existing OAC Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A ordinary share of OAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock;

•	each issued and outstanding Class B ordinary share of OAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of OAC will represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the OAC Warrant Agreement;

•

the governing documents of OAC will be amended and restated and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and OAC’s name will change to “Hims & Hers Health, Inc.”;

•

the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by the OAC shareholders, other than the amendments to the OAC governing documents that are contemplated by the Required Governing Document Proposals, which are a condition to the closing of the Business Combination; and

•

in connection with the first three bullets above, each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary shares of OAC and underlying OAC warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the OAC Warrant Agreement.

Consideration to Hims Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case during the Earn Out Period. In addition, in connection with the Domestication, New Hims will amend and restate the Existing Governing Documents to be the Proposed Governing Documents and adopt a dual class structure, as described in the section of this proxy statement/prospectus titled “Description of New Hims Securities.”

Aggregate New Hims Proceeds

The Available Cash will be used for general corporate purposes after the Business Combination or the Company Shareholder Redemption.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or on such other date as OAC and Hims may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•	the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of OAC being obtained in accordance with OAC’s Governing Documents and applicable law;

•

the approval of the Merger Agreement and the transactions contemplated thereby (including the Hims Recapitalization) being obtained by the requisite number of Hims Stockholders in accordance with the DGCL, Hims’ governing documents and Hims’ stockholder agreements;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the shares of New Hims Class A Common Stock (including the shares of New Hims Class A Common Stock to be issued in connection with the Merger and the Domestication) being listed or approved for listing on NYSE, subject only to official notice of issuance thereof;

•

the filing with the Delaware Secretary of State of the Proposed Certificate of Incorporation attached to this proxy statement/prospectus as Annex C following the approval of the holders of OAC’s ordinary shares and New Hims adopting the Proposed Bylaws attached to this proxy statement/prospectus as Annex D; and

•

after giving effect to the transactions contemplated by the Merger Agreement (including the PIPE Financing), OAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Other Conditions to the Obligations of the OAC Parties

The obligations of the OAC Parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by OAC (on behalf of itself and the other OAC Parties) of the following further conditions:

•

the representations and warranties of Hims regarding organization and qualification of Hims and its subsidiaries, the representations and warranties regarding the authority of Hims to, among other things, consummate the transactions contemplated by the Merger Agreement, certain representations and warranties regarding the capitalization of Hims, the representations and warranties regarding ownership and capitalization of Hims’ subsidiaries, the representations and warranties of Hims regarding certain events that have occurred since September 30, 2020, and the representations and warranties of Hims regarding brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Hims being true and correct (without giving effect to any limitation as to “materiality” or “Hims Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Hims Material Adverse Effect;

•	Hims having performed in all material respects the covenants and agreements required to be performed by it under the Merger Agreement prior to the Closing;

•	OAC must have received a certificate executed by an authorized officer of Hims confirming that the conditions set forth in the first three bullet points in this section have been satisfied; and

•	since the date of the Merger Agreement, no Hims Material Adverse Effect has occurred that is continuing.

Other Conditions to the Obligations of Hims

The obligations of Hims to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Hims of the following further conditions:

•

the representations and warranties of the OAC Parties regarding organization and qualification of the OAC Parties, the representations and warranties regarding the authority of the OAC Parties to, among other things, consummate the transactions contemplated by the Merger Agreement, representations and warranties regarding the capitalization of the OAC Parties, and the representations and warranties of the OAC Parties regarding brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of the OAC Parties being true and correct (without giving effect to any limitation as to “materiality” or “OAC Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in an OAC Material Adverse Effect;

•

the OAC Parties having performed in all material respects the covenants and agreements required to be performed by them under the Merger Agreement prior to the Closing, including having delivered the Sponsor Registration Rights Agreement duly executed by OAC and the Sponsor;

•	since the date of the Merger Agreement, no OAC Material Adverse Effect has occurred that is continuing;

•	Hims must have received a certificate executed by an authorized officer of OAC confirming that the conditions set forth in the first three bullet points of this section have been satisfied; and

•	the Available Cash as of immediately prior to the Closing being equal to or greater than $200,000,000.

Representations and Warranties

Under the Merger Agreement, Hims made customary representations and warranties to OAC relating to, among other things: organization and qualification; authorization; capitalization; subsidiaries; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real property; intellectual property; data privacy and security; litigation; material contracts; tax matters; environmental matters; licenses and permits; employee plans; labor matters; compliance with international trade and anti-corruption laws; brokers; insurance; transactions with affiliates; information supplied; material suppliers; compliance with laws; healthcare regulatory matters; FDA matters; affiliated physician practices; and assets.

Under the Merger Agreement, the OAC Parties made customary representations and warranties to Hims relating to, among other things: organization and qualification; authorization; capitalization; consent and approvals; financial statements; the PIPE Financing; litigation; tax matters; compliance with laws; brokers; SEC documents and internal controls; information supplied to the SEC and in public filings and SEC filings; listing matters; business activities; OAC board and shareholder approval; the trust account; and transactions with affiliates.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Hims and the OAC Parties are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Hims and the OAC Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Hims Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets and liabilities, overall financial condition or results of operations of Hims and its subsidiaries, taken as a whole or (ii) the ability of Hims and its subsidiaries to perform any of their respective covenants or obligations under the Merger Agreement or any ancillary agreement or to consummate the transactions contemplated thereby; provided, that in the case of clause (i), the term “Hims Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (either alone or in combination), and none of the following will be taken into account in determining whether there has been or will be a “Hims Material Adverse Effect”: (a) changes or proposed changes in laws, regulations or interpretations thereof after the date of the Merger Agreement, (b) changes or proposed changes in U.S. GAAP after the date of the Merger Agreement, (c) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (d) events or conditions generally affecting the industries in which Hims and its subsidiaries operate in the jurisdictions where Hims and its subsidiaries operate, (e) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism, military actions or mass civil protests, (f) pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including certain COVID-19 measures), (g) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the underlying event, change, development, effect or occurrence giving rise to such failure may be taken into account, or (h) the public announcement or pendency of the transactions contemplated by the Merger Agreement; provided, that the matters described in clauses (a), (b), (c), (d), (e) and (f) shall be included in the term “Hims Material Adverse Effect” if, and to the extent, any such matter has a disproportionate impact on the business, assets and liabilities, overall financial condition or results of operations of Hims and its subsidiaries, taken as a whole, relative to other comparable entities operating in the industries in which Hims and its subsidiaries operate in the jurisdictions where Hims and its subsidiaries (or, in the case of clauses (e) and (f), as compared to other industry participants in the same geographic areas in which Hims and its subsidiaries operate).

Pursuant to the Merger Agreement, an “OAC Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, would prevent or materially delay or materially impair the ability of OAC or Merger Sub to perform any of their respective material covenants or material obligations under the Merger Agreement or any ancillary agreement or to consummate the transactions contemplated thereby.

Covenants of the Parties

Covenants of Hims

Hims made certain covenants under the Merger Agreement, including, among others, the following:

•

Subject to certain exceptions or as consented to in advance in writing by OAC, prior to the Closing, Hims will, and will cause its subsidiaries to, use its reasonable best efforts to (i) conduct the business of Hims and its subsidiaries in the ordinary course and in compliance in all material respects with applicable laws and (ii) (A) preserve intact its present business organization, (B) keep available the services of its directors, officers and key employees, (C) maintain existing relationships with its material suppliers, resellers, distributors, employees, and others having material business relationships with Hims, and (D) maintain insurance policies or comparable replacement policies consistent with levels maintained by Hims as of the date of the Merger Agreement.

•	Subject to certain exceptions, prior to the Closing, Hims will, and will cause its subsidiaries to, not do any of the following without OAC’s prior written consent:

•	amend, waive or fail to enforce with respect to the transactions contemplated by the Merger Agreement any of the governing documents or stockholder agreements of Hims;

•	issue, sell or authorize any shares of capital stock or any other equity interests of Hims;

•	split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of capital stock or any other equity interests of Hims;

•	make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

•	make any material change to any of the cash management practices of Hims or any of its subsidiaries;

•

incur any indebtedness in excess of $1,000,000 in the aggregate, or make any loans or advances to any other person, other than employee advances and normal trade payables incurred in the ordinary course of business;

•	cancel or forgive any indebtedness in excess of $100,000 in the aggregate owed to Hims or any of its subsidiaries by any equityholder, employee, officer, director or affiliate;

•	make any political contributions to political candidates or political action committees;

•	except as may be required by law or U.S. GAAP, make any material change in the financial or tax accounting methods, principles or practices of Hims or any of its subsidiaries;

•

make, change or rescind any material tax election, settle or compromise any claim, notice, audit report or assessment in respect of a material amounts of taxes, file any material amended tax return or claim for a material tax refund, other than as required by law and consistent with past practice in the ordinary course of business;

•	enter into, renew, modify or amend any affiliate agreements;

•	sell, lease, license or otherwise dispose of any Hims intellectual property, other than non-exclusive licenses in the ordinary course of business;

•

materially amend or otherwise modify any material contract in a manner materially less favorable to Hims or any of its subsidiaries, taken as a whole, or terminate any material contract in a manner that is materially adverse to Hims or any of its subsidiaries, taken as a whole;

•	terminate without cause any employee or independent contractor that is a natural person with annual compensation in excess of $251,000;

•

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former officer, director or other member of the executive management team;

•

materially increase the wages or bonus, severance, retirement or insurance payable to any current or former director, officer, employee or independent contractor, accelerate the time of payment, vesting or funding of any compensation or benefits under any benefit plan of Hims, make or agree to new make any bonus or incentive payments to any individual, or enter into any collective bargaining agreement or employment or consulting contract which would be material to Hims, subject to certain exceptions;

•

modify, negotiate, extend, terminate or enter into any collective bargaining agreement, or recognize or certify any labor union or organization, works council, or group of employees as the bargaining representative for any employees;

•

compromise, waive, release or settle any material rights or pending or threatened actions (i) involving payments in excess of a certain threshold, (ii) seeking material injunctive or other equitable relief on Hims or any of its subsidiaries, (iii) relating to breaches or violations of any healthcare laws or permits and involving payments in excess of a certain threshold or seeking injunctive or other equitable relief or admission of wrongdoing, (iv) by any equityholders or affiliates of Hims, or (v) which relates to the transactions contemplated by the Merger Agreement, except for certain exceptions;

•	make or incur any capital expenditures that in aggregate exceed $500,000 in excess of Hims’ annual capital expenditure budget;

•

buy, purchase or otherwise acquire any assets, securities, properties, interests or businesses, other than inventory and supplies in the ordinary course of business, or other assets in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

•	merge or consolidate with any other person;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; and

•	enter into any new line of business not related to Hims’ existing lines of business as described in this proxy statement/prospectus.

•	Hims will terminate certain affiliate contracts except as set forth on the Hims disclosure schedules effective as of the Closing.

•

Within four (4) hours following execution of the Merger Agreement, Hims delivered to OAC a copy of a written consent of the Hims Stockholders approving the Merger Agreement and the transactions contemplated thereby (including the Hims Recapitalization), duly executed by the Hims Stockholders required to approve and adopt such matters (the “Hims Stockholder Written Consent”).

•

Hims will deliver to OAC (i) within twenty-five (25) days following the end of any month prior to the Closing, the unaudited balance sheet as of the end of such month, and (ii) within thirty (30) days following the end of any fiscal quarter prior to the Closing, the unaudited balance sheet as of the end of such fiscal quarter.

•	On or prior to the Closing, Hims will purchase a “tail” policy providing liability insurance coverage for Hims directors and officers with respect to matters occurring on or prior to the Closing.

•

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, Hims will not, and will cause its representatives and subsidiaries not to: (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any third party other than OAC and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Hims Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Hims Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to Hims or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Hims to a Competing Buyer, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Hims Competing Transaction; (iv) approve, endorse or recommend any Hims Competing Transaction; or (v) enter into a Hims Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Hims Competing Transaction or publicly announce an intention to do so.

Covenants of OAC

OAC made certain covenants under the Merger Agreement, including, among others, the following:

•	Subject to certain exceptions or as consented to in writing by Hims, prior to the Closing, the OAC Parties will not do any of the following:

•	amend or modify its existing governing documents or the trust agreement or form any subsidiary;

•	make any reduction in the trust amount, other than as expressly permitted by the Existing Governing Documents or the trust agreement;

•	issue, sell or authorize any shares of capital stock or any other equity interests, as applicable;

•	split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of capital stock or any other equity interests, as applicable;

•	make any material tax election not required by law or settle or compromise any material tax liability other than in the ordinary course of business;

•	except as may be required by law or U.S. GAAP, make any material change in the financial or tax accounting methods, principles or practices of OAC or Merger Sub;

•	hire, engage or terminate without cause any employee or individual independent contractor with annual compensation in excess of $300,000;

•

materially increase the compensation or benefits payable to any director, officer, employee or independent contractor or take any action to accelerate any payment or benefit payable to any such person or make any material bonus or incentive payment to such persons, subject to certain exceptions;

•	amend, enter into or otherwise modify any contract with the Sponsor or any of the Sponsor’s or OAC’s or Merger Sub’s directors, officers, employees, stockholders, warrant holders or affiliates;

•	make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

•

incur any indebtedness or guarantee any indebtedness of a third party, issue or sell any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

•	merge or consolidate with any other person;

•

directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other person or enter into any strategic joint ventures, partnerships or alliances with any other person;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; and

•

initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action), except for certain exceptions.

•

As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, OAC will duly give notice of and use its reasonable best efforts to duly convene and hold the extraordinary general meeting to approve the Condition Precedent Proposals.

•

Subject to certain exceptions, OAC will use its reasonable best efforts to cause: (i) OAC’s initial listing application with NYSE to have been approved; (ii) OAC to satisfy all applicable initial and continuing listing requirements of NYSE; and (iii) the New Hims Class A Common Stock issuable in accordance with the Merger Agreement, including the Domestication and the Merger, to be approved for listing on NYSE.

•

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, OAC will not, and will cause its representatives and subsidiaries not to: (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person other than Hims (a “Competing Company”) that may constitute, or could reasonably be expected to lead to, an OAC Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding an OAC Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to OAC or Merger Sub or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any of OAC or Merger Sub to a Competing Company, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, an OAC Competing Transaction; (iv) approve, endorse or recommend any OAC Competing Transaction; or (v) enter into a OAC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to an OAC Competing Transaction or publicly announce an intention to do so.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

using reasonable best efforts and reasonably cooperating in good faith to implement effective concurrently with the Closing the Incentive Equity Plan and ESPP, and, as soon as reasonably practicable following the Closing, to grant the New Hims equity awards contemplated by the Merger Agreement;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Merger Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•

using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperate in connection with certain tax matters and filings.

In addition, OAC and Hims agreed that OAC and Hims will prepare and mutually agree upon, and OAC will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of Hims will become the management of New Hims, and the New Hims Board will consist of seven directors. Pursuant to the Merger Agreement, the New Hims Board will consist of Andrew Dudum, Jules Maltz, Kirsten Green, Toby Cosgrove, M.D., Alex Bard, Lynne Chou O’Keefe and David Wells.

Survival of Representations, Warranties and Covenants

The representations, warranties, covenants and agreements in the Merger Agreement terminate at the Closing, except for the covenants and agreements that by their terms apply in whole or in part after the Closing, which shall survive the Closing in accordance with their terms.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of OAC and Hims;

•

by either OAC or Hims, if an order by any governmental entity of any nature which has become final and non-appealable is in effect prohibiting the consummation of the transactions contemplated by the Merger Agreement or any law has been adopted that makes consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited;

•

by OAC, subject to certain exceptions, (A) if there has occurred a Hims Material Adverse Effect such that certain conditions to the obligations of the OAC Parties, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not or would not reasonably be expected to be satisfied on or prior to the Outside Date; or (B) if any of the representations or warranties made by Hims are not true and correct or if Hims fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of the OAC Parties, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) twenty-five (25) days after written notice thereof, and (ii) March 30, 2021 (the “Outside Date”);

•

by Hims, (A) if there has occurred an OAC Material Adverse Effect such that certain conditions to the obligations of Hims, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not or would not reasonably be expected to be satisfied on or prior to the Outside Date; or (B) subject to certain exceptions, if any of the representations or warranties made by the OAC Parties are not true and correct or if any OAC Party fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Hims, as described in the section entitled “—Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) twenty-five (25) days after written notice thereof, and (ii) the Outside Date;

•	by either OAC or Hims, if the transactions contemplated by the Merger Agreement are not consummated on or prior to the Outside Date, unless the breach of any covenants or obligations under the Merger Agreement by the party seeking to terminate was a principal cause of or primarily resulted in the failure to consummate the transactions contemplated by the Merger Agreement on or prior to the Outside Date;

•	by Hims, if there has been a Change in Recommendation;

•	by either OAC or Hims, if the approval of the Condition Precedent Proposals are not obtained at the extraordinary general meeting (including any adjournment thereof); and

•

by OAC, at any time prior to the delivery of the Hims Stockholder Written Consent, if Hims does not deliver the Hims Stockholder Written Consent within four (4) hours of the execution of the Merger Agreement.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligation under the Merger Agreement other than customary confidentiality obligations, except in the case of Fraud (as defined in the Merger Agreement) or a willful and material breach of the Merger Agreement.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Merger Agreement is terminated in accordance with its terms, Hims shall pay, or cause to be paid, all unpaid Hims expenses and OAC shall pay, or cause to be paid, all unpaid OAC expenses and (ii) if the Closing occurs, then New Hims shall pay, or cause to be paid, all unpaid Hims Expenses and all unpaid OAC expenses.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act also applies to the Domestication).

Amendments

The Merger Agreement may be amended or modified only by a written agreement executed and delivered by OAC, Merger Sub and Hims.

Ownership of New Hims

As of the date of this proxy statement/prospectus, there are 25,156,250 ordinary shares issued and outstanding, which includes an aggregate of 5,031,250 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,725,000 warrants, comprised of 4,016,667 private placement warrants held by Sponsor and 6,708,333 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Hims Class A Common Stock. Pursuant to the Sponsor Agreement, the Sponsor will surrender and forfeit for no consideration 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants of OAC. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination, and assuming that none of OAC’s outstanding public shares are redeemed in connection with the Business Combination), OAC’s fully-diluted share capital would be 35,881,250 ordinary shares.

The following table illustrates varying estimated ownership levels in New Hims Class A Common Stock immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) 145,464,420 shares of New Hims Class A Common Stock are issued to the holders of shares of capital stock of Hims at the Closing; (ii) all shares of New Hims Class V Common Stock that will be held by Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, immediately following Closing have been converted into New Hims Class A Common Stock on a one-for-one basis; (iii) no shares of Hims capital stock are repurchased in the Hims Pre-Closing Redemption; (iv) 7,500,000 shares of New Hims Class A Common Stock will be issued in the PIPE Financing; (v) no public warrants or private placement warrants to purchase New Hims Class A Common Stock that will be outstanding immediately following the Closing have been exercised; (vi) no vested or unvested options to acquire New Hims Class A Common Stock that will be held by Hims Equityholders immediately following Closing have been exercised; (vii) no restricted stock unit awards that will be held by Hims Equityholders immediately following the Closing have been settled; and (viii) no Earn Out Shares (or equivalent equity awards in respect thereof) that will be held by Hims Equityholders immediately following the Closing will have vested. If the actual facts are different than these assumptions, the ownership percentages in New Hims will be different.

	Share Ownership in New Hims
	No redemptions	Maximum redemptions(1)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
OAC public shareholders	11.4%	7.3%
Sponsor(2)	2.1%	2.2%
PIPE Investors	4.2%	4.4%
Hims Stockholders(3),(4),(5)	82.3%	86.1%

(1)

Assumes that 7,822,956 of OAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

(2)

Includes 3,773,437 Class B ordinary shares held by the Sponsor originally acquired prior to or in connection with OAC’s initial public offering and reflects the forfeiture of 25.0% of the Class B ordinary shares pursuant to the Sponsor Agreement.

(3)

Includes shares of New Hims Class V Common Stock to be issued to Mr. Dudum, including his affiliates and permitted transferees. Pursuant to the terms of the Merger Agreement, Mr. Dudum is expected to hold, directly or indirectly, shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock representing approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis.

(4)

Excludes options to acquire New Hims Class A Common Stock, awards of restricted stock units with respect to shares of New Hims Class A Common Stock, and the 16 million Earn Out Shares (or equivalent equity awards in respect thereof). Inclusion of all such securities would dilute the ownership of all stockholders of New Hims.

(5)

Excludes 720,838 shares of New Hims Common Stock otherwise issuable upon consummation of the Business Combination which are expected to be settled upon consummation of the Business Combination to satisfy amounts due under certain Hims promissory notes.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Agreement, the form of Subscription Agreement, the form of Hims Stockholder Support Agreement, the Sponsor Registration Rights Agreement, and the Amended and Restated Investors’ Rights Agreement are attached hereto as Annex E, Annex F, Annex G, Annex H, and Annex I, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

Concurrently with the execution of the Merger Agreement, OAC has entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and OAC has agreed to issue and sell to the PIPE Investors, an aggregate of 7,500,000 shares of New Hims Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $75,000,000. The shares of New Hims Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. OAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the closing of the Business Combination.

Sponsor Registration Rights Agreement

At the Closing, New Hims and the Sponsor intend to enter into the Sponsor Registration Rights Agreement, which will terminate and replace the OAC Registration and Shareholder Rights Agreement and pursuant to which, among other things, the Sponsor will be granted certain registration rights and will be granted certain preemptive rights with respect to its respective shares of New Hims Class A Common Stock.

In particular, the Sponsor Registration Rights Agreement provides for the following registration rights:

•

Demand registration rights. At any time after the Closing Date, New Hims will be required, upon the written request of the Sponsor, to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. New Hims is not obligated to effect (i) more than one demand registration during any six-month period or (ii) any demand registration if a registration statement on Form S-3 or its successor form, or, if New Hims is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Investors of all of the registrable securities then held by such Investors that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). In order to be effected, any underwritten demand registration must result in aggregate proceeds to the selling shareholders of at least $25,000,000.

•

Shelf registration rights. No later than forty five (45) days following the Closing Date, New Hims shall file a Resale Shelf Registration Statement. New Hims shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the SEC notifies the Company that it will “review” the registration statement) after the date of the Sponsor Registration Rights Agreement and (ii) the tenth (10th) business day after the date New Hims is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period (as defined in the Sponsor Registration Rights Agreement).

•

Piggyback registration rights. At any time after the Closing Date, if New Hims proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor is entitled to include its registrable securities in such registration statement.

•

Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by New Hims and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Sponsor Registration Rights Agreement contains customary cross-indemnification provisions, under which New Hims is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Hims, and holders of registrable securities are obligated to indemnify New Hims for material misstatements or omissions attributable to them.

•

Registrable securities. Securities of New Hims shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or such securities shall have ceased to be outstanding.

•

Lock-up. Notwithstanding the foregoing, the Sponsor, New Hims and New Hims’ directors and officers shall, if requested, deliver a customary lock-up agreement in connection with any underwritten public offering, subject to certain customary exceptions.

Amended and Restated Investors’ Rights Agreement

Pursuant to the Merger Agreement, OAC and certain Hims Stockholders entered into the Amended and Restated Investors’ Rights Agreement contingent upon and to be effective immediately prior to the Closing pursuant to which, among other things, such Hims Stockholders (i) have agreed not to effect any sale or distribution of equity securities of New Hims during the lock-up period described therein and (ii) will be granted certain customary registration rights with respect to their shares of New Hims Class A Common Stock, including the right to have such shares registered for resale pursuant to a Registration Statement on Form S-1 to be filed by New Hims no later than forty-five (45) days following the Closing.

Support Agreements

Certain Hims Stockholders have each entered into a Support Agreement (collectively, the “Hims Stockholder Support Agreements”) with OAC, pursuant to which such Hims Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, OAC, the Sponsor and Hims entered into the Sponsor Agreement, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Condition Precedent Proposals, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of OAC or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) be bound by certain transfer restrictions with respect to its shares in OAC prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement. In addition, pursuant to the Sponsor Agreement, the Sponsor will surrender and forfeit for no consideration 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants for no consideration and as a contribution to the capital of OAC to be effectuated in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.

Background to the Business Combination

OAC is a blank check company incorporated on April 9, 2019 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, OAC utilized the global network and investing, industry, sector and transaction experience of the Sponsor, OAC’s management and the OAC Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among OAC, Hims and their respective representatives and advisors.

In April 2019, prior to the closing of OAC’s initial public offering, OAC issued 4,312,500 founder shares to the Sponsor in exchange for a capital contribution of $25,000. In June 2019, OAC effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. On July 22, 2019, OAC completed its initial public offering of 20,125,000 units at a price of $10.00 per unit generating gross proceeds of $201,250,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, OAC completed the private placement of 4,016,667 private placement warrants at an offering price of $1.50 per private placement warrant with the Sponsor.

Prior to the consummation of its initial public offering, neither OAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with OAC.

After the initial public offering, OAC’s management team commenced an active search for potential business combination targets, leveraging the Sponsor’s network of bankers, private equity firms, venture capital and hedge funds, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of OAC’s officers and directors. OAC’s search primarily focused on companies in the industrial and consumer sectors, and included both privately held companies and assets or divisions owned by publicly traded companies.

In the process that led to identifying Hims as an attractive investment opportunity, OAC’s management team evaluated over 300 potential business combination targets, entered into non-disclosure agreements with approximately 40 potential business combination targets (other than Hims), and submitted non-binding indications of interest or letters of intent with respect to 12 potential business combination targets (other than Hims).

On April 27, 2020, Hims was proposed as a potential business combination target through OAC’s network of private equity and venture capital investors and OAC’s management was subsequently introduced to Hims via email.

On May 7, 2020, Mr. Alexander Taubman, the President of OAC, and Mr. Andrew Dudum, the Chief Executive Officer of Hims, had an introductory telephone conversation in which they discussed a potential business combination between OAC and Hims.

On May 11, 2020, OAC and Hims entered into a non-disclosure agreement which contained, among other provisions, customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which Hims agreed that it has no right, title, interest or claim in OAC’s trust account.

On May 12, 2020, OAC received summary information and financials of Hims from Mr. Spencer Lee, the Chief Financial Officer of Hims.

On May 13, 2020, Hims was first highlighted to the OAC Board during a regularly scheduled board meeting.

On May 19, 2020, Messrs. Dudum, Lee, Taubman, and Zaid Pardesi, the Chief Financial Officer and Head of M&A of OAC, held a telephonic meeting to discuss a potential transaction and answer questions regarding the business.

On June 1, 2020, Mr. Pardesi had a telephone conversation with Deutsche Bank Securities Inc. (“Deutsche Bank”) to discuss the Hims business. Deutsche Bank began a process with its equity capital markets and Healthcare IT teams to perform a detailed benchmarking and valuation exercise.

On June 2, 2020, OAC had a telephone conversation with Credit Suisse Securities (USA) LLC (“Credit Suisse”) to discuss the Hims business. Credit Suisse began a process with its equity capital markets and Healthcare IT teams to perform a detailed benchmarking and valuation exercise.

On June 5, 2020, OAC sent a “transaction framework for discussion” presentation to Hims reflecting OAC’s thoughts on valuation and deal execution timing. The presentation proposed a pro forma enterprise value of $1.6 billion, or 8x 2021 revenue. The presentation also included comparable company analysis support for the proposed valuation from discussions and analysis with Credit Suisse and Deutsche Bank. Later that day, Messrs. Taubman and Pardesi had a discussion with Messrs. Dudum and Lee regarding the provided transaction framework and answered preliminary questions.

On June 12, 2020, Messrs. Taubman and Pardesi had a discussion with Messrs. Dudum and Lee to continue discussing the transaction framework, answer further questions, and discuss next steps.

On June 18, 2020, Hims engaged LionTree Advisors LLC (“LionTree”) as its exclusive financial advisor, and subsequently entered into a formal engagement letter with LionTree on June 25, 2020.

On June 25, 2020, OAC submitted a list of discussion topics for initial diligence to LionTree ahead of further due diligence meetings with management.

On June 30, 2020, representatives of OAC management, including Mr. Patrick McCaney, Chief Executive Officer of OAC, Messrs. Taubman and Pardesi, and representatives from Hims (including Messrs. Dudum and Lee), and Paul Meister, a member of the OAC Board, participated in two separate management meetings via telephone. Representatives from LionTree, including Mr. Ehren Stenzler, were also in attendance. Key topics of the meetings included the telehealth industry, competition, strategy, future growth, financial performance, unit economics, and key performance indicators. That same day, during a regularly scheduled update call with the OAC Board, OAC management provided an update on its highest priority targets, one of which was Hims. The OAC Board was also provided information regarding preliminary valuation, multiples, OAC management’s evaluation of the Hims business and investment thesis and risk, financial information, and comparable businesses.

On July 2, 2020, Mr. Taubman sent Messrs. Dudum and Lee a first draft of a non-binding letter of intent setting forth the key terms with respect to a potential business combination transaction involving OAC and Hims (the “Letter of Intent”). The Letter of Intent included a proposed valuation of $1.6 billion, or approximately 8.6x 2021 estimated revenue. Between July 2, 2020 and July 17, 2020, OAC and its representatives, on the one hand, and Hims and its representatives, on the other hand, had multiple conversations on and exchanged multiple drafts of the Letter of Intent.

On July 6, 2020, Messrs. Taubman and Pardesi from OAC and Mr. Stenzler from LionTree discussed the terms of the Letter of Intent via telephone. Additionally, Mr. Stenlzer requested a meeting between OAC and the Hims board of directors. After the conversation, Mr. Stenzler provided OAC with a revised draft of the Letter of Intent, which generally reserved for further comment on valuation and consideration amounts but requested, among other items, a minimum cash condition of $200 million.

On July 13, 2020, OAC’s entire management team, Mr. John Frank, a member of the OAC Board, and members of the Credit Suisse and Deutsche Bank teams presented the proposed transaction with OAC to members of the Hims board of directors.

On July 15, 2020, Messrs. Taubman and Pardesi from OAC and Mr. Stenzler from LionTree discussed feedback from the Hims board of directors on OAC’s proposal, including requests for (i) Hims Equityholders to receive 16 million shares of New Hims Class A Common Stock at Closing, with such shares vesting in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 within five years following the closing of the proposed transaction; (ii) the Sponsor to transfer 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants of OAC to Hims Equityholders in order to provide additional value to the existing Hims Equityholders; and (iii) Hims management to receive a $10 million transaction bonus at closing.

On July 16, 2020, Mr. Stenzler provided OAC with a further revised draft of the Letter of Intent reflecting the conversation from the prior day.

On July 17, 2020, OAC, LionTree, Deutsche Bank, Credit Suisse, Kirkland & Ellis LLP (“K&E”), counsel to OAC, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”), legal counsel to Hims, participated in a kick-off telephonic meeting to discuss diligence, timeline, deal structure, and key workstreams. OAC later provided Hims with a final, revised draft of the Letter of Intent that largely accepted the revisions proposed by Hims in the July 16, 2020 draft. That same day, Hims and OAC agreed to and executed the Letter of Intent.

On July 20, 2020, OAC received additional diligence materials and data from LionTree in response to previous diligence requests.

On July 22, 2020, representatives of OAC management, including Messrs. McCaney Taubman, and Pardesi, and representatives from Hims, including Messrs. Dudum and Lee, participated in a detailed financial diligence call. Representatives from LionTree, including Mr. Stenzler, were also in attendance. On July 27, 2020, OAC, Hims, LionTree, Credit Suisse, Deutsche Bank, and Westwicke, capital markets advisor to Hims, held a telephonic meeting to discuss potential PIPE investors.

On July 29, 2020, OAC, Hims, Credit Suisse, Deutsche Bank, and LionTree held a telephone conference to discuss the financial projections. That same day, Hims provided OAC and its advisors with access to an online data room for purposes of conducting further due diligence with respect to Hims. Between July 29, 2020 and September 29, 2020, representatives of OAC, including its directors and officers, and the Sponsor, conducted further due diligence with respect to Hims and, over the same period of time, OAC’s third-party advisors conducted due diligence with respect to Hims.

Between August 4, 2020 and August 6, 2020, OAC and Hims management had multiple calls to discuss the working draft of the PIPE investor presentation and to prepare for upcoming investor meetings.

On August 7, 2020, Credit Suisse and Deutsche Bank started formal outreach to investors. That same day, K&E provided the initial draft of the Merger Agreement to Gunderson. Between August 7, 2020 and September 30, 2020, K&E, on the one hand, and Gunderson, on the other hand, exchanged numerous revised drafts of the Merger Agreement and the related ancillary documents, and had telephone conversations and negotiations concerning these documents and agreements, which included, in certain instances, representatives of OAC and representatives of Hims.

On August 9, 2020, Credit Suisse and Deutsche Bank began to provide virtual data room access to potential PIPE investors.

On August 10, 2020, the investor presentation was posted to the virtual data room ahead of investors meetings. Following the initial investor meeting, Credit Suisse and Deutsche Bank provided regular updates to OAC management on the status of the wallcross and investor demand for the PIPE.

On August 11, 2020, the OAC Board held a telephonic meeting during which it reviewed a draft of the Hims investor presentation and discussed the status and process of the transaction.

On August 12, 2020, Hims and OAC signed an exclusivity agreement, pursuant to which both parties agreed that they would exclusively work together in exploring the transaction and would not engage in competing transactions through September 8, 2020. The same day, OAC management, Hims management, Credit Suisse, Deutsche Bank, LionTree, K&E and Gunderson participated in an all-hands workstream discussion.

On August 13, 2020, the draft subscription agreement was posted to the virtual data room for PIPE investors to review.

On August 18, 2020, OAC, Hims, LionTree, and Deutsche Bank held a telephone meeting to further discuss the financial model associated with the transaction.

From and after August 18, 2020, the parties continued to negotiate the Merger Agreement and the ancillary documents thereto, including the Sponsor Agreement, the Sponsor Registration Rights Agreement, the Amended and Restated Investors’ Rights Agreement, and the Proposed Governing Documents. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, post-closing governance matters, including adoption of a dual class voting structure, scope of registration rights, the Hims Pre-Closing Redemption, the size of the Incentive Equity Plan and the ESPP, and other matters. In addition, throughout this period, the board of directors of Hims met regularly to evaluate and agree upon the key terms of the various drafts exchanged between the parties.

On August 19, 2020, summary risk factors were posted to the virtual data room for PIPE investors to review.

On August 25, 2020, OAC management and Mr. Lee held a telephone conference to discuss Hims’ financial results for July 2020.

On September 9, 2020, Hims and OAC agreed to extend exclusivity by two weeks until September 22, 2020, based on the parties’ continued negotiations.

On September 13, 2020, the parties agreed on a dual class structure pursuant to which Mr. Dudum would hold approximately 90% of the voting power of the post-closing public company. This was the result of the parties’ negotiations of the various drafts exchanged between the parties of the Letter of Intent and Merger Agreement, including consideration of a proposal by Hims to implement a dual class structure pursuant to which all existing Hims Stockholders would exchange their shares into high vote stock with 10x voting rights of New Hims. After extensive negotiations and the parties’ analysis of the marketability of a dual class structure, the parties each believed that the success of New Hims would rest on its ability to undertake a long-term view and agreed that Mr. Dudum’s controlling interest would enhance New Hims’ ability to focus on long-term value creation and help insulate New Hims from short-term outside influences. In addition, OAC’s management and the OAC Board did not believe that Hims would enter into a Business Combination with OAC without a dual class structure.

On September 17, 2020, Mr. Lee provided OAC with a financial update and summary of Hims’ financial performance for August 2020.

On September 21, 2020, the draft Merger Agreement was posted to the virtual data room for potential PIPE investors to review.

On September 23, 2020, Hims and OAC agreed to extend exclusivity through October 5, 2020, to allow the parties’ time for continued negotiations.

On September 29, 2020, the OAC Board held a meeting via telephone, together with the management of OAC and representatives of K&E, Walkers (Cayman Islands counsel to OAC), Credit Suisse, and Deutsche Bank reviewed the terms of the proposed final definitive documentation. Messrs. McCaney, Taubman, and Pardesi led a question and answer discussion and walked the OAC Board through certain specific deal terms. The OAC Board noted that it was not obtaining a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination, but because its officers and directors had substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, the OAC Board concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination. The OAC Board also concluded that Hims has a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned), and would have such fair market value at the time of OAC’s signing of a definitive agreement for the Business Combination, and thus determined that this test was met in connection with the proposed Business Combination. The OAC Board also reviewed proposed resolutions which would be adopted by the OAC Board in order to approve the entry into the Merger Agreement and related transactions. The OAC Board determined, based on the factors cited in “The OAC Board’s Reasons for the Business Combination,” that it was in the best interests of OAC to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized OAC’s officers to finalize the documentation.

On September 30, 2020, the board of directors of Hims unanimously determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Hims and Hims’ stockholders, and subsequently approved the Merger Agreement and related transactions. Later that day, the parties executed the Merger Agreement, the Sponsor Agreement, the Amended and Restated Investors’ Rights Agreement and the Hims Stockholder Support Agreements. Thereafter, Hims’ stockholders adopted and approved the Merger Agreement and the related transactions, including the Hims Pre-Closing Recapitalization. That same day, the final form of subscription agreement was posted to the virtual data room for PIPE investors to review.

On October 1, 2020, and prior to the open of public markets in the United States, Hims issued a press release announcing the Business Combination and, shortly thereafter, OAC filed a Current Report on Form 8-K attaching the press release, the investor presentation previously provided to certain potential PIPE investors and current shareholders of OAC, the Sponsor Agreement, the form of Support Agreement, the form of Subscription Agreement which was executed by the PIPE Investors in connection with the PIPE Financing, the Sponsor Registration Rights Agreement, the Amended and Restated Investors’ Rights Agreement and the Merger Agreement.

The OAC Board’s Reasons for the Business Combination

OAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The OAC Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the OAC Board and management to identify, acquire and operate one or more businesses. The members of the OAC Board and management have extensive transactional experience, particularly in the industrial and consumer sectors, and are well qualified to evaluate the transaction with Hims.

The OAC Board, in evaluating the transaction with Hims, consulted with its legal counsel and other advisors. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, the Domestication and the Merger, are in the best interests of OAC and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination, the Domestication and the Merger, the OAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the OAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The OAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In particular, the OAC Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:

A.

Brand. The OAC Board noted the strength of Hims’ brand that results from a strategy of putting healthcare consumers at the center of the platform, redefining their entire healthcare experience, and reducing the confusion, complexity, and cost across a wide variety of health conditions.

B.	Audience. The OAC Board noted Hims’ expertise in building direct and deep relationships with the millennial audience, who will make up the majority of future healthcare spend in the coming decades.

C.

Technology. The OAC Board noted Him’ proprietary and vertically-integrated telehealth platform that offers a streamlined patient and clinician experience facilitated by proprietary algorithms and a customizable and integrated technology stack.

D.

Scalability. The OAC Board noted how the Hims platform can be quickly scaled to serve meaningfully higher volumes and how it is built to accommodate the seamless and quick addition of new products and services to Hims’ existing solution suite. The OAC Board further noted the potential accretive nature of future expansion on top of the platform.

E.

Quality. The OAC Board noted how the Hims platform offers a higher quality experience for both consumers and providers while enhancing quality of care through strict adherence to evidence-based principles.

F.

Team. The OAC Board noted how the Hims management team, which will remain in place, brings veteran leadership with the most highly-relevant healthcare, technology, and consumer expertise, and leverage a wealth of knowledge in management roles at both public and private organizations ranging from start-ups to Fortune 500 companies.

G.	Strategic Plan with Multiple Levers for Growth. The OAC Board believes that Hims’ strategic plan is attractive given the multitude of growth levers available.

i.

Continue to acquire more customers. Hims has developed a consumer-centric value proposition that will allow it to acquire new customers through organic means, including word of mouth and user-generated content from existing customers, supplemented by sophisticated omni-channel acquisition strategies to acquire profitable customers.

ii.

Grow within existing customer base. As the majority of Hims’ subscription-based customers have limited loyalty to the traditional healthcare system and typically have not previously sought treatment for their particular condition when first using Hims, Hims plans to offer new products and services to meet the needs of these customers as their healthcare needs evolve.

iii.

Category expansion into new chronic conditions. Hims has a roadmap that calls for rapid category expansion into new chronic and often stigmatized conditions that are generally chronic in nature, typically require ongoing medical and pharmaceutical management, and can be safely treated via telehealth. Future chronic care opportunities that show high prevalence within Hims’ existing customer base include sleep disorders, infertility, diabetes, cholesterol, and hypertension, which represent $15 billion, $15 billion, $70 billion, $21 billion, and $7 billion market opportunities, respectively.

iv.

Leverage existing platform to penetrate new sales channels and further improve operations. Hims is in a unique position to continue transforming the existing healthcare system through partnerships with existing health systems for in-person care and by expanding coverage through enhanced in-house capabilities.

v.	Expand into new geographies. The Hims platform has been developed to be scalable and applicable across new markets and languages, providing significant white space for geographic expansion.

H.

Financial Condition. The OAC Board also considered factors such as Hims’ historical financial results, outlook and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

I.

Terms of Transaction. The OAC Board reviewed and considered the terms of the Merger Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Merger Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements.

J.

Results of Review of Transactions. The OAC management team evaluated several companies to which the OAC management team thought it could add value through its relationships and expertise. In particular, since OAC’s initial public offering, representatives of OAC had evaluated over 300 potential business combination targets, entered into non-disclosure agreements with approximately 40 potential business combination targets (other than Hims), and submitted non-binding indications of interest or letters of intent with respect to 12 potential business combination targets (other than Hims). Despite these efforts, the OAC Board was not aware of any transaction available to OAC that it believed was more favorable than the Business Combination with Hims. In addition, the OAC Board considered that the terms of the Business Combination had been negotiated on an arm’s-length basis in light of each party’s judgment about its ability to negotiate different or better terms or into alternative strategic transactions. Based on the negotiations, the OAC Board considered that it believed that the terms of the Merger Agreement and related agreements were the best terms to which Hims was reasonably likely to agree. See “—Background to the Business Combination” for more information on OAC’s consideration of other transactions and the negotiations of the terms of the Business Combination. The OAC Board also considered that OAC could decide not to consummate an initial business combination and return to its shareholders their pro rata portion of the trust account, however, the OAC Board determined that, in light of the other factors considered by the OAC Board noted in this section, the Business Combination was more beneficial to OAC’s shareholders than not consummating an initial business combination.

K.

Continued Ownership By Hims Stockholders. The OAC Board considered that Hims Equityholders would be receiving nearly all of its consideration in equity in the combined company, which, with respect to significant equityholders of Hims will be subject to certain transferability restrictions for a period following the Closing of the Business Combination. The OAC Board considered this as a sign of confidence in the combined company following the Business Combination and the benefits to be realized by each company as a result of the Business Combination.

L.

Results of Due Diligence. The OAC Board considered the scope of the due diligence investigation conducted by OAC’s management and outside advisors and evaluated the results thereof and information available to it related to Hims, including:

a.	multiple meetings and calls with the Hims management team regarding its operations, financial metrics, historical performance, and financial projections and the proposed transaction;

b.

review of materials related to Hims made available by Hims, including material contracts, strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, risk mitigation materials and other legal diligence;

c.	review of healthcare and FDA regulatory due diligence materials prepared by legal advisors;

d.	other financial, legal, and environmental diligence; and

e.	discussions with industry experts.

M.

Attractive Valuation. OAC management reviewed the market capitalization and implied enterprise value of comparable companies, including Livongo, Teladoc, One Medical, and GoodRx, which OAC management deemed relevant based on its professional judgment and expertise, and compared the same to the implied enterprise value of Hims determined in accordance with the internal valuation analysis of OAC management. OAC management found that Hims’ implied equity value of $1.6 billion equaled 8.9x estimated 2021 revenue and 12.2x estimated 2021 gross profit, an attractive valuation relative to telehealth peers despite Hims’ leading growth and margin profile.

The OAC Board also considered a variety of uncertainties and risks and other potentially negative factors, although not weighted or in any order of significance, concerning the Business Combination:

A.

Potential Inability to Complete the Business Combination. The OAC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to OAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. In particular, they considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for the approval of OAC’s public shareholders and antitrust approval. In addition, the OAC Board considered the risk that the current public shareholders of OAC would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to the combined company following the consummation of the Business Combination and potentially resulting in Hims being unwilling to close the Business Combination or requiring Hims to waive certain conditions under the Merger Agreement in order for the Business Combination to be consummated. The OAC Board noted that the Merger Agreement includes a condition that, after giving effect to redemptions by holders of OAC Class A ordinary shares in connection with the Business Combination and the PIPE Investment, the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, shall equal no less than $200 million. As of October 15, 2020, without giving effect to any future redemptions that may occur, the trust account has approximately $204.5 million. Further, the OAC Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Hims will be acquired at an aggregate purchase price that the OAC Board evaluated and considers to be attractive to OAC’s shareholders.

B.

Hims Business Risks. The OAC Board considered that OAC shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which were different from the risks related to holding public shares of OAC prior to the Closing. In this regard, the OAC Board considered that there were risks associated with successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The OAC Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that OAC shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

C.

Post-Business Combination Corporate Governance. The OAC Board considered the corporate governance provisions of the Merger Agreement and the Proposed Governing Documents and the effect of those provisions on the governance of the company following the Closing. In particular, they considered that Hims Stockholders will have the right to designate directors to the board of directors of the combined company for as long as they hold certain amounts of the voting interests in the combined company and, in particular, Mr. Dudum, who will hold approximately 90% of the voting power of New Hims pursuant to the dual class structure to be adopted in connection with the Business Combination. See “—The Merger Agreement” for detailed discussions of the terms and conditions of these agreements.

D.	Limitations of Review. The OAC Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price OAC is paying to acquire Hims is fair to OAC or its shareholders from a financial point of view. In addition, the senior management reviewed only certain materials in connection with its due diligence review of Hims. Accordingly, the OAC Board considered that OAC may not have properly valued Hims.

E.

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Hims. The OAC Board considered that the terms of the Merger Agreement provide that OAC will have no surviving remedies against the majority shareholders of Hims after the Closing to recover for losses as a result of any inaccuracies or breaches of certain of Hims’ fundamental representations, warranties or post-closing covenants set forth in the Merger Agreement. As a result, OAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Hims prior to the Closing, whether determined before or after the Closing, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The OAC Board determined that this structure was appropriate and customary, in light of the fact that a significant number of transactions include similar terms and the existing equityholders of Hims would continue to be equityholders in the combined company.

F.

Interests of OAC’s Directors and Executive Officers. The OAC Board considered the potential additional or different interests of OAC’s directors and executive officers, as described in the section entitled “—Interests of OAC’s Directors and Executive Officers in the Business Combination.” However, OAC’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for OAC’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by OAC with any other target business(es) and (iii) a significant portion of the consideration to OAC’s directors and executive officers was structured to be realized based on the future performance of the New Hims Class A Common Stock.

In addition to considering the factors described above, the OAC Board also considered that certain of the officers and directors of OAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of OAC’s shareholders. OAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the OAC Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination and the Merger.

The OAC Board concluded that the potential benefits that it expected OAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the OAC Board determined that the Merger Agreement, the Business Combination and the Merger were in the best interests of OAC and its shareholders.

Certain Company Projected Financial Information

The prospective financial information was not prepared with a view towards compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Hims’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections are not predictive of Hims’ actual future results and should not be construed as financial guidance for any future period. The projections reflect the consistent application of the accounting policies of Hims and should be read in conjunction with the accounting policies included in Note 2 to the accompanying the historical audited consolidated financial statements of Hims included in this proxy statement/prospectus.

Hims’ revenue projections are based on its management’s expectation of increasing net orders from new customers acquired through its marketing channels and repeat customer orders primarily from its subscription-based customers. The revenue projections are also driven by a combination of increasing net orders and average order values. Additionally, Hims management expects to maintain its revenue generated from wholesale partners. These revenue assumptions were incorporated as part of projected Adjusted EBITDA. Projected Adjusted EBITDA also includes management’s expectation of increasing marketing expenses and selling, general, and administrative expenses to support the expected growth of Hims.

The financial projections for revenue and costs are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Hims’ control. While all projections are necessarily speculative, Hims believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Hims or its representatives considered or currently consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, us for use as a component of our overall evaluation of Hims and are included in this proxy statement/prospectus because they were provided to the OAC Board for its evaluation of the Business Combination. Hims has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including us. Neither the management of Hims nor any of its representatives, advisors or affiliates has made or makes any representation to any person regarding the ultimate performance of Hims compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Hims will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, the management of Hims. KPMG LLP, Hims’ independent auditors, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The report of KPMG LLP included in this proxy statement/prospectus relates to historical financial information of Hims. They do not extend to the projections and should not be read as if they do.

The key elements of the projections provided to us are summarized in the table below (in millions of dollars, unaudited).

	2020E	2021E	2022E
Revenue	$138	$179	$233
Gross Profit	$98	$130	$175
Adjusted EBITDA(1)	($20)	($29)	($9)

(1)

See “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for information about Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

The reconciliation of projected Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs and asset write-offs. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by OAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Hims generally used to approve the transaction, the Hims board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was in the best interests of OAC and its shareholders and appropriately reflected Hims’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Hims’ historical growth rate and its potential for future growth in revenue and profits. The OAC Board believes that the financial skills and background of its members qualify it to conclude that the business combination with Hims met this requirement.

Interests of OAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the OAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including OAC’s directors and executive officers, has interests in such proposal that are different from, or in addition to, those of OAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any Class A ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the 5,031,250 Class B ordinary shares it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $6,025,000 for its private placement warrants, and the Class A ordinary shares underlying those warrants would be worthless if a business combination is not consummated by July 22, 2021 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the Sponsor and OAC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares) held by them if OAC fails to complete an initial business combination by July 22, 2021;

•	the fact that the Sponsor Registration Rights Agreement will be entered into by the Sponsor;

•

the fact that the Sponsor entered into the Sponsor Agreement pursuant to which the lock-up period to which our Sponsor and our directors and executive officers are subject was amended to provide for termination of the lock-up subsequent to our initial business combination upon the closing price of New Hims Class A Common Stock equaling or exceeding $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing;

•	the continued indemnification of OAC’s directors and officers and the continuation of OAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and OAC’s officers and directors will lose their entire investment in OAC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 22, 2021; and

•

the fact that if the trust account is liquidated, including in the event OAC is unable to complete an initial business combination by July 22, 2021, the Sponsor has agreed to indemnify OAC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which OAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to OAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, Hims and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, Hims and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the NYSE Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C, the Governing Documents Proposal D, the Governing Documents Proposal E, and the Governing Documents Proposal F are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem, and (iv) New Hims’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, OAC has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Mr. Dudum comprising a majority of the voting power of the combined company, Hims’ operations prior to the acquisition comprising the only ongoing operations of New Hims, Hims’ senior management comprising a majority of the senior management of New Hims, and Hims’ directors comprising all of the board of directors of New Hims. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Hims with the Business Combination being treated as the equivalent of Hims issuing stock for the net assets of OAC, accompanied by a recapitalization. The net assets of OAC will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Hims portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. OAC and Hims filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten (10) business days following the date of the Merger Agreement.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Hims’ assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. OAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, OAC cannot assure you as to its result.

None of OAC or Hims are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that OAC’s entry into the Agreement and Plan of Merger, dated as of September 30, 2020 (as may be amended, supplemented or otherwise modified from time to time, the (“Merger Agreement”), by and among OAC, Rx Merger Sub, Inc., a Delaware corporation (“OAC Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of OAC as an exempted company in the Cayman Islands and the continuation and domestication of OAC as a corporation in the State of Delaware with the name “Hims & Hers Health, Inc.”, (a) OAC Merger Sub will merge with and into Hims (the “Merger”), with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of OAC and (b) following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company Sale, in each case, during the Earn Out Period and on the terms and subject to the conditions set forth in the Merger Agreement, and certain related agreements (including the Sponsor Agreement, the form of Subscription Agreements, the form of Hims Stockholder Support Agreements, the Sponsor Registration Rights Agreement, and the Amended and Restated Investors’ Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H, and Annex I respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT THE OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, OAC is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the board of directors of OAC has unanimously approved, and OAC shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of OAC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, OAC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which OAC will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of OAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of OAC will automatically represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share of New Hims Class A Common Stock on the terms and conditions set forth in the OAC Warrant Agreement; and (iii) each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary share of OAC and underlying OAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the OAC Warrant Agreement.

The Domestication Proposal, if approved, will approve a change of OAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while OAC is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New Hims will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then OAC will also ask its shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Hims under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of OAC, attached hereto as Annex B and the Proposed Governing Documents of New Hims, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of OAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New Hims, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Hims’ stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Hims’ incorporation in Delaware may make New Hims more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, OAC has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Hims to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of OAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Hims immediately following the Domestication will be the same as those of OAC immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that OAC be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, OAC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditioned upon, and with effect from, the registration of OAC as a corporation in the State of Delaware, the name of OAC be changed from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” and the registered office of the Company be changed to 2269 Chestnut Street, #523, San Francisco, California 94123.

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If each of the following Governing Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, OAC will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Hims, in each case, under the DGCL.

OAC’s shareholders are asked to consider and vote upon and to approve by special resolution six (6) separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. The Governing Documents Proposals are conditioned on the approval of the NYSE Proposal, the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Businesses Combination Proposal, the NYSE Proposal and the Domestication Proposal are not approved, the Governing Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Hims. This summary is qualified by reference to the complete text of the Existing Governing Documents of OAC, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents are governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Governing Documents Proposal A)	The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The Proposed Governing Documents authorize 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock.

	See paragraph 7 of the Memorandum of Association.	See Article IV of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Governing Documents Proposal B)	The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing	The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional

	Existing Governing Documents	Proposed Governing Documents
	Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights, provided that the issuance of such preference shares does not materially adversely affect the rights attached to the other shareholders of OAC.	or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 7 of the Memorandum of Association and Articles 8 and 10 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Governing Documents Proposal C)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims.

	See Articles 82 and 91 of our Articles of Association.	See Article VIII subsection A of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal D)	The Existing Governing Documents provide the name of the company is “Oaktree Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Hims & Hers Health, Inc.”

	See paragraph 1 of our Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Governing Documents Proposal D)	The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by July 22, 2021 (twenty-four months after the closing of OAC’s initial public offering), OAC will cease all operations except for the purposes of winding up and will redeem the	The Proposed Governing Documents do not include any provisions relating to New Hims’ ongoing existence; the default under the DGCL will make New Hims’ existence perpetual.

	Existing Governing Documents	Proposed Governing Documents
shares issued in OAC’s initial public offering and liquidate its trust account.

	See Article 165 of our Articles of Association.	This is the default rule under the DGCL.

Exclusive Forum (Governing Documents Proposal D)	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

See Article XII subsections A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Governing Documents Proposal D)	The Existing Governing Documents do not provide restrictions on takeovers of OAC by a related shareholder following a business combination.	The Proposed Governing Documents will have New Hims elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Article XIII subsections A and B of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal D)	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

	Existing Governing Documents	Proposed Governing Documents

See Articles 157-172 of our Articles of Association.

Voting Rights of Common Stock (Governing Documents Proposal E)	The Existing Governing Documents provide that the holders of each ordinary share of OAC is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.	The Proposed Governing Documents provide that holders of shares of New Hims Class A Common Stock will be entitled to cast one vote per share of New Hims Class A Common Stock, and holders of shares of New Hims Class V Common Stock will be entitled to cast 175 votes per share of New Hims Class V Common Stock on each matter properly submitted to the stockholders entitled to vote.
	See Article 82 of our Articles of Association.	See Article IV subsection A of the Proposed Certificate of Incorporation.

Declassification of the Board of Directors (Governing Documents Proposal F)	The Existing Governing Documents provide that the OAC board of directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

The Proposed Governing Documents provides for the declassification of the New Hims Board for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation.

	See Article 97 of our Articles of Association.	See Article V subsection D of the Proposed Certificate of Incorporation.

GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal A—to approve the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock.

As of the date of this proxy statement/prospectus, there are 25,156,250 ordinary shares issued and outstanding, which includes an aggregate of 5,031,250 Class B ordinary shares held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,725,000 warrants to acquire ordinary shares, comprised of 4,016,667 private placement warrants held by Sponsor and 6,708,333 public warrants. Pursuant to the Sponsor Agreement, the Sponsor has agreed to surrender and forfeit for no consideration 25.0% of the Class B ordinary shares and 25.0% of the private placement warrants. A number of securities equal to such surrendered and forfeited Class B ordinary shares and private placement warrants is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of OAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Hims Class A Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of OAC will automatically represent the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share of New Hims Class A Common Stock on the terms and conditions set forth in the OAC Warrant Agreement; and (iii) each issued and outstanding unit of OAC that has not been previously separated into the underlying Class A ordinary share of OAC and underlying OAC warrant upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Hims Class A Common Stock and one-third of one warrant representing the right to purchase one share of New Hims Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the OAC Warrant Agreement.

In accordance with the terms and subject to the conditions of the Merger Agreement, following the Hims Recapitalization and at the Effective Time, (i) each share of Hims common stock and restricted stock outstanding as of immediately prior to the Effective Time (other than dissenting shares and shares held by Hims as treasury stock (which treasury shares will be cancelled for no consideration as part of the Merger)) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, Earn Out Shares and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised or settled immediately prior to the Closing and (iii) each warrant of Hims that is unexercised will be assumed by OAC and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the Closing. Each Hims Equityholder will receive its applicable portion of the 16 million Earn Out Shares (or equivalent equity award) described above that will vest (in part) in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale if the applicable thresholds are met in such Company

Sale, in each case, during the Earn Out Period. For further details, see “Business Combination Proposal—Consideration to Hims Equityholders in the Business Combination.”

In order to ensure that New Hims has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Governing Documents of New Hims change in the authorized share of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 1,000,000 preference shares of OAC to (ii) 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Hims, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Hims that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Governing Documents Proposal A requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the change in the authorized share capital of OAC from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 2,750,000,000 shares of Class A common stock, par value $0.0001 per share, of New Hims, 10,000,000 shares of Class V common stock, par value $0.0001 per share, of New Hims, and 275,000,000 shares of preferred stock, par value $0.0001 per share, of New Hims be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW HIMS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal B—to authorize the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Hims Board and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Governing Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Hims after the Business Combination.

If Governing Documents Proposal A is approved, the number of authorized shares of preferred stock of New Hims will be 275,000,000 shares. Approval of this Governing Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Hims, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Hims and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Hims. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Hims, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Hims Board to issue the authorized preferred stock on its own volition will enable New Hims to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Hims currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Governing Documents Proposal B requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal B is conditioned on the approval and adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the authorization to the New Hims Board to issue any or all shares of New Hims Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Hims Board and as may be permitted by the DGCL be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal C—to authorize the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims.

Our shareholders are also being asked to approve Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Hims after the Business Combination.

The Proposed Governing Documents stipulate that any action required or permitted to be taken by the stockholders of New Hims must be effected at a duly called annual or special meeting of stockholders of New Hims, and may not be effected by any consent in writing by such stockholder, from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims.

This summary is qualified by reference to the complete text of the Proposed Governing Documents of New Hims, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Governing Documents, stockholder action by written consent will be permitted so long as Mr. Dudum or his affiliates or permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims. Once Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims, all stockholder actions must be taken at a meeting of New Hims stockholders. Further, under the Proposed Governing Documents, New Hims’ stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Our board of directors believes that limiting the ability of stockholders to act by written consent after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own at least a majority of the voting power of the capital stock of New Hims is appropriate to protect New Hims from unwarranted attempts to gain corporate control as it enters into its post-Business Combination phase. Further, our board of directors believes limiting stockholders’ ability to act by written consent after such time will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which OAC is aware to obtain control of New Hims, and OAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Hims. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Governing Documents Proposal C requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal C is conditioned on the approval and adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the removal of the ability of New Hims stockholders to take action by written consent in lieu of a meeting from and after the time that Mr. Dudum and his affiliates and permitted transferees no longer beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS

Overview

Governing Documents Proposal D—to amend and restate the Existing Governing Documents and to authorize all other changes in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the OAC Board believes is necessary to adequately address the needs of New Hims after the Business Combination.

Our shareholders are also being asked to approve Governing Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Hims after the Business Combination.

The Proposed Governing Documents will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Hims & Hers Health, Inc.” In addition, the Proposed Governing Documents will make New Hims’ corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Hims consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Hims, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of New Hims to New Hims or New Hims’ stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against New Hims governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Securities Act and, unless New Hims consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

The Proposed Certificate of Incorporation of New Hims explicitly “opts out” of Section 203 of the DGCL and, instead, includes a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Hims will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of OAC’s Existing Governing Documents with New Hims’ Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal D, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Hims, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” is desirable to reflect the Business Combination with Hims and to clearly identify New Hims as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Hims’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Hims following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Hims in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Hims will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. Notwithstanding the foregoing, the provisions of Article XII of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting U.S. federal district courts as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act is intended to assist the Company in resolving such disputes in a consistent manner with greater uniformity of procedures and precedents. The ability to require such claims to be brought within a single judicial system will help to assure consistent consideration of the issues, encourage consistent application of a relatively known body of case law and perceived level of expertise. The OAC Board believes that the U.S. federal district courts are best suited to address disputes involving actions arising under the Securities Act given that the Securities Act is promulgated by the federal government. This provides stockholders and the post-combination company with more predictability regarding the outcome of disputes arising under the Securities Act.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquirer to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Hims. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Hims without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Hims and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Hims following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the OAC’s initial public offering be held in the trust account until a business combination or liquidation of OAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Governing Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal D is conditioned on the approval and adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other changes necessary or, as mutually agreed in good faith by OAC and Hims, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Oaktree Acquisition Corp.” to “Hims & Hers Health, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Hims’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, (iv) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, and (v) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL E—APPROVAL OF DUAL CLASS STRUCTURE

Overview

Governing Documents Proposal E—to authorize the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock.

Our shareholders are also being asked to approve Governing Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Hims after the Business Combination.

Reasons for the Amendments

The Proposed Governing Documents provide that holders of shares of New Hims Class V Common Stock will have 175 votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, Mr. Dudum will be the sole beneficial owner of shares of New Hims Class V Common Stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides Mr. Dudum with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of our outstanding shares of common stock. We believe that our success rests on our ability to undertake a long-term view and Mr. Dudum’s controlling interest will enhance New Hims’ ability to focus on long-term value creation and help insulate New Hims from short-term outside influences. Mr. Dudum’s voting control also provides New Hims with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Dudum’s control.

Vote Required for Approval

The approval of Governing Documents Proposal E requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal E is conditioned on the approval and adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the issuance of shares of New Hims Class V Common Stock, which will allow holders of New Hims Class V Common Stock to cast 175 votes per share of New Hims Class V Common Stock be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL F—APPROVAL OF DECLASSIFICATION OF NEW HIMS BOARD

Overview

Governing Documents Proposal F—to approve the amendment of the Existing Governing Documents so as to declassify the New Hims Board upon the date on which all shares of New Hims Class V Common Stock “sunset” and convert into shares of New Hims Class A Common Stock on a one-for-one basis.

Our shareholders are also being asked to approve Governing Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Hims after the Business Combination.

Reasons for the Amendments

The OAC Board recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The OAC Board also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the OAC Board believes that declassifying the New Hims board of directors is in the best interests of New Hims stockholders, the OAC Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the OAC Board believes that the declassification of the OAC Board under this proposal, upon the date on which all shares of New Hims Class V Common Stock “sunset” and convert into shares of New Hims Class A Common Stock on a one-for-one basis, is in the best interests of New Hims stockholders.

Vote Required for Approval

The approval of Governing Documents Proposal F requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Governing Documents Proposal F is conditioned on the approval and adoption of the Condition Precedent Proposals and Governing Documents Proposal E.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the amendment of the Existing Governing Documents so as to declassify New Hims’ board of directors for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own shares of New Hims Class V Common Stock and such shares have not converted into shares of New Hims Class A Common Stock in accordance with the Proposed Certificate of Incorporation, be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NYSE PROPOSAL

Overview

The NYSE Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rules (each, a “NYSE Listing Rule”) 312.03, the issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (such proposal, the “NYSE Proposal”).

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement and assuming that the Closing had occurred on November 20, 2020, OAC currently expects to issue an estimated 159,300,690 shares of New Hims Class A Common Stock, including Earn Out Shares, and 8,603,008 shares of New Hims Class V Common Stock (assuming that none of OAC’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal— Consideration to Hims Equityholders in the Business Combination,” “Incentive Equity Plan Proposal” and “Employee Stock Purchase Plan Proposal.”

In the event that this proposal is not approved by OAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by OAC shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Hims Class A Common Stock and New Hims Class V Common Stock pursuant to the Merger Agreement, New Hims will not issue such shares of New Hims Class A Common Stock or New Hims Class V Common Stock.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE EQUITY PLAN PROPOSAL

Overview

The Incentive Equity Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Hims & Hers Health, Inc. 2020 Equity Incentive Plan, which is referred to herein as the “Incentive Equity Plan,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Incentive Equity Plan Proposal”).

A total of 21,000,000 shares of New Hims Class A Common Stock will be reserved for issuance under the Incentive Equity Plan. If the Incentive Equity Plan is approved by our shareholders, then the Incentive Equity Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Incentive Equity Plan. This summary is qualified in its entirety by the full text of the Incentive Equity Plan, a copy of which is included as Annex J to this proxy statement/prospectus.

Summary of the Hims & Hers Health, Inc. 2020 Equity Incentive Plan

The Incentive Equity Plan was adopted by the OAC Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The Incentive Equity Plan allows New Hims to make equity and equity-based incentive awards to officers, employees, directors and consultants. The OAC Board anticipates that providing such persons with a direct stake in New Hims will assure a closer alignment of the interests of such individuals with those of New Hims and its stockholders, thereby stimulating their efforts on New Hims’ behalf and strengthening their desire to remain with New Hims.

The Background of the 2020 Incentive Equity Plan

If the Incentive Equity Plan is approved by OAC’s shareholders, New Hims will be authorized to grant equity incentive awards to eligible service providers. A copy of the Incentive Equity Plan is attached to this proxy statement/prospectus as Annex J. The OAC’s Board is still in the process of developing, approving and implementing the Incentive Equity Plan and, accordingly, there can be no assurance that the Incentive Equity Plan will be implemented or will contain the terms described below. OAC’s shareholders are being asked to approve the Incentive Equity Plan as presented.

Purpose of the Incentive Equity Plan

The purpose of the Incentive Equity Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of service providers with exceptional qualifications, and (c) linking service providers directly to stockholder interests through increased stock ownership.

Reasons for the Approval of the Incentive Equity Plan Proposal

Stockholder approval of the Incentive Equity Plan is necessary in order for OAC to (1) meet the stockholder approval requirements of the NYSE and (2) grant incentive stock options (“ISOs”) under the Incentive Equity Plan.

Consequences if the Incentive Equity Plan Proposal is Not Approved

If the Incentive Equity Plan Proposal is not approved by OAC’s shareholders, the Incentive Equity Plan will not become effective and New Hims’ will not be able to grant equity awards under the Incentive Equity Plan.

Additionally, OAC believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Equity Plan Proposal is not approved.

Material Terms of the Incentive Equity Plan

The material terms of the Incentive Equity Plan, as currently contemplated by OAC’s board of directors, are summarized below, a copy of which is attached to this proxy statement/prospectus as Annex J. OAC’s shareholders are being asked to approve the Incentive Equity Plan as presented. If the terms of the Incentive Equity Plan are materially amended in a manner that would require stockholder approval under the NYSE or the ISO requirements, stockholders will be asked to approve such material amendment.

Stock Awards. The Incentive Equity Plan provides for the grant of ISOs, nonstatutory stock options (“NSOs”), restricted stock awards, restricted stock unit awards and stock appreciation rights (collectively, stock awards), any of which may be granted, without limitation, subject to vesting over time, upon satisfaction of specified performance criteria or a combination of both. ISOs may be granted only to New Hims’ employees, including officers, and the employees of New Hims’ parent or subsidiaries. All other stock awards may be granted to New Hims’ employees, officers, New Hims’ non-employee directors, and consultants and the employees and consultants of New Hims’ parent, subsidiaries, and affiliates.

Share Reserve. The aggregate number of shares of New Hims Class A Common Stock that may be issued pursuant to awards under the Incentive Equity Plan will not exceed the sum of (x) 21,000,000 shares plus (y) 19,000,000 shares subject to awards granted under the Hims, Inc. 2017 Stock Plan (the “Predecessor Plan”) on the Effective Date and that subsequently are forfeited, expire or lapse unexercised or unsettled and shares issued pursuant to awards granted under the Predecessor Plan that are outstanding on the Effective Date and that are subsequently forfeited to or reacquired by New Hims plus (z) plus an additional number of shares to be reserved annually on the first day of each fiscal year beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) five percent (5%) of the sum of the shares of New Hims Class A Common Stock plus the shares of New Hims Class V Common Stock issued and outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser amount of shares (including zero) that the compensation committee of New Hims (the “compensation committee”) or the New Hims Board determines.

In general, to the extent that any stock awards under the Incentive Equity Plan or the Predecessor Plan are forfeited, cancelled, expire, or lapse without the issuance of shares, or if New Hims repurchases the shares subject to stock awards granted under the Incentive Equity Plan or the Predecessor Plan, those shares will become available for issuance under the Incentive Equity Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

Shares issued under the Incentive Equity Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares of New Hims Class A Common Stock have been issued under the Incentive Equity Plan.

Incentive Stock Option Limit. The maximum number of shares of New Hims Class A Common Stock that may be issued upon the exercise of ISOs under the Incentive Equity Plan is 200,000,000 shares.

Grants to Outside Directors. The fair value of any awards granted under the Incentive Equity Plan to an outside director as compensation for services as an outside director during any one fiscal year may not exceed $1,000,000, provided that the limitation that will apply in the fiscal year in which an outside director is initially appointed or elected to the Board will instead be $2,000,000. For purposes of this limitation, grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, awards granted to an individual while they were an employee or consultant, but not an outside director, shall not count towards this limitation, nor will awards granted in the form of equity in lieu of a cash retainer.

Administration. The Incentive Equity Plan will be administered by the compensation committee. Subject to the limitations set forth in the Incentive Equity Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also will have the authority to determine the consideration and methodology of payment for awards.

Repricing; Cancellation and Re-Grant of Stock Awards. The compensation committee will have the authority to modify outstanding awards under the Incentive Equity Plan. Subject to the terms of the Incentive Equity Plan, the compensation committee will have the authority cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant. The compensation committee may also modify outstanding options or stock appreciation rights to lower the exercise price or may assume or accept the cancellation of outstanding options in return for cash or the grant of new awards.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the Incentive Equity Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the Incentive Equity Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of New Hims Class A Common Stock on the date of grant. Options granted under the Incentive Equity Plan vest at the rate specified by the compensation committee.

Stock options granted under the Incentive Equity Plan generally must be exercised by the optionee before the earlier of the expiration of such option or, to the extent addressed in an award agreement, the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to New Hims in payment of the aggregate exercise price, (3) by a “net exercise” arrangement, or (4) by any other form that is consistent with applicable laws, regulations, and rules.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of New Hims Class A Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of New Hims’ stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Hims’ total combined voting power or that of any of New Hims’ affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. The terms of any awards of restricted shares under the Incentive Equity Plan will be set forth in a restricted share agreement to be entered into between the Company and the recipient. The compensation committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.

Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the compensation committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of New Hims Class A Common Stock over the exercise price of the stock appreciation right. The compensation committee determines the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Hims Class A Common Stock on the date of grant. A stock appreciation right granted under the Incentive Equity Plan vests at the rate specified in the stock appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of stock appreciation rights granted under the Incentive Equity Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of New Hims Class A Common Stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of Common Stock with respect to which the stock appreciation right is exercised.

Other Stock Awards. The compensation committee may grant other awards based in whole or in part by reference to New Hims Class A Common Stock. The compensation committee will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event of a subdivision of shares, a declaration of a dividend paid in shares of Common Stock, a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by New Hims, the compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the Incentive Equity Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right. In the event of a declaration of an extraordinary dividend payable in a form other than Common Stock in an amount that has a material effect on the price of Common Stock, a recapitalization, a spin-off or a similar occurrence, the compensation committee may make such adjustments as it, in its sole discretion, deems appropriate.

Transactions. If New Hims is involved in a merger, consolidation or certain change in control transactions, outstanding awards and shares acquired under the Incentive Equity Plan will be subject to the transaction agreement or as otherwise determined by the compensation committee. Subject to compliance with applicable tax laws, such agreement may provide for, without limitation, (1) the continuation of the outstanding awards by New Hims, if New Hims is the surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) settlement of the value of the outstanding awards in cash, cash equivalents, or equity (including deferral subject to satisfaction of any contingencies provided for in the transaction agreement such as an escrow or earnout) followed by cancellation of such awards or (5) with respect to restricted stock awards, the assignment of any reacquisition or repurchase rights to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.

Unless an award agreement provides otherwise, each outstanding award held by a participant who remains a service provider at the effective time of such transaction will become fully vested and, if applicable, exercisable, and any performance-based vesting conditions will be deemed satisfied, unless such award is continued, assumed or substituted.

Change of Control. The compensation committee may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

Transferability. Unless the compensation committee provides otherwise, no award granted under the Incentive Equity Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Amendment and Termination. The New Hims Board will have the authority to amend or terminate the Incentive Equity Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the New Hims Board adopted the Incentive Equity Plan.

Recoupment. All awards granted under the Incentive Equity Plan, all amounts paid under the Incentive Equity Plan and all shares of Common Stock issued under the Incentive Equity Plan shall be subject to recoupment, clawback or recovery by New Hims in accordance with applicable law and with New Hims policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

Certain Federal Income Tax Aspects of Awards Under the Incentive Equity Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the Incentive Equity Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Incentive Equity Plan depend upon the type of award.

Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Ordinary federal income taxes are generally imposed only when the shares of New Hims Class A Common Stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the New Hims Class A Common Stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of New Hims Class A Common Stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of New Hims Class A Common Stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the New Hims Class A Common Stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. New Hims will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the New Hims Class A Common Stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares that are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the U.S. Internal Revenue Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of New Hims Class A Common Stock on the exercise date over the exercise price. New Hims will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Incentive Equity Plan Benefits

Grants of awards under the Incentive Equity Plan are subject to the discretion of the compensation committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Equity Plan.

Interests of OAC’s Directors and Officers in the Incentive Equity Plan Proposal

When you consider the recommendation of OAC’s board of directors in favor of approval of the Incentive Equity Plan, you should keep in mind that certain of OAC’s board of directors and officers have interests in the Incentive Equity Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion.

Registration with the SEC

If the Incentive Equity Plan is approved by OAC’s shareholders and becomes effective, OAC intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Equity Plan as soon as reasonably practicable after OAC becomes eligible to use such form.

Vote Required for Approval

The Incentive Equity Plan Proposal will be approved and adopted if the holders of a majority of the shares of New Hims Class A Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Incentive Equity Plan Proposal. Adoption of the Incentive Equity Plan Proposal is conditioned upon the adoption of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

The Employee Stock Purchase Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, which is referred to herein as the “ESPP,” a copy of which is attached to this proxy statement/prospectus as Annex K (such proposal, the “Employee Stock Purchase Plan Proposal”).

A total of 4,000,000 shares of New Hims Class A Common Stock will be reserved for issuance under the ESPP. If the ESPP is approved by our shareholders, then the ESPP will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as Annex K to this proxy statement/prospectus.

Summary of the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan

The ESPP was adopted by the OAC Board prior to the Closing, subject to shareholder approval, and will become effective upon the Closing. The ESPP allows employees of New Hims an opportunity to acquire shares of New Hims Class A Common Stock. The OAC Board anticipates that providing such persons with such opportunity will enable New Hims to attract, retain and motivate valued employees.

Purpose of the ESPP

The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New Hims by purchasing New Hims Common Stock from New Hims on favorable terms and to pay for such purchases through payroll deductions. We believe by providing eligible employees with an opportunity to increase their proprietary interest in the success of New Hims, the ESPP will motivate recipients to offer their maximum effort to New Hims and help focus them on the creation of long-term value consistent with the interests of OAC’s shareholders.

Reasons for the Approval of the Employee Stock Purchase Plan Proposal

Stockholder approval of the ESPP is necessary in order for OAC to satisfy (1) the stockholder approval requirements of the NYSE and (2) the requirements under Section 423 of the Code.

Consequences if the Employee Stock Purchase Plan Proposal is Not Approved

If the Employee Stock Purchase Proposal is not approved by our stockholders, the ESPP will not become effective, we will not have this program available as an incentive arrangement following the Business Combination, and employees of New Hims will not be able to purchase New Hims Common Stock under the ESPP. Additionally, we believe our ability to recruit, retain and incentivize top talent will be adversely affected if the Employee Stock Purchase Plan Proposal is not approved.

Summary of the ESPP’s Material Terms and Features

The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex K. Our stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval under the requirements of the NYSE or under Section 423 of the Code, stockholders will be asked to approve such material amendment.

General

The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “—Summary of the ESPP’s Material Terms and Features—International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then apply the accumulated deductions to purchase a number of shares of New Hims Common Stock at a discount to the market value of the shares as of the purchase date and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance

The ESPP will have 4,000,000 of authorized but unissued or reacquired shares of New Hims Class A Common Stock reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than 20 years, beginning on January 1, 2022 and ending on (and including) January 1, 2041, in an amount equal to the lesser of (i) one percent (1%) of the sum of the outstanding shares of New Hims Class A Common Stock plus New Hims Class V Common Stock on the last day of the immediately preceding fiscal year, (ii) 12,000,000 shares of New Hims Class A Common Stock or (iii) an amount determined by the New Hims Board.

Administration

Except as noted below, the ESPP will be administered by the New Hims board or its compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility

Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by OAC on the day preceding the start of any offering period will be eligible to participate in the ESPP, unless the compensation committee determines otherwise. For this purpose, and to the extent permitted by applicable law, employees who have been employed less than two years (or any shorter period of time established for an Offering Period), employees who are customarily employed 20 or fewer hours per week (or any lesser number of hours per week established for an Offering Period), employees who are customarily employed for five or fewer months in a calendar year (or any lesser number of months in a calendar year established for an Offering Period) and certain highly compensated employees may be excluded. The ESPP will permit an eligible employee to purchase New Hims Common Stock through payroll deductions, which may not be more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the company (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of New Hims’ stock. No employee will be able to purchase more than two thousand five hundred (2,500) shares, or such number of shares as may be determined by the compensation committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of New Hims or its subsidiaries, a right to purchase stock of New Hims having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Participants may withdraw from an offering period by filing a prescribed form with New Hims by a deadline determined by New Hims prior to a purchase date and accrued payroll contributions will be refunded to the participant in accordance with the terms of the ESPP. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price

The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase New Hims Common Stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of New Hims Common Stock on either the offering date or on the purchase date, whichever is less. The fair market value of New Hims Common Stock for this purpose will generally be the closing price on the NYSE (or such other exchange as the New Hims Common Stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Changes to Capital Structure

In the event that there is a specified type of change in New Hims’ capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the ESPP, and (3) the price of shares that any participant has elected to purchase.

International Participation

To provide New Hims with greater flexibility in structuring New Hims’ equity compensation programs for New Hims’ non-U.S. employees, the ESPP may permit participation in the ESPP by employees of New Hims’ non-U.S. subsidiary entities, and such participation may be subject to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, any international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization

Immediately before a corporate reorganization, any outstanding rights to purchase New Hims Common Stock under any offering period then in progress may be continued, assumed or substituted by the surviving entity or its parent, and if such acquirer refuses to continue, assume or substitute for any such rights, then unless the New Hims Board or the compensation committee determines otherwise, a new purchase date will be set prior to the effective time of the corporate reorganization and the accumulated payroll deductions will be used to purchase New Hims Common Stock. Following such purchase, the offering period then in effect will be cancelled. The terms of the ESPP shall in no event be construed to restrict in any way the right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

Amendment and Termination

The New Hims Board and the compensation committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and to us of shares purchased under the statutory plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The statutory plan and the options granted under the statutory plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. Under a plan that so qualifies, there are no U.S. federal income tax consequences to us by reason of the grant or exercise of options under the ESPP. Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the statutory plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares. Under current law, no other withholding obligation applies to the events under the statutory plan.

Upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held at least two years from the start of the offering period in which the shares were acquired and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or 15% of the fair market value of the shares on the last trading day before the offering period in which the shares were purchased began. If a sale or other disposition of the purchased shares is made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased, then a participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. We will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the ESPP.

We may also grant options under non-statutory plans to employees of our designated subsidiaries and affiliates that do not participate in the statutory plan. The specific terms of such non-statutory plans are not yet known, accordingly it is not possible to discuss with certainty the relevant tax consequences of these non-statutory plans. The non-statutory plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a non-statutory plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, we would be able to claim a tax deduction equal to this difference, and we would be required to withhold employment taxes and income tax at the time of the purchase.

ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Interests of OAC’s Directors and Officers in the Employee Stock Purchase Plan Proposal

When you consider the recommendation of our Board of Directors in favor of approval of the ESPP, you should keep in mind that certain of our directors and officers may interests that are different from, or in addition to, your interests as a stockholder or warrantholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion.

Registration with the SEC

If the ESPP is approved by our stockholders and becomes effective, OAC intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after OAC becomes eligible to use such form.

Vote Required for Approval

The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the shares of New Hims Class A Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Employee Stock Purchase Plan Proposal. Adoption of the Employee Stock Purchase Plan Proposal is conditioned upon the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the OAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (ii) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if OAC shareholders redeem an amount of public shares such that the Minimum Available Cash Condition would not be satisfied. See “Business Combination Proposal—Interests of OAC’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the OAC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OAC shareholders, (B) in order to solicit additional proxies from OAC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if OAC shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, equal no less than $200,000,000 after deducting any amounts paid to OAC shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the OAC Board

THE OAC BOARD UNANIMOUSLY RECOMMENDS THAT OAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of OAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, OAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal— Interests of OAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights, and (iii) ownership and disposition of shares of New Hims Class A Common Stock and New Hims Public Warrants after the Domestication. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in New Hims as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Hims prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Hims. With respect to the consequences of holding shares of New Hims Class A Common Stock and New Hims Public Warrants, this discussion is limited to holders who acquire such shares of New Hims Class A Common Stock in connection with the Domestication or as a result of the exercise of a New Hims Public Warrant, and holders who acquire such New Hims Public Warrants in connection with the Domestication. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW HIMS CLASS A COMMON STOCK AND NEW HIMS WARRANTS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share is separable at the option of the holder, OAC is treating any Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants or New Hims Class A Common Stock or New Hims Warrants, as applicable, and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The discussion under this heading “—Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to OAC, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of public shares and public warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of OAC.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Hims & Hers Health, Inc.”

The Domestication generally should qualify as an F Reorganization. However, due to the absence of direct guidance on the statutory conversion of a corporation holding only investment-type assets such as OAC, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Domestication, that should qualify as an F reorganization, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if OAC (i) transferred all of its assets and liabilities to New Hims in exchange for all of the outstanding common stock and warrants of New Hims; and then (ii) distributed the common stock and warrants of New Hims to the shareholders and warrant holders of OAC in liquidation of OAC. The taxable year of OAC should end on the date of the Domestication.

In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s the tax basis in a share of New Hims Class A Common Stock or a New Hims warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Hims Class A Common Stock or New Hims warrant received in the Domestication should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Hims Class A Common Stock or a New Hims warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Hims Class A Common Stock or a New Hims warrant would be equal to the fair market value of that share of New Hims Class A Common Stock or a New Hims warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Hims Class A Common Stock or a New Hims warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of OAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of OAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in the Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

OAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If OAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If OAC’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.	U.S. Holders That Own Less Than 10 Percent of OAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Hims Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Hims Class A Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from OAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified OAC (or New Hims) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Hims no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding OAC’s earnings and profits upon written request.

OAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that OAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New Hims Public Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to OAC prior to the Domestication, interest income earned by OAC would be considered passive income and cash held by OAC would be considered a passive asset.

B.	PFIC Status of OAC

Because OAC is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, OAC believes that that it likely was a PFIC for its most recent taxable year ended on December 31, 2019 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C.	Effects of PFIC Rules on the Domestication

As discussed above, OAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) OAC were classified as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which OAC was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, proposed Treasury Regulations provide that neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of OAC.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which OAC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of OAC, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder makes a timely and effective election to treat OAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which OAC qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to OAC is contingent upon, among other things, the provision by OAC of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Hims Class A Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Hims Class A Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Hims Class A Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Hims Class A Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants” below.

The redemption of shares of New Hims Class A Common Stock generally will qualify as a sale of the shares of New Hims Class A Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Hims or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New Hims Class A Common Stock actually owned by such U.S. Holder, but also shares of New Hims Class A Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Hims Class A Common Stock owned directly, shares of New Hims Class A Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Hims Class A Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Hims Class A Common Stock which could be acquired pursuant to the exercise of the New Hims Public Warrants.

The redemption of shares of New Hims Class A Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Hims’ outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Hims’ outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Hims Class A Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Hims Class A Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Hims Class A Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Hims Class A Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Hims Class A Common Stock. The redemption of shares of New Hims Class A Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Hims. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Hims Class A Common Stock, the U.S. federal income tax consequences of which are described under “—Distributions on Shares of New Hims Class A Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Hims Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Hims Public Warrants or possibly in other shares constructively owned by it.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW HIMS CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Distributions on Shares of New Hims Class A Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New Hims Class A Common Stock, to the extent the distribution is paid out of New Hims’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Hims Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Hims Class A Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants” below.

Dividends that New Hims pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Hims pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Hims Class A Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants

Upon a sale or other taxable disposition of shares of New Hims Class A Common Stock or New Hims Public Warrants which, in general, would include a redemption of shares of New Hims Class A Common Stock or New Hims Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Hims Class A Common Stock or New Hims Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the shares of New Hims Class A Common Stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Hims Class A Common Stock or New Hims Public Warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Hims Class A Common Stock and/or New Hims Public Warrants following the Domestication. See “—Exercise, Lapse or Redemption of New Hims Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in shares of New Hims Class A Common Stock acquired pursuant to the exercise of a New Hims Public Warrant.

Exercise, Lapse or Redemption of New Hims Public Warrants

Except as discussed below with respect to the cashless exercise of a New Hims Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Hims Class A Common Stock upon exercise of a New Hims Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Hims Class A Common Stock received upon exercise of the New Hims Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Hims Public Warrant, and the exercise price of such New Hims Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Hims Class A Common Stock received upon exercise of the New Hims Public Warrant will commence on the date of exercise of the New Hims Public Warrant or the day following the date of exercise of the New Hims Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Hims Public Warrant. If a New Hims Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Hims Public Warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New Hims Public Warrants following the Domestication.

The tax consequences of a cashless exercise of a New Hims Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Hims Class A Common Stock received generally should equal the U.S. Holder’s tax basis in the New Hims Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Hims Class A Common Stock would be treated as commencing on the date of exercise of the New Hims Public Warrant or the day following the date of exercise of the New Hims Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Hims Class A Common Stock received would include the holding period of the New Hims Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New Hims Public Warrants having a value equal to the exercise price for the total number of New Hims Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Hims Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New Hims Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Hims Class A Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New Hims Public Warrants exercised, and the exercise price of such New Hims Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Hims Class A Common Stock would commence on the date of exercise of the New Hims Public Warrant or the day following the date of exercise of the New Hims Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Hims Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Hims Class A Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Hims Public Warrant occurring after New Hims’ giving notice of an intention to redeem the New Hims Public Warrants described in the section entitled “Description of New Hims Securities—Warrants—New Hims Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Hims redeemed such New Hims Public Warrant for shares of New Hims Class A Common Stock or as an exercise of the New Hims Public Warrant. If the cashless exercise of New Hims Public Warrants for shares of New Hims Class A Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Hims Class A Common Stock received should equal the U.S. Holder’s tax basis in the New Hims Public Warrants and the holding period of the shares of New Hims Class A Common Stock should include the holding period of the New Hims Public Warrants. Alternatively, if the cashless exercise of a New Hims Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New Hims Public Warrants.” In the case of an exercise of a New Hims Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New Hims Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Hims Public Warrant occurring after Hims’ giving notice of an intention to redeem the New Hims Public Warrant as described above.

If New Hims redeems New Hims Public Warrants for cash or if New Hims purchases New Hims Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants.”

Possible Constructive Distributions.

The terms of each New Hims Public Warrant provide for an adjustment to the exercise price of the New Hims Public Warrant or an increase in the shares of New Hims Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of New Hims Securities—Warrants—New Hims Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New Hims Public Warrants would, however, be treated as receiving a constructive distribution from New Hims if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Hims’ assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Hims Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Hims Class A Common Stock which is taxable to them as described under “—Distributions on Shares of New Hims Class A Common Stock” above. For example, U.S. Holders of New Hims Public Warrants would generally be treated as receiving a constructive distribution from New Hims where the exercise price of the New Hims Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of New Hims Securities—Warrants—New Hims Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Hims Public Warrant received a cash distribution from New Hims equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Hims Public Warrants are complex, and

U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Hims Public Warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants or New Hims Class A Common Stock or New Hims Public Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Hims Class A Common Stock and New Hims Public Warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

OAC does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Hims Class A Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Hims Class A Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Hims Class A Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Hims Class A Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants.” If such a redemption does not qualify as a sale of shares of New Hims Class A Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Distributions on Shares of New Hims Class A Common Stock.”

Distributions on Shares of New Hims Class A Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Hims Class A Common Stock, to the extent paid out of New Hims’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Hims Class A Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Hims Class A Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants.” Dividends paid by New Hims to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Hims Class A Common Stock or New Hims Public Warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New Hims is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Hims Class A Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding shares of New Hims Class A Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Hims Class A Common Stock or New Hims Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Hims Class A Common Stock or New Hims Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Hims will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Hims to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Hims will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Hims Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Hims Public Warrant, or the lapse of a New Hims Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New Hims Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants.” If New Hims redeems New Hims Public Warrants for cash or if it purchases New Hims Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “—Sale, Exchange or Other Disposition of Shares of New Hims Class A Common Stock and New Hims Public Warrants.”

Possible Constructive Distributions.

The terms of each New Hims Public Warrant provide for an adjustment to the exercise price of the New Hims Public Warrant or an increase in the shares of New Hims Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of New Hims Securities—Warrants—New Hims Public Warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New Hims Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Hims equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Hims Public Warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Hims Public Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Hims Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and shares of New Hims Class A Common Stock or New Hims Public Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Hims Class A Common Stock or New Hims warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Hims Class A Common Stock or New Hims warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” (as defined in the Code) or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Hims Class A Common Stock or New Hims warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Hims Class A Common Stock or New Hims Public Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of New Hims as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations of New Hims for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present the combination of the financial information of OAC and Hims after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. OAC and Hims are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as “New Hims.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 give pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on September 30, 2020.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of OAC and Hims and the notes thereto, as well as the disclosures contained in the sections titled “OAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Hims’ financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Hims. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On September 30, 2020, OAC entered into the Merger Agreement with Hims. OAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which OAC will change its name to “Hims & Hers Health, Inc.” Immediately after the Domestication, OAC Merger Sub will merge with and into Hims, with Hims as the surviving company in the Merger and, after giving effect to such Merger, Hims shall be a wholly-owned subsidiary of New Hims with Hims Equityholders holding the majority of the common stock of New Hims.

The unaudited pro forma condensed combined information contained herein assumes that OAC’s shareholders approve the Business Combination. OAC’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. OAC cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, New Hims has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Hims equity between New Hims stockholders. As described in greater detail in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of OAC’s public shareholders will exercise their right to have their OAC public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results are expected to be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Hims is considered the accounting acquirer, as further discussed in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

Introduction

New Hims is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Hims becoming a wholly-owned subsidiary of New Hims as a result of the Business Combination, after which Hims Equityholders will hold a majority of the common stock of New Hims. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents New Hims on a pro forma basis.

OAC was incorporated as a Cayman Islands exempted company on April 9, 2019. OAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On July 22, 2019, OAC consummated its initial public offering generating gross proceeds of $201.3 million, inclusive of the exercise of an overallotment option. Simultaneously with the closing of the initial public offering, OAC consummated the private placement of warrants, generating gross proceeds of approximately $6.0 million. Upon the closing of the initial public offering and the private placement, the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in the trust account. As of September 30, 2020, there was $204.5 million held in the trust account. As a condition to consummation of the Business Combination, OAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which OAC will change its name to “Hims & Hers Health, Inc.”

Hims, Inc. was incorporated in Delaware on December 30, 2013. Hims’ mission is to make healthcare accessible, affordable, and convenient for everyone. Hims designed and built a digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Hims’ proprietary websites, telehealth platform, electronic medical records system, pharmacy integration, and mobile accessibility combine to provide consumers with a seamless, easy-to-use, mobile-first experience. Hims is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

Hims believes the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. Hims has endeavored to build a healthcare model that squarely focuses on the needs of the healthcare consumer. To enable Hims’ mission of making healthcare accessible, affordable, and convenient for everyone, Hims offers a range of health and wellness products and services available for purchase on the Hims’ websites directly by customers and through wholesale partners.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of OAC and the historical consolidated balance sheet of Hims on a pro forma basis as if the Business Combination, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of OAC and Hims for such periods on a pro forma basis as if the Business Combination, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•	the merger of Hims with and into OAC Merger Sub, a wholly owned subsidiary of OAC, with Hims surviving the merger as a wholly owned subsidiary of OAC;

•

the issuance and sale of 7,500,000 shares of New Hims Class A Common Stock for $10.00 per share and an aggregate purchase price of $75.0 million in the PIPE Financing pursuant to the Subscription Agreements, executed concurrently with the Merger Agreement;

•

the issuance of 1,049,963 shares of Hims’ Series C convertible preferred stock in October and November, 2020 for exercised Series C convertible preferred stock warrants at an exercise price of $0.01 per share;

•

the conversion of 3,773,437 shares of OAC Class B ordinary shares into 3,773,437 shares of New Hims Class A Common Stock in connection with the Business Combination in accordance with terms of the Merger Agreement.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on New Hims’ results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (i) historical audited financial statements of OAC as of December 31, 2019 and for the period from April 9, 2019 (inception) through December 31, 2019 and (ii) historical condensed unaudited financial statements of OAC as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

•

the (i) historical audited consolidated financial statements of Hims as of and for the year ended December 31, 2019 and (ii) historical condensed consolidated unaudited financial statements of Hims as of and for the nine months ended September 30, 2020 and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

•

the disclosures and discussion in “OAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information relating to OAC and Hims contained in this proxy statement/consent solicitation statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under “Business Combination Proposal.”

Description of the Business Combination

On September 30, 2020, OAC and its wholly owned subsidiary, OAC Merger Sub, entered into the Merger Agreement with Hims. Subject to the terms and conditions of the Merger Agreement, OAC has agreed to pay (1) Hims Equityholders aggregate consideration consisting of approximately 161.3 million shares of New Hims Common Stock, including shares issuable in respect to Hims outstanding warrants, options and restricted stock units, (the “Stock Consideration”), (2) up to 16.0 million shares of New Hims Common Stock, in form of restricted shares of New Hims Class A Common Stock (“Earn Out Shares”) and earn out restricted stock unit awards (“Earn Out RSUs”), as contingent consideration (the “Earn Out Consideration”), and (3) approximately 1.0 million New Hims Class A Common Stock Warrants and Warrant RSUs (the “Warrant Consideration”).

The Stock Consideration will be decreased by the number of shares of New Hims Common Stock that would have been issued to Hims Stockholders pursuant to the Merger Agreement, but who instead elect to have their shares of Hims common stock purchased by Hims or elect to have such holders’ shares of New Hims common stock, issuable upon consummation of the Business Combination, directly purchased by investors participating in the PIPE Financing (the “Hims Share Redemption”). Such shareholders who may elect to participate in the Hims Share Redemption are as-yet to be specified, and the total redemption amount may be up to an aggregate of $75.0 million with settlement of cash payments to occur concurrently with or immediately following the consummation. Additionally, the Stock Consideration will be increased by the number of shares of

New Hims Common Stock equal to the sum of the aggregate exercise prices of all Hims options and warrants outstanding and unexercised as of immediately prior to the closing divided by the reference price of $10.00 per share.

In connection with the Business Combination, New Hims will adopt a dual class stock structure pursuant to which all stockholders of New Hims will hold shares of New Hims Class A Common Stock, except for Andrew Dudum, the Chief Executive Officer and Co-Founder of Hims, including his affiliates and permitted transferees, who will hold, directly or indirectly, shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock. Immediately following the consummation of the Business Combination, and by virtue of Mr. Dudum’s holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold approximately 90% of the voting power of New Hims.

In order to implement the dual class common stock structure that will result in Mr. Dudum holding approximately 90% of the aggregate voting power of New Hims Common Stock immediately following the Business Combination, the board of directors and requisite Hims Stockholders have approved a recapitalization (the “Hims Recapitalization”) pursuant to which all outstanding shares of Hims preferred stock and Class F common stock will convert into shares of Him Class A common stock at the then-effective conversion rate, contingent upon the closing of the Business Combination and immediately prior to the certificate of incorporation of New Hims. As part of the Hims Recapitalization, approximately 33% of the outstanding shares of Hims Class A common stock and outstanding equity awards held by Mr. Dudum will be exchanged for shares of Hims Class V common stock, which will have economic rights, including dividend and liquidation rights, equivalent to those of the shares of Hims Class A common stock, but carry additional voting rights.

Each share of Hims’ existing common stock, following the conversion of Hims preferred stock into Hims common stock as a result of the Hims Recapitalization, is expected to be converted into approximately 0.4556 shares of New Hims Class A Common Stock, with the exception of Mr. Dudum who will receive New Hims Class A and Class V Common Stock, based on the determined exchange ratio (the “Per Share Exchange Amount”). However, such exchange ratio may be subject to change based upon factors including number of Hims shares repurchased in the Hims Share Redemption and any new issuances of shares of Hims capital stock or grants of Hims equity interests prior to the consummation. Additionally, each share of Hims common stock and preferred stock will receive warrants exercisable into New Hims Class A Common Stock based on an exchange ratio that is presently expected to be 0.0028 (the “Warrant Exchange Amount”) and will receive Earn Out Shares based on an exchange ratio of 0.0443 (the “Earn Out Exchange Amount”). The vesting of Earn Out Shares is contingent on the trading price of New Hims Class A Common Stock exceeding certain trading price thresholds, as further described below.

Each Hims common stock warrant and preferred stock warrant, outstanding immediately prior to the consummation, will be assumed by New Hims and exchanged into warrants exercisable into New Hims Class A Common Stock determined based on multiplying the number of shares Hims common or preferred stock issuable for the warrants multiplied by the Per Share Exchange Amount. Additionally, upon exercise of such assumed warrant following the consummation, each outstanding Hims warrant will receive New Hims Class A Common Stock equal to the product of the number of shares Hims common or preferred stock issuable for such Hims warrant multiplied by the Warrant Exchange Amount, and the number of shares of Hims common or preferred stock issuable for such Hims warrant multiplied by the Earn Out Exchange Amount.

Each Hims option will be converted into an option to purchase shares of New Hims Class A Common Stock with the number of shares of New Hims Class A Common Stock issuable for such Hims option determined by multiplying the number of Hims shares that were issuable upon exercise of such Hims option multiplied by the Per Share Exchange Amount, rounded down to the nearest whole share. Additionally, the exercise price of each converted option will be determined by dividing the exercise price of the respective Hims options by the Per Share Exchange Amount, rounded up to the nearest whole cent. Additionally, holders of Hims options will receive Earn Out RSUs based on the Earn Out Exchange Amount.

Each award of Hims restricted stock units will be converted into restricted stock units of New Hims with the number of restricted stock units to be converted determined by multiplying the number of Hims shares underlying such Hims restricted stock units multiplied by the Per Share Exchange Amount. Additionally, holders of Hims restricted stock units will have the right to receive Earn Out RSUs with the number of Earn Out RSUs determined by multiplying the number of Hims restricted stock units by the Earn Out Exchange Amount.

Holders of Hims options and restricted stock units will also receive additional restricted stock units (the “Warrant RSUs”) with the number of Warrant RSUs to be issued to be determined at consummation, with a value equal to the difference between the average of price of OAC common stock for the 10 trading days prior to the consummation of the Business Combination and $11.50, if such average price is in excess of $11.50, and a value equal to the Black-Scholes warrant model for a capped American call on Bloomberg as of the consummation if such average price is equal to or less than $11.50. Each such holder of a Hims option or Hims RSU must remain in continuous service through the grant date to receive such Warrant RSUs and the Earnout RSUs (as described above).

The following summarizes the consideration:

(in thousands, except per share amounts)
Shares transferred at closing(1),(2)	162,262
Value Per Share	$10.00

Share consideration(3)	$1,622,620

(1)

The number of shares presently expected to be transferred to Hims Equityholders upon consummation of the Business Combination include (i) 145.5 million New Hims Common Stock, (ii) 13.4 million assumed options and restricted stock units, (iii) 1.7 million of assumed warrants, (iv) 0.7 million of New Hims Common Stock to settle promissory notes, and (v) 1.0 million of New Hims Class A Common Stock warrants included as part of Warrant Consideration, and excludes 16.0 million Earn Out Shares and Earn Out RSUs as the trading price threshold has not been met. In the table above, the value allocable to assumed Hims options and assumed Hims warrants is determined based on the treasury stock method.

(2)

The number of shares of New Hims Common Stock, including number of New Hims Common Stock underlying assumed options, restricted stock units and warrants, to be issued to Hims Equityholders will be decreased by the number of Hims shares repurchased by Hims in conjunction with the Hims Share Redemption. Additionally, the number of New Hims Common Stock to be issued, including the number of New Hims Common Stock underlying the assumed Hims options, restricted stock units, and warrants, to Hims Equityholders will be increased by the sum of the aggregate exercise prices of all Hims options and warrants outstanding and unexercised as of immediately prior to the consummation divided by the reference price of $10.00 per share.

(3)

Share consideration is calculated using a $10 reference price. The actual total value of share consideration will be dependent on the value of the common stock at closing; however, no expected change from any change in New Hims Common Stock’s trading price on the pro-forma financial statements as the Business Combination will be accounted for as a reverse recapitalization.

Pursuant to OAC’s existing amended and restated memorandum and articles of association, public shareholders are being offered the opportunity to redeem, upon the closing of the Business Combination, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account. For illustrative purposes, based on the fair value of marketable securities held in the trust account as of September 30, 2020 of approximately $204.5 million, the estimated per share redemption price would have been approximately $10.16 per share.

The unaudited pro forma condensed combined financial statements contained herein assumes that OAC’s shareholders approve the proposed Business Combination. OAC’s public shareholders may elect to redeem their public shares for cash even if they approve the proposed Business Combination. OAC cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, New

Hims has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total New Hims equity between holders of the New Hims Common Stock:

•	Assuming No Redemption Scenario: This scenario assumes that no shares of OAC’s public shares will be redeemed;

•

Assuming Maximum Redemption Scenario (given Minimum Available Cash Condition): This presentation assumes that the maximum number of shares of OAC’s public shares are redeemed such that the remaining funds held in the trust account after the payment of the redeeming shares’ pro-rata allocation along with the proceeds from the PIPE Financing are sufficient to satisfy the Minimum Available Cash Condition. Pursuant to terms and conditions of the Merger Agreement, OAC’s available cash shall be equal to or greater than $200.0 million after giving effect to redemptions by OAC’s public shareholders and the amount of proceeds from the PIPE Financing (the “Minimum Available Cash Condition”). Based on the amount of $204.5 million in the trust account as of September 30, 2020, inclusive of accrued interest, and taking into account the anticipated proceeds of $75.0 million from the PIPE Financing, approximately 7,822,956 shares of OAC’s public shares may be redeemed and still enable OAC to have sufficient cash to satisfy the Minimum Available Cash Condition in the Merger Agreement.

The following summarizes the pro forma common stock ownership as of immediately following the consummation of the Business Combination under each of these scenarios:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of outstanding shares (in millions)	Percentage of Outstanding Shares	Number of outstanding shares (in millions)	Percentage of Outstanding Shares
OAC public shareholders	20.1	11.4%	12.3	7.3%
Sponsor	3.8	2.1%	3.8	2.2%
PIPE Investors	7.5	4.2%	7.5	4.4%
Hims Stockholders (1), (2), (3)	145.5	82.3%	145.5	86.1%

	176.9	100.0%	169.1	100.0%

(1)

The number of outstanding shares held by Hims Stockholders includes shares of New Hims Class V Common Stock to be issued to Hims’ CEO. Pursuant to the terms of the Merger Agreement, Hims’ CEO will be issued shares of New Hims Class A Common Stock and shares of New Hims Class V Common Stock with such shares representing approximately 90% of the aggregate voting power of all outstanding stock of New Hims.

(2)

The number of outstanding shares held by Hims Stockholders excludes 16.0 million of Earn Out Shares and Earn Out RSUs. The Earn Out Shares and the Earn Out RSUs would further increase the ownership percentages of Hims Stockholders in New Hims and would dilute the ownership of all stockholders of New Hims, as further discussed below.

(3)

For pro forma presentation purposes, the number of outstanding shares to be held by Hims Stockholders excludes 0.7 million shares of New Hims Common Stock issuable upon consummation of the Business Combination with such shares assumed to be settled upon consummation of the Business Combination to satisfy amounts due under certain Hims promissory notes.

After the consummation of the Business Combination, holders of Hims common stock and preferred stock immediately prior to consummation of the Business Combination will have the contingent right to receive Earn Out Shares, and holders of Hims options and restricted stock units immediately prior to the consummation of the Business Combination will have the contingent right to receive Earn Out RSUs. Additionally, the holders of Hims warrants immediately prior to the consummation of the Business Combination will, upon exercise of any assumed warrants received in the Business Combination, have the right to receive Earn Out Shares. The aggregate number of Earn Out Shares, including Earn Out Shares underlying the assumed warrants, and Earn Out RSUs is 16.0 million shares New Hims Class A Common Stock. The Earn Out Shares and the Earn Out RSUs will be issued or granted at consummation of the Business Combination or as soon as reasonably practical following the consummation of the Business Combination and remain subject to certain vesting conditions, as further described below. The Earn Out Shares, including such shares underlying the assumed Hims warrants, and the Earn Out RSUs represent approximately 14.4 million and 1.6 million, respectively, of the aggregate 16.0 million shares, subject to the Earn Out.

The Earn Out Shares and Earn Out RSUs become vested if, from the consummation of the Business Combination until the fifth anniversary thereof, the average price of New Hims Class A Common Stock exceeds certain thresholds. The vesting for the first tranche of Earn Out shares, and assuming service-period vesting conditions for the Earn Out RSUs are met, representing one-third of the aggregate Earn Out shares (and equivalent Earn Out RSUs), will occur if the average price of New Hims Class A Common Stock exceeds $15.00 for any 10 trading days within any 20 trading day period. The vesting for the second tranche of Earn Out Shares, and assuming service-period vesting conditions for the Earn Out RSUs are met, representing one-third of the aggregate Earn Out Shares (and equivalent Earn Out RSUs), will occur if the average price of New Hims Class A Common Stock exceeds $17.50 for any 10 trading days within any 20 trading day period. The vesting for the third tranche of Earn Out Shares, and assuming service-period vesting conditions for the Earn Out RSUs are met, representing one-third of the aggregate Earn Out shares (and equivalent Earn Out RSUs), will occur if the average price of New Hims Class A Common Stock exceeds $20.00 for any 10 trading days within any 20 trading day period. In addition to the share-price based vesting conditions, the Earn Out RSUs continue to be subject to service-based vesting conditions with such service-based vesting conditions reflecting service-based vesting conditions of the Hims options and RSUs, and the vesting of the Earn Out RSUs is subject to meeting both the share-price vesting and the service-based vesting conditions.

The issuance of such Earn Out Shares and Earn Out RSUs would dilute the value of all shares of New Hims Common Stock outstanding at that time, assuming that the service-based vesting conditions are also met for the Earn Out RSUs. Assuming the current capitalization structure, the approximately 5.3 million Earn Out Shares and Earn Out RSUs that would become vested upon meeting the $15.00 earn out threshold, and assuming service-based vesting conditions are met for the Earn Out RSUs, would represent approximately 3% of total shares outstanding for the redemption scenarios set forth. Assuming the current capitalization structure, the total shares of approximately 10.7 million Earn Out Shares and Earn Out RSUs that would become vested upon meeting the $17.50 earn out threshold, and assuming service-based vesting conditions are met for the Earn Out RSUs, would represent approximately 6% of total shares outstanding for the redemption scenarios set forth. Assuming the current capitalization structure, the total shares of approximately 16.0 million Earn Out Shares and Earn Out RSUs that would become vested upon meeting the $20.00 earn out threshold, and assuming service-based vesting conditions are met for the Earn Out RSUs, would represent approximately 8% to 9% of total shares outstanding for the redemption scenarios set forth.

The management of New Hims has concluded that the Earn Out Shares and the warrants, which have the Earn Out Shares as the underlying shares, are equity-classified instruments. The management of New Hims has concluded that the Earn Out RSUs, which are subject to market-based and service-based vesting conditions, are accounted as share-based compensation under ASC 718 – Stock-Based Compensation. The unaudited pro forma condensed combined statement of operations reflect stock-based compensation for periods ending on December 31, 2019 and September 30, 2020, respectively, relating to the Earn Out RSUs as further discussed in Note 2(AA) and Note 2(BB) below. Additionally, and as portion of the Earn Out RSUs related to vested Hims options, the pro forma condensed combined balance sheet reflects a one-time, nonrecurring expense, as further discussed in Note 2(J) and Note 2(K) below, representing incremental fair value of modified Hims options.

If the actual facts are different than these assumptions, the ownership percentage retained by the OAC’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(in thousands, except share and per share amounts)

	Oaktree Acquisition Corp (Historical)	Hims, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current Assets:
Cash and cash equivalents	$1,258	$36,400	$258,241	(A)	$295,899	$(79,481	)(L)	$216,418
Available-for-sale securities	—	59,146	—		59,146	—		59,146
Inventories	—	4,952	—		4,952	—		4,952
Deferred Transaction Costs	—	2,651	(2,651	)(M)	—	—		—
Prepaid expenses and other current assets	75	3,982	—		4,057	—		4,057

Total current assets	1,333	107,131	255,590		364,054	(79,481)		284,573
Investments held in Trust Account	204,481	—	(204,481	)(B)	—	—		—
Long-term investments	—	7,227	—		7,227	—		7,227
Restricted cash, noncurrent	—	1,006	—		1,006	—		1,006
Other long-term assets	—	3,823	—		3,823	—		3,823

Total Assets	$205,814	$119,187	$51,109		$376,110	$(79,481)		$296,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25	$6,707	$—		$6,732	$—		$6,732
Deferred revenue	—	688	—		688	—		688
Accrued expenses and other current liabilities	2,578	4,520	(2,790	)(N)	4,307	—		4,307
Accrued expenses due to related parties	30	—	—		30	—		30
Due to related parties	404	—	—		404	—		404
Warrant liabilities	—	5,066	(5,066	)(C)	—	—		—

Total current liabilities	3,037	16,981	(7,856)		12,161	—		12,161
Deferred rent, noncurrent	—	379	—		379	—		379
Deferred underwriting fees and other deferred issuance costs	7,194	—	(7,194	)(D)	—	—		—

Total liabilities	10,231	17,360	(15,050)		12,540	—		12,540

Mezzanine equity:
Redeemable Convertible Preferred Stock	—	245,168	(245,168	)(E)	—	—		—
Common shares subject to possible redemption	190,583	—	(190,583	)(F)	—	—		—
Stockholders’ deficit:
Oaktree Acquisition Corp Class A Ordinary Shares	—	—	—		—	—		—
Oaktree Acquisition Corp Class B Ordinary Shares	1	—	(1	)(G)	—	—		—
Oaktree Acquisition Corp Class A Common Stock	—	—	18	(H)	18	(1	)(L)	17
Oaktree Acquisition Corp Class V Common Stock	—	—	1	(I)	1	—		1
Hims, Inc. common stock	—	—	—		—	—		—
Additional paid-in capital	4,861	22,732	505,554	(J)	533,148	(79,480	)(L)	453,668
Accumulated other comprehensive loss	—	(10)	—		(10)	—		(10)
Retained earnings (accumulated deficit)	138	(166,063)	(3,662	)(K)	(169,587)	—		(169,587)

Total stockholders’ equity (deficit)	5,000	(143,341)	501,910		363,570	(79,481)		284,089

Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$205,814	$119,187	$51,109		$376,110	$(79,481)		$296,629

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

(in thousands, except share and per share amounts)

	Oaktree Acquisition Corp (Historical)	Hims, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$107,291	$—		$107,291	$—	$107,291
Cost of Revenue	—	29,733	—		29,733	—	29,733

Gross profit	—	77,558	—		77,558	—	77,558
Operating Expenses
Marketing	—	39,675	39	(AA)	39,714	—	39,714
Selling, general, and administrative	2,709	48,401	2,918	(BB)	54,027	—	54,027

Total operating expenses	2,709	88,076	2,957		93,741	—	93,741

Loss from operations	(2,709)	(10,518)	(2,957)		(16,183)	—	(16,183)

Interest Expense	—	(10)	—		(10)	—	(10)
Interest earned on marketable securities held in trust account	1,699	—	(1,699	)(CC)	—	—	—
Other income (expense), net	—	(2,254)	2,477	(DD)	223	—	223

Loss before income taxes	(1,010)	(12,782)	(2,179)		(15,970)	—	(15,970)
Provision for income taxes	—	(103)	—		(103)	—	(103)

Net loss	(1,010)	(12,885)	(2,179)		(16,073)	—	(16,073)

Other comprehensive loss	—	(12)	—		(12)	—	(12)

Total comprehensive loss	$(1,010)	$(12,897)	$(2,179)		$(16,085)	$—	$(16,085)

Basic and diluted weighted average shares outstanding of Class A Common Stock	20,125,000				167,620,397		159,797,441
Basic and diluted net income per share, Class A	$0.08				$(0.09)		$(0.10)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,031,250
Basic and diluted net loss per share, Class B	$(0.54)
Basic and diluted weighted average shares outstanding of Class V Common Stock					8,603,008		8,603,008
Basic and diluted net loss per share, Class V					$(0.09)		$(0.10)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share amounts)

	Oaktree Acquisition Corp (Historical)	Hims, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$82,558	$—		$82,558	$—	$82,558
Cost of Revenue	—	37,953	—		37,953	—	37,953

Gross profit	—	44,605	—		44,605	—	44,605
Operating Expenses
Marketing	—	63,156	139	(AA)	63,295	—	63,295
Selling, general, and administrative	710	55,863	7,770	(BB)	64,343	—	64,343

Total operating expenses	710	119,019	7,909		127,638	—	127,638

Loss from operations	(710)	(74,414)	(7,909)		(83,033)	—	(83,033)

Interest Expense	—	(369)	—		(369)	—	(369)
Interest earned on marketable securities held in trust account	1,857	—	(1,857	) (CC)	—	—	—
Other income (expense), net	—	2,809	(951	) (DD)	1,858	—	1,858

Loss before income taxes	1,147	(71,974)	(10,717)		(81,544)	—	(81,544)

Provision for income taxes	—	(90)	—		(90)	—	(90)

Net income (loss)	1,147	(72,064)	(10,717)		(81,634)	—	(81,634)

Other comprehensive income	—	4	—		4	—	4

Total comprehensive loss	$1,147	$(72,060)	$(10,717)		$(81,630)	$—	$(81,630)

Basic and diluted weighted average shares outstanding of Class A Common Stock	20,125,000				167,620,397		159,797,441
Basic and diluted net income per share, Class A	$0.08				$(0.46)		$(0.48)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,031,250
Basic and diluted net loss per share, Class B	$(0.08)
Basic and diluted weighted average shares outstanding of Class V Common Stock					8,603,008		8,603,008
Basic and diluted net loss per share, Class V					$(0.46)		$(0.48)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2020 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2019, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, OAC will be treated as the acquired company and Hims will be treated as the acquirer for financial statement reporting purposes. Hims has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Hims’ CEO will receive New Hims Class V Common Stock, and together with New Hims Class A Common Stock to be received by the Hims’ CEO, such shares represent approximately 90% of the aggregate voting power of all outstanding capital stock of New Hims.

•

Hims’ existing stockholders will have the greatest ownership interest in New Hims under the two redemptions scenarios with Hims Stockholders controlling 82% and 86% outstanding common stock of New Hims.

•	Hims’ directors will represent all of New Hims’ board of directors.

•	Hims’ senior management will be the senior management of New Hims.

Accordingly, for accounting purposes, the financial statements of New Hims will represent a continuation of the financial statements of Hims with the acquisition being treated as the equivalent of the Hims issuing stock for the net assets of OAC, accompanied by a recapitalization. The net assets of OAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New Hims’ additional paid-in capital and are assumed to be cash settled, with the exception of certain fees paid in shares to Hims’ financial adviser in exchange for services provided in connection with the Business Combination.

The Merger Agreement provides that holders of Hims options will receive Warrant RSUs, as defined in the Merger Agreement, based on pro rata portion of warrants to acquire shares of New Hims Class A Common Stock to be granted to all of Hims Stockholders and holders of Hims other equity-linked instruments. The determination for number of Warrant RSUs to be granted will be dependent on whether the average 10 day trading price of OAC’s common stock is greater than $11.50 for the 10 day period immediately prior to the consummation. As the number of Warrant RSUs to be issued is not yet known, and would be dependent on the average trading price for the 10 day period immediately prior to consummation of the Business Combination, the pro forma financial statements do not reflect an adjustment for these because such adjustment was not deemed to be factually supportable.

Pursuant to terms and conditions of the Merger Agreement, Hims may enter into agreements to purchase contemporaneously with the consummation of the Business Combination with settlement of the cash payments to occur concurrently with or immediately following the consummation, shares from Hims’ existing Stockholders and/or OAC may facilitate the direct purchase of shares by purchasers in the PIPE Financing to purchase shares of New Hims Class A Common Stock from as-yet to be specified Hims Stockholders. The maximum aggregate amount of such purchases is $75.0 million. The actual amount of repurchases may differ based on the final terms and number of Hims Stockholders who elect to participate in such transactions. However, as purchase agreements for such transactions are not yet executed nor are the stockholders participating in such purchases specified, New Hims has not included a pro forma adjustment because such amounts were not deemed factually supportable.

Additionally, Hims may offer a transaction bonus of up to $10.0 million (the “Bonus Plan”) to its management and employees. Such transaction bonus would result in an increase to compensation expenses of approximately $10.0 million, and up to 50% of such bonus may be allocated to employees of Hims in the form of New Hims Class A Common Stock, or other equity awards exercisable or settleable for New Hims Class A Common Stock, to be issued following the consummation of the Business Combination. Such issuance of shares of New Hims Class A Common Stock would dilute the ownership of all shareholders of New Hims. These amounts may differ based on the final terms of the Bonus Plan. However, as the terms and structuring of the Bonus Plan are not yet finalized, New Hims has not included a pro forma adjustment because such amounts were not deemed factually supportable.

New Hims is currently further evaluating the accounting treatment of the issuance of New Hims Class V Common Stock in connection with the Business Combination.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. New Hims’ management believes this unaudited pro forma condensed combined financial information to not be meaningful given New Hims incurred significant losses during the historical periods presented.

New Hims’ management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of New Hims. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Hims and OAC.

Based on its initial analysis, New Hims’ management did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, New Hims’ management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, New Hims’ management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Hims.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and the other transactions contemplated by the Merger Agreement and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of New Hims. OAC and Hims have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 reflects the following adjustments:

(A)	Represents pro forma adjustments to cash to reflect the following:

	(in thousands)
Investment held in trust account	$204,481	(1)
Proceeds from Subscription Agreements	75,000	(2)
Proceeds from exercises of Hims Series C preferred stock warrants	10	(3)
Payment of deferred underwriter fees, deferred legal fees, and other transaction-related fees	(21,250	)(4)

	$258,241

(1)

Reflects the reclassification of cash equivalents held in the trust account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming OAC shareholders.

(2)	Reflects the proceeds of $75.0 million from the issuance and sale of 7,500,000 shares of New Hims Class A Common Stock at $10.0 per share in the PIPE Financing pursuant to the Subscription Agreements.
(3)	Reflects the proceeds of less than $0.1 million from exercises of Hims Series C preferred stock warrants during October and November 2020.
(4)

Reflects the payment of $7.2 million of deferred underwriter fees and deferred legal fees incurred during the OAC initial public offering due upon completion of the Business Combination, an estimated $14.1 million acquisition-related transaction costs. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital. As of September 30, 2020, OAC and Hims had accrued approximately $2.2 million and $0.6 million, respectively with such amounts reflected in accrued expenses. The pro forma financial statements reflect a corresponding adjustment to accrued expenses as noted in Note N.

(B)	Reflects the reclassification of $204.5 million of cash and investments held in the trust account that becomes available following the Business Combination, assuming no redemptions.

(C)

Reflects exchange of Hims preferred stock warrants into New Hims Class A Common Stock warrants, pursuant to terms of the Merger Agreement, and exercises of Hims Series C Preferred Stock warrants during October and November 2020. Hims preferred stock warrants were previously contingently puttable or redeemable, resulting in Hims classifying such warrants as liabilities in its historical financial statements. New Hims has concluded that the New Hims Class A Common Stock warrants exchanged for Hims preferred stock warrants are equity-classified warrants and the adjustment reflects reclassification of the warrants from liability to additional paid-in capital, including the par value from the exercise of the warrants, as noted in Note 2(J) below.

(D)	Reflects the payment of $7.2 million of deferred underwriter fees and deferred legal fees incurred by OAC during the OAC initial public offering due upon consummation of the Business Combination.

(E)

Reflects conversion of Hims preferred stock into Hims common stock pursuant to the terms of the Merger Agreement, and as a result of the Hims Recapitalization, resulting in an adjustment of $245.2 million from temporary equity to additional paid-in capital. The unaudited pro forma condensed balance sheet reflects the conversion with a corresponding increase to additional paid-in capital.

(F)

Reflects the reclassification of $190.6 million of OAC public shares, subject to possible redemption, from mezzanine equity to permanent equity, assuming no redemptions. The unaudited pro forma condensed balance sheet reflects the reclassification with a corresponding increase of $190.6 million to additional paid in-capital and an increase of less than $0.1 million to New Hims Class A Common Stock.

(G)	Reflects the conversion of OAC Class B ordinary shares to New Hims Class A Common Stock pursuant to terms of the Merger Agreement.

(H)	Represents pro forma adjustments to New Hims Class A Common Stock balance to reflect the following:

(in thousands)
Issuance of New Hims Class A Common Stock from PIPE Financing per Subscription Agreements	$1
Recapitalization of Hims preferred stock and common stock to New Hims Class A Common Stock	14
Reclassification of OAC public shares subject to redemption, assuming no redemption, to permanent equity	2
Conversion of OAC Class B ordinary shares to New Hims Class A Common Stock in connection with the Business Combination	1

$18

(I)	Represents recapitalization of Hims common stock to New Hims Class V Common Stock.

(J)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

	(in thousands)
Reclassification of OAC public shares subject to redemption, assuming no redemptions, to permanent equity, and increase in par value of common stock	$190,581
Issuance of New Hims Class A Common Stock from PIPE Financing per Subscription Agreements	74,999
Exchange of Hims liability-classified warrants to New Hims equity-classified warrants and exercise of warrants	5,076
Conversion of Hims preferred stock (mezzanine equity) to Hims common stock (permanent equity)	245,168
Record nonrecurring catch-up expense for Hims CEO’s performance-based options	2,505	(1)
Record nonrecurring stock-based compensation for modified Hims options	1,019	(2)
Recapitalization between Hims Preferred Stock and Common Stock to OAC Class B Common Stock	(15)
Elimination of OAC’s historical retained earnings	2,351	(3)
Reduction in additional paid-in capital for acquisition-related transaction expenses	(16,130)

	$505,554

(1)

Represents stock-based compensation expense of approximately $2.5 million associated with performance stock options previously granted to Hims’ CEO. The performance condition is deemed to be probable of being met upon consummation, resulting in New Hims recognizing a one-time nonrecurring expense. Because the expense does not have a continuing impact, it is reflected as an adjustment to accumulated deficit.

(2)

Represents stock-based compensation expense of approximately $1 million associated with Hims options, reflecting incremental fair value of certain vested Hims options being exchanged into right to receive the applicable merger consideration, including the Earn Out RSUs. Because the expense does not have a continuing impact, it is reflected as an adjustment to accumulated deficit.

(3)

Represents the elimination of OAC’s retained earnings with a corresponding adjustment to accumulated deficit, as noted in Note 2(K), in connection with the reverse recapitalization, including the adjustment for accrued transaction expenses.

(K)	Represents pro forma adjustments to Retained Earnings (Accumulated Deficit) balance to reflect the following:

(in thousands)
Elimination of OAC’s historical retained earnings	$(2,351)
Elimination of OAC’s accrued transaction expenses	2,213
Record nonrecurring stock-based compensation for modified Hims options	(1,019)
Record nonrecurring expense for Hims CEO’s performance-based options	(2,505)

$(3,662)

(L)

Reflects the maximum payment that could be made to redeeming OAC public stockholders that would leave sufficient cash to satisfy the Minimum Available Cash requirement. The maximum amount of redemptions assumed is 7,822,956 shares at a price of $10.16 per share, inclusive of the redeeming shares’ pro rata allocation of the accrued interest in the trust account.

(M)	Reflects the non recurring transaction expenses incurred by Hims.

(N)	Reflects the non-recurring transaction expenses recorded by Hims and OAC, including $2.2 million of OAC accrued transaction expenses and $0.6 million of Hims transaction expenses accrued.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 are as follows:

(AA)	Represents incremental stock-based compensation expenses relating to the Earn Out RSUs.

(BB)	Represents pro forma adjustments related to selling, general, and administrative expense as follows:

	For the nine months ended on September 30, 2020	For the year ended on December 31, 2019
CEO performance-based options(1)	$4,111	$5,476
Earn Out RSUs	1,020	2,294
Elimination of OAC’s accrued transaction expenses	(2,213)	—

	$2,918	$7,770

(1)

The performance-based options for Hims’ CEO consist of two awards which will vest upon either (i) an acquisition of Hims with per share consideration equal to at least $10.41 and $17.35, respectively, with such share prices being referenced to Hims’ share prices prior to the effect of the Business Combination, or (ii) a per share price on a public stock exchange that is at least equal to $10.41 and $17.35, respectively, with such share prices being referenced to Hims’ share prices prior to the effect of the Business Combination. For accounting purposes, the awards have a performance-based vesting condition, based on achievement of a liquidity event, and a market-based vesting condition, based on the share price of Hims. The stock-based compensation expense for these awards will be recognized when it is probable that either of the performance criteria will be achieved with such performance-based vesting condition becoming probable of being met upon the consummation of the Business Combination.

Based on current facts and circumstances, the market-based vesting condition is not expected to be met upon consummation of the Business Combination. Since the market condition is expected to be met subsequently after the performance-based vesting condition is met, New Hims will recognize a one-time, nonrecurring stock-based compensation expense upon consummation of the Business Combination based on the proportion of the requisite service period completed prior to the consummation with such expense reflected as an adjustment in pro forma unaudited pro forma condensed combined balance sheet, as noted in Notes 2(J) and 2(K) as such expense is nonrecurring.

The remaining stock-based compensation relating to the awards will be recognized over the remaining derived service periods of each of the respective awards following the consummation of the Business Combination with the pro forma condensed combined statements of operations reflecting the expense to be recognized following the consummation of the Business Combination for the year ended on December 31, 2019 and nine months ended on September 30, 2020, assuming that the Business Combination had been consummated on January 1, 2019.

(CC)	Represents pro forma adjustment to eliminate interest income related to the investment held in the Trust Account.

(DD)	Reflects the elimination of remeasurement gains and losses on Hims redeemable convertible Preferred Stock warrant liability.

Loss per share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming the redemption scenario described above, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2020 and for the year ended December 31, 2019:

	Nine Months Ended on September 30, 2020		Year Ended on December 31, 2019
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss	$(16,073)	$(16,073)	$(81,634)	$(81,634)
Basic weighted average shares outstanding—Class A	167,620,397	159,797,441	167,620,397	159,797,441
Basic weighted average shares outstanding—Class V	8,603,008	8,603,008	8,603,008	8,603,008
Net loss per share—Basic and Diluted—Class A(1),(2)	$(0.09)	$(0.10)	$(0.46)	$(0.48)
Net loss per share—Basic and Diluted—Class V	$(0.09)	$(0.10)	$(0.46)	$(0.48)
Basic weighted average shares outstanding—Class A
OAC public shareholders	20,125,000	12,302,044	20,125,000	12,302,044
PIPE Investors	7,500,000	7,500,000	7,500,000	7,500,000
Sponsor	3,773,437	3,773,437	3,773,437	3,773,437
Hims Stockholders(3)	136,221,960	136,221,960	136,221,960	136,221,960

	167,620,397	159,797,441	167,620,397	159,797,441

(1)	The per share pro forma net loss excludes the impact of outstanding and unexercised warrants and options, as the inclusion of these would have been anti-dilutive.
(2)

The per share pro forma net loss excludes the impact of the Earn Out Shares and the Earn Out RSUs, as the vesting conditions for the Earn Out Shares or the Earn Out RSUs have not been met. Additionally, the inclusion of the Earn Out Shares and the Earn Out RSU would have been anti-dilutive; thus, the effect of these were not included in calculation of diluted loss per share.

(3)

The per share pro forma net loss excludes 720,838 shares of New Hims Class A Common Stock issued for early exercise of stock options with such shares being subject to New Hims’ repurchase right. Additionally, the inclusion of the shares subject to the repurchase right would have been anti-dilutive; thus, the effect of these shares was not included in calculation of diluted loss per share.

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019, and the nine months ended September 30, 2020, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of OAC and Hims, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, OAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Hims with the Business Combination being treated as the equivalent of Hims issuing stock for the net assets of OAC, accompanied by a recapitalization. The net assets of OAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Hims.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of OAC’s ordinary shares:

•	Assuming No Redemption Scenario: This presentation assumes that no OAC shareholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemption Scenario (given Minimum Available Cash Condition): This presentation assumes that 7,822,956 Class A ordinary shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine Months Ended September 30, 2020
Revenue	$107,291	$107,291
Net loss per share, Class A – basic and diluted	$(0.09)	$(0.10)
Weighted-average shares outstanding, Class A – basic and diluted	167,620,397	159,797,441
Net loss per share, Class V – basic and diluted	$(0.09)	$(0.10)
Weighted-average shares outstanding, Class V – basic and diluted	8,603,008	8,603,008

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
(in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$82,558	$82,558
Net loss per share, Class A – basic and diluted	$(0.46)	$(0.48)
Weighted-average shares outstanding, Class A – basic and diluted	167,620,397	159,797,441
Net loss per share, Class V – basic and diluted	$(0.46)	$(0.48)
Weighted-average shares outstanding, Class V – basic and diluted	8,603,008	8,603,008

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$376,110	$296,629
Total liabilities	$12,540	$12,540
Total stockholders’ deficit	$363,570	$284,089

INFORMATION ABOUT OAC

We are a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this report as our initial business combination.

Our Sponsor is an affiliate of Oaktree, a registered investment adviser with global investment experience. Through our affiliation with Oaktree, we intend to capitalize on the ability of the Oaktree platform in the industrial and consumer sectors. Given Oaktree’s global reach and experience, we believe our team has the required investment, operational, diligence and capital raising expertise to effect a business combination with an attractive target and to position it for long-term success in the public markets.

On July 22, 2019, we consummated our initial public offering of 20,125,000 units, including 2,625,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions. Each unit sold in the initial public offering consists of one Class A ordinary share and one-third of one redeemable warrant. Following the closing of our initial public offering, an amount equal to $201.25 million of the net proceeds from our initial public offering and certain of the proceeds from the private placement of the private placement warrants (or $10.00 per unit sold in the initial public offering) was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 24, 2020 funds in the trust account totaled approximately $204,524,663 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) our completion of an initial business combination, and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our Existing Governing Documents (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate an initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provisions relating to the rights of our Class A ordinary shares, and (iii) the redemption of our public shares if we are unable to consummate an initial business within 24 months from the closing of our initial public offering, subject to applicable law.

Our units, Class A ordinary shares and warrants are each traded on the NYSE under the symbols “OAC.U,” “OAC” and “OAC WS,” respectively.

Financial Position

As of September 30, 2020, we had approximately $204.5 million held in the trust account, not taking into account payment of $7,043,750 of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (net of amounts previously disbursed to management to fund our Regulatory Withdrawals, which is subject to an annual limit of $325,000, for a maximum of 24 months, and excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the trust account) at the time of signing the agreement to enter into the initial business combination. The OAC Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

•

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may: subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We will provide our public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $204,524,663 per public share as of December 24, 2020. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering.

Limitations on Redemption Rights

Our Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). However, the proposed Business Combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed Business Combination. In the event the aggregate cash consideration we would be required to pay for all Class A ordinary shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all Class A ordinary shares submitted for redemption will be returned to the holders thereof.

Redemption of Public Shares and Liquidation if No Business Combination

Our Existing Governing Documents provide that we have only 24 months from the closing of our initial public offering to consummate an initial business combination. If we are unable to consummate an initial business combination within 24 months from the closing of our initial public offering, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the OAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of our initial public offering. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor, directors and members of our management team have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to consummate an initial business combination within 24 months from the closing of our initial public offering. However, if our Sponsor, director or members of our management team acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate an initial business combination within 24 months from the closing of our initial public offering.

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Governing Documents that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not consummate an initial business combination within 24 months from the closing of our initial public offering, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1.3 million of proceeds held outside the trust account (as of September 30, 2020) plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Credit Suisse and Deutsche Bank, the underwriters of our initial public offering, will not execute agreements with us waiving such claims to the monies held in the trust account. Credit Suisse and Deutsche Bank are also serving as capital markets advisors and private placement agents to OAC, and Deutsche Bank is acting as financial advisor to OAC. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to fund our Regulatory Withdrawals and/or to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1.3 million of proceeds held outside the trust account (as of September 30, 2020) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the OAC Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and OAC—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.”

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Patrick McCaney	39	Chief Executive Officer and Director
Alexander Taubman	33	President
Zaid Pardesi	37	Chief Financial Officer and Head of M&A
Mathew Pendo	57	Chief Operating Officer
John Frank	63	Chairman and Director
Anthony Grillo	65	Director
Paul Meister	67	Director
Andrea Wong	54	Director

Patrick McCaney has served as Chief Executive Officer and a director on the OAC Board since July 2019 and has also served as the Chief Executive Officer and as a director of Oaktree Acquisition Corp. II since August 2020. Mr. McCaney has served as portfolio manager for Oaktree’s Value Equities strategy since its inception. Mr. McCaney oversees the analysis, portfolio construction and management of the Value Equities strategy. Since joining Oaktree, he has led more than 40 public and private investments across a variety of sectors. Prior to joining Oaktree, Mr. McCaney spent more than seven years as an investment professional for the Special Situations Group of Goldman, Sachs & Co., where he originated, executed and managed investments of Goldman’s proprietary capital. Mr. McCaney earned a master’s degree in electrical engineering as well as B.S. degrees in electrical engineering and management science from the Massachusetts Institute of Technology.

We believe Mr. McCaney’s significant investment experience make him well qualified to serve as a member of the OAC Board.

Alexander Taubman has served as President of OAC since July 2019 and has also served as the President of Oaktree Acquisition Corp. II since August 2020. Mr. Taubman is a managing director within Oaktree’s Value Equities strategy, which he helped launch. Mr. Taubman contributes to the analysis, portfolio construction and management of the Value Equities strategy. He has led public and private investments in consumer, industrial, media, financials and various other sectors. Prior to joining Oaktree in 2014, Mr. Taubman was an investment professional in the Special Situations Group at Goldman, Sachs & Co., where he originated, executed, and managed investments of Goldman’s balance sheet capital. Mr. Taubman serves as a Trustee of Heckscher Foundation for Children, as well as the Museum of Contemporary Art Detroit. He earned an A.B. degree in economics from Harvard College, as well as an M.B.A. from Harvard Business School.

Zaid Pardesi has served as Chief Financial Officer and Head of M&A of OAC since July 2019 and has also served as the Chief Financial Officer and Head of M&A of Oaktree Acquisition Corp. II since September 2020. Mr. Pardesi is a senior vice president within Oaktree’s Value Equities strategy. He has spent his career originating, acquiring and managing middle-market companies in the industrial, consumer, and healthcare sectors, often operating platforms as CFO. Mr. Pardesi joined Oaktree in 2019 from The Cranemere Group, a global holding company, where he was a senior investment professional acquiring middle-market businesses. Prior thereto, Mr. Pardesi was an investor at H.I.G. Capital and at AEA Investors in New York and London. He began his career at Bain & Company. Mr. Pardesi received an M.B.A. from The Wharton School at the University of Pennsylvania, and a B.S. from Northwestern University, where he was a computer engineering and economics double major.

Mathew Pendo has served as Chief Operating Officer of OAC since July 2019 and has also served as the Chief Operating Officer of Oaktree Acquisition Corp. II since August 2020. Mr. Pendo is the Head of Corporate Development and Capital Markets for Oaktree, the President and Chief Operating Officer of the three Oaktree managed BDC’s: Oaktree Specialty Lending Corporation, Oaktree Strategic Income Corporation and Oaktree

Strategic Income II. Mr. Pendo joined Oaktree in 2015. His prior experience includes serving as the Chief Investment Officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award in 2013. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of U.S. Investment Banking and then co-head of Global Industrials group. He received a bachelor’s degree in economics from Princeton University, cum laude and is a former board member of Ally Financial and Supervalu Inc.

John Frank has served as the Chairman and a director on the OAC Board since July 2019 and has also served as the Chairman and as a director of Oaktree Acquisition Corp. II since August 2020. Mr. Frank is Oaktree’s Vice Chairman, working closely with Howard Marks, Bruce Karsh and Jay Wintrob (Oaktree’s Chief Executive Officer) in managing the firm. Since October 2017, Mr. Frank has also served as the Chairman of the boards of directors of Oaktree Strategic Income Corp. and Oaktree Specialty Lending Corporation. Mr. Frank joined Oaktree in 2001 as General Counsel and was named Oaktree’s Managing Principal in early 2006, a position which he held for about nine years. As Managing Principal, Mr. Frank was the firm’s principal executive officer and responsible for all aspects of the firm’s management. Prior to joining Oaktree, Mr. Frank was a partner of the Los Angeles law firm of Munger, Tolles & Olson LLP where he managed a number of notable merger and acquisition transactions. Prior to joining Munger Tolles in 1984, Mr. Frank served as a law clerk to the Honorable Frank M. Coffin of the United States Court of Appeals for the First Circuit. Prior to attending law school, Mr. Frank served as a Legislative Assistant to the Honorable Robert F. Drinan, Member of Congress. Mr. Frank holds a B.A. degree with honors in history from Wesleyan University and a J.D. magna cum laude from the University of Michigan Law School, where he was Managing Editor of the Michigan Law Review and a member of the Order of the Coif. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s Best Lawyers in America. Mr. Frank is a member of the Board of Directors of Chevron Corporation and a Trustee of Wesleyan University, The James Irvine Foundation, Good Samaritan Hospital of Los Angeles, and the XPRIZE Foundation.

We believe Mr. Frank’s significant investment experience make him well qualified to serve as a member of the OAC Board.

Anthony Grillo has served on the OAC Board since July 2019 and has also served as a director of Oaktree Acquisition Corp. II since September 2020. Mr. Grillo has served as a director of Littelfuse, Inc. (NASDAQ:LFUS) since 1991. Mr. Grillo has also served and is currently serving on the boards of directors of NarrativeWave, Inc. since 2017 and WeR.AI, Inc. since February 2018. Mr. Grillo is one of the founders of American Securities Advisors, LLC and affiliates (now known as Ascribe Opportunities Management, LLC), an advisory and private equity investment firm established in 2005. Mr. Grillo served as Managing Director of Ascribe until his retirement in December 2018. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE:EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P. (NYSE:BX), a private equity firm. Mr. Grillo previously served as a director of GeoKinetics, from 2013 through 2015, and Lumeta Corporation, from 2016 through June 2018. Mr. Grillo holds a B.A. in economics from Rutgers University and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe Mr. Grillo’s significant investment and corporate finance experience makes him well qualified to serve as a director.

Paul Meister has served on the OAC Board since July 2019 and has also served as a director of Oaktree Acquisition Corp. II since September 2020. Mr. Meister is co-founder, and since 2008, Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare, technology and distribution-related industries, and is Vice Chairman and Co-Founder of Perspecta Trust, a New Hampshire based trust company. Mr. Meister also served as President of MacAndrews &Forbes Incorporated from 2014 to 2018. Previously, Mr. Meister was appointed Executive Vice Chairman of Revlon, Inc. to serve as the principal executive officer on an interim basis when the Chief Executive Officer of Revlon, Inc. resigned in January 2018. Mr. Meister previously served as Chairman and Chief Executive Officer of inVentiv Health, Inc. (now Syneos Health Inc.) (NASDAQ:SYNH), a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries, from 2010 until 2014. Mr. Meister was Chairman of Thermo Fisher Scientific Inc. (NYSE:TMO), a scientific instruments equipment and supplies company, from November 2006 until April 2007. He was previously Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from 2001 to 2006, and Chief Financial Officer of Fisher Scientific from 1991 to 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley Group, Wheelabrator Technologies and Abex, Inc. Mr. Meister has served as a director of Quanterix Corporation (NASDAQ:QTRX) since 2013, Aptiv PLC (NYSE: APTIV) since July 2019, and Amneal Pharmaceuticals, Inc. (NYSE:AMRX) since August 2019. He also previously served as director of Scientific Games Corporation (NASDAQ:SGMS), which provides customized, end-to-end solutions to the gaming industry from 2012 to 2020; LKQ Corporation (NASDAQ:LKQ), a distributor of vehicle products, from 1999 until 2018; vTv Therapeutics Inc. (NASDAQ:VTVT), a clinical-stage bio pharmaceutical company, from 2015 until 2018; and Revlon (NYSE:REV) from 2015 to 2018. Mr. Meister has served as a director of OAC from 2019 to present. Mr. Meister is Co-Chair of the University of Michigan’s Life Sciences Institute External Advisory Board and Chair of the Provost’s Advisory Committee. Mr. Meister has an M.B.A. from Northwestern University and a B.A. from the University of Michigan.

We believe Mr. Meister’s significant investment experience and business strategy expertise make him well qualified to serve as a member of the OAC Board.

Andrea Wong has served on the OAC Board since July 2019 and has also served as a director of Oaktree Acquisition Corp. II since September 2020. Ms. Wong serves on the boards of Liberty Media Corporation (NASDAQ:LSXMK), Qurate Retail Group (NASDAQ:QRTEA) and Hudson Pacific Properties (NYSE:HPP). She is also a Governor of the British Film Institute and a Trustee of the Royal Academy of Arts. Ms. Wong was most recently President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment based in London. She oversaw Sony Pictures Television’s 18 overseas production companies, creating nearly 1,300 hours of entertainment around the world each year. Previously, Ms. Wong served as President and CEO of Lifetime Networks where she oversaw the operations of Lifetime Television, Lifetime Movie Network, Lifetime Real Women, and Lifetime Digital, including programming, marketing, advertising sales, affiliate sales, public affairs, business and legal affairs, strategic planning, operations and research. Prior to that, Ms. Wong was Executive Vice President, Alternative Programming, Specials and Late Night at ABC. Ms. Wong graduated from MIT with a degree in electrical engineering and received an M.B.A. from Stanford University. She is a Henry Crown Fellow at the Aspen Institute, serves on the Stanford Graduate School of Business Advisory Council and is a member of the Committee of 100.

We believe Ms. Wong’s senior leadership and international business experience are valuable to the board and make her well qualified to serve as a member of the OAC Board.

Number and Terms of Office of Officers and Directors

The OAC Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Ms. Wong, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Grillo and Mr. Meister, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. McCaney and Mr. Frank, will expire at our third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the OAC Board may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the OAC Board for any reason.

Our officers are appointed by the OAC Board and serve at the discretion of the OAC Board, rather than for specific terms of office. The OAC Board is authorized to appoint persons to the offices set forth in our Existing Governing Documents as it deems appropriate. Our Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the OAC Board.

Director Independence

NYSE listing standards require that a majority of the OAC Board be independent. The OAC Board has determined that Anthony Grillo, Paul Meister and Andrea Wong are “independent directors” as defined in the NYSE listing standards. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

The OAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by the OAC and has the composition and responsibilities described below. The charter of each committee is available on our website (https://www.oaktreeacquisitioncorp.com/). Information contained on our website is not part of this proxy statement/prospectus, and the inclusion of our website address in this proxy statement/prospectus is an inactive textual reference only.

Audit Committee

Mr. Grillo, Mr. Meister and Ms. Wong serve as members of our audit committee. The OAC Board has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent under the NYSE listing standards and applicable SEC rules. Mr. Grillo serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and the OAC Board has determined that Mr. Grillo and Mr. Meister qualify as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the OAC Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Mr. Grillo, Mr. Meister and Ms. Wong, and Ms. Wong serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. The OAC Board has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the OAC Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the OAC Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the OAC Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Mr. Grillo, Mr. Meister and Ms. Wong, and Ms. Wong serves as chairman of the compensation committee. Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. The OAC Board has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the OAC Board.

Code of Ethics

We adopted a code of ethics applicable to our directors, officers and employees. A copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a current report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Patrick McCaney	Oaktree Capital Management, L.P.	Asset Management	Managing Director and Portfolio Manager
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Chief Executive Officer and Director

Alexander Taubman	Oaktree Capital Management, L.P.	Asset Management	Managing Director

	Taubman Ventures Group LLC and certain affiliates	Asset Management	Advisor
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	President

Zaid Pardesi	Oaktree Capital Management, L.P.	Asset Management	Senior Vice President
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Chief Financial Officer and Head of M&A

John Frank	Oaktree Capital Management, L.P.	Asset Management	Vice Chairman
	Chevron Corporation	Energy	Director
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Chairman and Director

Mathew Pendo	Oaktree Capital Management, L.P.	Asset Management	Managing Director, Head of Corporate Development and Capital Markets
	Oaktree Specialty Lending Corporation	Asset Management	President and Chief Operating Officer
	Oaktree Strategic Income Corporation	Asset Management	President and Chief Operating Officer
	Oaktree Strategic Income II	Asset Management	President and Chief Operating Officer
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Chief Operating Officer

Anthony Grillo	WeR.AI	Software Development	Director
	NarrativeWave	Software Development	Director
	Littelfuse	Electronic Component Manufacturing	Director

Individual	Entity	Entity’s Business	Affiliation
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Director

Paul Meister	Liberty Lane Partners, LLC	Private Equity	Co-Founder
	Perspecta Trust	Investment, Trust and Wealth Advisory Services	Co-Founder
	Scientific Games Corporation	Gambling and Lottery Products	Director
	Quanterix Corporation	Healthcare	Director
	Aptiv PLC	Software Development	Director
	Amneal Pharmaceuticals, Inc.	Pharmaceuticals	Director
	University of Michigan’s Life Sciences Institute	Life Sciences	Co-Chair of External Advisory Board; Chair of the Provost’s Advisory Committee
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Director

Andrea Wong	Hudson Pacific Properties, Inc.	Real Estate	Director
	Liberty Media Corporation	Media	Director
	Qurate Retail, Inc.	Media	Director
	Oaktree Acquisition Corp. II	Special Purpose Acquisition Company	Director

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	Our Sponsor subscribed for founder shares and purchased private placement warrants in a transaction that closed simultaneously with the closing of our initial public offering.

•

Our Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of New Hims Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in the stockholders of New Hims having the right to exchange their shares of New Hims Class A Common Stock for cash, securities or other property. The private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with an business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, since the consummation of our initial public offering, we reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Sponsor has agreed to vote its founder shares, and it and the members of our management team have agreed to vote any shares purchased during or after the offering, in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier of consummation of our initial business combination and our liquidation, we will reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed Business Combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the New Hims Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the New Hims Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Properties

We maintain our principal executive offices at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Periodic Reporting and Audited Financial Statements

We registered our units, Class A ordinary shares and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2020 as required by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirements on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Law. As an exempted company, we applied for and received, a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2020 Revision) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

OAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “OAC,” “we,” “us” or “our” refer to OAC prior to the consummation of the Business Combination. The following discussion and analysis of OAC’s financial condition and results of operations should be read in conjunction with OAC’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on April 9, 2019 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on September 30, 2020. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of warrants that occurred simultaneously with the consummation of the initial public offering, our capital stock, debt or a combination of cash, stock and debt. The issuance of additional shares in a business combination:

•

may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•	may subordinate the rights of holders of our ordinary shares if preferred stock is issued with rights senior to those afforded our ordinary shares;

•

could cause a change in control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our Class A ordinary shares and/or warrants.

Similarly, if we issue debt or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•	other purposes and other disadvantages compared to our competitors who have less debt.

As of September 30, 2020, we had approximately $1.3 million in our operating bank account. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

Our entire activity since inception through September 30, 2020 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2020, we had a net loss of approximately $2.2 million, which consisted of approximately $81,000 in gain on investments (net), dividends and interest, held in the trust account, offset by approximately $2.3 million in general and administrative expenses.

For the three months ended September 30, 2019, we had net income of approximately $436,000, which consisted of approximately $886,000 in gain on investments (net), dividends and interest, held in the trust account, offset by approximately $450,000 in general and administrative costs.

For the nine months ended September 30, 2020, we had a net loss of approximately $1.0 million, which consisted of approximately $1.7 million in gain on investments (net), dividends and interest, held in the trust account, offset by approximately $2.7 million in general and administrative expenses.

For the period from April 9, 2019 (inception) through September 30, 2019, we had net income of approximately $419,000, which consisted of approximately $886,000 in gain on investments (net), dividends and interest, held in the trust account, offset by approximately $467,000 in general and administrative costs.

Liquidity and Capital Resources

In April 2019, the Sponsor paid $25,000 to cover certain offering costs of OAC in consideration of 4,312,500 founder shares. On June 26, 2019, we effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. The Sponsor had agreed to forfeit up to 656,250 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares would have represented 20% of our issued and outstanding shares after the initial public offering. The underwriters exercised their over-allotment option in full on July 22, 2019; thus, the founder shares are no longer subject to forfeiture. On July 22, 2019, we consummated our initial public offering of 20,125,000 units, including 2,625,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions. Each unit consists of one Class A ordinary share and one-third of one redeemable public warrant. Each whole public warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Simultaneous with the closing of the initial public offering, we consummated the private placement of 4,016,667 private placement warrants at a price of $1.50 per private placement warrant with the Sponsor, generating gross proceeds of approximately $6.03 million. The private placement warrants are identical to the public warrants included in the units sold in the initial public offering, except that the private placement warrants and the Class A ordinary shares issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable under certain redemption scenarios so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by OAC under all redemption scenarios and exercisable by such holders on the same basis as the public warrants.

Upon the closing of the initial public offering and the private placement, $201.25 million ($10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in a trust account located in the United States at J.P. Morgan Chase Bank, N.A., with Continental acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by OAC meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by OAC, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the assets held in the trust account. We intend to use substantially all of the net proceeds to complete our initial business combination. We may withdraw interest income (if any) to pay income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest income earned on the amount in the trust account (if any) will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Going Concern

Our unaudited condensed financial statements have been prepared assuming that OAC will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2020, we had approximately $1.3 million in our operating bank account, negative working capital of approximately $1.7 million, and approximately $3.2 million of interest income available in the trust account for Regulatory Withdrawals (subject to an annual limit of $325,000) and for our tax obligations, if any. We use these funds to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. In August 2020, we withdrew $325,000 from the interest income available in the trust account to fund our regulatory compliance requirements and other costs related thereto.

Our liquidity needs to date have been satisfied prior to the completion of the initial public offering through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the founder shares to our Sponsor, the advancement of funds by our Sponsor of approximately $62,000 to us to cover for offering costs in connection with the initial public offering, and the proceeds from the consummation of the private placement not held in the trust account. On November 18, 2019, we repaid the advance in full to our Sponsor. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may, but are not obligated to, provide us working capital loans. As of September 30, 2020, there were no amounts outstanding under any working capital loan.

We are currently evaluating the impact of the COVID-19 pandemic on the industry and have concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity position and the fact that if we fail to complete a business combination prior to July 22, 2021 (or such later date as may be approved by the Company’s shareholders), we will be required to liquidate and dissolve, raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after July 22, 2021.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 19,058,251 and 19,159,203 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheets, respectively.

Net Income Per Ordinary Share

Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the initial public offering and the private placement to purchase an aggregate of 10,725,000 of the company’s Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares are calculated by dividing the interest income earned on investments and marketable securities held in the trust account of approximately $81,000 and $1.7 million for the three and nine months ended September 30, 2020, respectively, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share for the nine months ended September 30, 2020, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $2.2 million, less income attributable to Class A ordinary shares of approximately $37,000, resulted to a net loss of approximately $2.3 million, by the weighted average number of Class B ordinary shares outstanding for the quarter. Net loss per ordinary share for the nine months ended September 30, 2020, basic and diluted for Class B ordinary shares is calculated by dividing the net income of approximately $1.0 million, less income attributable to Class A ordinary shares of approximately $1.7 million, resulted to a net loss of approximately $2.7 million, by the weighted average number of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of September 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT HIMS

Unless otherwise indicated or the context otherwise requires, references in this section to “Hims,” “Hims & Hers,” “we,” “us,” “our,” and other similar terms refer to Hims and its subsidiaries prior to the Business Combination and to New Hims and its consolidated subsidiaries after giving effect to the Business Combination.

We Are A Category Defining Health Company Bringing Choice To Consumers By Combining Access, Affordability And Transparency

We Are The Digital Front Door To The Healthcare System

Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Hims’ proprietary websites, telehealth platform, electronic medical records system, pharmacy integration, and mobile accessibility combine to provide consumers with a seamless, easy-to-use, mobile-first experience. Our mobile-first approach makes our offerings easy to access and provides a meaningful advantage in a sector that is at the very early stages of the digital consumer-led transition. Hims & Hers is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

Hims & Hers has built a customer base of loyal brand ambassadors representing the future of the healthcare system. As of September 30, 2020, Hims & Hers had over 280,000 customer subscriptions. The majority of our customers are millennials, a brand-conscious and high-value generation poised to expand its purchasing power. Customers embrace our convenient, digitally native and mobile-first product, driving organic growth through word of mouth and user-generated content. This, in-turn, enhances brand awareness and lowers customer acquisition costs of an attractive cohort of customers that have limited loyalty to the traditional health system and are at the beginning of their lifetime value curve. Our solution is set up to serve these customers over the long-term by offering high-quality, evidence-based medicine paired with a customer-driven user experience. Feedback on the value proposition has been strong, as evidenced by our NPS score of +651, far above the +9 NPS score for the traditional health system.2

[1]	Based on score received from subscribers 180+ days from their initial subscription date.
[2]	Per Accenture Research.

Hims & Hers has built a comprehensive and vertically integrated solution that empowers people across the country with direct access to qualified healthcare providers and reliable treatments. We offer an integrated telehealth solution combining access to a distributed provider network, clinically-focused EMR system, digital prescriptions, cloud pharmacy, and innovative consumer engagement strategies, all delivered through simple and intuitive mobile and web interfaces. We believe that the combination of these distinct capabilities under a single unified brand is unique in healthcare and represents the first truly digital health system for consumers.

Today, we offer access to dozens of affordable medications with a 50-state prescription delivery network and 24/7 in-house coverage and support. A patient can start a consultation immediately, while a traditional appointment can take an average of 24 days to schedule, according to a 2017 survey by Merritt Hawkins, an AMN company. Our core offerings today fit into four categories—sexual health, hair loss & dermatology, primary care, and behavioral health. Erectile dysfunction and hair loss were our first offerings, proving the strength of our model with strong unit economics and patient outcomes. Our category expansion strategy leverages our existing knowledge and strong unit economics from these initial cohorts.

We built Hims & Hers so people could easily seek out treatment wherever and whenever they need it. Having proven the concept in certain categories, including sexual health and hair loss & dermatology, we are at an inflection point in our ability to scale. We have the management expertise, resources, and full technology stack in place to rapidly expand to new categories based on the current and evolving needs of our customers.

We provide consumers with access to medical care from vetted healthcare providers and medications that can be prescribed virtually and delivered in discreet packaging to the patient’s door. This is especially important for our customers who suffer from issues of sexual dysfunction and sexually-transmitted diseases. Approximately 1 in 3 men suffer from erectile dysfunction in their 30s, with that prevalence increasing 10% per decade of life, according to data available through the University of Wisconsin Urology website. Hair loss is also a sensitive condition, with 2 in 3 men by age 35 experiencing some degree of appreciable hair loss according to the American Hair Loss Association, which can bring about feelings of embarrassment or stress.

In skincare, we have partnered with leading dermatology experts to offer access to specifically-formulated topical creams for customers experiencing acne and signs of premature aging, such as wrinkles. Following a consultation with one of the providers on our platform and if determined by the provider to be appropriate, a customer can receive a customized regimen for the strength and frequency of the prescribed cream.

In March 2020, we launched a primary care solution to ease the burden on hospital systems and brick and mortar physician practices, now offered in all fifty states for just $39 per visit, compared to $200-$300 to visit a doctor in-person, according to the Agency for Healthcare Research and Quality. We provide access to primary care from qualified healthcare professionals for over 20 of the most common conditions such as sinus infections, migraines, and urinary tract infections, as well as at-home testing for COVID-19. We are able to send any resulting prescriptions for these conditions directly to the customer’s local pharmacy.

In June 2020, we launched Behavioral Health solutions making mental healthcare both affordable and accessible for consumers. We offer access to psychiatric evaluations and medications, anonymous support groups, and soon to be available individualized talk therapy. For $59, customers can be connected via live video with an online psychiatry provider who has been trained to be able to deliver mental healthcare virtually. If the provider determines medication is appropriate, it can be prescribed electronically and discreetly shipped directly to the customer.

The success and scalability of our offerings have been proven, unlocking substantial growth in less than three years since launch. Hims & Hers has powered over 2 million medical consultations and has grown revenues from $26.7 million in twelve months ended December 31, 2018 to $82.6 million in twelve months ended December 31, 2019, representing 209% growth year-over-year. Powered by the rich and proprietary learnings from our offerings, our roadmap includes several new chronic disease verticals including but not limited to sleep disorders, infertility, diabetes, cholesterol, and hypertension.

The Market Opportunity

Since our founding, we have been focused on changing the way patients access, interact with and consume healthcare. In the United States, healthcare spending is projected to exceed $4.0 trillion in 2020 and grow to $6.2 trillion by 2028, according to the Centers for Medicare & Medicaid Services. However, it is not always clear what the individual consumer receives in return for this massive spending. We believe that a new healthcare model, one that places the consumer at the center of the healthcare ecosystem, can help to improve health outcomes while reducing costs to all healthcare constituents.

The current healthcare system is broken for most people in the U.S.

Despite the vast spending on healthcare in the United States, the current system frequently fails the average consumer. According to the Centers for Medicare & Medicaid Services, per capita spend on healthcare in the United States has doubled in the last 20 years with total spending near $4 trillion; however, United States life expectancy and health indicators are falling behind those of other developed nations. Despite this significantly higher healthcare spending, America performed worst among developed nations in some common health metrics including life expectancy, infant mortality, and unmanaged diabetes, according to the Organization for Economic Co-operation and Development.

The existing healthcare system is highly fragmented and inefficient, lacks transparency, and is unfriendly to the consumer. In addition, myriad issues related to insurance coverage and other cost barriers stand in the way of too many Americans getting the treatment they need and deserve. The legacy system does not allow patients to receive proper care in a timely manner and ultimately drives poor health outcomes. We believe Americans deserve better.

Telehealth is the future and consumers are demanding it

Supported by increasing deregulation and broad societal shifts, demand for and provision of telehealth services is surging. Telehealth enables more efficient allocation and utilization of existing clinical resources that could otherwise go unused. With an aging population requiring more complex care and a younger generation that is accustomed to digital technology, telehealth offers an efficient way to leverage finite resources. In the coming years, the telehealth market is positioned for significant growth. The demand for telehealth services is clear among younger generations. Three out of four millennials would rather search for medical advice online versus seeing a doctor in-person, according to a survey by Harmony Healthcare IT. These younger generations represent the future of the healthcare system, and telehealth can be at the center of their care experience.

We sit at the nexus of the healthcare, technology, and consumer sectors

We provide people across the United States with the ability to take ownership of their health journey through a new digital front door to high-quality healthcare without the need for insurance coverage. We approach the challenges to the current system through two of the largest spend categories in healthcare, prescription drugs and primary care, representing $600 billion and $280 billion markets respectively, according to Deloitte and Grand View Research. We believe that we have the technical platform, distributed provider network, and access to clinical capabilities to lead the migration of routine office visits to a digital format. Our tailored offerings and the simplicity and convenience of our mobile app and websites have resulted in increased adoption of our products and services. We are expanding the market by eliminating cost and accessibility barriers, which previously prevented people from seeking medical care through traditional brick-and-mortar care.

The conditions we have targeted are generally chronic in nature and typically require continuous management through both medical and pharmaceutical means. Approximately 60% of adults in the U.S. have a chronic disease and 40% have two or more chronic conditions, according to the Centers for Medicare & Medicaid. Collectively, these chronic conditions are the leading cause of death and disability and are the leading drivers of over $3.5 trillion in annual health expenditures. This creates a significant opportunity for us to leverage our platform to disrupt a significant portion of the U.S. healthcare market.

We currently have offerings in sexual health, hair loss, dermatology, behavioral health, and primary care, categories representing an approximately $350 billion aggregate market opportunity per Grand View, Brand Essence Research, Market Research, Research and Markets, Arizton, Allied Market Research, Mordor Intelligence, and Market Research Future. Additionally, our expansion roadmap is clear and we believe there is an incremental opportunity of approximately $120 billion, per Allied Market Research, Research and Markets, Mordor Intelligence, and Grand View, as we launch offerings in categories that feature similar characteristics to the conditions currently treatable through the platform.

Our Competitive Advantage

We believe that we have multiple competitive advantages that will enable us to continue to disrupt the current healthcare system through consumer-centric telehealth. The current system is flawed and we believe that our value proposition allows us to compete favorably against existing healthcare incumbents with competitive offerings. At the same time, we have many assets and capabilities that we believe will help us win against new market entrants.

Brand—We are a consumer-first healthcare brand

Since our founding, we have endeavored to build a business that puts healthcare consumers at the center of our solutions, redefining their entire healthcare experience and reducing the confusion, complexity, and cost across a wide variety of health conditions. We operate without the typical dependencies on the existing healthcare system, and we seek to empower consumers to gain greater control of their health needs. Our single unified brand is unique in healthcare because we are pioneering one of the first truly digitally native, mobile-first, multi-condition health platform for consumers, placing us at the forefront of change in healthcare. Our strong brand and resultant satisfaction is supported by our Net Promoter Score (“NPS”) of +65, far above the +9 NPS for the traditional health system.

In addition, our unique in-house brand expertise has allowed us to build direct and trusted relationships with consumers in non-traditional ways, exemplified by our ability to engage and attract first-time consumers of specialized care. We believe that, in healthcare, establishing a trusted relationship with the future patient is invaluable. Our ability to build relationships with consumers is an expertise we have fostered throughout the Hims & Hers team.

Audience—Our customers represent the future of healthcare

Our solutions have been adopted and championed by customers who represent the future of the healthcare system, namely the millennial generation. The convenience of our mobile app and websites has allowed us to eliminate access and stigma-related barriers as evidenced by the fact that approximately 80% of our customers indicate they are seeking treatment for their particular condition for the first time. These customers represent a cohort that we believe will remain with us on a long-term basis and serve as ambassadors for our brand, building the Hims & Hers community and driving meaningful organic growth. Since our launch in 2017, we have powered over 2 million telehealth consultations. With 70% of the US population made up of Generation X or younger per the Pew Research Center, we believe our expertise in building direct and deep relationships with the millennial audience, who will make up the majority of future healthcare spend in the coming decades, is a core strategic asset.

Technology—Full-service vertically-integrated telehealth offering

Our platform includes access to a highly-qualified and technologically-capable provider network, a clinically-focused electronic medical record system, digital prescriptions, and cloud pharmacy fulfillment. We have built distribution channels and expertise around identifying and monetizing consumers that is enhanced by innovative engagement strategies delivered through simple and intuitive mobile and web interfaces. Our platform offers a streamlined patient and clinician experience facilitated by proprietary algorithms and a customizable and integrated technology stack, allowing us to give customers a seamless experience and to follow up programmatically and with precision. This creates a virtuous data cycle driven by the thousands of consultations performed on the platform on a daily basis and provides clarity on the healthcare needs of our customer base. This further allows us to better plan our roadmap of product and service offerings to match our customers’ evolving needs.

Scalability—Highly extensible business model with expanding unit economics

We are a leading consumer-first telehealth company offering a digitally native, fully verticalized multi-condition health solutions, empowering our customers through access to a high quality, diverse, and integrated suite of care offerings. We power this consumer experience from start to finish which positions us for success in the rapidly-emerging telehealth landscape. Our solutions can be quickly scaled, allows for transparent and affordable pricing to consumers, can be easily leveraged to serve meaningfully higher volumes, and is built to accommodate the seamless and quick addition of new products and services to the Hims & Hers solution suite. The combination of our brand, technology, and product diversification results in a virtuous flywheel that positions us favorably against competitors. Continued scaling allows us to invest a portion of our profit pool into new product development as well as to improve the quality of our current offerings. This, in turn, results in a higher lifetime value of our customers and lower customer acquisition costs, which lays the foundation for continued strong growth in the long-term, while also allowing us to move further along the path to profitability.

Quality—Improved experience for consumers and providers with clinical excellence

We have built a solution that offers a higher quality experience for both consumers and providers. Our offerings directly address consumers’ preference towards telehealth. Customers can access healthcare providers on their computers or mobile devices and can have prescribed medications delivered directly. Care accessed through Hims & Hers is subject to evidence-based clinical guidelines and delivered by highly-trained healthcare providers to ensure consistency and quality. Significant quality assurance measures are implemented to maintain safety and quality, and over 11,000 visit encounters have been reviewed by a clinical quality team to monitor quality of care and provider adherence to evidence-based principles. Our model also affords providers a significantly improved experience over the traditional healthcare setting, provides flexibility in their lives and schedules, offers superior technology that improves their clinical workflows, and allows them to have a greater impact on more patients. Provider satisfaction is evident in the low attrition rates of providers serving our customers, which, in turn, helps our customers to continue receiving high quality care over their lifetimes.

Hims & Hers delivers modern tools that allow providers to do their best work without being burdened by insurance, claims, and other inefficiencies that can adversely impact provider satisfaction and clinical quality. The value of this approach is evidenced by providers on our platform receiving 4.7/5.0 rating from patients and a 95% average provider quality score for reviewed encounters. Our solutions deliver a faster, more efficient, and more affordable care experience for all stakeholders.

Team—Founder-led with highly experienced management

Our founder and management team bring veteran leadership with the most highly-relevant healthcare, technology, and consumer expertise, and leverage a wealth of knowledge in management roles at both public and private organizations ranging from start-ups to Fortune 500 companies. Our leadership is comprised of industry veterans who have led some of the most beloved consumer and healthcare brands. We believe the experience of our leadership team is critical in navigating the future landscape of the healthcare system. The quality of our team and talent is representative of the opportunity we see ahead of us in shaping the future of healthcare.

Business Model

To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers. Our offerings generally focus on chronic conditions, where treatment typically involves use of prescription medication on a recurring basis and ongoing care from healthcare providers. We also offer over-the-counter drug and device products and cosmetics and supplement products, which are primarily focused on wellness, sexual health, skincare and hair care. These curated over-the-counter products include vitamin C, melatonin, biotin, collagen protein and teas in the wellness category, moisturizer, fragrances, face wash and anti-wrinkle cream in the skincare category, condoms and lubricants in the sexual health category and shampoos, conditioners, scalp scrubs and topical treatments such as minoxidil in the hair care category. The over-the-counter drug and device products and some of the cosmetics and supplement products we sell are “white-labeled” products, where we sell the manufacturer-developed product under our brand name or co-branded along with the manufacturer’s brand. We have also developed several cosmetics and supplement products in partnership with the manufacturer. For these products, the manufacturer develops the formulation with input from our internal Product Research & Development team. In all cases, the manufacturer is responsible for obtaining and maintaining the FDA authorization, if required, and complying with current Good Manufacturing Processes (“cGMP”) adopted and enforced by the FDA. We maintain an internal quality program, under which we engage independent laboratories to test non-prescription products for compliance with quality standards, periodically evaluate our non-prescription product suppliers for compliance with cGMP and other quality standards, and address product complaints and adverse events reported by customers.

Most of the offerings on our websites are sold to customers on a subscription basis. Subscription plans provide an easy and convenient way for customers to get the ongoing treatment they need while simultaneously providing the company with predictability through a recurring revenue stream. For the three months ended September 30, 2020, over 90% of our revenue came from subscription-based plans. In addition to our online customers, we offer non-prescription products through wholesale partnerships. For the three months ended September 30, 2020, wholesale revenue represented 6% of our total revenue.

The subscription plans offered through our websites give customers an affordable, simple, all-inclusive price for their treatment. For subscription plans, customers select a desired cadence to receive products, which can range from every month to every two to twelve months, depending on the product. The customer is billed on a recurring basis based on the selected cadence and a specified quantity of product is shipped at each billing. Customers can cancel subscriptions in between billing periods to stop receiving additional products and can reactivate subscriptions to continue receiving additional products. Our integrated technology platform allows us to serve our customers efficiently from start to finish: initially from customer discovery and purchase of offerings on our websites, to connecting customers with medical providers for telehealth consultations, to the fulfilment and delivery of customer orders, and finally through ongoing clinical management by medical providers. This technology-driven efficiency provides cost advantages that allow us to offer customers affordable prices and to generate robust gross margins. For the nine months ended September 30, 2020 we generated a gross margin of 72% in accordance with GAAP (as defined and discussed in Management’s Discussion and Analysis of Financial Reporting and Results of Operations).

We acquire new customers and drive brand awareness through various marketing channels, including social media, online search, television, radio, and other media channels. Over time, we have leveraged our data and analytics capabilities to optimize our advertising campaigns in these marketing channels. These optimizations have not only increased the efficiency of our campaigns, but also allowed us to better target higher value customers. As a result, for the nine months ended September 30, 2020 our marketing expense as expressed as a percentage of revenue was 37%, as compared to 86% for the nine months ended September 30, 2019.

We intend to invest in growth in our current offerings and additionally in new products and services. Our platform is purpose-built to scale efficiently and to accommodate the seamless addition of new products and services. We plan to launch new subscription-based offerings which we expect will have a similar margin profile and unit economics to our current offerings. As we implement our product roadmap, we expect to grow revenue through additional subscription-based recurring revenue offerings. The recent launches of new products and services in behavioral health, dermatology, and primary care, as well as non-prescription sexual health, skincare and haircare products, demonstrate the scalability of our platform.

Growth Opportunities

Continue to acquire more customers

As a leader in providing consumer-centric access to efficient, quality healthcare, we are confident in our ability to continue attracting new customers. Customers serve as ambassadors for our brand, further building out the Hims & Hers community and driving organic growth through word of mouth and user-generated content. The convenience of our mobile app and websites allows us to reduce stigma and access-related barriers that frequently prevent consumers from seeking medical care, expanding our market opportunity. Organic growth is enhanced by sophisticated omni-channel acquisition strategies meant to target future customers with condition specific on-ramps at profitable returns on investment. In addition, our brand positioning has afforded significant partnerships with leading talent whose promotional efforts drive meaningful awareness of the products and services we make available. As our portfolio of products and services grows across categories, our market presence and brand recognition will expand, driving more consumers to seek us out for their future healthcare needs.

Grow within our existing customer base

Our customer base represents the future of healthcare and differentiates us. Approximately 80% of customers to date indicate that they came to Hims & Hers to learn about and find options for their condition, and are seeking treatment for their particular conditions for the first time. In addition, the majority of our customers are millennials at the beginning of their healthcare journey and we intend to grow with them as their healthcare needs evolve. We believe this demographic will make up the majority of healthcare spend in the coming decades, and as such we have intentionally built our brand and technologies to align with the expectations of this consumer group.

As we continue to innovate and offer access to new products and services, we open the opportunity for additional cross-sale of products and services to our existing customers. We aim to provide a truly differentiated consumer experience in order to retain customers throughout their healthcare journey, expanding their lifetime value without any significant incremental acquisition costs.

Category expansion into new chronic conditions

We foresee a roadmap of rapid category expansion into new chronic and often stigmatized conditions that can be treated safely via telehealth, require ongoing and recurring customer relationships, and for which generic medication has been established as an effective means of treatment. Future chronic care opportunities that show high prevalence within our existing customer base and offer traits similar to our existing categories in terms of business model characteristics include sleep disorders, infertility, diabetes, cholesterol, and hypertension, which represent $15 billion, $15 billion, $70 billion, $21 billion, and $7 billion market opportunities respectively. With approximately 130 million individuals in the United States currently suffering from chronic conditions, we see a large market opportunity for our current and future offerings.

Our tools ideally position us to identify other medical issues and chronic conditions impacting our customers, which allows us to develop tailored offerings to meet customer needs. Understanding which chronic conditions may be prevalent within our existing customer base allows us to expand with confidence into a myriad of new categories with high customer cross-sale opportunity and lifetime value expansion. Our future categories for expansion in sleep disorders, infertility, diabetes, cholesterol and hypertension are expected to deliver opportunities for strong, sustainable future growth in the long-term.

Leverage existing capabilities to penetrate new sales channels and further improve operations

The strength of the Hims & Hers brand affords us numerous opportunities to partner with and offer new solutions to help transform existing healthcare stakeholders. We have relationships with leading health systems including Ochsner Health and Mount Sinai Health System to provide a clinically-focused, telehealth-enabled patient care collaboration, providing our customers with access to applicable in-person care within these systems to enhance their overall healthcare experience. These collaborations, which are intended to help Hims & Hers customers obtain in-person care not accessible through the Hims & Hers platform, are non-exclusive and do not involve any monetary exchange, compensation or other financial incentives between the parties.

We have also recently opened a 300,000 square foot facility in Columbus, Ohio that will house a dedicated pharmacy, enable seamless drug delivery, and drive increased operating leverage across our platform. This pharmacy will also provide an opportunity to incorporate insurance reimbursement into our system, increasing drug coverage and allowing us to provide access to treatment for a broader range of conditions with enhanced treatment flexibility for our customers.

Expand into new geographies

Our strong brand and digital-first, cloud-based business model has driven rapid adoption in the U.S. Additionally, our model has been developed to be scalable and applicable across new markets and languages which would allow us to expand internationally. The global market for chronic diseases will grow to nearly $47 trillion by 2030, per a study by the World Economic Forum, and we believe the consumer-focused services we provide are applicable to a range of geographies across the world. Further international expansion will require us to enhance our infrastructure, increase headcount, and evaluate and navigate the regulatory frameworks applicable to our business, including those related to telehealth and data security, on a country-by-country basis. Evaluating and ultimately pursing international expansion opportunities is expected to be expensive and time consuming. As a result, we will selectively evaluate international expansion opportunities based on market size, investment costs, regulatory framework, available company resources, and other factors our management deems appropriate.

Marketing

We are building brands that represents the front door to the healthcare system for a new generation of healthcare customers. From the beginning, our brands have stood for de-stigmatization and access. Our creative assets, advertising imagery, brand positioning and marketing strategy have all been designed to encourage customers to engage with and seek treatment for conditions that are often embarrassing or stigmatized. This strategy has allowed us to engage with customer who may not otherwise be willing to or want to engage on their healthcare needs. We have positioned ourselves as a trusted guide and partner for our customers as they explore, learn about, and seek treatment for their health and wellness needs.

From the launch of the company, we have used a diverse marketing strategy to reach our customers. We advertise on social media, online search, television, radio, out-of-home, and other media channels. We believe advertising in a diversified set of media channels is important to prevent over reliance on any single channel and to maximize the exposure of our brands to our desired customers. We also reach our customers through our own social media accounts, press coverage and public relations, and internally developed educational and lifestyle content. This overall strategy drives significant customer traffic to our websites, including direct type-in traffic and organic online search traffic. We view our strategy as self-reinforcing: our engaging paid media builds brand awareness; which drives customers to engage with our social media, content and websites; which drives customers to share and refer our brands on social media and directly to friends; which makes our paid media more effective at driving customer awareness and traffic.

Our marketing strategy is underpinned by a focus on analytics and data. We have built the team and systems to measure consumer behavior: which types of consumers generate more revenue in their first purchase, generate more revenue over time, generate more gross profit from their purchases, and which types of consumers are most valuable over their lifetime. We also rigorously measure the effectiveness of our marketing budgets and the rate of return we generate from our marketing campaigns. Our marketing team is accountable for driving a sufficient rate of return from their budgets. Over time, we have been able to deliver increasing efficiency from our marketing activities. We have been able to acquire higher value customers and increase our customer Average Order Values, while driving increased efficiency from our marketing expense (as discussed in Management’s Discussion and Analysis of Financial Reporting and Results of Operations).

We view our marketing capabilities as a core strength of the company and key differentiator in the market. Our marketing and analytics capabilities have allowed us to grow quickly to-date will be a key driver of future growth.

Our People and Culture

Our people and culture

We strive to hire the best and brightest talent across our industry with a focus on like-minded individuals determined to improve the health of millions. Our team is highly diverse and as of September 30, 2020, is comprised of 158 full-time employees across various functions. The work environment we have built for our team is one of mutual trust, confidence, and inclusion to provide opportunity for growth and recognition, with the ultimate goal of delivering better healthcare to more consumers.

We have a strong focus on building a diverse and inclusive workforce and seek individuals who are differentiated in their excitement to be leading the charge into a consumer-focused healthcare future. We are also a remote-first organization that has heavily invested in the software, tools, and culture that allow us to be a leading force in the new remote-oriented work environment. Not only has this allowed us to maintain and enhance our commitment to quality, it has also provided a real competitive advantage by attracting top talent and garnering new geographic exposure.

Our leadership team is comprised of industry veterans across consumer and healthcare brands who have worked with some of the world’s largest organizations and are well-equipped to take our Company into the future.

Commitment to highest standards of provider quality

In addition to our employees, as of September 30, 2020, approximately 270 medical providers located throughout all 50 states in the U.S. provided services on our platform through medical groups affiliated with Hims & Hers (the “Affiliated Medical Groups”). These medical professionals adhere to a rigorous set of assessments and all credentials, licenses, and qualifications are cross-checked against federal, state, and other agencies. The Affiliated Medical Groups implement comprehensive processes, including written testing, to ensure adequate clinical skill and quality. Testing results are reviewed by an advisory board of physicians, with only the most qualified applicants approved by the Affiliated Medical Groups to provide consultations on our platform. This rigor in provider selection ensures a strong culture of high standards focused around improving healthcare outcomes for our customers.

Competition

Consumers have historically accessed the healthcare system in the U.S. through an antiquated model focused around brick-and-mortar healthcare providers and cost coverage through commercial and government payor programs. At the same time, many consumers are not aware of the relative affordability, convenience, and accessibility of care through the use of telehealth. Much of our marketing efforts since our founding have thus focused on consumer education around these capabilities and the underlying chronic and often stigmatized conditions that providers on our platform can help treat. The relatively low (albeit rapidly increasing) penetration of telehealth implies that there is a significant market opportunity as consumers continue to shift their behavior.

While we do not believe there are currently any direct competitors that offer the full suite of solutions and direct-to-consumer touch points as we do, there are several companies that offer components of telehealth or address chronic conditions that compete with our solutions.

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In direct to consumer healthcare, our competition is largely fragmented and consists of many competitors that are smaller than us in scale and are niche in focus with the ability to treat only one chronic condition. Within parts of the sexual health and hair loss market, we also compete mostly with private organizations with similar product offerings for consumers.

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In telehealth and chronic disease management, we compete with other providers that are larger in scale than us and generally provide telehealth on behalf of self-insured employers and insurance plans including Teladoc, Livongo, Amwell, and One Medical.

Compared to these competitors, we believe that our company and platform compete favorably with respect to each of the following key competitive factors in our industry:

•	direct-to-consumer focus;

•	ease of use, convenience and accessibility;

•	brand recognition;

•	breadth, depth, and efficacy of chronic care offerings;

•	access to broad network of qualified medical providers;

•	clinical quality;

•	affordability; and

•	customer satisfaction and value.

Intellectual Property

Our ability to obtain and maintain intellectual property protection for our proprietary technology platform, preserve the confidentiality of our trade secrets, and operate without violating the intellectual property rights of others is important to our success. We have a number of measures to protect our intellectual property and brand, including trademarks, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements, to establish and protect our proprietary rights. Despite these efforts, there can be no assurance that we will adequately protect our intellectual property. Nonetheless, while we do rely on our intellectual property, we believe that other differentiating factors such as the strength of the provider network serving the platforms, our consumer-focused model, and the quality of our team are key contributors to value notwithstanding any potential risks to our intellectual property.

As of September 30, 2020, we held 17 registered trademarks and 14 pending trademarks in the United States, including pending trademarks for our brand, Hims & Hers. In addition, we have registered domain names for websites that we use in our business, such as www.forhims.com and www.forhers.com. We hold no patents at this time. For more information regarding risks related to intellectual property, please see “Risk Factors—Risks Related to Intellectual Property and Legal Proceedings.”

Affiliated Medical Groups and Providers

Due to the prohibition on the corporate practice of medicine adopted by a majority of states in the U.S., we have contractual arrangements with the Affiliated Medical Groups to enable their provision of clinical services to our customers. The Affiliated Medical Groups are separate professional entities owned solely by licensed physicians. We are prohibited from owning a professional entity such as the Affiliated Medical Groups under the rules prohibiting the corporate practice of medicine. However, the Affiliated Medical Groups were incorporated and established with our assistance for the specific purpose of providing clinical services to patients through our platform and have no other operations or activities outside of the provision of services through our platform.

The Affiliated Medical Groups contract with or employ physicians, nurse practitioners, and physician assistants to provide telehealth consultations and related services on our platform. We enter into certain contractual agreements with the Affiliated Medical Groups and their physician owners, including administrative services agreements and continuity agreements, under which we serve as an administrative services manager for the Affiliated Medical Groups for the non-clinical aspects of their operations and receive a fixed administrative fee from each Affiliated Medical Group for these services. The administrative services and support we provide include IT products and support, including our platform and electronic medical record system, billing and collection services, non-clinical personnel, customer service support, administrative support for provider credentialing and quality assurance, and other non-clinical items and services, including access to a line of credit we make available to the Affiliated Medical Groups as necessary to support their operations. The Affiliated Medical Groups retain sole control of clinical decision-making and the practice of medicine and pay the providers on an hourly basis for clinical services provided through the platform. We are the exclusive administrative services provider for the Affiliated Medical Groups, and the Affiliated Medical Groups provide services to patients exclusively through our platform. Our arrangements with the Affiliated Medical Groups generally have initial 10 year terms with renewal options. The arrangements between us and the Affiliated Medical Groups are reviewed and updated periodically to address changing regulatory or market conditions. We consolidate all of the financial results of the Affiliated Medical Groups with ours based upon our determination that the Affiliated Medical Groups are variable interest entities for accounting purposes.

Partner Pharmacies

We have entered into contractual arrangements with two licensed pharmacies, PostMeds, Inc. (dba TruePill) and EHT Pharmacy, LLC (dba Curexa Pharmacy) for fulfillment and distribution of certain prescription and non-prescription products available through our platform. We are not bound by any exclusivity or minimum order requirements with respect to our use of either pharmacy, and we have the ability to utilize other pharmacies at our discretion. The contractual arrangements with the pharmacies are typically for one year terms with automatic renewals, subject to standard termination rights of the parties. The pharmacies’ rates are fixed in the contractual arrangements and changes require the mutual agreement of the parties.

Regulatory Environment

As a consumer-driven healthcare organization delivering comprehensive telehealth technologies and services, in addition to the typical legal and regulatory considerations faced by a technology based company, we are required to comply with complex healthcare laws and regulations at both the state and federal level. Our business and our operations are subject to extensive regulation, including with respect to the practice of medicine, the use of telehealth, relationships with healthcare providers, and privacy and security of personal health information.

Government regulation of healthcare

Generally speaking, the healthcare industry is one of the most highly regulated industries in the United States. Healthcare businesses are subject to a broad array of governmental regulation at the federal, state and local levels. While portions of our business are subject to significant regulations, some of the more well-known healthcare regulations do not apply to us because of the way our current operations are structured. We currently accept payments only from our customers—not any third-party payors, such as government healthcare programs or health insurers. Because of this approach, we are not subject to many of the laws and regulations that impact other participants in healthcare industry.

Irrespective of our business model, the healthcare industry is subject to changing political, economic and regulatory influences that may affect healthcare companies like ours. During the past several years, the healthcare industry has been subject to an increase in governmental regulation and subject to potential disruption due to legislative initiatives and government regulation, as well as judicial interpretations thereof. While these regulations may not directly impact us or our offerings in any given case, they will affect the healthcare industry as a whole and may impact customer use of our solutions. If the government asserts broader regulatory control over companies like us or if we determine that we will accept payment from and/or participate in third party payor programs, the complexity of our operations and our compliance obligations will materially increase.

Government regulation of the practice of medicine and telehealth

The practice of medicine is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the qualifications of the provider, the practice of medicine (including specific requirements when providing health care utilizing telehealth technologies and the provision of remote care), the continuity and adequacy of medical care, the maintenance of medical records, the supervision of personnel, and the prerequisites for the prescription of medication and ordering of tests. Because the practice of telehealth is relatively new and rapidly developing, regulation of telehealth is evolving and the application, interpretation and enforcement of these laws, regulations and standards can be uncertain or uneven. For example, some states have incorporated modality and consent requirements for certain telehealth encounters. Because of this environment, we must continually monitor legislative, regulatory and judicial developments regarding the practice of medicine and telehealth in order to support the Affiliated Medical Groups.

Physicians and midlevel providers (e.g., physician assistants, nurse practitioners) who provide professional medical services via telehealth must, in most instances, hold a valid license to practice medicine in the state in which the patient is located. We have established systems to assist our Affiliated Medical Groups in ensuring that approximately 270 providers are appropriately licensed under applicable state law and that their provision of telehealth to our customers occurs in each instance in compliance with applicable rules governing telehealth. If a provider fails to comply with applicable state licensing laws and regulations, the provider could face disciplinary actions and the services that the provider renders could be found to be ineligible for reimbursement (or subject to refund). In some cases, these actions could give rise to civil, criminal or administrative penalties.

In response to the COVID-19 pandemic, some state and federal regulatory authorities lowered some of the barriers to the practice of telehealth in order to make remote healthcare services more accessible. Due to our business model, these changes did not dramatically change our operations, but these changes did introduce many people to the practice of telehealth. It is unclear whether these changes will have a long-term impact on the adoption of telehealth services by the general public or legislative and regulatory authorities.

Corporate practice of medicine laws in the U.S.; Fee splitting

In certain jurisdictions, the corporate practice of medicine doctrine generally prohibits non-physicians from practicing medicine, including by employing physicians to provide clinical services, directing the clinical practice of physicians, or holding an ownership interest in an entity that employs physicians. Other practices, such as professionals splitting their professional fees with non-professional persons or entities, is also prohibited in some jurisdictions. These laws are intended to prevent unlicensed persons from interfering with or unduly influencing a physician’s professional judgment. State laws and enforcement activities related to the corporate practice of medicine and fee-splitting vary dramatically. In some states, even activities not directly related to the delivery of clinical services may be considered an element of the practice of medicine. For example, in some states the corporate practice of medicine restrictions may be implicated by non-clinical activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel.

Because of the restrictions on the corporate practice of medicine doctrine and fee-splitting in various jurisdictions, we do not employ the healthcare providers who provide clinical services on our platform. Instead, we have created a network of health care providers to provide services on our platform through the Affiliated Medical Groups. Through our platform, providers employed by or contracting with the Affiliated Medical Groups are able to conduct telehealth consultations with our customers through telephone, video or store-and-forward technology. We enter into an administrative services agreement with each Affiliated Medical Group for the provision by us of non-clinical services and support necessary for them to provide the telehealth consultations through our platform, including providing: use of the online platform that allows the providers to see patients, support personnel, intellectual property, equipment, and accounts payable and collection services. We collect revenue from customers directly for their entire encounter, including each consultation performed on our telehealth platform by a provider, if any. Importantly, the Affiliated Medical Groups and their providers maintain exclusive authority regarding the provision of healthcare services (including consults that may lead to the writing of prescriptions) and remain responsible for retaining and compensating their physicians and midlevel providers, credentialing decisions regarding their providers, maintaining professional standards, maintaining clinical documentation within medical records, establishing their own fee schedule, and submitting accurate information to us so that we can bill customers.

Further, the corporate practice of medicine doctrine and fee-splitting prohibitions are subject to broad powers of interpretation, enforcement discretion by state regulators (e.g., state medical boards) and, in some jurisdictions, very old, but not invalidated case law or governmental guidance. Despite our care in structuring these arrangements, it is possible that a regulatory authority or another party, including providers within our own affiliated physician practices, could assert that we (or other organizations with similar business models) are engaged in the corporate practice of medicine or that the contractual arrangements with Affiliated Medical Groups violate a state’s fee-splitting prohibition. Failure to comply with these state laws could lead to: adverse judicial or administrative action against us and/or the providers in our affiliated physician practices, civil or criminal penalties, discipline of the affiliated providers (including loss or suspension of licenses), refunds of amounts paid for services, or the need to modify the arrangements with our affiliated physician practices. Any of these consequences would disrupt our operations or could prompt other materially adverse consequences.

U.S. Federal and State fraud and abuse laws

Participants in the United States healthcare industry are subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues. For example, the federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program. The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. The penalties for violating these laws can be severe, including criminal and civil penalties, imprisonment, and possible exclusion from the federal health care programs.

That said, given our current operations and the current state of this federal law, the Anti-Kickback Statute, federal False Claim Act and other laws that are tied to federal health care program or commercial insurer reimbursement should not apply to our business. If the scope of these laws is extended to include a broader spectrum of activities or if we change our business model to accept payments from third party payors such as a government program, we could become subject to these laws and need to modify our business model.

Several states and the foreign jurisdictions in which we operate have adopted or may adopt similar fraud and false claims laws as described above. The scope and interpretation of these laws vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to healthcare items or services regardless of whether they are subject to reimbursement by a third-party payor or are paid out of pocket by a patient. A violation of these laws could result in fines and penalties and restrictions on our ability to operate our business in these jurisdictions. Oftentimes, these laws are invoked by whistleblowers who can financially benefit from a finding of a violation of the applicable law.

FDA regulation

The products available through our platform are regulated by the FDA and are subject to the limitations placed by the FDA on the approved uses in the product prescribing information. The FDA regulates product promotion and noncompliance with the FDA’s regulations can result in the FDA requesting that we modify our product promotion or subjecting us to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Other federal, state or foreign enforcement authorities monitor product promotion and have the authority to levy significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement, if violations of applicable law or regulations occur.

U.S. State and Federal Health Information Privacy and Security Laws

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of health information. We believe that, because of our operating processes, we are not a covered entity or a business associate under HIPAA and its implementing regulations, which establishes a set of national privacy and security standards for the protection of protected health information by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Notwithstanding that we do not believe that we meet the definition of a covered entity or business associates under HIPAA, we have executed business associate agreements with certain other parties and have assumed obligations that are based upon HIPAA-related requirements. Because we need to use and disclose our customers’ health and personal information in order to provide our services, we have developed and maintain policies and procedures to protect that information, including administrative, physical and technical safeguards.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of health information and other types of personal information. These laws and regulations can be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our clients and potentially exposes us to additional expense, adverse publicity and liability. Our data privacy and security policies, procedures and practices with respect to health and personal information will be monitored in light of the rapidly changing laws and regulations relating to privacy and data protection.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal data breach laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. State laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject. Our data privacy and security policies, procedures and practices with respect to health and personal information will be monitored in light of these rapidly changing laws and regulations.

Pharmacy and professional licensure and regulation

Our partner pharmacies and our affiliated pharmacy currently being developed are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other health care professionals; packaging, storing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the DEA, the FDA, state boards of pharmacy, the U.S. Consumer Product Safety Commission, and other state enforcement or regulatory agencies. Like other healthcare industry participants, pharmacies and the professional practice of pharmacy are highly regulated and are subject oversight by large number of federal, state and local agencies that have the power to investigate and inspect operations, audit or solicit information, and enforce laws and regulations including and the DEA, the FDA, the Department of Justice, Department of Health and Human Services, state boards of pharmacy, state boards of nursing and others. Many of these agencies have broad enforcement powers and conduct audits on a regular basis. Upon findings of noncompliance, these agencies may impose substantial fines and penalties, and/or revoke the license, registration or program enrollment of a facility, a pharmacy professional or a prescribing professional.

Legal Proceedings

From time to time, we are party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Corporate Information

Hims was incorporated in Delaware on December 30, 2013.

The mailing address for Hims is 2269 Chestnut Street, #523, San Francisco, California 94123 and its telephone number is (415) 851-0195. Its corporate website address is https://www.forhims.com/. The information on, or that can be accessed through, Hims’ website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only. For more information about Hims, see “Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

HIMS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Hims management believes is relevant to an assessment and understanding of Hims’ consolidated results of operations and financial condition. You should read the following discussion and analysis of Hims’ financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus—Selected Historical Financial Information of Hims” and Hims’ audited consolidated financial statements and notes thereto and unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma financial information as of and for the years ended December 31, 2019 and nine months ended September 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Hims’ business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Hims’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Hims’ forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Hims’ Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Hims,” “we,” “us,” “our,” and other similar terms refer to Hims and its subsidiaries prior to the Business Combination and to New Hims and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Hims was incorporated in Delaware on December 30, 2013. Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Our proprietary websites, telehealth platform, electronic medical records system, pharmacy integration, and mobile accessibility combine to provide consumers with a seamless, easy-to-use, mobile-first experience. Hims is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare model that squarely focuses on the needs of the healthcare consumer. To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers and through wholesale partners.

Our financial goal is to build an enduring high-growth, high-margin, and long-term profitable business. Financial metrics we track against our financial goals include: revenue and year-over-year revenue growth, gross profit and gross margin, and Adjusted EBITDA (as defined below).

The table below reflects our year-over-year growth in revenue for the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, and the dollar and percentage change between such periods (dollars in thousands):

	Nine Months Ended September 30,				Years Ended December 31,
	2020	2019	$ Change	% Change	2019	2018	$ Change	% Change
	(Unaudited)	(Unaudited)
Online Revenue	$100,637	$57,549	$43,088	75%	$82,286	$26,535	$55,751	210%
Wholesale Revenue	6,654	240	6,414	*	272	144	128	89%

Total Revenue	$107,291	$57,789	$49,502	86%	$82,558	$26,679	$55,879	209%

*	Not Meaningful

The table below reflects our gross profit, gross margins, net loss and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, and the years ended December 31, 2019 and 2018 (dollars in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Gross profit	$77,558	$29,474	$44,605	$7,803
Gross margin %	72%	51%	54%	29%
Net loss	(12,885)	(59,708)	(72,064)	(75,243)
Adjusted EBITDA	(5,007)	(54,183)	(66,099)	(68,371)

See “Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net loss.

We achieved these financial results through a strategy of:

1)

Acquiring higher value online customers: Across the products and services available to customers online, we are able to analyze and determine which types of customers generate more revenue in their first purchase, generate more revenue over time and generate more gross profit from their purchases. This data helps us improve the products and services available online to better serve our customers and allows us to understand which marketing channels and campaigns are most effective at acquiring higher value customers. In the nine months ended September 30, 2020, we continued to implement tactics across our merchandising, online user experience and marketing functions that allowed us to target and acquire higher value customers. As a result, our Average Order Value (“AOV” as defined below), was $59 in the nine months ended September 30, 2020 compared to $30 for the nine months ended September 30, 2019, a year-over-year increase of 97%. Our efforts to analyze, identify, target and acquire higher value customers drove the expansion in AOVs. This directly contributed to our year-over-year total revenue growth of 86% for the nine months ended September 30, 2020.

2)

Enhancing online customer experience and subscriptions options: We continuously test and optimize the online customer experience and offerings to improve the customer experience, maximize sales and improve gross margin. Recent examples of customer experience improvements and new offerings include the following:

•

Multi-month subscriptions—In our subscription arrangements, customers select a cadence at which they wish to receive product shipments. In addition to a monthly cadence, we now offer customers the ability to select from a range of shipment cadences, from every two to twelve months, depending on the product. The customer is billed upon each shipment. Customers can cancel subscriptions in between billing periods to stop receiving additional products and can reactivate subscriptions to continue receiving additional products.

•

New product bundle and kit options—Our customers can purchase product bundles or defined product kits, either consisting of non-prescription over-the-counter products or non-prescription products together with prescription medications, for a single all-inclusive price.

Such new offerings and their uptake by customers have contributed to the expansion of AOVs over time. Additionally, the uptake of these offerings has resulted in higher gross profit and gross margin. For example, for multi-month subscriptions, we may incur shipping and fulfillment expenses two or four times per year (for six-month and three-month subscription cadences, respectively) versus twelve times per year for monthly subscriptions. The customer uptake of multi-month subscriptions results in lower recurring costs and higher gross margins as compared to monthly subscriptions. The introduction of the new offerings improved online customer experience and new subscription options contributed to the increase of gross margins from 51% for the nine months ended on September 30, 2019 to 72% for the nine months ended September 30, 2020.

3)

Improving marketing efficiency: As we shifted our strategy to acquiring higher value and higher AOV customers and introduced new customer offerings, we simultaneously refined our marketing strategy. As we recalibrated our marketing budgets to focus on different customer profiles and offerings, we also reduced our marketing expenses in order to learn what channels and campaigns would be most effective. As a result, for the nine months ended September 30, 2020, total marketing expenses of $39.7 million represented a $10.3 million year-over-year decrease in marketing expenses as compared to $50.0 million for the nine months ended September 30, 2019. As we reduced our marketing expenses year-over-year, Net Orders also declined. For the nine months ended September 30, 2020, we generated 1.7 million Net Orders as compared to 1.9 million Net Orders for the nine months ended September 30, 2019. However, this year-over-year decline in Net Orders was more than offset by the year-over-year increase in AOV, such that Online Revenue increased by 75% year-over-year for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Our marketing expenses were more efficiently spent on acquiring customers over time, as demonstrated by marketing expense as percentage of revenue, which was 37% for the nine months ended September 30, 2020, down from 86% for the nine months ended September 30, 2019. This improved marketing efficiency resulted in a year-over-year improvement in our net loss and Adjusted EBITDA to $(12.9) million and $(5.0) million, respectively, for the nine months ended September 30, 2020 as compared to $(59.7) million and $(54.2) million, respectively, for the nine months ended September 30, 2019.

The table below reflects our year-over-year change in revenue, gross profit, gross margin, AOV, Net Orders, marketing, marketing expressed as a percent of revenue, net loss and Adjusted EBITDA for the nine months ended September 30, 2020, along with the dollar and percentage change between such periods (dollars and Net Orders in thousands):

	Nine Months Ended September 30,
	2020	2019	Change	% Change
	(Unaudited)	(Unaudited)
Revenue	$107,291	$57,789	$49,502	86%
Gross profit	$77,558	$29,474	$48,084	163%
Gross margin %	72%	51%	21%	42%
AOV	59	30	29	97%
Net Orders	1,700	1,927	(227)	(12)%
Marketing	$39,675	$49,983	$(10,308)	(21)%
Marketing as a % of revenue	37%	86%	(49)%	(57)%
Net loss	$(12,885)	$(59,708)	$46,823	(78)%
Adjusted EBITDA	$(5,007)	$(54,183)	$49,176	(91)%

Our focused efforts during the nine months ended September 30, 2020 allowed us to deliver continued revenue growth, expanded gross margin, increased efficiency from marketing and reduced Adjusted EBITDA losses.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the 2019 novel coronavirus (“COVID-19”) a global pandemic. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We have taken measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for our worldwide workforce; implementing additional safety policies and procedures for employees working in our warehouse; suspending employee travel and in-person meetings; and actively managing our fulfillment operations and inventory levels. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees, customers, and stockholders.

For the three months ended September 30, 2020, we generated approximately 582,000 Net Orders, representing increases of approximately 2% and 7% as compared to approximately 572,000 and 546,000 Net Orders for the three months ended June 30, 2020 and March 31, 2020, respectively. While our business could be impacted by the COVID-19 pandemic in the future, our financial performance through the nine months ended September 30, 2020 was in-line with our expectations through this period.

While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our customers and their spending habits, impact on our marketing efforts, and effect on our suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenue and increased costs. Impacts on our revenue and costs may continue through the duration of this crisis. It is possible that the COVID-19 pandemic, the measures taken by the federal, state, or local authorities and businesses affected and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial positions as well as our customers. Despite such recent events, there are no existing conditions or events which raise substantial doubt regarding the Company’s ability to continue as a going concern.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

New Customer Acquisition

Our ability to attract new customers is a key factor for our future growth. To date we have successfully acquired new customers through marketing and the development of our brands. As a result, revenue has increased each year since our launch. If we are unable to acquire enough new customers in the future, revenue might decline. New customer acquisition could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new customers. Consumer tastes, preferences, and sentiment for our brands may also change and result in decreased demand for our products and services. Changes in law or regulatory enforcement could also negatively impact our ability to acquire new customers.

Retention of Customers

Our ability to retain customers is a key factor in our ability to generate revenue. Most of our customers purchase products through subscription-based plans, where customers are billed and sent products on a recurring basis. The recurring nature of this revenue provides us with a certain amount of predictability for future revenue if past customer behavior stays consistent in the future. If customer behavior changes, and customer retention decreases in the future, then future revenue will be negatively impacted. The ability of our customers to continue to pay for our products and services will impact the future results of our operations.

Investments in Growth

We expect to continue to focus on long-term growth through investments in product offerings and customer experience. We are working to enhance our offerings and expand the breadth of the products and services offered on our websites. We expect to make significant investments in marketing to acquire new customers. Additionally, we intend to continue to invest in our fulfillment and operating capabilities. In the short term, we expect these investments to increase our operating expenses; however, in the long term, we anticipate that these investments will positively impact our results of operations. If we are unsuccessful at improving our offerings or are unable to generate additional demand for our offerings, we may not recover the financial investments we make into the business and revenue may not increase in the future.

Expansion into New Categories

We expect to expand into new categories with our offerings. Category expansion allows us to increase the number of customers for whom we can provide products and services. It also allows us to offer access to treatment of additional conditions that may already affect our current customers. Expanding into new categories will require financial investments in additional headcount, marketing and customer acquisition expenses, additional operational capabilities and may require the purchase of new inventory. If we are unable to generate sufficient demand in new categories, we may not recover the financial investments we make into new categories and revenue may not increase in the future.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business (in thousands, except for AOV):

	Three Months Ended			Nine Months Ended September 30,		Years Ended December 31,
	September 30, 2020	June 30, 2020	March 31, 2020	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
AOV	$67	$58	$52	$59	$30	$33	$25
Net Orders	582	572	546	1,700	1,927	2,498	1,082
Online Revenue	38,829	33,284	28,524	100,637	57,549	82,286	26,535
Wholesale Revenue	2,495	2,620	1,539	6,654	240	272	144

Total Revenue	$41,324	$35,904	$30,063	$107,291	$57,789	$82,558	$26,679

•

Average Order Value (“AOV”) is defined as Online Revenue divided by Net Orders (as defined below). Our Online Revenue is driven by a combination of AOV and Net Orders. We have historically been able to increase AOV by making new offerings and subscription options available to our customers. We have also increased AOV by more effectively acquiring higher AOV customers through our marketing channels and campaigns. For the nine months ended September 30, 2020, AOV was $59, up 97% year-over-year, compared to $30 for the nine months ended September 30, 2019.

•

Net Orders (“Net Orders”) are defined as the number of online customer orders minus transactions related to refunds, credits, chargebacks and other negative adjustments. Net Orders represent transactions made on our platform during a defined period of time and exclude revenue recognition adjustments recorded pursuant to accounting principles generally accepted in the United States of

America (“U.S. GAAP”) as discussed below. We monitor the absolute number of Net Orders as a key indicator of our performance. Our Online Revenue is driven by a combination of AOV and Net Orders. Net Orders are driven primarily by the number of new customers acquired and the number of returning customers that make additional purchases. In the third quarter of 2019, we began implementing a strategy to acquire higher value and higher AOV customers and to enhance the customer experience with new offerings and subscription options. As we implemented this strategy, we reduced our marketing expenses in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. As a result, Net Orders declined in the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. In the three months ended September 30, 2020, as we optimized what marketing channels and campaigns were most effective at acquiring higher AOV customers, Net Orders grew to 582,000, up 2% quarter-over-quarter, as compared to 572,000 Net Orders for the three months ended June 30, 2020.

In order to reconcile the key business metrics described above to total revenue, Management tracks the following financial results:

•

Online Revenue (“Online Revenue”) represents the sales of products and services on our platform, net of refunds, credits, chargebacks and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve.

•

Wholesale Revenue (“Wholesale Revenue”) represents non-prescription product sales to retailers through wholesale purchasing agreements. For the nine months ended September 30, 2020, our Wholesale Revenue represented approximately 6% of our total revenue for such period. For the nine months ended September 30, 2020, our Wholesale Revenue was $6.7 million, an increase of $6.4 million compared to $0.2 million for the nine months ended September 30, 2019. This increase was primarily because we began selling products to a new wholesale partner in March 2020.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we believe the following non-GAAP measure is useful in evaluating our operating performance. We use the following non-GAAP financial measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net loss before depreciation and amortization, provision for income taxes, interest expense, interest income, non-cash debt issuance expense, stock-based compensation and warrant mark-to-market expense (income).

The following table reconciles net loss to Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, and for the years ended December 31, 2019 and 2018, respectively (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Adjusted EBITDA
Net loss	$(12,885)	$(59,708)	$(72,064)	$(75,243)
Depreciation and amortization	692	110	260	—
Provision for income taxes	103	67	90	37
Interest income	(398)	(1,522)	(1,901)	(720)
Interest expense	10	336	369	154
Non-cash debt issuance expense	251	28	70	83
Stock based compensation	4,743	6,587	8,028	7,318
Warrant mark-to-market expense (income)	2,477	(81)	(951)	—

Adjusted EBITDA	$(5,007)	$(54,183)	$(66,099)	$(68,371)

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other U.S. GAAP results.

Basis of Presentation

Currently, we conduct business through one operating segment. Substantially, all our long-lived assets are maintained in, and our losses are attributable to, the United States of America. The consolidated financial statements include the accounts of Hims, its wholly owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. The variable interest entities are the Affiliated Medical Groups. We determined that Hims is the primary beneficiary of the Affiliated Medical Groups for accounting purposes because it has the ability to direct the activities that most significantly affect the Affiliated Medical Groups’ economic performance and has the obligation to absorb the Affiliated Medical Groups’ losses. Under the variable interest entity model, Hims presents the results of operations and the financial position of the Affiliated Medical Groups as part of the Hims’ condensed consolidated financial statements as if the consolidated group were a single economic entity. See Note 1 and Note 2 in the accompanying Hims’ consolidated financial statements for more information on basis of presentation and operating segments.

Components of Results of Operations

Revenue

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our consolidated revenue primarily comprises of online sales of health and wellness products through our websites, including prescription and nonprescription products. In contracts that contain prescription products, revenue also includes fees related to medical consultation services. Additionally, revenue is generated through wholesale arrangements.

See “Critical Accounting Policies and Estimates” and “—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of revenue

Cost of revenue consists of costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities. Costs related to free products, where there is no expectation of future purchases from a customer, are considered to be SG&A (as defined below) and are excluded from cost of revenue.

Gross profit and gross margin

Our gross profit represents total revenue less our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the prices we charge for our products and services, the costs we incur from our vendors for certain components of our cost of revenues, the mix of the various products and services we sell in a period, the mix of Online Revenue and Wholesale Revenue in a period, and our ability to sell our inventory. We expect our gross margin to increase over the long term, although gross margins may fluctuate from period to period depending on these and other factors.

Marketing expenses

The largest component of our marketing expenses consists of our discretionary customer acquisition expenses. Customer acquisition expenses are the advertising and media costs associated with our efforts to acquire new customers, promote our brands and build awareness for our products and services. Customer acquisition expenses include advertising in digital media, social media, television, radio, out-of-home media and various other media outlets. Marketing expenses also include overhead expenses including salaries, benefits, taxes and stock-based compensation for personnel; agency, contractor and consulting expenses; content production, software and other marketing operating costs. Marketing is an important driver of growth and we intend to continue to make significant investments in customer acquisition and our marketing organization. As a result, we expect our marketing expenses to increase in absolute dollars for the foreseeable future. However, we expect our marketing expenses to decrease as a percentage of revenue over the long term, although our marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include the salaries, benefits, taxes and stock-based compensation for personnel for our executive, engineering, finance, operations and other administrative functions. SG&A also includes general operating expenses for professional services, third-party software and hosting, facilities, warehousing and fulfillment, customer service, payment processing, and depreciation and amortization. We expect SG&A to increase for the foreseeable future as we increase headcount with the growth of our business. We also expect SG&A to increase in the near term as a result of operating as a public company, including expenses associated with compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”); and an increase in legal, audit, insurance, investor relations, professional services and other administrative expenses. However, we anticipate SG&A to decrease as a percentage of revenue over the long term, although it may fluctuate as a percentage of total revenue from period to period due to the timing and amount of these expenses.

We expect our stock-based compensation expense within marketing and SG&A to increase significantly, starting after we complete the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 30, 2020, by and among Hims, OAC and Rx Merger Sub, Inc. (the “Business Combination”).

Interest expense

Interest expense primarily includes expense related to our borrowing arrangements with a leading financial institution.

Other (expense) income, net

Other income primarily consists of investment and interest income from short-term and long-term investments and our cash and cash equivalents. Other expense includes non-operating expenses and one-time charges classified outside of operating expenses. The caption also includes the impact of the remeasurement of the liability associated with convertible Preferred Stock warrants.

Provision for income taxes

The income tax provision is primarily due to state taxes. Deferred tax assets are reduced by a valuation allowance to the extent management believes it is not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management makes estimates and judgments about future taxable income based on assumptions that are consistent with our plans and estimates.

Results of Operations

Comparisons for nine months ended September 30, 2020 and 2019

The following table sets forth our unaudited consolidated statement of operations for the nine months ended September 30, 2020 and 2019, and the dollar and percentage change between the two periods (dollars in thousands):

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
	(Unaudited)	(Unaudited)
Revenue	$107,291	$57,789	$49,502	86%
Cost of revenue	29,733	28,315	1,418	5%
Gross profit	77,558	29,474	48,084	163%

Operating expenses:
Marketing(1)	39,675	49,983	(10,308)	(21)%
Selling, general, and administrative(1)	48,401	40,371	8,030	20%

Total operating expenses	88,076	90,354	(2,278)	(3)%

Loss from operations	(10,518)	(60,880)	50,362	(83)%

Interest expense	(10)	(336)	326	(97)%
Other (expense) income, net	(2,254)	1,575	(3,829)	(243)%

Loss before provision for income taxes	(12,782)	(59,641)	46,859	(79)%

Provision for income taxes	(103)	(67)	(36)	54%

Net loss	$(12,885)	$(59,708)	$46,823	(78)%

(1)	Includes stock-based compensation expense as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Marketing	$919	$251
Selling, general and administrative	3,824	6,336

Total stock-based compensation expense	$4,743	$6,587

The following table sets forth our results of operations as a percentage of our total revenue for the periods presented:

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	100%	100%
Cost of revenue	28%	49%

Gross margin	72%	51%
Operating expenses:
Marketing	37%	86%
Selling, general, and administrative	45%	70%

Total operating expenses	82%	156%

Loss from operations	(10)%	(105)%
Interest expense	—	(1)%
Other (expense) income, net	(2)%	3%

Loss before provision for income taxes	(12)%	(103)%

Provision for income taxes	—	—

Net loss	(12)%	(103)%

Revenue

Revenue was $107.3 million for the nine months ended September 30, 2020 compared to $57.8 million for nine months ended September 30, 2019, representing an increase of $49.5 million, or 86%. Starting in March 2020, we began selling our products to a new wholesale partner, which contributed to $6.4 million of the year-over-year increase. Online Revenue was $100.6 million for the nine months ended September 30, 2020, compared to $57.5 million for nine months ended September 30, 2019, representing an increase of $43.1 million, or 75%. The year-over-year growth in Online Revenue was driven by a 97% year-over-year increase in AOV to $59 for the nine months ended September 30, 2020 as compared to $30 for the nine months ended September 30, 2019. The year-over-year increase in AOV was driven by an increased uptake of higher AOV offerings by customers, targeted acquisition of higher AOV new customers from marketing and a reduction in discounts offered to customers. AOV growth was partially offset by a decrease in Net Orders of 12% year-over-year, partially driven by a year-over-year decrease in marketing expenses.

Cost of revenue and gross profit

Cost of revenue was $29.7 million for the nine months ended September 30, 2020 compared to $28.3 million for the nine months ended September 30, 2019, representing an increase of $1.4 million, or 5%. Gross profit was $77.6 million for the nine months ended September 30, 2020 compared to $29.5 million for the nine months ended September 30, 2019, representing an increase of $48.1 million, or 163%. Corresponding to our gross profit, our gross margin was 72% for the nine months ended September 30, 2020 compared to 51% for the nine months ended September 30, 2019.

The year-over-year increase in cost of revenue consists of increases in our product and packaging costs of approximately 36%, which were offset by a decrease in costs associated with medical consultation services of 21% year-over-year. Costs associated with medical consultations services are a product of the number of consultations and the cost per consultation, both of which declined year-over-year for the nine months ended September 30, 2020. The increase in gross margin for the nine months ended September 30, 2020, compared to the corresponding period in the prior year, was primarily the result of a change in mix of products and offerings purchased by customers, and a proportionately lower increase in cost of revenue than the increase in revenue.

Marketing expenses

Our marketing expenses were $39.7 million for the nine months ended September 30, 2020, compared to $50.0 million for the nine months ended September 30, 2019, representing a decrease of $10.3 million or 21%. The most significant component of marketing expenses are customer acquisition costs which decreased to $28.8 million in the nine months ended September 30, 2020 from $42.8 million for the nine months ended September 30, 2019, a decrease of 33% year-over-year. Management decided to reduce customer acquisition costs year-over-year in order to focus on acquiring higher AOV customers in the period. This decrease was partially offset by an increase in other marketing expenses such as salaries and wages, and related benefits due to an increase in overall headcount.

Selling, general and administrative expenses

SG&A was $48.4 million for the nine months ended September 30, 2020, compared to $40.4 million for the nine months ended September 30, 2019, representing an increase of $8.0 million or 20%. The increase in SG&A was driven by an increase in the salaries and wages, benefits, taxes and stock-based compensation expense to $17.2 million for the nine months ended September 30, 2020, compared to $14.5 million for the nine months ended September 30, 2019. Additionally, during the period, we ceased use of our headquarters office facility, recording a loss of $1.8 million relating primarily to our remaining lease obligations in accordance with ASC 420, Exit or Disposal Cost Obligations. In October 2020, we agreed with the landlord on a $1.4 million lease termination payment, resulting in a $0.4 million reduction to SG&A that will be recorded in the fourth quarter of 2020. In January 2020, we also entered into a new operating lease arrangement for a warehouse space in New Albany, Ohio, which contributed to an increase in rent expense of $1.0 million for the nine months ended September 30, 2020, compared to the corresponding period in the prior year.

Interest expense

Interest expense was less than $0.1 million for nine months ended September 30, 2020 compared to $0.3 million for the nine months ended September 30, 2019. The decrease in the interest expense was attributable to the repayment of outstanding debt during the nine months ended September 30, 2020. The outstanding debt was paid off in full in the second quarter of 2020.

Other (expense) income, net

Other expense, net, was $2.3 million for the nine months ended September 30, 2020, compared to other income, net, of $1.6 million for the nine months ended September 30, 2019, representing a decrease of $3.8 million. The decrease in other (expense) income, net was driven primarily by a loss from the increase in the fair market value of the convertible Preferred Stock warrants.

Provision of income taxes

Provision for income taxes was $0.1 million for nine months ended September 30, 2020 and 2019, primarily attributable to state taxes.

Comparisons for years ended December 31, 2019 and 2018

The following table sets forth our consolidated statement of operations for the years ended December 31, 2019 and 2018 and the dollar and percentage change between the two periods (dollars in thousands):

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenue	$82,558	$26,679	$55,879	209%
Cost of revenue	37,953	18,876	19,077	101%

Gross profit	44,605	7,803	36,802	472%
Operating expenses:
Marketing(1)	63,156	55,570	7,586	14%
Selling, general, and administrative(1)	55,863	28,002	27,861	99%

Total operating expenses	119,019	83,572	35,447	42%
Loss from operations	(74,414)	(75,769)	1,355	(2)%

Interest expense	(369)	(154)	(215)	140%
Other income, net	2,809	717	2,092	292%

Loss before provision for income taxes	(71,974)	(75,206)	3,232	(4)%

Provision for income taxes	(90)	(37)	(53)	143%

Net loss	$(72,064)	$(75,243)	$3,179	(4)%

(1)	Includes stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2019	2018
Marketing	$571	$352
Selling, general and administrative	7,457	6,966

Total stock-based compensation expense	$8,028	$7,318

The following table sets forth our results of operations as a percentage of our total revenue for the periods presented:

	Years Ended December 31,
	2019	2018
Revenue	100%	100%
Cost of revenue	46%	71%

Gross margin	54%	29%
Operating expenses:
Marketing	76%	208%
Selling, general, and administrative	68%	105%

Total operating expenses	144%	313%

Loss from operations	(90)%	(284)%
Interest expense	(0)%	(1)%
Other income, net	3%	3%

Loss before provision for income taxes	(87)%	(282)%

Provision for income taxes	(0)%	(0)%

Net loss	(87)%	(282)%

Revenue

Revenue was $82.6 million for the year ended December 31, 2019 compared to $26.7 million for the year ended December 31, 2018, representing an increase of $55.9 million, or 209%. The year-over-year growth in revenue was driven by a 131% year-over-year increase in Net Orders to 2.5 million for the year ended December 31, 2019, as compared to 1.1 million for the year ended December 31, 2018. The increase in Net Orders year-over-year was driven by a year-over-year increase in marketing activities and new customer acquisitions in 2019 and by an increase in repeat orders from subscription-based customers acquired in 2018 and 2019. Additionally, AOV increased by 32% year-over-year to $33 for the year ended December 31, 2019, as compared to $25 for the year ended December 31, 2018. The year-over-year increase in AOV was driven by an increased uptake of higher AOV offerings by customers, targeted acquisition of higher AOV new customers and a reduction in discounts offered to customers.

Cost of revenue and gross profit

Cost of revenue was $38.0 million for the year ended December 31, 2019, compared to $18.9 million for the year ended December 31, 2018, representing an increase of $19.1 million, or 101%. Gross profit was $44.6 million for the year ended December 31, 2019 compared to $7.8 million for the year ended December 31, 2018, representing an increase of $36.8 million or 472%. Correspondingly, our gross margin was 54% for the year ended December 31, 2019 compared to 29% for the year ended December 31, 2018.

Cost of revenue will generally increase as revenue increases. Product and packaging costs increased by approximately 90% year-over-year, shipping costs increased by approximately 83% year over-year and labor costs associated with medical consultation services increased by approximately 133% year-over-year. Costs for labor associated with medical consultation services will tend to increase when new customer acquisition increases. New customers that purchase prescription medication products are required to receive medical consultation services prior to making a purchase. The increase in gross margin for the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily the result of a reduction in the per unit and per hour costs associated with our product costs, shipping and labor associated with medical consultation services.

Marketing expenses

Marketing expenses were $63.2 million for the year ended December 31, 2019, compared to $55.6 million for the year ended December 31, 2018, representing an increase of $7.6 million or 14%. The most significant component of marketing expenses were customer acquisition costs, which were $51.6 million for the year ended December 31, 2019, compared to $49.9 million for the year ended December 31, 2018, representing an increase of $1.7 million or 3%. Marketing expenses in 2019 stayed relatively in-line with 2018 as we increased the efficiency of our customer acquisition expenses. Additional year-over-year growth in marketing expenses was driven by growth in headcount and related expenses and external contractor expenses.

Selling, general and administrative expenses

SG&A was $55.9 million for the year ended December 31, 2019 compared to $28.0 million for the year ended December 31, 2018, representing an increase of $27.9 million or 99%. The increase in SG&A was driven by an increase in the salaries and wages, benefits, taxes and stock-based compensation expense to $19.7 million for the year ended December 31, 2019, compared to $10.1 million for the year ended December 31, 2018. Additionally, customer service, warehousing and fulfilment, and payment processing expenses increased year-over-year, as a result of increased Net Orders and revenues. Additionally, we also entered into an operating lease arrangement for our office headquarters from July 2019, resulting in an increase in rent expense of $1.2 million in the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Interest expense

Interest expense was $0.4 million for the year ended December 31, 2019, compared to $0.2 million for the year ended December 31, 2018, representing an increase of $0.2 million. The interest expense relates to our outstanding term loan during the periods.

Other income, net

Other income, net, was $2.8 million for the year ended December 31, 2019, compared to $0.7 million for the year ended December 31, 2018, representing an increase of $2.1 million. The increase in other income was substantially driven by interest income from short-term investments and gains from a decrease in the fair market value of the Series C convertible Preferred Stock warrants in 2019.

Provision of income taxes

Provision for income taxes was less than $0.1 million for year ended December 31, 2019 and 2018, primarily attributable to state taxes.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of convertible Preferred Stock. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents in the amount of $36.4 million, which were primarily invested in money market funds; and our short-term and long-term investments in the amount of $66.4 million, which were primarily invested in corporate, government and asset backed bonds.

As of the date of this prospectus/ proxy statement, we believe our existing cash resources and funds raised from issuance of Series D convertible Preferred Stock in 2020 are sufficient to support planned operations for the next 12 months. As a result, management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents and investments will be sufficient to fund our operations for at least the next 12 months.

We expect to purchase up to approximately $3 million in property and equipment for the purposes of building our own pharmacy operations and related facilities and capabilities, inclusive of the $1.4 million invested as of September 30, 2020. We estimate initial annual selling, general, and administrative expenses of approximately $10 million to manage our own pharmacy, warehousing, and fulfillment operations. These expenses include labor for dispensing and fulfillment activities, facility and employee management, rent, utilities, maintenance, and other related overhead. These selling, general, and administrative expenses are expected to partially offset third-party pharmacy, warehousing, and fulfillment expenses that would have been otherwise incurred by the company.

Our future capital requirements will depend on many factors, including increase in number of our orders, increase in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be harmed. In order to support the growth of our business, we may need to incur additional indebtedness under our existing loan agreement or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Cash Flows

The following table provides a summary of cash flow data (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(2,210)	$(64,304)	$(74,867)	$(57,322)
Net cash used in investing activities	(31,619)	(43,453)	(39,299)	(8)
Net cash provided by financing activities	48,449	97,757	95,318	78,150

Cash Flows from Operating Activities

Net cash used in operating activities was $2.2 million for the nine months ended September 30, 2020. The most significant component of our cash used was a net loss of $12.9 million. This included non-cash expense related to stock-based compensation of $4.7 million, lease termination costs of $1.8 million, non-cash losses for change in fair value of our convertible Preferred Stock warrants totaling $2.5 million, depreciation and amortization totaling $0.7 million and non-cash other loss of $0.3 million. In addition, a cash outflow totaling $0.6 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease in accounts payable of $0.9 million, an increase in inventory of $0.7 million, and a decrease in deferred revenue of less than $0.1 million. This outflow was partially offset by an increase in accrued liabilities of $1.0 million, a decrease in other long-term assets of $0.8 million, an increase in deferred rent of $0.4 million and a decrease in prepaid expenses and other current assets of less than $0.1 million.

Net cash used in operating activities was $64.3 million for the nine months ended September 30, 2019. The most significant component of our cash used was a net loss of $59.7 million. This included non-cash expense related to stock-based compensation of $6.6 million, depreciation and amortization of $0.1 million, non-cash other loss of $0.2 million and a non-cash loss of $0.1 million related to change in fair value of our Series C convertible Preferred Stock warrants. In addition, a cash outflow totaling $11.0 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease of accounts payable of $7.7 million, an increase in inventory of $1.6 million, an increase in prepaid expenses and other current assets of $1.1 million and an increase of other long-term assets of $0.8 million. This outflow was partially offset by an increase in deferred revenue of $0.1 million and an increase in accrued liabilities of $0.1 million.

Net cash used in operating activities was $74.9 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $72.1 million. This included non-cash expense related to stock-based compensation of $8.0 million, and depreciation and amortization totaling to $0.3 million. This was partially offset by non-cash gains for change in fair value of our Series C convertible Preferred Stock warrants totaling $1.0 million and non-cash other income totaling $0.3 million. In addition, a cash outflow totaling $9.9 million was attributable to changes in operating assets and liabilities, primarily as a result of a decrease in accounts payable of $6.1 million, an increase in prepaid expenses and other current assets of $2.4 million, an increase in other long term assets of $0.8 million, an increase in inventory of $0.5 million and a decrease in accrued liabilities of $0.3 million. This outflow was partially offset by an increase in deferred revenue of $0.2 million.

Net cash used in operating activities was $57.3 million for the year ended December 31, 2018. The most significant component of our cash used during this period was a net loss of $75.2 million. This included non-cash expense related to stock-based compensation of $7.3 million. This was partially offset by a cash inflow totaling $10.6 million attributable to changes in operating assets and liabilities, primarily as a result of an increase in accounts payable totaling $12.8 million, an increase in accrued liabilities of $1.4 million and an increase in deferred revenue of $0.5 million. This inflow was partially offset by an increase in inventory of $3.0 million and an increase in prepaid and other current assets of $1.1 million.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to our treasury operations of investing in short-term and long-term investments, investment in website development and internal-use software, as well as purchase of property and equipment.

Net cash used in investing activities for the nine months ended September 30, 2020 was $31.6 million, which was primarily due to net short-term and long-term investment cash outflows of $28.7 million, investment in website development and internal-use software of $1.7 million and purchase of property and equipment of $1.3 million.

Net cash used in investing activities for the nine months ended September 30, 2019 was $43.5 million, which was due to investment in long-term assets of $42.0 million, investment in website development and internal-use software of $1.2 million and purchase of property and equipment of $0.2 million.

Net cash used in investing activities for the year ended December 31, 2019 was $39.3 million, which was primarily due to net short-term investment cash outflows of $37.5 million, investment in website development and internal-use software of $1.5 million and purchase of property and equipment of $0.3 million.

Net cash used in investing activities for the year ended December 31, 2018 was not significant.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2020 was $48.4 million, which was primarily due to the sale of Series D convertible Preferred Stock, net of cash paid for issuance costs, totaling $51.9 million. Proceeds from exercise of stock options provided a cash inflow totaling $0.1 million. This cash inflow was partially offset by payments for transaction costs of $2.1 million and term loan repayments totaling $1.5 million.

Net cash provided by financing activities for the nine months ended September 30, 2019 was $97.8 million, which was primarily due to sale of Series C convertible Preferred Stock, net of cash paid for issuance costs, totaling $102.6 million and term loan borrowings of $2.1 million. This cash inflow was partially offset by term loan repayments totaling $6.9 million.

Net cash provided by financing activities for the year ended December 31, 2019 was $95.3 million, which was primarily due to the sale of Series C convertible Preferred Stock, net of cash paid for issuance costs, totaling $102.6 million and term loan borrowings of $2.1 million. This cash inflow was partially offset by term loan repayments totaling $9.1 million and a cash outflow attributable to debt issuance costs totaling $0.4 million.

Net cash provided by financing activities for the year ended December 31, 2018 was $78.2 million, which was primarily due to the sale of Series B convertible Preferred Stock, Series B-1 convertible Preferred Stock, and Series B-2 convertible Preferred Stock, net of cash paid for issuance costs, totaling $69.9 million, and term loan borrowings of $9.4 million. Additionally, proceeds from exercise of common stock warrants and stock options provided a cash inflow totaling $0.9 million. These cash inflows were partially offset by term loan repayments totaling $1.9 million.

Subsequent Events

In October and November 2020, the holders of the Series C convertible Preferred Stock warrants exercised their warrants and purchased from the Company 1,049,963 shares of Series C convertible Preferred Stock at an exercise price of $0.01 per share.

Indebtedness

Silicon Valley Bank

On November 27, 2019, Hims and Silicon Valley Bank (“SVB”) amended and restated the Amended and Restated Loan Agreement, dated as of May 16, 2018, by and among Hims and SVB (the “Second Amended and Restated Loan Agreement”), which accelerated the repayment of the existing loan over a six-month period, to be paid in full by May 1, 2020 (hereafter referred to as the “Existing Term Loan”). As of December 31, 2019, the outstanding principal balance on the Existing Term Loan was $1.5 million. The interest rate for the Existing Term Loan is based on the Prime Rate plus 1.25%. As of December 31, 2019, the interest rate on the Existing Term Loan was 6.00%.

In the Second Amended and Restated Loan Agreement, SVB made available an additional term loan to Hims of an aggregate principal amount of up to $5.0 million (the “2019 Term Loan”), with the minimum advance amount increased from $0.5 million to $1.0 million. The 2019 Term Loan requires repayment in 30 equal monthly payments of principal, along with payments of interest in arrears. All outstanding principal and accrued and unpaid interest are due and payable in full on the maturity date of March 1, 2023. Once the principal is paid it cannot be reborrowed during the term. As of December 31, 2019, Hims had not borrowed any amounts under the 2019 Term Loan. The interest rate for 2019 Term Loan is the Prime Rate plus 2.00%, capped at a rate of 7.25%.

In the Second Amended and Restated Loan Agreement, SVB also provided a revolving debt facility (the “Revolving Line”), of up to $8.0 million, with a maturity date of December 31, 2020. Upon termination of the Revolving Line for any reason prior to its maturity date, Hims must pay, in addition to any payments owed, a termination fee equal to 1.00% of the Revolving Line. The interest rate for the Revolving Line is equal to the Prime Rate plus 0.50%, with a floor of 5.75%. As of December 31, 2019, Hims had not drawn down from this Revolving Line.

Upon Hims’ request, SVB will issue letters of credit (the “Letters of Credit”) for Hims’ account in an aggregate amount not to exceed $2.0 million, which is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. Hims also has a business credit card as part of the cash management services offered by SVB. Hims may request an amount not to exceed $2.0 million, in connection with SVB’s cash management services, which amount is reduced by the amount utilized for any issuances of Letters of Credit. Any cash management services are treated as advances under the Revolving Line. For Hims to continue to use the credit card, SVB required it to maintain $0.2 million in a collateralized money market account. Hims expects to continue to use the cash management services beyond 2020 and presents the $0.2 million within restricted cash on the consolidated balance sheet.

The Second Amended and Restated Loan Agreement contains customary representations and warranties and affirmative and negative covenants applicable to Hims and its subsidiaries. The financial covenants require annual revenue targets to be at least 70% of the annual operating budgets and annual financial projections delivered to SVB, which annual projections shall represent at least 50% of year-over-year revenue growth. In addition, if Hims has a loan outstanding under the Revolving Line such that its cash plus availability under the Revolving Line is less than $20.0 million, SVB can test its EBITDA loss for the previous three-month period to ensure it is no more than $5.0 million. In addition, Hims is required to deliver certain financial statements, reports, and certificates, including, without limitation, the audited financial statements within 270 days after the fiscal year-end. Any failure by Hims to satisfy the covenants will result in an event of default. As of September 30, 2020 and December 31, 2019 and 2018, Hims was in compliance with all of its covenants under the Second Amended and Restated Loan Agreement. As collateral, Hims has granted SVB a security interest in substantially all of its assets.

TriplePoint Venture Growth

On November 27, 2019, Hims entered into a Plain English Capital Growth and Security Agreement (the “2019 Capital Agreement”) with TriplePoint Venture Growth (“TPC”) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the “Part 1 Commitment Amount”), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount through December 31, 2020. There is no minimum advance amount. The borrowed amounts have, at Hims’ option, terms ranging from three months to sixty months, with interest rates ranging from the Prime Rate plus 0.5% for three month loans to the Prime Rate plus 7.0% for sixty month loans. Almost all of the advance options require the prior written consent of TPC. As of September 30, 2020 and December 31, 2019, Hims had not drawn down from this term loan. The costs associated with issuing the debt facility are recorded as debt issuance costs within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility.

As collateral, Hims granted to TPC a second lien security interest in substantially all of its assets.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of September 30, 2020, and the years in which these obligations are due (in thousands, unaudited):

	Total	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years
Contractual obligations
Operating leases	$7,805	1,512	4,766	1,527	—
Purchase obligations	899	568	331	—	—

	$8,704	2,080	5,097	1,527	—

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not exposed to the financing, liquidity, market, or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. Our company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of our audited consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies, are described in Note 2 to our audited consolidated financial statements and updated in Note 2 to our unaudited condensed consolidated financial statements as of and for the period ending September 30, 2020 included elsewhere in this proxy statement/prospectus. These are the policies that we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Hims recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Hims adopted ASC 606 on January 1, 2017, at the inception of its operations.

For Online Revenue, Hims defines its customer as an individual who purchases products or services through the website. The transaction price in contracts with customers is the total amount of consideration to which Hims expects to be entitled in exchange for transferring products or access to services to the customer.

Contracts that contain prescription products include two performance obligations: access to (i) products and (ii) consultation services. Hims contracts that do not contain prescription products have a single performance obligation consisting of products. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain service, by providing the consultation services to the customer. Hims satisfies its performance obligation for products at a point in time, which is upon delivery of its products to a third-party carrier. Hims satisfies its performance obligation for services over the period of the consultation service, which is typically a few days. The customer obtains control of the products and services upon the Hims’ completion of its performance obligations.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which Hims separately sells the products and services, as well as market and cost plus margin based estimates. For the years ended December 31, 2019 and 2018, service revenue represents less than 10% of consolidated revenues.

To fulfill its promise to customers for contracts that contain prescription products, Hims maintains relationships with various Affiliated Medical Groups, which are professional corporations owned by licensed physicians that engage licensed medical professionals (medical doctors, physician assistants, and nurse practitioners; collectively referred to as “Providers”) to provide consultation services. Refer to Note 7 – Variable Interest Entities. Hims accounts for service revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) Hims determines which Affiliated Medical Group and Provider provides the consultation to the customer; (ii) Hims is primarily responsible for the satisfactory fulfillment and acceptability of the consultation services; (iii) Hims incurs costs for consultation services even for visits that do not result in a prescription and the sale of products; and (iv) Hims, at its sole discretion, sets all listed prices charged on its website for products and services.

Additionally, to fulfill its promise to customers for contracts that contain prescription products, Hims maintains relationships with third-party pharmacies (“Partner Pharmacies”) to fill prescriptions that are ordered by the Hims’ customers. Hims made the judgement to account for prescription product revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) it has sole discretion in determining which Partner Pharmacy fills a customer’s prescription; (ii) the Partner Pharmacy fills the prescription based on fulfillment instructions provided by Hims including using Hims branded packaging for generic products; (iii) Hims is primarily responsible to the customer for the satisfactory fulfillment and acceptability of the prescription medication; (iv) Hims is responsible for refunds of the prescription medication after transfer of control to the customer; and (v) Hims, at its sole discretion, sets all listed prices charged on its websites for products and services.

Hims estimates refunds using the expected value method based on historical refunds granted to customers. Hims updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

Hims has made an accounting policy election to account for shipping and handling activities performed after the control of a product has been transferred to the customer as fulfillment costs. Contracts with customers do not contain costs to obtain or costs to fulfill contracts with customers in accordance with ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers.

For online sales, payment for prescription medication and nonprescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the consolidated balance sheets.

Warrant Liability

Hims classifies warrants to purchase shares of Series C Preferred Stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date.

As of September 30, 2020, the fair value of the Preferred Stock warrant liability is measured using a probability weighted expected returns methodology. Inputs to that model include the purchase right’s expected remaining term, the risk-free interest rate, expected volatility based on representative peer companies, and the estimated fair value of the Company’s total equity, and the probability certain exits would occur. Generally, increases and decreases in the fair value of the Company’s total equity and expected term would result in directionally similar impacts to the fair value measurement, which the Company recognizes within other income, net on the condensed consolidated statements of operations and comprehensive loss. In prior periods, fair value of the Preferred Stock warrant liability had been measured using the Black-Scholes-Merton (“BSM”) option-pricing model and Monte Carlo simulation. The change in valuation method occurred as a result of increased probability the Company’s common shares would publicly-listed in the near-term.

At the end of each reporting period, changes in fair value during the period are recognized as a component of other income, net within the consolidated statements of operations and comprehensive loss. Hims will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time all such Series C convertible Preferred Stock warrants will be converted into warrants to purchase shares of common stock and the liability will be reclassified to additional paid-in capital.

Stock-Based Compensation

The fair value of employee and nonemployee stock options are determined using the BSM option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. The fair value of the performance stock options granted to the Chief Executive Officer of Hims in June 2020 is measured using a Monte Carlo simulation model.

Excluding performance stock options, Hims recognizes compensation costs on a straight-line basis over the requisite service period of the employee and nonemployee, which is generally the option vesting term of four years. Hims accounts for forfeitures as they occur. For performance stock options, stock-based compensation expense will be recognized when it is probable that either of the performance criteria will be achieved.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Fair Value of Common Stock—Given the absence of a public trading market, the board of directors of Hims considers numerous objective and subjective factors to determine the fair value of Common Stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) contemporaneous valuations of Common Stock performed by an independent valuation specialist; (ii) developments in the business and stage of development; (iii) operational and financial performance and condition; (iv) issuances of Preferred Stock and the rights and preferences of Preferred Stock relative to Common Stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Hims; and (vi) the lack of marketability of the Common Stock.

The grant date fair value of our common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

We used the Market Approach to determine the fair value of the Company’s Common Stock. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets and gives consideration to the financial condition and operating performance of an entity relative to those of public entities operating in the same or similar lines of business. We apply the Market Approach by utilizing the Subject Company Transaction Method which examines prior transactions in the same or related equity of the Company. For purposes of allocating the fair value of our common stock, we used the Probability Weighted Expected Return Method and applied a weighted average of two different approaches, implying a value derived from the recent price paid by investors for our Preferred Stock, and, as we contemplated the merger transaction, the committed price to be paid upon the closing of our PIPE transaction.

For financial reporting purposes, Hims considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Dividend Yield—Hims bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

Expected Volatility—The volatility is derived from the average historical stock volatilities of a peer group of public companies that Hims considers to be comparable to its business over a period equivalent to the expected term of the share-based grants.

Risk-free Interest Rate—Hims derives the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Expected Term—Hims calculates the expected term using the simplified method based on the options vesting term and contractual terms as it did not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Consolidation of Variable Interest Entities

U.S. GAAP requires variable interest entities to be consolidated if an entity’s interest in the variable interest entity is a controlling financial interest. Under the variable interest model, a controlling financial interest is determined based on which entity, if any, has (i) the power to direct the activities of the variable interest entity that most significantly impacts the variable interest entity’s economic performance and (ii) the obligations to absorb losses that could potentially be significant to the variable interest entity or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity.

Hims determined that it is the primary beneficiary of the Affiliated Medical Groups for accounting purposes because it has the ability to direct the activities that most significantly affect the Affiliated Medical Groups’ economic performance and has the obligation to absorb the Affiliated Medical Groups’ losses.

We perform ongoing reassessments of whether changes in the facts and circumstances regarding our involvement with the Affiliated Medical Groups would cause our consolidation conclusion to change. The consolidation status of the variable interest entities with which we are involved may change as a result of such reassessments. Changes in consolidation status are applied in accordance with applicable U.S. GAAP.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. OAC has elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of the Business Combination, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a

“large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Qualitative and Quantitative Disclosures About Market Risk

We have operations primarily within the United States and we are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

We had cash and cash equivalents totaling $36.4 million, $22.6 million, and $41.5 million as of September 30, 2020, December 31, 2019 and 2018, respectively. This amount was invested primarily in money market funds. Cash and cash equivalents are held for working capital purposes.

Additionally, we had short-term investments totaling $59.1 million and $37.7 million as of September 30, 2020 and December 31, 2019, respectively. We had long-term investments totaling $7.2 million and $0 as of September 30, 2020 and December 31, 2019, respectively. Short-term and long-term investments consist of available-for-sale securities, primarily invested in corporate bonds, government bonds and asset backed bonds. Long-term investments mature between one to two years and the we intend to sell such investments at or close to maturity. We do not enter into investments for trading or speculative purposes. All our investments are denominated in U.S. dollars.

Our cash equivalents are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our business, financial condition or results of operations. Fluctuations in the value of our money market funds caused by a change in interest rates (gains or losses on the carrying value) are recorded in other income and are realized only if we sell the underlying securities.

Foreign Currency Risk

There was no material foreign currency risk for the nine months ended September 30, 2020 and the years ended December 31, 2019 and December 31, 2018.

Fair Value Measurements

The fair value of a financial instrument is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to ongoing fair value measurement are categorized and disclosed into one of the three categories depending on observable or unobservable inputs employed in the measurement. Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities, are as follows:

•	Level 1: Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020 and December 31, 2019, the carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of the instruments. Our short-term and long-term investments consist of corporate, government and asset-based bonds and are recognized at fair value. The fair value of short-term and long-term investments is determined using quoted prices in active markets.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Hims,” “we,” “us” or “our” refers to Hims and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Hims and its consolidated subsidiaries following the Business Combination.

2019 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed during the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Andrew Dudum	2019	253,750		—	—			253,750
Chief Executive Officer and Director

Spencer Lee	2019	290,545		1,798,561	87,164			2,176,270
Chief Financial Officer(3)

Melissa Waters(4)	2019	255,994		867,832	51,397			1,175,223
Chief Marketing Officer

Charles Henrich(5)	2019	111,731	150,000(6)	1,516,308		128,880	(7)	1,906,919
Former Chief Technology Officer

(1)

Represents the aggregate grant date fair value of options granted to the officer, computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

(2)	Represents bonuses earned under our annual bonus plans with respect to 2019 performance but paid in 2020.
(3)	Mr. Lee’s employment with us commenced in March 2019.
(4)	Ms. Waters’ employment with us commenced in April 2019 and terminated in May 2020.
(5)	Mr. Henrich’s employment with us commenced in March 2019 and terminated in July 2019.
(6)	Reflects signing bonus paid to Mr. Henrich in connection with the commencement of his employment.
(7)

Represents cash severance paid to Mr. Henrich in connection with his termination of employment, as described below plus the value of health insurance premiums for Mr. Henrich under COBRA paid by the Company of $8,297 in the aggregate.

Narrative Explanation of Compensation Arrangements with Our Named Executive Officers

We entered into employment agreements with each of Messrs. Dudum, Lee and Henrich and Ms. Waters in connection with the commencement of their employment with us or our predecessor (ClubRoom). Our employment agreements set forth each such named executive officer’s annual base salary and, where applicable, target bonus opportunity, as well as the terms of the executive’s equity awards (see also below under “—Outstanding Equity Awards at 2019 Year-End”). In connection with the Business Combination, each of Messrs. Dudum and Lee executed amended and restated letter agreements.

The annual base salary of each named executive officer, and such officer’s incentive bonus opportunity, are expected to be reviewed from time to time and adjusted when the New Hims board of directors or compensation committee determines an adjustment is appropriate. During the year ended December 31, 2019, the annual base salary for each of Messrs. Lee and Henrich and Ms. Waters was $350,000; the annual base salary for Mr. Dudum was $240,000 until it was increased to $350,000 in November 2019. Mr. Lee (and Ms. Waters and Mr. Henrich, prior to their termination) is eligible to earn an incentive bonus for each of our fiscal years they are employed by us. For our 2019 fiscal year, Messrs. Lee’s and Henrich’s target bonus opportunity was 30% of their base salary and Ms. Waters’ target bonus opportunity was 20% of her base salary. The incentive bonus was awarded based on a subjective determination of each officer’s performance.

Pursuant to his employment agreement, Mr. Lee was granted an option to purchase 3,737,000 shares of Class A common stock of Hims, vesting over four years, with 25% vesting after completion of 12 months of continuous service and the remainder vesting in substantially equal monthly installments over an additional three years of continuous service. Such option may be exercised at any time for unvested shares, which remain subject to our repurchase at the lower of the exercise price per share or the then-fair market value of such shares. The option may be exercised by tender of a full-recourse promissory note to us, secured by the acquired shares. His option will remain outstanding, to the extent then-vested, for the full term of the option regardless of his continuous service status, but subject in any event to the terms of our 2017 Stock Plan.

Pursuant to her employment agreement, Ms. Waters was granted an option to purchase 1,800,000 shares of Class A common stock of Hims, vesting over four years, with 25% vesting after completion of 12 months of continuous service and the remainder vesting in substantially equal monthly installments over an additional three years of continuous service. Such option may be exercised at any time for unvested shares, which remain subject to our repurchase at the lower of the exercise price per share or the then-fair market value of such shares. Ms. Waters subsequently exercised such option by tender of a partial-recourse promissory note in accordance with the terms of her option.

Pursuant to his employment agreement, Mr. Henrich was granted an option to purchase 3,170,029 shares of Class A common stock of Hims, vesting over four years, with 25% vesting after completion of 12 months of continuous service and the remainder vesting in substantially equal monthly installments over an additional three years of continuous service. Mr. Henrich also received a signing bonus of $150,000, repayable to us under certain circumstances.

Severance and Change in Control Benefits

In connection with the termination of his employment with us in July 2019, in exchange for his execution of an effective general release of claims against us, and consistent with his employment agreement, we paid Mr. Henrich a lump sum cash amount of $87,500, equal to 3 months of his base salary plus $33,083, reflecting a prorated portion of his annual bonus, and accelerated the vesting of his option as if he had completed an additional nine months of service with us. In addition, we agreed to pay the employer portion of his COBRA premiums for three months and agreed not to seek repayment of his signing bonus of $150,000.

The employment agreement for Ms. Waters provides that if she is subject to a termination other than for cause during the first four years of her employment and prior to our change in control, then subject to her execution of a release of claims against us, she will receive a lump sum cash payment equal to six months of her then-current base salary; payment by the Company of her COBRA premiums for six months; and accelerated vesting of her stock option as if she had completed an additional six months of continuous service with us. Further, if she is subject to a termination by us without cause, or if she resigns for certain good reasons, during the period beginning 90 days prior to, and ending six months after, our change in control, then her option fully vests and becomes fully exercisable. In May 2020, Ms. Waters terminated service with us and, upon execution and non-revocation of a general release of claims against us, received a lump sum cash payment of $175,000, continued payment of her premiums under COBRA by us for up to six months, and accelerated vesting of her stock option (resulting in vesting in an aggregate of 675,000 of the underlying shares), all consistent with the terms and conditions described above with respect to her employment agreement. Following the repurchase by the company of the unvested shares acquired by her upon exercise of her option, Ms. Waters’ promissory note to us has a remaining principal amount of $533,250.

Certain Changes Occurring Following Completion of the 2019 Fiscal Year

In February 2020, we increased Mr. Dudum’s base salary to $552,500 and Mr. Lee’s base salary to $467,500. For our fiscal year 2020, Messrs. Dudum and Lee each has a target incentive bonus of 17.6% of their respective base salary. Upon the closing of the Business Combination, Mr. Dudum’s base salary will increase to

$575,000 and Mr. Lee’s base salary will be $468,000. Mr. Dudum will have a target incentive bonus of 100% of his base salary effective beginning with our 2021 fiscal year, and Mr. Lee’s target incentive bonus will increase to 50% of his base salary.

In June 2020, we granted Mr. Dudum an option to purchase 3,583,091 shares of Class A common stock of Hims, which such option vests in 48 substantially equal monthly installments following his completion of each month of continuous service following March 13, 2020.

In June 2020, we also granted Mr. Dudum an option to purchase 7,166,182 shares of Class A common stock of Hims and an option to purchase 3,583,091 shares of Class A common stock of Hims. Such options vest when we either (i) complete an acquisition and the per share consideration of our common stock is equal to at least $10.41 (for the first option) or at least $17.35 (for the second option) or (ii) the per share closing price of our common stock on a public stock exchange is at least equal to such value per share. Mr. Dudum must remain in continuous service as our Chief Executive Officer or as a member of our board of directors through the applicable achievement date to vest in such option(s).

Each such option described above may be exercised at any time for any or all of the shares subject to such option, provided that any unvested shares acquired are subject to repurchase following termination of his service by the company at the lower of the exercise price per share or the then-fair market value. Prior to the closing of the Business Combination, our board of directors intends to grant Mr. Dudum an option to purchase 1,291,000 shares of our Class A Common Stock and 646,000 Class A restricted stock units and Mr. Lee an option to purchase 587,000 shares of our Class A Common Stock and 293,000 Class A restricted stock units. Such options will vest in 48 substantially equal monthly installments, and such restricted stock units will vest in 16 substantially equal quarterly installments, in each case subject to the officer’s continuous service with us.

In December 2020, Hims approved Change in Control and Severance Agreements with each of Messrs. Dudum and Lee, as well as with Mmes. Soleil Boughton and Melissa Baird and Dr. Patrick Carroll. Such agreements supersede all other existing severance and acceleration provisions for which an officer is other wise eligible and are effective immediately. Pursuant to such agreements, if an officer is subject to a termination without cause or resigns for certain good reasons (an involuntary termination), such individual will be eligible to receive, for the nine-month period following such involuntary termination (except as noted below) continued payment of base salary and target incentive bonus (assuming 100% achievement of goals), continued payment of the employer’s portion of insurance premiums under COBRA, and vesting acceleration of all outstanding equity awards (unless our board of directors provides otherwise at the time an award is granted) as if the individual had provided continuous service through the end of such period (and the opportunity to vest into certain performance awards during the specified period following such involuntary termination).

Such nine-month period is extended to 12 months is added if an involuntary termination occurs during the period beginning three months prior to, and ending on the date that is 12 months after, our change in control (except with respect to Mr. Dudum, where a 12-month period applies at all times). Further, in the event of an involuntary termination that occurs in connection with, or within 12 months after, our change in control, all of the executive’s then-unvested equity awards shall become vested (unless our board of directors provides otherwise at the time an award is granted), except for certain performance awards which will fully vest and become exercisable only if the applicable performance goals are satisfied within the 12-month period following such involuntary termination.

All such payments and benefits are contingent on the officer’s execution and non-revocation of a general release of claims against us and satisfaction of other typical conditions.

For purposes of the executives’ Change in Control and Severance Agreements:

“Change in Control” means any person becoming the beneficial owner of securities representing more than 50% of the total voting power of our then-outstanding securities; a sale or disposition of all or substantially all of our assets; our merger or consolidation with or into another entity or a change in the majority of our board of directors over a period of 12 months not approved or recommended by a majority vote of the incumbent board members then still in office. For the avoidance of doubt, neither the Business Combination nor the Hims Recapitalization will constitute a Change in Control.

“Cause” means an unauthorized use or disclosure of our confidential information or trade secrets which use or disclosure causes material harm to us; a material breach of any agreement with us; material failure to comply with our written policies or rules (including without limitation our ethics or insider trading policies); conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or of any state thereof; gross negligence or willful misconduct in the performance of an officer’s duties (with financial accounting improprieties deemed to constitute gross negligence or willful misconduct); continuing failure to perform reasonable assigned duties in accordance with the individual’s position with us after receiving written notification of such failure; or failure to cooperate in good faith with a governmental or internal investigation of the company or of our directors, officers or employees, if so requested. In general, Cause will not be deemed to exist absent written notice from us within 30 days after the condition arises and failure by the individual to cure such condition within 30 days of receipt of such notice.

“Good Reason” means a resignation within 12 months after one of the following conditions has come into existence or an officer becomes aware of such condition, without an officer’s consent: a material diminution in base salary or target bonus (other than in connection with an across-the-board reduction applicable to all senior executives of the company), provided that a reduction of less than 10% will not be considered material; a material diminution of authority, duties or responsibilities (including a change in position) or of those of the individual to whom the officer reports (subject to certain exceptions); a material change in the geographic location at which the officer must perform services for us that increases their one-way commute by more than 35 miles; a change in reporting to anyone other than the Chief Executive Officer; or a breach by us of the change in control and severance agreement. In general, a resignation for good reason will only be effective if the officer provides written notice of the event constituting good reason within 90 days after its occurrence (or, if later, within 90 days after the officer becomes aware of such event or conditions) and then only if the company does not cure such event within 30 days of receipt of such notice.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, Hims intends to develop an executive compensation program that aligns compensation with New Hims’ business objectives and the creation of stockholder value, while enabling New Hims to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Hims. Decisions on the executive compensation program will be made by the compensation committee.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as are other full-time employees generally. We generally do not provide our named executive officers with perquisites or other personal benefits. However, we do reimburse our named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Our named executive officers are also eligible to participant in the 401(k) plan we maintain for our employees generally. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. We did not make any matching contributions or other Company contributions to or on behalf of any employee, including our named executive officers.

Equity Compensation

We offer stock options and stock awards to our named executive officers as the long-term incentive component of our compensation program. We typically grant equity-based awards to new hires upon their commencing employment with us. Stock options allow employees to purchase shares of Class A common stock of Hims at a price per share at least equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. In the past, our board of directors has determined the fair market value of our common stock based upon inputs including valuation reports prepared by third-party valuation firms. Generally, our equity-based awards vest over four years, subject to the employee’s continued employment with us on each vesting date; however, we may grant, and have granted, awards with different vesting schedules from time to time, including awards that vest upon achievement of performance-based milestones.

As described above under and also below in the footnotes to the “Outstanding Equity Awards at 2019 Year-End” table, certain equity awards granted to one or more of our named executive officers are subject to accelerated vesting under certain circumstances.

Outstanding Equity Awards at 2019 Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2019. The number of shares subject to each award and, where applicable, the exercise price per share, reflect all changes as a result of our capitalization adjustments.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)($)
Andrew Dudum	9/2/2016	—	—	—	—	5,607,179(2)	25,568,736
	9/2/2016	—	—	—	—	5,327,389(3)	24,292,894
Spencer Lee	3/4/2019	—	3,737,000(4)(5)	0.79	5/1/2029	—	—
Melissa Waters	4/8/2019	—	—	—	—	1,800,000(6)	8,208,000
Charles Henrich	3/18/2019	792,507	2,377,522(7)	0.79	5/1/2029	—	—

(1)

As there was no public market for our common stock on December 31, 2019, we have assumed for this purpose that the fair value on such date was $4.56 per share. This assumed fair value represents $10.00 per share, which is the reference price used to calculate the share consideration issuable to our stockholders in the Business Combination, multiplied by 0.4556. Based on an assumed exchange ratio calculated as of November 20, 2020, each share of our common stock was expected to receive an estimated 0.4556 share of New Hims Class A Common Stock at the Closing. This exchange ratio is only an estimate and is subject to change prior to the Closing. The assumed fair value used for purposes of this table does not include the value of any Earn Out Shares or warrants issuable in respect of the awards reflected in the table. The Hims equity awards in the table above will be assumed by New Hims and converted into comparable awards, as described in “Business Combination Proposal — Consideration to Hims Equityholders in the Business Combination.”

(2)

Represents the unvested shares subject to a Class A Common Stock Purchase Agreement with us entered into as of April 30, 2017, pursuant to which Mr. Dudum (and a trust controlled by him) acquired 29,904,953 shares of our Class A Common Stock at a purchase price equal to $0.000001 per share. Such shares vest in 48 substantially equal monthly installments following the completion of each month of continuous service provided by Mr. Dudum following the Vesting Commencement Date set forth above.

(3)

Represents the unvested shares acquired upon exercise of an option to purchase 28,412,741 shares of our Class A Common Stock at an exercise price of $0.18 per share, granted to Mr. Dudum on March 29, 2018. Such option was exercised in full on May 9, 2018. Such shares vest in 48 substantially equal monthly installments following the completion of each month of continuous service provided by Mr. Dudum following the Vesting Commencement Date set forth above. In addition, if we are subject to a change in control before Mr. Dudum’s continuous service terminates, our right of repurchase with respect to any then-unvested shares shall lapse in full.

(4)	Represents an option that can be exercised for unvested shares, with such unvested shares subject to our right of repurchase upon termination of the holder’s continuous service with us.

(5)

The option vests over a four-year period based on the officer’s continuous service with us through each vesting date, with 25% of the shares vesting following completion of one year of service after the vesting commencement date indicated above, and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter.

(6)

Represents unvested shares acquired upon exercise of an option to purchase 1,800,000 shares of Class A common stock of Hims granted on May 2, 2019, with an exercise price of $0.79 per share. Such shares vest over a four-year period based on the officer’s continuous service with us through each vesting date, with 25% of the shares vesting following completion of one year of service after the vesting commencement date indicated above, and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter. As described above under “—Severance and Change in Control Benefits,” an aggregate of 675,000 of the shares vested in connection with her termination in May 2020 and the remainder repurchased by us.

(7)

The option vested over a four-year period based on the officer’s continuous service with us through each vesting date, with 25% of the shares vesting following completion of one year of service after the vesting commencement date indicated above, and 1/48th of the shares vesting upon the completion of each month of continuous service thereafter. Consistent with his employment agreement, in connection with his termination of employment with us, vesting of the option was determined as if the officer had provided an additional nine months of continuous service. The option will remain outstanding with respect to the vested shares until the Option Expiration Date indicated above.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2019.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during year ended December 31, 2019.

Equity Plan

2017 Stock Plan

General. Our board of directors adopted our 2017 Plan in July 2017, and it has been approved by our stockholders. The most recent amendment of our 2017 Plan was adopted by our board of directors in October 2020 and was subsequently approved by our stockholders. No further awards will be made under our 2017 Plan after the closing of the Business Combination; however, awards outstanding under our 2017 Plan will continue to be governed by their existing terms.

Share Reserve. As of December 28, 2020, we have reserved 83,472,660 shares of Class A common stock of Hims for issuance under the 2017 Plan, all of which may be issued as incentive stock options. As of December 28, 2020, 3,494,403 RSUs and options to purchase 36,198,183 shares of common stock, at exercise prices ranging from $0.03 to $4.26 per share, or a weighted-average exercise price of $1.1605 per share, were outstanding under the 2017 Plan, and 2,035,790 shares of common stock remained available for future issuance under the 2017 Plan. Unissued shares subject to awards that expire or are cancelled, shares reacquired by us and shares withheld in payment of the purchase price or exercise price of an award or in satisfaction of withholding taxes will again become available for issuance under the 2017 Plan.

Administration. Our board of directors administered the 2017 Plan before this offering, and the compensation committee of our board of directors will administer the 2017 Plan after this offering. The administrator has complete discretion to make all decisions relating to the 2017 Plan and outstanding awards.

Eligibility. Employees, non-employee members of our board of directors, consultants and advisors are eligible to participate in our 2017 Plan.

Types of Awards. Our 2017 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options; and

•	restricted shares.

In addition, on October 8, 2020, we amended our 2017 Plan prior to the completion of this offering to also permit the grant of restricted stock units.

Options. In general, the exercise price for stock options granted under our 2017 Plan may not be less than 100% of the fair market value of our common stock on the grant date. Optionees may pay the exercise price in cash or cash equivalents or in one, or by any combination of, the following forms of payment, as permitted by the administrator in its sole discretion:

•	by delivery of a full-recourse promissory note, with the shares pledged as security against the principal and accrued interest on the note;

•	with shares of common stock that the optionee already owns;

•	By an immediate sale of the shares through a broker approved by us, if shares of Class A common stock of Hims are publicly traded;

•

through a net exercise arrangement pursuant to which we will reduce the number of shares issued upon exercise by the largest whole number of shares having an aggregate fair market value that does not exceed the aggregate exercise price or the sum of such aggregate exercise price plus all or a portion of the minimum amount required to be withheld under applicable law; or

•	by other methods permitted by applicable law.

Options vest as determined by the administrator. In general, we have granted options that vest over a four-year period. Options may be granted that are immediately exercisable, subject to our right to repurchase unvested shares. Options expire at the time determined by the administrator, but in no event more than ten years after they are granted, and generally expire earlier if the optionee’s service terminates earlier.

Restricted Shares. Restricted shares may be awarded or sold under the 2017 Plan in return for cash or cash equivalents or, as permitted by the administrator in its sole discretion, in exchange for services rendered to us, by delivery of a full-recourse promissory note or through any other means permitted by applicable law. Restricted shares vest as determined by the administrator.

Restricted Stock Units. Restricted stock units may be awarded under the 2017 Plan in exchange for services rendered to us. Restricted stock units vest and settle (in cash, shares of Class A common stock of Hims, or any combination thereof) as determined by the administrator. Such awards will not having voting rights. Prior to settlement, such awards may, at the discretion of the administrator, provide for dividend equivalents by which the holder will be credited with an amount equal to all cash dividends paid on a share of our Common Stock while the restricted stock unit award is outstanding. Settlement of dividend equivalents may be in the form of cash, shares of Class A common stock of Hims, or a combination.

Corporate Transactions. In the event that we are a party to a merger or consolidation, or in the event of a sale of all or substantially all of our stock or assets, all shares acquired under the 2017 Plan and all options and other plan awards outstanding on the effective date of the transaction will be treated as described in the definitive transaction agreement (or if such transaction does not entail a definitive agreement to which we are a party, as determined by our board of directors in its capacity as 2017 Plan administrator). Such agreement or determination may include, without limitation, one or more of the following with respect to outstanding options and other plan awards:

•	the continuation, assumption or substitution of the award by the surviving entity or its parent;

•

cancellation of an option in exchange for a payment with respect to the vested portion of such option equal to the excess, if any, of the value that the holder of a share of our common stock receives in the transaction over the exercise price per share of the option, with such payment subject to any escrow, earn-out, holdback or similar provision described in the transaction agreement, to the same extent and in the same manner as apply to holders of our stock; or

•	cancellation of the option without payment of any consideration to the optionee.

The administrator is not obligated to treat all awards in the same manner. The administrator has the discretion, at any time, to provide that an award granted under the 2017 Plan will vest on an accelerated basis if we are subject to a change of control or if the participant is subject to an involuntary termination.

Changes in Capitalization. In the event of certain specified changes in the capital structure of our common stock, such as a stock split, reverse stock split, stock dividend, reclassification or any other increase or decrease in the number of issued shares of stock effective without receipt of consideration by us, proportionate adjustments will automatically be made in each of the number of shares available for future grants under the 2017 Plan, the number of shares covered by each outstanding award and the exercise price or purchase price per share subject to each outstanding award (and the repurchase price applicable to any unvested acquired shares). In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the fair market value of our common stock, a recapitalization, a spin-off, or a similar occurrence, the administrator at its sole discretion may make appropriate adjustments in one or more of the items described in the preceding sentence; provided, however, that the administrator will make any adjustments required by Section 25102(o) of the California Corporations Code.

Amendments or Termination. The administrator may at any time amend, suspend or terminate the 2017 Plan, subject to stockholder approval if the amendment increases the number of shares available for issuance or materially changes the class of persons eligible to receive incentive stock options. The 2017 Plan will terminate automatically 10 years after the later of the date when our board of directors adopted the 2017 Plan or approved the latest share increase that was also approved by our stockholders.

DIRECTOR COMPENSATION

With respect to the year ended December 31, 2019, our non-employee directors did not receive cash compensation for their service on our board of directors and we did not have a formal non-employee director compensation program in 2019. Mr. Dudum, our Chief Executive Officer during fiscal year 2019, did not and does not receive any additional compensation for his service as a member of our board of directors. As of December 31, 2019, none of our non-employee directors held any vested or unvested options to purchase shares of Class A common stock of Hims.

However, Jack Abraham, our prior President and a former member of our board of directors, was granted an option to purchase 3,563,676 shares of Class A common stock of Hims on March 29, 2018 while he was serving as a director, with a strike price of $0.18 per share, which was to vest in 48 substantially equal monthly installments following his completion of each month of continuous service as a member of our board of directors following September 2, 2016. Mr. Abraham exercised the option in full in May 2018 by tendering a partial-recourse promissory note to the Company. Such option vests in full on an accelerated basis if he is subject to an involuntary termination within the period beginning 90 days prior to, and ending on the date 12 months following, our change in control. As of December 31, 2019, 668,190 of such shares remained unvested and subject to our right of repurchase.

Prior to the closing of the Business Combination, and subject to the approval of our board of directors, we expect that at least three of our non-employee directors will receive equity awards each valued at approximately $350,000 for their service on our board.

In addition, prior to closing, Lynne Chou O’Keefe and David Wells were each granted 322,613 RSUs, vesting over four years of continuous service. Such RSUs will fully vest if we are subject to a change in control that occurs after closing and prior to the termination of Ms. O’Keefe’s continuous service.

Our board of directors has approved the following non-employee director compensation program that will become effective upon the closing of the Business Combination.

Each non-employee director will be eligible to receive annual cash retainers for their service on our board of directors and committees as follows. In addition, we will continue to reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at Board or committee meetings.

Position	Retainer ($)
Board Member	40,000
Lead Independent Director	10,000
Non-Executive Chair of the Board	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	8,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Corporate Governance Committee Member	4,000

The Compensation Committee will grant to each non-employee director who first becomes a member of the board of directors on or after the closing of the Business Combination an initial award of restricted stock units valued at $350,000 (the “Initial Equity Award”). The Initial Equity Award will be granted on or as soon as reasonably practicable after the date of their election. Subject to the director’s continuous service, the Initial Equity Award will vest with respect to one-third of the restricted stock units on each of the first three anniversaries of the date of grant of the Initial Equity Award.

Further, in each year, the Compensation Committee will grant to each non-employee director who continues serving on our board of directors after our annual stockholder meeting an award of restricted stock units valued at $175,000 (the “Annual Equity Award”). The Annual Equity Award will be granted on or as soon as reasonably practicable after the date of our annual stockholder meeting. Subject to the director’s continuous service, the Annual Equity Award will vest in full on the earlier of (x) the date that is 12 months following the date of grant of the Annual Equity Award or (y) the date of our next-occurring annual stockholder meeting.

If a new non-employee director joins our board of directors on a date other than the date of our annual stockholder meeting, then such non-employee director will be granted a pro rata portion of the Annual Equity Award based on the period of service completed beginning on such non-employee director’s appointment or election to our board of directors and ending on the date of our next occurring annual stockholder meeting.

Both the Initial Equity Award and each Annual Equity Award will vest in full if we are subject to a change in control prior to the termination of the non-employee directors’ continuous service.

MANAGEMENT OF NEW HIMS FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Hims following the consummation of the Business Combination.

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Hims will be managed by or under the direction of the board of directors of New Hims. The directors and executive officers of New Hims upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Andrew Dudum	32	Chief Executive Officer and Director
Spencer Lee	42	Chief Financial Officer
Dr. Patrick Carroll, M.D.	63	Chief Medical Officer
Melissa Baird	43	Chief Operating Officer
Soleil Boughton	42	Chief Legal Officer
Non-Employee Directors
Alex Bard	46	Director
Dr. Toby Cosgrove, M.D.	80	Director
Kirsten Green	49	Director
Jules Maltz	41	Director
Lynne Chou O’Keefe	43	Director
David Wells	49	Director

Executive Officers

Andrew Dudum. Upon the consummation of the Business Combination, Mr. Dudum will serve as New Hims’ Chief Executive Officer and a member of New Hims board of directors. Mr. Dudum is a co-founder of Hims and has been the Chief Executive Officer and a director of Hims since September 2016. Mr. Dudum is a Co-Founder and General Partner of startup studio and investment fund Atomic Labs, LLC where he has co-founded over a dozen companies including Bungalow, Homebound, TalkIQ, and Terminal, since 2013. Mr. Dudum is a serial founder, active angel investor and advisor to various startup companies. Mr. Dudum is an advisor to Cherubic Ventures, a China and U.S. based early-stage venture capital firm and in 2020 was named to Fortune’s 40 Under 40 list. Mr. Dudum received a B.A. in Management and Economics from the Wharton School at the University of Pennsylvania.

Spencer Lee. Upon the consummation of the Business Combination, Mr. Lee will serve as New Hims’ Chief Financial Officer. Mr. Lee has served as Hims’ Chief Financial Officer and Treasurer since March 2019. Previously, from March 2015 to March 2019, Mr. Lee served as Chief Financial Officer of Minted, Inc. From 2013 to 2015, he served as Chief Financial Officer of Julep Beauty, Inc. Mr. Lee holds a B.A. in Economics from Pomona College.

Dr. Patrick Carroll, M.D. Upon the consummation of the Business Combination, Dr. Patrick Carroll will serve as New Hims’ Chief Medical Officer and will oversee all matters pertaining to provision of care, clinical outcomes, patient safety, healthcare information systems and strategic initiatives and programs that will enhance the Hims & Hers care model. Prior to joining Hims in June 2019, Dr. Carroll was the Group Vice President and Chief Medical Officer of Walgreens Company from May 2014 to June 2019. Prior to joining Walgreen’s in May 2014, Dr. Carroll served as the Chief Medical Officer of Integrated Care Partners, Hartford HealthCare’s clinical integration organization. He was also the Medical Director for Hartford HealthCare’s Medicare Shared Savings Program. From 2010 to 2012, Dr. Carroll served as the Chief Medical Officer for the Granite Medical Group, a

40-provider Multispecialty/Primary Care Group that is part of Atrius Health. Dr. Carroll received his bachelor’s degree from the College of the Holy Cross and his medical degree from Dartmouth Medical School. He completed his residency training at Middlesex Hospital in family practice, where he served as Chief Resident. Dr. Carroll is Board Certified in Family Practice and in Adolescent Medicine.

Melissa Baird. Upon the consummation of the Business Combination, Ms. Baird will serve as New Hims’ Chief Operating Officer. Ms. Baird has served as Hims’ Chief Operating Officer since February 2018. Ms. Baird brings more than nine years of operations and technology management in the consumer space to New Hims as well as over 10 years of scientific research experience. Prior to serving as the Chief Operating Officer of Hims, from July 2016 to January 2018 Ms. Baird was Vice President of Systems and Procedures for Draper James. From December 2015 to July 2016, Ms. Baird served as the General Manager of Onefinestay. Prior to that, Ms. Baird was with Bonobos from September 2013 to November 2015 ultimately serving as the Vice President of Operations and Product Management. During her tenure, she was responsible for strategies related to the website, ecommerce platform, product management, fulfillment and customer service. From May 2011 to September 2013, Ms. Baird served as the Product Manager of Supply Chain Operations for Zulily, holding responsibility for internalizing Zulily’s fulfillment operations and scaling operations through technology programs. From January 2001 to May 2011, Ms. Baird served in a variety of scientific research roles spanning from Lab Technician to Geneticist. Ms. Baird obtained a B.S. in Biological Sciences from the University of Missouri.

Soleil Boughton. Upon the consummation of the Business Combination, Ms. Boughton will serve as New Hims’ Chief Legal Officer and Corporate Secretary. Ms. Boughton joined Hims in October 2018 to oversee the company’s legal department and public policy activities and currently serves as Chief Legal Officer and Corporate Secretary. Ms. Boughton brings 16 years of healthcare law experience to the company, and has represented digital health companies, hospitals, health systems and other healthcare and life sciences companies across all aspects of a company’s life cycle. Ms. Boughton was in-house healthcare counsel for Google’s Cloud Healthcare & Life Sciences from October 2017-October 2018. Prior to that, Ms. Boughton was a Partner in the Healthcare & Life Sciences group of Jones Day from January 2015-October 2017, where she primarily represented direct-to-consumer telehealth and other digital health companies. Ms. Boughton obtained a B.A. from Pomona College and a J.D. from the UCLA School of Law.

Non-Employee Directors

Alex Bard. Upon the consummation of the Business Combination, Mr. Bard will serve on the board of directors of New Hims. Mr. Bard has been a member of the board of directors of Hims since December 2017. Since July 2017, Mr. Bard has served as a Managing Director at Redpoint Ventures. From September 2014 to July 2017, Mr. Bard served as Chief Executive Officer at Campaign Monitor. From September 2011 to September 2014, Mr. Bard served as Executive Vice President & General Manager of the Service Cloud business at Salesforce.com, which acquired Assistly, Inc., where Mr. Bard served as Founder and Chief Executive Officer from October 2009 to September 2011. Mr. Bard currently serves as a member of the board of directors of several privately held companies. Mr. Bard received a Bachelor of Arts degree from Stony Brook University. We believe Mr. Bard is qualified to serve on the board of directors of New Hims because of his extensive operational and management experience, as well as his expertise as a venture capital investor and advisor to technology companies.

Dr. Toby Cosgrove, M.D. Upon the consummation of the Business Combination, Dr. Cosgrove will serve on the board of directors of New Hims. Dr. Cosgrove has served as a board observer from October 2019 until formally becoming a member of the board of directors of Hims in September 2020. Dr. Cosgrove also currently serves as the Executive Advisory for The Cleveland Clinic and has since December 2017. Prior to that, from January 2004 to December 2017 Dr. Cosgrove served as the President and Chief Executive Officer of the Cleveland Clinic. Dr. Cosgrove obtained a B.A. in Biology from Williams College and M.D. from University of Virginia School of Medicine. After medical school Dr. Cosgrove served as Chief of USAF in the Casualty Staging Flight in Da Nang, Republic of Vietnam and as a surgeon at Hamilton AFB in California. He also received medical training at various hospitals including Strong Memorial Hospital in New York, Massachusetts General Hospital, Brook General Hospital in England and Boston Children’s Hospital in Massachusetts. We believe Dr. Cosgrove is qualified to serve on the board of directors of New Hims because of his vast medical training and experience working in management and advisory roles.

Kirsten Green. Upon the consummation of the Business Combination, Ms. Green will serve on the board of directors of New Hims. Ms. Green has served as a board observer from June 2018 until formally becoming been a member of the board of directors of Hims in September 2020. Ms. Green is currently the Founder and Managing Director of Forerunner Ventures and has been in this role since Forerunner’s inception in 2010. Currently, Ms. Green also serves on the board of directors of Nordstrom, Inc., Glossier, Draper James, Rockets of Awesome, Ritual, Prose, Faire, the Yes, Curated and Modern Fertility. Prior to founding Forerunner 2010, Ms. Green served as a Senior Accountant at Deloitte for three years, an Associate at Donaldson, Lufkin & Jenrette for one year and Vice President of Banc of America Securities for five years. Ms. Green obtained a B.A. in Business Economics from UCLA and holds a CPA license and CFA certification. We believe Ms. Green is qualified to serve on the board of directors of New Hims because of her experience with and knowledge of the business of Hims and her experience as a venture capital investor and advisor.

Jules Maltz. Upon the consummation of the Business Combination, Mr. Maltz will serve on the board of directors of New Hims. Mr. Maltz has been a member of the board of directors of Hims since April 2019. Mr. Maltz joined Institutional Venture Partners in August 2008 and is currently a General Partner. He has over 15 years of venture capital and start-up experience. Mr. Maltz focuses on later-stage venture investments in rapidly growing software and Internet companies. Mr. Maltz is currently a board member of G2, Hopin, Indiegogo and Tala, and was previously a board member of NerdWallet, Oportun, RetailMeNot, TuneIn, Buddy Media and Yext. Prior to joining Institutional Venture Partners in 2008, Mr. Maltz worked for 3i, a leading global venture capital firm. Mr. Maltz received a Bachelor of Arts degree in economics from Yale University and received an M.B.A. from Stanford University. We believe Mr. Maltz is qualified to serve on the board of directors of New Hims because of his extensive experience investing in and advising rapidly growing emerging growth companies.

David Wells. Upon the consummation of the Business Combination, Mr. Wells will serve on the board of directors of New Hims. Mr. Wells has been a member of the board of directors of Hims since September 2020. Mr. Wells is considered a financial expert, having served as a public company Chief Financial Officer and Audit Committee Chair. He most recently served as the CFO of Netflix for 8 years from December 2010 to January 2019. During his time at Netflix, Mr. Wells served as overall head of Financial Planning & Analysis and spent two years, from July 2015 to July 2017, living in and performing his role from the Netherlands as part of building up Netflix’s European operations. He currently serves on the board of directors of The Trade Desk, a public company that provides a technology platform for advertising buyers, joining in December 2015 and serving as the chair of the audit committee and a member of the compensation committee, and Transferwise, a private technology company, joining in January 2019, where he is co-chairperson of the board of directors. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.A./M.P.P. Magna Cum Laude from the University of Chicago. We believe Mr. Wells is qualified to serve on the board of directors of New Hims because of his experience as a public company Chief Financial Officer and financial expertise.

Lynne Chou O’Keefe. Upon the consummation of the Business Combination, Mrs. O’Keefe will serve on the board of directors of New Hims. Mrs. O’Keefe has been a member of the board of directors of Hims since November 2020. Mrs. O’Keefe’s experience includes both healthcare operating and investing roles over the past 16 years. Mrs. O’Keefe has served as the Founder and Managing Partner of Define Ventures since October 2018 and serves on the boards of private companies including Lightship, Tia, and Folx Health. Previously, Mrs. O’Keefe was a Partner in the Life Sciences Group of Kleiner Perkins from June 2013 to October 2018, and served on the boards of private companies including Livongo, Lumeris, Mango Health, and multiple other companies. Mrs. O’Keefe received a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard Business School.

Family Relationships

There are no family relationships among any of the individuals who shall serve as directors or executive officers of New Hims following the consummation of the Business Combination.

Board Composition

Upon the consummation of the Business Combination, the board of directors of New Hims will be comprised of directors.

Director Independence

Upon the consummation of the Business Combination, the board of directors of New Hims is expected to determine that each of the directors other than Andrew Dudum will qualify as independent directors, as defined under the listing rules of the NYSE. In addition, New Hims will be subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.

Controlled Company

Because Mr. Dudum will control a majority of the outstanding voting power of New Hims upon consummation of the Business Combination, New Hims will be a “controlled company” under the corporate governance rules of the NYSE. Therefore, New Hims will not be required to have a majority of its board of directors be independent, nor will New Hims be required to have a compensation committee or an independent nominating function. Despite being a “controlled company,” the board of directors of New Hims will have a majority of independent directors immediately after the Closing and, an independent compensation committee. The board of directors of New Hims is not expected to have an independent nominating function.

Board Oversight of Risk

Upon the consummation of the Business Combination, one of the key functions of the board of directors of New Hims will be informed oversight of New Hims’ risk management process. The board of directors of New Hims does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors of New Hims as a whole, as well as through various standing committees of the board of directors of New Hims that address risks inherent in their respective areas of oversight. For example, New Hims audit committee will be responsible for overseeing the management of risks associated with New Hims’ financial reporting, accounting, and auditing matters; New Hims’ compensation committee will oversee the management of risks associated with compensation policies and programs.

Board Committees

Upon the consummation of the Business Combination, the board of directors of New Hims will establish an audit committee and a compensation committee. New Hims is not expected to have a nominating and corporate governance committee immediately following the consummation of the Business Combination. The board of directors of New Hims may establish other committees to facilitate the management of New Hims’ business. The board of directors of New Hims and its committees will set schedules for meetings throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The board of directors of New Hims will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of the audit and compensation committees of the board of directors of New Hims is expected to qualify as an independent director in accordance with the listing standards of the NYSE. Each committee of the board of directors of New Hims will have a written charter approved by New Hims’ board of directors. Upon the consummation of the Business Combination, copies of each charter will be posted on New Hims’ website at

www.forhims.com under the Investor Relations section. The inclusion of New Hims’ website address in this proxy statement does not include or incorporate by reference the information on the website of Hims (or its affiliates) into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the board of directors of New Hims.

Audit Committee

Upon the consummation of the Business Combination, the members of the audit committee are expected to be Kirsten Green, Lynne Chou O’Keefe and David Wells, each of whom can read and understand fundamental financial statements. The board of directors of New Hims is expected to determine that each of Ms. Green, Ms. Chou O’Keefe and Mr. Wells is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Mr. Wells will be the chair of the audit committee. The board of directors of New Hims is expected to determine that each of Ms. Green and Ms. Chou O’Keefe and Mr. Wells qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE. New Hims’ audit committee will assist the board of directors of New Hims with its oversight of the following: the integrity of New Hims’ financial statements; New Hims’ compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of New Hims’ internal audit function and risk assessment and risk management. Among other things, New Hims’ audit committee will be responsible for reviewing and discussing with our management the adequacy and effectiveness of New Hims’ disclosure controls and procedures. The audit committee will also discuss with New Hims’ management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of New Hims’ financial statements, and the results of the audit, quarterly reviews of New Hims’ financial statements and, as appropriate, will initiate inquiries into certain aspects of New Hims’ financial affairs. New Hims’ audit committee will be responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by New Hims’ employees of concerns regarding questionable accounting or auditing matters. In addition, New Hims’ audit committee will have direct responsibility for the appointment, compensation, retention, and oversight of the work of New Hims’ independent registered public accounting firm. New Hims’ audit committee will have sole authority to approve the hiring and discharging of New Hims’ independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. New Hims’ audit committee will review and oversee all related person transactions in accordance with New Hims’ policies and procedures.

Compensation Committee

Upon the consummation of the Business Combination, the members of New Hims’ compensation committee are expected to be Mr. Maltz, Mr. Bard, and Ms. Green and Mr. Maltz will be the chair of the compensation committee. The board of directors of New Hims is expected to determine that each member of New Hims’ compensation committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. New Hims’ compensation committee will assist the board of directors of New Hims in discharging certain of New Hims’ responsibilities with respect to compensating New Hims’ executive officers, and the administration and review of New Hims’ incentive plans for employees and other service providers, including New Hims’ equity incentive plans, and certain other matters related to New Hims’ compensation programs.

Code of Conduct

Upon the consummation of the Business Combination, the board of directors of New Hims will adopt a Code of Conduct. The Code of Conduct will apply to all of New Hims’ employees, officers, and directors, as well as all of its contractors, consultants, suppliers, and agents in connection with their work for New Hims. Upon the consummation of the Business Combination, the full text of New Hims’ Code of Conduct will be posted on New Hims’ website at www.forhims.com under the Investor Relations section. New Hims intends to disclose future amendments to, or waivers of, New Hims’ Code of Conduct, as and to the extent required by SEC regulations, at the same location on New Hims’ website identified above or in public filings. Information contained on New Hims’ website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on New Hims’ website to be part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Hims’ compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the board of directors of New Hims or the compensation committee thereof. Certain members of the compensation committee may be deemed to have an interest in certain transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act that are disclosed in “Certain Relationships and Related Person Transactions—Hims” which disclosure is hereby incorporated by reference in this section.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of OAC ordinary shares as of the record date and of New Hims Class A Common Stock and New Hims Class V Common Stock immediately following consummation of the Business Combination by:

•	each person known by OAC to be the beneficial owner of more than 5% of OAC’s outstanding ordinary shares on the record date;

•	each person known by OAC who may become beneficial owner of more than 5% of New Hims’ outstanding Common Stock immediately following the Business Combination;

•	each of OAC’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Hims upon consummation of the Business Combination;

•	all of OAC’s current executive officers and directors as a group; and

•	all of New Hims’ executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

			After Business Combination
	Prior to Business Combination(2)		Assuming No Redemptions(3)				Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Ordinary Shares	%	Number of Shares of New Hims Class A Common Stock	%	Number of Shares of New Hims Class V Common Stock	%	Number of Shares of New Hims Class A Common Stock	%	Number of Shares of New Hims Class V Common Stock	%
Directors and executive officers prior to the Business Combination:
Patrick McCaney	—	—	—	—	—	—	—	—	—	—
Alexander Taubman	—	—	—	—	—	—	—	—	—	—
Zaid Pardesi	—	—	—	—	—	—	—	—	—	—
Mathew Pendo	—	—	—	—	—	—	—	—	—	—
John Frank	—	—	—	—	—	—	—	—	—	—
Andrea Wong	—	—	—	—	—	—	—	—	—	—
Anthony Grillo	—	—	—	—	—	—	—	—	—	—
Paul Meister	—	—	—	—	—	—	—	—	—	—
All directors and executive officers prior to the Business Combination (eight persons)	—	—	—	—	—	—	—	—	—	—
Directors and executive officers after the Business Combination:
Andrew Dudum(5)	—	—	27,678,742	14.6%	8,603,008	100%	27,678,267	15.2%	8,603,008	100%
Spencer Lee(6)	—	—	1,702,431	*	—	—	1,702,431	1.0%	—	—
Patrick Carroll(7)	—	—	364,448	*	—	—	364,448	*	—	—
Melissa Baird(8)	—	—	2,090,291	1.1%	—	—	2,090,291	1.2%	—	—
Soleil Boughton(9)	—	—	716,572	*	—	—	716,572	*	—	—
Alex Bard(10)	—	—	10,434,476	5.7%	—	—	10,434,476	6.0%	—	—
Toby Cosgrove(11)	—	—	91,112	*	—	—	91,112	*	—	—
Kirsten Green(12)	—	—	9,792,894	5.4%	—	—	9,792,894	5.6%	—	—
Jules Maltz(13)	—	—	20,478,763	11.2%	—	—	20,478,763	11.7%	—	—
Lynne Chou O’Keefe(14)	—	—	158,459	*	—	—	158,459	*	—	—
David Wells	—	—	—	—	—	—	—	—	—	—
All directors and executive officers after the Business Combination as a group (11 persons) (15)	—	—	73,508,188	37.9%	8,603,008	100%	73,508,188	39.4%	8,603,008	100%
Five Percent Holders:
Oaktree Acquisition Holdings, L.P.(16),(17)	5,031,250	20.0%	3,773,437	2.1%	—	—	3,773,437	2.2%	—	—
First Pacific Advisors, LP and affiliates(18)	1,550,000	6.2%	1,550,000	*	—	—	1,550,000	*	—	—
Governors Lane LP and affiliates(19)	1,200,000	4.8%	1,200,000	*	—	—	1,200,000	*	—	—
Millennium Management LLC(20)	1,310,360	5.2%	1,310,360	*	—	—	1,310,360	*	—	—
Entities affiliated with Atomic Labs(21)	—	—	10,878,761	5.9%	—	—	10,878,761	6.2%	—	—
Entities affiliated with Forerunner Ventures(22)	—	—	9,792,894	5.4%	—	—	9,792,894	5.6%	—	—
Entities affiliated with Institutional Venture Partners(23)	—	—	20,478,763	11.2%	—	—	20,478,763	11.7%	—	—
Entities affiliated with NewView Capital(24)	—	—	14,771,344	8.1%	—	—	14,771,344	8.4%	—	—
Entities affiliated with Redpoint Ventures(25)	—	—	10,434,476	5.7%	—	—	10,434,476	6.0%	—	—
Entities affiliated with Thrive Capital Partners V, L.P.(26)	—	—	15,383,356	8.4%	—	—	15,383,356	8.8%	—	—
Jack Abraham(27)	—	—	24,196,062	13.2%	—	—	24,196,062	13.8%	—	—
Disruptive Technology Solutions XI, LLC(28)	—	—	9,234,217	5.0%	—	—	9,234,217	5.3%	—	—

*	Less than 1%
1.

Unless otherwise noted, the business address of each of the following entities or individuals is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Unless otherwise noted, the business address of each person who will become an executive officer or a director of New Hims upon consummation of the Business Combination is 2269 Chestnut Street, #523, San Francisco, California 94123.

2.

Prior to the Business Combination, the percentage of beneficial ownership of OAC on the record date is calculated based on (i) 20,125,000 Class A ordinary shares and (ii) 5,031,250 Class B ordinary shares, in each case, outstanding as of such date.

3.

The expected beneficial ownership of New Hims immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing had occurred on November 20, 2020, is based on (A) 183,199,127 shares of New Hims Class A Common Stock outstanding as of such date, and consists of (i) 20,125,000 Class A ordinary shares that will convert into a like number of shares of New Hims Class A Common Stock, (ii) 3,773,437 Class B ordinary shares that will convert into a like number of shares of New Hims Class A Common Stock, (iii) 151,800,690 shares of New Hims Class A Common Stock that will be issued to the holders of shares of common stock and preferred stock of Hims, including 14,218,440 Earn Out Shares, (iv) 7,500,000 shares of New Hims Class A Common Stock that will be issued in the PIPE Financing and (B) 8,603,008 shares of New Hims Class V Common Stock outstanding as of such date. The number of outstanding shares of New Hims Class A Common Stock, as set forth in subsection (iii) above, and New Hims Class V Common Stock is based on the capitalization of Hims as of November 20, 2020, and assumes (W) that no shares of Hims capital stock are repurchased by Hims in the Hims Pre-Closing Redemption, (X) that none of the stockholders set forth in the table above acquire or dispose of securities prior to the Closing, including in connection with the satisfaction of amounts due under certain promissory notes issued to Hims or the Hims Pre-Closing Redemption, (Y) that a holder of Hims Class A common stock will receive the following for each outstanding share of Hims Class A common stock at the Closing (based on the calculation of the applicable exchange amounts as of November 20, 2020): (1) an estimated 0.4556 share of New Hims Class A Common Stock, (2) an estimated 0.0028 warrant exercisable for New Hims Class A Common Stock and (3) an estimated 0.0443 Earn Out Share and (Z) that a holder of Hims Class V common stock will receive the following for each outstanding share of Hims Class V common stock at the Closing: (1) an estimated 0.4556 shares of New Hims Class V Common Stock, (2) an estimated 0.0028 warrants exercisable for New Hims Class A Common Stock and (3) an estimated 0.0443 Earn Out Shares. The number of shares of New Hims Class A Common Stock and New Hims Class V Common Stock issuable in the Business Combination to each holder of equity awards or shares of common stock and preferred stock of Hims remains subject to change until the Closing pursuant to the terms of the Merger Agreement. If any of the ratios set forth in subsection (Z) of the foregoing sentence change prior to Closing in accordance with the Merger Agreement, including as a result of changes in the pre-Closing capitalization of Hims, the beneficial ownership of the stockholders in the table above will be subject to corresponding adjustment. For purposes of calculating shares outstanding and the expected beneficial ownership of each stockholder in the table above, shares of New Hims Class A Common Stock underlying assumed RSUs, Earn Out RSUs and warrants were excluded because such shares may not be settled or exercisable within 60 days.

4.

The expected beneficial ownership of New Hims immediately upon consummation of the Business Combination, assuming holders of 7,822,956 of OAC’s public shares exercise their redemption rights in connection therewith and the Closing had occurred on November 20, 2020, is based on (A) 175,376,171 shares of New Hims Class A Common Stock outstanding as of such date, and consists of (i) 12,302,044 Class A ordinary shares that will convert into a like number of shares of New Hims Class A Common Stock, (ii) 3,773,437 Class B ordinary shares that will convert into a like number of shares of New Hims Class A Common Stock, (iii) 151,800,690 shares of New Hims Class A Common Stock that will be issued to the holders of shares of common stock and preferred stock of Hims, including 14,218,440 Earn Out Shares, (iv) 7,500,000 shares of New Hims Class A Common Stock that will be issued in the PIPE Financing and (B) 8,603,008 shares of New Hims Class V Common Stock outstanding as of such date. The number of outstanding shares of New Hims Class A Common Stock, as set forth in subsection (iii) above, and New Hims Class V Common Stock is based on the capitalization of Hims as of November 20, 2020, and assumes (W) that no shares of Hims capital stock are repurchased by Hims in the Hims Pre-Closing Redemption, (X) that none of the stockholders set forth in the table above acquire or dispose of securities prior to the Closing, including in connection with the satisfaction of amounts due under certain promissory notes issued to Hims or the Hims Pre-Closing Redemption, (Y) that a holder of Hims Class A common stock will receive the following for each outstanding share of Hims Class A common stock at the Closing (based on the calculation of the applicable exchange amounts as of November 20, 2020): (1) an estimated 0.4556 share of New Hims Class A Common Stock, (2) an estimated 0.0028 warrant exercisable for New Hims Class A Common Stock and (3) an estimated 0.0443 Earn Out Share and (Z) that a holder of Hims Class V common stock will receive the following for each outstanding share of Hims Class V common stock at the Closing: (1) an estimated 0.4556 shares of New Hims Class V Common Stock, (2) an estimated 0.0028 warrants exercisable for New Hims Class A Common Stock and (3) an estimated 0.0443 Earn Out Shares. The number of shares of New Hims Class A Common Stock and New Hims Class V Common Stock issuable in the Business Combination to each holder of equity awards or shares of common stock and preferred stock of Hims remains subject to change until the Closing pursuant to the terms of the Merger Agreement. If any of the ratios set forth in subsection (Z) of the foregoing sentence change prior to Closing in accordance with the Merger Agreement, including as a result of changes in the pre-Closing capitalization of Hims, the beneficial ownership of the stockholders in the table above will be subject to corresponding adjustment. For purposes of calculating shares outstanding and the expected beneficial ownership of each stockholder in the table above, shares of New Hims Class A Common Stock underlying assumed RSUs, Earn Out RSUs and warrants were excluded because such shares may not be settled or exercisable within 60 days.

5.

Includes (i) 10,937,445 shares of New Hims Class A Common Stock held by trusts affiliated with Mr. Dudum, (ii) 8,603,008 shares of New Hims Class V Common Stock held by a trust affiliated with Mr. Dudum, (iii) 1,900,574 Earn Out Shares held by trusts affiliated with Mr. Dudum, (iv) 6,529,267 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days,

(v) 7,574,713 shares of New Hims Class A Common Stock held by Atomic Labs II, L.P. and (vi) 736,743 Earn Out Shares held by Atomic Labs II, L.P. Mr. Dudum may be deemed to share voting or dispositive power over the shares held by Atomic Labs II, L.P.
6.	Includes 1,702,431 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days.
7.	Includes 364,448 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days.
8.	Includes (i) 91,112 shares of New Hims Class A Common Stock, (ii) 8,861 Earn Out Shares and (iii) 1,990,318 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days.
9.	Includes (i) 341,670 shares of New Hims Class A Common Stock, (ii) 33,232 Earn Out Shares and (iii) 341,670 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days.
10.	Includes the shares of New Hims Class A Common Stock referenced in footnote 25.
11.	Includes 91,112 shares of New Hims Class A Common Stock underlying a stock option exercisable within 60 days.
12.	Includes the shares of New Hims Class A Common Stock referenced in footnote 22.
13.	Includes the shares of New Hims Class A Common Stock referenced in footnote 23.
14.

Includes (i) 144,413 shares of New Hims Class A Common Stock held by Define Ventures Fund I, L.P. and (ii) 14,046 Earn Out Shares held by Define Ventures Fund I, L.P. Ms. Chou O’Keefe may be deemed to share voting or dispositive power over the shares held by Define Ventures Fund I, L.P.

15.

Includes (i) 56,187,219 shares of New Hims Class A Common Stock, (ii) 6,301,723 Earn Out Shares, (iii) 11,019,246 shares of New Hims Class A Common Stock underlying stock options exercisable within 60 days and (iv) 8,603,008 shares of New Hims Class V Common Stock.

16.

The shares reported are held in the name of OAC’s Sponsor. The general partner of OAC’s Sponsor is Oaktree Acquisition Holdings GP Ltd. (“GP”), which has the ability to direct the management of the Sponsor, including the power to vote and dispose of securities held by the Sponsor. Oaktree, in its capacity as the director of GP, has the ability to direct the management of GP’s business. Oaktree Capital Management GP, LLC (“Management GP”), in its capacity as the director of Oaktree, has the ability to direct the management of Oaktree’s business. Atlas OCM Holdings, LLC (“Atlas”), in its capacity as the sole managing member of Management GP, has the ability to direct the management of Management GP’s business. Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the indirect owner of Atlas’ class B units, has the ability to ability to appoint and remove certain directors of Atlas. Brookfield Asset Management, Inc. (“BAM”), in its capacity as the indirect owner of each of OCGH GP’s and Atlas’ class A units, has the ability to appoint and remove certain directors of Atlas. Partners Limited (“Partners”), in its capacity as the sole owner of BAM’s Class B limited voting shares, has the ability to appoint and remove certain directors of BAM. Therefore, GP, Oaktree, Management GP, Atlas, OCGH GP, BAM and Partners may be deemed to have indirect beneficial ownership of the Class B ordinary shares held by the Sponsor. The business address of each of GP, Oaktree, Management GP, Atlas, OCGH GP, BAM and Partners is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

17.

Prior to the Business Combination, includes 5,031,250 Class B ordinary shares. Does not include 4,016,667 Class A ordinary shares underlying private placement warrants that may not become exercisable within 60 days of the date hereof.

18.

Includes Class A ordinary shares beneficially held by First Pacific Advisors, LP, a Delaware limited partnership, J. Richard Atwood, a United States citizen, and Steven T. Romick, a United States citizen, based solely on the Schedule 13G filed jointly by First Pacific Advisors, LP, J. Richard Atwood, and Steven T. Romick, with the SEC on February 13, 2020. The business address of each of First Pacific Advisors, LP, J. Richard Atwood, and Steven T. Romick is 11601 Wilshire Blvd., Suite 1200, Los Angeles, CA 90025.

19.

Includes Class A ordinary shares beneficially held by Governors Land Master Fund LP, a Delaware partnership (“Master Fund”), Governors Lane LP, a Delaware partnership (“Partner”), Governors Lane Fund General Partner LLC, a Delaware limited liability company (“General Partner”), and Isaac Corre (“Corre”), a United States Citizen, based solely on the Schedule 13G/A filed jointly by Master Fund, Partner, General Partner, and Corre, with the SEC on February 13, 2020. The business address of each of Master Fund, Partner, General Partner, and Corre is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.

20.

Includes Class A ordinary shares beneficially held by Integrated Core Strategies (US) LLC, a Delaware limited liability corporation (“Core”), Riverview Group LLC, a Delaware limited liability company (“Riverview”), Millennium Management LLC, a Delaware limited liability company (“Millennium”), Millennium Group Management LLC, a Delaware limited liability company (“Management”), and Israel A. Englander, a United States citizen (“Englander”), based solely on the Schedule 13G/A filed jointly by Core, Riverview, Millennium, Management, and Englander, with the SEC on January 7, 2020. The business address of each of Core, Riverview, Millennium, Management, and Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

21.

Includes (i) 1,192,721 shares of New Hims Class A Common Stock and 116,008 Earn Out Shares held by Atomic Labs I, L.P., (ii) 891,545 shares of New Hims Class A Common Stock and 86,714 Earn Out Shares held by Atomic Labs I-B, L.P., (iii) 7,574,713 shares of New Hims Class A Common Stock and 736,743 Earn Out Shares held by Atomic Labs II, L.P. and (iv) 255,470 shares of New Hims Class A Common Stock and 24,847 Earn Out Shares held by Atomic Incentives, LLC. Jack Abraham is the majority member and sole manager of Atomic Labs, LLC, which is the sole member and manager of Atomic Incentives, LLC. In addition, Jack Abraham is the sole member of Atomic Labs GP I, LLC, which is the general partner and manager of Atomic Labs I, L.P. and Atomic Labs, I-B, L.P. Atomic Labs GP I, LLC has designated its management rights as manager of Atomic Labs I, L.P. and Atomic Labs I-B, L.P. to Atomic Labs, LLC. Both Jack Abraham and Andrew Dudum, who will serve as Chief Executive Officer and as a director of New Hims, are managing members of Atomic GP II, LLC. Atomic GP II, LLC is the general partner and manager of Atomic Labs II, L.P. Atomic GP II, LLC has designated its management rights as manager of Atomic Labs II, L.P. to Atomic Labs, LLC. As majority member and sole manager of Atomic Labs, LLC, Jack Abraham may be deemed to have voting and dispositive power over the shares held by Atomic Labs I, L.P., Atomic Labs I-B, L.P., Atomic Labs II, L.P. and Atomic Incentives, LLC. The business address of each of the entities identified in this footnote is c/o Atomic Labs, LLC, 1 Letterman Drive, Suite C-3500, San Francisco, CA 94129.

22.

Includes (i) 758,185 shares of New Hims Class A Common Stock and 73,743 Earn Out Shares held by Forerunner Builders II, L.P. and (ii) 8,166,649 shares of New Hims Class A Common Stock and 794,317 Earn Out Shares held by Forerunner Partners III, L.P. Forerunner Ventures GP III, LLC is the general partner of Forerunner Builders II, L.P. and Forerunner Partners III, L.P. Kirsten Green and Eurie Kim are the managing members of Forerunner Ventures GP III, LLC and may be deemed to share voting and dispositive power over the shares held by Forerunner Builders II, L.P. and Forerunner Partners III, L.P. The business address of each of the entities identified in this footnote is c/o Forerunner Ventures, 1161 Mission Street, Suite 300, San Francisco, CA 94103.

23.

Includes (i) 49,381 shares of New Hims Class A Common Stock and 4,803 Earn Out Shares held by Institutional Venture Partners XV Executive Fund, L.P. (“IVP XV Executive Fund”), (ii) 9,282,362 shares of New Hims Class A Common Stock and 902,835 Earn Out Shares held by Institutional Venture Partners XV Fund, L.P. (“IVP XV”) and (iii) 9,331,744 shares of New Hims Class A Common Stock and 907,638 Earn Out Shares held by Institutional Venture Partners XVI Fund, L.P. (“IVP XVI”). Institutional Venture Management XV LLC is the general partner of IVP XV Executive Fund and IVP XV. Institutional Venture Management XVI LLC is the general partner of Institutional Venture Management XVI LLC. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, Jules A. Maltz, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XV LLC and Institutional Venture Management XVI LLC and may be deemed to share voting and dispositive power over the shares held by IVP XV Executive Fund, IVP XV and IVP XVI. The business address of each of the entities identified in this footnote is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2 Suite 250, Menlo Park, CA 94025.

24.

Includes (i) 4,622,722 shares of New Hims Class A Common Stock and 449,622 Earn Out Shares held by NewView Capital Fund I, L.P. (“NewView Fund I”) and (ii) 8,839,262 shares of New Hims Class A Common Stock and 859,738 Earn Out Shares held by NewView HMS SPV, LLC (“NewView SPV”). NewView Capital Partners I, LLC is the general partner of NewView Fund I and NewView HMS Partners, LLC is the managing member of NewView SPV. Ravi Viswanathan is the managing member of NewView Capital Partners I, LLC and the manager of NewView HMS Partners, LLC and therefore may be deemed to hold voting and dispositive power over the shares held by NewView Fund I and NewView SPV. The business address of each of the entities identified in this footnote is c/o NewView Capital, 1201 Howard Avenue, Suite 101, Burlingame, CA 94010.

25.

Includes (i) 9,224,260 shares of New Hims Class A Common Stock and 897,184 Earn Out Shares held by Redpoint Ventures VI, L.P. (“RV VI”) and (ii) 285,285 shares of New Hims Class A Common Stock and 27,747 Earn Out Shares held by Redpoint Associates VI, L.L.C. (“RA VI”). Redpoint Ventures VI, LLC (“RV VI LLC”) is the sole general partner of RV VI. Voting and dispositive decisions with respect to the shares held by RV VI and RA VI are made by the managers of RV VI LLC and RA VI: Alexander Bard, Jeffrey D. Brody, Satish Dharmaraj, Christopher B. Moore, Scott C. Raney, Tomasz Tunguz and David Yuan. The business address of each of the entities identified in this footnote is c/o Redpoint Ventures, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

26.

Includes (i) 13,765,268 shares of New Hims Class A Common Stock and 1,338,859 Earn Out Shares held by Thrive Capital Partners V, L.P. (“Thrive V”) and (ii) 254,478 shares of New Hims Class A Common Stock and 24,751 Earn Out Shares held by Claremount V Associates, L.P. (“Claremount V”). Thrive Partners V GP, LLC (“Thrive V GP”) is the general partner of each of Thrive V and Claremount V. Joshua Kushner is the sole managing member of Thrive V GP (the “Managing Member”) and, in his capacity as Managing Member of Thrive V GP, has voting and dispositive power over the shares held by Thrive V and Claremount V. The business address of each of the entities identified in this footnote is c/o Thrive Capital, 295 Lafayette Street, Suite 701, New York, NY 10012.

27.

Includes (i) the shares held by the entities affiliated with Atomic Labs referenced in footnote 21, (ii) 7,474,360 shares of New Hims Class A Common Stock and 726,982 Earn Out Shares held by F41 Investments LLC, (iii) 657,317 shares of New Hims Class A Common Stock and 63,933 Earn Out Shares held by Jack Abraham and (iv) 4,005,154 shares of New Hims Class A Common Stock and 389,555 Earn Out Shares held by The Jack Abraham 2020 Irrevocable Trust A. Mr. Abraham may be deemed to hold voting and dispositive power over all of these shares. The address of Mr. Abraham is Atomic Labs, LLC, 1 Letterman Drive, Suite C-3500, San Francisco, CA 94129.

28.

Includes 8,415,678 shares of New Hims Class A Common Stock and 818,539 Earn Out Shares held by Disruptive Technology Solutions XI, LLC (“DTS XI”). Disruptive Technology Advisers LLC (“DTA”) is the investment adviser to DTS XI. Alexander Davis is the Chief Executive Officer of DTA and has sole voting and investment power with respect to the common stock held by DTS XI. The address for DTS XI is 1801 Century Park East, Suite 2220, Los Angeles, California 90067.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—OAC

Class B Ordinary Shares

In April 2019, prior to OAC’s initial public offering, OAC issued 4,312,500 founder shares to Sponsor in exchange for a capital contribution of $25,000, or approximately $0.006 per share. On June 26, 2019, OAC effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250.

Pursuant to the Sponsor Agreement, the Sponsor will, among other things, surrender and forfeit for no consideration 25.0% of the Class B ordinary shares for no consideration and as a capital contribution to OAC to be effectuated in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited Class B ordinary shares is being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Private Placement Warrants

Simultaneous with the consummation of OAC’s initial public offering, OAC consummated a private placement pursuant to which Sponsor purchased 4,016,667 private placement warrants at a price of $1.50 per private placement warrant, generating total proceeds of $6,025,000.

Pursuant to the Sponsor Agreement, Sponsor will, among other things, surrender and forfeit for no consideration 25.0% of the private placement warrants for no consideration and as a capital contribution to OAC to be effectuated in connection with the consummation of the Business Combination. A number of securities equal to such surrendered and forfeited private placement warrants is being issued to Hims Equityholders as warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Agreement.”

Related Party Loans

On March 2, 2020, Sponsor agreed to loan OAC an aggregate of up to $300,000 to cover expenses related to OAC’s initial public offering pursuant to an expense reimbursement agreement (the “Expense Reimbursement Agreement”). On November 18, 2019, OAC repaid this advance in full.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. To date, OAC had no outstanding borrowings under any arrangement. Pursuant to the Merger Agreement, OAC waived the right to convert any such loans into warrants of New Hims.

Administrative Services Agreement

Effective June 4, 2020, OAC entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services, and support services to an affiliate of the Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of OAC.

OAC Registration and Shareholder Rights Agreement

OAC has previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any), and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

Sponsor Registration Rights Agreement

At the Closing, New Hims intends to enter into the Sponsor Registration Rights Agreement, which will terminate and replace the OAC Registration and Shareholder Rights Agreement and pursuant to which, among other things, the Sponsor will be granted certain registration rights with respect to its shares of New Hims Class A Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Registration Rights Agreement.”

Certain Relationships and Related Person Transactions—Hims

References to share numbers and prices per share are to Hims capital stock and the prices thereof before the Business Combination. Adjustments to such share numbers and prices per share have not been made to give effect to the Business Combination.

In addition to the compensation arrangements, including employment, termination of employment, change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management of New Hims Following the Business Combination” and “Executive Compensation” and the registration rights described in the section titled “Business Combination Proposal—Related Agreements” the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	Hims was, or will be, a participant;

•	the amount involved exceeded, or will exceed, $120,000; and

•

any director, executive officer, holder of 5% or more of any class of its capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Hims Recapitalization

In order to implement the dual class common stock structure that will result in Andrew Dudum, including his affiliates and permitted transferees, holding approximately 90% of the aggregate voting power of the capital stock of New Hims on a fully-diluted basis immediately following the Business Combination, the board of directors and requisite stockholders of Hims approved the Hims Recapitalization pursuant to which each share of Hims preferred stock and Hims Class F common stock will convert into Hims Class A common stock at the applicable then-effective conversion rate, contingent upon the closing of the Business Combination and immediately prior to the Effective Time. As part of the Hims Recapitalization, a portion of the outstanding shares of Hims Class A common stock held by Mr. Dudum and his affiliates and permitted transferees representing approximately 33% of the sum of (a) the number of shares of Hims capital stock held by Mr. Dudum and his affiliates and permitted transferees plus (b) the underlying vested and unvested Hims equity awards held by Mr. Dudum will be exchanged for shares of Hims Class V common stock. This exchange of Hims Class A common stock for Hims Class V common stock will occur pursuant to a share exchange agreement between Mr. Dudum and his affiliates, Hims and New Hims. Under the terms of this share exchange agreement, New Hims agrees to treat the share exchange as a tax-free transaction and agrees to indemnify Mr. Dudum for taxes and any applicable penalties and associated costs if such exchange is not tax free. In accordance with the Merger Agreement, the Hims Class V common stock received by Mr. Dudum and his affiliates in the exchange will convert into the right to receive shares of New Hims Class V Common Stock.

The New Hims Class V Common Stock will be entitled to dividends and will rank equally to the New Hims Class A Common Stock upon any liquidation. Each share of New Hims Class V Common Stock will be entitled to 175 votes per share. Immediately following the Closing, and by virtue of his holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold, directly or indirectly, approximately 90% of the voting power of the capital stock of New Hims on a fully-diluted basis.

Equity Financings

Sale of Series A Preferred Stock

In July and September 2017, Hims sold an aggregate of 41,495,593 shares of its Series A Preferred Stock at a purchase price of $0.1259 per share to accredited investors for an aggregate purchase price of approximately $5.2 million. Additionally, in July 2020, Hims issued 12,676,074 shares of Series A-1 Preferred Stock to Atomic Labs I, L.P. and Atomic Labs I-B, L.P. upon the conversion of approximately $0.8 million in indebtedness. Andrew Dudum and Jack Abraham, a former member of the Hims board of directors and its prior president, are affiliated with Atomic Labs and its associated entities. Each share of Series A Preferred Stock and Series A-1 Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series A Preferred Stock by its executive officers, directors and holders of more than 5% of its capital stock.

	Shares of Series A Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Thrive Capital Partners V, L.P.(1)	19,431,609	$2,446,440
Claremount V Associates, L.P.(2)	359,232	$45,227
Forerunner Partners III, L.P.(3)	4,362,949	$549,295

Total	24,153,790	$3,040,962

(1)	Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(2)	Claremount V Associates, L.P. is an affiliate of Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(3)	Forerunner Partners III, L.P. holds more than 5% of the capital stock of Hims. Kirsten Green a member of Hims’ board of directors, is affiliated with Forerunner Partners III, L.P.

Sale of Series B Preferred Stock

In December 2017 and January 2018, Hims sold an aggregate of 29,269,174 shares of its Series B Preferred Stock at a purchase price of $0.8397 per share to accredited investors for an aggregate purchase price of approximately $24.6 million. Each share of Series B Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series B Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series B Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Thrive Capital Partners V, L.P.(1)	3,507,854	$2,945,545
Claremount V Associates, L.P.(2)	64,850	$54,455
Forerunner Partners III, L.P.(3)	3,572,704	$3,000,000
Redpoint Ventures VI, L.P.(4)	17,327,617	$14,550,000
Redpoint Associates VI, L.L.C.(5)	535,905	$449,999

Total	25,008,930	$20,999,999

(1)	Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(2)	Claremount V Associates, L.P. is an affiliate of Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(3)	Forerunner Partners III, L.P. holds more than 5% of the capital stock of Hims. Kirsten Green a member of Hims’ board of directors, is affiliated with Forerunner Partners III, L.P.
(4)	Redpoint Ventures VI, L.P. holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.
(5)

Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures, which holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.

Sale of Series B-1 Preferred Stock

In January 2018, Hims sold an aggregate of 16,239,038 shares of its Series B-1 Preferred Stock at a purchase price of $0.9237 per share to accredited investors for an aggregate purchase price of approximately $15 million. Each share of Series B-1 Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series B-1 Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series B-1 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Institutional Venture Partners XV, L.P.(1)	8,076,551	$7,460,311
Institutional Venture Partners XVI, L.P.(2)	8,119,519	$7,499,999
Institutional Venture Partners XV Executive Fund, L.P.(3)	42,968	$39,690

Total	16,239,038	$15,000,000

(1)	Institutional Venture Partners XV, L.P. holds more than 5% of the capital stock of Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(2)	For Institutional Venture Partners XVI, L.P. holds more than 5% of the capital stock of Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(3)

Institutional Venture Partners XV Executive Fund, L.P. is an affiliate of Institutional Venture Partners XV, L.P. and Institutional Venture Partners XVI, L.P., which both hold more than 5% of the capital stock of Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.

Sale of Series B-2 Preferred Stock

In June and July 2018, Hims sold an aggregate of 28,931,833 shares of its Series B-2 Preferred Stock at a purchase price of $1.7282 per share to accredited investors for an aggregate purchase price of approximately $50 million. Each share of Series B-2 Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series B-2 Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series B-2 Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Atomic Labs II, L.P.(1)	6,171,136	$10,664,957
Redpoint Ventures VI, L.P.(2)	1,998,032	$3,452,999
Redpoint Associates VI, L.L.C.(3)	61,794	$106,792
Forerunner Partners III, L.P. (4)	1,820,611	$3,146,380
Institutional Venture Partners XVI, L.P.(5)	7,232,959	$12,500,000
Institutional Venture Partners XV, L.P.(6)	7,194,683	$12,433,851
Institutional Venture Partners XV Executive Fund, L.P.(7)	38,276	$66,149

Total	24,517,491	$42,371,128

(1)

Atomic Labs II, L.P. holds more than 5% of the capital stock of Hims. Andrew Dudum, chief executive officer and director of Hims, and Jack Abraham, a former member of the Hims board of directors and its prior president, are both affiliated with Atomic Labs II, L.P.

(2)	Redpoint Ventures VI, L.P. holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.
(3)

Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures, which holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.

(4)	Forerunner Partners III, L.P. holds more than 5% of the capital stock of Hims. Kirsten Green, a member of Hims’ board of directors, is affiliated with Forerunner Partners III, L.P.
(5)	Institutional Venture Partners XVI, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(6)	Institutional Venture Partners XV, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(7)

Institutional Venture Partners XV Executive Fund is an affiliate of Institutional Venture Partners XVI, L.P., which holds more than 5% of the capital stock of Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.

Sale of Series C Preferred Stock

In March April, June and August 2019, Hims sold an aggregate of 29,623,203 shares of its Series C Preferred Stock at a purchase price of $3.47 per share to accredited investors for an aggregate purchase price of approximately $102.8 million. Each share of Series C Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series C Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series C Convertible Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Disruptive Technology Solutions XI, LLC(1)	12,307,918	$42,708,475
Forerunner Partners III, L.P.(2)	288,184	$999,998
Redpoint Ventures VI, L.P.(3)	559,078	$1,940,001
Redpoint Associates VI, LLC(4)	17,291	$60,000
Thrive Capital Partners V, L.P.(5)	70,738	$245,461
Claremount V Associates, L.P.(6)	1,308	$4,539
Institutional Venture Partners XV, L.P.(7)	1,433,298	$4,973,544
Institutional Venture Partners XVI, L.P.(8)	1,440,922	$4,999,999
Institutional Venture Partners XV Executive Fund, L.P.(9)	7,624	$26,456
Define Ventures Fund I, L.P. (10)	288,184	$999,998

Total	16,414,545	$56,958,471

(1)	Disruptive Technology Solutions XI, LLC holds more than 5% of capital stock in Hims.
(2)	Forerunner Partners III, L.P. holds more than 5% of capital stock in Hims, Kirsten Green a member of Hims’ board of directors, is affiliated with Forerunner Partners III, L.P.
(3)	Redpoint Ventures VI, L.P. holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.
(4)

Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures, which holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.

(5)	Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(6)	Claremount V Associates, L.P. is an affiliate of Thrive Capital Partners V, L.P. holds more than 5% of the capital stock of Hims.
(7)	Institutional Venture Partners XV, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(8)	Institutional Venture Partners XVI, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(9)

Institutional Venture Partners XV Executive Fund, L.P Fund is an affiliate of Institutional Venture Partners XVI, L.P., which holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.

(10)	Lynne Chou O’Keefe, a member of Hims’ board directors, is affiliated with Define Ventures Fund I, L.P.

Sale of Series D Preferred Stock

In March, April and July 2020, Hims sold an aggregate of 16,495,335 shares of its Series D Preferred Stock at a purchase price of $3.1545 per share to accredited investors for an aggregate purchase price of approximately $52 million. Each share of Series D Preferred Stock will convert into shares of Hims Class A common stock in connection with the Hims Recapitalization and then be entitled to New Hims Class A Common Stock upon completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Hims’ Series D Preferred Stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series D Convertible Preferred Stock
Purchaser	Number of Shares	Aggregate Gross Consideration ($)
Disruptive Technology Solutions XI, LLC(1)	2,219,052	$7,000,000
Institutional Venture Partners XV, L.P.(2)	835,625	$2,635,979
Institutional Venture Partners XVI, L.P.(3)	840,070	$2,650,001
Institutional Venture Partners XV Executive Fund, L.P.(4)	4,445	$14,022
Redpoint Ventures VI, L.P.(5)	307,497	$969,999
Redpoint Associates VI, L.L.C.(6)	9,510	$29,999
NewView Capital Fund I, L.P.(7)	1,585,037	$4,999,999
Forerunner Builders II, L.P.(8)	1,664,289	$5,250,000

Total	7,465,525	$23,549,999

(1)	Disruptive Technology Solutions XI, LLC holds more than 5% of capital stock in Hims.
(2)	Institutional Venture Partners XV, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(3)	Institutional Venture Partners XVI, L.P. holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.
(4)

Institutional Venture Partners XV Executive Fund, L.P Fund is an affiliate of Institutional Venture Partners XVI, L.P., which holds more than 5% of capital stock in Hims. Jules Maltz, a member of Hims’ board directors, is affiliated with Institutional Venture Partners.

(5)	Redpoint Ventures VI, L.P. holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.
(6)

Redpoint Associates VI, L.L.C. is affiliated with Redpoint Ventures, which holds more than 5% of the capital stock of Hims. Alex Bard, a member of Hims’ board of directors, is affiliated with Redpoint Ventures.

(7)	NewView Capital Fund I, L.P. is affiliated with NewView HMS SPV, LLC, which holds more than 5% of the capital stock of Hims.
(8)

Forerunner Builders II, L.P. is an affiliate of Forerunner Partners III, L.P., which holds more than 5% of capital stock in Hims, Kirsten Green a member of Hims’ board of directors, is affiliated with Forerunner Partners III, L.P.

Amended and Restated Investors’ Rights Agreement

In October 2020, Hims entered into an Amended and Restated Investors’ Rights Agreement (the “A&R IRA”) that will become effective upon the completion of the Business Combination. Under the terms of the A&R IRA, Hims will assign its obligations under the A&R IRA to New Hims such that New Hims will be obligated to take steps to register the shares of New Hims Class A Common Stock held by the former Hims Stockholders after the Closing. The following holders of more than 5% of Hims’ capital stock are party to the A&R IRA: entities affiliated with Thrive Capital Partners V, L.P., entities affiliated with F41 Investments, LLC, entities affiliated with Atomic Labs II, L.P., entities affiliated with Institutional Venture Partners XVI, L.P., entities affiliated with Redpoint Ventures VI, L.P., entities affiliated with NewView HMS SPV, LLC, Disruptive Technology Solutions XI, LLC, and entities affiliated with Forerunner Partners III, L.P. Certain of our directors are affiliated with these stockholders, as set forth in the footnotes in the “—Equity Financings” section below. These stockholders will be entitled to rights with respect to the registration of their shares of New Hims Class A Common Stock after completion of the Business Combination. For a description of these registration rights, see “Business Combination Proposal—Related Agreements”

Indemnification Agreements

The New Hims amended and restated certificate of incorporation that will be in effect on the completion of the Business Combination will contain provisions limiting the liability of directors, and the New Hims amended and restated bylaws that will be in effect on the completion of the Business Combination will provide that New Hims will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. New

Hims’ amended and restated certificate of incorporation and amended and restated bylaws that will be in effect on the completion of the Business Combination will also provide its board of directors with discretion to indemnify its employees and other agents when determined appropriate by the board. In addition, New Hims is expected to enter into an indemnification agreement with each of its directors and executive officers, which require it to indemnify them. For more information regarding these agreements, see the section titled “Description of New Hims Securities—Limitation on Liability and Indemnification of Officers and Directors.” As a matter of practice, prior to the completion of the Business Combination, Hims entered into comparable agreements to indemnify its directors.

Loans to Executive Officers and Directors

In May 2018, Hims entered into a partial-recourse promissory note with Jack Abraham, its prior president and a former member of the Hims board of directors. The note was entered into with Mr. Abraham in connection with his exercise of an option to purchase 3,563,676 shares of Hims Class A common stock at a purchase price of $0.18 per share. The aggregate original principal amount of the note was $641,462. The loan bears interest at a rate of 2.94% per annum, compounded annually. As of September 30, 2020, the outstanding balance of the loan was approximately $687,699, including principal of approximately $641,462 and total accrued unpaid interest of approximately $46,207. Repayment of the note is secured by a stock pledge agreement. Mr. Abraham will either forfeit certain consideration he is entitled to receive at the Closing in order to satisfy the amounts outstanding under this promissory note, or satisfy the outstanding balance of the loan. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.

In May 2018, Hims entered into a partial-recourse promissory note with Andrew Dudum, its Chief Executive Officer and a member of the Hims board of directors. The note was entered into with Mr. Dudum in connection with his exercise of an option to purchase 28,412,741 shares of Hims Class A common stock at a purchase price of $0.18 per share. The aggregate original principal amount of the note was $5,114,293. The loan bore interest at a rate of 2.94%, per annum, compounded annually. As of September 30, 2020, the outstanding balance of the loan was approximately $5,482,699 including principal of approximately $5,114,293 and total accrued unpaid interest of approximately $368,406. Repayment of the note is secured by a stock pledge agreement. Mr. Dudum will either forfeit certain consideration he is entitled to receive at the Closing in order to satisfy the amounts outstanding under this promissory note, or satisfy the outstanding balance of the loan. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.

In September 2018, Hims entered into a partial-recourse promissory note with Soleil Boughton, its Chief Legal Officer. The note was entered into with Ms. Boughton in connection with her option to purchase 350,000 shares of Hims Class A common stock at a purchase price of $0.70 per share. The aggregate original principal amount of the note was $245,000. The loan bore interest at a rate of 3.02%, per annum, compounded annually. As of September 30, 2020, the outstanding balance of the loan was approximately $260,492, including principal of approximately $245,000 and total accrued unpaid interest of approximately $15,492. Repayment of the note is secured by a stock pledge agreement. Ms. Boughton will forfeit certain consideration she is entitled to receive at the Closing in order to satisfy the amounts outstanding under this promissory note. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.

In September 2019, Hims entered into another partial-recourse promissory note with Ms. Boughton. The note was entered into with Ms. Boughton in connection with her exercise of an option to purchase 400,000 shares of Hims Class A common stock at a purchase price of $0.79 per share. The aggregate original principal amount of the note was $316,000. The loan bore interest at a rate of 2.21%, per annum, compounded annually. As of September 30, 2020, the outstanding balance of the loan was approximately $323,110, including principal of approximately $316,000 and total accrued unpaid interest of approximately $7,110. Repayment of the note is secured by a stock pledge agreement. Ms. Boughton will either forfeit certain consideration she is entitled to receive at the Closing in order to satisfy the amounts outstanding under this promissory note, or satisfy the outstanding balance of the loan. This promissory note will be satisfied at or before the Closing in a manner permitted under the terms of the Merger Agreement.

In August 2019, Hims loaned Melissa Waters, its then-Chief Marketing Officer, $1,422,000 pursuant to a partial-recourse promissory note (the “Melissa Waters Note”) for the purpose of financing the acquisition by her of 1,800,000 shares of Hims Class A common stock underlying a stock option. The loan accrues interest at a rate of 2.33% per annum and is due in full on the earlier of (i) August 21, 2029 or (ii) Hims’ consummation of a liquidity event as defined in our restated certificate of incorporation as in effect from time to time. As of September 30, 2020, immediately prior to repayment, the aggregate outstanding balance of the loan was approximately $547,115, including aggregate principal of $533,250 and aggregate accrued and unpaid interest of $13,865. Ms. Waters’ employment with Hims terminated in May 2020 and she is no longer an executive officer of Hims. Upon Ms. Waters’ departure from Hims, Hims repurchased approximately $888,750 worth of shares through the cancellation of $888,750 of Ms. Waters’ outstanding principal pursuant to this promissory note. The remainder of this promissory note will be satisfied at or before the closing of the Business Combination in a manner permitted under the terms of the Merger Agreement.

Warrants

On February 12, 2020, Hims issued a warrant to Institutional Venture Partners XV, L.P. (“IVP”), a holder of greater than 5% of the capital stock of Hims, in relation to IVP’s $4,973,544 investment in Hims’ Series C Preferred Stock financing. This warrant is exercisable until February 12, 2027 for shares of Hims Series C Preferred Stock at a per-share price of $0.01 (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event).

On February 12, 2020, Hims issued a warrant to Forerunner Partners III, L.P. (“Forerunner”), a holder of greater than 5% of the capital stock of Hims, in relation to Forerunner’s investment in Hims’ Series C Preferred Stock financing. This warrant was exercisable until February 12, 2027 for shares of Series C Preferred Stock of Hims at a per-share price of $0.01 (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event) (the “Forerunner Warrant”). On September 15, 2020, Forerunner exercised the Forerunner Warrant by electing to purchase 28,818 shares of Hims Series C Preferred Stock pursuant to the terms of the Forerunner Warrant.

On February 12, 2020, Hims issued a warrant to Disruptive Technology Solutions XI, LLC (“DTA”), a holder of greater than 5% of the capital stock of Hims, in relation to DTA’s investment in Hims’ Series C Preferred Stock financing. This warrant was exercisable until February 12, 2027 for shares of Series C Preferred Stock of Hims at a per-share price of $0.01 (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event) (the “DTA Warrant”). On June 2, 2020, DTA exercised the DTA Warrant by electing to purchase 1,230,791 shares of Hims Series C Preferred Stock pursuant to the terms of the DTA Warrant.

On February 12, 2020, Hims issued a warrant to Redpoint Ventures VI, L.P. (“Redpoint Ventures”), a holder of greater than 5% of the capital stock of Hims, in relation to Redpoint Ventures’ investment in Hims’ Series C Preferred Stock financing. This warrant was exercisable until February 12, 2027 for shares of Series C Preferred Stock of Hims at a per-share price of $0.01 (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event) (the “Redpoint Ventures Warrant”). On June 24, 2020, Redpoint Ventures exercised the Redpoint Ventures Warrant by electing to purchase 55,907 shares of Hims Series C Preferred Stock pursuant to the terms of the Redpoint Ventures Warrant.

On February 12, 2020, Hims issued a warrant to Define Ventures Fund I, L.P. (“Define Ventures”), in relation to Define Ventures’ investment in Hims’ Series C Preferred Stock financing. Lynne Chou O’Keefe, a member of Hims’ board directors, is affiliated with Define Ventures. This warrant was exercisable until February 12, 2027 for shares of Series C Preferred Stock of Hims at a per-share price of $0.01 (subject to equitable adjustment in the event of any further stock split, stock dividend, reverse stock split or similar recapitalization event) (the “Define Ventures Warrant”). On October 20, 2020, Define Ventures exercised the Define Ventures

Warrant by electing to purchase 28,818 shares of Hims Series C Preferred Stock pursuant to the terms of the Define Ventures Warrant.

Each share of Hims’ Series C Preferred Stock will convert automatically into shares of New Hims Class A Common Stock in connection with the completion of the Business Combination and, as a result, Forerunner and IVP will receive warrants to purchase shares of New Hims Class A Common Stock as described in the Merger Agreement.

Secondary Sales

On September 23, 2019, Andrew Dudum, Hims’ Chief Executive Officer and a member of its board of directors, sold 1,627,132 shares of Class A common stock to third party purchasers at $2.7656 per share for aggregate consideration of $4,499,996 pursuant to Class A Common Stock Purchase Agreements. Under the terms of that certain Master Collaboration Agreement, between Hims and such third party purchasers, the purchasers were granted a put right entitling them to sell the shares purchased from Mr. Dudum to Hims at $2.7656 per share for a defined period. The put right expired on March 23, 2020 without the purchasers exercising their rights to sell the shares purchased from Mr. Dudum to Hims.

Hims Pre-Closing Redemption

Prior to and contingent upon the Closing, Hims expects to offer to repurchase and cancel up to $75.0 million of its capital stock from certain eligible Hims Stockholders for a per share amount of cash, payable concurrently with or immediately following the Closing, equal to $4.56, which represents $10.00 multiplied by 0.4556, the estimated number of shares of New Hims Class A Common Stock that would have been issued as merger consideration had the Closing occurred on November 20, 2020 in respect of such repurchased and cancelled shares of Hims capital stock (the “Hims Pre-Closing Redemption”). Only eligible Hims Stockholders are permitted to participate in the Hims Pre-Closing Redemption. A Hims Stockholder will be eligible to sell shares of Hims capital stock in the Hims Pre-Closing Redemption if such stockholder is (i) a current employee of Hims (excluding consultants and advisors) that has been employed by Hims for one year or more as of the date that the Hims Pre-Closing Redemption is launched or (ii) a holder of Hims capital stock that together with its affiliates, including affiliated funds, holds less than 5% of the issued and outstanding shares of Hims capital stock as of the date that the Hims Pre-Closing Redemption is launched. Hims Stockholders participating in the Hims Pre-Closing Redemption are subject to participation caps. No eligible participant may sell more than 10% of the outstanding shares of Hims capital stock held by such participant in the Hims Pre-Closing Redemption. Directors, officers and members of Hims’ senior management team are further restricted and may not sell more than 7% of their outstanding shares of Hims capital stock in the Hims Pre-Closing Redemption. Hims, subject to the consent of OAC, may elect to waive the eligibility criteria and participation caps set forth above in order to repurchase all outstanding shares from certain Hims Stockholders who do not qualify as “Accredited Investors,” as defined pursuant to the rules and regulations promulgated under the Securities Act. To the extent eligible based on the criteria set forth above, the executive officers of Hims and certain funds affiliated with directors may participate in the Hims Pre-Closing Redemption. See “Management of New Hims Following the Business Combination” for a list of Hims’ current executive officers. Hims does not yet know, which, if any, of its stockholders will participate in the Hims Pre-Closing Redemption.

Post-Closing Incentive Bonus

The New Hims Board or a committee thereof may award bonuses to certain Hims employees, including members of management, after the Closing of the Business Combination in an aggregate amount of up to $10.0 million. The bonuses are intended to reward employees who made significant contributions in connection with the Business Combination. Up to 50% of such bonuses may be allocated in the form of New Hims Class A Common Stock or other equity awards exercisable or settleable for New Hims Class A Common Stock. The New Hims Board or a committee thereof will have complete discretion whether or not to award these bonuses and how such bonuses, if any, are allocated among eligible employees. The New Hims Board or a committee thereof will also determine the mix of cash and equity bonus awards. The executive officers of Hims are expected to be eligible for bonus awards should the Closing occur. See “Management of New Hims Following the Business Combination” for a list of Hims’ current executive officers. Hims does not yet know, which, if any, of its executive officers will receive a bonus from the New Hims Board or a committee thereof.

Dudum Family Relationships

In addition to serving as Chief Executive Officer of Hims, Mr. Dudum is an employee at Atomic Labs, LLC (“Atomic Labs”), a venture capital startup studio that launched Hims and provided initial capital and governance support. He also serves as managing member of Atomic GP II, LLC, which is the general partner of Atomic Labs II, L.P. Atomic Labs provided Hims with office space, back-office professional services, and administrative operating expenses. Additionally, an entity affiliated with Atomic Labs (such entity, the “Atomic Affiliate”) provided professional services to Hims, primarily to support engineering and operations functions. All services were provided at cost. For the years ended December 31, 2019 and 2018, Hims recorded a total of $3.2 million and $3.5 million, respectively, for payments made to Atomic Labs and the Atomic Affiliate for services performed and costs incurred on behalf of Hims. The accounts payable balances related to Atomic Labs and the Atomic Affiliate were less than $0.1 million and $0.2 million as of December 31, 2019 and 2018, respectively.

Elena Dudum, sister of Andrew Dudum, served as a product manager beginning in April 2018 through January 2020. During the years ended December 31, 2017, 2018 and 2019, Ms. Dudum had total cash compensation, including base salary, bonus and other compensation, of $0, $93,388, and $139,298, respectively. Ms. Dudum resigned from her employment with Hims in January 2020 and, in exchange for executing a general release and waiver of claims against us, received a lump-sum cash payment of $200. In connection with the commencement of her employment, in April 2018 Ms. Dudum was granted an option to purchase 175,000 shares of our common stock, of which she had vested into 72,916 shares as of her resignation date, all of which she exercised.

John Jack Dudum, Jr., cousin of Andrew Dudum, previously served as an advisor to Hims, but his compensation did not exceed the disclosure threshold in any of the past three fiscal years.

Danielle Dudum, sister of Andrew Dudum, is affiliated with Cherubic Ventures Fund III, L.P. and Cherubic Ventures SSG VII Ltd. (together, “Cherubic Ventures”). Cherubic Ventures Fund III, L.P. purchased 3,971,405 shares of Series A Preferred Stock in a transaction with another stockholder of Hims. This stockholder purchased 1,190,901 shares of Series B Preferred Stock from Hims for aggregate consideration equal to approximately $1.0 million. Cherubic Ventures SSG VII Ltd. Purchased from Hims 720,460 shares of Series C Preferred Stock and a warrant to purchase 72,046 shares of Series C Preferred Stock at $0.01 per share for consideration equal to approximately $2.5 million. Mr. Dudum is also an advisor to Cherubic Ventures.

Miscellaneous

The spouse of Hims’ Chief Operating Officer, Melissa Baird, is the Chief Executive Officer and a stockholder of an entity that licenses certain commercially available software used by Hims in the ordinary course of its business. Amounts paid by Hims to this entity have not exceeded $120,000 in any completed fiscal year. Hims is currently negotiating a new agreement with this entity that may involve payments in excess of $120,000 in future reporting periods.

Policies and Procedures for Related Party Transactions

Upon consummation of the Business Combination, New Hims will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Hims or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of New Hims’ total assets at year end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New Hims’ officers or one of New Hims’ directors;

•	any person who is known by New Hims to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Hims will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

OAC is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Hims, your rights will differ in some regards as compared to when you were a shareholder of OAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of OAC and New Hims according to applicable law and/or the organizational documents of OAC and New Hims. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Hims attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to OAC and New Hims.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of shareholders present in person or represented by proxy at the

	Delaware	Cayman Islands
extraordinary general meeting and entitled to vote on such matter).
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Governing Documents Proposal D).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW HIMS SECURITIES

The following summary of certain provisions of New Hims securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized share capital consists of 2,750,000,000 shares of New Hims Class A Common Stock, 10,000,000 shares of New Hims Class V Common Stock and 275,000,000 shares of New Hims Preferred Stock. We expect to have approximately 183,199,127 shares of New Hims Class A Common Stock and 8,603,008 shares of New Hims Class V Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of OAC’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and the Closing had occurred on November 20, 2020, and 175,376,171 shares of New Hims Class A Common Stock and 8,603,008 shares of New Hims Class V Common Stock outstanding immediately after the consummation of the Business Combination, assuming 7,822,956 of OAC’s outstanding public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.16 per share) are redeemed in connection with the Business Combination and the Closing had occurred on November 20, 2020.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Common Stock

New Hims Class A Common Stock

Voting rights. Each holder of New Hims Class A Common Stock will be entitled to one (1) vote for each share of New Hims Class A Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Hims Preferred Stock, the holders of New Hims Class A Common Stock will not be entitled to vote on any amendment to our Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Hims Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Hims Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of New Hims Preferred Stock, holders of shares of New Hims Class A Common Stock and Class V Common Stock will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of New Hims as may be declared and paid from time to time by the New Hims Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of New Hims Class A Common Stock or New Hims Class V Common Stock (or rights to acquire such shares), then the holders of New Hims Class A Common Stock will receive shares of New Hims Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of New Hims Class V Common Stock will receive shares of New Hims Class V Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of New Hims Class A Common Stock and New Hims Class V Common Stock receiving, on a per share basis, the same number of shares of New Hims Class A Common Stock or New Hims Class V Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of New Hims Preferred Stock, holders of shares of New Hims Class A Common Stock and Class V Common Stock shall be entitled to receive ratably the assets and funds of New Hims available for distribution in the event of any liquidation, dissolution or winding up of New Hims, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

Other rights. No holder of shares of New Hims Class A Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Hims Class A Common Stock. The rights, preferences and privileges of holders of the New Hims Class A Common Stock will be subject to those of the holders of any shares of the New Hims Preferred Stock that New Hims may issue in the future.

New Hims Class V Common Stock

Issuance of Class V Common Stock. Shares of New Hims Class V Common Stock may be issued only to, and registered in the name of, Mr. Dudum and any entities wholly-owned (directly or indirectly) by Mr. Dudum, or any trust for the benefit of Mr. Dudum, or of which Mr. Dudum is a trustee or has sole or shared voting power such that Mr. Dudum has Voting Control (as defined in the Proposed Certificate of Incorporation) over the shares held therein; provided that, in each case, Mr. Dudum has sole dispositive power and the exclusive right to direct the voting of all of the shares of New Hims Class V Common Stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Dudum (collectively, “Permitted Class V Owners”).

Voting rights. Each holder of New Hims Class V Common Stock will be entitled to 175 votes for each share of New Hims Class V Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Hims Preferred Stock, the holders of New Hims Class V Common Stock will not be entitled to vote on any amendment to our Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Hims Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New Hims Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of New Hims Preferred Stock, holders of shares of New Hims Class A Common Stock and Class V Common Stock will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of New Hims as may be declared and paid from time to time by the New Hims Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of shares of New Hims Class A Common Stock or New Hims Class V Common Stock (or rights to acquire such shares), then the holders of New Hims Class A Common Stock will receive shares of New Hims Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of New Hims Class V Common Stock will receive shares of New Hims Class V Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of New Hims Class A Common Stock and New Hims Class V Common Stock receiving, on a per share basis, the same number of shares of New Hims Class A Common Stock or New Hims Class V Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of New Hims Preferred Stock, holders of shares of New Hims Class A Common Stock and Class V Common Stock shall be entitled to receive ratably the assets and funds of New Hims available for distribution in the event of any liquidation, dissolution or winding up of New

Hims, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

Transfers. Pursuant to the Proposed Certificate of Incorporation, holders of New Hims Class V Common Stock are generally restricted from transferring such shares, other than to a Permitted Class V Owner or in connection with a divorce or domestic relations order or decree.

Mandatory Conversion. Each share of New Hims Class V Common Stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of New Hims Class A Common Stock upon any Transfer (as defined in the Proposed Certificate of Incorporation) of such shares of New Hims Class V Common Stock, except for a Permitted Transfer (as defined in the Proposed Certificate of Incorporation) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of New Hims Class A Common Stock at the determination of the New Hims Board one year after the date (the “Termination Anniversary Date”) that both of the following conditions apply: (a) the earliest to occur of (i) Mr. Dudum’s employment as Chief Executive Officer being terminated for cause or due to death or permanent disability and (ii) Mr. Dudum resigns (other than for good reason) as the Chief Executive Officer of New Hims and (b) either (i) Mr. Dudum no longer serves as a member of the New Hims Board or (ii) Mr. Dudum serves as a member of the New Hims Board, but his service to New Hims is not his primary business occupation. In the event that Mr. Dudum is reinstated as the Chief Executive Officer of New Hims or is reelected or reappointed to serve as a member of the New Hims Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of New Hims Class V Common Stock will not be converted pursuant to clause (2) unless and until the one-year anniversary of the date that both of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the one-year anniversary of the date that both of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary.

Other rights. No holder of shares of New Hims Class V Common Stock will be entitled to preemptive or subscription rights contained in the Proposed Certificate of Incorporation or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Hims Class A Common Stock. The rights, preferences and privileges of holders of the New Hims Class V Common Stock will be subject to those of the holders of any shares of the New Hims Preferred Stock that New Hims may issue in the future.

Preferred Stock

The New Hims Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Hims Preferred Stock could have the effect of decreasing the trading price of New Hims Class A Common Stock, restricting dividends on the capital stock of New Hims, diluting the voting power of the New Hims Class A Common Stock, impairing the liquidation rights of the capital stock of New Hims, or delaying or preventing a change in control of New Hims.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the New Hims Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the New Hims Board, but shall initially consist of seven directors. Under the Proposed Bylaws, at all meetings of stockholders called for the election of directors, a majority of the votes properly cast will be sufficient to elect such directors to the New Hims Board.

Following the date on which shares of New Hims Class V Common Stock shall be converted into shares of Class A Common Stock in accordance with the “sunset” provision set forth in the Proposed Certificate of Incorporation, the directors of the New Hims Board shall become divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of New Hims Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the New Hims Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of New Hims Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of New Hims entitled to vote at an election of directors, voting together as a single class.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Hims, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of New Hims Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the New Hims Preferred Stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the New Hims Board in its sole discretion, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation or Proposed Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New Hims issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the New Hims Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the New Hims Class A Common Stock (or units or warrants) remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Hims Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Hims Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Hims by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Hims Class A Common Stock at prices higher than prevailing market prices.

Dual Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “—Common Stock—Class V Common Stock—Voting Rights,” the New Hims certificate of incorporation will provide for a dual class common stock structure, which will provide Mr. Dudum with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding New Hims Class A and Class V Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New Hims or its assets.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of New Hims Preferred Stock, special meetings of the stockholders of New Hims, for any purpose or purposes, may be called only by a majority of the New Hims Board, the Chairman of the New Hims Board or the Chief Executive Officer of New Hims. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Hims Board or of any committee thereof may be taken without a meeting, if all members of the New Hims Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Hims Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then outstanding shares of New Hims’ stock entitled to vote thereon and the affirmative vote of at least 662/3% of the outstanding shares of each class entitled to vote thereon as a class:

•

the provisions prohibiting stockholder actions without a meeting, from and after the time that Mr. Dudum or his affiliates or permitted transferees beneficially own less than a majority of the voting power of all of the then-outstanding shares of capital stock of New Hims entitled to vote at an annual or special meeting duly noticed and called in accordance with the Proposed Certificate of Incorporation;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability and indemnification of directors of New Hims;

•	the provisions regarding the selection of exclusive forum;

•	the provisions regarding the waiver of corporate opportunity doctrine; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.

The Proposed Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the New Hims Board or (B) without the approval of the New Hims Board, by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of New Hims entitled to vote on such amendment or repeal, voting as a single class, provided that if the New Hims Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority in voting power of the stock of New Hims entitled to vote on such amendment, alteration or repeal.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, New Hims opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that New Hims may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the New Hims (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock of Hims, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Classified Board and Stockholder Action by Written Consent

For so long as the shares of New Hims Class V Common Stock held by Mr. Dudum and his affiliates and permitted transferees continue to remain outstanding, the Proposed Certificate of Incorporation provides that the New Hims Board will not be classified into three classes of directors. Following the date on which all shares of New Hims Class V Common Stock “sunset” and convert into shares of New Hims Class A Common Stock on a one-for-one basis, the New Hims Board will be classified into three classes of directors, each of which will hold office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of New Hims at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Under the Proposed Certificate of Incorporation, New Hims stockholders are permitted to take action by written consent in lieu of a meeting for so long as Mr. Dudum and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of capital stock of New Hims. After the ownership of Mr. Dudum and his affiliates and permitted transferees falls below this threshold, stockholders will be required to take action at an annual or special meeting of New Hims stockholders. Once in effect, this provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of New Hims.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the directors of New Hims to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors, officers and other employees party to such an agreement, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of New Hims or any of its subsidiaries or was serving at New Hims’ request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges, judgments, fines, amounts paid in settlement and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 30 days (or 10 days in any action brought by the indemnitee for indemnification under the indemnification agreement) of such request all reasonable fees, expenses, charges and other costs that such director, officer or other employee party to such an agreement incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors, officers or other employees may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless New Hims consents in writing to the selection of an alternative forum, that derivative actions brought in the name of New Hims, actions against current or former directors, officers, employees and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws and actions asserting a claim against New Hims governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although we believe this provision benefits New Hims by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

In addition, the Proposed Certificate of Incorporation require that, unless New Hims consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act. Notwithstanding the foregoing, the provisions of Article XII of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Warrants

New Hims Public Warrants

Each New Hims whole warrant entitles the registered holder to purchase one share of New Hims at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of OAC’s initial public offering or 30 days after the completion of the Business Combination, provided in each case that New Hims has an effective registration statement under the Securities Act covering the New Hims Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Hims Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Hims Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Hims Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Hims Class A Common Stock upon exercise of a warrant unless the share of New Hims Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Hims Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Hims Class A Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New Hims Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the New Hims Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Hims Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Ordinary Shares

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New Hims Class A Common Stock, except as otherwise described below;

•

if, and only if, the last reported sale price of the shares of New Hims equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A ordinary shares) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants (or such other security as the warrants may be exercisable for at the time of redemption) and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The numbers in the table below represent the number of shares of New Hims Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the New Hims Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sale price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of New Hims Class A Common Stock issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Hims Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the last reported sale price of the shares of New Hims Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Hims Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the last reported sale price of the shares of New Hims Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Hims Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of New Hims Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New Hims Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New Hims Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Hims Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of New Hims Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair value” for their warrants based on a Black-Scholes option pricing model with a fixed volatility input as of the date of this Registration Statement. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of New Hims Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New Hims Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Hims Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Hims Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of New Hims Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of New Hims Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New Hims Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in an initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New Hims Class A Common Stock, New Hims (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Hims Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the quotient obtained by dividing (x) the product of the number of shares of New Hims Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of New Hims Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Hims Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Hims Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New Hims Class A Common Stock is increased by a share dividend payable in shares of New Hims Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of New Hims Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of ordinary shares entitling holders to purchase shares of New Hims Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of New Hims Class A Common Stock equal to the product of (i) the number of shares of New Hims Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Hims Class A Common Stock) and (ii) the quotient of (x) the price per shares of New Hims Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of New Hims Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Hims Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New Hims Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Hims Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Hims Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of New Hims Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of New Hims Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of shares of New Hims Class A Common Stock in connection with a shareholder vote to amend our Existing Governing Documents (A) to modify the substance or timing of our obligation to redeem 100% of our Class A ordinary shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provisions relating to the rights of holders of our Class A ordinary shares, or (e) in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Hims Class A Common Stock in respect of such event.

If the number of outstanding shares of New Hims Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of New Hims Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Hims Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Hims Class A Common Stock.

Whenever the number of shares of New Hims Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of share of New Hims Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New Hims Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional New Hims Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by us and, (i) in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to Oaktree or its affiliates, without taking into account the transfer of founder shares or private placement warrants (including if such transfer is effectuated as a surrender to us and a number of securities equal to such surrendered being issued to Hims Equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) in the Business Combination) by our Sponsor in connection therewith) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Hims Class A Common Stock (other than those described above or that solely affects the par value of such shares of New Hims Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Hims Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Hims Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Hims Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New Hims Class A Common Stock in such a transaction is payable in the form of shares of New Hims Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Hims Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of New Hims Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us, except as described above when the price per share of New Hims Class A Common Stock equals or exceeds $10.00, so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New Hims Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Hims Class A

Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of New Hims Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of New Hims at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Pursuant to the Merger Agreement, OAC waived the right to convert any such loans into warrants of New Hims.

Transfer Agent and Warrant Agent

The transfer agent for New Hims Class A Common Stock and warrant agent for the New Hims Public Warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

Application will be made for the shares of New Hims Class A Common Stock and the warrants of New Hims to be approved for listing on NYSE under the symbols “HIMS” and “HIMS WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW HIMS CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Hims Class A Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Hims at the time of, or at any time during the three months preceding, a sale and (ii) New Hims is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Hims was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Hims Class A Common Stock shares for at least six months but who are affiliates of New Hims at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Hims Class A Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Hims Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Hims under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Hims.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Sponsor will be able to sell its Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Hims will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Hims’ Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Hims’ Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New Hims Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Hims Board (or any committee thereof), or (iii) properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Hims’ Proposed Bylaws. To be timely for New Hims’ annual meeting of stockholders, New Hims’ secretary must receive the written notice at New Hims’ principal executive offices:

•	not later than the 90th day; and

•	not earlier than the 120th day before the one-year anniversary of the preceding year’s annual meeting.

For purposes of calculating notice timelines for the New Hims 2021 annual meeting, the annual meeting of stockholders will be deemed to have occurred on May 15, 2020, assuming that the Closing Date is in calendar year 2020. Except as described in the foregoing sentence, in the event that no annual meeting was held in the previous year or New Hims holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairperson of the New Hims Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Hims begins to print and send out its proxy materials for such 2021 annual meeting (and New Hims will publicly disclose such date when it is known).

Stockholder Director Nominees

New Hims’ Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Hims’ Proposed Bylaws. In addition, the stockholder must give timely notice to New Hims’ secretary in accordance with New Hims’ Proposed Bylaws, which, in general, require that the notice be received by New Hims’ secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the OAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Oaktree Acquisition Corp., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Following the Business Combination, such communications should be sent in care of New Hims, 2269 Chestnut Street, #523, San Francisco, California 94123. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New Hims offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Oaktree Acquisition Corp. as of December 31, 2019, and for the period from April 9, 2019 (inception) through December 31, 2019, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hims Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

In connection with this transaction, Hims requested our independent registered public accounting firm, KPMG LLP (“KPMG”), to affirm its independence relative to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (“PCAOB”). During KPMG’s independence evaluation, KPMG identified several contingent fee arrangements that are impermissible under SEC independence rules, involving a KPMG member firm of KPMG International Cooperative (“KPMG Member Firm”) and certain entities that were, at the time of entering into the contingent fee arrangements, under common control with and affiliates (“Sister Affiliates”) of Hims, Inc. (“Hims”). Hims and the Sister Affiliates were only under common control, and thus affiliates, for a period of approximately six months in 2018. The underlying engagements with impermissible contingent fee arrangements were for permissible tax services, existed in 2018 and concluded in September 2019. The KPMG Member Firm referenced above does not participate in the audit engagement of Hims and the services provided by the KPMG Member Firm had no effect on Hims’ consolidated financial statements or on KPMG’s audit engagements of such consolidated financial statements. KPMG considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as our auditor and concluded that there has been no impairment of KPMG’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. After taking into consideration the facts and circumstances of the above matters and KPMG’s determination, Hims’ Board of Directors also concluded that KPMG’s objectivity and ability to exercise impartial judgment has not been impaired.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, OAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of OAC’s annual report to shareholders and OAC’s proxy statement. Upon written or oral request, OAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that OAC delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that OAC delivers single copies of such documents in the future. Shareholders may notify OAC of their requests by calling or writing OAC at its principal executive offices at 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071 or (213) 830-6300.

ENFORCEABILITY OF CIVIL LIABILITY

OAC is a Cayman Islands exempted company. If OAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon OAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against OAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, OAC may be served with process in the United States with respect to actions against OAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of OAC’s securities by serving OAC’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for OAC’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

OAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

OAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on OAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, OAC’s corporate website at https://www.oaktreeacquisitioncorp.com/. OAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to OAC has been supplied by OAC, and all such information relating to Hims has been supplied by Hims. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: OAC.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meetings, or no later than January 11, 2021.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of

Oaktree Acquisition Corp.

Unaudited Condensed Interim Financial Statement of

Oaktree Acquisition Corp.

Condensed Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-19

Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2020, for the Three Months Ended September 30, 2019 and for the Period from April 9, 2019 (inception) through September 30, 2019

F-20

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Three and Nine Months Ended September 30, 2020, for the Three Months Ended September 30, 2019 and for the Period from April 9, 2019 (inception) through September 30, 2019

F-21

Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2020 and for the Period from April 9, 2019 (inception) through September 30, 2019	F-22

Notes to Unaudited Condensed Financial Statements	F-23

Audited Consolidated Financial Statements of Hims, Inc.

Unaudited Condensed Consolidated Financial Statement of Hims, Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Oaktree Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Oaktree Acquisition Corp. (the “Company”), as of December 31, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from April 9, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from April 9, 2019 (inception) through December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

March 24, 2020

OAKTREE ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2019

Assets
Current assets:
Cash	$1,510,341
Prepaid expenses	147,500

Total current assets	1,657,841
Investments held in Trust Account	203,107,342

Total Assets	$204,765,183

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$478,577
Accrued expenses—related party	54,839
Accounts payable	18,475
Due to related parties	427,503

Total current liabilities	979,394
Deferred underwriting commissions	7,043,750
Deferred legal fees	150,000

Total Liabilities	8,173,144

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 19,159,203 shares subject to possible redemption at $10.00 per share	191,592,030

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 965,797 shares issued and outstanding (excluding 19,159,203 shares subject to possible redemption)	97
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,031,250 shares issued and outstanding	503
Additional paid-in capital	3,852,147
Retained earnings	1,147,262

Total Shareholders’ Equity	5,000,009

Total Liabilities and Shareholders’ Equity	$204,765,183

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the Period From April 9, 2019 (inception) through December 31, 2019
General and administrative expenses	$710,080

Loss from operations	(710,080)
Interest earned on marketable securities held in Trust Account	1,857,342

Net income	$1,147,262

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,125,000

Basic and diluted net income per share, Class A	$0.08

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,031,250

Basic and diluted net loss per share, Class B	$(0.08)

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - April 9, 2019 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B ordinary shares to Sponsor	-	-	5,031,250	503	24,497	-	25,000
Sale of units in initial public offering, gross	20,125,000	2,013	-	-	201,247,987	-	201,250,000
Offering costs	-	-	-	-	(11,855,223)	-	(11,855,223)
Sale of private placement warrants to Sponsor in private placement	-	-	-	-	6,025,000	-	6,025,000
Shares subject to possible redemption	(19,159,203)	(1,916)	-	-	(191,590,114)	-	(191,592,030)
Net income	-	-	-	-	-	1,147,262	1,147,262

Balance - December 31, 2019	965,797	$97	5,031,250	$503	$3,852,147	$1,147,262	$5,000,009

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the Period From April 9, 2019 (inception) through December 31, 2019
Cash Flows from Operating Activities:
Net income	$1,147,262
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,857,342)
Changes in operating assets and liabilities:
Prepaid expenses	(147,500)
Accrued expenses	450,081
Accounts payable	18,475
Accrued expenses - related party	54,839
Due to related parties	92,503

Net cash used in operating activities	(241,682)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	(201,250,000)

Net cash used in investing activities	(201,250,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	201,250,000
Proceeds received from private placement	6,025,000
Payment of offering costs	(4,211,257)
Repayment of advances from related parties	(61,720)

Net cash provided by financing activities	203,002,023

Net increase in cash	1,510,341

Cash - beginning of the period	-

Cash - end of the period	$1,510,341

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$28,496
Offering costs paid by related parties	$396,720
Deferred underwriting commissions in connection with the initial public offering	$7,043,750
Deferred legal fees in connection with the initial public offering	$150,000
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Value of Class A ordinary shares subject to possible redemption	$191,592,030

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Oaktree Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 9, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating its Business Combination, the Company intends to capitalize on the ability of its management team to identify, acquire and manage a business in the industrial and consumer sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from April 9, 2019 (inception) through December 31, 2019 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 17, 2019. On July 22, 2019, the Company consummated its Initial Public Offering of 20,125,000 units (the “Units”), including 2,625,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,016,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.03 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $201.25 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted prior to the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether such Public Shareholder votes for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 22, 2021, (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $325,000, and/or to pay the Company’s income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity

As of December 31, 2019, the Company had approximately $1.5 million in its operating bank account, working capital of approximately $678,000, and approximately $1.9 million of interest income available in the Trust Account for Regulatory Withdrawal (subject to an annual limit of $325,000) and for the Company’s tax obligations, if any.

The Company’s liquidity needs to date have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the advancement of funds by the Sponsor of approximately $62,000 to the Company to cover for offering costs in connection with the Initial Public Offering, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On November 18, 2019, the Company repaid the advance in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of December 31, 2019, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $17,000 in cash equivalents held in the Trust Account as of December 31, 2019.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statement of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2019, the carrying values of cash, accounts payable, accrued expenses, and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

portfolio of marketable securities held in the Trust Account is comprised mainly of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering, and were charged to shareholders’ equity upon the completion of the Initial Public Offering on July 22, 2019.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 19,159,203 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Income Per Ordinary Share

Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,725,000 of the Company’s Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares are calculated by dividing the interest income earned on investments and marketable securities held in the Trust Account of approximately $1.9 million, net of $325,000 annual limit of Regulatory Withdrawal available to be withdrawn from the Trust Account, resulting in a total of approximately $1.5 million for the period from April 9, 2019 (inception) through December 31, 2019, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income of approximately

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

$1.1 million, less income attributable to Class A ordinary shares of approximately $1.5 million, resulted to a net loss of approximately $385,000, by the weighted average number of Class B ordinary shares outstanding for the period.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On July 22, 2019, the Company sold 20,125,000 Units, including 2,625,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions (see Note 5).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

In April 2019, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 4,312,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 26, 2019, the Company

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. All share amounts have been retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would have represented 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 22, 2019; thus, the Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, on July 22, 2019 the Company sold 4,016,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $6.03 million. Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. Certain of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering and are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not consummated within the Combination Period, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under any Working Capital Loan.

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Expense Reimbursements

Prior to the closing of the Initial Public Offering, the Sponsor agreed, pursuant to an expense reimbursement agreement (the “Expense Reimbursement Agreement”), to advance the Company up to $300,000 to pay for a portion of the expenses incurred in connection with the Initial Public Offering. The Sponsor advanced approximately $62,000 to the Company under the Expense Reimbursement Agreement. The Company repaid this advance in full on November 18, 2019.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $55,000 in expenses in connection with such services during the period from April 9, 2019 (inception) through December 31, 2019 as reflected in the accompanying statement of operations.

Note 5—Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 2,625,000 Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On July 22, 2019, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to underwriting discounts of $0.20 per unit, or $4.025 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.04 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $150,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of December 31, 2019, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6—Shareholders’ Equity

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2019, there were 20,125,000 Class A ordinary shares issued and outstanding, including 19,159,203 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 26, 2019, the Company effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. All share amounts have been retroactively restated to reflect the share capitalization. Holders of Class B ordinary shares are entitled to one vote for each Class B ordinary share. As of December 31, 2019, there were 5,031,250 Class B ordinary shares outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, no preference shares were issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days, after the closing of a Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable under certain redemption scenarios so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company under all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;
•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the Class A ordinary shares (the “fair market value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants);

•

if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants (or such other security as the warrants may be exercisable for at the time of redemption) and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

In addition, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and

OAKTREE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

•

if, and only if, the last reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
U.S. Treasury Securities	$203,090,272	$-	$-
Cash equivalents - money market funds	17,070	-	-

	$203,107,342	$-	$-

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from April 9, 2019 (inception) through December 31, 2019.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8.    Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OAKTREE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,257,601	$1,510,341
Prepaid expenses	75,150	147,500

Total current assets	1,332,751	1,657,841
Investments held in Trust Account	204,481,237	203,107,342

Total Assets	$205,813,988	$204,765,183

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,713	$18,475
Accrued expenses	2,579,005	478,577
Accrued expenses—related party	30,000	54,839
Due to related parties	404,007	427,503

Total current liabilities	3,037,725	979,394
Deferred underwriting commissions	7,043,750	7,043,750
Deferred legal fees	150,000	150,000

Total Liabilities	10,231,475	8,173,144

Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 19,058,251 and 19,159,203 shares subject to possible redemption at $10.00 per share as of September 30, 2020 and December 31, 2019, respectively	190,582,510	191,592,030
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,066,749 and 965,797 shares issued and outstanding (excluding 19,058,251 and 19,159,203 shares subject to possible redemption) as of September 30, 2020 and December 31, 2019, respectively	107	97
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,031,250 shares issued and outstanding as of September 30, 2020 and December 31, 2019	503	503
Additional paid-in capital	4,861,657	3,852,147
Retained earnings	137,736	1,147,262

Total Shareholders’ Equity	5,000,003	5,000,009

Total Liabilities and Shareholders’ Equity	$205,813,988	$204,765,183

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2020	For the Period from April 9, 2019 (inception) through September 30, 2019
	2020	2019
General and administrative expenses	$2,338,004	$449,938	$2,708,421	$466,544

Loss from operations	(2,338,004)	(449,938)	(2,708,421)	(466,544)
Gain on investments (net), dividends and interest, held in Trust Account	81,232	885,983	1,698,895	885,983

Net (loss) income	$(2,256,772)	$436,045	$(1,009,526)	$419,439

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,125,000	20,125,000	20,125,000	20,125,000

Basic and diluted net income per share, Class A	$0.00	$0.04	$0.08	$0.04

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,031,250	5,031,250	5,031,250	5,031,250

Basic and diluted net loss per share, Class B	$(0.46)	$(0.09)	$(0.54)	$(0.09)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three and Nine Months Ended September 30, 2020
	Ordinary Shares				Additional Paid-in Capital		Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount		Retained Earnings
Balance—December 31, 2019	965,797	$97	5,031,250	$503	$3,852,147	$1,147,262	$5,000,009
Shares subject to possible redemption	(133,403)	(14)	—	—	(1,334,016)	—	(1,334,030)
Net income	—	—	—	—	—	1,334,022	1,334,022

Balance—March 31, 2020 (unaudited)	832,394	83	5,031,250	503	2,518,131	2,481,284	5,000,001
Shares subject to possible redemption	8,678	1	—	—	86,779	—	86,780
Net loss	—	—	—	—	—	(86,776)	(86,776)

Balance—June 30, 2020 (unaudited)	841,072	$84	5,031,250	$503	$2,604,910	$2,394,508	$5,000,005

Shares subject to possible redemption	225,677	23	—	—	2,256,747	—	2,256,770
Net loss	—	—	—	—	—	(2,256,772)	(2,256,772)

Balance—September 30, 2020 (unaudited)	1,066,749	$107	5,031,250	$503	$4,861,657	$137,736	$5,000,003

	For the Three Months Ended September 30, 2019 and For the Period From April 9, 2019 (Inception) through September 30, 2019
	Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount		Deficit
Balance—April 9, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Net loss	—	—	—	—	—	(16,606)	(16,606)

Balance—June 30, 2019 (unaudited)	—	$—	5,031,250	$503	$24,497	$(16,606)	$8,394

Sale of units in initial public offering, gross	20,125,000	2,013	—	—	201,247,987	—	201,250,000
Offering costs	—	—	—	—	(11,855,223)	—	(11,855,223)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,025,000	—	6,025,000
Shares subject to possible redemption	(19,086,421)	(1,909)	—	—	(190,862,301)	—	(190,864,210)
Net income	—	—	—	—	—	436,045	436,045

Balance—September 30, 2019 (unaudited)	1,038,579	$104	5,031,250	$503	$4,579,960	$419,439	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2020	For the Period from April 9, 2019 (inception) through September 30, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,009,526)	$419,439
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized gain on investments (net), dividends and interest, held in Trust Account	(1,698,895)	(885,983)
Changes in operating assets and liabilities:
Prepaid expenses	72,350	(177,350)
Accounts payable	(30,126)	50,655
Accrued expenses	2,560,530	361,200
Accrued expenses—related party	(448,577)	24,839
Due to related parties	(23,496)	—

Net cash used in operating activities	(577,740)	(207,200)

Cash Flows from Investing Activities:
Proceeds received from sales, redemptions of marketable securities held in Trust Account	325,000	—
Principal deposited in Trust Account	—	(201,250,000)

Net cash provided by (used in) investing activities	325,000	(201,250,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	201,250,000
Proceeds received from private placement	—	6,025,000
Payment of offering costs	—	(4,036,300)

Net cash provided by financing activities	—	203,238,700

Net change in cash and cash equivalents	(252,740)	1,781,500
Cash and cash equivalents—beginning of the period	1,510,341	—

Cash and cash equivalents—end of the period	$1,257,601	$1,781,500

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(1,009,520)	$190,864,210
Offering costs included in accrued expenses	$—	$113,496
Offering costs included in accounts payable	$—	$424,957
Offering costs included in note payable—related party	$—	$61,720
Deferred underwriting commissions in connection with the initial public offering	$—	$7,043,750
Deferred legal fees in connection with the initial public offering	$—	$150,000
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

Oaktree Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on April 9, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating its Business Combination, the Company intends to capitalize on the ability of its management team to identify, acquire and manage a business in the industrial and consumer sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from April 9, 2019 (inception) through September 30, 2020 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”), as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 17, 2019. On July 22, 2019, the Company consummated its Initial Public Offering of 20,125,000 units (the “Units”), including 2,625,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,016,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $6.03 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $201.25 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted prior to the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem its Public Shares irrespective of whether such Public Shareholder votes for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or July 22, 2021, (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $325,000, and/or to pay the Company’s income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On September 30, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Rx Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Hims, Inc., a Delaware corporation (“Hims”). The Merger Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “Hims & Hers Health, Inc.”, (B) each outstanding Class A ordinary share of the Company and each outstanding Class B ordinary share of the Company will become one share of Class A common stock of the Company (the “New Hims Class A Common Stock”), and (C) each outstanding warrant of the Company will become one

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

warrant to purchase one share of New Hims Class A Common Stock; and (ii) following the Domestication, Merger Sub will merge with and into Hims, with Hims as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of the Company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Proposed Business Combination”. See the Form 8-K and the prospectus filed by the Company with the SEC on October 1, 2020.

In connection with the Proposed Business Combination, the Company will adopt a dual class stock structure pursuant to which all stockholders of the Company will hold only shares of New Hims Class A Common Stock, except for Andrew Dudum, the Chief Executive Officer and Founder of Hims, who will hold, directly or indirectly, shares of New Hims Class A Common Stock and shares of Class V common stock of the Company (the “New Hims Class V Common Stock”). Immediately following the closing of the Proposed Business Combination, and by virtue of Mr. Dudum’s holdings of New Hims Class A Common Stock and New Hims Class V Common Stock, Mr. Dudum is expected to hold approximately 90% of the voting power of the capital stock of the Company on a fully-diluted basis. The New Hims Class V Common Stock will also be subject to a “sunset” and conversion to New Hims Class A Common Stock if Mr. Dudum (i) no longer serves in a senior executive or board role, or (ii) transfers any shares of New Hims Class V Common Stock (except for permitted transfers).

The Proposed Business Combination is expected to close in the fourth quarter of 2020, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $1.6 billion, minus up to $75 million of cash consideration at closing to Hims stockholders at Hims’s election, plus the aggregate strike price of all Hims options and warrants, (i) each share of Hims common stock, restricted stock and preferred stock (other than dissenting shares and shares held by Hims as treasury stock (which shares will be cancelled for no consideration as part of the Merger) will be cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of New Hims Class A Common Stock, earn out shares (as described below) and warrants to acquire shares of New Hims Class A Common Stock, each as determined in the Merger Agreement, (ii) all equity awards of Hims will be assumed by the Company and converted into comparable equity awards that are settled or exercisable for shares of New Hims Class A Common Stock, earn out restricted stock unit awards and warrant restricted stock unit awards with a value as if such Hims equity awards were exercised prior to the closing of the Proposed Business Combination and (iii) each warrant of Hims that is unexercised will be assumed by the Company and represent the right to receive the applicable portion of the merger consideration upon exercise of such warrant as if such warrant was exercised prior to the closing of the Proposed Business Combination. Each Hims equityholder will receive its applicable portion of the 16 million earn out shares (or equivalent equity award) that will vest in equal thirds if the trading price of New Hims Class A Common Stock is greater than or equal to $15, $17.50 and $20 for any 10 trading days within any 20-trading day period and will also vest in connection with any Company Sale (as defined in the Merger Agreement) if the applicable thresholds are met in such Company Sale.

The Merger Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The Company has also agreed to take all action within its power as may be necessary or appropriate such that, effective immediately after the closing of the Proposed Business Combination, the Company’s board of directors shall consist of up to eight directors, which shall include the board of directors of Hims prior to the signing of the Merger Agreement plus up to four individuals to be identified at the sole discretion of Hims. In addition, the Company has agreed to adopt an equity incentive plan in an amount not to exceed 10% of the Company’s equity interests on a fully-diluted basis with an annual evergreen

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

provision in an amount not to exceed 5% on a fully-diluted basis and employee stock purchase plan in an amount not to exceed 2% of the Company’s equity interests on a fully-diluted basis with an annual evergreen provision in an amount not to exceed 1% on a fully-diluted basis.

The obligations of the Company and Hims to consummate the Proposed Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the approval of the Company’s shareholders and (iii) the Company having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) remaining after the closing of the Proposed Business Combination.

In addition, prior to the closing of the Business Combination, 25.0% of the Class B ordinary shares of the Company and the Private Placement Warrants will be surrendered and forfeited by the Sponsor in accordance with the Sponsor Agreement (as defined below) and reissued to existing Hims equityholders as New Hims Class A Common Stock (or equivalent equity awards in respect thereof) and warrants to acquire shares of New Hims Class A Common Stock (or equivalent equity awards in respect thereof) as part of the merger consideration described above and the Domestication will be consummated.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Proposed Business Combination, including, but not limited to, (i) by mutual written consent of the Company and Hims, (ii) by the Company if (A) if there has occurred a Hims Material Adverse Effect (as defined in the Merger Agreement) such that certain conditions to the obligations of the Company and Merger Sub (together, the “Parties”) could not or would not reasonably be expected to be satisfied on or prior to March 30, 2021 or (B) the representations and warranties of Hims are not true and correct or if Hims fails to perform any covenant or agreement set forth in the Merger Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by Hims if (A) if there has occurred a Company Material Adverse Effect (as defined in the Merger Agreement) such that certain conditions to the obligations of Hims could not or would not reasonably be expected to be satisfied on or prior to March 30, 2021 or (B) the representations and warranties of any Party are not true and correct or if any Party fails to perform any covenant or agreement set forth in the Merger Agreement such that certain conditions to closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) subject to certain limited exceptions, by either the Company or Hims if the Proposed Business Combination is not consummated by March 30, 2021, (v) by Hims, if there has been a Change in Recommendation (as defined in the Merger Agreement), (vi) by either the Company or Hims if certain required approvals are not obtained by the Company shareholders after the conclusion of a meeting of the Company’s shareholders held for such purpose at which such shareholders voted on such approvals, and (vi) by the Company, at any time prior to the delivery of the Hims stockholder Written Consent (as defined in the Merger Agreement), if not delivered to the Company when required under the Merger Agreement.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, the Company, the Sponsor and Hims entered into a sponsor agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby (including the Merger), (ii) surrender and forfeit 25.0% of the Class B ordinary shares of the Company and the Private Placement Warrants for no consideration and as a contribution to the capital of the Company to be effectuated in connection with the consummation of the Proposed Business Combination, (iii) waive any adjustment to the

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, (iv) be bound by certain other covenants and agreements related to the Proposed Business Combination and (v) be bound by certain transfer restrictions with respect to its shares in the Company prior to the closing of the Proposed Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.

In connection with the signing of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the closing date, an aggregate of 7,500,000 shares of New Hims Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $75,000,000.

Hims Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, certain stockholders of Hims (collectively, the “Hims Stockholders”) entered into support agreements (collectively, the “Hims Stockholder Support Agreements”) with the Company, pursuant to which the Hims Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination.

Registration Rights Agreement

At the closing of the Business Combination, the Company and the Sponsor will enter into a registration rights agreement (the “Parent Registration Rights Agreement”) pursuant to which, among other things, the Sponsor will be granted certain customary registration rights with respect to its shares of New Hims Class A Common Stock.

Amended and Restated Investors’ Rights Agreement

Concurrently with the execution of the Merger Agreement, the Company and certain Hims Stockholders entered into an amended and restated investors’ rights agreement (the “A&R Company Investors’ Rights Agreement”) contingent upon and to be effective immediately prior to the closing of the Business Combination pursuant to which, among other things (i) such Hims Stockholders have agreed not to effect any sale or distribution of the Company’s equity securities during the lock-up period described therein and (ii) will be granted certain customary registration rights with respect to their shares of New Hims Class A Common Stock.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the annual report on Form 10-K filed by the Company with the SEC on March 27, 2020.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern Consideration

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company had approximately $1.3 million in its operating bank account, negative working capital of approximately $1.7 million, and approximately $3.2 million of interest income available in the Trust Account for Regulatory Withdrawal (subject to an annual limit of $325,000) and for the Company’s tax obligations, if any.

The Company’s liquidity needs to date have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the advancement of funds by the Sponsor of approximately $62,000 to the Company to cover for offering costs in connection with the Initial Public Offering, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On November 18, 2019, the Company repaid the advance in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2020, there were no amounts outstanding under any Working Capital Loan.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the Company’s liquidity position, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 22, 2021.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of September 30, 2020 is comprised mainly of investments in U.S. Treasury securities with an original maturity of 185 days or less.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $11,000 and $17,000 in cash equivalents held in the Trust Account as of September 30, 2020 and December 31, 2019, respectively.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments (net), dividends and interest, held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2020, the carrying values of cash, accounts payable, accrued expenses, and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised mainly of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that are directly related to the Initial Public Offering, and were charged to shareholders’ equity upon the completion of the Initial Public Offering on July 22, 2019.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 19,058,251 and 19,159,203 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

Net Income Per Ordinary Share

Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,725,000 of the Company’s Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

share, basic and diluted for Class A ordinary shares are calculated by dividing the gain on investments (net), dividends and interest, held in the Trust Account of approximately $81,000 and $1.7 million for the three and nine months ended September 30, 2020, respectively, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share for the three months ended September 30, 2020, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $2.2 million, less income attributable to Class A ordinary shares of approximately $81,000, resulted to a net loss of approximately $2.3 million, by the weighted average number of Class B ordinary shares outstanding for the quarter. Net loss per ordinary share for the nine months ended September 30, 2020, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $1.0 million, less income attributable to Class A ordinary shares of approximately $1.7 million, resulted to a net loss of approximately $2.7 million, by the weighted average number of Class B ordinary shares outstanding for the periods.

Net income per ordinary share, basic and diluted for Class A ordinary shares are calculated by dividing the interest income earned on investments and marketable securities held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, resulting in a total of approximately $886,000 for each of the three months ended September 30, 2019 and for the period from April 9, 2019 (inception) through September 30, 2019, respectively, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares by the weighted average number of Class B ordinary shares outstanding for the periods.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On July 22, 2019, the Company sold 20,125,000 Units, including 2,625,000 Over-Allotment Units, at a price of $10.00 per Unit, generating gross proceeds of $201.25 million, and incurring offering costs of approximately $11.9 million, inclusive of approximately $7.04 million in deferred underwriting commissions (see Note 5).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

In April 2019, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 4,312,500 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). On June 26, 2019, the Company effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. The Sponsor had agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture would have been adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would have represented 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on July 22, 2019; thus, the Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

See Note 1 for a description of the Sponsor Agreement executed in connection with the Proposed Business Combination, pursuant to which the Sponsor has agreed to, among other things, surrender and forfeit 25.0% of the Class B ordinary shares of the Company for no consideration and as a contribution to the capital of the Company to be effectuated in connection with, and contingent upon, the consummation of the Proposed Business Combination.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, on July 22, 2019 the Company sold 4,016,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of approximately $6.03 million. Each whole Private Placement Warrant is exercisable for one Class A

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

ordinary share at a price of $11.50 per share. Certain of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering and are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

See Note 1 to the financial statements included in Item 1 of this Quarterly Report on Form 10-Q for a description of the Sponsor Agreement executed in connection with the Proposed Business Combination, pursuant to which the Sponsor has agreed to, among other things, surrender and forfeit 25.0% of the private placement warrants of the Company for no consideration and as a contribution to the capital of the Company to be effectuated in connection with, and contingent upon, the consummation of the Proposed Business Combination.

Related Party Loans

Prior to the closing of the Initial Public Offering, the Sponsor agreed, pursuant to an expense reimbursement agreement (the “Expense Reimbursement Agreement”), to advance the Company up to $300,000 to pay for a portion of the expenses incurred in connection with the Initial Public Offering. The Sponsor advanced approximately $62,000 to the Company under the Expense Reimbursement Agreement. The Company repaid this advance in full on November 18, 2019.

Subsequent to the consummation of the Initial Public Offering, the Sponsor has paid for certain expenses on behalf of the Company. As of September 30, 2020 and December 31, 2019, the Company has an outstanding amount due to related parties of $404,000 and $428,000, respectively. During the three and nine months ended September 30, 2020, the Company paid approximately $115,000 of the outstanding amount due to related parties.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not consummated within the Combination Period, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under any Working Capital Loan.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial Business Combination or the Company’s liquidation, the Company will cease

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

paying these monthly fees. The Company incurred $30,000 and $24,839 for the three months ended September 30, 2020 and 2019, respectively, and $90,000 and $24,839 for the nine months ended September 30, 2020 and for the period from April 9, 2019 (inception) through September 30, 2019, respectively, in expenses in connection with such services as reflected in the accompanying statement of operations. As of September 30, 2020 and December 31, 2019, the Company had $30,000 and $54,389, respectively, in accrued expenses for related party in connection with such services as reflected in the accompanying balance sheet. During the three and nine months ended September 30, 2020, the Company paid approximately $115,000 of the outstanding accrued administrative support fees.

Note 5—Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Proposed Business Combination, the Company will enter into an investor rights agreement with Hims and the Sponsor, relating to, among other things, the composition of the board of directors of the Company following the Proposed Business Combination, certain customary registration rights and lockup restrictions.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 2,625,000 Over-Allotment Units to cover over-allotments, if any, at the Initial Public Offering price less underwriting discounts and commissions. On July 22, 2019, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to underwriting discounts of $0.20 per unit, or $4.025 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $7.04 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $150,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of September 30, 2020 and December 31, 2019, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheets.

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6—Shareholders’ Equity

Class A Ordinary Shares—The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2020 and December 31, 2019, there were 20,125,000 Class A ordinary shares issued and outstanding, including 19,058,251 and 19,159,203 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 26, 2019, the Company effected a pro rata share capitalization resulting in an increase in the total number of Class B ordinary shares outstanding from 4,312,500 to 5,031,250. Holders of Class B ordinary shares are entitled to one vote for each Class B ordinary share. As of September 30, 2020 and December 31, 2019, there were 5,031,250 Class B ordinary shares outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. Any conversion of Class B ordinary shares will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, no preference shares were issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days, after the closing of a Business Combination, the Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable under certain redemption scenarios so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company under all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the Class A ordinary shares (the “fair market value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants);

•

if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of Class A ordinary shares) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants (or such other security as the warrants may be exercisable for at the time of redemption) and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

In addition, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
U.S. Treasury Securities	$204,470,686	$—	$—
Cash equivalents—money market funds	10,551	—	—

	$204,481,237	$—	$—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust Account:
U.S. Treasury Securities	$203,090,272	$—	$—
Cash equivalents—money market funds	17,070	—	—

	$203,107,342	$—	$—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended September 30, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

OAKTREE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through November 12, 2020, the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Hims, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hims, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

San Francisco, CA

/s/ KPMG LLP

October 16, 2020

Hims, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	As of December 31
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$22,647	$41,500
Short-term investments	37,721	—
Inventory	4,217	3,695
Prepaid expenses and other current assets	5,022	2,149

Total current assets	69,607	47,344
Restricted cash, noncurrent	150	150
Other long-term assets	2,313	31

Total assets	$72,070	$47,525

Liabilities, mezzanine equity, and stockholders’ equity
Current liabilities:
Accounts payable	$7,231	$13,306
Accrued liabilities	2,026	2,482
Deferred revenue	753	541
Term loan, current	1,515	7,777
Warrant liabilities	9,097	—

Total current liabilities	20,622	24,106
Term loan, noncurrent	—	625

Total liabilities	20,622	24,731

Commitments and contingencies (Note 11)

Mezzanine equity:
Convertible Preferred Stock — par value $0.000001; 192,870,448 and 158,435,228 shares authorized and 186,573,651 and 156,950,448 shares issued and outstanding as of December 31, 2019 and 2018, respectively; liquidation preference of $206,138 and $103,345 as of December 31, 2019 and 2018, respectively	186,741	94,151
Redeemable Class A common stock — par value $0.000001; 1,627,132 and 0 shares issued and outstanding as of December 31, 2019 and 2018, respectively	4,500	—

Total mezzanine equity	191,241	94,151

Stockholders’ deficit:
Common Stock — Class A shares, par value $0.000001; 333,000,000 and 300,000,000 shares authorized and 98,563,353 and 97,600,292 shares issued and outstanding as of December 31, 2019 and 2018, respectively; Class F shares, par value $0.000001; 15,323,740 and 16,117,127 shares authorized as of December 31, 2019 and 2018, respectively, and 15,323,740 shares issued and outstanding as of December 31, 2019 and 2018	—	—
Additional paid-in capital	13,383	9,759
Accumulated other comprehensive income (loss)	2	(2)
Accumulated deficit	(153,178)	(81,114)

Total stockholders’ deficit	(139,793)	(71,357)

Total liabilities, mezzanine equity, and stockholders’ deficit	$72,070	$47,525

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and Per Share Data)

	For the Year Ended December 31
	2019	2018
Revenue	$82,558	$26,679
Cost of revenue	37,953	18,876

Gross profit	44,605	7,803

Operating expenses:
Marketing	63,156	55,570
Selling, general, and administrative	55,863	28,002

Total operating expenses	119,019	83,572

Loss from operations	(74,414)	(75,769)

Other income (expense):
Interest expense	(369)	(154)
Other income, net	2,809	717

Loss before provision for income taxes	(71,974)	(75,206)
Provision for income taxes	(90)	(37)

Net loss	(72,064)	(75,243)
Other comprehensive income (loss)	4	(2)

Total comprehensive loss	$(72,060)	$(75,245)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.94)	$(1.12)

Weighted average shares outstanding:
Basic and diluted	76,545,970	67,292,586

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(In Thousands, Except Share Data)

	Convertible Preferred Stock		Redeemable Class A Common Stock		Class A and Class F Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	99,499,581	$25,416	—	$—	67,076,309	$—	$765	$—	$(5,871)	$(5,106)
Issuance of convertible Preferred Stock, net of issuance costs of $1.4 million	51,244,468	68,735	—	—	—	—	—	—	—	—
Conversion of Class F common stock to convertible Preferred Stock	6,206,399	—	—	—	(6,206,399)	—	—	—	—	—
Issuance of Class A common stock	—	—	—	—	357,426	—	45	—	—	45
Exercise of Class A common stock warrants	—	—	—	—	16,517,387	—	413	—	—	413
Issuance of Class A common stock warrants	—	—	—	—	—	—	1,072	—	—	1,072
Exercise of vested stock options	—	—	—	—	1,982,481	—	143	—	—	143
Early exercise of unvested stock options	—	—	—	—	34,336,955	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	3	—	—	3
Cancellation of unvested Class A common stock	—	—	—	—	(1,140,127)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	7,318	—	—	7,318
Other comprehensive loss	—	—	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	—	—	(75,243)	(75,243)

Balance as of December 31, 2018	156,950,448	94,151	—	—	112,924,032	—	9,759	(2)	(81,114)	(71,357)
Issuance of convertible Preferred Stock, net of issuance costs, including warrants, of $10.2 million	29,623,203	92,590	—	—	—	—	—	—	—	—
Issuance of Class A common stock warrants	—	—	—	—	—	—	61	—	—	61
Exercise of vested stock options	—	—	—	—	387,055	—	23	—	—	23
Early exercise of unvested stock options	—	—	—	—	2,218,897	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	12	—	—	12
Forfeiture of unvested shares issued for early exercised stock options	—	—	—	—	(15,759)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	8,028	—	—	8,028
Reclassification associated with Class A common stock subject to redemption	—	—	1,627,132	4,500	(1,627,132)	—	(4,500)	—	—	(4,500)
Other comprehensive income	—	—	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	—	—	(72,064)	(72,064)

Balance as of December 31, 2019	186,573,651	$186,741	1,627,132	$4,500	113,887,093	$—	$13,383	$2	$(153,178)	$(139,793)

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	For the Year Ended December 31
	2019	2018
Operating activities
Net loss	$(72,064)	$(75,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	260	—
Stock-based compensation	8,028	7,318
Noncash warrant income, net	(951)	—
Noncash other income, net	(288)	(40)
Changes in operating assets and liabilities:
Inventory	(522)	(2,997)
Prepaid expenses and other current assets	(2,436)	(1,100)
Other long-term assets	(755)	—
Accounts payable	(6,075)	12,839
Accrued liabilities	(276)	1,363
Deferred revenue	212	538

Net cash used in operating activities	(74,867)	(57,322)

Investing activities
Purchases of short-term investments	(42,012)	—
Maturities of short-term investments	4,500	—
Investment in website development and internal-use software	(1,479)	—
Purchase of property and equipment	(308)	(8)

Net cash used in investing activities	(39,299)	(8)

Financing activities
Proceeds from issuance of convertible Preferred Stock and warrants	102,793	70,100
Payments for issuance costs of convertible Preferred Stock	(227)	(237)
Proceeds from issuance of Class A common stock	—	45
Proceeds from exercise of Class A common stock warrants	—	413
Proceeds from exercise of vested and unvested stock options	44	399
Borrowings of principal on term loan	2,136	9,364
Repayments of principal on term loan	(9,051)	(1,934)
Payments for debt issuance costs	(377)	—

Net cash provided by financing activities	95,318	78,150

Foreign currency effect on cash and cash equivalents	(5)	(1)

(Decrease) increase in cash, cash equivalents, and restricted cash	(18,853)	20,819
Cash, cash equivalents, and restricted cash at beginning of year	41,650	20,831

Cash, cash equivalents, and restricted cash at end of year	$22,797	$41,650

Supplemental disclosures of cash flow information
Cash paid for taxes	$139	$46

Cash paid for interest	$361	$106

Noncash investing and financing activities
Warrants issued for convertible Preferred Stock issuance costs	$—	$1,128

Redeemable Class A common stock reclassification	$4,500	—

Warrants issued for debt issuance costs	$133	$67

Vesting of early exercised stock options	$12	$3

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019

1. Description of Business and Basis of Presentation

Description of the Business

Hims, Inc. (the Company or Hims) was incorporated in Delaware on December 30, 2013. Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Our proprietary mobile app, websites, telehealth platform, electronic medical records system, and pharmacy integration combine to provide consumers with a seamless, easy-to-use, mobile-first experience. The Company is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare system that squarely focuses on the needs of the healthcare consumer. To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers and through wholesale partners.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. All intercompany transactions and balances have been eliminated in the consolidated financial statements herein. For the year ended December 31, 2019, the Company had operations primarily in the United States and immaterial operations in the United Kingdom. For the year ended December 31, 2018, the Company had operations solely in the United States.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more significant estimates and assumptions by management include, among others, valuation of inventory, the valuation and recognition of stock-based compensation expense, the valuation and recognition of warrants, and the useful lives for capitalized software and fixed assets. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to it at the time that these estimates and judgments were made. Actual results experienced by the Company may differ from management’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

Risks and Uncertainties

The Company’s business, operations, and financial results are subject to various risks and uncertainties, including adverse United States economic conditions, legal restrictions, changing laws for medical services and prescription products, or decisions to outsource or modify portions of its supply chain, and competition in its industry could adversely affect its business, financial condition, results of operations, and cash flows. These significant factors, among others, could cause the Company’s future results to differ materially from the consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Concentration Risk

The Company’s financial instruments that are potentially exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company maintains its cash, cash equivalents, short-term investments and restricted cash with high-quality financial institutions with investment-grade ratings. The majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

The prescription products ordered on the Company’s e-commerce online platform are fulfilled by two pharmacies. If either of the pharmacies were to stop fulfilling orders, it could significantly slow prescription product sales until a new supplier is found. The Company maintains agreements with these pharmacies to mitigate any such risk.

The Company is not dependent on any single customer or geographic location. As of and for the years ended December 31, 2019 and 2018, no customers represented more than 10% of accounts receivable or 10% of revenue. In addition, the Company had an immaterial amount of revenue related to sales in foreign countries.

Foreign Currency Translation

The Company’s consolidated financial statements are presented in U.S. dollars. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are presented as foreign currency translation adjustments, a component of other comprehensive income on the consolidated statements of operations and comprehensive loss.

Segment Reporting

For the years ended December 31, 2019 and 2018, the Company was managed as a single operating segment on a consolidated basis. Furthermore, the Company determined that the Chief Executive Officer is the Chief Operating Decision Maker as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization at a consolidated level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash and cash equivalents with financial institutions.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company maintains cash and cash equivalents in a restricted account that is collateralized against its credit card in the normal course of business, classified as restricted cash on the consolidated balance sheets; refer to Note 9 – Borrowing Arrangements for further details. Total cash, cash equivalents, and restricted cash are summarized as follows (in thousands):

Balance at December 31, 2019:
Cash and cash equivalents	$22,647
Restricted cash	150

Total cash, cash equivalents, and restricted cash	$22,797

Balance at December 31, 2018:
Cash and cash equivalents	$41,500
Restricted cash	150

Total cash, cash equivalents, and restricted cash	$41,650

Short-term Investments

Available-for-sale debt instruments with original maturities at the date of purchase greater than three months and remaining maturities of less than one year are classified as short-term investments.

Short-term investments are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in other comprehensive income on the consolidated statements of operations and comprehensive loss, except as noted in the Other-Than-Temporary Impairment section that follows. The Company determines the cost of the investment sold based on an average cost basis at the individual security level. The Company’s short-term investments consist of marketable debt instruments. The Company records the interest income and realized gains and losses on the sale of these instruments within other income, net on the consolidated statements of operations and comprehensive loss.

Other-Than-Temporary Impairment

The Company’s short-term investments are subject to a periodic impairment review. Investments are considered impaired when the fair value is below the investment’s adjusted cost basis. This would occur for marketable debt instruments when the fair value is below amortized cost and the Company intends to sell the instrument, or when it is more likely than not that the Company will be required to sell the instrument before recovery of its amortized cost basis, or when the Company does not expect to recover the entire amortized cost basis of the instrument (a credit loss exists). When the Company does not expect to recover the entire amortized cost basis of the instrument, it separates other-than-temporary impairments into amounts representing credit losses, which are recognized in other income, net, and amounts related to all other factors, which are recognized in other comprehensive income on the consolidated statement of operations and comprehensive loss. The Company incurred no impairments for the years ended December 31, 2019 or 2018.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The fair value of a financial instrument is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to ongoing fair value measurement are categorized and disclosed into one of the three categories depending on observable or unobservable inputs employed in the measurement. Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities, are as follows:

•	Level 1: Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2: Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Inventory

Inventory primarily consists of finished goods and raw materials that are located at third-party fulfillment warehouses. Inventory is stated at the lower of cost and net realizable value and inventory cost is determined by the weighted average cost method. The Company reserves for expired, slow-moving, and excess inventory by estimating the net realizable value based on the potential future use of such inventory. Management monitors inventory to identify events that would require impairment due to slow-moving, expired, or obsolete inventory and adjusts the value of inventory when required. Obsolete inventory balances are written-off against the inventory allowance after management determines that the inventory cannot be sold. For the years ended December 31, 2019 and 2018, the Company recorded write-offs of $1.4 million and $0.1 million, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of balances related to prepayments or vendor deposits for inventory, software, insurance, marketing and other operating costs and trade and other accounts receivables. Prepaid expenses are recorded when payment has been made in advance for goods and services. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities on the consolidated statements of cash flows. Receivables are stated at amounts estimated by management to be equal to their net realizable values. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses and it is recorded when it is probable that amounts will not be collected based on historical collection trends, age of outstanding receivables, specific customer circumstances, and existing economic conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2019 and 2018, accounts receivable were $0.9 million and $0.5 million, respectively, and included within prepaid expenses and other current assets on the consolidated balance sheets. There were no write-offs of accounts receivable for the years ended December 31, 2019 or 2018. As of December 31, 2019 and 2018, the Company had no allowances for doubtful accounts. For the years ended December 31, 2019 and 2018, no customer represented more than 10% of consolidated revenue.

The Company does not have any off-balance sheet credit exposure related to its customers.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Maintenance and repair costs are charged to expense as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated or amortized using the straight-line method over the estimated useful lives ranging from two to three years and consist primarily of computers, equipment, furniture, and fixtures. Property and equipment, net was $0.2 million and less than $0.1 million as of December 31, 2019 and 2018, respectively, and is classified within other long-term assets on the consolidated balance sheets.

Intangibles

Intangibles with finite lives are amortized over their useful life in accordance with Accounting Standards Codification (ASC) 350-30, Intangibles – Goodwill and Other – General Intangibles Other Than Goodwill. Amortization is provided by utilizing a straight-line method over the estimated useful lives of the intangibles.

The Company accounts for website development costs in accordance with ASC 350-50, Intangibles – Goodwill and Other – Website Development Costs. The costs incurred during the website application and infrastructure stages as well as costs incurred during the graphics and content development stages are capitalized; all other costs are expensed as incurred. In addition, the Company incurs costs to develop software for internal use, which are accounted for under ASC 350-40, Intangibles – Goodwill and Other – Internal-Use Software. The costs incurred during the application development phase are capitalized until the project is completed and the asset is ready for intended use. The Company expenses all costs that relate to the preliminary project and post-implementation operation phases of development as selling, general, and administrative expense on the consolidated statement of operations and comprehensive loss.

As of December 31, 2019, website development and internal-use software costs of $1.3 million, net of amortization of $0.2 million, were classified within other long-term assets on the consolidated balance sheet and had useful lives of 2 to 3 years. There were no unamortized website development and internal-use software costs as of December 31, 2018.

The following table summarizes the estimated amortization of intangibles for the five years subsequent to December 31, 2019, and thereafter (in thousands):

2020	$589
2021	451
2022	224
2023	3
2024 and thereafter	15

Total	$1,282

Impairment of Long-Lived Assets

Long-lived assets include property and equipment and intangible assets subject to amortization. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, recoverability of assets to be held and used is assessed by comparing the carrying amount of assets with their future underlying net cash flows (undiscounted and without interest charges). If such assets are considered to be impaired, an impairment is recognized as the amount by which the carrying amount of the assets exceeds the estimated fair values of the assets. Assets to be disposed

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

of by sale are reported at the lower of their carrying amount or estimated fair value less costs to sell. As of December 31, 2019 and 2018, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived assets.

Warrant Liability

The Company classifies warrants to purchase shares of Series C Preferred Stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income, net within the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time all such Series C Preferred Stock warrants will be converted into warrants to purchase shares of common stock and the liability will be reclassified to additional paid-in capital.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2017, at inception of its operations.

The Company’s consolidated revenue primarily comprises online sales of health and wellness products through the Company’s website, including prescription and nonprescription products. In contracts that contain prescription products, revenue also includes medical consultation services. Additionally, an immaterial amount of revenue is generated through wholesale arrangements.

For online revenue, the Company defines its customer as an individual who purchases products or services through the website. The transaction price in the Company’s contracts with customers is the total amount of consideration to which the Company expects to be entitled in exchange for transferring products or services to the customer.

The Company’s contracts that contain prescription products include two performance obligations: access to (i) products and (ii) consultation services. The Company’s contracts that do not contain prescription products have a single performance obligation consisting of products. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain service, by providing the consultation services to the customer, which is typically a few days. The Company satisfies its performance obligation for products at a point in time, which is upon delivery of its products to a third-party carrier. The Company satisfies its performance obligation for services over the period of the consultation service.

The customer obtains control of the products and services upon the Company’s completion of its performance obligations.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which the Company separately sells the products and services, as well as market and cost plus margin based estimates. For the years ended December 31, 2019 and 2018, service revenue represents less than 10% of consolidated revenues.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

To fulfill its promise to customers for contracts that contain prescription products, the Company maintains relationships with various Affiliated Medical Groups, which are professional corporations owned by licensed physicians and other professional entities that engage licensed medical professionals (medical doctors, physician assistants, and nurse practitioners; collectively referred to as Providers) to provide consultation services. Refer to Note 7 – Variable Interest Entities. The Company accounts for service revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company determines which Affiliated Medical Group and Provider provides the consultation to the customer; (ii) the Company is primarily responsible for the satisfactory fulfillment and acceptability of the consultation services; (iii) the Company incurs costs for consultation services even for visits that do not result in a prescription and the sale of products; and (iv) the Company, at its sole discretion, sets all listed prices charged on its websites for products and services.

Additionally, to fulfill its promise to customers for contracts that contain prescription products, the Company maintains relationships with third-party pharmacies (Partner Pharmacies) to fill prescriptions that are ordered by the Company’s customers. The Company accounts for prescription product revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company has sole discretion in determining which Partner Pharmacy fills a customer’s prescription; (ii) Partner Pharmacies fill the prescription based on fulfillment instructions provided by the Company including using Company’s branded packaging for generic products; (iii) the Company is primarily responsible to the customer for the satisfactory fulfillment and acceptability of the prescription medication; (iv) the Company is responsible for refunds of the prescription medication after transfer of control to the customer; and (v) the Company, at its sole discretion, sets all listed prices charged on its website for products and services.

The Company estimates refunds using the expected value method based on historical refunds granted to customers. The Company updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

The Company has made an accounting policy election to account for shipping and handling activities performed after the control of a product has been transferred to the customer as fulfillment costs. The Company’s contracts with customers do not contain costs to obtain or costs to fulfill contracts with customers in accordance with ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers.

For online sales, payment for prescription medication and nonprescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the consolidated balance sheets.

Cost of Revenue

Cost of revenue consists of costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities. Costs related to free products, where there is no expectation of future purchases from a customer, are considered to be selling, general, or administrative expenses and are excluded from cost of revenue.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based upon differences between the financial reporting and tax

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis, to ascertain whether it is more likely than not that deferred tax assets will be realized. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

The Tax Cuts and Jobs Act of 2017 (the Act) was enacted into law on December 22, 2017, and significantly changed existing U.S. tax law. Beginning in 2018, the Act subjects a U.S. shareholder to current tax on global intangible low-taxed income, or GILTI, earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. As a result of historical net operating losses in the Company’s foreign operations, the Company has no GILTI inclusion for the years ended 2019 or 2018.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes potential liabilities based on an estimate of whether, and the extent to which, additional taxes will be due. The Company accounts for uncertain tax positions in accordance with the relevant guidance, which prescribes a two-step approach to recognize and measure uncertain tax positions taken or expected to be taken in income tax return, and also provides guidance on recognition, classification, interest and penalties, disclosure, and transition. The first step is to evaluate the tax position taken or expected to be taken by determining whether the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation process. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Stock-Based Compensation

The fair value of employee and nonemployee stock options are determined using the Black-Scholes Merton (BSM) option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the employee and nonemployee, which is generally the option vesting term of four years. The Company accounts for forfeitures as they occur.

Fair Value of Common Stock – Given the absence of a public trading market, the board of directors of the Company considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) contemporaneous valuations of common stock performed by an independent valuation specialist; (ii) developments in the Company’s business and stage of development; (iii) the Company’s operational and financial performance and condition; (iv) issuances of Preferred Stock and the rights and preferences of Preferred Stock relative to common

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company; and (vi) the lack of marketability of the Company’s common stock. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Dividend Yield – The Company bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

Expected Volatility – The volatility is derived from the average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants.

Risk-free Interest Rate – The Company derives the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Expected Term – The Company calculates the expected term using the simplified method based on the options vesting term and contractual terms as the Company did not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

The Company issues shares for the early exercise of common stock options. The unvested shares are subject to the Company’s repurchase right at the lower of the fair market value of the shares of common stock on the date of repurchase or their original purchase price. The proceeds initially are recorded as a liability from the early exercise of stock options and recorded within accrued liabilities on the consolidated balance sheets. These amounts are reclassified to common stock and additional paid-in capital as the Company’s repurchase right lapses.

Employee Benefit Plan

In 2018, the Company adopted a 401(k) Profit Sharing Plan and Trust covering substantially all of its U.S. employees. The Company has not contributed to the plan since its inception.

Advertising

For the years ended December 31, 2019 and 2018, advertising costs of $52.9 million and $51.3 million, respectively, were charged to expense as incurred. These customer acquisition expenses are recorded within marketing expense on the consolidated statements of operations and comprehensive loss.

Other Comprehensive Income

The Company’s other comprehensive income is impacted by foreign currency translation and available-for-sale investment fair value adjustments. The impact of foreign currency translation is affected by the translation of assets and liabilities of the Company’s United Kingdom foreign subsidiary, which is denominated in pounds sterling. The primary assets and liabilities affecting the adjustments are cash and cash equivalents, inventory, and accounts payable. The impact of available-for-sale securities is primarily affected by unrecognized gains and losses related to fluctuations in the fair market value of the securities.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Liquidity

The Company’s operations have been financed primarily through the issuance of common and Preferred Stock. Since inception, the Company has incurred negative cash flows as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

During the year ended December 31, 2019, the Company incurred a net loss of $69.1 million and had negative cash flows from operating activities of $74.9 million. As of December 31, 2019, the Company had an accumulated deficit of $150.2 million, cash and cash equivalents of $22.6 million, and short-term investments of $37.7 million.

The Company raised $52.0 million through sales of Preferred Stock subsequent to December 31, 2019. Refer to Note 17 – Subsequent Events for further details. The Company believes that its existing cash and investment balances and availability under borrowing agreements are sufficient for the Company to meet its obligations through at least December 31, 2021. Management considers that there are no conditions or events in the aggregate, including the impact of the COVID-19 pandemic, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the consolidated financial statements are issued.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes most current revenue recognition guidance. The Company early adopted this standard since inception of its operations in 2017.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2019, using a retrospective transition method to each period presented.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company early adopted this standard since inception of its operations in 2017.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The ASU establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition on the income statement. The standard is effective for smaller reporting companies and private companies for fiscal years beginning after December 15, 2021. In July 2018, the FASB approved an amendment to the new guidance that allows companies

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company is in the process of evaluating the impact to its consolidated financial statements in adopting this standard.

3. Short-term Investments

Short-term investments as of December 31, 2019, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Fair Value
Corporate bonds	$24,386	$3	$24,389
Government bonds	3,515	2	3,517
Asset-backed bonds	9,811	4	9,815

Total short-term investments	$37,712	$9	$37,721

All short-term investments mature within one year. There were no sales of short-term investments for the year ended December 31, 2019. There were no short-term investments as of December 31, 2018.

4. Inventory

Inventory consists of the following (in thousands):

	As of December 31
	2019	2018
Finished goods	$3,936	$728
Raw materials	196	2,967
Work-in-process	85	—

Total inventory	$4,217	$3,695

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31
	2019	2018
Vendor deposits	$1,737	$988
Trade and other receivables, net	859	499
Prepaid expenses	1,946	662
Other current assets	480	—

Total prepaid expenses and other current assets	$5,022	$2,149

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	As of December 31
	2019	2018
Accrued marketing expenses	$600	$807
Accrued tax payables	597	360
Accrued payroll costs	322	18
Accrued shipping and selling costs	220	472
Other accrued liabilities	287	825

Total accrued liabilities	$2,026	$2,482

7. Variable Interest Entities

In order for customers to obtain a prescription product, customers must complete a consultation with a Provider on the Company’s website through one of the Affiliated Medical Groups and receive a written prescription by the applicable Provider.

The Affiliated Medical Groups and the Company do not have any shareholders in common. The Affiliated Medical Groups are 100% owned by licensed physicians. The Company is party to service agreements with the Affiliated Medical Groups pursuant to which the Company provides management and administrative services and collects the medical consultation fees from customers on behalf of the Affiliated Medical Groups.

The Affiliated Medical Groups are legal entities that the Company has determined qualify as variable interest entities (VIEs). The Company determined that it is the primary beneficiary of the Affiliated Medical Groups for accounting purposes because it has the ability to direct the activities that most significantly affect the Affiliated Medical Groups’ economic performance and has the obligation to absorb the Affiliated Medical Groups’ losses. Under the VIE model, the Company presents the results of operations and the financial position of the Affiliated Medical Groups as part of the consolidated financial statements of the Company as if the consolidated group were a single economic entity. There is no noncontrolling interest upon consolidation of the Affiliated Medical Groups.

As of December 31, 2019 and 2018, the Company’s consolidated balance sheets included Affiliated Medical Groups current and total assets of $0.2 million and less than $0.1 million, respectively, and current and total liabilities of $0.7 million and $0.9 million, respectively, after elimination of intercompany transactions and balances. The results of operations and cash flows of the Affiliated Medical Groups are included in the Company’s consolidated financial statements. Additionally, for the years ended December 31, 2019 and 2018, the Affiliated Medical Groups charged the Company for services rendered $2.6 million and $1.6 million, respectively. For the years ended December 31, 2019 and 2018, the net losses generated by Affiliated Medical Groups were $9.3 million and $4.0 million, respectively, after elimination of intercompany transactions and balances.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Fair Value Measurements

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$20,880	$—	$—	$20,880
Government bonds	—	479	—	479
Short-term investments:
Corporate bonds	—	24,389	—	24,389
Government bonds	—	3,517	—	3,517
Asset-backed bonds	—	9,815	—	9,815
Restricted cash:
Money market funds	150	—	—	150

Total assets	$21,030	$38,200	$—	$59,230

Liabilities
Warrant liability	$—	$—	$9,097	$9,097

Total liabilities	$—	$—	$9,097	$9,097

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Government bonds	$—	$40,843	$—	$40,843
Restricted cash:
Money market funds	150	—	—	150

Total assets	$150	$40,843	$—	$40,993

The fair values of cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values as of December 31, 2019 and 2018, due to their short-term nature. All other financial instruments are valued either based on recent trades of securities in active markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data.

Level 3 instruments consist solely of the Company’s Series C Preferred Stock warrant liability. The fair value of the Series C Preferred Stock warrant liability is measured using the BSM option-pricing model. Observable and unobservable inputs to that model include the purchase right’s remaining contractual term, the risk-free interest rate, exercise price, expected volatility based on the representative peer companies, dividend yield and the estimated fair value of the Preferred Stock at measurement date. Generally, increases and decreases in the fair value of the underlying Preferred Stock and estimated term would result in directionally similar impact to the fair value measurement, which the Company recognized in other income, net on the consolidated statement of operations and comprehensive loss.

The following assumptions and inputs were used in determining the fair value of the Series C Preferred Stock warrant liability related to the 2,962,304 warrants at an exercise price of $0.01 and to the 198,126 warrants

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

at an exercise price of $3.47, as of December 31, 2019. Refer to Note 9 – Borrowing Arrangements and Note 13 – Convertible Preferred Stock for further details on warrant terms and conditions:

Measurement Date	December 31, 2019
Term (in years)	3.41
Expected volatility	61%
Risk-free interest rate	1.63%
Estimated Series C Preferred Stock fair value	$3.05
Dividend yield	0%

The change in the fair value of Series C Preferred Stock warrant liabilities is as follows (in thousands):

Balance as of January 1, 2019	$—
Issuance of Series C Preferred Stock warrants	10,048
Decrease in fair value of warrants	(951)

Balance as of December 31, 2019	$9,097

During the years ended December 31, 2019 and 2018, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

9. Borrowing Arrangements

Silicon Valley Bank

On November 14, 2017, the Company entered into a Loan and Security Agreement (the 2017 Loan Agreement) with Silicon Valley Bank (SVB) consisting of term loans of up to $2.0 million, borrowable in $0.5 million increments with a maturity date of February 1, 2021. The Term Loan was effective August 31, 2018, and required repayment in 30 equal monthly payments of principal, plus accrued and unpaid interest, following the interest-only period. Once the principal has been repaid, it cannot be reborrowed during the term. The interest rate for the term loan is The Wall Street Journal’s prime rate (Prime Rate) plus 1.25%.

In connection with the 2017 Loan Agreement, the Company issued a warrant to SVB to purchase 808,603 shares of the Company’s Class A common stock at an exercise price of $0.025 per share. The warrant expires November 14, 2027, and had an estimated fair value of $0.1 million at the time of issuance. Refer to Note 14 – Class A and Class F Common Stock for further discussion.

On May 16, 2018, the Company and SVB amended and restated the 2017 Loan Agreement (the First Amended and Restated Loan Agreement) to, among other things, make available an additional term loan amount of up to $11.25 million, which can be drawn over a total of three advances from SVB up to $3.75 million each. Additionally, the payment schedule was modified to 12 equal payments of principal, plus accrued and unpaid interest. As of December 31, 2018, the Company had a principal balance outstanding under the agreement totaling $8.4 million. The interest rate for the term loan is the Prime Rate plus 1.25%.

In connection with the First Amended and Restated Loan Agreement, the Company issued a warrant to SVB to purchase 129,952 shares of the Company’s Class A common stock at an exercise price of $0.025 per share. The warrant expires May 16, 2028, and had an aggregate fair value of $0.1 million at the time of issuance. The issuance of the warrants was considered debt issuance cost and is amortized over the life of each respective loan.

On November 27, 2019, the Company and SVB amended and restated the Amended and Restated Loan Agreement, dated as of May 16, 2018, by and among the Company and SVB (the Second Amended and Restated

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Loan Agreement), which accelerated the repayment of the existing loan between the Company and SVB over a six-month period, to be paid in full by May 1, 2020 (hereafter referred to as the Existing Term Loan). As of December 31, 2019, the outstanding principal balance on the Existing Term Loan was $1.5 million. The interest rate for the Existing Term Loan is based on the Prime Rate plus 1.25%. As of December 31, 2019, the interest rate on the Existing Term Loan was 6.00%.

In the Second Amended and Restated Loan Agreement, SVB made available an additional term loan to the Company of an aggregate principal amount of up to $5.0 million (the 2019 Term Loan), with the minimum advance amount increased from $0.5 million to $1.0 million. The 2019 Term Loan requires repayment in 30 equal monthly payments of principal, along with payments of interest in arrears. All outstanding principal and accrued and unpaid interest are due and payable in full on the maturity date of March 1, 2023. Once the principal is paid it cannot be reborrowed during the term. As of December 31, 2019, the Company had not borrowed any amounts under the 2019 Term Loan. The interest rate for 2019 Term Loan is the Prime Rate plus 2.00%, capped at a rate of 7.25%.

In the Second Amended and Restated Loan Agreement, SVB also provided a revolving debt facility for the Company (the Revolving Line), of up to $8.0 million, with a maturity date of December 31, 2020. Upon termination of the Revolving Line for any reason prior to its maturity date, the Company shall pay, in addition to any payments owed, a termination fee equal to 1.00% of the Revolving Line. The interest rate for the Revolving Line is equal to the Prime Rate plus 0.50%, with a floor of 5.75%. As of December 31, 2019, the Company had not drawn down from this Revolving Line.

Upon the Company’s request, SVB will issue letters of credit (the Letters of Credit) for the Company’s account in an aggregate amount not to exceed $2.0 million, which is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. The Company also has a business credit card as part of the cash management services offered by SVB. The Company may request an amount not to exceed $2.0 million, in connection with SVB’s cash management services, which amount is reduced by the amount utilized for any issuances of Letters of Credit. Any cash management services are treated as advances under the Revolving Line. For the Company to continue to use the credit card, SVB required the Company to maintain $0.2 million in a collateralized money market account. The Company expects to continue to use the cash management services beyond 2020 and presents the $0.2 million within restricted cash on the consolidated balance sheet.

In connection with the Second Amended and Restated Loan Agreement, the Company issued a warrant to SVB to purchase 82,220 shares of the Company’s Class A common stock at an exercise price of $0.79 per share. The warrant expires November 26, 2029, and had an aggregate fair value of $0.1 million at the time of issuance. The fair value of the warrant for shares of the Class A common stock, as well as costs to close the facility, were considered debt issuance costs and are recorded within prepaid expenses and other current assets on the consolidated balance sheets and amortized over the term of the loan.

The Second Amended and Restated Loan Agreement contains customary representations and warranties and affirmative and negative covenants applicable to the Company and its subsidiaries. The financial covenants require annual revenue targets to be at least 70% of the annual operating budgets and annual financial projections delivered to SVB, which annual projections shall represent at least 50% of year-over-year revenue growth. In addition, if the Company has a loan outstanding under the Revolving Line and the Company’s cash plus availability under the Revolving Line is less than $20.0 million, SVB can test the Company’s EBITDA Loss (as defined in the Second Amended and Restated Loan Agreement) for the previous three-month period to ensure it is no more than $5.0 million. In addition, the Company is required to deliver certain financial statements, reports,

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

and certificates, including, without limitation, the audited financial statements within 270 days after the Company’s fiscal year-end. Any failure by the Company to satisfy the covenants will result in an event of default. As of December 31, 2019 and 2018, the Company was in compliance with all of its covenants under the Second Amended and Restated Loan Agreement.

As collateral, the Company has provided a security interest to SVB in substantially all of its assets.

TriplePoint Venture Growth

On November 27, 2019, the Company entered into a Plain English Capital Growth and Security Agreement (the 2019 Capital Agreement) with TriplePoint Venture Growth (TPC) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the Part 1 Commitment Amount), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount through December 31, 2020. There is no minimum advance amount. The borrowed amounts are due at the Company’s option of terms ranging from three months to sixty months, with interest rates ranging from the Prime Rate plus 0.5% for 3-month loans to the Prime Rate plus 7.0% for sixty month loans. Almost all of the advance options require the prior written consent of TPC. As of December 31, 2019, the Company had not drawn down from this term loan. The costs associated with issuing the debt facility are recorded as debt issuance costs within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility.

In addition to the costs above and in connection with the 2019 Capital Agreement, the Company issued to TPC a warrant granting TPC the right to purchase 198,126 shares of the Company’s Series C Preferred Stock at an exercise price of $3.47 per share, subject to adjustment in regard to the Preferred Stock series, number of shares and exercise price if the per share price of subsequent Preferred Stock rounds is less than $3.47. The estimated fair value of the Company’s Series C Preferred Stock warrants at the time of issuance and as of December 31, 2019, was $0.1 million. The fair value of the warrants was considered debt issuance costs and is recorded within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility. The fair value was estimated using the BSM option-pricing model and has been recorded within warrant liability on the consolidated balance sheets. Refer to Note 8 – Fair Value Measurements for further discussion. As collateral, the Company has provided a second lien security interest to TPC in substantially all of its assets.

10. Income Taxes

For financial reporting purposes, loss before provision for income taxes includes the following (in thousands):

	For the Year Ended December 31
	2019	2018
Domestic	$(71,644)	$(75,066)
Foreign	(330)	(140)

Loss before provision for income taxes	$(71,974)	$(75,206)

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of the provision for income taxes consisted of the following (in thousands):

	For the Year Ended December 31
	2019	2018
Current:
Federal	$—	$—
State	90	37
Foreign	—	—

Total current provision	90	37

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred provision	—	—

Total expense	$90	$37

The income tax provision differs from the amounts computed by applying the federal statutory income tax rate of 21% to pretax loss as follows (in thousands):

	For the Year Ended December 31
	2019	2018
Tax benefit at federal statutory rate	$(15,115)	$(15,795)
State taxes	(2,690)	(4,043)
Change in valuation allowance	16,560	20,327
Vendor warrant compensation	—	(1,714)
Stock-based compensation	1,471	1,223
Other, net	(136)	39

Total	$90	$37

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$39,990	$22,898
Reserves and accruals	163	169
Stock-based compensation	283	20
Inventory	315	—
Other deferred tax assets	274	51

Total gross deferred tax assets	41,025	23,138
Less valuation allowance	(40,496)	(23,138)

Total deferred tax assets	529	—

Deferred tax liabilities:
Fixed assets	(321)	—
Other deferred tax liabilities	(208)	—

Total deferred tax liabilities	(529)	—

Net deferred tax assets	$—	$—

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s history of losses, the Company believes that it is not more likely than not that all of the deferred tax assets can be realized as of December 31, 2019 and 2018. Accordingly, the Company has recorded a full valuation allowance against its deferred tax assets. The valuation allowance increased by $17.4 million and $21.4 million during the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the Company has $147.3 million, $109.6 million, and $0.4 million in federal, state, and foreign loss carryforwards (not tax effected), respectively, of which $141.1 million, $11.5 million, and $0.4 million in federal, state, and foreign loss carryforwards, respectively, do not expire. The remaining federal and state loss carryforwards begin to expire in 2037 and 2023, respectively.

Internal Revenue Code Sections 382 and 383 place a limitation on the amount of taxable income that can be offset by carryforward tax attributes, such as net operating losses or tax credits, after a change in control. Generally, after a change in control, a loss corporation cannot deduct carryforward tax attributes in excess of the limitation prescribed by Sections 382 and 383. Therefore, certain of the Company’s carryforward tax attributes may be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of issuances of different classes of Preferred Stock to investors in 2017, 2018, and 2019, the Company triggered “ownership change(s)” as defined in Section 382 and related provisions. The Company believes that some of its net operating losses may be limited by these ownership changes but that any limitation would not have a significant impact to the financial statements since there is no utilization of the net operating losses and a full valuation allowance exists against the net operating losses. Subsequent ownership changes may subject the Company to annual limitations of its net operating losses. Such annual limitation could result in the expiration of the net operating loss and credit carryforwards before utilization.

The Company has incurred net operating losses since inception, and it does not have any significant unrecognized tax benefits. The Company’s policy is to include interest and penalties related to unrecognized tax

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

benefits, if any, within the provision for taxes on the consolidated statement of operations. Any adjustments to the Company’s uncertain tax positions would result in an adjustment of its net operating loss and valuation allowance rather than resulting in an impact to the effective tax rate. It is not expected that there will be any material change in the unrecognized tax benefits within the next 12 months.

The Company files income tax returns in the U.S., United Kingdom, and various state and local jurisdictions. Due to the net operating loss carryforward, the statute of limitations is open for 2017 and forward for all jurisdictions, none of which are currently under examination by any tax authorities.

11. Commitments and Contingencies

Leases and Purchase Obligations

Total rent expense for the years ended December 31, 2019 and 2018, was $1.5 million and $0.3 million, respectively. The difference between the lease payments made and the lease expense recognized to date was immaterial. The Company has $0.7 million held as a deposit for a lease, which is included in other long-term assets on the consolidated balance sheet as of December 31, 2019.

Future minimum lease commitments are as follows (in thousands):

December 31, 2019
Fiscal year:
2020	$2,761
2021	230

Total minimum lease payments	$2,991

As of December 31, 2019, the Company had contractual obligations to make $2.4 million in purchases related to marketing professional services and cloud-based software contracts used in operations. The Company did not have long-term contractual obligations as of December 31, 2018.

Legal Proceedings

From time to time, the Company is a party to various litigation, claims and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s consolidated business, financial position, results of operations, or cash flows.

12. Stock-Based Compensation

2017 Stock Plan

In July 2017, the Company adopted the 2017 Stock Plan. Under the 2017 Stock Plan, the Board of Directors may grant awards, including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards to employees, directors, and consultants. As of December 31, 2019 and 2018, the number of authorized shares of common stock the Company may issue under the 2017 Stock Plan is 65,257,501 and 56,716,006, respectively.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under the 2017 Stock Plan, stock options and stock appreciation rights are granted at exercise prices determined by the Board of Directors and may not be less than 100% of the estimated fair market value of the common stock on the grant date. Incentive stock options granted to any stockholders holding 10% or more of the Company’s equity cannot be granted with an exercise price of less than 110% of the estimated fair market value of the common stock on the grant date and such option is not exercisable after five years from the grant date.

Options for new employees under the 2017 Stock Plan generally vest over four years, with 25% vesting one year after the vesting commencement date and then 1/48th of the total grant vesting monthly thereafter. Additional options granted to current employees generally vest 1/48th of the total grant monthly over four years. Options granted are exercisable within a period not exceeding ten years from the grant date. Under the 2017 Stock Plan, an option may include a provision whereby the option holder may elect to exercise the option prior to the full vesting of the option.

As of December 31, 2019 and 2018, there were 7,167,094 and 8,244,800 shares, respectively, available for the Company to grant under the 2017 Stock Plan.

The grant-date fair values of the Company’s stock options granted to employees and nonemployees were estimated using the following weighted average assumptions:

	For the Year Ended December 31
	2019	2018
Expected term (in years)	6.0	5.5
Expected volatility	59.7%	60.1%
Risk-free interest rate	2.2%	2.6%
Expected dividend yield	0.0%	0.0%

Stock Option Activity

Option activity under the 2017 Stock Plan is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Period (in Years)	Aggregate Intrinsic Value
Balance at January 1, 2019	26,672	$0.17
Options granted	12,380	0.79
Exercised and early exercised options vested during the period	(10,759)	0.16
Options forfeited and expired	(2,761)	0.75

Balance at December 31, 2019	25,532	0.41

Options vested and expected to vest as of December 31, 2019	25,532	0.41	8.7	$14,270

Options vested as of December 31, 2019	4,183	0.31	8.5	2,767

Options exercisable as of December 31, 2019	15,442	0.48	8.8	7,554

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The weighted average grant-date fair value of options granted for the years ended December 31, 2019 and 2018, was $0.50 per share and $0.33 per share, respectively. The intrinsic value of vested options exercised for the years ended December 31, 2019 and 2018, was $0.3 million and $0.6 million, respectively.

As of December 31, 2019 and 2018, there was $7.2 million and $7.0 million, respectively, of unrecognized stock-based compensation related to non-vested stock options, which is expected to be recognized over a weighted average period of 2.15 years and of 2.13 years, respectively.

The cash flows resulting from the tax benefits for tax deductions resulting from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as a cash flow from financing activities. Due to a full valuation allowance on deferred tax assets, the Company did not recognize any tax benefit from stock options exercises for the years ended December 31, 2019 or 2018.

Early Exercise of Common Stock Options – The Company issues shares upon the early exercise of common stock options. The unvested shares are subject to the Company’s repurchase right at the lower of the fair market value of the shares of common stock on the date of repurchase or their original purchase price. The proceeds from cash exercises prior to vesting are initially recorded as a deposit liability from the early exercise of stock options and recorded within accrued liabilities on the consolidated balance sheets and reclassified to additional paid-in capital as the Company’s repurchase right lapses.

Excluded from the shares exercisable are 10,090,426 and 18,259,620 unvested shares that relate to the early exercise of stock options as of December 31, 2019 and 2018, respectively. These unvested shares include 9,585,111 and 16,184,394 shares from early-exercised options through the issuance of related-party promissory notes and 505,315 and 2,075,226 unvested shares from cash exercises, respectively. Refer to Note 15 – Related-Party Transactions for further details on promissory notes. For the year ended December 31, 2019, 15,759 shares of unvested Class A common stock were repurchased for less than $0.1 million. No shares of Class A common stock were repurchased for the year ended December 31, 2018.

The options outstanding and exercisable as of December 31, 2019, have been aggregated into ranges for additional disclosure as follows (in thousands, except weighted average remaining contractual life and exercise price):

	Options Outstanding		Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Remaining Contractual Life (in Years)
$0.03	3,070	7.87	1,754	7.89
0.18	11,909	8.24	5,565	8.24
0.70	675	8.77	420	8.82
0.79	9,878	9.44	7,703	9.45

	25,532		15,442

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Warrants Issued to Nonemployees

Included in stock-based compensation expense is expense for issuance of Class A common stock warrants to nonemployees in connection with vendor service arrangements. Warrant activity is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Options Outstanding		Options Exercisable
	Shares	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Remaining Contractual Life (in Years)
Balance at January 1, 2019	713,826	$0.03
Warrants granted	2,449,567	0.79

Balance at December 31, 2019	3,163,393	0.62

Warrants vested or expected to vest as of December 31, 2019	3,163,393	0.62	6.7	$546

Warrants exercisable as of December 31, 2019	1,046,028	0.27	6.6	546

The weighted average grant-date fair value of warrants granted to nonemployees for the years ended December 31, 2019 and 2018, was $0.62 per share and $0.01 per share, respectively.

There was $1.3 million of unrecognized stock-based compensation related to unvested warrants to nonemployees, which is expected to be recognized over a weighted average period of 1.73 years as of December 31, 2019. There was no unrecognized stock-based compensation related to unvested warrants to nonemployees as of December 31, 2018.

Description of Warrants Issued in Connection With Vendor Service Agreements

On September 23, 2019, the Company issued warrants to purchase an aggregate of 2,449,567 shares of Class A common stock at an exercise price of $0.79 per share in connection with a vendor service arrangement. The common stock warrants vest ratably over a 24-month period with a 7-year term.

On December 1, 2017, the Company issued warrants to purchase an aggregate of 713,826 shares of Class A common stock at an exercise price of $0.025 per share in connection with vendor service arrangements, comprising warrants for 397,140 shares of Class A common stock that vested immediately with a 10-year term and 316,686 shares that vested over a 12-month period with a 7-year term.

On July 14, 2017, the Company entered into a warrant agreement in connection with a vendor service arrangement and, subsequently, on January 13, 2018, entered into an amended and restated warrant agreement whereby it was determined that the Company would issue fully vested warrants to purchase an aggregate of 11,634,532 shares of Class A common stock at an exercise price of $0.025 per share. These common stock warrants were exercised on October 23, 2018, with an intrinsic value of $7.9 million.

Refer to Note 14 – Class A and Class F Common Stock for further discussion.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for employees and nonemployees, by category, on the consolidated statements of operations and comprehensive loss (in thousands):

	For the Year Ended December 31
	2019	2018
Selling, general, and administrative	$7,457	$6,966
Marketing	571	352

Total stock-based compensation expense	$8,028	$7,318

13. Convertible Preferred Stock

As of December 31, 2019, the Company has authorized 192.9 million shares of convertible Preferred Stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of the convertible Preferred Stock as of December 31, 2019 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	29,725,220	29,725,220	51,371	49,911	1.7282
Series C	35,920,000	29,623,203	102,793	92,590	3.4700

Total	192,870,448	186,573,651	$206,138	$186,741

The following table is a summary of the convertible Preferred Stock as of December 31, 2018 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	31,210,000	29,725,220	51,371	49,911	1.7282

Total	158,435,228	156,950,448	$103,345	$94,151

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Transactions Related to Convertible Preferred Stock

Between March and June 2019, the Company closed transactions with a group of investors to issue 29,623,203 shares of Series C convertible Preferred Stock and received $92.6 million in net proceeds.

In January 2018, the Company closed a transaction and a group of investors purchased 6,073,597 shares of Series B convertible Preferred Stock and received $3.8 million in net proceeds, including issuance of warrants. Between January and March 2018, the Company closed transactions with a group of investors to purchase 16,239,038 shares of Series B-1 convertible Preferred Stock and received net proceeds of $15.0 million. Between June and July 2018, the Company issued 28,931,833 shares of Series B-2 convertible Preferred Stock to investors and received net proceeds of $49.9 million.

In connection with the Series B Preferred Stock issuance, the Company entered into an agreement whereby it was determined that the Company would issue fully vested warrants to purchase an aggregate of 4,882,855 shares of Class A common stock at an exercise price of $0.025 per share. These common stock warrants were exercised on January 16, 2018.

Concurrent with the Series B-1 and Series B-2 financing transactions, certain holders of Class F common stock sold shares of Class F common stock to third parties. Each sale was conducted at an equivalent issuance price as the Company’s corresponding financing transaction of Series B-1 and Series B-2. Class F common stock totaling 6,206,399 shares was immediately converted into 5,413,012 shares of Series B-1 convertible Preferred Stock and 793,387 shares of Series B-2 convertible Preferred Stock pursuant to the Company’s certificate of incorporation.

Rights, Preferences, and Privileges of the Convertible Preferred Stock

Dividends – The holders of the convertible Preferred Stock are entitled to receive noncumulative cash dividends in preference to any dividend on the common stock, at the rate of 8% of the applicable original issue price per annum, when and as declared by the Board of Directors. In the event that dividends are paid on any share of common stock, then, after payment of the preferential dividends, the Company will pay an additional dividend on all outstanding shares of convertible Preferred Stock in a per share amount equal to the amount paid or set aside for each share of common stock. No dividends on convertible Preferred Stock have been declared by the Board of Directors since inception.

Liquidation Preference – In the event of a liquidation event, the holders of the convertible Preferred Stock are entitled to receive, in preference to the holders of the common stock, a per share amount equal to the greater of (1) the respective original issue price plus any declared but unpaid dividends or (2) the amount per share had all convertible Preferred Stock been converted into common stock (the Liquidation Preference). If the assets of the Company are insufficient to make payment in full to all holders of the convertible Preferred Stock, then the entire proceeds will be distributed ratably among the holders of convertible Preferred Stock in proportion to the full preferential amount above. After the payment of the Liquidation Preference, the remaining assets will be distributed ratably to the holders of common stock.

Conversion Rights – Each share of convertible Preferred Stock is convertible into shares of Class A common stock, at any time, at the option of the holder. The conversion price is the original issue price (Conversion Price) and is subject to anti-dilution adjustments as described below, none of which occurred as of December 31, 2019 or 2018.

The Conversion Price is subject to down-round protection via an anti-dilution adjustment to reduce dilution in the event that the Company issues additional common stock at a purchase price less than the Conversion Price. The Conversion Price is also subject to proportional adjustment for stock splits, stock dividends, and the like.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Additionally, the Convertible Preferred Stock will be automatically converted into common stock at the then-applicable Conversion Price (i) in the event that the holders of the majority of the outstanding convertible Preferred Stock consent to such conversion or (ii) upon the closing of a firmly underwritten public offering of shares of common stock of the Company in which the gross cash proceeds are at least $30.0 million.

Voting Rights – The holder of each share of convertible Preferred Stock has voting rights equal to the number of shares of Class A common stock into which it is convertible and votes together as a single class with the common stockholders. Each share of common stock is entitled to one vote. Series B preferred holders are entitled to elect one director, and all holders of convertible Preferred Stock together are entitled to elect one director. Class F common stockholders are entitled to elect up to two directors. Additionally, the holders of outstanding shares of Class A common stock and Class F common stock, and holders of convertible Preferred Stock, voting on an as-converted basis, are entitled to elect the remaining directors. Any board vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the chosen director will serve until the next annual election and their successors are duly elected.

As long as shares of convertible Preferred Stock are outstanding, the Company must obtain approval from a majority of the holders of the then-outstanding shares of convertible Preferred Stock in order to alter or change the rights, preferences, and privileges of convertible Preferred Stock; change the authorized number of shares of convertible Preferred Stock and common stock; create a new class or series of shares having any rights, preferences, or privileges superior to or on parity with any outstanding shares of convertible Preferred Stock; declare or pay any distribution other than dividends payable solely in common stock; sell, lease, transfer, exclusively license, or otherwise dispose of all or substantially all of the Company’s assets; voluntarily dissolve or liquidate the Company; increase or decrease the authorized size of the Board of Directors; effect a redemption or repurchase of shares of convertible Preferred Stock or common stock; or create or hold capital stock in any subsidiary that is not wholly owned by the Company.

Contingent Redemption – The holders of the Preferred Stock have no voluntary rights to redeem shares. A liquidation or winding-up of the Company, a greater than 50% change in control, or a sale of substantially all of its assets would constitute a redemption event. Although the Preferred Stock is not mandatorily or currently redeemable, a liquidation or winding-up of the Company would constitute a redemption event outside its control. As such, the Company presents all shares of Preferred Stock within mezzanine equity on the consolidated balance sheets.

Warrants for Series C Convertible Preferred Stock

As of December 31, 2019, the Company has the following warrants for Series C convertible Preferred Stock outstanding (in thousands, except for share and per share amounts):

Series	Shares	Exercise Price	Issuance	Expiration	Warrant Liability
Series C	2,962,304	$0.01	March 2019	February 2027	$9,021
Series C	198,126	3.47	November 2019	November 2026	76

	3,160,430				$9,097

In March 2019, the Company agreed to issue warrants to purchase the Company’s Series C convertible Preferred Stock at an exercise price of $0.01 per warrant to purchasers of the Company’s Series C convertible Preferred Stock. The number of warrants to be issued was variable, based on the Company’s revenue for the year ended December 31, 2019, whereby the number of warrants to be issued increased as revenue decreased. The

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company considered whether the embedded feature should be accounted for as a derivative and considered that the feature has an underlying notional amount, required no initial net investment, and required net settlement. The Company, therefore, concluded that the feature would be accounted for as a derivative liability and would be recorded at fair value, with the change in the fair value of the liability recorded within other income, net on the consolidated statement of operations and comprehensive loss. The Company issued 2,962,304 Series C convertible Preferred Stock warrants in February 2020 based on 2019 revenue. The fair market value of the Series C convertible Preferred Stock warrants was estimated using the BSM option-pricing model, and at the issuance date, fair value of the liability was $10.0 million. The fair value of the liability as of December 31, 2019, was $9.0 million. The original liability is recorded as an issuance cost for the Series C Preferred Stock, reducing the value of the Series C proceeds within mezzanine equity on the consolidated balance sheets. Subsequent adjustments to the fair value of the Series C convertible Preferred Stock warrants are recorded within other income, net on the consolidated statements of operations and comprehensive loss.

In November 2019, the Company issued 198,126 Series C convertible Preferred Stock warrants to TPC in connection with the 2019 Capital Agreement. The exercise price of the Series C warrants is $3.47 per share, subject to adjustment if the per share price of subsequent Preferred Stock rounds is less than $3.47. The fair market value of the Series C convertible Preferred Stock warrants at the time of issuance and as of December 31, 2019, was $0.1 million. The fair value of the warrants was considered debt issuance cost and recorded within prepaid and other current assets on the consolidated balance sheet. Refer to Note 9 – Borrowing Arrangements for further discussion.

14. Class A and Class F Common Stock

The Company has two classes of authorized common stock, Class A common stock and Class F common stock. Shares issued on early exercise are not considered outstanding for accounting purposes because the employees are not entitled to the rewards of stock ownership.

The rights of the holders of Class A and Class F common stock are identical, except with respect to (1) electing members of the Board of Directors and (2) voting rights. The Class F common stockholders, voting as a group, are entitled to elect up to two directors. Series B preferred holders are entitled to elect one director, and all preferred holders together are entitled to elect one director. The holders of outstanding shares of Class A and Class F common stock, and holders of convertible Preferred Stock, voting on an as-converted basis, are entitled to elect the remaining directors. The Class F common stockholders receive 10:1 voting rights as compared with Class A common stockholders.

As long as shares of Class F common stock are outstanding, the Company must obtain approval from a majority of the holders of the then-outstanding shares of Class F common stock in order to increase or decrease the authorized number of shares of Class F common stock, or to effect any action that adversely impacts the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Class F common stock.

The outstanding shares of Class A and Class F common stock presented on the consolidated balance sheets and on the consolidated statements of mezzanine equity and stockholders’ deficit for the years ended December 31, 2019 and 2018, are the legally outstanding shares, including the shares issued in exchange for related-party promissory notes.

Class A and Class F common stock is referred to as common stock throughout the notes to the consolidated financial statements, unless otherwise noted.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Transactions Related to Class A and Class F Common Stock

In May 2018, a holder of Class F common stock sold shares of Class F common stock. Pursuant to the Company’s certificate of incorporation, 405,975 shares of Class F common stock were immediately converted into 405,975 shares of Class A common stock.

As discussed in Note 13, between January and July 2018, 6,206,399 shares of Class F common stock were converted into 5,413,012 shares of Series B-1 convertible Preferred Stock and 793,387 shares of Series B-2 convertible Preferred Stock pursuant to the Company’s certificate of incorporation.

Warrants for Class A Common Stock

As discussed above, Class A common stock warrants have been issued in connection with vendor service agreements, debt agreements, and issuance of Preferred Stock. All of the warrants for shares of Class A common stock are classified within stockholders’ equity on the consolidated balance sheets. There were no exercises or settlements of Class A common stock warrants for the year ended December 31, 2019.

As of December 31, 2019, the Company had the following warrants outstanding to purchase shares of Class A common stock (in thousands, except for share and per share amounts):

Shares	Exercise Price	Issued	Expiration	Fair Value at Issuance
808,603	$0.0250	November 14, 2017	November 14, 2027	$53
397,140	0.0250	December 1, 2017	December 1, 2027	34
316,686	0.0250	December 1, 2017	December 1, 2024	26
129,952	0.0250	May 16, 2018	May 16, 2028	67
2,449,567	0.7900	September 23, 2019	September 23, 2026	1,526
82,220	0.7900	November 27, 2019	November 27, 2029	61

4,184,168				$1,767

15. Related-Party Transactions

Atomic Labs, LLC (Atomic Labs) is a related-party venture capital startup studio that launched the Company, providing initial capital and governance. The Company utilized operational support from Atomic Labs, primarily consisting of providing office space, conducting back-office professional services, and administering operating expenses. Additionally, an affiliated company of Atomic Labs provides professional services to the Company, primarily to support engineering and operations functions. All services were provided at cost. For the years ended December 31, 2019 and 2018, the Company recorded a total of $3.2 million and $3.5 million, respectively, for payments made to Atomic Labs and its affiliated company for services performed and costs incurred on behalf of the Company. The accounts payable balances related to Atomic Labs and its affiliated company were less than $0.1 million and $0.2 million as of December 31, 2019 and 2018, respectively.

Nonrecourse Related-Party Promissory Notes

For the years ended December 31, 2019 and 2018, the Company had promissory notes from certain of the Company’s executive officers, as well as a founding employee and an executive chairman. The promissory notes, which were issued to the Company by the related parties as consideration for the exercise of stock options, are considered nonrecourse notes for accounting purposes. The loans are secured by the shares of Class A common

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

stock of the Company held by the individuals. There were 37,209,631 and 35,009,631 shares securing the nonrecourse related-party promissory notes as of December 31, 2019 and 2018, respectively. The notes bear interest between 2.21% and 3.02% per annum and are due upon the earliest of (1) ten years from the debt issuance date, (2) a liquidation of the Company, or (3) six months following an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Prepayment of principal and interest may be made at any time without penalty.

The nonrecourse related-party promissory notes are not given accounting effect until the notes are repaid in full as the underlying stock options are not considered exercised for accounting purposes. As of December 31, 2019 and 2018, the total outstanding balance under these nonrecourse related-party promissory notes was $8.1 million and $6.2 million, respectively, which will be recorded within additional paid-in capital on the consolidated balance sheets when repaid in full for the exercise price of the underlying stock options.

Redeemable Common Stock Transaction

On September 23, 2019, the Company’s Chief Executive Officer and a member of its Board of Directors, sold 1,627,132 shares of Class A common stock to third party purchasers at $2.7656 per share for aggregate consideration of $4.5 million pursuant to Class A Common Stock Purchase Agreements. Under the terms of the vendor service agreement with the third party, the purchasers were granted a put right entitling them to sell the shares to the Company at $2.7656 per share for a period of six months. The put right expired on March 23, 2020 without the purchasers exercising their rights to sell the shares to the Company. The company recorded a stock-based compensation expense associated with the transaction of $3.0 million and presented the redeemable common stock within mezzanine equity on the consolidated balance sheets.

16. Basic and Diluted Net Loss per Share

The rights of the holders of Class A and Class F common stock are identical, including the liquidation and dividend rights, except with respect to electing members of the board of directors and voting rights. As the liquidation and dividend rights are identical, undistributed earnings and losses are allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders is, therefore, the same for both Class A and Class F common stock on an individual and combined basis.

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the years ended December 31, 2019 or 2018. Undistributed earnings for each period are allocated to participating securities, including the convertible Preferred Stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible Preferred Stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average shares of common stock outstanding during periods with undistributed losses.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31 (in thousands, except share and per share amounts):

	2019		2018
	Class A	Class F	Class A	Class F
Numerator:
Net loss attributable to common stockholders	$(57,720)	$(14,344)	$(56,469)	$(18,774)

Denominator:
Weighted average shares outstanding, basic and diluted	61,222,230	15,323,740	50,502,531	16,790,055

Basic and diluted net loss per share	$(0.94)	$(0.94)	$(1.12)	$(1.12)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2019 and 2018, because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. Weighted average Class A common shares presented in the table above for the year ended December 31, 2019 exclude 441,332 shares of common shares subject to redemption. These shares absorb no losses.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	For the Year Ended December 31
	2019	2018
Common stock issued for exercise of stock options subject to nonrecourse promissory notes	35,772,919	23,554,340
Common stock issued for early exercise of stock options	1,007,345	1,708,643
Convertible Preferred Stock	180,738,997	140,550,666
Stock options	13,420,985	11,213,803
Warrants to purchase Class A common stock	2,331,379	11,007,568
Warrants to purchase convertible Preferred Stock	2,502,464	—

17. Subsequent Events

The Company performed an evaluation of subsequent events through the date of issuance of the consolidated financial statements.

The World Health Organization declared the outbreak of COVID-19 a pandemic, and on March 13, 2020, the President of the United States declared a state of national emergency. As a result of the outbreak, there has been increased pressure on various industries, including health care. Additionally, financial markets have been unstable. The extent to which the COVID-19 outbreak will impact the Company is highly uncertain and continues to be subject to rapid changes that are likely to have an impact on the Company’s business. Management does not know the full extent of impacts on the Company.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In January 2020, the Company entered into a 63-month noncancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.9 million, net of rent abatement for the initial three months.

In March, April, and July 2020, the Company sold 16,495,335 shares of Series D Preferred Stock for proceeds of $51.9 million, net of issuance costs of $0.1 million.

In May 2020, an executive officer departed the Company, which resulted in the repurchase of 1,125,000 unvested shares of Class A common stock in exchange for the cancellation of the principal payable of $0.9 million under an associated promissory note.

From June through September 2020, holders of Series C convertible Preferred Stock warrants exercised their warrants and purchased from the Company 1,908,596 shares of Series C convertible Preferred Stock at an exercise price of $0.01 per share.

In July 2020, a holder of the Class A common stock warrant exercised its warrant and purchased from the Company 316,686 shares of Class A common stock at an exercise price of $0.025 per share.

In July 2020, the Company ceased use of its headquarters office facility, recording a loss of approximately $1.8 million relating primarily to its remaining lease obligations in accordance with ASC 420, Exit or Disposal Cost Obligations. The headquarters office facility lease was for a noncancelable period through January 31, 2021. In October 2020, the Company and the landlord agreed on a $1.4 million lease termination payment. Therefore, the Company will record a $0.4 million reduction in the cumulative loss in October.

On September 30, 2020, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) by and among the Company; Oaktree Acquisition Corp. (OAC), a publicly traded special purpose acquisition company and Cayman Islands exempted company; and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of OAC (Merger Sub), providing for, among other things, and subject to the conditions therein, the combination of the Company and OAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the Merger). As a result of the Merger, each outstanding share of the Company’s capital stock will be converted into the right to receive newly issued shares of OAC’s Class A common stock, other than the shares of the Company’s high vote capital stock to be issued to its CEO immediately prior to the Closing, which will be converted into the right to receive newly issued shares of OAC’s Class V common stock, in each case as calculated pursuant to the terms of the Merger Agreement.

Hims, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	September 30, 2020	December 31, 2019
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$36,400	$22,647
Short-term investments	59,146	37,721
Inventory	4,952	4,217
Prepaid expenses and other current assets	3,982	5,022
Deferred transaction costs	2,651	—

Total current assets	107,131	69,607
Restricted cash, noncurrent	1,006	150
Long-term investments	7,227	—
Other long-term assets	3,823	2,313

Total assets	$119,187	$72,070

Liabilities, mezzanine equity, and stockholders’ equity
Current liabilities:
Accounts payable	$6,707	$7,231
Accrued liabilities	4,520	2,026
Deferred revenue	688	753
Term loan	—	1,515
Warrant liabilities	5,066	9,097

Total current liabilities	16,981	20,622
Deferred rent, noncurrent	379	—

Total liabilities	17,360	20,622

Commitments and contingencies (Note 10)

Mezzanine equity:
Convertible preferred stock – par value $0.000001; 211,924,602 and 192,870,448 shares authorized and 204,977,582 and 186,573,651 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; liquidation preference of $264,795 and $206,138 as of September 30, 2020 and December 31, 2019, respectively	245,168	186,741
Redeemable Class A common stock – par value $0.000001; 0 and 1,627,132 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	4,500

Total mezzanine equity	245,168	191,241

Stockholders’ deficit:
Common stock – Class A shares, par value $0.000001; 368,000,000 and 333,000,000 shares authorized and 99,633,428 and 98,563,353 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; Class F shares, par value $0.000001; 15,323,740 shares authorized, issued, and outstanding as of both September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	22,732	13,383
Accumulated other comprehensive (loss) income	(10)	2
Accumulated deficit	(166,063)	(153,178)

Total stockholders’ deficit	(143,341)	(139,793)

Total liabilities, mezzanine equity, and stockholders’ deficit	$119,187	$72,070

See accompanying notes to unaudited condensed consolidated financial statements.

Hims, Inc. and Subsidiaries

Condensed Consolidated Statements of

Operations and Comprehensive Loss (Unaudited)

(In Thousands, Except Share and Per Share Data)

	Nine Months Ended September 30
	2020	2019
Revenue	$107,291	$57,789
Cost of revenue	29,733	28,315

Gross profit	77,558	29,474

Operating expenses:
Marketing	39,675	49,983
Selling, general, and administrative	48,401	40,371

Total operating expenses	88,076	90,354

Loss from operations	(10,518)	(60,880)

Other income (expense):
Interest expense	(10)	(336)
Other (expense) income, net	(2,254)	1,575

Loss before provision for income taxes	(12,782)	(59,641)
Provision for income taxes	(103)	(67)

Net loss	(12,885)	(59,708)
Other comprehensive loss	(12)	(1)

Total comprehensive loss	$(12,897)	$(59,709)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.17)	$(0.78)

Weighted average shares outstanding:
Basic and diluted	78,029,821	76,720,733

See accompanying notes to unaudited condensed consolidated financial statements.

Hims, Inc. and Subsidiaries

Condensed Consolidated Statement of Mezzanine Equity and Stockholders’ Deficit (Unaudited)

(In Thousands, Except Share Data)

	Convertible Preferred Stock		Redeemable Class A Common Stock		Class A and Class F Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2019	186,573,651	$186,741	1,627,132	$4,500	113,887,093	$—	$13,383	$2	$(153,178)	$(139,793)
Issuance of Series D convertible Preferred Stock, net of issuance costs of $0.1 million	16,495,335	51,900	—	—	—	—	—	—	—	—
Exercise of Series C convertible Preferred Stock warrants	1,908,596	6,527	—	—	—	—	—	—	—	—
Exercise of Class A common stock warrants	—	—	—	—	316,686	—	8	—	—	8
Exercise of vested stock options	—	—	—	—	304,824	—	71	—	—	71
Early exercise of unvested stock options	—	—	—	—	48,517	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	27	—	—	27
Forfeiture of unvested early exercised shares	—	—	—	—	(1,227,084)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	4,743	—	—	4,743
Expiration of the Class A common stock redemption right	—	—	(1,627,132)	(4,500)	1,627,132	—	4,500	—	—	4,500
Other comprehensive loss	—	—	—	—	—	—	—	(12)	—	(12)
Net loss	—	—	—	—	—	—	—	—	(12,885)	(12,885)

Balance as of September 30, 2020	204,977,582	$245,168	—	$—	114,957,168	$—	$22,732	$(10)	$(166,063)	$(143,341)

See accompanying notes to unaudited condensed consolidated financial statements.

Hims, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Thousands)

	Nine Months Ended September 30
	2020	2019
Operating activities
Net loss	$(12,885)	$(59,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	692	110
Stock-based compensation	4,743	6,587
Noncash warrant loss (income), net	2,477	(81)
Noncash other loss (income), net	272	(191)
Noncash lease termination expense	1,846	—
Changes in operating assets and liabilities:
Inventory	(735)	(1,634)
Prepaid expenses and other current assets	37	(1,110)
Other long-term assets	777	(754)
Accounts payable	(897)	(7,694)
Accrued liabilities	1,149	55
Deferred revenue	(65)	116
Deferred rent	379	—

Net cash used in operating activities	(2,210)	(64,304)

Investing activities
Purchases of short-term and long-term investments	(84,015)	(42,012)
Maturities of short-term investments	43,790	—
Sale of short-term investments	11,550	—
Investment in website development and internal-use software	(1,651)	(1,213)
Purchase of property and equipment	(1,293)	(228)

Net cash used in investing activities	(31,619)	(43,453)

Financing activities
Net proceeds from issuance of convertible Preferred Stock and warrant exercises	51,927	102,566
Proceeds from exercise of vested and unvested stock options	111	10
Payment of transaction costs	(2,074)	—
Borrowings of principal on term loan	—	2,136
Repayments of principal on term loan	(1,515)	(6,955)

Net cash provided by financing activities	48,449	97,757

Foreign currency effect on cash and cash equivalents	(11)	(10)

Increase (decrease) in cash, cash equivalents, and restricted cash	14,609	(10,010)
Cash, cash equivalents, and restricted cash at beginning of the year	22,797	41,650

Cash, cash equivalents, and restricted cash at end of the nine-month period	$37,406	$31,640

Supplemental disclosures of cash flow information
Cash paid for taxes	$246	$120

Cash paid for interest	$10	$336

Noncash investing and financing activities
Exercise of convertible Preferred Stock warrants	$6,508	$—

Redeemable Class A common stock reclassification	$(4,500)	$4,500

Vesting of early exercised stock options	$27	$12

Deferred transaction costs included in accounts payable and accrued liabilities	$577	$—

Purchase of property and equipment included in accounts payable	$35	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Description of Business and Basis of Presentation

Description of the Business

Hims, Inc. (the Company or Hims) was incorporated in Delaware on December 30, 2013. Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Our proprietary mobile app, websites, telehealth platform, electronic medical records system, and pharmacy integration combine to provide consumers with a seamless, easy-to-use, mobile-first experience. The Company is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare system that squarely focuses on the needs of the healthcare consumer. To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers and through wholesale partners.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America (U.S. GAAP).

The condensed consolidated financial statements as of September 30, 2020 are unaudited. The condensed consolidated balance sheet as of December 31, 2019, included herein was derived from the audited consolidated financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included elsewhere in this filing.

The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in management’s opinion, all adjustments of a normal, recurring nature that are necessary for the fair statement of the Company’s balance sheet, results of operations, and cash flows for the nine-month periods, but are not necessarily indicative of the results expected for the full fiscal year or any other period.

The financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. All intercompany transactions and balances have been eliminated in these condensed consolidated financial statements.

For the nine months ended September 30, 2020 and 2019, the Company had operations primarily in the United States and immaterial operations in the United Kingdom.

2. Summary of Significant Accounting Policies

There have been no changes to the Company’s significant accounting policies described in the annual consolidated financial statements for the year ended December 31, 2019, that have had a material impact on the Company’s condensed consolidated financial statements and related notes.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. The Company will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on the Company’s financial condition and results of operations to date, the future impact of the COVID-19 pandemic on its operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the Company’s customers, impact on its sales cycles, impact on its marketing efforts, and effect on its suppliers, all of which are uncertain and cannot be predicted.

Short-term and Long-term Investments

Available-for-sale debt instruments with original maturities at the date of purchase greater than three months and remaining maturities of less than one year are classified as short-term investments. Available-for-sale debt instruments with original maturities at the date of purchase and remaining maturities of greater than one year are classified as long-term investments. The Company intends to sell such investments at or close to maturity.

Both short-term and long-term investments are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in other comprehensive income on the consolidated statements of operations and comprehensive loss. The Company determines the cost of the investment sold based on an average cost basis at the individual security level. The Company’s investments consist of marketable debt instruments. The Company records the interest income and realized gains and losses on the sale of these instruments within other (expense) income, net on the consolidated statements of operations and comprehensive loss.

Inventory

Inventory primarily consists of finished goods and raw materials that are located at Company-managed and third-party fulfillment warehouses. Inventory is stated at the lower of cost and net realizable value and inventory cost is determined by the weighted average cost method. The Company reserves for expired, slow-moving, and excess inventory by estimating the net realizable value based on the potential future use of such inventory. Management monitors inventory to identify events that would require impairment due to slow-moving, expired, or obsolete inventory and adjusts the value of inventory when required. Obsolete inventory balances are written off against the inventory allowance after management determines that the inventory cannot be sold. For the nine months ended September 30, 2020 and 2019, the Company recorded write-offs of less than $0.1 million and $0.2 million, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic (ASC) 606, Revenue from Contracts with Customers, when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company’s consolidated revenue primarily comprises online sales of health and wellness products through the Company’s website, including prescription and nonprescription products. In contracts that contain prescription products, revenue also includes medical consultation services. Additionally, starting in March 2020, the Company began selling its products to a new wholesale partner, leading to an increase in revenue generated from wholesale arrangements for the nine months ended September 30, 2020.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Revenue consists of the following (in thousands):

	For the Nine Months Ended September 30
	2020	2019
Online	$100,637	$57,549
Wholesale	6,654	240

Total revenue	$107,291	$57,789

For online revenue, the Company defines its customer as an individual who purchases products or services through the website. For wholesale revenue, Company defines its customer as a wholesale partner. The transaction price in the Company’s contracts with customers is the total amount of consideration to which the Company expects to be entitled in exchange for transferring products or services to the customer.

The Company’s contracts that contain prescription products include two performance obligations: access to (i) products and (ii) consultation services. The Company’s contracts that do not contain prescription products have a single performance obligation consisting of products. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain service, by providing the consultation services to the customer. The Company satisfies its performance obligation for products at a point in time, which is upon delivery of its products to a third-party carrier. The Company satisfies its performance obligation for services over the period of the consultation service, which is typically a few days. The customer obtains control of the products and services upon the Company’s completion of its performance obligations.

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which the Company separately sells the products and services, as well as market and cost plus margin based estimates. For the nine months ended September 30, 2020 and 2019, service revenue represents less than 10% of consolidated revenues.

The Company estimates refunds using the expected value method based on historical refunds granted to customers. The Company updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

The Company has made an accounting policy election to account for shipping and handling activities performed after the control of a product has been transferred to the customer as fulfillment costs. The Company’s contracts with customers do not contain costs to obtain or costs to fulfill contracts with customers in accordance with ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers.

For online sales, payment for prescription medication and nonprescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the condensed consolidated balance sheet. For wholesale arrangements, payments are collected in accordance with contract terms.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Leases

The Company leases a facility under a noncancelable lease agreement that is accounted for as an operating lease. Rent expense is recorded on a straight-line basis over the lease term. For rent abatement and rent escalation provisions, the Company recognizes the related rent expense on a straight-line basis over the lease term. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent and amortized over the lease term.

Employee Benefit Plan

In 2018, the Company adopted a 401(k) Profit Sharing Plan and Trust covering substantially all of its U.S. employees. The Company has not contributed to the plan since its inception.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. (ASU) 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The ASU establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition on the income statement. The standard is effective for smaller reporting companies and private companies for fiscal years beginning after December 15, 2021. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company is in the process of evaluating the impact to its consolidated financial statements in adopting this standard.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which reduces the number of accounting models for convertible instruments and amends diluted earnings per share calculations for convertible instruments. The standard is effective for smaller reporting companies and private companies for fiscal years beginning after December 15, 2023 and early adoption is permitted. The Company is in the process of evaluating the impact to its consolidated financial statements in adopting this standard.

3. Short-term and Long-term Investments

Short-term investments as of September 30, 2020, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate bonds	$43,693	$4	$(1)	$43,696
Government bonds	14,211	5	—	14,216
Asset-backed bonds	1,234	—	—	1,234

Total short-term investments	$59,138	$9	$(1)	$59,146

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Long-term investments as of September 30, 2020, consist of the following (in thousands):

	Adjusted Cost	Unrealized Losses	Fair Value
Corporate bonds	$7,228	$(1)	$7,227

Total long-term investments	$7,228	$(1)	$7,227

Short-term investments as of December 31, 2019, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Fair Value
Corporate bonds	$24,386	$3	$24,389
Government bonds	3,515	2	3,517
Asset-backed bonds	9,811	4	9,815

Total short-term investments	$37,712	$9	$37,721

There were no long-term investments as of December 31, 2019.

Short-term investments mature within one year. Long-term investments mature between one to two years.

4. Inventory

Inventory consists of the following (in thousands):

	September 30, 2020	December 31, 2019
Finished goods	$4,227	$3,936
Raw materials	725	196
Work-in-process	—	85

Total inventory	$4,952	$4,217

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	September 30, 2020	December 31, 2019
Trade and other receivables, net	$1,267	$859
Prepaid expenses	1,805	1,946
Vendor deposits	662	1,737
Other current assets	248	480

Total prepaid expenses and other current assets	$3,982	$5,022

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

6. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2020	December 31, 2019
Accrued marketing expenses	$1,423	$600
Accrued lease termination costs	1,093	—
Accrued tax payables	635	597
Accrued payroll costs	523	322
Accrued shipping and selling costs	43	220
Other accrued liabilities	803	287

Total accrued liabilities	$4,520	$2,026

7. Variable Interest Entities

In order for customers to obtain a prescription product, customers must complete a consultation with one of the licensed medical professionals (medical doctors, physician assistants, and nurse practitioners; collectively referred to as Providers) on the Company’s website through one of the Affiliated Medical Groups, which are professional corporations owned by licensed physicians and other professional entities, and receive a written prescription by the applicable Provider.

The Affiliated Medical Groups and the Company do not have any shareholders in common. The Affiliated Medical Groups are 100% owned by licensed physicians. The Company is party to service agreements with the Affiliated Medical Groups pursuant to which the Company provides management and administrative services and collects the medical consultation fees from customers on behalf of the Affiliated Medical Groups.

The Affiliated Medical Groups are legal entities that the Company has determined qualify as variable interest entities (VIEs). The Company determined that it is the primary beneficiary of the Affiliated Medical Groups for accounting purposes because it has the ability to direct the activities that most significantly affect the Affiliated Medical Groups’ economic performance and has the obligation to absorb the Affiliated Medical Groups’ losses. Under the VIE model, the Company presents the results of operations and the financial position of the Affiliated Medical Groups as part of the condensed consolidated financial statements of the Company as if the consolidated group were a single economic entity. There is no noncontrolling interest upon consolidation of the Affiliated Medical Groups.

As of September 30, 2020 and December 31, 2019, the Company’s condensed consolidated balance sheets included Affiliated Medical Groups’ current and total assets of $1.1 million and $0.2 million, and current and total liabilities of $0.9 million and $0.7 million, respectively, after elimination of intercompany transactions and balances. The results of operations and cash flows of the Affiliated Medical Groups are included in the Company’s condensed consolidated financial statements. For the nine months ended September 30, 2020 and 2019, the Affiliated Medical Groups charged the Company for services rendered $9.2 million and $2.3 million, respectively. For the nine months ended September 30, 2020 and 2019, the net losses generated by Affiliated Medical Groups were $0.7 million and $7.2 million, respectively, after elimination of intercompany transactions and balances.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

8. Fair Value Measurements

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2020, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$18,621	$—	$—	$18,621
Government bonds	—	15,606	—	15,606
Short-term investments:
Corporate bonds	—	43,696	—	43,696
Government bonds	—	14,216	—	14,216
Asset-backed bonds	—	1,234	—	1,234
Restricted cash:
Money market funds	1,006	—	—	1,006
Long-term investments:
Corporate bonds	—	7,227	—	7,227

Total assets	19,627	81,979	—	101,606

Liabilities
Warrant liability	—	—	5,066	5,066

Total liabilities	$—	$—	$5,066	$5,066

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$20,880	$—	$—	$20,880
Government bonds	—	479	—	479
Short-term investments:
Corporate bonds	—	24,389	—	24,389
Government bonds	—	3,517	—	3,517
Asset-backed bonds	—	9,815	—	9,815
Restricted cash:
Money market funds	150	—	—	150
Long-term investments:
Corporate bonds	—	—	—	—

Total assets	21,030	38,200	—	59,230

Liabilities
Warrant liability	—	—	9,097	9,097

Total liabilities	$—	$—	$9,097	$9,097

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The fair values of cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values as of September 30, 2020 and December 31, 2019, due to their short-term nature. All other financial instruments are valued either based on recent trades of securities in active markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data.

Level 3 instruments consist solely of the Company’s Preferred Stock warrant liability. As of September 30, 2020, the fair value of the Preferred Stock warrant liability is measured using a probability weighted expected returns methodology. Observable and unobservable inputs to that model include the purchase right’s expected remaining term, the risk-free interest rate, exercise price, expected volatility based on representative peer companies, dividend yield and the estimated fair value of the Company’s total equity, and the probability certain exits would occur. Generally, increases and decreases in the fair value of the Company’s total equity and expected term would result in directionally similar impacts to the fair value measurement, which the Company recognizes within other (expense) income, net on the condensed consolidated statements of operations and comprehensive loss. In prior periods, fair value of the Preferred Stock warrant liability had been measured using the Black-Scholes-Merton (BSM) option-pricing model and Monte Carlo simulation. The change in valuation method occurred as a result of increased probability the Company’s common shares would be publicly-listed in the near-term.

In March 12, 2020, the Company sold Series D Preferred Stock at an issuance price of $3.1545, which triggered an adjustment to the TriplePoint warrant terms per the original agreement, resulting in conversion of the previously issued 198,126 Series C Preferred Stock warrants at an exercise price of $3.47 into 217,942 Series D Preferred Stock warrants at an exercise price of $3.1545. Refer to Note 9 – Borrowing Arrangements, “TriplePoint Venture Growth” for further details on warrant terms and conditions.

The future total equity value below is a pre-money valuation basis as it represents value to the outstanding shares of equity immediately prior to the near-term public listing. The following assumptions and inputs were used in determining the fair value of the Preferred Stock liability classified warrants as of September 30, 2020:

Probability of public-listing	95%
Future total equity value (in billions)	$1.6
Term to public-listing (in years)	0.21
Discount rate	10%

Under the scenario that the public listing does not occur, the following assumptions and inputs were primarily used as of September 30, 2020:

Term (in years)	3.42
Expected volatility	59.3%
Risk-free interest rate	0.19%
Estimated Series C and D Preferred Stock fair value	$3.48-3.69
Expected dividend yield	0.0%

The change in the fair value of Preferred Stock warrant liabilities is as follows (in thousands):

Balance as of January 1, 2020	$9,097
Exercised warrants	(6,508)
Increase in fair value of warrants	2,477

Balance as of September 30, 2020	$5,066

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

As of September 30, 2020, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

9. Borrowing Arrangements

Silicon Valley Bank

In the second quarter of September 30, 2020, the Company had repaid all debt amounts outstanding to Silicon Valley Bank (SVB) in accordance with the terms of its agreements with SVB. As of September 30, 2020, the Company had not drawn down any debt from SVB.

The Company has an agreement in place for SVB to issue letters of credit (the Letters of Credit) for the Company’s account in an aggregate amount not to exceed $2.0 million. As of September 30, 2020, SVB issued on the Company’s behalf a Letter of Credit in the amount of $0.8 million as a security deposit for a warehouse space in New Albany, Ohio. SVB required the Company to maintain $0.8 million as a collateral for the outstanding letter of credit. The Company expects to continue to renew the Letter of Credit through the duration of the lease. As this is for longer than one year, the Company presents the $0.8 million within restricted cash, noncurrent on the condensed consolidated balance sheets. The Company intends to continue the banking relationship with SVB for the duration of the New Albany, Ohio lease term.

TriplePoint Venture Growth

On November 27, 2019, the Company entered into a Plain English Capital Growth and Security Agreement (the 2019 Capital Agreement) with TriplePoint Venture Growth (TPC) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the Part 1 Commitment Amount), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount through December 31, 2020. As of September 30, 2020, the Company had not drawn down from this term loan.

In connection with the 2019 Capital Agreement, the Company issued to TPC a warrant granting TPC the right to purchase 198,126 shares of the Company’s Series C Preferred Stock at an exercise price of $3.47 per share, subject to adjustment in regard to the Preferred Stock series, number of shares and exercise price if the per share price of subsequent Preferred Stock rounds is less than $3.47. In March 12, 2020, the Company sold Series D Preferred Stock at an issuance price of $3.1545, which triggered an adjustment to the TriplePoint warrant terms per the original agreement, resulting in conversion of the previously issued 198,126 Series C Preferred Stock warrants at an exercise price of $3.47 into 217,942 Series D Preferred Stock warrants at an exercise price of $3.1545.

10. Commitments and Contingencies

Legal Proceedings

From time to time, the Company is a party to various litigation, claims, and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s condensed consolidated business, financial position, results of operations, or cash flows.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Leases and Purchase Obligations

Total rent expense for the nine months ended September 30, 2020 and 2019, was $1.7 million and $0.8 million, respectively.

In January 2020, the Company entered into a 63-month noncancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.8 million, net of rent abatement for an initial three-month period. As described above in Note 9, SVB issued a letter of credit of $0.8 million as a security deposit for the warehouse space, which is recorded within restricted cash, noncurrent on the condensed consolidated balance sheet.

In July 2020, the Company ceased use of its headquarters office facility, recording a loss of $1.8 million relating primarily to its remaining lease obligations in accordance with ASC 420, Exit or Disposal Cost Obligations. This amount is recorded within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss, and within accrued liabilities on the condensed consolidated balance sheet. The headquarters office facility lease was for a noncancelable period through January 31, 2021. In October 2020, the Company and the landlord agreed on a $1.4 million lease termination payment. Therefore, the Company recorded a $0.4 million reduction in the cumulative loss in October 2020.

As of September 30, 2020, the Company had contractual obligations to make $0.9 million in purchases related to marketing professional services and cloud-based software contracts used in operations.

11. Stock-Based Compensation

2017 Stock Plan

As of September 30, 2020, the number of authorized shares of Class A common stock the Company may issue under the 2017 Stock Plan was 79,589,865. As of September 30, 2020, there were 4,764,653 shares available for the Company to grant under the 2017 Stock Plan.

On June 17, 2020, the Board of Directors approved three grants for a total of 14,332,364 stock options to the Chief Executive Officer of the Company, under the Hims 2017 Stock Plan. The stock options under the three grants have an exercise price of $1.10 per share of Class A common stock and are equity classified. The first grant of 3,583,091 stock options will vest ratably on a monthly basis over the four-year service period following the service inception date of March 13, 2020, and has a contractual expiration term ten years from the date of grant. The grant-date fair value of $4.0 million was measured using the BSM option-pricing model and stock-based compensation expense is recognized ratably over the service period. The second and third grants (collectively, the performance stock options) for 7,166,182 and 3,583,091 stock options, respectively, will vest, on a condition of continuous service, upon either (i) an acquisition of the Company with per share consideration equal to at least $10.41 and $17.35, respectively, or (ii) a per share price on a public stock exchange that is at least equal to $10.41 and $17.35, respectively. The performance stock options have a contractual expiration term ten years from the date of grant. The grant-date fair value of $16.6 million was measured using a Monte Carlo simulation model and the stock-based compensation expense will be recognized when it is probable that either of the performance criteria will be achieved.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The grant-date fair value of the Company’s stock options, excluding performance stock options, granted to employees for the nine months ended September 30, 2020, was estimated using the following weighted average assumptions:

Term (in years)	5.9
Expected volatility	62.6%
Risk-free interest rate	0.4%
Expected dividend yield	0.0%

Stock Option Activity

Option activity under the 2017 Stock Plan, excluding performance stock options, is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Period (in Years)	Aggregate Intrinsic Value
Balance at December 31, 2019	25,532	$0.41	8.7	$14,270
Options granted	7,664	1.10
Exercised and early exercised options vested during the period	(7,882)	0.23
Options forfeited and expired	(1,678)	0.75

Balance at September 30, 2020	23,636	0.67

Options vested and expected to vest as of September 30, 2020	23,636	0.67	8.6	18,675

Options vested as of September 30, 2020	8,670	0.49	8.1	8,441

Options exercisable as of September 30, 2020	22,301	0.69	8.6	17,172

For the nine months ended September 30, 2020, the weighted average grant-date fair value of options granted, excluding performance stock options, was $0.75 per share and the intrinsic value of vested options exercised was less than $0.1 million.

As of September 30, 2020, excluding the performance stock options, there was $8.1 million of unrecognized stock-based compensation related to non-vested stock options, which is expected to be recognized over a weighted average period of 2.62 years. The Company accounts for award forfeitures during the periods in which they occur.

The cash flows resulting from the tax benefits for tax deductions resulting from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as a cash flow from financing activities. The Company did not recognize any tax benefit from stock option exercises for the nine months ended September 30, 2020.

Early Exercise of Common Stock Options – The Company issues shares upon the early exercise of common stock options. The unvested shares are subject to the Company’s repurchase right at the lower of the fair market value of the shares of common stock on the date of repurchase or their original purchase price. The proceeds

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

from cash exercises prior to vesting are initially recorded as a deposit liability from the early exercise of stock options and recorded within accrued liabilities on the condensed consolidated balance sheets and reclassified to additional paid-in capital as the Company’s repurchase right lapses.

Excluded from the shares exercisable are 1,335,205 unvested shares that relate to the early exercise of stock options as of September 30, 2020. These unvested shares include 1,145,804 shares from early exercised options through the issuance of related-party promissory notes and 189,401 shares from cash exercises. For the nine months ended September 30, 2020, the Company repurchased 102,084 shares of Class A common stock for cash of less than $0.1 million.

The options outstanding and exercisable as of September 30, 2020, excluding performance stock options, have been aggregated into ranges for additional disclosure as follows (in thousands, except weighted average remaining contractual life and exercise price):

	Options Outstanding		Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Remaining Contractual Life (in Years)
$0.03	2,202	7.13	1,531	7.14
0.18	5,695	7.49	5,565	7.49
0.70	597	8.05	405	8.10
0.79	7,485	8.68	7,150	8.67
1.10	7,657	9.66	7,650	9.66

	23,636		22,301

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for employees and nonemployees, by category, on the condensed consolidated statements of operations and comprehensive loss for nine months ended September 30, 2020 and September 30, 2019 (in thousands):

Marketing	$919	$251
Selling, general, and administrative	3,824	6,336

Total stock-based compensation expense	$4,743	$6,587

12. Convertible Preferred Stock

As of September 30, 2020, the Company has authorized 211.9 million shares of convertible preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The following table is a summary of the convertible Preferred Stock as of September 30, 2020 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	29,725,220	29,725,220	51,371	49,911	1.7282
Series C	32,783,633	31,531,799	109,415	92,590	3.4700
Series D	22,190,521	16,495,335	52,035	51,900	3.1545

Total	211,924,602	204,977,582	$264,795	$238,641

The following table is a summary of the convertible Preferred Stock as of December 31, 2019 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	29,725,220	29,725,220	51,371	49,911	1.7282
Series C	35,920,000	29,623,203	102,793	92,590	3.4700

Total	192,870,448	186,573,651	$206,138	$186,741

Transactions Related to Convertible Preferred Stock

From March to July 2020, a group of investors purchased 16,495,335 shares of Series D convertible Preferred Stock and the Company received $51.9 million in net proceeds.

From June to September 2020, the holders of the Series C convertible Preferred Stock warrants exercised their warrants and purchased 1,908,596 shares of Series C convertible Preferred Stock from the Company. The Company received less than $0.1 million in net proceeds.

Warrants for Series C Convertible Preferred Stock

In March 2019, the Company issued warrants to purchase the Company’s Series C convertible Preferred Stock at an exercise price of $0.01 per warrant to purchasers of the Company’s Series C convertible Preferred Stock. The number of warrants to be issued was variable, based on the Company’s revenue for the year ended December 31, 2019, whereby the number of warrants to be issued increased as revenue decreased. In February 2020, the Company issued 2,962,304 Series C convertible Preferred Stock warrants based on 2019 revenue. As described above, holders of Series C convertible Preferred Stock warrants exercised their warrants

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

and purchased 1,908,596 shares of Series C convertible Preferred Stock from the Company. The Company received less than $0.1 million in net proceeds. Upon exercise, the warrant liability at a fair market value of $6.5 million was reclassified into additional paid-in capital on the condensed consolidated balance sheet.

13. Class A and Class F Common Stock

Transactions Related to Class A and Class F Common Stock

For the nine months ended September 30, 2020, 304,824 vested stock options were exercised for the purchase of shares of Class A common stock and 48,517 unvested stock options were early exercised for the purchase of shares of Class A common stock.

In January 2020, the Company repurchased 102,084 of unvested shares of Class A common stock for a cash payment of less than $0.1 million, which resulted in a reduction of deposit liability from the early exercise of stock options. In May 2020, an executive officer departed the Company, which resulted in the repurchase of 1,125,000 unvested shares of Class A common stock in exchange for the cancellation of the principal payable of $0.9 million under an associated promissory note.

Warrants for Class A Common Stock

All of the warrants for shares of Class A common stock are classified within stockholders’ equity on the condensed consolidated balance sheets.

In July 2020, a holder of a Class A common stock warrant exercised its warrant to purchase from the Company 316,686 shares of Class A common stock at an exercise price of $0.025 per share.

As of September 30, 2020, the Company had the following warrants outstanding to purchase shares of Class A common stock (in thousands, except for share and per share amounts):

Shares	Exercise Price	Issued	Expiration	Fair Value Issuance
808,603	$0.0250	November 14, 2017	November 14, 2027	$53
397,140	0.0250	December 1, 2017	December 1, 2027	34
129,952	0.0250	May 16, 2018	May 16, 2028	67
2,449,567	0.7900	September 23, 2019	September 23, 2026	1,526
82,220	0.7900	November 27, 2019	November 27, 2029	61

3,867,482				$1,741

14. Related-Party Transactions

Atomic Labs, LLC (Atomic Labs) is a related-party venture capital startup studio that launched the Company, providing initial capital and governance. The Company utilized operational support from Atomic Labs, primarily consisting of providing office space, conducting back-office professional services, and administering operating expenses. Additionally, an affiliated company of Atomic Labs provides professional services to the Company, primarily to support engineering, and operations functions. All services were provided at cost. For the nine months ended September 30, 2020 and 2019, the Company recorded a total of $2.5 million and $2.4 million, respectively, for payments made to Atomic Labs and its affiliated company for services performed and costs incurred on behalf of the Company. The accounts payable balance with Atomic Labs and its affiliated company was $0 and less than $0.1 million as of September 30, 2020 and December 31, 2019, respectively.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

Nonrecourse Related-Party Promissory Notes

As of September 30, 2020 and December 31, 2019, the Company had promissory notes from certain of the Company’s executive officers, as well as a founding employee and an executive chairman. The promissory notes, which were issued to the Company by the related parties as consideration for the exercise of stock options, are considered nonrecourse notes for accounting purposes. The loans are secured by the shares of Class A common stock of the Company held by the individuals. There were 36,084,631 and 37,209,631 shares securing the related-party promissory notes as of September 30, 2020 and December 31, 2019, respectively. The related-party promissory notes bear interest between 2.21% and 3.02% per annum. The loans are due upon the earliest of (1) ten years from the debt issuance date, (2) a liquidation of the Company, or (3) six months following an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Prepayment of principal and interest may be made at any time without penalty.

The nonrecourse related-party promissory notes are not given accounting effect until the notes are repaid in full as the underlying stock options are not considered exercised for accounting purposes. As of September 30, 2020 and December 31, 2019, the total outstanding balance under these promissory notes was $7.2 million and $8.1 million, respectively, which will be recorded within additional paid-in capital on the condensed consolidated balance sheets when repaid in full for the exercise price of the underlying stock options.

Redeemable Common Stock Transaction

On September 23, 2019, the Company’s Chief Executive Officer and a member of its Board of Directors, sold 1,627,132 shares of Class A common stock to third party purchasers at $2.7656 per share for aggregate consideration of $4.5 million pursuant to Class A Common Stock Purchase Agreements. Under the terms of the vendor service agreement with the third party, the purchasers were granted a put right entitling them to sell the shares to the Company at $2.7656 per share for a period of six months. The put right expired on March 23, 2020 without the purchasers exercising their rights to sell the shares to the Company. For the nine months ended September 30, 2019, the Company recorded a stock-based compensation expense associated with the transaction of $3.0 million. Upon expiration of the redemption right, the Company reclassified the aggregate consideration of $4.5 million that was subject to redemption from mezzanine equity to stockholders’ equity on the condensed consolidated balance sheets.

15. Basic and Diluted Net Loss per Share

The rights of the holders of Class A and Class F common stock are identical, including the liquidation and dividend rights, except with respect to electing members of the Board of Directors and voting rights. As the liquidation and dividend rights are identical, undistributed earnings and losses are allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders is, therefore, the same for both Class A and Class F common stock on an individual and combined basis.

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the nine months ended September 30, 2020 or 2019. Undistributed earnings for each period are allocated to participating securities, including the convertible Preferred Stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible Preferred Stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average shares of common stock outstanding during periods with undistributed losses.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the nine months ended September 30 (in thousands, except share and per share amounts):

	2020		2019
	Class A	Class F	Class A	Class F
Numerator:
Net loss attributable to common stockholders	$(10,355)	$(2,530)	$(47,782)	$(11,926)

Denominator:
Weighted average shares outstanding, basic and diluted	62,706,081	15,323,740	61,396,993	15,323,740

Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.78)	$(0.78)

Basic and diluted net loss per share attributable to common stockholders is the same for the nine months ended September 30, 2020 and 2019, because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. Weighted average Class A common shares presented in the table above excludes 486,952 shares and 41,721 shares subject to redemption for the nine months ended September 30, 2020 and September 30, 2019, respectively. These shares absorb no losses.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	For the Nine Months Ended September 30
	2020	2019
Common stock issued for exercise of stock options subject to nonrecourse promissory notes	36,581,438	35,288,752
Common stock issued for early exercise of stock options	477,729	1,148,465
Convertible Preferred Stock	197,125,423	178,772,740
Stock options	22,719,383	12,866,573
Warrants to purchase Class A Common Stock	4,109,042	1,724,163
Warrants to purchase convertible Preferred Stock	2,557,301	2,322,099

16. Merger Transaction

On September 30, 2020, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) by and among the Company; Oaktree Acquisition Corp. (OAC), a publicly traded special purpose acquisition company and Cayman Islands exempted company; and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of OAC (Merger Sub), providing for, among other things, and subject to the conditions therein, the combination of the Company and OAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the Merger). As a result of the Merger, each outstanding share of the Company’s capital stock will be converted into the right to receive newly issued shares of OAC’s Class A common stock, other than the shares of the Company’s high vote capital stock to be issued to its CEO immediately prior to the Closing, which will be converted into the right to receive newly issued shares of OAC’s Class V common stock, in each case as calculated pursuant to the terms of the Merger Agreement.

Hims, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (continued)

The above-mentioned contemplated Merger is expected to be accounted for as a reverse recapitalization with the Company being the accounting acquirer, as such, deferred transaction costs, which consist of legal, accounting and other professional services directly relating to the anticipated Merger, are capitalized and are expected to be offset against proceeds upon the consummation of the Merger. In the event the anticipated transaction is terminated, deferred transaction costs will be expensed. As of September 30, 2020, the Company recorded $2.7 million of deferred transaction costs, which are included in current assets on the condensed consolidated balance sheet. As of December 30, 2019, the Company had not incurred such costs. The cash outflows related to these costs are presented as financing activities on the Company’s condensed consolidated statements of cash flows.

17. Subsequent Events

In October and November 2020, the holders of the Series C convertible Preferred Stock warrants exercised their warrants and purchased from the Company 1,049,963 shares of Series C convertible Preferred Stock at an exercise price of $0.01 per share.

ANNEXES

Annex A—Agreement and Plan of Merger

Annex B—Amended and Restated Memorandum and Articles of Association of OAC

Annex C—Form of Certificate of Incorporation of New Hims

Annex D—Form of Bylaws of New Hims

Annex E—Sponsor Agreement

Annex F—Form of Subscription Agreement

Annex G—Form of Sponsor Registration Rights Agreement

Annex H—Amended and Restated Investors’ Rights Agreement

Annex I—Form of Hims Stockholder Support Agreement

Annex J—Form of Hims & Hers Health, Inc. 2020 Equity Incentive Plan

Annex K—Form of Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OAKTREE ACQUISITION CORP.,

RX MERGER SUB, INC.,

and

HIMS, INC.,

Dated as of September 30, 2020

A-ii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Parent Certificate of Incorporation
Exhibit C	Form of Parent Bylaws
Exhibit D	Form of A&R Company Dual Class Charter
Exhibit E	Form of A&R Company Certificate of Incorporation
Exhibit F	Form of A&R Company Bylaws
Exhibit G	Form of Exchange Agent Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I-1	Form of Parent Registration Rights Agreement
Exhibit I-2	Form of A&R Company Investors’ Rights Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated September 30, 2020 (this ”Agreement”), is made and entered into by and among Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance herewith, “Parent”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hims, Inc., a Delaware corporation (the ”Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a ”Party” and collectively as the ”Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Parent, and was formed for the purpose of the Merger;

WHEREAS, immediately prior to the Closing, on the Closing Date, (a) Parent will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Sections 206 to 209 of the Cayman Islands Companies Law (as amended) (the “Domestication”) and (b) in connection with such Domestication, the Parent Certificate of Incorporation in substantially the form attached hereto as Exhibit B and the Parent Bylaws in substantially the form attached hereto as Exhibit C will be adopted, in each case, by the Parent Board as constituted immediately following the Domestication;

WHEREAS, following the date of this Agreement, the Company is contemplating (a) entering into agreements to purchase and, contemporaneously with the consummation of the Transactions (with settlement of the cash payments to occur following the Closing) subsequently to acquire and cancel, Company Capital Stock (or Parent Common Stock) from as-yet to be specified Company Stockholders and/or (b) facilitating the direct purchase of shares by purchasers in the PIPE Financing of Parent Class A Common Stock (which shall become Parent Class A Common Stock upon such transfer) from as-yet to be specified Company Stockholders as promptly as practicable following the Closing in lieu of the subscription and purchase of shares of Parent Class A Common Stock (any such action described in (a) or (b) and, in each case, as is reasonably agreed to by Parent and the Company, but excluding any Promissory Note Cancellation, a “Company Share Redemption”), in each case, in exchange for an aggregate amount equal to or less than $75,000,000 (such aggregate redemption amount, the “Company Redemption Amount”), which such amount is anticipated to be funded as a result of the transactions contemplated by this Agreement; provided that without the prior written consent of Parent (i) no director, officer or member of the Company’s senior management team may participate in any Company Share Redemption in excess of seven percent (7%) of their shares of Company Capital Stock pursuant thereto and (ii) no Company Stockholder may sell in excess of ten percent (10%) of their shares of Company Capital Stock pursuant thereto;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the DGCL, Merger Sub shall merge with and into the Company pursuant to the Merger, with the Company being the surviving corporation in the Merger, and as a result of which the Company will become a wholly-owned Subsidiary of Parent;

WHEREAS, the Parent Board has (a) determined that it is in the best interests of Parent and its shareholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the shareholders of Parent;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder for Merger Sub to enter into this Agreement and the Ancillary Agreements,

(b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Merger Sub’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholder of Merger Sub;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Governing Documents of Merger Sub;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), with Parent;

WHEREAS, after the execution of this Agreement, the Company Stockholders who hold capital stock of the Company sufficient to deliver the Company Required Approval, will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement with respect to all such Company Common Stock and Company Preferred Stock owned beneficially and of record by such Company Stockholders (the ”Written Consent”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, Parent shall provide an opportunity to the Parent Stockholders to exercise their rights to participate in the Parent Stock Redemption, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Parent Governing Documents in conjunction with, inter alia, obtaining approval from the Parent Stockholders for the transaction contemplated hereby and by the Ancillary Agreements;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the Investors, an aggregate number of shares of Parent Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price set forth in the Subscription Agreements on the Closing Date immediately after the Effective Time, on the terms and subject to the conditions set forth therein;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and/or the Merger and the PIPE Financing shall be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in an exchange described in Section 351 of the Code (collectively, the “Intended Tax Treatment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent Sponsor has entered into that certain Sponsor Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company, pursuant to which Parent Sponsor has agreed, immediately prior to the Domestication, to surrender to Parent, for no consideration and as a contribution to the capital of Parent, certain Sponsor Shares and Sponsor Warrants;

WHEREAS, in connection with the Domestication, shares of Parent Class B Common Stock shall automatically convert into shares of Parent Class A Common Stock;

WHEREAS, with a view to augmenting and concentrating voting control in Parent with Company shareholders who have a focus on long term value creation for the purpose of providing all Company shareholders following the Merger with the most favorable conditions for both liquidity and long term value realization in their public company investment in shares of Parent capital stock, prior to the Closing, the Company intends to amend and restate the Company Certificate of Incorporation in substantially the form set forth on Exhibit D attached hereto (the “A&R Company Dual Class Charter”) in order to implement a dual class structure pursuant to which the existing shares of Company Capital Stock shall be re-designated into shares of Company Class A Common Stock, but solely with respect to a portion of shares of Company Capital Stock held by Andrew Dudum (the “CEO”) and any entities, directly or indirectly, wholly-owned by the CEO (collectively, the “CEO Affiliates” and, together with the CEO, the “CEO Group”) representing approximately 33% of the sum of (a) the number of shares of Company Capital Stock held by the CEO Group plus (b) underlying vested and unvested Equity Interests held by the CEO, such shares of Company Common Stock shall be exchanged for Company High Vote Stock, which shall have equivalent economic rights, including dividend and liquidation rights, as the Company Class A Common Stock, but carry additional voting rights in the form of an additional number of votes per share in a number fixed at Closing such that, immediately following the completion of the transactions contemplated by this Agreement and the issuance of Parent Class A Common Stock and Parent Class V Common Stock pursuant to Article II, the shares of Parent Class A Common Stock and Parent Class V Common Stock held by the CEO Group shall represent approximately (but not in excess of) ninety percent (90%) of the aggregate voting power of all outstanding capital stock of Parent (collectively, the “Dual Class Structure”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Company”) and continuing as a wholly-owned Subsidiary of Parent. Following the Merger, the separate corporate existence of Merger Sub will cease.

Section 1.2 Effective Time. Upon the terms and subject to the provisions of this Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Merger. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 1.4 Governing Documents.

(a) As part of the Company Recapitalization and in order to implement the Dual Class Structure, immediately prior to the Effective Time, the Company Certificate of Incorporation shall be amended and restated in its entirety in substantially the form as set forth on Exhibit D attached hereto.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth on Exhibit E and Exhibit F attached hereto, and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with their terms and the DGCL.

Section 1.5 Directors and Officers. At the Effective Time, the directors and officers set forth on Schedule 1.5 of the Schedules will become the directors and officers of the Surviving Company and will remain the directors and officers of such Surviving Company after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION; EFFECTS OF THE MERGER

Section 2.1 Closing Date Statements. Not less than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Draft Closing Date Capitalization Statement”), signed by the Chief Financial Officer of the Company, which sets forth the (a) name, mailing address and email address of each Equity Holder of record on the books and records of the Company, (b) number, class and type of Equity Interests owned by each Equity Holder, (c) with respect to each holder of Company Restricted Stock, the number of shares of Company Common Stock consisting of such Company Restricted Stock, (d) with respect to each holder of Company Options, the number of shares of Company Common Stock subject to, and the exercise price per share of Company Common Stock of, each such Company Option, (e) with respect to each holder of a Company RSU, the number of shares of Company Common Stock underlying such Company RSU, (f) with respect to each holder of Company Warrants, the number of shares of Company Common Stock subject to, and the exercise price per share of Company Common Stock of, such Company Warrants, (g) the allocation of the Merger Consideration payable to each Company Stockholder (divided into the portion of shares of Parent Class A Common Stock, Parent Class V Common Stock, Parent Warrants and each type of Earn Out Shares payable to such Company Stockholder with respect to the Company Capital Stock held by such Company Stockholder), (h) the allocation of Assumed Options, Parent Warrant RSUs and each type of Parent Earn Out RSUs to be issued to each holder of Company Options pursuant to Section 2.7(a), (i) the allocation of Rollover RSUs, Parent Warrant RSUs and each type of Parent Earn Out RSUs to be issued to each holder of Company RSUs pursuant to Section 2.7(b), (j) the allocation of Assumed Warrants (divided into the portion of shares of Parent Class A Common Stock, Parent Class A Warrants and each type of Earn Out Shares issuable upon the exercise of such Assumed Warrant) to be issued to each holder of Company Warrants pursuant to Section 2.8(b), and (k) the Per Share Merger Consideration, the Per Share Exchange Amount, the Warrant Exchange Amount, the Earn Out Exchange Amount, the Aggregate Class V Share Amount, the Company Outstanding Shares, and

the Company Outstanding Shares Amount. The Company shall consider in good faith Parent’s comments to the Draft Closing Date Capitalization Statement, which comments Parent shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Draft Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Draft Closing Date Capitalization Statement, the Company shall provide reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any documentation or information as is reasonably requested by Parent. The Company shall deliver to the Exchange Agent and Parent a final statement (the “Closing Date Capitalization Statement”) as finalized pursuant to this Section 2.1 not less than one (1) Business Day prior to the Closing Date. Parent and the Exchange Agent shall be entitled to rely, and shall have no liability to any Equity Holder or any other Person for relying on or paying any consideration under this Agreement (including with respect to the Merger Consideration) in accordance with such Closing Date Capitalization Statement.

Section 2.2 Merger Consideration. Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders (collectively, the “Merger Consideration”) shall be:

(a) a number of shares of Parent Class A Common Stock equal to the (A) product of (i) Stock Consideration multiplied by the (ii) Company Outstanding Shares Amount minus (B) the Aggregate Class V Share Amount;

(b) a number of Parent Class A Warrants equal to the Warrant Consideration multiplied by the Company Outstanding Shares Amount (collectively, the “Parent Warrants”);

(c) a number of restricted shares of Parent Class A Common Stock equal to the Earn Out Consideration multiplied by the Company Outstanding Shares Amount (the “Earn Out Shares”) to be issued pursuant to Section 2.10(a) and which shall be subject to the vesting and forfeiture conditions provided for in Section 2.10; and

(d) a number of shares of Parent Class V Common Stock equal to the Aggregate Class V Share Amount.

Section 2.3 Effect on Capital Stock. Subject to the provisions of this Agreement:

(a) at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (including any share of Company Capital Stock subject to a right of repurchase or risk of forfeiture, in either case in favor of the Company (each, a share of “Company Restricted Stock,” and each share of Company Restricted Stock converted pursuant to this Section 2.3(a), a share of “Rollover Restricted Stock”), but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)), shall thereupon be converted into, and the holder of such share of Company Capital Stock shall be entitled to, the right to receive (1) a number of shares of Parent Class A Common Stock (or, solely with respect to the Company High Vote Stock, such number of shares of Parent Class V Common Stock (but not Parent Class A Common Stock)) equal to the Per Share Exchange Amount, (2) a number of Parent Warrants equal to the Warrant Exchange Amount, (3) a number of Earn Out Shares equal to the Earn Out Exchange Amount, with (i) one third of such Earn Out Shares designated as “$15 Earn Out Shares” and subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(i), (ii) an additional one third of such Earn Out Shares designated as “$17.50 Earn Out Shares” subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(ii), and (iii) the remaining one third of such Earn Out Shares designated as “$20 Earn Out Shares” subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(iii) (collectively, the “Per Share Merger Consideration”), in each case, payable without interest, to the applicable Company Stockholder in accordance with Section 2.4, Section 2.5, Section 2.6 and Section 2.10;

(b) all of the shares of Company Capital Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.3 shall no longer be outstanding and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Capital Stock shall have been converted in the Merger;

(c) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company or by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(d) at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.000001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(e) at the Effective Time, any right of repurchase or forfeiture condition, in either case in favor of the Company, applicable to Company Restricted Stock shall, without any further action or consent, be automatically assigned to Parent. Following the Effective Time, each share of Rollover Restricted Stock shall remain subject to the terms and conditions of the Stock Plan (if applicable) and to the award agreement evidencing such former Company Restricted Stock (including the term and vesting schedule), subject to such adjustments as reasonably determined by the Company’s Board of Directors (or, following the Effective Time, the Parent Board or a committee thereof administering the Stock Plan) to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement (including the imposition on Earn Out Shares of the vesting and forfeiture conditions described in Section 2.10). In addition, and for clarity, each Earn Out Share issued in respect of Company Restricted Stock shall be subject to the terms and conditions of the Stock Plan (if applicable) and to the award agreement evidencing such former Company Restricted Stock (including the term and vesting schedule), in addition to the vesting and forfeiture conditions described in Section 2.10.

Section 2.4 Payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders:

(a) evidence of book-entry shares representing a number of whole shares of Parent Class A Common Stock equal to the aggregate Parent Class A Common Stock deliverable to the Company Stockholders pursuant to this Article II;

(b) evidence of book-entry shares representing a number of Parent Class A Warrants equal to the aggregate Parent Warrants deliverable to the Company Stockholders pursuant to this Article II;

(c) evidence of book-entry shares representing a number of Parent Class A Common Stock equal to the aggregate Earn Out Shares deliverable to the Company Stockholders pursuant to this Article II;

(d) evidence of book-entry shares representing a number of whole shares of Parent Class V Common Stock equal to the Aggregate Class V Share Amount deliverable to the CEO Group pursuant to this Article II; and

(e) the aggregate amount of cash payable to the Company Stockholders in lieu of fractional shares pursuant to Section 2.5(g).

Any such amounts or shares of Parent Class A Common Stock, Parent Class A Warrants and Parent Class V Common Stock in book-entry form deposited with the Exchange Agent shall hereinafter be referred to as the ”Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.5, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Capital Stock immediately prior to the Effective Time (including any shares of Company Restricted Stock, but excluding any Company Dissenting

Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) who has delivered to the Exchange Agent, at least three (3) Business Days prior to the Closing Date, a completed and duly executed Letter of Transmittal, along with all Company Certificates, if certificated (subject to Section 2.6), (A) evidence of book-entry shares representing the number of whole shares of the aggregate Parent Class A Common Stock or Parent Class V Common Stock in respect of such Company Capital Stock held by such Company Stockholder, (B) evidence of book-entry shares representing the number of Parent Class A Warrants of the aggregate Parent Warrants in respect of such Company Capital Stock held by such Company Stockholder, (C) evidence of book-entry shares representing the number of whole shares of aggregate Earn Out Shares in respect of such Company Capital Stock held by such Company Stockholder and (D) notwithstanding anything in Section 2.4(a), Section 2.4(b) or Section 2.4(c) to the contrary, an amount equal to any cash in lieu of fractional shares which such Company Stockholder has the right to receive in respect of such Company Capital Stock pursuant to Section 2.5(g), by wire transfer of immediately available funds to the account such Company Stockholder identified in the Letter of Transmittal for such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to pay to any Equity Holder or any other Person more than the Stock Consideration, Warrant Consideration and Earn Out Consideration, in each case, as allocated in accordance with this Article II.

Section 2.5 Exchange Procedures for Company Stockholders.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) Business Days prior to the Closing Date, Parent shall appoint Continental Stock Transfer & Trust Company (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter an exchange agent agreement substantially in the form attached hereto as Exhibit G (the “Exchange Agent Agreement”).

(b) Payment Procedures. Not less than fifteen (15) Business Days prior to the Closing Date, Parent and the Company shall cause the Exchange Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive the Merger Consideration pursuant to Section 2.3(a), a letter of transmittal substantially in the form of Exhibit H attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the ”Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL or the CCC. Subject to the satisfaction of the conditions in Article VI, in the event that at least two (2) Business Days prior to the Closing Date, a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal (along with all certificates representing shares of Company Capital Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Capital Stock are certificated), then such failure shall not alter, limit or delay the Closing; provided, that such Company Stockholder shall not be entitled to receive its respective portion of the Merger Consideration until such Person delivers a duly executed and completed Letter of Transmittal and its Company Certificates to the Exchange Agent. Upon delivery of such duly executed Letter of Transmittal and its Company Certificates by such Company Stockholder to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the portion of the Merger Consideration in respect of his, her or its shares of Company Capital Stock referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 2.5, each share of Company Capital Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which it has been converted pursuant to this Article II. If payment is to be made to a Person (other than the record or registered Company Stockholder), it shall be a condition to such payment that any Company Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment being made to a Person (other than the record or registered Company Stockholder) or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) No Further Rights. The Merger Consideration paid upon the surrender of Company Capital Stock in accordance with the terms of this Section 2.5 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Capital Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Capital Stock shall cease to have any rights as stockholders of the Company, except as expressly provided in this Agreement or by applicable Law.

(d) Equitable Adjustment. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock, Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), excluding in each case the Company Recapitalization, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock, Parent Class A Common Stock or Parent Class B Common Stock will be equitably adjusted to reflect such change; provided, however, that this Section 2.5(d) shall not be construed to permit Parent, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(e) Dividends. No dividends or other distributions declared with respect to shares of Parent Class A Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Company Certificates to the Exchange Agent. After the delivery of such materials, such Company Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to shares of Parent Class A Common Stock issuable to such Company Stockholder.

(f) Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (the “CCC”). Each holder of Company Dissenting Shares who, pursuant to the DGCL or the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL or the CCC, as applicable). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its Per Share Merger Consideration as if such share never had been a Company Dissenting Share, and Parent (or following the Closing, the Company) shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 2.4, this Section 2.5 and Section 2.6, its Per Share Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the CCC, as applicable, and received by the Company, and (b) the reasonable opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Equity Holders have granted regarding appraisal rights that would apply to the Merger.

(g) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares shall be issued in exchange for Company Capital Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Capital Stock (including any shares of

Company Restricted Stock, but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares which such holder would otherwise be entitled to receive, but for this Section 2.5(g).

Section 2.6 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the provision by such Person of (a) a bond in such amount as Parent may reasonably require or (b) a customary indemnity against any claim that may be made against Parent, the Surviving Company or their current or former affiliates with respect to such Company Certificate, and Parent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Share Merger Consideration, deliverable in respect of any shares of Company Capital Stock outstanding immediately prior to the Effective Time evidenced thereof (including any shares of Company Restricted Stock, but excluding any Company Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c)) as determined in accordance with this Article II and subject to the other deliveries required by Section 2.4 and Section 2.5.

Section 2.7 Conversion of Company Equity Awards.

(a) Company Options.

(i) At the Effective Time, each option to purchase shares of Company Common Stock pursuant to the Stock Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase a number of shares of Parent Class A Common Stock (each, an “Assumed Option”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Per Share Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of Parent Class A Common Stock equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Per Share Exchange Amount (rounded up to the nearest whole cent).

(ii) In addition, as soon as reasonably practicable following the Effective Time, each holder of Company Options shall receive for each outstanding share of Company Common Stock underlying a Company Option, (A) an award of restricted stock units of Parent denominated in a number of shares of Parent Class A Common Stock (each, a “Parent Warrant RSU”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (2) the Warrant Exchange Amount, multiplied by (3) the Closing Warrant Value Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) and (B) an award of restricted stock units of Parent denominated in a number of shares of Parent Class A Common Stock (each, a “Parent Earn Out RSU”) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Earn Out Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding).

(b) Company RSUs.

(i) At the Effective Time, each award of restricted stock units with respect to shares of Company Common Stock granted pursuant to the Stock Plan (each, a “Company RSU”) that is outstanding and unsettled immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into an award of restricted stock units with respect to a number of shares of Parent Class A Common Stock equal to (A) the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by (2) the Per Share Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) plus (B) the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by (2) the Earn Out Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding) (after such conversion, the “Rollover RSUs”, with such portion of the RSU set forth in the preceding clause (B) being designated as a “Parent Earn Out RSU” for all purposes herein).

(ii) In addition, as soon as reasonably practicable following the Effective Time, each holder of Company RSUs shall receive for each of his or her respective Company RSUs, a number of Parent Warrant RSUs equal to the product of (1) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time, multiplied by (2) the Warrant Exchange Amount (rounded down to the nearest whole number of shares of Parent Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding), multiplied by (3) the Closing Warrant Value Amount.

(c) The treatment of the Company Options specified in this Section 2.7 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Following the Effective Time, each Assumed Option and Rollover RSU (collectively, each, a “Rollover Award”) shall remain subject to the terms and conditions of the Stock Plan and to the award agreement evidencing such Company Equity Award (including the term and vesting schedule), subject to such adjustments as reasonably determined by the Company’s Board of Directors (or, following the Effective Time, the Parent Board or a committee thereof administering the Stock Plan) to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement. Prior to the Effective Time, the Company’s Board of Directors (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options and Company RSUs as contemplated by this Section 2.7 and Company Restricted Stock as contemplated by Section 2.3.

(d) Notwithstanding anything in the foregoing to the contrary, a holder of a Company Option shall only be granted a Parent Warrant RSU and a Parent Earn Out RSU, and a holder of a Company RSU shall only be granted a Parent Warrant RSU and a Parent Earn Out RSU if such holder remains in continuous service to the Company or its successor on the grant date of such award. In addition, and for clarity, but subject to the first two sentences of Section 2.7(c), each Parent Warrant RSU and each Parent Earn Out RSU shall be subject to substantially the same service-based vesting condition as applied to the former Company Option or former Company RSU; provided that, in addition thereto, (i) one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(i), (ii) an additional one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(ii) and (iii) the remaining one third of each Parent Earn Out RSU shall also be subject to each of the share-price based performance vesting conditions described in Section 2.10(b)(iii); provided, further, that following satisfaction of the service-based vesting condition applicable to a Parent Earn Out RSU (and, for the avoidance of doubt, satisfaction of the Achievement Date with respect to the applicable portion of such Parent Earn Out RSU), such award shall remain outstanding pursuant to its terms during the Earn Out Period following termination of the holder’s continuous service.

Section 2.8 Conversion of Company Warrants.

(a) At the Effective Time, subject to Section 5.19(b), each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically and fully be exercised in accordance with its terms by virtue of the occurrence of the Merger without the requirement of any other election or action by the Company or holder thereof, shall automatically, without any action on the part of the holder thereof, be exercised in accordance with its terms immediately prior to the Effective Time and such Company Warrant shall be cancelled and eligible for the consideration set forth in Section 2.3 based upon the number of shares of Company Capital Stock into which such Company Warrant was automatically exercised. For the avoidance of doubt, the Company shall be entitled to elect to adjust the exercise price of any such Company Warrant in accordance with the terms thereof in order for such Company Warrant to be automatically exercised in accordance with its terms immediately prior to the Effective Time.

(b) At the Effective Time, subject to Section 2.8(a) and Section 5.19(b), each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms pursuant to Section 2.8(a)) (each, an “Assumed Warrant”) shall automatically, without any action on the part of the holder thereof, be assumed by Parent and converted into a warrant to purchase (A) that number of shares of Parent Class A Common Stock equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Per Share Exchange Amount, (B) a number of Parent Class A Warrants equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Warrant Exchange Amount and (C) that number of Earn Out Shares equal to the product of (1) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (2) the Earn Out Exchange Amount, with such Earn Out Shares being issuable upon exercise of such Parent Class A Warrant in accordance with Section 2.10(a), Section 2.10(b)(i), Section 2.10(b)(ii) and Section 2.10(b)(iii), and with each respective Earn Out Share subject to the vesting and forfeiture conditions as are provided therein. Each Assumed Warrant shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Parent Class A Common Stock subject to such Assumed Warrant by (y) the Per Share Exchange Amount (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares shall be issued in exchange for the Parent Common Stock issuable thereunder; in lieu of the issuance of any such fractional share, Parent shall pay to such holder of Assumed Warrants upon the exercise thereof (including by setoff against the exercise price that would otherwise be tendered) an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Class A Common Stock, Parent Class A Warrants or Earn Out Shares which such holder would otherwise be entitled to receive, but for this Section 2.8(b).

Section 2.9 Cancellation of Sponsor Shares and Sponsor Warrants. Pursuant to the terms of, and as further specified in, the Sponsor Agreement, immediately prior to the Domestication, Parent and the Parent Sponsor shall irrevocably cause to be terminated, forfeited, surrendered and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Parent, Merger Sub, the Surviving Company or the Parent Sponsor: (a) 1,257,813 Sponsor Shares and (b) 1,004,167 Sponsor Warrants. If, between the date of this Agreement and the Closing, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Sponsor Shares and Sponsor Warrants to be terminated, forfeited, surrendered and cancelled pursuant to this Section 2.9 and the Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that this Section 2.9 shall not be construed to permit Parent or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 2.10 Earn Out.

(a) At or as soon as reasonably practicable following the Effective Time, in accordance with the provisions of Section 2.2, Section 2.3, Section 2.7 and Section 2.8, Parent shall issue the Earn Out Shares, with (i) one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(i) (the “$15 Earn Out Shares”), (ii) an additional one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(ii) (the “$17.50 Earn Out Shares”), and (iii) the remaining one third of such Earn Out Shares subject to the vesting and forfeiture conditions provided for in Section 2.10(b)(iii) (the “$20 Earn Out Shares”).

(b) The Earn Out Shares and Parent Earn Out RSUs (which, for the avoidance of doubt, shall be subject to any remaining service-based vesting condition as provided in Section 2.7(d)) shall be subject to the following vesting conditions:

(i) If, at any time during the five (5) years following the Closing (the “Earn Out Period”), the Parent Common Stock Price is greater than or equal to $15.00 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “First Earn Out Achievement Date”), the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e);

(ii) If, at any time during the Earn Out Period, the Parent Common Stock Price is greater than or equal to $17.50 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “Second Earn Out Achievement Date”), the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e); and

(iii) If, at any time during the Earn Out Period, the Parent Common Stock Price is greater than or equal to $20.00 for any ten (10) Trading Days within any twenty- (20-) Trading Day period (such time when the foregoing is first satisfied, the “Third Earn Out Achievement Date”, collectively with the First Earn Out Achievement Date and the Second Earn Out Achievement Date, the “Achievement Dates”), the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall immediately vest and no longer be subject to the forfeiture conditions provided for in Section 2.10(e).

(c) Subject to the limitations contemplated herein, each Company Stockholder (including, for the avoidance of doubt, each holder of Company Restricted Stock) and each Company Warrant Holder issued Earn Out Shares upon the Closing or upon the exercise of an Assumed Warrant, respectively, shall be entitled to the voting and dividend rights generally granted to holders of Parent Class A Common Stock; provided that the Earn Out Shares shall not entitle the holder thereof to, without limiting Section 2.10(f), any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of Parent, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void.

(d) If, at any time prior to the expiration of the Earn Out Period or prior to the occurrence of the Achievement Date for which the equivalent Earn Out Shares vest pursuant to Section 2.10(b), any holder of a Parent Earn Out RSU or Parent Warrant RSU ceases, for any reason or no reason, to remain in continuous employment with Parent or a Group Company, all Parent Earn Out RSUs and Parent Warrant RSUs with respect to which service-based vesting has not been satisfied shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(e) If the vesting of (i) any of the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs, (ii) the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs or (iii) the $20 Earn Out Shares

and the equivalent Parent Earn Out RSUs has not occurred prior to the expiration of the Earn Out Period, then the applicable Earn Out Shares and the applicable equivalent Parent Earn Out RSUs which would have vested (but did not vest during the Earn Out Period) pursuant to Section 2.10(b)(i), Section 2.10(b)(ii) or Section 2.10(b)(iii) shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(f) In the event that there is a Company Sale after the Closing and during the Earn Out Period that will result in the holders of Parent Class A Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in Section 2.10(b)(i), Section 2.10(b)(ii) and Section 2.10(b)(iii), then immediately prior to the consummation of the Company Sale any such vesting of Earn Out Shares or of Parent Earn Out RSUs set forth therein that has not previously occurred shall be deemed to have occurred and the holders of such Earn Out Shares and Parent Earn Out RSUs shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior vesting of such Earn Out Shares and Parent Earn Out RSUs has occurred:

(i) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $15.00 per share of Parent Class A Common Stock, but less than $17.50 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested (and the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs and $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist);

(ii) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $17.50 per share of Parent Class A Common Stock, but less than $20.00 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs and the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested (and the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist); and

(iii) if the Company Sale Price for acquisition of the Parent Class A Common Stock is greater than or equal to $20.00 per share of Parent Class A Common Stock, the $15 Earn Out Shares and the equivalent Parent Earn Out RSUs, the $17.50 Earn Out Shares and the equivalent Parent Earn Out RSUs and the $20 Earn Out Shares and the equivalent Parent Earn Out RSUs shall be deemed to have fully vested;

provided that if the Company Sale Price for acquisition of the Parent Class A Common Stock is less than $15.00 per share of Parent Class A Common Stock, then no Earn Out Shares or Parent Earn Out RSUs shall be deemed to have vested and all such Earn Out Shares and Parent Earn Out RSUs shall be automatically forfeited and deemed transferred to Parent and shall be cancelled by Parent and cease to exist.

(g) If, during the Earn Out Period, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred, then the applicable price per share set forth set forth in this Section 2.10 will be equitably adjusted to reflect such change.

Section 2.11 Company Recapitalization. The Company shall take all actions necessary to effect the conversion of all outstanding shares of Company Capital Stock as of immediately prior to the Effective Time into shares of Company Class A Common Stock and shares of Company High Vote Stock, consistent with the Dual Class Structure (the “Company Recapitalization”). In connection with the Company Recapitalization, all shares of Company Capital Stock shall convert into the right to receive (i) in the case of all Company Stockholders (other than the CEO Group), the same number of shares of Company Class A Common Stock, and (ii) in the case of the CEO Group, a combination of shares of Company Class A Common Stock and shares of Class V common stock, par value $0.000001 per share, of the Company (the “Company High Vote Stock”) as contemplated by the Dual Class Structure and as set forth in the A&R Company Dual Class Charter. The related exchange agreement to be entered into in respect of such Company High Vote Stock to be issued to the CEO Group in accordance with this Section 2.11 shall provide that Parent and the Surviving Company agree to report the share exchange as a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code for all Tax purposes and agree to indemnify and hold harmless the CEO Group for Taxes and any applicable penalties and associated costs if such exchange is not tax free, in whole or in part.

Section 2.12 Tax Treatment of Earn Out. The Earn Out Shares shall be treated as issued and outstanding as of the Closing and any forfeiture thereof pursuant to Section 2.10 shall be treated as an adjustment to the Merger Consideration by the Parties, in each case for Tax purposes, unless otherwise required by a change in applicable Tax law.

Section 2.13 Withholding Rights. Each of Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that Parent, Merger Sub, the Surviving Company or the Exchange Agent withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to Parent concurrently with the execution of this Agreement (the ”Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, as of the date of this Agreement and, provided the Closing occurs, the Closing Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 3.1 Organization. Each Group Company (a) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization, and (b) has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the conduct of its business, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the absence of such qualification, licensing or registration, or failure to be in good standing, would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization. Each Group Company has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger, to the Company Required Approval. The Company Required Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been, and the Ancillary Agreements to which a Group Company is or will be a party as of the Closing Date and the transactions contemplated thereby shall be, duly authorized, executed and delivered by the Company or such applicable Group Company, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, will constitute the legal, valid and binding obligation of each member of the Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Capitalization.

(a) Set forth on Schedule 3.3(a) is a true, correct and complete list of the authorized and issued and outstanding Equity Interests of the Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof by Equity Holder, as of the date hereof. All of the issued and outstanding Equity Interests of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Laws, (iii) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the Company’s Governing Documents, and (iv) as of the date of this Agreement, are owned, beneficially and of record by the Equity Holders set forth on Schedule 3.3(a), free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Except as set forth on Schedule 3.3(a) or as is permitted by Section 5.1 or Schedule 5.1, there are no outstanding (w) securities of the Company convertible into or exchangeable for shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to the Company, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company, and no obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company or any securities convertible into or exercisable for such shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, or (z) obligations of the Company to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of Company Common Stock or Company Preferred Stock or other Equity Interests of the Company, including securities convertible into or exchangeable for shares of Company Common Stock, Company Preferred Stock or other Equity Interests of the Company. Except as set forth on Schedule 3.3(a), as of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or Company Preferred Stock or any other Equity Interests of the Company. No Company Subsidiary owns any Equity Interest in the Company.

(b) Schedule 3.3(b) sets forth, as of the date hereof, the name of the holder of each Company Equity Award, the type of security or property that such Company Equity Award covers, the vesting schedule applicable to such Company Equity Award, the number of vested and unvested units or shares covered by such Company Equity Award, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Equity Award, as applicable. Each Company Equity Award (A) has an exercise price at least equal to the fair market value of the underlying shares of Company Common Stock or Company Preferred Stock as of the grant date, if applicable; and (B) has been issued in compliance with applicable Law and properly accounted for in all respects in accordance with GAAP. No person holds, or has ever acquired, shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not timely been made.

(c) Except as set forth on Schedule 3.3(c), all of the issued and outstanding Equity Interests of each Company Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Law, (iii) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under such Company Subsidiary’s Governing Documents, and (iv) are owned, beneficially and of record by the Company or another Subsidiary of the Company as indicated on Schedule 3.3(c), free and clear of all Liens (other than transfer restrictions under applicable securities Laws and any other Liens noted with respect thereto on Schedule 3.3(c)). There are no outstanding (w) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or other Equity Interests of such Company Subsidiary, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to any Company Subsidiary, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of any Company Subsidiary, and no obligation of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any other Equity Interests of such Company Subsidiary or any securities convertible into or exercisable for such shares of capital stock or other Equity Interests of such Company Subsidiary, or (z) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of capital stock or other Equity Interests of such Company Subsidiary, including securities convertible into or exchangeable for shares of capital stock or other Equity Interests of such Company Subsidiary. Except as set forth on Schedule 3.3(c), neither the Company nor any of its Subsidiaries is party to any joint venture or other similar arrangement or relationship, or owns, holds the right to acquire, or has any obligation to make a capital contribution, loan or other investment (whether equity or debt) in respect of, any stock or other equity ownership interest in any other Person.

(d) Each of the Governing Documents of the Company, each Company Subsidiary and each Affiliated Physician Practice and the Stockholder Agreements has been duly executed and delivered, as applicable, by the Company and each Company Subsidiary, Affiliated Physician Practice and Equity Holder party thereto, as applicable, is in full force and effect as of the date of this Agreement and constitutes the legal, valid and binding obligations of the Company and each Company Subsidiary, Affiliated Physician Practice and Equity Holder party thereto, as applicable, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The Company has made available to Parent true, correct and complete copies of the Governing Documents of the Company, each Company Subsidiary and each Affiliated Physician Practice and the Stockholder Agreements, together with any amendments thereto, in each case as are presently in effect as of the date of this Agreement. In connection with, and prior to, the execution and delivery of this Agreement, each of the Company and Company Board took all actions necessary, if any, under the Company’s Governing Documents and the Stockholder Agreements to make valid, binding and effective (subject to the receipt of the Company Required Approval) the conversions, cancellations, forfeitures, recapitalization and other transactions contemplated by Section 2.3, Section 2.7 and Section 2.11. Taking into account such actions, if any, and subject to the receipt of the Company Required Approval, (i) the conversions, cancellations, forfeitures, recapitalization, terminations and other transactions contemplated by Section 2.3, Section 2.7 and Section 2.11 are in full compliance with the terms of the Company’s Governing Documents and the Stockholder Agreements, (ii) no additional consent or approval from, or notification to, any Person party thereto is required, and (iii) the assignment of any right of repurchase or forfeiture condition, in either case in favor of the Company, applicable to Company Restricted Stock in accordance with Section 2.3(e) will occur automatically and not require any further action or consent of any Person. The amounts set forth on the Closing Date Capitalization Statement when delivered to Parent will comply with the terms of the Company’s Governing Documents, each of the Stockholder Agreements and this Agreement.

Section 3.4 Company Subsidiaries. Schedule 3.4 sets forth a true, correct and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, and subject to the receipt of the Company Required Approval, the filing of the Certificate of Merger, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub contained in Section 4.4, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Group Company, (b) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by any Group Company, (c) result in a material violation of or a material default (or give rise to any material right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any Company Material Contract or material License held by any Group Company, (d) result in the creation of any material Lien (other than any Permitted Lien) upon any of the properties or assets of any Group Company, or (e) violate in any material respect any Law or Order applicable to any Group Company.

Section 3.6 Financial Statements.

(a) Attached as Schedule 3.6 are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) the unaudited condensed consolidated balance sheet of the Group Companies as of June 30, 2020 (the “Latest Balance Sheet”), and the related unaudited condensed consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit and cash flows for the six month periods ended June 30, 2020 and 2019 (collectively with the Latest Balance Sheet, the “Unaudited Financial Statements”); and

(ii) the audited consolidated balance sheet of the Group Companies as of December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (the “Audited Financial Statements”).

Except as set forth on Schedule 3.6, each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which, to the Knowledge of the Company, would be reasonably expected to be, individually or in the aggregate, material to the Group Companies taken as a whole in amount or scope.

(b) The books of account and other financial records of the Group Companies have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Except as set forth on Schedule 3.6(b), there has been no change in the accounting methods or practices of any Group Company since December 31, 2019. The Group Companies have established and maintain a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies, (iv) that the amount recorded for assets on the books and records of the Group Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately.

(c) All accounts receivable of the Group Companies (excluding accounts receivable from any intercompany sales) reflected in the Latest Balance Sheet (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the Ordinary Course, (ii) are properly reflected on the books and records of the Company, and (iii) to the Knowledge of the Company as of the date of the Latest Balance Sheet, are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the Latest Balance Sheet, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the Ordinary Course of business and other similar matters.

(d) All accounts payable of the Group Companies (excluding any intercompany payables) reflected in the Latest Balance Sheet or subsequently created are valid payables that have arisen from bona fide transactions in the Ordinary Course of the Group Companies. Since the date of the Latest Balance Sheet, the Group Companies have paid their accounts payable in the Ordinary Course.

(e) Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the Latest Balance Sheet and except for inventory that has become obsolete or unmarketable in the Ordinary Course since the Latest Balance Sheet Date: (i) all inventory of the Group Companies is saleable, usable and merchantable and conforms in all material respects with any applicable contractual commitments and requirements of any Governmental Entity and (ii) all such inventory has been accumulated for use or sale and is of quality adequate to satisfy existing Contracts, purchase orders and sales of the Group Companies.

Section 3.7 No Undisclosed Liabilities. Except as set forth in the Latest Balance Sheet or on Schedule 3.6(a) or Schedule 3.7, no Group Company has any liability, debt or obligation (whether absolute or contingent, whether known or unknown, whether due or to become due, regardless of when or by whom asserted and whether or not accrued) that would be required to be set forth or reserved for on a balance sheet of a Company Group (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) incurred or accrued since the Latest Balance Sheet Date in the Ordinary Course, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (b) that arose under any Company Material Contract, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (c) that are accrued or reserved against on the face of the Financial Statements or disclosed in the notes thereto in accordance with GAAP, (d) arising under this Agreement or the performance by the Company of its obligations hereunder, (e) owing or payable to any other Group Company or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Latest Balance Sheet Date until the execution and delivery of this Agreement:

(a) the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) there has been no casualty, loss, damage or destruction of any property that is material to any of the Group Companies and that is not covered by insurance; and

(d) the Group Companies have not experienced any (i) material failure of any of the Group Companies’ Material Suppliers to timely manufacture, ship or deliver products, raw materials and goods, (ii) material reductions in customer demand, (iii) claim of force majeure by a Group Company or a counterparty to any Material Contract, or (iv) material default under a Company Material Contract to which a Group Company is a party, in each case, arising out of, resulting from or related to COVID-19 or COVID-19 Measures; and

(e) no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would constitute a breach of any of the covenants in Section 5.1(b) if taken without Parent’s written consent.

Section 3.9 Real Estate.

(a) No Group Company owns or has owned a fee interest in any real property.

(b) Schedule 3.9(b) lists, as of the date of this Agreement, each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto, as of the date of this Agreement, with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Schedule 3.9(b) sets forth a true, correct and complete list of all Leases, as of the date of this Agreement, including the date and name of the parties to each Lease.

(d) Except as set forth on Schedule 3.9(d), with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) as of the date of this Agreement, no Group Company has received written or, to the Knowledge of the Company, oral notice of any current material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed in any material respect, and to the Knowledge of the Company, there are no material disputes with respect to such Lease.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including owner name and, as appropriate, registration and application dates and numbers; (ii) all registered copyrights and copyright applications owned by any of the Group Companies, including owner name and, as appropriate, registration and application dates and registration numbers; (iii) all domain names owned by the Group Companies; and (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, issuance and application dates and numbers.

(b) Except as set forth on Schedule 3.10(b), (i) with respect to all Trademarks registered by the Company with the United States Patent and Trademark Office or a corresponding non-U.S. registration office (“Company Material Trademarks”), the Company is in compliance with all requirements of all applicable registration offices (including through the timely filing of all affidavits of use, incontestability, renewal applications, and other post-registration filings); (ii) to the Knowledge of the Company, no Person possesses any rights that would restrict or conflict in any material respect with the use by any Group Company of any Company Material Trademarks in the conduct of the business of the Group Companies anywhere in the United States or in any other country in which any Group Company currently operates, or proposes to operate; (iii) each registered Company Material Trademark has been in continuous use by a Group Company since the date of first use alleged in such registration; and (iv) the Group Companies have enforced quality control over the licensees of all Company Material Trademarks adequate to maintain the validity and enforceability of such Company Material Trademarks, free of any claim of abandonment or non-use.

(c) Except as set forth on Schedule 3.10(c), (i) a Group Company exclusively owns and possesses all right, title and interest in or to, or has the right pursuant to a Company IP Agreement or pursuant to a Standard IP Agreement to use, all Intellectual Property used or held for use in, the conduct of the business of the Group Companies (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Registered IP is subsisting, valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable), (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Owned Intellectual Property, and (iv) the Group Companies have paid all maintenance and other fees necessary to maintain the Company Registered IP until ninety (90) days after the Closing Date.

(d) Schedule 3.10(d) sets forth a listing, as of the date of this Agreement, of all agreements relating to Intellectual Property to which a Group Company is a party, including any Intellectual Property licenses granted by or to any Group Company (“Company IP Agreements”), other than (i) licenses of generally commercially available Intellectual Property with a replacement cost or annual license, maintenance and other fees of less than $50,000, in the aggregate, (ii) standard employee agreements and standard consulting agreements, pursuant to which such personnel has assigned Intellectual Property to the Group Company or received a non-exclusive license to use Company Intellectual Property on behalf of Group Company in the Ordinary Course; (iii) nondisclosure and confidentiality agreements entered into in the Ordinary Course; (iv) feedback, trademark and other similar licenses that are incidental to any license to Intellectual Property, or (v) non-exclusive licenses granted by or to a Group Company in the Ordinary Course (each of the agreements in clauses (i)-(v), “Standard IP Agreements”).

(e) Except as set forth on Schedule 3.10(e): (i) to the Knowledge of the Company, neither the use of the Intellectual Property as used by the Group Companies in the conduct of their business, nor the conduct of their business, infringes, misappropriates or violates, or has, in the past six (6) years, infringed, misappropriated, or violated, the rights of any Person in any Intellectual Property; and (ii) no Group Company has, in the six (6) years preceding the execution and delivery of this Agreement, received any written notice alleging any of the same.

(f) Except as set forth on Schedule 3.10(f): (i) as of the date of this Agreement, there are no Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company), hearings, arbitrations, demands or similar actions currently pending or, to the Knowledge of the Company, threatened, or that have been brought within the last six (6) years by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Company Intellectual Property.

(g) Each Group Company has taken commercially reasonable measures to maintain enforce and protect all Company Owned Intellectual Property, including its trade secrets and other information. Without limiting the generality of the foregoing, each past and present employee, consultant, or contractor of any Group Company who has access to, or has had access to, any material trade secrets or confidential information of a Group Company has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any Intellectual Property on behalf of a Group Company, assigns to a Group Company all of such Intellectual Property, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property, and each such agreement is valid and enforceable in accordance with its terms, and, to the Knowledge of the Company, no such Person has breached any such agreement.

(h) As of the date of this Agreement, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned, licensed, leased, or otherwise used or held by or on behalf of the Group Companies for use in the conduct of the business of the Group Companies (collectively, the “Company Systems”). The Company Systems are adequate for operation of the business of the Group Companies as currently conducted. The Group Companies have put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and any Personal Data in any Group Company’s possession or control and (ii) the Company Systems and any such Personal

Data from unauthorized access, use, modification or corruption. The Group Companies maintain and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity procedures. During the past two (2) years, (x) each Group Company has been in compliance in all material respects with all Data Security Requirements applicable to such Group Company, (y) no Person has made any illegal or unauthorized use of, or had unauthorized access to, the Company Systems or any Personal Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies, and (z) no Group Company has been under any investigation by any Governmental Entity regarding its protection, storage, use or disclosure of Personal Data.

(i) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property, Company Systems or Personal Data.

(j) None of the proprietary software owned by the Group Companies incorporates, or is linked, bundled or distributed by the Group Companies with, any open source, community source, shareware, freeware, or other code that (i) would result in such software being covered by any “copyleft” or “reciprocal” licensing regime, in each case as would require any of the Group Companies to license, disclose or distribute its own proprietary source code, or (ii) would impose any obligation on a Group Company to grant any license or immunity under its Intellectual Property or provide its software to any other Person free of charge.

(k) No source code for any Company Software has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party other than to third-party developers or other service providers in the Ordinary Course consistent with past practice pursuant to written agreements with reasonable confidentiality and nondisclosure obligations and use restrictions and that (in the case of developers) provide for ownership of improvements, modifications, derivative works and other developed Intellectual Property to a Group Company, and no Person other than the Group Companies and such developers or service providers is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code for any Company Software be disclosed, licensed, released, made available, or delivered to any other Person.

Section 3.11 Litigation.

(a) Except as set forth on Schedule 3.11, during the two (2) years preceding the execution and delivery of this Agreement, there have not been, and there are no, Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) or Orders pending or, to the Knowledge of the Company, threatened against any Group Company, any Affiliated Physician Practice or any of their respective properties at Law or in equity, including, in each case, Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) or Orders (i) that challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) that, individually or in the aggregate, would reasonably be expected to be material to the Group Companies taken as a whole.

(b) As of the date of this Agreement, no member of the Group Company intends to or has, during the past two (2) years, filed any material Action against any other Person.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts to which any Group Company is a party:

(i) any stockholder agreement, partnership agreement, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, registration rights agreement or, other than employment and consulting agreements and commercial Contracts entered into in the Ordinary Course on arms’ length terms, other Contract with a holder of equity securities of any Group Company;

(ii) joint venture or similar Contracts;

(iii) any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise;

(iv) any Contract that is a note, debenture, guarantee, mortgage, loan agreement or indenture relating to or that otherwise evidences Indebtedness of any Group Company in excess of $1,000,000, other than any such obligations by and among any of the Group Companies;

(v) any non-competition Contract or other Contract that purports to materially limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(vi) any employment or consulting Contract with any director, officer, employee or independent contractor that is a natural person of any Group Company that (A) provides annual compensation in excess of $251,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (C) is not terminable at any time on less than ninety (90) days’ prior notice and without any material liability to any Group Company or payment of severance or similar separation payments;

(vii) Company IP Agreement (excluding Standard IP Agreements);

(viii) Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(ix) Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property, including real property, owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(x) any Contract with any Material Supplier;

(xi) any retailer Contract that involved consideration in excess of $1,000,000 in the aggregate in the past twelve (12) months to or from the Group Companies;

(xii) any Contract reasonably expected to result in future payments to or by any Group Company in excess of $750,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii) any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv) any Contract with any Governmental Entity, other than any Licenses;

(xv) any Contract that is a settlement, conciliation, or similar agreement (A) with any Governmental Entity or (B) pursuant to which any Group Company has any material ongoing liability or obligation;

(xvi) any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; or

(xvii) any other Contract not of the types described above in this Schedule 3.12(a) that involved consideration in excess of $1,000,000 in the aggregate in the past twelve (12) months to or from the Group Companies.

(b) The Contracts listed or required to be listed on Schedule 3.12(a) (together with Leases and the Company Affiliate Agreements, the “Company Material Contracts”) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No Group Company has any present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Group Company under any Company Material Contract, and, to the Knowledge of the Company, no facts exist which would render such performance unlikely (including as a result of COVID-19 or COVID-19 Measures). None of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any material term or condition of any Company Material Contract by any party thereto except as would not reasonably be expected to be material to the Group Companies taken as a whole.

(c) No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend any material term or condition of, or otherwise materially alter the terms and conditions of, any Company Material Contract or has received any such notice from any other party thereto.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) all income and other material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account any extensions of time within which to file such Tax Returns) and are correct and complete in all material respects;

(b) all material Taxes due and owing by any of the Group Companies have been paid in full;

(c) there are no extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course);

(d) all deficiencies asserted in writing as a result of any examination of any Tax Returns of the Group Companies have been paid in full or finally settled;

(e) no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened in writing, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened in writing, in each case with respect to any Taxable period for which the period of assessment or collection remains open;

(f) the Group Companies have withheld and paid or properly set aside in accounts for such purpose all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g) there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof and none of the Group Companies has waived any statute of limitations in respect of Taxes;

(h) there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet delinquent or Liens for Taxes being contested in good faith by appropriate proceedings);

(i) no Group Company is a party to any Tax allocation, Tax indemnity or tax sharing agreement or other similar arrangement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j) no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(k) no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l) no written claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction;

(m) the Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP and the unpaid Taxes of the Company and the Company Subsidiaries (being Taxes not yet due and owing) will not materially exceed the reserve for Tax liabilities set forth on the face of the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns;

(n) except with respect to deferred revenue or prepaid amounts collected by the Group Companies in the Ordinary Course, no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received on or prior to the Closing Date;

(o) none of the Group Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 of the Code in the past two (2) years; and

(p) to the Knowledge of the Company as of the date of this Agreement, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Environmental Matters.

(a) During the past two (2) years, each Group Company is and has been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying with all applicable Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b) No Group Company has treated, stored, disposed of, arranged for the disposal of, transported, manufactured, Released or exposed any Person to Releases of, Hazardous Substances, or, to the Knowledge of the Company, owned or operated any facility or property contaminated by any Hazardous Substance, in each case so as to give rise to any material liability (contingent or otherwise) of the Group Companies pursuant to any Environmental Laws.

(c) None of the Group Companies has by contract assumed, undertaken or provided an indemnity with respect to any material liability (contingent or otherwise) of any other Person relating to any Environmental Laws.

(d) As of the date of this Agreement, no Group Company has received written notice that such Group Company is subject to any currently unresolved Action, Order or actual or alleged material violation or liability (contingent or otherwise) arising under any Environmental Law.

(e) The Company has made available to Parent copies of all Phase I environmental reports and all material health or safety reports prepared in the past two (2) years bearing on material environmental, health or safety liabilities of the Group Companies, which are in its possession or reasonable control as of the date of this Agreement.

Section 3.15 Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list, as of the date of this Agreement, of all material Licenses and approvals held by the Group Companies. The Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list, as of the date of this Agreement, of all Company Benefit Plans. With respect to each such Company Benefit Plan, the Company has provided Parent true, correct and complete copies, as of the date of this Agreement, of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any subsequent summaries of material modifications thereto; (v) any related insurance contracts or funding arrangements; and (vi) any non-routine correspondence with any Governmental Entity during the past two (2) years.

(b) Except as set forth on Schedule 3.16(b):

(i) No Company Benefit Plan is, and none of the Group Companies maintains, sponsors, contributes to or has an obligation to contribute to: (i) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan,” or “multiple employer welfare arrangement,” including by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(ii) No Company Benefit Plan is and none of the Group Companies has any current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no Group Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(iii) Each Company Benefit Plan and related trust has been established, administered, maintained, funded and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been timely made or properly accrued;

(iv) No Action (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims) prior to the date hereof;

(v) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal

Revenue Service (the ”IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and, to the Knowledge of the Company, no condition or circumstance exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or adversely affect the qualification of such Company Benefit Plan;

(vi) No Group Company has incurred, nor have any events occurred that would reasonably be expected to result in the imposition of, any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H or of the Code. No Company Benefit Plan provides for, and no Group Company could be obligated to provide, post-employment or post-termination medical, health, life insurance or any other “welfare-type” benefits to any current or former employee, officer or director of any Group Company or any other Person except as required by COBRA and for which the covered individual pays the full cost of coverage;

(vii) No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would reasonably be expected result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(viii) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with, or is exempt from, Section 409A of the Code and any proposed and final guidance under Section 409A of the Code; none of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code;

(ix) None of the Group Companies, and no employee, equityholder or service provider (current or former) of the Group Companies, is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) as a result of the transactions contemplated by this Agreement; and

(x) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, except as provided for in this Agreement, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits or other rights under any Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

Section 3.17 Labor Relationships.

(a) None of the Group Companies’ employees are represented by any labor union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body (each a “CBA”). As of the date of this Agreement, there are no, and during the past two (2) years have been no, labor organizing or decertification activities relating to or affecting any employees of any of the Group Companies, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. With respect to the transactions contemplated by this

Agreement, the Group Companies have satisfied any notice, consultation or bargaining obligations owed to their employees or their representatives under applicative Law, CBA, or other Contract.

(b) During the two (2) years preceding the execution and delivery of this Agreement, no material labor grievance, material labor arbitration, material labor dispute, unfair labor practice charge, walk out, strike, lockout, hand billing, picketing, slowdown or work stoppage involving any employees of the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened against or has affected any of the Group Companies (including as a result of COVID-19).

(c) The Group Companies are and, during the past two (2) years, have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, COVID-19, plant closures, furloughs, and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(d) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment allegations of which they are or were made aware during the past two (2) years. With respect to each such allegation, the Company has taken all corrective action necessary under applicable Law. The Company does not reasonably expect any material liability with respect to any such allegations.

(e) None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(f) To the Knowledge of the Company, no Person is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(g) No employee layoff, facility closure (whether voluntary or by Order), reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of the Group Companies has occurred within the past six (6) months or is currently planned or announced.

(h) To the Knowledge of the Company and as of the date of this Agreement, no employee of the Group Companies with annualized compensation at or above the level of $251,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 3.18 International Trade & Anti-Corruption Matters.

(a) None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time, on behalf of or in connection with the Group Companies, made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(b) Since December 31, 2017 until the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any written notice, inquiry, or, to the Knowledge of the Company, any internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c) None of the Group Companies has imported products into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19 Brokerage. Except as set forth on Schedule 3.19, none of Parent, Merger Sub, the Surviving Company or any other Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or, to the Knowledge of the Company, any of their respective Affiliates.

Section 3.20 Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies, as of the date of this Agreement, carried by, or for the benefit of, the Group Companies (collectively, the “Insurance Policies”). Such Insurance Policies provide coverage sufficient in all material respects for a business of the size and type operated by the Group Companies. With respect to each Insurance Policy required to be listed on Schedule 3.20, (i) all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect in all material respects, (iii) neither the Company nor its Subsidiaries is in material breach or default (including any such material breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, as of the date of this Agreement, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no material action has been threatened with respect thereto, and (v) as of the date of this Agreement, no written notice of cancellation, termination, reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any Insurance Policy. As of the date of this Agreement, there is no pending material claim by any Group Company against any insurance carrier under any Insurance Policy for which coverage has been denied or disputed by the applicable insurance carrier.

Section 3.21 Affiliate Transactions. Except for employment relationships and compensation, benefits, Contracts with respect to the issuance of Company Equity Awards and travel advances and employee loans in the Ordinary Course which are reflected in the Financial Statements or as disclosed on Schedule 3.21, there are no transactions or Contracts between any Group Company, on the one hand, and (i) any present or former director or executive officer of a Group Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 2% or more of the Equity Interests of any Group Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Group Company, on the other hand (each of the foregoing, a “Company Affiliate Agreement”).

Section 3.22 Information Supplied. None of the information supplied, or to be supplied, by the Group Companies for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any other document submitted to the SEC or any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) did or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (c) the time of the Parent Stockholder Meeting or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings, submissions, publications or mailings), except that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials. Any position taken by the Group Companies in any document submitted to the SEC was done so in good faith by the Group Companies.

Section 3.23 Material Suppliers. Schedule 3.23 sets forth a list of the Group Companies’ Material Suppliers as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended June 30, 2020, showing the total purchases by the Group Companies from each such Material Supplier, during each such period. No Material Supplier has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the Knowledge of the Company, no such Material Supplier is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Supplier’s user, usage or advertising policies (as applicable), or (e) to the Knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings, except that it shall not be deemed a breach of the representations and warranties set forth in clauses (a), (b) or (c) of this sentence to the extent the termination, reduction or modification occurs after the execution and delivery of this Agreement and the Company is able to replace such Material Supplier with an alternate vendor without a Material Adverse Effect.

Section 3.24 Compliance with Laws. Each Group Company is, and during the past two (2) years has been, in compliance in all material respects with all Laws applicable to their respective businesses, operations, assets and properties, including all applicable COVID-19 Measures. During the two (2) years preceding the execution and delivery of this Agreement, no Group Company has received any written or, to the Knowledge of the Company, oral notice of, or been charged with, the material violation of any such Laws by any Governmental Entity having jurisdiction or authority over the operations of the Group Companies. Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.24 shall not cover compliance with or notices of violations of, (a) Healthcare Laws (which shall solely be covered by Section 3.25) or (b) Laws administered by the FDA (which shall solely be covered by Section 3.26).

Section 3.25 Healthcare Regulatory Matters.

(a) Except as otherwise set forth on Schedule 3.25, since the date of the Company’s incorporation, each of the Group Companies and the Affiliated Physician Practices have been in compliance in all material respects with all Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively. There are no, and during the two (2) years preceding the execution and delivery of this Agreement there have not been any Actions (except, with respect to audits or investigations, solely to the extent of the Knowledge of the Company) pending or, to the Knowledge of the Company, threatened, alleging non-compliance by the Group Companies or the Affiliated Physician Practices with respect to any Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively, and, to the Knowledge of the Company, no Group Company or the Affiliated Physician Practice is under, or during the two (2) years preceding the execution and delivery of this Agreement has been under, audit or investigation by a Governmental Entity alleging non-compliance by the Group Companies or the Affiliated Physician Practices with respect to any Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively.

(b) The Group Companies and the Affiliated Physician Practices collectively hold all Healthcare Permits necessary for the conduct of the business of each of the Group Companies and Affiliated Physician

Practices as currently conducted. The Group Companies and the Affiliated Physician Practices, as applicable, are and since the date of the Company’s incorporation have been in compliance in all material respects with the requirements of such Healthcare Permits. As of the date of this Agreement, each such Healthcare Permit is in full force and effect and will remain in full force and effect and will be available for use by the Group Companies and the Affiliated Physician Practices immediately following the Closing. Since the date of the Company’s incorporation, there are no pending or, to the Knowledge of the Company, threatened Actions, petitions, objections or other pleadings with any Governmental Entity having jurisdiction or authority over the operations of the Group Companies or the Affiliated Physician Practices that would reasonably be expected to materially impair the validity of any Healthcare Permit or result in the revocation of any material Healthcare Permit. The Group Companies have used commercially reasonable efforts to require all third parties that supply the Company or its customers with services that require a Healthcare Permit, including laboratory services, have held all Healthcare Permits during the time that such services were provided.

(c) To the Knowledge of the Company, each Affiliated Provider has been duly licensed and registered, and in good standing in the state in which such Affiliated Provider practices his or her profession, such license and registration have not been suspended, revoked or restricted in any manner, and such licenses and registrations are all that are required for such Person to perform his or her duties for such Group Company or Affiliated Physician Practice. To the Knowledge of the Company, when providing professional services on behalf of a Group Company, the Affiliated Providers have at all times held the licenses and registrations required to provide such professional services.

(d) None of the Group Companies nor any of its equity owners, directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), agents or other personnel (whether employees or independent contractors), the Affiliated Physician Practices, or, to the Knowledge of the Company, Affiliated Providers, or vendors, of any Affiliated Physician Practices is currently or has been, or to the Knowledge of the Company, threatened to be: (i) debarred under 21 U.S.C. § 335a or any similar state or foreign law or regulation, excluded or suspended from participating in any Governmental Health Program or otherwise excluded under any state or foreign law or regulation, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Law, (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs, (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (v) subject to any other debarment, exclusion or sanction list or database of any Governmental Entity having jurisdiction or authority over the operations of such Persons.

(e) No Group Company nor any Affiliated Physician Practice or, to the Knowledge of the Company, Affiliated Provider: (i) is or has been party to any corporate integrity agreement with any Governmental Entity, (ii) has or has had reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Entity, (iii) as of the date of this Agreement is or has been a target or defendant in any qui tam/False Claims Act or similar litigation, or, to the Company’s Knowledge, has been threatened with such litigation, or (iv) has been served with or received any written search warrant, subpoena, civil investigative demand, contact letter or telephone or personal contact by or from any Governmental Entity related to an alleged violation of a Healthcare Law by any Group Company or Affiliated Physician Practice.

(f) The Group Companies and the Affiliated Physician Practices maintain compliance programs designed to promote material compliance with Healthcare Laws applicable to the Group Companies and the Affiliated Physician Practices, respectively.

(g) None of the Group Companies or Affiliated Physician Practices (i) satisfies the definition of “covered entity,” “business associate” or “subcontractor” under HIPAA or (ii) is subject to regulation under HIPAA.

(h) None of the Group Companies or Affiliated Physician Practices have submitted to any Payor, or otherwise been involved in the submission to any Payor, any electronic transactions regulated by HIPAA.

(i) None of the Group Companies or any of the Affiliated Practices have conducted clinical research that requires reporting to an Institutional Review Board or engaged in activity that requires reporting to an Institutional Review Board.

Section 3.26 Food and Drug Administration Matters.

(a) All products stored, tracked, developed, formulated, tested, manufactured, compounded, labeled, distributed, or marketed by or on behalf of the Group Companies that are subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) are being or have been stored, tracked, developed, formulated, tested, manufactured, compounded, labeled, distributed, or marketed in compliance in all material respects with all applicable Laws administered or issued by the FDA or any other Governmental Entities with oversight of the products by the Group Companies and, to the Knowledge of the Company, all other Persons acting on behalf of the Group Companies.

(b) The Group Companies and, to the Knowledge of the Company, all Persons that formulate, manufacture, distribute or dispense products on behalf of the Group Companies, hold and are in compliance in all material respects with all registrations, approvals, clearances, permits, licenses, certifications, National Drug Codes, or other authorizations that, under applicable Laws administered or issued by the FDA or by any other Governmental Entities with oversight of the products, are required to carry on the Group Companies’ business as it is now being conducted.

(c) The Group Companies have not engaged in the non-clinical or clinical development, manufacture or compounding (sterile or non-sterile) of drugs that are subject to the jurisdiction of the FDA or state authorities, including state controlled substances acts.

(d) The Group Companies are in material compliance with all applicable import and export requirements, including FDA import-for-export requirements, export notifications or authorizations and record keeping requirements.

(e) To the Knowledge of the Company, each product distributed, marketed or sold by or on behalf of the Group Companies is in material compliance with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. Each of the Group Companies is in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and implementing regulations, as applicable, governing reporting and recordkeeping for the products, including complaint records adverse event reporting, inventory management and expiration dates. Any required product recalls, withdrawals, suspensions, seizures or discontinuations initiated by a product manufacturer or Governmental Entity have been conducted in material compliance with the requirement of the entity that initiated such recall, withdrawal, suspension, seizure or discontinuation. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened recalls for the products licensed, sold or delivered by the Group Companies, other than product returns in the Ordinary Course.

(f) As of the date of this Agreement, none of the Group Companies nor, to the Knowledge of the Company, any Persons that formulate, manufacture, distribute or dispense products on behalf of the Group Companies, are subject to any obligation arising under any injunction, consent decree, warning letter, untitled letter, or notice of violation letter or other regulatory or administrative action issued by or entered into with the FDA or any comparable Governmental Entity with regard to the development, testing, formulation, manufacturing, compounding, labeling, distribution or marketing of any of the products marketed or distributed by or on behalf of the Group Companies.

Section 3.27 Affiliated Physician Practices.

(a) Schedule 3.27(a) sets forth a list of each Affiliated Physician Practice as of the date of this Agreement and (i) its name and jurisdiction of organization or formation, (ii) the number of authorized shares or other equity interests, (iii) the number of issued and outstanding shares or other equity interests (including which of such equity interests are vested and which are unvested), and (iv) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Schedule 3.27(a) also sets forth a list as of the date of this Agreement of those Affiliated Physician Practices that were previously, but are not currently, affiliated with the Group Companies.

(b) Each Affiliated Physician Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

Section 3.28 Assets. The Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). All such items of tangible personal property that are material to the operation of the business of the Group Companies are in reasonably good condition and in a state of reasonably good maintenance and repair and are suitable for the purposes used.

Section 3.29 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules) and in any Ancillary Agreement, none of the Group Companies makes any other express or implied representation or warranty with respect to the Group Companies or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any other representation, warranty or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or representative of the Company or the Equity Holders or any of their respective Affiliates). The Company makes no representation or warranty to Parent or Merger Sub regarding the probable success or future profitability of the Group Companies. It is understood that any Due Diligence Materials made available to Parent, Merger Sub or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives except for the representations and warranties contained in this Article III (as modified by the Schedules) and in any Ancillary Agreement.

Section 3.30 Independent Investigation; No Reliance. The Company has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and its Affiliates and, to the extent deemed appropriate by them, by Representatives of the Company. In entering into this Agreement, the Company acknowledges (on behalf of itself and the Equity Holders) that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in Article IV of this Agreement and Parent and Merger Sub expressly set forth in any Ancillary Agreement. The Company further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 4.19.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) or in the Parent SEC

Documents, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1 Organization. As of the date hereof, Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. From and after the Domestication and as of the Closing, Parent will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite exempted company, corporate or other entity power and authority to carry on in all material respects its business as now being conducted. Each of Parent and Merger Sub is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification, licensing or registration, except where the failure of such qualification or registration would not reasonably be expected to have a Parent Material Adverse Effect. Parent has no Subsidiaries other than Merger Sub. Except as set forth in the preceding sentence, none of Parent or Merger Sub is party to any joint venture or other similar arrangement or relationship, owns, or holds the right to acquire, or has any obligation to make a capital contribution, loan or other investment (whether equity or debt) in respect of, any stock or other equity ownership interest in any other Person.

Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite exempted company, corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in each case to the Parent Stockholder Approval. The Required Parent Stockholder Approval and the requisite stockholder approval of Merger Sub are the only votes or approvals of the holders of any class or series of capital stock of Parent or Merger Sub necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been, and the Ancillary Agreements to which Parent or Merger Sub are or will be a party as of the Closing Date and the transactions contemplated thereby shall be, duly authorized, executed and delivered by each of Parent or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Class A Common Stock, (ii) 50,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 preference shares with a nominal or par value of $0.0001 per share. As of the date of this Agreement, (A) 20,125,000 shares of Parent Class A Common Stock are issued and outstanding, (B) 5,031,250 shares of Parent Class B Common Stock are issued and outstanding, (C) 10,725,000 Parent Class A Warrants are issued and outstanding, and (D) no preference shares are issued and outstanding. All outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance with applicable Laws, and (3) were not issued in breach or violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or under the Parent Governing Documents. Except in each case (i) as set forth in the Parent Governing Documents, the Parent SEC Documents and the Subscription Agreements, and (ii) for shares of Parent Class A Common Stock, Parent Class B Common Stock, the Parent Class A Warrants and the Parent Stock Redemption, there are no outstanding (w) securities of Parent convertible into or exchangeable for shares of capital stock or other Equity Interests of Parent, (x) stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award, equity equivalents or other similar rights of or with respect to Parent, (y) subscriptions, calls, options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the capital stock or any other Equity Interests of Parent, and no obligation of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any other Equity Interests of Parent or any securities convertible into or exercisable for such shares of capital stock or other Equity Interests of Parent, or (z) obligations of Parent to repurchase, redeem or otherwise acquire any shares any of the foregoing securities, shares of capital stock or other Equity Interests of Parent, including securities convertible into or exchangeable for shares of capital stock or other Equity Interests of Parent. Except as set forth on Schedule 4.3(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Class A Common Stock or Parent Class B Common Stock or any other Equity Interests of Parent. No Subsidiary of Parent owns any Equity Interest in Parent.

(b) Each holder of any of the shares of Parent Class B Common Stock initially issued to Parent Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Common Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Common Stock pursuant to the Governing Documents of Parent. No Person other than the Parent Sponsor directly owns any shares of Parent Class B Common Stock or any Parent Class A Warrants issued pursuant to a private placement or which is not listed for trading on the NYSE.

(c) Schedule 4.3(c) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of Merger Sub. Parent is the sole record and beneficial owner of all of the issued and outstanding capital stock of Merger Sub, free and clear of any Liens. All of the issued and outstanding Equity Interests of Merger Sub have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such Equity Interests of Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

(d) Each of the Parent Governing Documents, the Governing Documents of Merger Sub and the Warrant Agreement has been duly executed and delivered, as applicable, by Parent, Merger Sub and, to the knowledge of Parent, each party thereto, and each such Governing Document and the Warrant Agreement are in full force and effect as of the date of this Agreement and, with respect to the Warrant Agreement, as of the Closing, and constitutes the legal, valid and binding obligations of Parent, Merger Sub and, to the knowledge of Parent, each party thereto, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Parent has made available to the Company true, correct and complete copies of the Parent Governing Documents and the Governing Documents of Merger Sub, together with any amendments thereto. Taking into account any actions taken by the Parent Board and the board of directors of Merger Sub in connection with the approval of this Agreement, if any, and subject to the receipt of the Required Parent Stockholder Approval and the requisite stockholder approval of Merger Sub, no additional consent or approval from any Person party thereto is required.

Section 4.4 Consents and Approvals; No Violations. Subject to the receipt of the Required Parent Stockholder Approval, the filing of the Parent Domestication Documents, the filing of the Certificate of Merger, the filing of any Parent SEC Documents, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of Parent or Merger Sub, (b) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by Parent or Merger Sub, (c) result in a material violation of or a material default (or give rise to any material right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, mortgage, other evidence of Indebtedness, guarantee, license, agreement, lease or other material contract, instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, (d) result in the creation of any material Lien (other than any Permitted Lien) upon any of the properties or assets of Parent or Merger Sub, or (e) violate in any material respect any Law or Order applicable to Parent or Merger Sub.

Section 4.5 Financial Statements.

(a) Prior to the execution and delivery of this Agreement, Parent has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished, as applicable, by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the execution and delivery of this Agreement, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”). None of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of a registration statement or proxy statement, as of its effective date or the date of the relevant meeting, respectively) or, if amended or superseded by a subsequent filing prior to the execution and delivery of this Agreement, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents and (ii) to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. Parent has heretofore furnished or made available to the Company true, complete and correct copies of all comment letters from the SEC received prior to the execution and delivery of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available prior to the execution and delivery of this Agreement on EDGAR.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (a) fairly present in all material respects, the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), (b) fairly present, in all material respects, the consolidated financial position, results of operations, income and cash flows and changes in shareholders’ equity of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein, and (c) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto. Parent has no material off-balance sheet arrangements that are not disclosed in the Parent SEC Documents, and neither Parent nor Merger Sub is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or Merger Sub in Parent’s or Merger Sub’s published financial statements or other Parent SEC Documents.

(c) Except as set forth in Parent’s balance sheet dated as of June 30, 2020, neither Parent nor Merger Sub has any liability, debt or obligation (whether absolute or contingent, whether known or unknown, whether due or to become due, regardless of when or by whom asserted and whether or not accrued) that would be required to be set forth or reserved for on a balance sheet of Parent or Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (i) incurred or accrued since Parent’s balance sheet dated as of June 30, 2020 in the Ordinary Course, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (ii) that arose under any material Contract to which Parent or Merger Sub is a party, none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation, (iii) that are accrued or reserved against on the face of the financial statements contained or incorporated by reference in the Parent SEC Documents or disclosed in the notes thereto in accordance with GAAP, (iv) arising under this Agreement or the performance by Parent or Merger Sub of their respective obligations hereunder, (v) arising under the Parent Governing Documents or the Governing Documents of Merger Sub or (vi) that would not, individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub, taken as a whole.

Section 4.6 PIPE Financing. Parent has made available to the Company true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the Investors have agreed to provide the PIPE Financing to Parent in connection with the transactions contemplated by this Agreement. As of the date hereof, each Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally. As of the date hereof, Parent is not in breach of any of the terms or conditions in the Subscription Agreements. There are no conditions precedent or contingencies to the obligations of the parties under any Subscription Agreement to fund the applicable amount set forth therein, other than as set forth in such Subscription Agreement.

Section 4.7 Litigation. Prior to the execution and delivery of this Agreement, there have not been, and there are no, Actions or Orders pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties at Law or in equity, including, in each case, Actions or Orders that would challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.8 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 4.8:

(a) all income and other material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account any extensions of time within which to file such Tax Returns) and are correct and complete in all material respects;

(b) all material Taxes due and owing by Parent have been paid in full;

(c) there are no extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed (other than automatic extensions of time to file Tax Returns obtained in the Ordinary Course);

(d) all deficiencies asserted in writing as a result of any examination of any Tax Returns of Parent have been paid in full or finally settled;

(e) no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened in writing, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened in writing, in each case with respect to any Taxable period for which the period of assessment or collection remains open;

(f) there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any material Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet delinquent or Liens for Taxes being contested in good faith by appropriate proceedings);

(h) Parent is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or other similar arrangement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(i) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent); or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(j) Parent is not nor has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2); and

(k) to the knowledge of Parent as of the date of this Agreement, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.9 Compliance with Laws. Each of Parent and Merger Sub is, and has been, in compliance in all material respects with all Laws applicable to their respective businesses, operations, assets or properties. Prior to the execution and delivery of this Agreement, neither Parent nor Merger Sub has received any written or, to the knowledge of Parent, oral notice of or been charged with the material violation of any such Laws by any Governmental Entity having jurisdiction or authority over the operations of Parent or Merger Sub.

Section 4.10 Brokerage. Except as set forth on Section 4.10 of the Parent Disclosure Schedule, none of Parent, Merger Sub, the Company, the Surviving Company or any other Group Company, nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of Parent or Merger Sub or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 4.11 Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger or as otherwise contemplated by this Agreement or the Ancillary Agreements, and has no assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and those pursuant to this Agreement or the Ancillary Agreements.

Section 4.12 Parent SEC Documents; Controls.

(a) Since the consummation of the initial public offering of Parent’s securities, Parent has timely filed or furnished with the SEC all periodic reports required to be filed or furnished under the Securities Act or the Exchange Act (excluding Section 16 under the Exchange Act) (such forms, reports, schedules and statements, including the related notes thereto, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the execution and delivery of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No notice of any SEC review or investigation of Parent or such Parent SEC Documents has been received by Parent.

(b) Parent maintains controls and other procedures that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(c) Each of the principal executive officer and the principal financial officer of Parent (or persons performing similar functions) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.12(c), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor Merger Sub has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 4.13 Information Supplied; SEC Filings. The information supplied, or to be supplied, by Parent for inclusion in the Registration Statement / Proxy Statement, the Additional Parent Filings, any other Parent SEC Document, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) does not and shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement / Proxy Statement is declared effective by the SEC, (iii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (iv) the time of the Parent Stockholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in such filings, submissions, publications or mailings). The Registration Statement / Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.14 Listing. Prior to the Domestication, the issued and outstanding shares of Parent Class A Common Stock (the foregoing, collectively, the “Parent Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no Action pending or, to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister the Parent Public Securities or prohibit or terminate the listing of the Parent Public Securities on the NYSE. Parent has taken no action that is designed to terminate the registration of the Parent Public Securities under the Exchange Act. Parent has not received any written or, to the knowledge of Parent, oral deficiency notice from the NYSE relating to the continued listing requirements of the Parent Public Securities.

Section 4.15 Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16 Board Approval; Stockholder Vote. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of each of Parent and Merger Sub and the stockholders of each of Parent and Merger Sub. Other than the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.17 Trust Account. As of September 29, 2020, Parent had at least $204,400,000 (the “Trust Amount”) in a trust account maintained by the Trustee (the “Trust Account”), with such funds invested in United

States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Parent, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Parent. To the knowledge of Parent, there are no side letters and (except for the Trust Agreement) no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than (x) the Parent Stockholders who shall have exercised, or do exercise, their rights to participate in the Parent Stock Redemption, (y) the underwriters of the Parent’s initial public offering, who are entitled to the Deferred Underwriting Fees (as such term is defined in the Trust Agreement) and (z) Parent with respect to income earned on the proceeds in the Trust Account (1) to cover any of its Tax obligations, (2) to fund Parent’s regulatory compliance requirements and other costs related thereto, subject to an annual limit of $325,000, and (3) up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no material Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.18 Affiliate Transactions. Except as described in the Parent SEC Documents, there are no material transactions, Contracts, agreements, arrangements or undertakings between any of Parent or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or Merger Sub, on the other hand.

Section 4.19 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement, none of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or the transactions contemplated by this Agreement, and each of Parent and Merger Sub disclaims any and all liability and responsibility for any other representation, warranty or information made, communicated, or furnished (orally or in writing) to the Company, any Equity Holder or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or Equity Holder by any director, officer, employee, agent, consultant, shareholder or representative of Parent or Merger Sub or any of their respective Affiliates). Neither Parent nor Merger Sub makes any representation or warranty to the Company or any Equity Holder regarding the probable success or future profitability of Parent, Merger Sub or the Group Companies except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement. It is understood that any Due Diligence Materials made available to the Company, any Equity Holder or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Parent, Merger Sub or their respective Affiliates or their respective Representatives except for the representations and warranties contained in this Article IV (as modified by the Parent Disclosure Schedules) and in any Ancillary Agreement.

Section 4.20 Independent Investigation; No Reliance. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent deemed appropriate by them, by Representatives of Parent or Merger Sub. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Group Companies expressly set forth in Article III of this Agreement and the Company and the Equity Holders expressly set forth in any Ancillary Agreement. Parent and Merger Sub each further acknowledges and agrees with the representations and warranties of the Company set forth in Section 3.29.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

(a) The Company agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity) or as consented to in advance in writing by Parent, the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to (i) conduct its business in the Ordinary Course and in compliance in all material respects with applicable Laws and (ii) (A) preserve intact its present business organization, (B) keep available the services of its directors, officers and key employees, (C) maintain existing relationships with its material suppliers, resellers, distributors, employees, and others having material business relationships with it, and (D) maintain the Insurance Policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary as of the date of this Agreement.

(b) The Company agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as required in order to effectuate the conversions, cancellations, forfeitures and other transactions expressly contemplated by Section 2.3 and Section 2.7 or as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity), as set forth on Schedule 5.1(b) or as consented to in advance in writing by Parent, the Company shall not, and shall cause each Company Subsidiary not to:

(i) other than as necessary to effectuate the implementation of the Dual Class Structure, (A) amend or otherwise modify, (B) waive any rights under, or (C) fail to enforce with respect to the transactions contemplated by this Agreement, any of its respective Governing Documents or the Stockholder Agreements other than the termination of such Stockholder Agreements;

(ii) other than as necessary to effectuate the implementation of the Dual Class Structure, issue or sell, or authorize to issue or sell, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, other than (A) issuances or sales to new hires of any Group Company following the date hereof in the Ordinary Course and (B) the exercise of Company Equity Awards or Company Warrants outstanding as of the date hereof in accordance with their terms

(iii) other than as necessary to effectuate the implementation of the Dual Class Structure, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, other than the repurchase by the Company of unvested shares of Company Restricted Stock outstanding as of the date hereof or issued upon conversion of a Company Equity Award outstanding as of the date hereof in accordance with its terms at no greater than cost;

(iv) make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

(v) make any material change to any of the cash management practices of the Company or any Company Subsidiary;

(vi) incur any Indebtedness in excess of $1,000,000 in the aggregate, or make any loans or advances to any other Person, other than employee advances in the Ordinary Course pursuant to applicable policies of the Group Companies as in effect on the date hereof and normal trade payables incurred in the Ordinary Course;

(vii) cancel or forgive any Indebtedness in excess of $100,000 in the aggregate owed to the Company or any of the Company Subsidiaries by any Equity Holder, employee, officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary;

(viii) make any political contributions to political candidates or political action committees;

(ix) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company or any Company Subsidiary (or change an annual accounting period);

(x) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amounts of Taxes, (C) file any material amended Tax Return or claim for a material Tax refund (other than as required by applicable Law and consistent with past practice in the Ordinary Course);

(xi) enter into, renew, modify or amend any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement);

(xii) sell, lease, license, permit to lapse, abandon or otherwise dispose of any Company Intellectual Property, other than non-exclusive licenses in the Ordinary Course;

(xiii) (A) materially amend or otherwise modify any Company Material Contract in any manner materially less favorable to the Company or any of its Subsidiaries, taken as a whole, than prior to such material amendment or modification, or (B) terminate (excluding any expiration in accordance with its terms) any Company Material Contract, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole;

(xiv) terminate (without cause) any employee or independent contractor that is a natural person with annual compensation in excess of $251,000;

(xv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former officer, director or other member of the executive management team;

(xvi) except as required under applicable Law, (A) grant or agree to grant to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries any material increase in wages or bonus, severance, retirement or insurance as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (C) make or agree to make any bonus or incentive payments to any individual, or (D) enter into any new CBA or employment or consulting Contract which would be a Company Material Contract if it was in effect on the date hereof, except with respect to clauses (C) and (D), as required pursuant to the terms of any Company Benefit Plan and other than with respect to new hires of any Group Company following the date hereof in the Ordinary Course;

(xvii) unless required by Law, (A) modify, negotiate, extend, terminate or enter into any CBA, or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xviii) pay, discharge, compromise, waive, release, assign or settle any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary (A) involving payments in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of the Company or any Company Subsidiary, (C) which relates to an Action brought by a Governmental Entity against a Group Company in respect of a breach or violation or alleged breach or violation of any Healthcare Laws or Healthcare Permits applicable to the Group Companies or the Affiliated Physician Practices, respectively, and involving payments in excess of $100,000 in the aggregate or any injunctive or other equitable remedy or admission of wrongdoing, (D) by any of the Equity Holders or their Affiliates (other than employment related claims arising in the Ordinary Course), or (E) which relates to the transactions contemplated by this Agreement (except in accordance with Section 5.11(i));

(xix) make or incur any capital expenditures that in aggregate exceed $500,000 in excess of the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;

(xx) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

(xxi) merge or consolidate the Company or any Company Subsidiaries with any other Person (other than, for the avoidance of doubt, as contemplated hereby);

(xxii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xxiii) enter into any new line of business not related to the Group Companies’ existing lines of business or inconsistent with the description of the Group Companies’ business as set forth in the Registration Statement / Proxy Statement; or

(xxiv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2 Interim Operations of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, except as contemplated by the Domestication, the Parent Stockholder Approval, a Parent Stock Redemption, the Sponsor Agreement or the PIPE Financing, or as otherwise expressly required by this Agreement, as required by applicable Law (including as may be compelled by any Governmental Entity), as set forth on Schedule 5.2 or as consented to in advance in writing by the Company, that Parent and Merger Sub shall not:

(i) make any amendment or modification to its Governing Documents or the Trust Agreement or any agreements relating thereto or form any Subsidiary of Parent or Merger Sub other than Merger Sub;

(ii) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by the Parent Governing Documents or the Trust Agreement;

(iii) issue or sell, or authorize to issue or sell, any shares of its capital stock, membership interests or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock, membership interests or any other Equity Interests, as applicable;

(iv) other than in connection with the conversion of Parent Class B Common Stock into Parent Class A Common Stock pursuant to the Parent Governing Documents, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock, membership interests or any other Equity Interests, as applicable;

(v) make any material Tax election not required by Law or settle or compromise any material Tax liability other than in the Ordinary Course;

(vi) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Parent or Merger Sub (or change an annual accounting period);

(vii) hire, engage or terminate (without cause) any employee or independent contractor that is an individual person with annual compensation in excess of $300,000;

(viii) except as required under applicable Law, (A) grant or agree to grant to any employee, officer, director or independent contractor of the Parent or Merger Sub any material increase in wages or bonus, severance, retirement or insurance as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) accelerate the time of payment, vesting or funding of any compensation or benefits under any Employee Benefit Plan of Parent or Merger Sub (including any plan or arrangement that would be an Employee Benefit Plan if it was in effect on the date of this Agreement), or (C) make or agree to make any material bonus or incentive payments to any individual, except as required pursuant to the terms of any Employee Benefit Plan of Parent or Merger Sub;

(ix) amend, enter into or otherwise modify any Contract with the Parent Sponsor or any of its or Parent’s or Merger Sub’s directors, officers, employees, stockholders, warrant holders or Affiliates;

(x) make, declare, set aside or pay any dividend or make any other distribution, in each case whether in cash, stock or otherwise;

(xi) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course;

(xii) merge or consolidate with any other Person (other than, for the avoidance of doubt, as contemplated hereby);

(xiii) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person (other than, for the avoidance of doubt, as contemplated hereby) or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xv) initiate, waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action), except in accordance with Section 5.11(i); or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3 Trust Account & Closing Funding.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Parent Governing Documents, at the Closing, Parent shall use its reasonable best efforts to cause (i) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) the Trustee to pay as and when due all amounts payable to Parent Stockholders who shall have validly and timely elected to redeem their shares of Parent Class A

Common Stock pursuant to the Parent Governing Documents and use its reasonable best efforts to cause the Trustee to pay as and when due the Deferred Underwriting Fees (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Underwriting Fees are waived.

(b) Notwithstanding the foregoing, as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Governing Documents will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no Parent Stockholder shall be entitled to receive any amount from the Trust Account other than any Parent Stockholders who shall have validly and timely elected to redeem their shares of Parent Class A Common Stock pursuant to the Parent Governing Documents. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and, at the Effective Time, shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement. At the Effective Time, Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, transfer all funds (other than such amounts needed to pay the Deferred Underwriting Fees and after giving effect to the completion of any Parent Stock Redemptions) held in the Trust Account to the Company (to be held as available cash on the balance sheet of the Company, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. Parent shall deliver to the Company two (2) Business Days prior to the Closing a statement of the Deferred Underwriting Fees and such outstanding out of pocket fees and expenses and other unpaid transaction expenses incurred in connection with the transactions contemplated hereby.

Section 5.4 Reasonable Best Efforts; Consents.

(a) Each of the Parties shall, and the Company shall cause its Subsidiaries to, cooperate, and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement (and including, with respect to the Company, restricting the exercise of Company Options to effect the treatment set forth in Article II to the extent the Company Board determines is necessary to ensure compliance with applicable securities Law). Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. In addition to the foregoing, each of Parent and Merger Sub agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby; provided, however, that any reasonable and documented out of pocket costs incurred in connection with such consents shall be borne by the Company and the Company shall reimburse Parent for any such costs promptly following any termination of this Agreement.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will, and the Company shall cause its Subsidiaries to, promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Company, Parent and

Merger Sub will, and the Company shall cause its Subsidiaries to: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (iv) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c) No Party shall take, and the Company shall not permit any of its Subsidiaries to take, any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) no Party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no Party shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate of any assets or categories of assets of such Party or its Subsidiaries, or (B) the imposition of any limitation or regulation on the ability of either Party to freely conduct their business or own such assets.

Section 5.5 Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.5. Nothing in this Section 5.5 shall prohibit or limit (a) any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties or (b) Parent, Merger Sub or the Company and their respective Affiliates (including, with respect to Parent, Oaktree Capital Management, L.P. and its Affiliates, and including with respect to the Company, its stockholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors.

Section 5.6 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, upon reasonable notice, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, provide to such other Party and its Representatives during normal business hours reasonable access to all employee, facilities, books and records of such Party and such Party’s Subsidiaries as is reasonably requested; provided that (a) such access shall occur in such a manner as the Company or Parent, as applicable, reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (b) nothing herein shall require the

Company to provide access to, or to disclose any information to, Parent or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, after consultation with outside counsel, (i) would waive any legal privilege or (ii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws).

(b) All of such information provided to Parent pursuant to this Section 5.6 shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent or Merger Sub and their respective Affiliates (including, with respect to Parent, Oaktree Capital Management, L.P. and its Affiliates) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors, prospective investors and advisors bound by customary confidentiality provisions.

(c) All non-public information provided to the Company pursuant to this Section 5.6 shall be treated as confidential pursuant to the terms of this Section 5.6(c). The Company shall, and shall cause its Subsidiaries to, hold in confidence, and the Company shall not, and shall cause its Subsidiaries to not, disclose any non-public information of Parent or Merger Sub provided hereunder, including exercising the same degree of care as the Company exercises with its own confidential or proprietary information of a similar nature, but in no event less than a commercially reasonable degree of care, to prevent its unauthorized disclosure or use. The Company acknowledges and agrees that some of the information provided to the Company pursuant to the terms of this Section 5.6 may be considered “material non-public information” for purposes of securities Laws, and the Company shall, and shall cause its Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding Parent or Merger Sub. The Company shall, and shall cause its Subsidiaries to, only use any such non-public information for purposes of consummating the transaction contemplated by this Agreement. The Company shall not, and shall cause its Subsidiaries to not, disclose any portion of such non-public information to any person other than their Representatives who are bound by obligations of confidentiality no less protective than the terms of this Section 5.6(c) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement, and then only to the extent they need to know. The Company shall promptly notify Parent in the event of any unauthorized use or disclosure of such non-public information and reasonably cooperate with Parent to prevent further unauthorized use or disclosure. In any event, the Company shall be responsible for any breach of this Section 5.6(c) by any of its Representatives or such parties, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives and such parties from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained herein to the contrary, this Section 5.6(c) shall not (i) prohibit the Company from disclosing any such non-public information to the extent required in order for the Company to comply with applicable Law, provided that the Company, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to Parent and takes reasonable and lawful actions to avoid or minimize the extent of such disclosure, at Parent’s sole expense, or (ii) prohibit or limit the Company and its Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the Company’s investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of Parent or Merger Sub provided to the Company pursuant to this Section 5.6 may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Entity with jurisdiction over the Company or its Representatives and not directed at Parent or the transactions contemplated by this Agreement; provided that the Company or its Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and to keep such information confidential in accordance with such Governmental Entity’s policies and procedures.

Section 5.7 Additional Insurance Matters. On the Closing Date, Parent shall obtain, bind and pay for directors’ and officers’ liability insurance, and such other customary insurance policies, that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries

(including the directors and officers of the Company and its Subsidiaries), and Parent and/or the Group Companies, as applicable, following the Closing with limits, terms and conditions not less favorable than the terms of a customary directors’ and officers’ liability insurance policy, and such other applicable customary insurance policies, for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

Section 5.8 Interim Financial Statements. During the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, the Company shall deliver to Parent:

(a) within twenty-five (25) days following the end of any month, the unaudited consolidated balance sheet of the Group Companies as of the end of such month, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such monthly period, setting forth in each case comparisons to the Group Companies’ monthly budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments); and

(b) within thirty (30) days following the end of any fiscal quarter, the unaudited consolidated balance sheet of the Group Companies as of the end of such fiscal quarter, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for such fiscal quarter, setting forth in each case comparisons to the Group Companies’ annual budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments).

Section 5.9 Tax Matters.

(a) The Parties intend that (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code and/or the Merger and the PIPE Financing will be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in a transaction described in Section 351 of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.9(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Merger and the PIPE Financing from being considered part of an overall plan in which the Company Stockholders exchange their shares of Company Capital Stock for the Merger Consideration in a transaction described in Section 351 of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the treatment described in this Section 5.9(a) by any Governmental Entity.

(b) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of Parent, the Domestication qualifying for the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Kirkland & Ellis and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger. In the event that the foregoing tax opinions are not required and the Company requests that a tax opinion be prepared by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP to the effect that the Intended Tax Treatment should apply to the Merger and PIPE Financing, or Parent requests that a tax opinion be prepared by Kirkland & Ellis LLP to the effect that the Intended Tax Treatment should apply to the Domestication, Parent and the Company shall execute and deliver customary Tax representation letters satisfactory to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP or Kirkland and Ellis LLP, as applicable, at such time or times as may be reasonably requested by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP or Kirkland & Ellis LLP, as applicable.

(d) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the shareholders of Parent prior to the Merger information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication. For the avoidance of doubt, the Parties agree that the cooperation contemplated by this Section 5.9(d) shall be done in a manner so as not to unreasonably interfere with the conduct of business of the Parties.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(f) FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

(g) Withholding Certificates. (i) Each Equity Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Exchange Agent a duly executed IRS Form W-9 certifying that such Equity Holder, as the case may be, is not subject to backup withholding; (ii) each Equity Holder that is not a “United States person” shall deliver to Parent a duly executed applicable IRS Form W-8.

Section 5.10 Directors’ and Officers’ Indemnification.

(a) Parent and the Surviving Company shall ensure, and the Surviving Company shall cause each of its Subsidiaries to ensure, that (i) all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director or officer of Parent, the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective Governing Documents and indemnification agreements to which Parent, the Company or any Company Subsidiary is a party or bound as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and (ii) the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Governing Documents shall not, except as required by applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) On or prior to the Closing Date, the Company shall purchase, through a broker mutually agreed to by Parent and the Company, and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Parent and any Group Company, in each case, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred before the Effective Time, and which tail policy shall contain substantially the same coverage and limits as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, covering those Persons who are covered on the date hereof by such policy and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under Parent’s or any Group Company’s existing policies, provided, however, that the tail premium shall not exceed 300% of the aggregate annual premiums currently payable by Parent and the Group Companies, as applicable, with respect to such current policies of directors’ and officers’ liability insurance; provided, further, that if the annual premium exceeds such amount, then any such tail policy shall contain the maximum coverage available at a cost not exceeding such amount.

(c) From and after the Effective Time, Parent shall defend and hold harmless, as set forth as of the date hereof in the Parent Governing Documents and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of Parent or any of its Subsidiaries occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, Parent, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay, within thirty (30) days after any reasonable request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 5.10 shall be binding upon the successors and assigns of Parent and the Surviving Company. In the event any of Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(e) The obligations of the Surviving Company under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(f) Nothing in this Agreement, including the indemnification provided for in this Section 5.10, is intended to, shall be construed to or shall release, limit, waive, impair or substitute for any rights to insurance claims under any policy that is or has been in existence with respect to Parent, the Company or any of the Company Subsidiaries or any of their respective directors or officers.

Section 5.11 Communications; SEC Filings.

(a) As promptly as practicable following the execution of this Agreement, Parent shall prepare and, after providing the Company with a reasonable opportunity to comment on such filing and considering in good faith the Company’s comments thereon (if any), file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall prepare and Parent shall file with the SEC a Registration Statement / Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Transaction Proposals. Parent shall file the definitive Registration Statement / Proxy Statement with the SEC and cause the same to be mailed to its shareholders of record, as of a record date to be established by the Parent Board that is in existence immediately prior to the Domestication, within ten (10) Business Days following the receipt of oral or written notification of the completion of the review by the SEC, or notification that the SEC will not conduct a review.

(c) Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement / Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement / Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise the Company promptly after it receives notice thereof, of (i) the time when the Registration Statement / Proxy Statement has been filed, (ii) the receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (iv) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement / Proxy Statement and responses thereto and (vi) requests by the SEC for additional information in connection with the Registration Statement / Proxy Statement. The Parties shall cooperate on and mutually agree upon (not to be unreasonably withheld, conditioned or delayed) any response to any comments of the SEC on the Registration Statement / Proxy Statement (or any amendment thereto), and the Parties shall use their respective reasonable best efforts to have the Registration Statement / Proxy Statement cleared by the SEC under the Securities Act and Exchange Act as soon after filing as practicable. No filing of, or amendment or supplement to, the Registration Statement / Proxy Statement will be made by Parent or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided that failure of either Party to provide approval in accordance with this Section 5.11(c) shall not prevent the other Party from making any filings required to comply with applicable Law.

(d) If at any time prior to the Parent Stockholder Meeting any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Registration Statement / Proxy

Statement so that the Registration Statement / Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and Parent shall promptly transmit to its shareholders an amendment or supplement to the Registration Statement / Proxy Statement containing such information, or file such amendment or supplement with the SEC.

(e) The Parties acknowledge that a substantial portion of the Registration Statement / Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Act and Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Group Companies and the business of the Group Companies and the Group Companies management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the Group Companies to, as promptly as reasonably practicable, provide Parent with all information concerning the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested and reasonably required to be included in the Registration Statement / Proxy Statement, Additional Parent Filings or any other Parent SEC Filing. The Company shall make, and shall cause Group Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to Parent and its counsel, auditors and other representatives in connection with the drafting of the Registration Statement / Proxy Statement, Additional Parent Filings and any other Parent SEC Filing and responding in a timely manner to comments thereto from the SEC all information concerning the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably requested and reasonably required to be included in the Registration Statement / Proxy Statement, such Additional Parent Filing or other Parent SEC Filing. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Company or the Group Companies or their respective businesses, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement (or any Additional Parent Filing or other Parent SEC Filing) so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall be permitted to make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder.

(f) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”) and shall provide the Company with a reasonable opportunity to comment on such Closing Form 8-K and consider in good faith the Company’s comments thereon prior to filing such Closing Form 8-K. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(g) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) audited consolidated balance sheet of the Group Companies as of December 31, 2019 and 2018, and related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, together with the notes and schedules thereto, accompanied by the reports thereon of the Group Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) unaudited consolidated balance sheet of the Group Companies as of June 30, 2020 and 2019, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the six month periods then ended, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Group Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement / Proxy Statement or the Closing Form 8-K (including pro forma financial information), (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement / Proxy Statement and Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Group Companies were subject thereto) with respect to the periods described in the foregoing clauses (i) and (ii), and (iii), as necessary for inclusion in the Registration Statement / Proxy Statement and Closing Form 8-K (including pro forma financial information).

(h) The Company covenants and agrees that the information supplied or to be supplied by any Group Company for inclusion in the Registration Statement / Proxy Statement, the Additional Parent Filings, any other the Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement / Proxy Statement is declared effective by the SEC, (iii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Parent Stockholders, (iv) the time of the Parent Stockholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by any Group Company or that are included in such filings or mailings), except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or its Affiliates for inclusion in such materials. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder, other than with respect to any information supplied, or to be supplied, by the Group Companies for inclusion or incorporation by reference in the Registration Statement / Proxy Statement or any other document submitted to the SEC.

(i) Parent shall give the Company (i) prompt notice of any Action or other instrument served upon Parent with respect to claims from the Parent Stockholders with respect to the fiduciary duties of Parent’s directors and officers or otherwise relating to the Registration Statement / Proxy Statement (“Parent Stockholder Litigation”) received by Parent, and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to such Parent Stockholder Litigation. Parent shall not, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Parent Stockholder Litigation.

Section 5.12 Parent Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Parent Stockholder Meeting, for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than forty-five (45) days after the date on which Parent mails the Registration Statement / Proxy Statement to its shareholders. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Governing Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its shareholders that they vote in favor of the Transaction Proposals (the ”Parent Board

Recommendation”) and Parent shall include the Parent Board Recommendation in the Registration Statement / Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a ”Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation if it determines in good faith that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its shareholders the matters contemplated by the Registration Statement / Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Stockholder Meeting (a) to ensure that any supplement or amendment to the Registration Statement / Proxy Statement that the Parent Board has determined in good faith (after consultation with its outside legal counsel and its financial advisors) is required by applicable Law is disclosed to Parent’s shareholders and for such supplement or amendment to be promptly disseminated to the Parent’s shareholders prior to the Parent Stockholder Meeting, (b) if, as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Registration Statement / Proxy Statement), there are insufficient shares of Parent Class A Common Stock and Parent Class B Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting, (c) in order to solicit additional proxies from shareholders in favor of the adoption of the Transaction Proposals or (d) if a number of shares of Parent Class A Common Stock have been elected to be redeemed by the holders thereof such that Parent does not reasonably expect that the condition set forth in Section 6.2(e) will be satisfied; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Stockholder Meeting be reconvened on a date that is later than five (5)  Business Days prior to the Outside Date.

Section 5.13 Section 16 of the Exchange Act. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Common Stock pursuant to this Agreement by any Person who is expected to become a “covered person” of Parent (including as a director by deputization) for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section  16.

Section 5.14 Termination of Agreements. Prior to the Closing, the Company shall take all actions necessary to terminate the Company Affiliate Agreements and the Stockholder Agreements other than the Contracts set forth on Schedule 5.14, at or prior to the Effective Time in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 5.15 Written Consent. Within four (4) hours of the execution of this Agreement, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2) of the Written Consent. To the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Company Stockholder who has not executed the Written Consent (a) a notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL, and (b) subject to the provisions of the Stockholder Agreements, the notice in accordance with Section 262 of the DGCL.

Section 5.16 Parent Equity Award Plans. Each of Parent and the Company shall use their reasonable best efforts and reasonably cooperate in good faith to take the actions to implement effective concurrently with the Closing those equity award plans of Parent set forth on Schedule 5.16 and, as soon as reasonably practicable following the Closing, to grant the Parent equity awards contemplated by Section 2.7 and Section 2.10.

Section 5.17 Investor Rights Agreements. At the Closing, Parent shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit I-1 with Parent Sponsor (the “Parent Registration Rights Agreement”). Prior to the Closing, the Persons set forth on Schedule 5.17 shall have executed the Amended & Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit I-2 (the “A&R Company Investors’ Rights Agreement”), which shall be binding, effective as of the Closing, upon the parties to the Original Investors’ Rights Agreement. The Company shall use its reasonable best efforts to cause (i) (A) holders of Company Common Stock who would own in excess of one percent (1%) of the Equity Interests of Parent on a fully diluted basis as of immediately following the Closing and (B) any Person who is a director of the Company or who is a current officer of the Company and is expected to become an “officer” of the Parent (as defined under Section 16 of the Exchange Act) following the Effective Time and (ii) who are not party to the Original Investors’ Rights Agreement effective as of the date hereof to become party to market stand-off provisions which are substantially similar to those that will be in place effective upon the Closing pursuant to the A&R Company Investors’ Rights Agreement.

Section 5.18 Domestication. Subject to receipt of the Parent Stockholder Approval, prior to the Closing, Parent shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Parent Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Law (as amended) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the Closing, Parent shall cause the Parent Bylaws to be in the form attached hereto as Exhibit C until thereafter amended in accordance with the provisions thereof, the Parent Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Stockholder, (i) each Class A ordinary share of Parent outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Parent Class A Common Stock and (ii) each Class B ordinary share of Parent outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Parent Class A Common Stock. The Company will reasonably cooperate with Parent with respect to the Domestication. In connection with the Domestication, Parent will change its name to “Hims & Hers Health, Inc.”.

Section 5.19 Parent and Company Warrants.

(a) By virtue of the Domestication and without any action on the part of any holder of Parent Class A Warrants, each Parent Class A Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Parent Class A Warrant shall entitle the holder thereof to acquire one share of Parent Class A Common Stock (after giving effect to the Domestication) at an exercise price of eleven dollars and fifty cents ($11.50), subject to adjustment as set forth in Section 4 of the Warrant Agreement.

(b) The Company shall use commercially reasonable efforts to cause the holders of Company Warrants to exercise such Company Warrants prior to the Effective Time.

Section 5.20 Exclusivity.

(a) During the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, and in all cases subject to Section 5.1, the Company shall not, and shall cause its Representatives and each Company Subsidiary not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Parent and Parent Sponsor (and their respective representatives, acting in their capacity as such) (a

“Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to any Group Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) During the period from the date of this Agreement until the earlier of termination of this Agreement in accordance with Section 8.1 and the Closing, neither Parent nor Merger Sub shall, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its respective representatives, acting in their capacity as such) (a “Competing Company”) that may constitute, or could reasonably be expected to lead to, a Parent Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Company regarding a Parent Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to Parent or Merger Sub or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any of Parent or Merger Sub to a Competing Company, for the express purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Parent Competing Transaction; (iv) approve, endorse or recommend any Parent Competing Transaction; or (v) enter into a Parent Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Parent Competing Transaction or publicly announce an intention to do so. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Parent Competing Transaction.

Section 5.21 PIPE Financing. Parent shall use its reasonable best efforts to obtain the PIPE Financing on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements within its reasonable control, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. Parent shall give the Company prompt written notice upon having actual knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements.

Section 5.22 Director Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent’s customary and reasonable due diligence process (including its review of a completed questionnaire and a background check for each such nominee) and the individuals set forth on Schedule 5.22 in the aggregate allowing Parent to satisfy the corporate governance requirements of the NYSE Listing Rules Section 303A that will be applicable to Parent as of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, Parent shall use its reasonable best efforts to cause (a) the number of directors constituting the Parent Board to be such number as is specified on Schedule 5.22 and (b) the individuals set forth on Schedule 5.22 to be appointed as members of the Parent Board, effective as of the Closing.

Section 5.23 NYSE Listing.

(a) From the date of this Agreement through the Closing, Parent shall use its reasonable best efforts to ensure the shares of Parent Class A Common Stock remain listed on the NYSE.

(b) Parent shall use its reasonable best efforts to cause the Parent Class A Common Stock to be issued in connection with the Transactions (including the Earn Out Shares) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject only to official notice of issuance.

Section 5.24 Transfers of Ownership. From and after the delivery of the Closing Date Capitalization Statement, there shall be no transfers on the stock transfer books of the Company of shares of Company Capital Stock.

Section 5.25 Company Transaction Expenses. The Company shall deliver to Parent two (2) Business Days prior to the Closing a statement of the Company Transaction Expenses.

Section 5.26 Company Shareholder Redemption. Each Party shall, if requested by any other Party to implement the Company Shareholder Redemption, consider such requests in good faith and reasonably cooperate with the other Party to the extent it determines in good faith that such actions are advisable and will not (a) have an adverse impact on such Party or its direct or indirect Subsidiaries or equity holders, (b) alter or change the amount or kind of the consideration to be conveyed or received by any of its or any of its equity holders in connection with the transactions contemplated by this Agreement, (c) have an adverse effect on the Tax consequences of the transactions contemplated by this Agreement to it or its equity holders or (d) prevent or materially impede or delay consummation of the Transactions.

Section 5.27 Section 280G. With respect to any payment or benefit retained or received, in whole or in part, in connection with the transactions contemplated by this Agreement, (a) following the date of this Agreement, and prior to soliciting the stockholder vote described in sub-clause (b) below, the Company shall solicit from each individual who is or would reasonably be expected to be, as of the Effective Time, a “disqualified individual” (as defined in Section 280G(c) of the Code) who has received or may receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (“Section 280G Payments”) a waiver of such individual’s rights to some or all of the Section 280G Payments (the “Waived 280G Payments” and, each such waiver, a “280G Waiver”) so that all remaining Section 280G Payments, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any such “disqualified individual” to retain or receive the Waived 280G Payments. The Company shall take all actions necessary to comply with the requirements of the exemption provided under Section 280G(b)(5)(B) of the Code, including by (i) soliciting any necessary 280G Waivers and (ii) preparing, and causing to be sent to the Company’s stockholders, a disclosure document including relevant information (and underlying calculations) with respect to this Agreement and the transactions contemplated by this Agreement meeting the requirements of Section 280G(b)(5)(B) of the Code (the “Company Disclosure Document”). The Company shall deliver a draft of the Company Disclosure Document to Parent no later than ten (10) Business Days prior to the Closing Date and, as promptly as reasonably practicable following such delivery, Parent shall provide the Company its comments, if any regarding the Company Disclosure Document, including those portions relating to the Section 280G Payments, and the Company shall consider in good faith such comments of Parent. At least three (3) Business Days prior to the Effective Time, the Company shall deliver to Parent notification and evidence reasonably satisfactory to Parent that a vote of the Company’s stockholders was solicited in conformance with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder with respect to the Waived 280G Payments and either (x) the requisite approval was obtained with respect to the Waived 280G Payments (the “280G Stockholder Approval”) or (y) the 280G Stockholder Approval was not obtained and, as a consequence, such Waived 280G Payments shall not be made or provided.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There is no Order of any nature prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been adopted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(c) Required Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained;

(d) Company Required Approval. The Company Required Approval shall have been obtained;

(e) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending;

(f) NYSE. The Parent Class A Common Stock shall be listed or have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(g) Parent Governing Documents. The Parent Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit B, and Parent shall have adopted the Parent Bylaws, substantially in the form attached hereto as Exhibit C; and

(h) Net Tangible Assets. After giving effect to the transactions contemplated hereby (including the PIPE Financing), Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that the foregoing condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a) any qualifications by Materiality Exceptions contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect which is continuing.

(d) Parent Officer’s Certificate. An authorized officer of Parent shall have executed and delivered to the Company a certificate (the ”Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(e) Minimum Available Cash. The amount of Available Cash as of immediately prior to Closing shall be equal to or greater than $200,000,000.

Section 6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that the foregoing condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any Materiality Exceptions contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to Parent and Merger Sub a certificate (the ”Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect which is continuing.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor any of Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VII

CLOSING

Section 7.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the ”Closing”) shall take place remotely by conference call and by electronic exchange of documents and signature pages as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may mutually agree in writing. The date of the Closing shall be referred to herein as the ”Closing Date”.

Section 7.2 Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the A&R Company Investors’ Rights Agreement executed by the Persons set forth on Schedule 5.17; and

(d) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3 Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a) the Parent Closing Certificate;

(b) the Parent Registration Rights Agreement executed by Parent and Parent Sponsor;

(c) the A&R Company Investors’ Rights Agreement executed by Parent; and

(d) any other document required to be delivered by Parent or Merger Sub at Closing pursuant to this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of the Parties;

(b) by either Parent or the Company by written notice to the other Party if any Order of any nature which has become final and non-appealable is in effect prohibiting the consummation of the transactions contemplated by this Agreement or any Law has been adopted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or Law;

(c) by Parent by written notice if the condition set forth in Section 6.3(d) cannot be satisfied or would not reasonably be expected to be satisfied on or prior to the Outside Date, or there has been breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a ”Terminating Company Breach”), and (ii) shall not have been cured within twenty five (25) days after written notice from Parent of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that Parent has not waived such Terminating Company Breach and neither Parent nor Merger Sub is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(d) by the Company by written notice if the condition set forth in Section 6.2(c) cannot be satisfied or would not reasonably be expected to be satisfied on or prior to the Outside Date, or there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a ”Terminating Parent Breach”), and (ii) shall not have been cured within twenty five (25) days after written notice from the

Company of such Terminating Parent Breach is received by Parent (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(e) by either Parent or the Company by written notice to the other Party if the Closing has not occurred on or prior to March 30, 2021 (the ”Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(f) by the Company by giving written notice to Parent if there has been a Change in Recommendation;

(g) by either Parent or the Company by written notice to the other Party if the Parent Stockholder Meeting has been held (including any adjournment thereof), has concluded, Parent Stockholders have duly voted and the Required Parent Stockholder Approval was not obtained; or

(h) by Parent by giving written notice to the Company at any time prior to the delivery of the Written Consent, if the Company does not deliver the Written Consent within four (4) hours of the execution of this Agreement in accordance with Section 5.15.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be terminated and become null and void and have no effect, and there shall be no liability hereunder on the part of any Party, and all rights and obligations of each Party shall cease, except that (i) the provisions of this Section 8.2, Section 5.5 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.10 (Governing Law), Section 9.16 (No Recourse), and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement and (ii) no such termination shall relieve any Party from any liability or obligation arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Except as otherwise expressly provided herein, (a) Parent and Merger Sub shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, provided, that the cash of the Company following the Closing shall be used to reimburse Parent for such fees, costs and expenses, and (b) the Company Transaction Expenses shall be paid by the Company at, or promptly following, the Closing.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or Merger Sub, to:

c/o Oaktree Acquisition Corp.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention:	Patrick McCaney
Alexander Taubman

Zaid Pardesi
E-mail:	pmccaney@oaktreecapital.com
ataubman@oaktreecapital.com
zpardesi@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Matthew S. Arenson, P.C.
Hamed Meshki, P.C.
Christian O. Nagler
Nathan J. Davis
E-mail:	matthew.arenson@kirkland.com
hamed.meshki@kirkland.com
christian.nagler@kirkland.com
nathan.davis@kirkland.com

If to the Company (or the Surviving Company) to:

Hims & Hers Health, Inc.
2269 Chestnut Street, #523
San Francisco, California 94123
Attn:	Chief Legal Officer
Email:	legal@forhims.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
550 Allerton Street
Redwood City, CA 94063
Attention:	Trevor S. Knapp
Jeff R. Vetter
John H. Olson
E-mail:	tknapp@gunder.com
jvetter@gunder.com
jolson@gunder.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 9.5 No Third Party Beneficiaries. Except as otherwise provided in Section 5.10 and Section 9.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 9.6 Section Headings; Defined Terms. The Article and Section headings and the words used for defined terms themselves (but not, for the avoidance of doubt, the express definitions thereof) contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7 Consent to Jurisdiction, Etc.. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of Parent, Merger Sub and the Company confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement shall control and prior drafts of this Agreement shall not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement).

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Actions related hereto), including matters of validity, construction, effect, performance and remedies.

Section 9.11 Specific Performance. Each of the Parties agrees that irreparable damage may occur for which monetary damages, even if available, may not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Each of the Parties acknowledges and agrees that Parent and the Company shall therefore be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of Parent, Merger Sub, nor the Company would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate monetary or other remedy at law. Each of the Parties acknowledges and agrees that if either Parent or the Company seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, neither Parent nor the Company shall be required to provide any bond or other security in connection with any such order or injunction.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Section 9.13 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 9.14 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.15 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Schedule or Section or subsection of any other Schedule in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.16 No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the ”Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17 Interpretation.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), (viii) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “hims and hers Dataroom” online data site hosted by Intralinks prior to 10:00 a.m. Pacific Time on the date hereof and continuously available until at least two (2) Business Days following the Closing, and (ix) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

Section 9.18 Non-Survival.

(a) None of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement), including any rights arising out of any breach of such representations, warranties or pre-Closing covenants, shall survive the Closing (and there shall be no liability after the Closing in respect thereof). The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring an Action based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to Closing, except in the case of Fraud by any Party.

(b) The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.19 Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies acknowledge that they have read the prospectus dated July 17, 2019 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only as set forth in the Trust Agreement. The Group Companies further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 22, 2021, Parent will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. The Company, for itself, the Equity Holders, its Subsidiaries and each of their respective affiliated entities, directors, officers, employees, stockholders, equity holders, representatives, advisors and all other associates and Affiliates, hereby waives all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

OAKTREE ACQUISITION CORP.

By:	/s/ Zaid Pardesi
	Name:	Zaid Pardesi
	Title:	Chief Financial Officer

MERGER SUB:

RX MERGER SUB, INC.

By:	/s/ Zaid Pardesi
	Name:	Zaid Pardesi
	Title:	Chief Financial Officer

COMPANY:

HIMS, INC.

By:	/s/ Andrew Dudum
	Name:	Andrew Dudum
	Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

For purposes of the Agreement, each of the following terms shall have the meaning set forth below:

“Actions” means actions, suits, litigations, arbitrations, claims, charges, complaints, inquiries, proceedings, audits or investigations, or by or before any Governmental Entity.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Physician Practices” means all entities that furnish professional medical services to the Company’s customers, a complete list of which is set forth on Schedule A-1.

“Affiliated Provider” means any physician, physician assistant, advance practice nurse, nurse, or other clinical personnel employed or otherwise retained by any Affiliated Physician Practice to perform healthcare services on such Affiliated Physician Practice’s behalf for which a Healthcare Permit is required under applicable Law.

“Aggregate Class V Share Amount” means an amount of Parent Class V Common Stock equal to the number of outstanding shares of Company High Vote Stock issued and outstanding as of immediately prior to the Closing multiplied by the Per Share Exchange Amount.

“Aggregate Strike Price” means an amount equal to the sum of the aggregate exercise prices of all Company Options and all Company Warrants outstanding and unexercised as of immediately prior to the Effective Time.

“Aggregate Strike Price Amount” means a number of shares of Parent Common Stock equal to the Aggregate Strike Price divided by the Reference Price.

“Ancillary Agreements” means the Confidentiality Agreement, the Warrant Agreement, the Sponsor Agreement, the Support Agreements, the Subscription Agreements, the Parent Registration Rights Agreement, the A&R Company Investors’ Rights Agreement, the Exchange Agent Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Available Cash” as of the Closing, shall equal (a) the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of any Parent Stock Redemptions, plus (b) the amount of proceeds of any PIPE Financing.

“Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business Combination” has the meaning given to such term in the Second Amended and Restated Memorandum of Association of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York or the Cayman Islands.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Closing Warrant Value” means (a) if the average of the Parent Common Stock Price for the ten (10) Trading Days prior to the Closing (the “Closing Trading Price”) is greater than $11.50, then “Closing Warrant Value” shall mean the difference between the Closing Trading Price and $11.50, and (b) if the Closing Trading Price of the Parent Common Stock Price is equal to or less than $11.50, then “Closing Warrant Value” shall mean a value of a Parent Warrant based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg as of the Closing.

“Closing Warrant Value Amount” means a number of shares of Parent Class A Common Stock equal to the Closing Warrant Value divided by the Closing Trading Price.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Company Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has or could reasonably be expected to have any current or contingent liability or obligation.

“Company Board” means, at any time, the board of directors of the Company.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock, in each case, including the Company Restricted Stock.

“Company Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 12, 2020.

“Company Class A Common Stock” means the Class A common stock of the Company, par value $0.000001 per share.

“Company Class F Common Stock” means the Class F common stock of the Company, par value $0.000001 per share.

“Company Common Stock” means, collectively, the Company Class A Common Stock, Company Class F Common Stock and the Company High Vote Stock.

“Company Dissenting Shares” means any shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL or dissenters’ rights have been properly demanded in accordance with Chapter 13 of the CCC (if applicable) in connection with the Merger.

“Company Equity Awards” means options to purchase shares of the Company’s Common Stock granted under the Stock Plan.

“Company Fully Diluted Shares” means a number equal to the sum of (a) the number of shares of Company Capital Stock, including Company Restricted Stock, that are issued and outstanding; (b) the number of shares of Company Capital Stock issuable upon the exercise of Company Options outstanding and unexercised

(whether or not then vested or exercisable); (c) the number of shares of Company Capital Stock issuable upon the settlement of Company RSUs outstanding and unsettled (whether or not then vested or exercisable) and (d) the number of shares of Company Capital Stock issuable upon the exercise of Company Warrants outstanding, in the case of each of the foregoing clauses (a) through (d), as of immediately prior to the Effective Time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3(a) (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.8(b) (Absence of Certain Changes) and Section 3.19 (Brokerage).

“Company Outstanding Shares” means the aggregate number of shares of Company Capital Stock (including any Company Dissenting Shares, shares of Company Capital Stock to be cancelled pursuant to Section 2.3(c) and shares of Company Restricted Stock) that are issued and outstanding immediately prior to the Effective Time.

“Company Outstanding Shares Amount” means the quotient obtained by dividing (a) the Company Outstanding Shares by (b) the Company Fully Diluted Shares.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Preferred Stock” means, collectively, the Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Redemption Share Amount” means number of shares of Parent Class A Common Stock equal to the Company Redemption Amount divided by the Reference Price.

“Company Registered IP” means all registrations, issuances, and applications for Intellectual Property owned by any Group Company, including any of the foregoing set forth on Schedule 3.8(a).

“Company Required Approval” means the approval and adoption of this Agreement and the transactions contemplated hereby (including the A&R Company Dual Class Charter) by (i) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis, and with the Company Class F Common Stock holders being entitled to a number of votes equal to ten (10) multiplied by the number of shares of Company Class A Common Stock into which they could be converted), (ii) the holders of a majority of the outstanding shares of Company Class F Common Stock and (iii) by the holders of a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis).

“Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Interests of Parent immediately prior to such transaction (or series of related transactions).

“Company Sale Price” means the price per share for one (1) Parent Class A Common Stock in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on NYSE as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on NYSE, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on NYSE or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Company Series A Preferred Stock” means, collectively, the preferred stock of the Company designated as Series A Preferred Stock, par value $0.000001 per share.

“Company Series A-1 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series A-1 Preferred Stock, par value $0.000001 per share.

“Company Series B Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B Preferred Stock, par value $0.000001 per share.

“Company Series B-1 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B-1 Preferred Stock, par value $0.000001 per share.

“Company Series B-2 Preferred Stock” means, collectively, the preferred stock of the Company designated as Series B-2 Preferred Stock, par value $0.000001 per share.

“Company Series C Preferred Stock” means, collectively, the preferred stock of the Company designated as Series C Preferred Stock, par value $0.000001 per share.

“Company Series D Preferred Stock” means, collectively, the preferred stock of the Company designated as Series D Preferred Stock, par value $0.000001 per share.

“Company Series Seed Preferred Stock” means, collectively, the preferred stock of the Company designated as Series Seed Preferred Stock, par value $0.000001 per share.

“Company Software” means any software owned or purported to be owned by any Group Company.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means any legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by the Group Companies or the Equity Holders (but, with respect to the Equity Holders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement or sale process or IPO consideration conducted by the Company prior to pursuing the transactions contemplated by this Agreement.

“Company Warrant” means warrants to purchase shares of Company Capital Stock.

“Company Warrant Holder” means a holder of Company Warrants.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company entity becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole (but excluding sales of inventory in the Ordinary Course), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, to the extent expressly permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course (but not the acquisition of a person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, to the extent expressly permitted by the terms of this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Group Company (except to the extent expressly permitted by the terms of this Agreement), in all cases of clauses (a)-(e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Person other than Parent or Merger Sub.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 11, 2020, by and between the Company and Parent.

“Contract” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Data Security Requirements” means all of the following to the extent relating to personal, sensitive or confidential information or data (including Personal Data) or otherwise relating to privacy or data security: (i) applicable Laws, (ii) the Payment Card Industry Data Security Standard (PCI DSS) and any industry standards applicable to the industry in which any Group Company operates, (iii) contractual obligations by which a Group Company or Affiliated Physician Practice is bound, and (iv) each Group Company’s internal and external customer-facing privacy policies.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account.

“Due Diligence Materials” means, with respect to any Person, the information set forth in any management presentation relating to such Person, their Affiliates or their Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by members of management of such Person, in “break-out” discussions, in responses to questions, whether orally or in writing, in materials prepared by or on behalf of such Person, or in any other form.

“Earn Out Consideration” means an aggregate of 16,000,000 shares of Parent Class A Common Stock comprising the Earn Out Shares and underlying the Parent Earn Out RSUs.

“Earn Out Exchange Amount” means the quotient obtained by dividing (a) the Earn Out Consideration by (b) the Company Fully Diluted Shares.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, pension, profit sharing, deferred or incentive compensation, bonus, commission, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, equity or equity-based, employment, consulting, change in control, severance, separation, retention, vacation, paid time off, health or welfare benefit, post-employment welfare, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all Laws relating to public or worker health or safety with respect to Hazardous Substances, protection of the environment, pollution, or the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport, handling or Release of Hazardous Substances.

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

“Equity Holder” means a holder of Equity Interests of the Company.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means common law fraud under Delaware law (with scienter).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, court, instrumentality, tribunal, arbitrator, legislative body, authority, body, program, plan, office, board, rate setting agency, bureau, division, official or instrumentality, or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction and including any contractors of a Governmental Entity, department or agency as authorized by Law, and acting pursuant to the terms and conditions of any such contract.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any material, substance or waste, for which standards of conduct or liability may be imposed pursuant to any Environmental Law, including petroleum, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold or radiation.

“Healthcare Laws” means all healthcare Laws of any Governmental Entity or Governmental Health Program and all such Laws relating to the regulation, provision, management, administration of and payment for healthcare services and items, which may include the following: 21 U.S.C. § 31 (the Federal Controlled Substances Act); 21 U.S.C. § 301 et seq. (the Federal Food, Drug and Cosmetic Act); the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); the Ethics in Patient Referrals Act, as amended (42 U.S.C. § 1395nn); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; (E) the exclusion law, 42 U.S.C. § 1320a-7; the civil monetary penalties law, 42 U.S.C. § 1320 a-7a; (G) the False Claim Law, 42 U.S.C. § 1320a-7b(a); the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; HIPAA; all Laws regulating remote healthcare services, prescribing drugs, direct to consumer sale of over the counter drugs and nutritional supplements; supervision and scope of practice; telemedicine and telehealth services or the use of remote presence or other communication devices related to the provision of telemedicine; all Laws relating to the practice of medicine, the corporate practice of medicine and licensed professionals, or fee splitting; all similar state Law counterparts to the forgoing; and any final and binding regulations promulgated pursuant to any Laws listed or referenced above.

“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, franchises, registrations, enrollments, filings, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, or any other permit or permission which are material to or legally required for the operation of the business of any Group Company or Affiliated Physician Practice as currently conducted or in connection with each such Person’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all final and binding rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn out or contingent payments related to acquisitions or investments, (g) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (h) for accrued but unpaid or unfunded obligations arising from any incentive compensation, deferred compensation, severance or similar arrangements (in each case, including the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of such payments, including all such Taxes and other similar assessments that have been deferred under the CARES Act), (i) in respect of dividends declared or distributions payable, (j) for income Taxes, and (k) in the nature of guarantees of the obligations described in clauses (a) through (j) above of any other Person, in each case excluding intercompany indebtedness.

“Intellectual Property” means all intellectual property or other proprietary rights in any jurisdiction throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (collectively, “Trademarks”); (b) patents and patent applications; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, inventions, formulae, recipes, and compositions, customer and supplier lists, and business and marketing plans; (f) software, data, databases and documentation therefor; (g) rights of publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h) any goodwill associated with each of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Knowledge of the Company” means the (i) actual knowledge of Andrew Dudum, Spencer Lee, Patrick Carroll, Melissa Baird and Soleil Boughton, and (ii) the knowledge that any such individual referenced in clause (i) above would have had after due inquiry (it being understood and agreed that due inquiry means having enquired with, and asking for known information of, the direct reports of such individual who have primary responsibility for the fact or matter in question).

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document or any of the transaction contemplated hereby or thereby.

“Licenses” means all licenses, authorizations, approvals, registrations, permits (including environmental, construction and operation permits and Healthcare Permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets and liabilities, overall financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company and its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby; provided, that in the case of clause (i), the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (either alone or in combination), and none of the following will be taken into account in determining whether there has been or will be a “Material Adverse Effect”: (a) changes or proposed changes in laws, regulations or interpretations thereof after the date hereof, (b) changes or proposed changes in GAAP after the date hereof, (c) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (d) events or conditions generally affecting the industries in which the Group Companies operate in the jurisdictions where the Group Companies operate, (e) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism, military actions or mass civil protests, (f) pandemics (including COVID-19), epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including COVID-19 Measures), (g) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the underlying event, change, development, effect or occurrence giving rise to such failure may be taken into account, or (h) the public announcement or pendency of the transactions contemplated by this Agreement; provided, that the matters described in clauses (a), (b), (c), (d), (e) and (f) shall be included in the term “Material Adverse Effect” if, and to the extent, any such matter has a disproportionate impact on the business, assets and liabilities, overall financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other comparable entities operating in the industries in which the Group Companies operate in the jurisdictions where the Group Companies operate (or, in the case of clauses (e) and (f), as compared to other industry participants in the same geographic areas in which the Group Companies operate).

“Material Supplier” means each of the top twenty (20) suppliers and vendors of goods and services to the Group Companies based on amounts paid by the Group Companies for goods or services during the twelve (12) months ended June 30, 2020.

“Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “Parent Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Parent Material Adverse Effect,” “except as has not and would not, individually or in the aggregate, have a Material Adverse Effect,” “except as has not and would not, individually or in the aggregate, have a Parent Material Adverse Effect,” “has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect,” “has not had and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect” or any similar terms, clauses or phrases (including any reference to any Group Company or Merger Sub, as applicable), other than the terms “Company Material Contracts”, “Company Material Trademarks” and “Material Suppliers”.

“NYSE” means the New York Stock Exchange.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Original Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of March 12, 2020, by and among the Company and the investors listed on Schedule A thereto.

“Other Parent Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote thereon, whether in person or by proxy at the Parent Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Parent and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parent Board” means, at any time, the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent following the Domestication in substantially the form attached hereto as Exhibit C.

“Parent Certificate of Incorporation” means the certificate of incorporation of Parent following the Domestication in substantially the form attached hereto as Exhibit B.

“Parent Class A Common Stock” means, (i) prior to the Domestication, the Class A ordinary shares of Parent, par value $0.0001 per share, and (ii) following the Domestication, the Class A common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Class A Warrant” means a warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock pursuant to the terms of the Warrant Agreement and at an exercise price of eleven dollars and fifty cents ($11.50) per Parent Class A Warrant, subject to adjustment as set forth in Section 4 of the Warrant Agreement.

“Parent Class B Common Stock” means, prior to the Domestication, the Class B ordinary shares of Parent, par value $0.0001 per share.

“Parent Class V Common Stock” means the Class V common stock of Parent, par value $0.0001 per share, authorized pursuant to the Parent Certificate of Incorporation.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock, Parent Class B Common Stock and Parent Class V Common Stock.

“Parent Common Stock Price” means the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Parent Competing Transaction” means any written Contract, arrangement or understanding which was mutually negotiated by Parent and a third party and which is executed and delivered by Parent (but excluding any non-disclosure or confidentiality agreement), in each case relating to a transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving Parent (or the Parent Stockholders) and a third party, other than a Group Company.

“Parent Domestication Documents” means the documents required to be filed with the Registrar of Companies of the Cayman Islands under Cayman Islands Companies Law (as amended) in connection with the Domestication.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Capitalization) and Section 4.10 (Brokerage).

“Parent Governing Documents” means, at any time prior to the Domestication, the Parent Second Amended and Restated Memorandum of Association and, at any time following the Domestication, the Parent Certificate of Incorporation and the Parent Bylaws, as in effect at such time.

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, would prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform any of their respective material covenants or material obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

“Parent Sponsor” means Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership.

“Parent Stock Redemption” means the election of an eligible holder of Parent Class A Common Stock (as determined in accordance with the Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Parent Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Parent Stockholder Approval” means, collectively, the Required Parent Stockholder Approval and the Other Parent Stockholder Approval.

“Parent Stockholder Meeting” means a meeting of the Parent Stockholders in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Parent Stock Redemption.

“Parent Stockholders” means the holders of Parent Class A Common Stock, Parent Class B Common Stock, and Parent Class V Common Stock.

“Payor” means any and all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers or other private, commercial, or governmental third-party payors.

“Per Share Exchange Amount” means the quotient obtained by dividing (a) the Stock Consideration by (b) the Company Fully Diluted Shares.

“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or that are being contested in good faith with adequate reserves established, (b) statutory Liens of landlords with respect to real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable or that are being contested in good faith with adequate reserves established, (d) in the case of real property, zoning, building, or other restrictions, variances, permits, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel, (e) in the case of Leased Real Property, the terms and conditions of the Leased Real Property with respect thereto, to the extent such leases have been made available to Parent, (f) Liens securing the Indebtedness to be released on or prior to Closing, (g) in the case of Intellectual Property with respect to the Group Companies, non-exclusive licenses that are granted to a Group Company incidental to the receipt of services by such Group Company or are granted by a Group Company to a third party in the Ordinary Course, (h) purchase money liens securing rental payments under capital lease arrangements in the Ordinary Course and not arising from any breach or default thereunder, and (i) any restrictions on transfer that are expressly set forth in any Governing Documents of any of Parent, Merger Sub or any Group Company (as applicable), the Stockholder Agreements, this Agreement or any Ancillary Agreements.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual) that is subject to protection under applicable Laws or any privacy policies governing the privacy or security of personal information.

“PIPE Financing” means the equity financing contemplated by the Subscription Agreements and any equity financing pursuant to a new subscription agreement that provides for the subscription and purchase of shares of Parent Class A Common Stock containing terms and conditions substantially similar as the Subscription Agreements.

“Promissory Note Cancellation” means any transaction prior to or immediately following the Closing pursuant to which a promissory note, loan or other indebtedness owed to the Company by any employee or other service provider to the Company, outstanding as of the date of this Agreement, and disclosed on the Schedules, is cancelled and extinguished in exchange for, in whole or in part, the acquisition and cancellation by the Company or Parent of shares of (or the cancellation of the entitlement to receive shares of) Company Capital Stock or Parent Class A Common Stock, as applicable, held by such employee or service provider or an affiliate thereof, at an implied value per share of Parent Class A Common Stock (or its equivalent) not to exceed the Closing Trading Price.

“Reference Price” shall mean $10.00.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Agreements and containing a prospectus and proxy statement of Parent.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of Parent set forth on Annex A attached hereto.

“Required Parent Stockholder Approval” means the approval of each Required Transaction Proposals by the affirmative vote of the holders of the requisite number of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote thereon, whether in person or by proxy at the Parent Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Parent and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Required Governing Document Proposals.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Her Majesty’s Treasury, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Parent Sponsor, Parent and the Company, as amended or modified from time to time.

“Sponsor Shares” means (i) prior to the effectiveness of the Domestication, the Class B ordinary shares of Parent, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, the shares of Parent Class A Common Stock into which such Class B ordinary shares are converted in connection with the Domestication.

“Sponsor Warrants” means a Parent Class A Warrant held by Parent Sponsor as of immediately prior to the Effective Time.

“Stock Consideration” means a number of shares of Parent Common Stock equal to the sum of (a) 161,257,813 shares of Parent Common Stock, plus (b) the Aggregate Strike Price Amount minus (c) the Company Redemption Share Amount.

“Stock Plan” means the Company’s 2017 Stock Plan.

“Stockholder Agreements” means those stockholder agreements or other agreements in effect with respect to the Equity Interests of the Group Companies set forth on Schedule A-2.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) owns directly or indirectly through a Subsidiary, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information filed or required to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” (and, with correlative meaning, “Tax” and “Taxable”) means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Trading Day” means any day on which shares of Parent Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Parent Class A Common Stock are then traded.

“Transaction Proposals” means collectively, (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Parent Class A Common Stock and Parent Class V Common Stock in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of parent contemplated by the Parent Certificate of Incorporation and the Parent Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and (vii) the adoption and approval of a proposal for the adjournment of the Parent Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of July 22, 2019, by and between Parent and Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Warrant Agreement” means that certain Warrant Agreement, dated July 22, 2019, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Warrant Consideration” means an aggregate of 1,004,167 Parent Class A Warrants comprising the Parent Warrants and underlying the Parent Warrant RSUs.

“Warrant Exchange Amount” means the quotient obtained by dividing (a) the Warrant Consideration by (b) the Company Fully Diluted Shares.

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section

$15 Earn Out Shares	Section 2.10(a)
$17.50 Earn Out Shares	Section 2.10(a)
$20 Earn Out Shares	Section 2.10(a)
A&R Company Dual Class Charter	Section 1.4(a)
A&R Company Investors’ Rights Agreement	Section 5.17
Achievement Dates	Section 2.10(b)(iii)
Additional Parent Filings	Section 5.11(e)
Agreement	Preamble
Assumed Option	Section 2.7(a)(i)
Assumed Warrant	Section 2.8(b)
Audited Financial Statements	Section 3.6(a)(ii)
CBA	Section 3.17(a)
CCC	Section 2.5(f)
CEO	Recitals
CEO Affiliates	Recitals
CEO Group	Recitals
Certificate of Merger	Section 1.2
Change in Recommendation	Section 5.12
Closing	Section 7.1
Closing Date	Section 7.1
Closing Date Capitalization Statement	Section 2.1
Closing Form 8-K	Section 5.11(f)
Closing Press Release	Section 5.11(f)
Code	Recitals
Company	Preamble
Company Affiliate Agreement	Section 3.21
Company Certificate	Section 2.5(b)
Company Closing Certificate	Section 6.3(c)
Company Disclosure Documents	Section 5.27
Company High Vote Stock	Section 1.4(a)
Company Intellectual Property	Section 3.10(c)
Company IP Agreements	Section 3.10(d)
Company Material Contracts	Section 3.12(b)
Company Material Trademarks	Section 3.10(b)
Company Option	Section 2.7(a)(i)
Company Recapitalization	Section 2.11
Company Redemption Amount	Recitals
Company Restricted Stock	Section 2.3(a)
Company RSU	Section 2.7(b)(i)
Company Share Redemption	Recitals
Company Systems	Section 3.10(h)
Competing Buyer	Section 5.20(a)

Term	Section
Competing Company	Section 5.20(b)
DGCL	Recitals
Domestication	Recitals
Draft Closing Date Capitalization Statement	Section 2.1
Dual Class Structure	Recitals
Earn Out Period	Section 2.10(b)(i)
Earn Out Shares	Section 2.10(a)
Effective Time	Section 1.2
Exchange Agent	Section 2.5(a)
Exchange Agent Agreement	Section 2.5(a)
Exchange Agent Fund	Section 2.4
FDA	Section 3.26(a)
Financial Statements	Section 3.6(a)
First Earn Out Achievement Date	Section 2.10(b)(i)
Indemnified Persons	Section 5.10(a)
Insurance Policies	Section 3.20
Intended Tax Treatment	Recitals
Investors	Recitals
IRS	Section 3.16(b)(v)
Latest Balance Sheet	Section 3.6(a)(i)
Lease	Section 3.9(c)
Leased Real Property	Section 3.9(b)
Letter of Transmittal	Section 2.5(b)
Merger	Section 1.1
Merger Consideration	Section 2.2
Merger Sub	Preamble
Nonparty Affiliates	Section 9.16
Outside Date	Section 8.1(e)
Parent	Preamble
Parent Board Recommendation	Section 5.12
Parent Closing Certificate	Section 6.2(d)
Parent Disclosure Schedule	Article IV
Parent Earn Out RSU	Section 2.7(a)(i)
Parent Public Securities	Section 4.14
Parent Registration Rights Agreement	Section 5.17
Parent SEC Document	Section 4.12
Parent Stockholder Meeting	Section 5.12
Parent Warrant RSU	Section 2.7(a)(i)
Parent Warrants	Section 2.2
Party	Preamble
PCAOB Financial Statements	Section 5.11(g)
Per Share Merger Consideration	Section 2.2
Prospectus	Section 9.19
Rollover Award	Section 2.7(c)
Rollover Restricted Stock	Section 2.3(a)
Rollover RSU	Section 2.7(b)(i)
Sarbanes-Oxley Act	Section 4.5(a)
Schedules	Article III
Second Earn Out Achievement Date	Section 2.10(b)(ii)

Term	Section
Section 16	Section 5.13
Section 280G Payments	Section 5.27
Section 280G Stockholder Approval	Section 5.27
Section 280G Waiver	Section 5.27
Signing Form 8-K	Section 5.11(a)
Signing Press Release	Section 5.11(a)
Sponsor Agreement	Recitals
Standard IP Agreements	Section 3.10(d)
Subscription Agreements	Recitals
Support Agreement	Recitals
Surviving Company	Section 1.1
Terminating Company Breach	Section 8.1(c)
Terminating Parent Breach	Section 8.1(d)
Third Earn Out Achievement Date	Section 2.10(b)(iii)
Trade Control Laws	Section 3.18(a)
Trust Account	Section 4.17
Trust Amount	Section 4.17
Unaudited Financial Statements	Section 3.6(a)(i)
Waived 280G Payments	Section 5.27
WARN Act	Section 3.17(c)
Written Consent	Recitals

*    *    *    *     *

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

HIMS & HERS HEALTH, INC.

EXHIBIT C

HIMS & HERS HEALTH, INC.

AMENDED AND RESTATED BYLAWS

EXHIBIT D

RESTATED CERTIFICATE OF INCORPORATION

OF

HIMS, INC.

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HIMS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Hims, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Hims, Inc. and that this corporation was originally incorporated pursuant to the DGCL on December 30, 2013 under the name Biko Labs, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

I.

The name of this corporation is Hims, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class F Common Stock”, “Class V Common Stock”, and “Preferred Stock”. The total number of shares that the Company is authorized to issue is [●] shares, [●] shares of which shall be designated Class A Common Stock (the “Class A Common”), 15,323,740 shares of which shall be designated Class F Common Stock (the “Class F Common”), [●] shares of which shall be designated Class V Common Stock (the “Class V Common” and, together with the Class A Common and the Class F Common, the “Common Stock”), and

211,924,602 shares of which shall be designated Preferred Stock (the “Preferred Stock”). Each of the Class A Common, Class F Common, Class V Common and Preferred Stock shall have a par value of $0.000001 per share.

B. The number of authorized shares of Class A Common may be increased or decreased (but not below the number of shares of Class A Common then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 11,010,363 of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock”, 52,590,567 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”, 12,676,074 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock”, 29,296,174 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock”, 21,652,050 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock”, 29,725,220 of the authorized shares of Preferred Stock are hereby designated “Series B-2 Preferred Stock”, 32,783,633 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” and 22,190,521 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock”.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

a. Holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Company’s Board of Directors (the “Board”) and shall be non-cumulative.

b. The “Original Issue Price” shall be $0.000001 for each share of Series Seed Preferred Stock (the “Series Seed Original Issue Price”), $0.1259 for each share of Series A Preferred Stock (the “Series A Original Issue Price”), $0.0594 for each share of Series A-1 Preferred Stock (the “Series A-1 Original Issue Price”), $0.8397 for each share of Series B Preferred Stock (the “Series B Original Issue Price”), $0.9237 for each share of Series B-1 Preferred Stock (the “Series B-1 Original Issue Price”), $1.7282 for each share of Series B-2 Preferred Stock (the “Series B-2 Original Issue Price”), $3.4700 for each share of Series C Preferred Stock (the “Series C Original Issue Price”) and $3.1545 for each share of Series D Preferred Stock (the “Series D Original Issue Price”) (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date (as defined below)).

c. In the event that dividends are paid on any share of Common Stock, then, after payment of the preferential dividends pursuant to Section 1(a), the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

d. The provisions of Sections 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board (in addition to any other approval required herein).

2. A distribution to the Company’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

3. VOTING RIGHTS.

a. General Rights. Except as otherwise provided herein or as required by law, the Class F Common and the Class V Common shall vote together with the Class A Common at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Class A Common. Each holder of shares of Class F Common shall be entitled to the number of votes equal to ten (10) multiplied by the number of shares of Class A Common into which such shares of Class F Common could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Each holder of shares of Class V Common shall be entitled to the number of votes equal to [[●] ([●])] multiplied by the number of shares of Class A Common into which such shares of Class V Common could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common into which such shares of Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Class A Common and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (the “Bylaws”).

b. Separate Vote of Class F Common. For so long as any shares of Class F Common remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Class F Common shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation) that has the effect of altering or changing the voting or other powers, preferences, or other special rights, privileges or restrictions of the Class F Common so as to affect them adversely; or

(ii) Any increase or decrease in the authorized number of shares of Class F Common.

c. Separate Vote of Class V Common. For so long as any shares of Class V Common remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Class V Common shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation) that has the effect of altering or changing the voting or other powers, preferences, or other special rights, privileges or restrictions of the Class V Common so as to affect them adversely; or

(ii) Any increase or decrease in the authorized number of shares of Class V Common.

d. Separate Vote of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. For so long as at least 10,000,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and on an as converted basis) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company or the Bylaws (including any filing of a Certificate of Designation), each as amended and in effect from time to time;

(ii) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock, or any class or series of each of the foregoing;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on parity with or senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred, the Series C Preferred Stock or the Series D Preferred Stock in right of redemption, liquidation preference, voting or dividend rights, or any increase in the authorized or designated number of any such class or series;

(iv) Any payment or declaration of any dividend on any shares of capital stock of the Company;

(v) Any redemption, purchase or other acquisition (or payment into or setting aside for a sinking fund for such purpose) of any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary of the Company pursuant to agreements under which the Company has the option to repurchase such shares at the lower of the original per share purchase price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) or then fair market value thereof upon termination of employment or service;

(vi) Any consummation of a Liquidation Event (as defined below);

(vii) Any authorization, creation or issuance of any indebtedness, or permitting any subsidiary of the Company to take any such action with respect to any indebtedness, if the aggregate indebtedness of the Company and its subsidiaries following such action would exceed $5,000,000;

(viii) Any entry into, or amendment or waiver of any term of, an agreement or transaction with an affiliate, officer, director or stockholder of the Company or any subsidiary of the Company or any family member of any of the foregoing that is not in the ordinary course of business and negotiated at arm’s length and on fair and reasonable terms to the Company;

(ix) Any sale, transfer or other disposal of any capital stock of any direct or indirect subsidiary of the Company, or permitting any direct or indirect subsidiary of the Company to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(x) Any increase or decrease in the authorized number of members of the Board; or

(xi) Any increase to the number of shares reserved for issuance under any Company equity incentive plan, the creation of any new equity incentive plan, or any share issuance made to any service provider outside of an equity incentive plan.

e. Separate Vote of Series D Preferred Stock. For so long as at least 5,547,630 shares of Series D Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series D Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series D Preferred Stock so as to affect the Series D Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series D Preferred Stock shall not, in and of itself, be deemed to affect the Series D Preferred Stock adversely for the purposes of this Section 3(d));

(ii) Any increase or decrease in the authorized number of shares of Series D Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series D Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series D Preferred Stock.

f. Separate Vote of Series C Preferred Stock. For so long as at least 7,565,000 shares of Series C Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series C Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series C Preferred Stock so as to affect the Series C Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series C Preferred Stock shall not, in and of itself, be deemed to affect the Series C Preferred Stock adversely for the purposes of this Section 3(e));

(ii) Any increase or decrease in the authorized number of shares of Series C Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series C Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series C Preferred Stock.

g. Separate Vote of Series B-2 Preferred Stock. For so long as at least 10,000,000 shares of Series B-2 Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B-2 Preferred Stock

(voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B-2 Preferred Stock so as to affect the Series B-2 Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B-2 Preferred Stock shall not, in and of itself, be deemed to affect the Series B-2 Preferred Stock adversely for the purposes of this Section 3(f));

(ii) Any increase or decrease in the authorized number of shares of Series B-2 Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B-2 Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B-2 Preferred Stock.

h. Separate Vote of Series B-1 Preferred Stock. For so long as at least 10,000,000 shares of Series B-1 Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B-1 Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B-1 Preferred Stock so as to affect the Series B-1 Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B-1 Preferred Stock shall not, in and of itself, be deemed to affect the Series B-1 Preferred Stock adversely for the purposes of this Section 3(g));

(ii) Any increase or decrease in the authorized number of shares of Series B-1 Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B-1 Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B-1 Preferred Stock.

i. Separate Vote of Series B Preferred Stock. For so long as at least 10,000,000 shares of Series B Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series B Preferred Stock so as to affect the Series B Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series B Preferred Stock shall not, in and of itself, be deemed to affect the Series B Preferred Stock adversely for the purposes of this Section 3(h));

(ii) Any increase or decrease in the authorized number of shares of Series B Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series B Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series B Preferred Stock.

j. Separate Vote of Series A Preferred Stock. For so long as at least 10,000,000 shares of Series A Preferred Stock remain outstanding (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock (voting as a single class) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change to the rights, preferences or privileges of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Preferred Stock (for clarification, the creation of any new class or series of capital stock having rights, powers, or privileges that are senior to or on parity with the Series A Preferred Stock shall not, in and of itself, be deemed to affect the Series A Preferred Stock adversely for the purposes of this Section 3(i));

(ii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock; or

(iii) Any waiver or amendment of the antidilution rights set forth in Section 5 below relative to the Series A Preferred Stock, or of the liquidation preference set forth in Section 4 below relative to the Series A Preferred Stock.

k. Election of Board of Directors.

(i) For so long as any shares of Class A Common Stock and Class F Common Stock remain outstanding, the holders of Class F Common Stock, voting as a single class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) For so long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect one (1) member of the Board (the “Preferred Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) The holders of Preferred Stock, Class A Common, Class F Common, and Class V Common voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vi) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

4. LIQUIDATION RIGHTS.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled, on a pari passu basis, to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), an amount per share equal to (a) with respect to the Series D Preferred Stock, the greater of (i) the Series D Original Issue Price plus all declared and unpaid dividends on the Series D Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (b) with respect to the Series C Preferred Stock, the greater of (i) the Series C Original Issue Price plus all declared and unpaid dividends on the Series C Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (c) with respect to the Series B-2 Preferred Stock, the greater of (i) the Series B-2 Original Issue Price plus all declared and unpaid dividends on the Series B-2 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series B-2 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (d) with respect to the Series B-1 Preferred Stock, the greater of (i) the Series B-1 Original Issue Price plus all declared and unpaid dividends on the Series B-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series B-1 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock, (e) with respect to the Series B Preferred Stock, the greater of (i) the Series B Original Issue Price plus all declared and unpaid dividends on the Series B Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; (f) with respect to the Series A Preferred Stock, the greater of (i) the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; (g) with respect to the Series A-1 Preferred Stock, the greater of (i) the Series A-1 Original Issue Price plus all declared and unpaid dividends on the Series A-1 Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock; and (i) with respect to the Series Seed Preferred Stock, the greater of (i) the Series Seed Original Issue Price plus all declared and unpaid dividends on the Series Seed Preferred Stock and (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Class A Common pursuant to Section 5 immediately prior to such Liquidation Event assuming the conversion into Class A Common of all shares of each series of Preferred Stock that would receive a greater per share liquidation payment if converted into Class A Common than if remaining Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 4(a), then such assets (or consideration) shall be distributed among the holders of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

b. After the payment of the full liquidation preference of the Preferred Stock as set forth in Section 4(a) above, the remaining assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

c. An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 4.

(i) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 4(c), all shares of Class A Common issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of any other stock, options, warrants, purchase rights or other securities exercisable for or convertible into Class A Common outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged) or (B) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions. Notwithstanding anything to the contrary herein, the approval, adoption, filing, consummation and/or implementation of the A&R Dual Class Company Charter, the Dual Class Structure, the Company Recapitalization (each as defined in the Merger Agreement) or pursuant to any related exchange agreement as contemplated in the Merger Agreement shall not be deemed to be a Liquidation Event, a deemed Liquidation Event or an Acquisition or Asset Transfer hereunder.

(ii) In any Acquisition or Asset Transfer, if the consideration to be received is in the form of securities of an entity or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

d. The Company shall not have the power to effect any Liquidation Event unless the plan of liquidation or definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 4. In the event of an Acquisition or Asset Transfer, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, then the Agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with this Section 4 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with this Section 4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. CONVERSION AND TRANSFER RIGHTS. The holders of each of the Class F Common and Preferred Stock (together, the “Convertible Stock”) and the Class V Common Stock shall have the following rights with respect to the conversion of Convertible Stock and Class V Common Stock into shares of Class A Common:

a. Class F Common.

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Class F Common may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common. The number of shares of Class A Common to which a holder of Class F Common shall be entitled upon conversion shall be the product obtained by multiplying the Class F Common Conversion Rate then in effect (determined as provided in Section 5(a)(ii)) by the number of shares of Class F Common being converted.

(ii) Class F Common Conversion Rate. The conversion rate in effect at any time for conversion of the Class F Common (the “Class F Common Conversion Rate”) shall be the quotient obtained by dividing $0.000001 (the “Class F Original Issue Price”) by the Class F Common Conversion Price, calculated as provided in Section 5(a)(iii).

(iii) Class F Common Conversion Price. The conversion price for the Class F Common shall initially be the Class F Original Issue Price (the “Class F Common Conversion Price”). Such initial Class F Common Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Class F Common Conversion Price herein shall mean the Class F Common Conversion Price as so adjusted.

b. Issuance of Class V Common Stock. Shares of Class V Common Stock may be issued only to, and registered in the name of, (i) Andrew Dudum (the “Founder”) and/or (ii) any Permitted Class V Owner.

c. Mandatory Conversion of Class V Common Stock.

(i) All shares of Class V Common Stock shall (1) automatically and without further action on the part of the Company or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class V Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the one-year anniversary of the date (the “Founder Termination Anniversary Date”) that both of the following conditions (the “Trigger Conditions”) are satisfied:

(a) the earliest to occur of (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability and (B) the Founder resigns (other than for Good Reason) as the Chief Executive Officer of the Company; and

(b) either (A) the Founder no longer serves as a member of the Board or (B) the Founder serves as a member of the Board, but his service to the Company is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Company or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class V Common Stock may not be converted pursuant to clause (2) of Section 5.c(i) of this Article IV unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class V Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations settlement, order or decree, then any shares of Class V Common Stock Transferred thereby shall automatically and without further action on the part of the Company or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class V Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof.

(ii) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class V Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Company will, upon the request of any holder whose shares of Class V Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such holder’s shares of Class V Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class V Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(iii) Following any such conversion, the reissuance of shares of Class V Common Stock shall be prohibited, and such shares of Class V Common Stock will be retired by the Company and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(iv) If the Company has reason to believe that a Transfer giving rise to a conversion of shares of Class V Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Company, the Company may request that the holder of such shares furnish affidavits or other evidence to the Company as the Company deems necessary to determine whether a conversion of shares of Class V Common Stock to Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Company (in the manner provided in the request) to enable the Company to determine that no such conversion has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Company. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Restated Certificate of Incorporation), the stock ledger of the Company shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(v) Definitions. For purposes of this Article IV of this Restated Certificate of Incorporation,

(a) “Cause” means (i) an unauthorized use or disclosure by the Founder of the Company’s or any of its subsidiaries’ confidential information or trade secrets, which use or disclosure causes material harm to the Company or any its subsidiaries; (ii) a material breach by the Founder of any agreement between the Founder and the Company or any its subsidiaries; (iii) a material failure by the Founder to comply with the Company or any its subsidiaries’ written policies or rules; (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) the Founder’s gross negligence or willful misconduct; (vi) a continuing failure by the Founder to perform assigned duties after receiving written notification of such failure from the Board; or (vii) a failure by the Founder to cooperate in good faith with a governmental or internal investigation of the Company or any of its subsidiaries or their respective directors, officers or employees, if the Company has requested the Founder’s cooperation. A condition shall not be considered “Cause” unless the Company gives the Founder written notice of such condition within 90 days after such condition becomes known to the Board and the Founder fails to remedy such condition within 30 days after receiving the Company’s written notice.

(b) “Good Reason” means the occurrence of any of the following events, without the express written consent of the Founder: (i) a reduction in the Founder’s base salary by more than 10% (other than across-the-board reductions affecting similarly situated senior executives of the Company or any of its subsidiaries); (ii) a material diminution of the Founder’s authority, duties or responsibilities; or (iii) a relocation of the Founder’s principal workplace by more than 30 miles. A condition shall not be considered “Good Reason” unless the Founder gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Founder’s written notice.

(c) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(d) “Permitted Class V Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class V Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(e) “Permitted Transfer” means any Transfer of a share of Class V Common Stock:

(i) by the Founder to a Permitted Class V Owner; or

(ii) by a Permitted Class V Owner to the Founder or any other Permitted Class V Owner.

(f) “Transfer” of a share of Class V Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class V Common Stock or any legal or beneficial interest in such share of Class V Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class V Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(g) “Voting Control” with respect to a share of Class V Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class V Common Stock by proxy, voting agreement or otherwise.

d. Preferred Stock.

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class A Common. The number of shares of Class A Common to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Preferred Stock Conversion Rate then in effect (determined as provided in Section 5(b)(ii)) by the number of shares of Preferred Stock being converted.

(ii) Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Stock (the “Preferred Stock Conversion Rate” and, each of the Preferred Stock Conversion Rate and the Class F Common Conversion Rate, a “Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price by the Preferred Stock Conversion Price, calculated as provided in Section 5(b)(iii).

(iii) Preferred Stock Conversion Price. The conversion price for the Preferred Stock shall initially be the applicable Original Issue Price (the “Preferred Stock Conversion Price” and, each of the Preferred Stock Conversion Price and the Class F Common Conversion Price, a “Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

e. Mechanics of Optional Conversion. Each holder of Convertible Stock who desires to convert the same into shares of Class A Common pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Convertible Stock and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of each class of Convertible Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Convertible Stock to be converted, and the person entitled to receive the shares of Class A Common issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common on such date.

f. Conversion Price Adjustments of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, shall be subject to adjustment from time to time as follows:

(i) If the Company shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share that is less than the Conversion Price applicable to the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest ten-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Class A Common that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Class A Common Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5(d)(i), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Class A Common, (2) Class A Common issuable upon conversion of outstanding Class F Common and Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that the Company issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 5(d) (the “First Dilutive Issuance”), and the Company then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in one or more subsequent issuances other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (each, a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then, and in each such case upon a Subsequent Dilutive Issuance, the applicable Conversion Price for each series of Preferred

Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(a) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent ($0.001) per share. Except to the limited extent provided for in subsections 5(d)(i)(d)(iii) and 5(d)(i)(d)(iv), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(b) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(c) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board irrespective of any accounting treatment.

(d) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(c) and 5(d)(i)(d)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided for in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(c) and 5(d)(i)(d)).

(iii) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(iv) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C Preferred Stock and/or Series D Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Subsections 5(d)(i)(d)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Subsection 5(d)(i)(d)(iii) or (iv).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 5(d)(i)(d)) by the Company on or after the Filing Date other than:

(a) Common Stock issued pursuant to a transaction described in Subsection 5(d)(i)(d)(iii) hereof.

(b) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board.

(c) Common Stock issued pursuant to an underwritten public offering.

(d) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date.

(e) Common Stock issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; provided that such issuances are approved by the Board.

(f) Common Stock issued or deemed issued pursuant to Subsection 5(d)(i)(d) as a result of a decrease in the Conversion Price of Class F Common or Preferred Stock resulting from the operation of Sections 5(e), 5(f) and 5(g).

(g) Common Stock issued upon conversion of the Class F Common or Preferred Stock.

(h) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement with a commercial bank or nationally recognized institutional debt lender, which arrangement is approved by the Board and is primarily for non-equity financing purposes.

(i) Class V Common Stock issued or exchanged pursuant to the consummation or implementation of the Dual Class Structure and the Company Recapitalization (each as defined in that certain Agreement and Plan of Merger, by and among Oaktree Acquisition Corp., Rx Merger Sub, Inc. and the Company, dated as of September [●], 2020 (the “Merger Agreement”)) or pursuant to any related exchange agreement as contemplated in the Merger Agreement.

g. Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Class F Common is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class A Common, the Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Class A Common into a smaller number of shares, the Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

h. Adjustment for Class A Common Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Class A Common a dividend or other distribution in additional shares of Class A Common, each Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Conversion Price shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Class A Common issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Class A Common issued and outstanding immediately prior to the time of such issuance plus the number of shares of Class A Common issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Class A Common are entitled to receive such dividend or other distribution, the Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Class A Common shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

i. Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Class A Common issuable upon the conversion of the Convertible Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise, in any such event each share of Convertible Stock shall thereafter be convertible in lieu of the Class A Common into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Class A Common issuable upon conversion of one share of such class of Convertible Stock immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof and in any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of applicable class of Convertible Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the Convertible Stock) shall be applicable after that event and be as nearly equivalent as practicable.

j. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any merger or consolidation or any sale or disposition, by the Company or any subsidiary, of substantially all of the assets of the Company and its subsidiaries taken as a whole or other capital reorganization of the Company, (iii) any reclassification or recapitalization of the capital stock of the Company, or (iv) any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Convertible Stock at least twenty (20) days prior to (x) the record date, if any, specified therein, or (y) if no record date is specified, the date upon which such action is to take effect a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, sale of substantially all assets, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Class A Common (or other securities) shall be entitled to exchange their shares of Class A Common (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, sale of substantially all assets, dissolution, liquidation or winding up.

k. Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into shares of Class A Common, based on the applicable then-effective Conversion Price, immediately upon the earlier of (a) the closing of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $30,000,000 of gross proceeds to the Company (a “Qualified Public Offering”) or (b) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting as a single class on an as-converted basis); provided, however, that (1) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series D Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series D Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series D Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series D Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, shall have approved such conversion, (2) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series C Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series C Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series C Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series C Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall have approved such conversion, (3) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B-2 Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B-2 Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B-2 Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B-2 Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B-2 Preferred Stock, voting as a separate class, shall have approved such conversion, (4) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B-1 Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B-1 Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B-1 Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B-1 Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B-1 Preferred Stock, voting as a separate class, shall have approved such conversion, (5) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of Series B Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series B Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series B Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series B Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class, shall have approved such conversion, and (6) if such automatic conversion is in connection with or in contemplation of a Liquidation Event in which the proceeds to which the holders of

Series A Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series A Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series A Preferred Stock were converted to Class A Common immediately prior to such Liquidation Event, the Series A Preferred Stock shall not be so converted unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall have approved such conversion. Each share of Class F Common shall automatically be converted into shares of Class A Common, based on the applicable then-effective Conversion Price, immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Class F Common.

(ii) Any shares of Class F Common purchased by an investor of the Company in connection with an Equity Financing (as defined below) shall, subject to the approval of the Board, automatically be converted immediately prior to such transfer into shares of the series of Preferred Stock of the Company sold in the Equity Financing at the then-effective Class F Common Conversion Rate; provided that such investor must purchase such shares of Class F Common for the same price as the shares of Preferred Stock sold in such Equity Financing. Unless waived by all holders of Class F Common then outstanding, the Company shall provide a notice to each holder of Class F Common of an expected closing of an Equity Financing summarizing the material terms of such Equity Financing at least five (5) business days prior to the initial closing of such Equity Financing. For purposes of this Section, “Equity Financing” shall mean an equity financing of the Company in which the Company sells at least $1,000,000 worth of a newly created series of Preferred Stock of the Company.

(iii) Any share of Class F Common transferred, other than pursuant to Section 5(i)(ii) above, shall automatically be converted immediately prior to such transfer into shares of Class A Common at the then-effective Class F Common Conversion Rate.

(iv) (A) Upon the occurrence of any of the events specified in Sections 5(i)(i), 5(i)(ii) or 5(i)(iii) above, the outstanding shares of Class F Common shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent and (B) upon the occurrence of any of the events specified in Section 5(i)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock or Class F Common, as applicable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock or Class F Common, the holders of Preferred Stock or Class F Common, as applicable, shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Class F Common, as applicable. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common into which the shares of Preferred Stock or Class F Common surrendered were convertible on the date on which such automatic conversion occurred.

l. Fractional Shares. No fractional shares of Class A Common shall be issued upon conversion of Convertible Stock. All shares of Class A Common (including fractions thereof) issuable upon conversion of more than one share of Convertible Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Preferred Stock or Class F Common, as applicable, (as determined in good faith by the Board) on the date of conversion.

m. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of effecting the conversion of the shares of the Convertible Stock, such number of its shares of Class A Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Stock. If at any time the number of authorized but unissued shares of Class A Common shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common to such number of shares as shall be sufficient for such purpose.

n. Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

o. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Class A Common upon conversion of shares of Convertible Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Class A Common in a name other than that in which the shares of Convertible Stock so converted were registered.

p. Implementation of Dual Class Structure. Notwithstanding anything to the contrary herein, the approval, adoption, filing, consummation and/or implementation of the A&R Dual Class Company Charter, the Dual Class Structure, the Company Recapitalization (each as defined in the Merger Agreement) or pursuant to any related exchange agreement as contemplated in the Merger Agreement shall not be deemed to be an issuance of Additional Stock or a First Dilutive Issuance or Subsequent Dilutive Issuance and shall not result in the adjustment of any Conversion Rate or Conversion Price hereunder.

6. NO REISSUANCE OF CONVERTIBLE STOCK. Any shares of Convertible Stock redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Restated Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock (or any affiliate thereof) or any partner, member, director, stockholder, employee or agent of any such holder (or such affiliate), other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

*     *     *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Company’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [●]th day of [●], 202[0].

Name:	Andrew Dudum
Title:	Chief Executive Officer

EXHIBIT E

FORM OF A&R COMPANY CERTIFICATE OF INCORPORATION

EXHIBIT F

FORM OF A&R COMPANY BYLAWS

EXHIBIT G

FORM OF EXCHANGE AGENT AGREEMENT

EXHIBIT H

FORM OF LETTER OF TRANSMITTAL

EXHIBIT I-1

REGISTRATION RIGHTS AGREEMENT

EXHIBIT I-2

HIMS & HERS HEALTH, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Annex A

Required Governing Documents Proposals

The following Governing Document Proposals are Required Governing Document Proposals:

•

to approve the change in the authorized share capital of Parent from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, with a nominal or par value $0.0001 per share, to (ii) [●] shares of Class A common stock, par value $0.0001 per share, [●] shares of Class V common stock, par value $0.0001 per share and [●] shares of preferred stock, par value $0.0001 per share; and

•

to authorize all other changes necessary or, as mutually agreed in good faith by Parent and the Company, desirable in connection with the replacement of Parent’s Governing Documents existing prior to the Domestication with the proposed Parent Certificate of Incorporation and the proposed Parent Bylaws as part of the Domestication.

Annex B

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OAKTREE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 12 JULY 2019)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION OF

OAKTREE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 12 JULY 2019)

1.	The name of the company is Oaktree Acquisition Corp. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 1,000,000 preference shares with a nominal or par value of US$0.0001, provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

B-2

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OAKTREE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 12 JULY 2019)

B-i

B-ii

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OAKTREE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 12 JULY 2019)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Oaktree Acquisition Corp. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Audit Committee” means the audit committee of the Company formed pursuant to Article 142 hereof, or any successor audit committee.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Shares” means the Class A ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles.

“Class B Shares” means the Class B ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited the NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founders” means the Sponsor and all Members immediately prior to the consummation of the IPO.

“Investment Account” shall have the meaning ascribed to it herein.

“Investor Group” means the Sponsor and its affiliates, successors and assigns.

“IPO” means the Company’s initial public offering of securities.

“IPO Redemption” means the meaning given to it in Article 163.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the Class A Shares and Class B Shares.

“Over-Allotment Option” means the option of the Underwriters to purchase up to an additional 15% of the units sold in the IPO at a price equal to $10.00 per unit, less underwriting discounts and commissions.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Preference Shares” means the Preference Shares in the capital of the Company of $0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.

“Public Shares” means the Class A Shares issued as part of the units issued in the IPO.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Redemption Price” has the meaning given to it in Article 163.

“Regulatory Withdrawal” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Series” means a series of a Class as may from time to time be issued by the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)

passed by a majority of not less than two-thirds (or, with respect to amending Article 165(b), prior to the consummation of a Business Combination, 100% of the votes cast at a meeting of the Shareholders and with respect to amending Article 98, a majority of not less than two-thirds of the votes cast at a meeting of the Shareholders (including a simple majority of the holders of Class B Shares)) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter” means an underwriter of the IPO.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES

8.

Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 13 to 17.

9.

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

10.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS

13.

On the first business day following the consummation of the Company’s initial Business Combination, the issued and outstanding Class B Ordinary Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)	the total number of Class A Ordinary Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)

the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor.

14.	Notwithstanding anything to the contrary contained herein in no event shall the Class B Ordinary Shares convert into Class A Shares at a ratio that is less than one-for-one.

15.

References in Articles 13 to Article 17 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

16.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 16. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to this Article 16 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

17.

The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

MODIFICATION OF RIGHTS

18.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

19.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

20.

If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

21.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

22.

Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

23.

If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

25.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

26.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

27.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

28.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

30.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

31.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

36.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

38.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

39.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

44.

Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares.

45.

The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

46.

Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

47.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

48.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

49.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

50.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

51.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

52.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

53.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

54.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

55.	Subject to the Companies Law and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

56.	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 163;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 159(b).

57.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

58.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

59.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

60.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

61.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

62.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

63.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

64.	The Directors may, whenever they think fit, convene a general meeting of the Company.

65.

Subject to Article 98, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

66.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

67.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least thirty percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

68.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

69.

At least ten days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

70.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

71.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

72.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

73.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

74.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

75.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

76.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

77.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

78.	A resolution put to the vote of the meeting shall be decided on a poll.

79.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

80.	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

81.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

82.

Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, shall have one vote for each Share of which he or the Person represented by proxy is the holder.

83.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

84.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

85.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

86.	On a poll votes may be given either personally or by proxy.

87.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

88.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

90.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

91.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

92.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

93.

If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

94.	Subject to Article 97, the Company may by Ordinary Resolution appoint any Person to be a Director.

95.

Subject to Article 97, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

96.	There shall be no shareholding qualification for Directors.

97.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

98.

Prior to an initial Business Combination, only holders of Class B Shares will have the right to vote on the election of Directors pursuant to Article 97 or the removal of Directors pursuant to Article 115.

99.

For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 97 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

ALTERNATE DIRECTOR

100.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

101.

Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

102.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

103.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

104.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

106.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

107.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

108.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

109.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

110.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

111.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

112.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

113.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

114.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

115.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution; or

(e)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

116.

The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

117.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

118.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

119.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

120.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

121.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

122.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

123.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

124.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

126.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

127.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

128.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

129.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

130.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

131.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

132.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

133.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

134.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

135.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

136.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

137.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

138.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

139.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

140.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

141.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

142.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

143.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

144.	Subject to the Companies Law and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)

paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

145.

The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

146.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

INVESTMENT ACCOUNTS

147.

The Directors may establish separate accounts on the books and records of the Company (each an “Investment Account”) for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account:

(a)	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;

(b)

the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;

(c)

where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;

(d)

in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;

(e)

where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;

(f)

the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment Accounts (including conditions as to subsequent re-allocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

(g)

the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.

148.

Subject to any applicable law and except as otherwise provided in these Articles the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

NOTICES

149.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

150.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

151.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

152.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

153.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

154.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the

Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

155.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

156.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

BUSINESS COMBINATION REQUIREMENTS

157.

Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 165. In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

158.

Article 165(b) may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all votes cast at a meeting of the Shareholders.

159.	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

160.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

161.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

162.

At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

163.

Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “Redemption Price”).

164.

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

165.	(a) In the event that either the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Law (2018 Revision) to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) If any amendment is made to Article 165(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of these Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $325,000, for a maximum of 24 months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

166.

Except for the withdrawal of interest to pay income taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 163, a repurchase of Shares by means of a tender offer pursuant to Article 159(b), a distribution of the Trust Fund pursuant to Article 165(a) or an amendment under Article 165(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

167.

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination.

168.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or Directors, the Company, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent accounting firm.

169.

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

170.

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

171.

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

172.

The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company if such transaction were approved by a majority of the independent directors (as defined in Article 168) and the directors that did not have an interest in such transaction. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, the Directors or officers, the Company, or a committee of independent directors (as defined in Article 168), will obtain an opinion that the Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of FINRA or an independent accounting firm.

BUSINESS OPPORTUNITIES

173.

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of Articles 174 to 178 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

174.

To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

175.

To the fullest extent permitted by applicable law, the Company shall have no interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other.

176.

Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

177.

Except as provided elsewhere in the Articles, the Company shall have no interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

178.

The Company shall, to the fullest extent permitted by applicable law, waive any and all claims and causes of action that the Company may have for such activities described in Articles 173 to 177 above. To the fullest extent permitted by Applicable Law, the provisions of Articles 173 to 177 apply equally to activities conducted in the future and that have been conducted in the past.

WINDING UP

179.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

180.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

181.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

182.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

183.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

184.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

185.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

186.	The Company may merge or consolidate in accordance with the Companies Law.

187.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

188.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex C

CERTIFICATE OF INCORPORATION

OF

HIMS & HERS HEALTH, INC.

ARTICLE I

The name of the corporation is Hims & Hers Health, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 3,035,000,000 shares, consisting of (i) 2,750,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 10,000,000 shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) 275,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Class A Common Stock and Class V Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class V Common Stock are as follows:

1. Equal Status; Ranking. Except as otherwise provided in this Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class V Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) Except as otherwise expressly provided by this Certificate of Incorporation, as provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class V Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class V Common Stock will have the right to 175 votes per share of Class V Common Stock held of record by such holder.

(b) Except as otherwise provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock and Class V Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class A Common Stock and Class V Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class V Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class V Common Stock will receive shares of Class V Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class V Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class V Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class V Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

4. Subdivisions or Combinations. Shares of Class A Common Stock or Class V Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class V Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

5. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

6. Liquidation. Subject to the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock and Class V Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class V Common Stock, each voting separately as a class.

7. Issuance of Class V Common Stock. Shares of Class V Common Stock may be issued only to, and registered in the name of, (i) Andrew Dudum (the “Founder”) and/or (ii) any Permitted Class V Owner.

8. Mandatory Conversion of Class V Common Stock.

(a) All shares of Class V Common Stock shall (1) automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class V Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the one-year anniversary of the date (the “Founder Termination Anniversary Date”) that both of the following conditions (the “Trigger Conditions”) are satisfied:

(i) the earliest to occur of (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability and (B) the Founder resigns (other than for Good Reason) as the Chief Executive Officer of the Corporation; and

(ii) either (A) the Founder no longer serves as a member of the Board or (B) the Founder serves as a member of the Board, but his service to the Corporation is not his primary business occupation;

provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class V Common Stock may not be converted pursuant to clause (2) of Section A.8(a) of this Article IV unless and until the one-year anniversary of the date that both Trigger Conditions are subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the one-year anniversary of the date that both Trigger Conditions are subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class V Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations settlement, order or decree, then any shares of Class V Common Stock Transferred thereby shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class V Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof.

(b) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class V Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class V Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class V Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class V Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(c) Following any such conversion, the reissuance of shares of Class V Common Stock shall be prohibited, and such shares of Class V Common Stock will be retired by the Corporation and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(d) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class V Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class V Common Stock to Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class V Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

9. Definitions. For purposes of this Article IV of this Certificate of Incorporation,

(a) “Cause” means (i) the Founder’s unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) the Founder’s material breach of any agreement with the Corporation, (iii) the Founder’s material failure to comply with the Corporation’s written policies or rules (including without limitation the Corporation’s ethics or insider trading policies), (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) the Founder’s gross negligence or willful misconduct in the performance of the Founder’s duties for the Corporation (with financial accounting improprieties deemed to constitute gross negligence or willful misconduct), (vi) the Founder’s continuing failure to perform reasonable assigned duties in accordance with the Founder’s position with the Corporation after receiving written notification of the failure from the Corporation or (vii) the Founder’s failure to cooperate in good faith with a governmental or internal investigation of the Corporation or its directors, officers or employees, if the Corporation has requested such cooperation; provided, however, that with respect to clauses (ii), (v), (vi) and (vii), Cause will not be deemed to exist unless the Founder is provided written notice by the Corporation of the condition constituting Cause within 30 days after such condition arises (or the Corporation becomes aware of such condition) and the Founder fails to cure such condition within 30 days after receipt of such written notice.

(b) “Good Reason” means a “separation from service” as defined in the regulations under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as a result of the Founder’s resignation within 12 months after one of the following conditions has come into existence or the Founder becomes aware of such condition, in either case without the Founder’s consent: (i) a material diminution of the Founder’s Base Salary (as defined in the Founder’s Change in Control and Severance Agreement with the Corporation) or target bonus in effect prior to such reduction (other than a reduction that is part of an across-the-board reduction applicable to all senior executives of the Corporation, provided that a reduction of less than 10% of the Founder’s Base Salary will not be considered a material reduction; (ii) a material diminution of the Founder’s duties, authorities or responsibilities (including a change in position) or of those of the individual to which the Founder reports; (iii) a material change in the geographic location at which the Founder must perform services for the Corporation that increases the Founder’s one-way commute by more than 35 miles; (iv) a change in the Founder’s reporting to anyone other than the Chief Executive Officer of the Corporation; or (v) a breach by the Corporation of the Founder’s Change in Control and Severance Agreement with the Corporation; provided that in the case of (ii) following a Change in Control (as defined in the Founder’s Change in Control and Severance Agreement with the Corporation), neither a mere change in title alone nor reassignment to a position that is comparable to the status and position held prior to the Change in Control shall constitute a material reduction in duties, authorities or responsibilities. A resignation for Good Reason will not be deemed to have occurred unless the Founder gives the Corporation written notice of the condition within 90 days after the condition comes into existence (or, if later, within 90 days after the Founder becomes aware of such event) and the Corporation fails to remedy the condition within 30 days after receiving such written notice.

(c) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(d) “Permitted Class V Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class V Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(e) “Permitted Transfer” means any Transfer of a share of Class V Common Stock:

(i) by the Founder to a Permitted Class V Owner; or

(ii) by a Permitted Class V Owner to the Founder or any other Permitted Class V Owner.

(f) “Transfer” of a share of Class V Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class V Common Stock or any legal or beneficial interest in such share of Class V Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class V Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class V Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class V Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(g) “Voting Control” with respect to a share of Class V Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class V Common Stock by proxy, voting agreement or otherwise.

(h) “Voting Threshold Date” means the date on which shares of Class V Common Stock shall be converted into shares of Class A Common Stock pursuant to clause (1) or (2) set forth in Section A.8(a) of this Article IV.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class V Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class V Common Stock into shares of Class A Common Stock.

11. Protective Provisions. So long as any shares of Class V Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, reclassification of capital stock or otherwise, amend, alter, change, repeal or waive any provision in Section A of this Article IV (or adopt any provision inconsistent therewith) that would adversely affect the rights of holders of Class V Common Stock, without first obtaining the approval of the Founder, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

B. Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following, all as may be determined from time to time by the Board and stated in the resolution(s) or any Preferred Stock Designation providing for the issuance of such Preferred Stock:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends shall be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares.

Without limiting the generality of the foregoing, the resolution(s) or any Preferred Stock Designation providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.

ARTICLE V

Directors

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.

B. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, immediately following the Voting Threshold Date, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office immediately prior to the Voting Threshold Date to such classes of the Classified Board. The number of directors in each class shall be divided as nearly equally as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Voting Threshold Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Voting Threshold Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Voting Threshold Date. At each annual meeting of stockholders following the Voting Threshold Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

E. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Prior to the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, directors may be removed with or without cause by the affirmative vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, subject to the special rights of the holders of any series of Preferred Stock to elect directors, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote thereon, voting together as a single class. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, in the event of any increase or decrease in the authorized number of directors occurring after the Voting Threshold Date, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable.

F. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely and exclusively by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

G. Removal. Subject to the rights of holders of any series of Preferred Stock, any director (including persons elected by directors to fill vacancies in the Board) or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

H. Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

I. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE VI

To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no current or former director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No repeal or modification of this Article VI shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a current or former director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. For purposes of this Article VI, Article VII, Article IX and Article XII, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Oaktree Acquisition Corp., a Cayman Islands exempted company.

ARTICLE VII

The Corporation, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto (including current and former directors). The Corporation may, by action of the Board, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article VII shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

Stockholder Action

A. Action without Meeting. Subject to the terms of any series of Preferred Stock then outstanding, from and after the time that the Founder beneficially owns less than a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote at an annual or special meeting duly noticed and called in accordance with this Certificate of Incorporation, (i) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (ii) no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.

B. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE IX

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE X

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII, Article XI, Article XII, Article XIII, Article XIV and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE XI

Amendment of Bylaws

A. Amendment by Directors. In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Board.

B. Amendment by Stockholders. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote or written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority in voting power of the stock of the Corporation entitled to vote on such amendment, alteration or repeal.

ARTICLE XII

A. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers, employees or agents arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim asserting a claim against the Corporation, its directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

B. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section A of this Article XII is filed in a court other than the applicable court specified in Section A of this Article XII (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the applicable courts specified in Section A of this Article XII in connection with any action brought in any such court to enforce Section A of this Article XII above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XIV

A. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

B. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. Definitions. For purposes of this Article XIV, the term:

1. “Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(a) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation: (i) with the interested stockholder; or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XIV is not applicable to the surviving entity;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under

Section 251(g), 253 or 267 of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) – (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XIV, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(a) beneficially owns such stock, directly or indirectly; or

(b) has: (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9. “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article XIV shall refer to such percentage of the votes of such voting stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this [●] day of [●], 2020.

By:
Name:
Title:	Chief Executive Officer

Annex D

Hims & Hers Health, Inc.

Amended and Restated Bylaws

D-i

D-ii

Article I

Stockholders

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Hims & Hers Health, Inc. (the “Corporation”), the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders.

1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Board, the Chairman of the Board, the Chief Executive Officer or, until the Voting Threshold Date (as defined in the Certificate of Incorporation), by holders of a majority of the voting power of the Corporation acting by written consent, and may not be called by any other person or persons. The Board acting pursuant to a resolution may postpone, reschedule or cancel any previously scheduled special meeting of stockholders (other than, until the Voting Threshold Date, any such meeting called by holders of a majority of the voting power of the Corporation), before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5 Voting List. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

1.7 Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of a majority of the votes cast (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the affirmative vote of a majority of the votes cast by shares of such class or series), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the

Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10 Stockholder Action by Written Consent. If stockholders are permitted to act by written consent pursuant to the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board pursuant to the first sentence of this Section 1.10, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting (if stockholders are permitted to act by written consent pursuant to the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation to its registered office in Delaware, its principal place of business, or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board pursuant to the first sentence of this Section 1.10, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board is required by applicable law shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

1.11 Stockholder Action by Written Consent. Until the Voting Threshold Date and subject to any other restrictions in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

1.12 Nomination of Directors.

(a) Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.7 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.12 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.12(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Agreement and Plan of Merger, dated as of September [—], 2020, by and between Oaktree Acquisition Corp., Rx Merger Sub, Inc. and Hims, Inc. (the “Business Combination”), be deemed to have occurred on May 15 of such year); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Board, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.12 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 1.12(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.12. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(c) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.12. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.12 (including the previous sentence of this Section 1.12(c)), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.12, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d) Except as otherwise required by law, nothing in this Section 1.12 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.12, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Section 1.12, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g) Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.12; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.12 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.12 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 1.12 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.13 Notice of Business at Annual Meetings.

(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.12 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.13(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the Business Combination, be deemed to have occurred on May 15 of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.13 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.13;. A stockholder shall not have complied with this Section 1.13(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.13.

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.13. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.13 (including the previous sentence of this Section 1.13(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.13, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d) Except as otherwise required by law, nothing in this Section 1.13 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e) Notwithstanding the foregoing provisions of this Section 1.13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f) For purposes of this Section 1.13, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.2.

(g) Notwithstanding the foregoing provisions of this Section 1.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.13 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.13 shall be the exclusive means for a stockholder to submit business. Nothing in this Section 1.13 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.14 Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II

Directors

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2 Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by the Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, immediately following the Voting Threshold Date, the Board shall be divided into three classes, designated as Class I, Class II and Class III. The number of directors in each class shall be divided as nearly equally as is practicable.

2.3 Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4 Quorum. A majority of the total number of directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.5 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

2.6 Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.7 Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

2.8 Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chairman of the Board or the Chief Executive Officer. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.9 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.10 Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.11 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.12 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.13 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.14 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.15 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article III

Officers

3.1 Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

3.2 Appointment. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation. The Board may also delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties.

3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5 Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

3.6 Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

3.8 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

3.9 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13 Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV

Capital Stock

4.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2 Uncertificated Shares; Stock Certificates. The shares of the Corporation shall not be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be certificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL. Such signatures may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

4.3 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.6 Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.7 Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V

General Provisions

5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI

Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII

Indemnification and Advancement

7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officer, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5 Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Oaktree Acquisition Corp., a Cayman Islands exempted company. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

7.12 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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Annex E

SPONSOR AGREEMENT

September 30, 2020

Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Re: Surrender of Sponsor Shares and Sponsor Warrants

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”) by and among Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance therewith, “Parent”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and Hims, Inc., a Delaware corporation (the “Company”). This sponsor agreement (this “Sponsor Agreement”) is being entered into and delivered by the Company, Parent and Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (“Parent Sponsor”), in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Merger Agreement being legally binding, and with the consummation of the transactions contemplated by the Merger Agreement (other than those contemplated by Sections 1 to 2 of this Sponsor Agreement below) being conditions subsequent to the obligations of the parties to this Sponsor Agreement, Parent Sponsor, Parent and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the consummation of the Domestication:

(a) Parent Sponsor shall automatically irrevocably surrender to the Parent, for no consideration and as a contribution to the capital of Parent, 1,257,813 Sponsor Shares and 1,004,167 Sponsor Warrants (collectively, the “Forfeited Securities”); and

(b) the Forfeited Securities shall be automatically and immediately terminated, forfeited, surrendered and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Parent, Merger Sub, the Surviving Company or Parent Sponsor.

2.

Immediately following, and conditioned upon the consummation of the transactions described in Section 1, but prior to the Domestication, Parent Sponsor hereby, automatically and without any further action by Parent Sponsor or Parent, irrevocably waives any adjustment to the conversion ratio set forth in Articles 13-17 of the Parent Governing Documents and any rights to other anti-dilution protections with respect to the rate that all of the Class B ordinary shares of Parent held by Parent Sponsor convert into Class A ordinary shares of Parent in connection with the PIPE Financing and the transactions contemplated by the Merger Agreement.

3.

If, between the date of this Sponsor Agreement and the Closing, the outstanding shares of Parent Class A Common Stock or Parent Class B Common Stock shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then the number of Sponsor Shares and Sponsor Warrants to be terminated, forfeited, surrendered and cancelled pursuant to Section 2.8 of the Merger Agreement and this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3 or Section 2.8 of the Merger Agreement shall be construed to permit Parent or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of the Merger Agreement.

4.	Parent Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(a) Parent Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 5,031,250 Sponsor Shares and 4,016,667 Sponsor Warrants (the “Sponsor Securities”).

(b) Parent Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Parent Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Parent Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Parent Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Parent Sponsor, or to the knowledge of Parent Sponsor threatened against Parent Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would challenge or seek to enjoin, alter or materially delay the performance by Parent Sponsor of its obligations under this Support Agreement.

5.

(a) Parent Sponsor agrees that the Sponsor Shares may not be transferred, assigned or sold (except to the extent set forth in this Section 5(a) or Section 5(b)) (the “Lockup”) until the earliest to occur of: (i) the termination of the Merger Agreement, (ii) one year after the Closing Date or (iii) the date following the Closing Date on which the Surviving Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Surviving Company’s shareholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 10 trading days within any 20-trading day period commencing at least 150 days after the Closing Date, the Sponsor Shares will be released from the Lockup.

(b) Notwithstanding the provisions set forth in Section 5(a), transfers, assignments and sales by the Parent Sponsor of the Sponsor Shares are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of Parent Sponsor or their affiliates, any affiliates of Parent Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Merger Agreement at prices no greater than the price at which the applicable Sponsor Shares were originally purchased; (vi) by virtue of Parent Sponsor’s organizational documents upon the winding up and subsequent or dissolution of Parent Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Merger Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Merger Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of Surviving Company’s shareholders having the right to exchange their Parent Class A Common Stock for cash, securities or other property subsequent to the completion of the transactions contemplated by the Merger Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of Sponsor Shares issued or issuable upon the exercise of the Sponsor Warrants or conversion of the Sponsor Shares shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers; provided, that, for the avoidance of doubt, the obligations of Parent Sponsor hereunder shall be deemed to be satisfied by the existence of any stop order and restrictions currently existing on the Sponsor Shares.

6.	Unless the Merger Agreement is terminated, Parent Sponsor hereby unconditionally and irrevocably agrees to:

(a) at the Parent Stockholder Meeting, to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

(b) at the Parent Stockholder Meeting, to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Transaction Proposal other than with the Company, its stockholders and their respective affiliates and representatives and (ii) any other action that would be reasonably expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Merger Agreement, in each case, other than the Adjournment Proposal, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Parent Sponsor contained in this Sponsor Agreement; and

(c) at any applicable annual or special meeting of Parent or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the board of directors of Parent as contemplated by Section 5.22 of the Merger Agreement.

7.

Sections 9.2 - 9.14, 9.17, 9.18(a) and 9.19 of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Merger Agreement are not consummated or the Merger Agreement is validly terminated in accordance with its terms prior to the Closing.

8.

This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

OAKTREE ACQUISITION HOLDINGS, L.P.

By:	Oaktree Acquisition Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Senior Vice President

By:	/s/ Peter Boos
Name:	Peter Boos
Title:	Assistant Vice President

Accepted and Agreed:

OAKTREE ACQUISITION CORP.

By:	/s/ Zaid Pardesi
Name:	Zaid Pardesi
Title:	Chief Financial Officer

HIMS, INC.

By:	/s/ Andrew Dudum
Name:	Andrew Dudum
Title:	Chief Executive Officer

Annex F

Confidential

SUBSCRIPTION AGREEMENT

Oaktree Acquisition Corp.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Oaktree Acquisition Corp., a Cayman Islands exempted company (“Oaktree”), and the undersigned subscriber (the “Investor”), in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Oaktree, Hims, Inc., a Delaware corporation (the “Company”), and Rx Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, will become a wholly-owned subsidiary of Oaktree, on the terms and subject to the conditions therein (the transactions contemplated by the Transaction Agreement, including the merger, the “Transaction”). In connection with the Transaction, Oaktree is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of Oaktree’s class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Oaktree is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 7,500,000 Shares, at the Per Share Purchase Price. Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Oaktree will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Oaktree acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Oaktree the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that Oaktree reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by Oaktree only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Oaktree; Oaktree may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of class A common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and

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substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Oaktree to the Investor (the “Closing Notice”), that Oaktree reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Oaktree, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Oaktree in the Closing Notice. On the Closing Date, Oaktree shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form in the name of the Investor on Oaktree’s share register; provided, however, that Oaktree’s obligation to issue the Shares to the Investor is contingent upon Oaktree having received the Subscription Amount in full accordance with this Section 2. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement).

b. The obligation of Oaktree to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date.

c. The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of Oaktree contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Oaktree of each of the representations and warranties of Oaktree contained in this Subscription Agreement as of the Closing Date.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

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Confidential

5. Oaktree Representations and Warranties. Oaktree represents and warrants to the Investor that:

a. Oaktree is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Oaktree has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Oaktree will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Oaktree’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by Oaktree and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Oaktree in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by Oaktree with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Oaktree or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Oaktree or any of its subsidiaries is a party or by which Oaktree or any of its subsidiaries is bound or to which any of the property or assets of Oaktree is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Oaktree and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of Oaktree to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Oaktree; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Oaktree or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Oaktree to comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by Oaktree with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Oaktree included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in

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all material respects the financial position of Oaktree as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. To the knowledge of Oaktree, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement, Oaktree has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in Oaktree or with any other investor. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by Oaktree to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Oaktree, threatened against Oaktree or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Oaktree.

i. As of the date of this Agreement, the authorized capital stock of Oaktree consists of (i) 500,000,000 Class A ordinary shares, (ii) 50,000,000 Class B ordinary shares and (iii) 1,000,000 preference shares, each with a nominal or par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 20,125,000 Class A ordinary shares of Oaktree are issued and outstanding, (B) 5,031,250 Class B ordinary shares of Oaktree are issued and outstanding, (C) 10,725,000 warrants to purchase Class A ordinary shares of Oaktree are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding Class A ordinary shares and Class B ordinary shares of Oaktree have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Oaktree any Class A ordinary shares, Class B ordinary shares or other equity interests in Oaktree, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Oaktree has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Oaktree is a party or by which it is bound relating to the voting of any securities of Oaktree, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

j. As of the date hereof, the issued and outstanding Class A ordinary shares of Oaktree are registered pursuant to Section 12(b) of the Securities Exchange Act, and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “OAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of Oaktree, threatened against Oaktree by NYSE or the Commission with respect to any

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intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on NYSE. Oaktree has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

k. Neither Oaktree nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Amount.

6. Investor Representations and Warranties. The Investor represents and warrants to Oaktree that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Oaktree or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect and, as a result, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from Oaktree. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Oaktree, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Oaktree expressly set forth in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with

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respect to Oaktree, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed Oaktree’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Oaktree, the Company or a representative of Oaktree or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Oaktree, the Company or a representative of Oaktree or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Oaktree, the Company, the Placement Agents (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Oaktree contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Oaktree.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Oaktree’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer and is able to sustain a complete loss on its investment in the Shares.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Oaktree. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Oaktree, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to Oaktree, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and

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purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which the Investor agrees need not be provided to it, (v) may have existing or future business relationships with Oaktree and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.

k. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, Oaktree or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

l. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

m. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

n. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

o. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor

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maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

p. No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. or any of their respective affiliates (each a “Placement Agent” and, collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.

q. Neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Oaktree, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Oaktree.

r. In connection with the issue and purchase of the Shares, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary.

s. The Investor has or has commitments to have and, when required to deliver payment to Oaktree pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7. Registration Rights. In the event that the Shares are not registered in connection with the consummation of the Transaction, Oaktree agrees that, within forty-five (45) calendar days after the consummation of the Transaction, it will file with the SEC (at the its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies Oaktree that it will “review” the Registration Statement) and (ii) ten (10) Business Days after Oaktree is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Oaktree agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold. The Investor agrees to disclose its ownership to Oaktree upon request to assist it in making the determination described above. Oaktree may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after Oaktree becomes eligible to use such Form S-3. The Investor acknowledges and agrees that Oaktree may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, that, (I) Oaktree shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period and (II) Oaktree shall use

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commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. Oaktree’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Oaktree such information regarding the Investor, the securities of Oaktree held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Oaktree to effect the registration of such Shares, and shall execute such documents in connection with such registration as Oaktree may reasonably request that are customary of a selling stockholder in similar situations.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) Oaktree’s notification to the Investor in writing that it has, with the prior written consent of the Company, abandoned its plans to move forward with the Transaction, (d) 30 days after the Outside Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Oaktree shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Oaktree in connection herewith shall promptly (and in any event within one business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that Oaktree is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Oaktree and one or more businesses or assets. The Investor further acknowledges that, as described in Oaktree’s prospectus relating to its initial public offering dated July 17, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of Oaktree’s assets consist of the cash proceeds of Oaktree’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Oaktree, its public shareholders and the underwriters of Oaktree’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Oaktree to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Oaktree entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with Oaktree to not exercise such redemption right.

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10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

b. Oaktree may request from the Investor such additional information as Oaktree may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Oaktree may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Oaktree.

c. The Investor acknowledges that Oaktree, the Company, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Oaktree, the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify Oaktree and the Placement Agent if they are no longer accurate in all respects). The Investor acknowledges and agrees that each purchase by the Investor of Shares from Oaktree will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d. Oaktree, the Company and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Oaktree set forth in this Subscription Agreement.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Oaktree of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c),

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Section 10(d), Section 10(f), this Section 10(g), the last sentence of Section 10(k) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

l. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies

m. Each party hereto hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any

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such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Oaktree expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Oaktree. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Oaktree, the Company, the Placement Agents or any Non-Party Affiliate concerning Oaktree, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby.

F-12

Confidential

For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Oaktree, the Company, any Placement Agent or any of Oaktree’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

12. Disclosure. Oaktree shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Oaktree has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Oaktree, the Investor shall not be in possession of any material, non-public information received from Oaktree or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Oaktree or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Oaktree shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Oaktree’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13.

[SIGNATURE PAGES FOLLOW]

F-13

Confidential

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2020

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Oaktree in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

Confidential

IN WITNESS WHEREOF, Oaktree has accepted this Subscription Agreement as of the date set forth below.

OAKTREE ACQUISITION CORP.

By:
Name:
Title:
Date: , 2020

Confidential

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Annex G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2020, by and among Hims & Hers Health, Inc., a Delaware corporation, formerly known as Oaktree Acquisition Corp., a Cayman islands exempted company (the “Company”), and Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor” together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Investor” and collectively the “Investors”).

WHEREAS, the Company, Rx Merger Sub, Inc., a Delaware corporation, and Hims, Inc., a Delaware Corporation, have entered into that certain Agreement and Plan of Merger, dated as of September 30, 2020 (as amended or supplemented from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement, the Company will domesticate as a Delaware corporation and, as a result, the Sponsor will hold (i) Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) warrants to purchase Common Stock at an exercise price of $11.50 per share, subject to adjustment (the “Warrants”);

WHEREAS, the Company and the Sponsor entered into that certain Registration and Shareholder Rights Agreement, dated as of July 22, 2019 (the “Original RRA”); and

WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor desire to terminate the Original RRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” is defined in the preamble to this Agreement.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Date” is defined in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the preamble to this Agreement

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Institutional Accredited Investor” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company, Hims, Inc., and the other parties thereto.

“Joinder” is defined in Section 6.2.

“Maximum Number of Shares” is defined in Section 2.3.

“Notices” is defined in Section 6.5.

“Original RRA” is defined in the preamble to this Agreement.

“Permitted Transferee” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; (v) any affiliate of an Investor or the immediate family of such affiliate or (vi) any affiliate of an immediate family of the Investor.

“Piggy-Back Registration” is defined in Section 2.4.1.

“Pro Rata” is defined in Section 2.3.

“QIB” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) all shares of Common Stock held by the Sponsor as of immediately following the closing of the Business Combination, (ii) all Warrants held by the Sponsor as of immediately following the closing of the Business Combination, (iii) all shares of Common Stock issuable upon the exercise of any Warrants referred to in clause (ii), and (iv) any equity securities of the Company or subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (i), (ii) or (iii) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by any Investor. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Sponsor” is defined in the preamble to this Agreement.

“Subscription Agreements” means the several subscription agreements entered into by the Company, each dated as of the date of the Business Combination Agreement, providing for the issuance to certain investors of Common Stock in connection with the consummation of the transactions contemplated by the Business Combination Agreement.

“Transfer” means, with respect to any security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.

“Warrants” is defined in the preamble to this Agreement.

2. REGISTRATION RIGHTS.

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities. Subject to compliance by the Investors with Section 3.4, the Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty five (45) days following the Closing Date, a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Investors of all of the Registrable Securities then held by such Investors that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the Commission notifies the Company that it will “review” the Registration Statement) after the date of this Agreement and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form S-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

2.1.2 Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3 Amendments and Supplements. Subject to the provisions of Section 2.1.1, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.

2.1.4 Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

2.1.5 Underwritten Takedown. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $25,000,000 that the Company effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then the Company shall promptly give notice of such requested Underwritten Takedown at least two (2) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other

Investors and thereupon shall use commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i) subject to the restrictions set forth in Section 2.3, all Registrable Securities for which the requesting holder has requested such offering under Section 2.1.5, and

(ii) subject to the restrictions set forth in Section 2.3, all other Registrable Securities that any holders of Registrable Securities have requested the Company to offer by request received by the Company within one (1) Business Day after such holders receive the Company’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(a) Promptly after the expiration of the one-Business Day-period referred to in Section 2.1.5(ii), the Company will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

(b) the Company shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period.

2.1.6 Block Trade. If the Company shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that such holders wish to effect the sale of all or any portion of the Registrable Securities in a Block Trade, then the Company shall, as expeditiously as possible, use commercially reasonable efforts to facilitate the offering of such Registrable Securities for which such requesting holder has requested in such Block Trade, and in any event, within 72 hours of receipt of such request.

2.1.7 Withdrawal. Holders of majority-in-interest of the Registrable Securities included in an Underwritten Takedown may elect to withdraw from such Underwritten Takedown by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the public announcement of such Underwritten Takedown, in which case, such withdrawn Underwritten Takedown will count as an Underwritten Takedown for the purposes of Section 2.1.5(b) unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Takedown; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Underwritten Takedown. The Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Takedown prior to its withdrawal under this Section 2.1.7, other than if a Holder elects to pay such Registration Expenses pursuant to this Section 2.1.7.

2.1.8 Selection of Underwriters. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. No holder participating in an Underwritten Takedown shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.1.9 Underwritten Takedowns effected pursuant to this Section 2.1 shall be counted as Demand Registrations effected pursuant to Section 2.2.

2.2 Demand Registration.

2.2.1 Request for Registration. At any time and from time to time, subject to compliance by the Investors with Section 3.4, and provided that there is not an effective Resale Shelf Registration Statement available for the resale of the Registerable Securities pursuant to Section 2.1, Investors who hold a majority of the Registrable Securities held by all Investors may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form Registration or, if then available, on Form S-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration.” Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within twenty (20) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated pursuant to this Agreement to effect more than one (1) Demand Registration during any six-month period or any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to Section 2.1.

2.2.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3 Underwritten Demand Registration. If the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in either aggregate proceeds to the selling shareholders of at least $25,000,000.

2.2.4 Withdrawal. A majority-in-interest of the Demanding Holders may elect to withdraw from such Demand Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration, in which case, such withdrawn Demand Registration will count as a Demand Registration for the purposes of Section 2.2.1 unless the withdrawing Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration; provided, however, that if at the time of such withdrawal, the withdrawing Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the withdrawing Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1.5(b). Following the receipt of a notice of withdrawal, the Company shall promptly forward such notice to any other Holders that had elected to participate in such Demand Registration. The Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.2.4, other than if a Holder elects to pay such Registration Expenses pursuant to this Section 2.2.4.

2.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters for an underwritten offering conducted pursuant to this Agreement advises the Company and the Investors requesting to include Registrable Securities in such underwritten offering in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Investors have requested to include in such underwritten offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other equityholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities requested to be included by Investors pursuant to this Agreement and any securities requested to be included by equityholders of the Company pursuant to the Investor Rights Agreement (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the securities of the Company that the Company desires to sell for its own account; and (iii) any securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, other than pursuant to the Investor Rights Agreement, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.

2.4 Piggy-Back Registration.

2.4.1 Piggy-Back Rights. If at any time, subject to compliance by the Investors with Section 3.4, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for equityholders of the Company for their account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) for a corporate reorganization or transaction under Rule 145 of the Securities Act, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than five (5) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within three (3) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such

Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.4.2 Reduction of Piggy-Back Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities that have requested to participate in such Piggy-Back Registration in writing that the dollar amount or number of securities of the Company which the Company desires to sell for its own account, taken together with securities of the Company, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.4, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) first, the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons, other than pursuant to this Agreement or the Investor Rights Agreement, and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is undertaken pursuant to the Investor Rights Agreement, (A) first, the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, other than pursuant to this Agreement and the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares.

(c) If the registration is undertaken as a demand pursuant to contractual rights with the Company, other than this Agreement or the Investor Rights Agreement, (A) first, the securities of the Company for the account of the persons entitled to such contractual rights making such demand that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities, as to which registration has been requested pursuant to the terms of this Agreement, together with the securities of the Company, as to which registration has been requested pursuant to the terms of the Investor Rights Agreement, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the securities of the Company for the account of any other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.4.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown, or similar transaction. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.5 Lock-up. The Company agrees and shall cause each director and officer (that makes filings pursuant to Section 16 of the Exchange Act) of the Company, along with any affiliated trust holding securities controlled by or for the benefit of such directors and officers or any other entity holding equity interests of the Company over which any such director or officer exercises dispositive control with respect to such equity securities of the Company, to agree, that, in connection with each sale of Registrable Securities pursuant to Sections 2.1 or 2.2 conducted as an underwritten offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such offering restricting such applicable person’s or trust’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to such offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use commercially reasonable efforts to cause such Registration Statement to become effective and use commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration (whether under this Agreement or the Investor Rights Agreement) to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, excluding documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5 Securities Laws Compliance. The Company shall use commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

3.1.7 Comfort Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, the Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request, and, if addressed to the participating holders, reasonably satisfactory to a majority-in-interest of the participating holders. For the avoidance of doubt, this Section 3.1.7 shall not apply to Block Trades.

3.1.8 Opinions and Negative Assurance Letters. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion and negative assurances letter, each dated such date, of one (1) counsel representing the Company for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and, if addressed to the participating holders, reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this Section 3.1.8 shall not apply to Block Trades.

3.1.9 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company (if different from the principal financial officer) and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

3.1.11 Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.13 Road Show. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) exceeds $50,000,000, the Company shall use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.

3.1.14 Listing. The Company shall use commercially reasonable efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.2 Obligation to Suspend Distribution. Upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by the Company for no longer than 120 days in any consecutive 12-month period. Any suspension by the Company pursuant to this Section 3.2 shall only apply to an Investor hereunder to the extent that such suspension also applies to all stockholders of the Company party to the Investor Rights Agreement.

3.3 Registration Expenses. Subject to Section 2.1.7 and Section 2.2.4, the Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.2.1, any Underwritten Takedown pursuant to Section 2.1.5, any Block Trade pursuant to Section 2.1.6 (other than expenses set forth below in clause (ix) of this Section 3.3), any Piggy-Back Registration pursuant to Section 2.4.1, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.14; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration not to exceed $75,000. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

3.4 Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Other Obligations. At any time and from time to time in connection with a sale or transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective affiliates and each of their respective officers, employees, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and/or 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above in Section 4.4.1, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable

Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights and Arrangements. Other than with respect to the Investor Rights Agreement and the Subscription Agreements, the Company represents and warrants that no person, other than a holder of the Registrable Securities has any right to require the Company to register any of the Company’s share capital or capital stock for sale or to include the Company’s share capital or capital stock in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. For the avoidance of doubt, the Investor Rights Agreement shall not be deemed inconsistent with or to violate this Agreement.

6.2 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and any of the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated, in whole or in part, by such holder of Registrable Securities in conjunction with and to the extent of any transfer of any Registrable Security by any such holder to a Permitted Transferee(s). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. The rights of a holder of Registrable Securities under this Agreement may be transferred, in whole or in part, by such a holder to a transferee who acquires or holds any Registrable Security; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (a “Joinder”), and the transferor shall have delivered to the Company no later than five (5) business days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of a Joinder shall constitute a permitted amendment of this Agreement.

6.3 Amendments and Modifications. Upon the written consent of the Company and the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the securities of the Company, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or the Company and any other party hereto or any failure or delay on the part of an Investor or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.4 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of the Company to such Investor under this Agreement shall terminate upon the date that such Investor no longer holds Registrable Securities.

6.5 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex, email or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

Hims & Hers Health, Inc.

2269 Chestnut Street, #523

San Francisco, California 94123

Attn: Chief Legal Officer

Email: legal@forhims.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

550 Allerton Street

Attn: Jeffrey R. Vetter

Trevor S. Knapp

John H. Olson

Email: tknapp@gunder.com

jvetter@gunder.com

jolson@gunder.com

If to the Sponsor:

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn: Patrick McCaney

Alexander Taubman

Zaid Pardesi

Email: pmccaney@oaktreecapital.com

ataubman@oaktreecapital.com

zpardesi@oaktreecapital.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Christian O. Nagler

Peter S. Seligson

Email: cnagler@kirkland.com

peter.seligson@kirkland.com

Fax: (212) 446-4900

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn: Matthew Arenson

Email: matthew.arenson@kirkland.com

Fax: (312) 862-2200

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.

6.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

6.8 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Original RRA.

6.9 Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.10 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 6.9; (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 6.10 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 6.5 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

6.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 6.10. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Joinder

This Joinder (“Joinder”) is executed on                    , 20    , by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights Agreement dated as of [•], 2020 (the “Agreement”), by and among Hims & Hers Health, Inc., a Delaware corporation, formerly known as Oaktree Acquisition Corp., a Cayman islands exempted company (the “Company”) and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder, the New Holder agrees as follows:

1. Acknowledgment. New Holder acknowledges that New Holder is acquiring certain equity securities of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2. Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	COMPANY

By:	By:

Address:

Annex H

HIMS & HERS HEALTH, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

September 30, 2020

SCHEDULE A	Schedule of Investors

H-i

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 30th day of September, 2020, by and among Oaktree Acquisition Corp., a Cayman Islands exempted company and which shall domesticate in accordance with the Merger Agreement as HIMS & HERS HEALTH, INC., a Delaware corporation (“Parent”), Hims, Inc., a Delaware corporation (the “Company”), and the holders of Parent Common Stock (as defined below), each of which is herein referred to as a “Common Holder” and collectively as the “Common Holders”.

RECITALS

WHEREAS, the Company and certain Company investors (the “Existing Investors”) have previously entered into that certain Amended and Restated Investors’ Rights Agreement, dated as of March 12, 2020, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, pursuant to Section 5.17 of that certain Agreement and Plan of Merger entered into by and among Parent, the Company and Rx Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), dated September 30, 2020 (the “Merger Agreement” and the transactions contemplated thereby, the “Merger”), Parent agreed to enter into an Investor Rights Agreement (as defined therein) with the parties set forth on Schedule 5.17 thereto (the “Investors”); and

WHEREAS, contingent upon the Effective Time (as defined in the Merger Agreement) and to be effective immediately prior to the Effective Time, (i) the Company desires to assign to Parent, and Parent desires to assume, the rights and obligations of the Company under certain provisions of the Prior Agreement, as contemplated and modified by this Agreement and (ii) the Existing Investors as holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to amend and restate the Prior Agreement to, among other things, document the rights and obligations of Parent and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Parent, the Company and the Existing Investors hereby agree that the Prior Agreement shall be amended and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(b) The term “Affiliate” means, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

(c) The term “Board” means Parent’s Board of Directors, as constituted from time to time.

(d) The term “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than a majority of the outstanding voting securities of Parent (or the surviving entity).

(e) The term “Common Stock” means Parent Class A Common Stock, par value $0.0001 per share.

(f) The term “Excluded Registration” means (i) a registration relating solely to the sale of securities of participants in a Parent stock plan (or a stock plan assumed by Parent), (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(g) The term “Family Member” means a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(h) The term “FOIA Party” shall mean a Person that, in the reasonable determination of the Board, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Parent under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

(i) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

(j) The term “Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(k) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.11 of this Agreement.

(l) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m) The term “Offering” means the Company’s firm commitment underwritten public offering of its Common Stock or other equity securities to the public under the Act.

(n) The term “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o) The term “Company Preferred Stock” means the Series Seed Preferred Stock, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company.

(p) The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(q) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon the exchange of the Class A Common Stock of the Company in connection with the Merger which was converted from shares of Company Preferred Stock or Class F Common Stock of the Company pursuant to the Company Recapitalization immediately prior to the Effective Time and immediately prior to the adoption of the A&R Dual Class Charter (each as defined in the Merger Agreement), (ii) shares of Common Stock issued upon the exchange of Class A Common Stock of the Company in connection with the Merger other than those converted from Company Preferred Stock or Class F Common Stock of the Company pursuant to the preceding clause (i); provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Sections 2.2, 2.4, 2.12, and 4.8, (iii) any shares of Common Stock issuable and issued upon the exercise of the Parent Warrants and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares references in (i), (ii) or (iii) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his rights under Section 2 of this Agreement are not assigned. In addition, the number of shares of Registrable Securities outstanding shall equal the aggregate of the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(r) The term “Rule 144” shall mean Rule 144 under the Act.

(s) The term “Rule 144(b)(1)(i)” shall mean subsection (b)(1)(i) of Rule 144 as it applies to Persons who have held shares for more than one (1) year.

(t) The term “Rule 405” shall mean Rule 405 under the Act.

(u) The term “SEC” shall mean the Securities and Exchange Commission.

(v) The term “Parent Warrants” shall mean the warrants issued by Parent to certain Investors in connection with the Merger.

(w) The term “Permitted Registration Rights Agreement” shall mean (i) that certain Registration Rights Agreement, dated of even date herewith, by and among Parent, Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership, and the parties added thereto and (ii) the subscription agreements entered into by Parent and investors in the Private Investment in Public Equity that is expected to close immediately prior to the transactions contemplated by the Merger Agreement.

(x) The term “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated of even date herewith, by and among Parent, Oaktree Acquisition Holdings, L.P., a Cayman Islands exempted limited partnership, and the parties added thereto.

(y) The term “Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented that requires the issuance of a “comfort letter” by Parent’s auditors and the issuance of legal opinions by Parent’s legal counsel.

2. Registration Rights. Parent covenants and agrees as follows:

2.1 Resale Registration Statement.

(a) Subject to compliance by the Holders with Section 2.6, Parent shall prepare and file or cause to be prepared and filed with the SEC, no later than forty five (45) days following the Closing Date (as defined below), a Registration Statement on Form S-3 or its successor form, or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities then held by Holders that are not covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) days (or one hundred twenty (120) days if the SEC notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, which is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Act at all times until all Registrable Securities and other securities covered by the Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement or such securities have been withdrawn. In the event that Parent files a Form S-1 pursuant to this Section 2.1, Parent shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after Parent is eligible to use Form S-3.

(b) If Parent shall receive a request from the Holders of Registrable Securities whose securities were registered on the Resale Shelf Registration Statement with an estimated market value of at least $25,000,000 that Parent effect a Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then Parent shall promptly give notice of such requested Underwritten Takedown at least two (2) business days prior to the anticipated filing date of the prospectus or supplement relating to such Underwritten Takedown to the other Holders and thereupon shall use commercially reasonable efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of.

(i) subject to the restrictions set forth in Section 2.2(b), all Registrable Securities for which the requesting Holders have requested such offering under Section 2.1(b), and

(ii) subject to the restrictions set forth in Section 2.2(b), all other Registrable Securities that any Holders of Registrable Securities that are included in the Resale Shelf Registration Statement have requested Parent to offer by request received by Parent within one (1) business day after such Holders receive Parent’s notice of the Underwritten Takedown Notice, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

A. Promptly after the expiration of the one business day period referred to in Section 2.1(b)(ii), Parent will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.

B. Parent shall only be required to effectuate one Underwritten Takedown pursuant to this Agreement within any six-month period.

(c) Subject to Section 2.13 below, if Parent shall receive a request from a Holder of Registrable Securities whose securities were registered on the Resale Shelf Registration Statement to effectuate a proposed distribution or other transfer of such Registrable Securities pursuant to the Resale Shelf Registration Statement to its members, partners, stockholders, as the case may be, then Parent shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar, that any legend referring to the Act may be removed in connection with such proposed distribution or other transfer of such Registrable Securities pursuant to the Resale Shelf Registration Statement, provided a distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) days an affiliate of Parent (as defined in Rule 405 promulgated under the Act). Parent’s obligations hereunder are conditioned upon the receipt of representation letter reasonably acceptable to Parent from such Holder regarding such proposed distribution or other transfer of such Registrable Securities.

2.2 Request for Registration.

(a) Subject to the conditions of this Section 2.2, if Parent shall receive at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred and eighty (180) days after the closing of the Merger, a written request from the Holders of at least 30% of the Registrable Securities then outstanding (for purposes of this Section 2.2, the “Initiating Holders”) that Parent file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then Parent shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders and, subject to the limitations of this Section 2.2, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of Parent’s notice pursuant to this Section 2.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Parent as a part of their request made pursuant to this Section 2.2, and Parent shall include such information in the written notice referred to in Section 2.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by those Initiating Holders holding a majority of the Registrable Securities then held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to Parent). Notwithstanding any other provision of this Section 2.2, if the underwriter advises Parent that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then Parent shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities and the equityholders of Parent who request to have securities registered pursuant to the exercise of contractual piggyback registration rights under the Registration Rights Agreement pro rata based on the number of Registrable Securities each such Holder and each such participating equityholder party to the Registration Rights Agreement has requested to be included in such underwriting (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities (other than those subject to the Registration Rights Agreement) are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, Parent shall not be required to effect a registration pursuant to this Section 2.2:

(i) in any particular jurisdiction in which Parent would be required to execute a general consent to service of process in effecting such registration, unless Parent is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii) after Parent has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective; or

(iii) during the period starting with the date sixty (60) days prior to Parent’s good faith estimate of the date of the filing of, and ending on the date one hundred eighty (180) days following the effective date of, a Parent-initiated registration subject to Section 2.3 below, provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.4 hereof; or

(v) if Parent shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by Parent’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to Parent and its stockholders for such registration statement to be effected or remain effective at such time, in which event Parent shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by Parent not more than once in any twelve (12) month period; and provided further that Parent shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than an Excluded Registration).

2.3 Parent Registration.

(a) If (but without any obligation to do so) Parent proposes to register (including for this purpose a registration effected by Parent for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating to a demand pursuant to Section 2.2 of this Agreement, (ii) an Excluded Registration, (iii) a registration statement filed during the one hundred and eighty (180) days after the closing of the Merger), Parent shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Parent in accordance with Section 4.6 of this Agreement, Parent shall, subject to the provisions of Section 2.3(c), use its commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b) Right to Terminate Registration. Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by Parent in accordance with Section 2.7 hereof.

(c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of Parent’s capital stock, Parent shall not be required under this Section 2.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Parent and the underwriters selected by Parent (or by other Persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders and the equityholders of the Company who request to have securities registered pursuant to the exercise of contractual piggyback registration rights under the Registration Rights Agreement based on the number of Registrable Securities each such Holder and each such participating equityholder party to the Registration Rights Agreement has requested to be included in such underwriting, or in such other proportions as shall mutually be agreed to by all such selling Holders and participating equityholders party to the Registration Rights Agreement. Notwithstanding the foregoing, in no event shall (i) any Registrable Securities be excluded from such offering unless all other stockholders’ securities (other than those subject to the Registration Rights Agreement) have been first excluded from the offering and (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, members, retired partners and stockholders of such Holder, or the estates and Family Members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.4 Form S-3 Registration. In case Parent shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities (for purposes of this Section 2.4, the “S-3 Initiating Holders”) a written request or requests that Parent effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, Parent shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Parent; provided, however, that Parent shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of Parent entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii) if Parent shall furnish to all Holders requesting a registration statement pursuant to this Section 2.4 a certificate signed by Parent’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to Parent and its stockholders for such registration statement to be effected at such time, in which event Parent shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the S-3 Initiating Holders; provided that such right shall be exercised by Parent not more than once in any twelve (12) month period;

(iv) if Parent has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 pursuant to this Section 2.4;

(v) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(vi) if Parent, within thirty (30) days of receipt of the request of such S-3 Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within one hundred twenty (120) days of receipt of such request (other than an Excluded Registration), provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective; or

(vii) during the period starting with the date thirty (30) days prior to Parent’s good faith estimate of the date of the filing of and ending on the date ninety (90) days following the effective date of a Parent-initiated registration subject to Section 2.3 of this Agreement, provided that Parent is actively employing in good faith its commercially reasonable efforts to cause such registration statement to become effective.

(c) If the S-3 Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Parent as a part of their request made pursuant to this Section 2.4 and Parent shall include such information in the written notice referred to in Section 2.4(a). The provisions of Section 2.2(b) of this Agreement shall be applicable to such request (with the substitution of Section 2.4 for references to Section 2.2).

(d) Subject to the foregoing, Parent shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as requests for registration effected pursuant to Section  2.2 of this Agreement.

2.5 Obligations of Parent. Whenever required under this Section 2 to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days (except, in the case of the Resale Registration Statement, for such period of time specified in Section 2.1) or, if earlier, until the distribution contemplated in the registration statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of Parent) relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, Parent will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of Parent) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by Parent are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other pertinent records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(j) notify each selling Holder, promptly after Parent receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(k) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus.

Notwithstanding the provisions of this Section 2, Parent shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if Parent shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving Parent for which the Board has authorized negotiations;

(ii) materially and adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by Parent; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of Parent and its stockholders; provided, however, that during any such period all executive officers and directors of Parent are also prohibited from selling securities of Parent (or any security of any of Parent’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.6 Information from Holder. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement, including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000) shall be borne by Parent. Notwithstanding the foregoing, Parent shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1, Section 2.2 or Section 2.3 of this Agreement if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration) unless, in the case of a registration requested under Section 2.1 or Section 2.2 of this

Agreement, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 or Section 2.2 of this Agreement, as applicable; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of Parent from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by Parent of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Sections 2.1, Section 2.2 and 2.3 of this Agreement.

2.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, Parent will indemnify and hold harmless each Holder, the partners, members, officers, directors, managers and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or Free Writing Prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 under the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of Parent or used or referred to by Parent, (ii) the omission or alleged omission of a material fact required to be stated in such registration statement, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and Parent will reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon a Violation that occurs in reliance upon, and in conformity with, written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls Parent within the meaning of the Act, legal counsel and accountants for Parent, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.9(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.9(b), shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of Parent and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2 and otherwise.

2.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3, Parent agrees to:

(a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Merger;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by Parent that it has complied with the reporting requirements of Rule 144 (at any time beginning ninety (90) days prior to the one year anniversary of the closing of the Merger), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.11 Assignment of Registration Rights. The rights to cause Parent to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (a) is an Affiliate, subsidiary, parent, partner, limited partner, retired partner, member or stockholder of a Holder, (b) is a Holder’s Family Member or trust for the benefit of an individual Holder or any of such Holder’s Family Members, or (c) after such assignment or transfer, holds at least 5,000,000 shares of Registrable Securities (appropriately adjusted for any stock split, dividend, combination or other recapitalization), provided: (i) Parent is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.13 of this Agreement; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Parent shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then held by all Holders, enter into any agreement with any holder or prospective holder of any securities of the Parent other than a Permitted Registration Rights Agreement that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2, Section 2.3 or Section 2.4 of this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

2.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that it will not, without the prior written consent of the Parent, during the period commencing on the date of the closing of the Merger (the “Closing Date”) and ending on the date that is one hundred eighty (180) days after the closing of the Merger (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock issued or issuable to such Holder pursuant to the Merger Agreement (collectively, the “Lock-Up Shares”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

(b) Notwithstanding the foregoing, each Holder may transfer its Lock-Up Shares (i) as a bona fide gift or gifts, (ii) to any member of such Holder’s immediate family or to any trust or other entity controlled or managed, or under common control or management, by such Holder or the immediate family of such Holder, of if such Holder is a trust or other similar entity, to a trustor or beneficiary or similar person of the trust or other entity or to the estate of a beneficiary or similar person of such trust or other entity, (iii) upon death or by will, testamentary document or the laws of intestate succession, (iv) if such Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Holder or affiliates of such Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by such Holder to its stockholders, partners, members or other equity holders, (v) to Parent in connection with the “net” or “cashless” exercise or settlement of warrants or stock options, restricted stock units or other equity awards (and any transfer to Parent necessary to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of such vesting, settlement or exercise whether by means of a “net settlement” or otherwise), (vi) to Parent in connection with the repurchase of shares of Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan or pursuant to the agreements under which such shares were issued, provided that such repurchase of shares of Common Stock is in connection with the termination of such Holder’s service provider relationship with Parent, (vii) pursuant to a final qualified domestic order or in connection with a divorce settlement or (viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of Parent and made to all holders of Parent’s capital stock involving a Change of Control of Parent, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Holder’s Lock-Up Shares shall remain subject to the provisions of this Agreement; provided, however, in the case of clauses (i), (ii), (iii), (iv) and (vii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth in this section (or a substantially similar written agreement), and there shall be no further transfer of such Lock-Up Shares except in accordance with this Agreement.

(c) Any discretionary waiver or termination of the restrictions herein by Parent shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements; provided, however, that such pro rata release shall not be required in the event that (i) a waiver or termination is granted in connection with the registration or public offering of securities pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission, (ii) (A) the release or waiver is effected solely to permit a transfer not for consideration and (B) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer or (iii) the aggregate number of shares of Common Stock subject to releases or waivers granted during the lock-up period represent less than or equal to 1% of the total number of outstanding Common Stock (determined as of the date of the Closing Date). Each Holder further agrees that it will not during the period commencing on the Closing Date and ending on the date that is 180 days after the Closing Date exercise any registration rights with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; provided however this Section 2.13(c) shall not apply to any termination pursuant to Section 2.13(d) of the restrictions set forth in Section 2.13(a).

(d) Notwithstanding the foregoing, if, at any time beginning 90 days after the Closing Date (the “Earliest Release Date”), the closing price of the Common Stock equals or exceeds 133% of the closing price per share of Common Stock on the Closing Date (as adjusted for stock splits, reverse splits, recapitalizations, reorganizations and any similar transaction) for any 10 trading days within any 20 trading day period (with the calculation including the 20 trading day period immediately prior to the Earliest Release Date), then 25% of each Holder’s Lock-Up Shares (which, for purposes of holders of options, shall only include options that have vested as of such date) will be automatically released from such restrictions as of the last day of such 20 trading day period. The percentage of Lock-Up Shares to be released pursuant to this Section 2.13(d) shall be calculated based on the number of a Holder’s Lock-Up Shares as of the last day of such 20 trading day period.

(e) In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

(f) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other Person subject to the restriction contained in this Section 2.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 2: (a) after five (5) years following the consummation of the Merger, (b) as to any Holder, such earlier time after the offering at which such Holder (i) can sell all shares held by it in compliance with Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of Parent’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 or (c) after the consummation of a Change of Control.

3. Covenants of Parent.

3.1 Confidentiality. Each Investor agrees, severally and not jointly, that such Investor (a) will keep confidential, (b) will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company or Parent (the “Disclosing Party”) or for any other purpose contemplated by an agreement between the Disclosing Party and such Investor or any Affiliate thereof) and (c) will protect to the same degree as it protects its own confidential information any confidential information obtained from the Disclosing Party pursuant to the terms of this Agreement and any Prior Agreement (including, without limitation, notice of Parent’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.1 by such Investor), (ii) is or has been independently developed or conceived by the Investor or any Affiliate thereof without use of the Disclosing Party’s confidential information, or (iii) is or has been made known or disclosed to the Investor or any Affiliate thereof by a third party without a breach of any obligation of confidentiality such third party may have to the Disclosing Party; provided, however, that an Investor may disclose confidential information (A) to its and its Affiliates’ attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Disclosing Party (or for any other purpose contemplated by an agreement between the Disclosing Party and such Investor or any Affiliate thereof), provided that such Persons are under a contractual or legal obligation to preserve the confidentiality of such information; (B) to any prospective purchaser of any Registrable Securities from such Investor (or any Affiliate thereof), if such prospective purchaser agrees to be bound by the provisions of this Section 3.1; (C) to any existing or prospective Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor (or any Affiliate thereof) in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (D) as may otherwise be required by law, provided that the Investor promptly notifies the Disclosing Party of such disclosure (to the extent legally permissible) and takes reasonable steps to minimize the extent of any such required disclosure.

4. Miscellaneous.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, permitted transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement (including Section 4.13).

4.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within the State of Delaware, without regard to its principles of conflicts of laws. Any dispute, controversy, or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated exclusively in the Court of Chancery of the State of Delaware or, if the foregoing court does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such court or, if none of the foregoing courts has subject matter jurisdiction, the Superior Court of the State of Delaware and the appellate courts having jurisdiction of appeals in such court. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction and venue of any such court and each of the parties hereto hereby irrevocably waives all objections and defenses that such party may have based on improper venue or forum non conveniens to the maintenance of any such action in any such court.

4.3 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 4.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER AMONG THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.4 Counterparts. This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given upon the earlier to occur of actual receipt or: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to Parent at 2269 Chestnut Street, #523, San Francisco, CA 94123, Attention: Chief Legal Officer and to the other parties at the addresses set forth on Schedule A (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6). If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days. “Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in San Francisco, California are authorized or required by applicable laws to be closed for business.

4.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.8 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Parent, the Company (if such amendment related to Section 3.1 and 4.12), the Investors holding a majority of the Registrable Securities, and Investors holding a majority of the then outstanding shares of Common Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and Parent.

4.9 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including, without limitation, affiliated venture capital funds or venture capital funds under common investment management) or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.12 Effect on Prior Agreement. Contingent upon the Effective Time and to be effective immediately prior to the Effective Time, the Company desires to assign to Parent, and Parent desires to assume, the rights and obligations of the Company under certain provisions of the Prior Agreement, as contemplated and modified by this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated in its entirety by this Agreement and shall be of no further force or effect.

4.13 Third Party Beneficiary. The parties hereto acknowledge and agree that Oaktree Acquisition Holdings, L.P. is an intended third party beneficiary and may enforce the terms, of the Agreement, and that, notwithstanding Section 4.8, no amendment or waiver of Sections 2.2(b), 2.3(c), 2.13 or 4.13, or such other section or sections hereunder, the amendment or waiver of which would adversely affect the rights of Oaktree Acquisition Holdings, L.P., shall be effective without the written consent of Oaktree Acquisition Holdings, L.P.; provided however that, with respect to Section 2.13, such right will expire when Oaktree Acquisition Holdings, L.P. (or its assignees) holds less than 1% of the shares of Common Stock held by Oaktree Acquisition Holdings,

L.P. immediately after completion of the Merger (such number of shares, the “Requisite Shares”). Upon the dissolution of Oaktree Acquisition Holdings, L.P., or the assignment of its rights pursuant to the Registration Rights Agreement, the rights under this Section 4.13 shall become exercisable by holders of a majority-in-interest of the “Registrable Securities” (as defined in the Registration Rights Agreement); provided that, with respect to Section 2.13, such right shall expire when such holders collectively hold less than the number of Requisite Shares in the aggregate.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OAKTREE ACQUISITION CORP., AS THE PREDECESSOR TO

HIMS & HERS HEALTH, INC.

By:	/s/ Zaid Pardesi

Name:	Zaid Pardesi
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HIMS, INC.

By:	/s/ Andrew Dudum

Name:	Andrew Dudum
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

8VC Entrepreneurs Fund II, L.P.
By:	8VC GP II, LLC
Its	General Partner

By:	/s/ Ian Shannon
Name:	Ian Shannon
Title:	Authorized Signatory
Address:	Pier 5, Suite 101 San Francisco, CA 94111

8VC Fund II, L.P.
By:	8VC GP II, LLC Its General Partner

By:	/s/ Ian Shannon
Name:	Ian Shannon
Title:	Authorized Signatory
Address:	Pier 5, Suite 101 San Francisco, CA 94111

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ATOMIC LABS I, L.P.
By:	Atomic Labs GP I, LLC
Its:	General Partner

By:	/s/ Jack Abraham
Name:	Jack Abraham
Title:	Managing Member

Address:
One Letterman Drive Building C Suite 3400 San Francisco, CA 94129

ATOMIC LABS I-B, L.P.
By:	Atomic Labs GP I, LLC
Its:	General Partner

By:	/s/ Jack Abraham
Name:	Jack Abraham
Title:	Managing Member

Address:
One Letterman Drive Building C Suite 3400 San Francisco, CA 94129

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

ATOMIC LABS II, L.P.

By:	Atomic GP II, LLC
Its:	General Partner

By:	/s/ Jack Abraham
Name:	Jack Abraham
Title:	Managing Member

Address:
One Letterman Drive Building C Suite 3500 San Francisco, CA 94129

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

Disruptive Technology Solutions XI, LLC

By:	DTA II LLC, its Manager

	By:	DTA Master LLC, its Managing Member

	By:	/s/ Alexander J. Davis
Alexander J. Davis, its Managing Member

Address:
1801 Century Park East, Suite 2220 Los Angeles, CA 90067

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

F41 Investments LLC

By:	/s/ Jack Abraham

Name:	Jack Abraham

Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

FORERUNNER BUILDERS II, L.P.

By:	Forerunner Ventures GP III, LLC
Its:	General Partner

By:	/s/ Kirsten A. Green
Name:	Kirsten A. Green
Title:	Managing Director

Address: c/o Forerunner Ventures Management, LLC
1161 Mission Street, Suite #300
San Francisco, CA 94103

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

FORERUNNER PARTNERS III, L.P.
By: Forerunner Ventures GP III, LLC Its: General Partner

By:	/s/ Kirsten A. Green
Name:	Kirsten A. Green
Title:	Managing Director

Address:	c/o Forerunner Ventures Management, LLC 1161 Mission Street, Suite #300 San Francisco, CA 94103

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Institutional Venture Partners XV, L.P.

By:	Institutional Venture Management XV LLC
Its:	General Partner

By:	/s/ Jules Maltz
Managing Director

Institutional Venture Partners XVI, L.P.

By:	Institutional Venture Management Holdings XVI, LLC
Its:	General Partner
By:	Institutional Venture Management XVI, LLC
Its:	Manager

By:	/s/ Jules Maltz
Managing Director

Address:	3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

Institutional Venture Partners XV Executive Fund, L.P.

By:	Institutional Venture Management XV, LLC
Its:	General Partner

By:	/s/ Jules Maltz
Managing Director

Address:	3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MAVERICK VENTURES INVESTMENT FUND, L.P.

By:	Maverick Capital Ventures, LLC, its General Partner

By:	Maverick Capital Advisors, L.P., its Manager

By:	/s/ Ginessa A. Avila
Name:	Ginessa A. Avila
Title:	Authorized Representative

MAVERICK ADVISORS FUND, L.P.

By:	Maverick Capital Ventures, LLC, its General Partner

By:	Maverick Capital Advisors, L.P., its Manager

By:	/s/ Ginessa A. Avila
Name:	Ginessa A. Avila
Title:	Authorized Representative

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

MCKESSON VENTURES, LLC

By:	/s/ Thomas Rodgers
Name:	Thomas Rodgers
Title:	EVP, Chief Strategy and B.D. Officer

Address:
One Post Street San Francisco, CA 94104

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

NEWVIEW CAPITAL FUND I, L.P.

By: NEWVIEW CAPITAL PARTNERS I, LLC, its general partner

By:	/s/ Prashant Gangwal
Name:	Prashant Gangwal
Title:	Chief Financial Officer

Address:
1201 Howard Avenue, Suite 101 Burlingame, CA 94010

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

NEWVIEW HMS SPV, LLC

By:	/s/ Ravi Viswanathan
Name:	Ravi Viswanathan
Title:	Managing Partner

Address:
1201 Howard Avenue, Suite 101 Burlingame, CA 94010

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

Redpoint Ventures VI, L.P., by its General Partner Redpoint Ventures VI, LLC

By:	/s/ Alex Bard
Alex Bard, Managing Director

Redpoint Associates VI, L.L.C., as nominee

By:	/s/ Alex Bard
Alex Bard, Managing Director

Address:
3000 Sand Hill Road, Suite 2-290 Menlo Park, CA 94025

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

THRIVE CAPITAL PARTNERS V, L.P.
By: THRIVE PARTNERS V GP, LLC, its general partner

By:	/s/ Joshua Kushner
Name:	Joshua Kushner
Title:	Managing Partner

Address:
295 Lafayette Street, Suite 701 New York, NY 10012

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

CLAREMOUNT V ASSOCIATES, L.P.
By: THRIVE PARTNERS V GP, LLC, its general partner

By:	/s/ Joshua Kushner
Name:	Joshua Kushner
Title:	Managing Partner

Address:
295 Lafayette Street, Suite 701 New York, NY 10012

Annex I

Final Combined

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of [●], 2020, by and between Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance the Merger Agreement (as defined below), “Parent”), and the undersigned stockholder (the “Company Stockholder”). Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, it is contemplated that, pursuant to the Agreement and Plan of Merger, dated as of [●], 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Rx Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hims, Inc., a Delaware corporation (the “Company”), Merger Sub shall merge with and into the Company pursuant to the Merger upon the terms and subject to the conditions set forth therein, with the Company being the surviving corporation in the Merger, and as a result of which the Company will become a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, the Company Stockholder is the record and beneficial owner of the number of shares of Company Common Stock, Company Preferred Stock and other Equity Interests of the Company set forth on Schedule 1 attached hereto (the “Equity Securities”);

WHEREAS, the Company Stockholder will receive substantial benefits from the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent to enter into the Merger Agreement and to perform its obligations thereunder;

WHEREAS, Parent is relying on the representations, warranties, covenants and other agreements of this Agreement and Parent would not enter into the Merger Agreement or be willing to consummate the Merger without the representations, warranties, covenants and other agreements of this Agreement; and

WHEREAS, Parent would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto unless this Agreement was specifically performed and enforced.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Voting; Waiver of Appraisal Rights. The Company Stockholder agrees as follows: (a) the Company Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any other transaction contemplated by the Merger Agreement that the Company Stockholder may have (under Section 262 of DGCL, Chapter 13 of the CCC or otherwise) by virtue of, or with respect to, any outstanding Company Capital Stock owned of record or beneficially by the Company Stockholder; (b) the Company Stockholder will, with respect to all of the Company Stockholder’s shares of Company Capital Stock (including any shares of Company Capital Stock resulting from the exercise of any Equity Interests after the date hereof), vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective; (c) prior to the Effective Time, the Company Stockholder will execute and deliver a Letter of Transmittal in substantially the form attached as Exhibit H to the Merger Agreement for all of the Company Stockholder’s shares of Company Capital Stock (including any shares of Company Capital Stock resulting from the exercise of any Equity Interests after the date hereof); and (d) the Company Stockholder will cooperate with Parent in taking such actions as are reasonably necessary and requested by Parent to consummate the transactions contemplated by the Merger Agreement.

2. Representations and Warranties of the Company Stockholder.

(a) The Company Stockholder hereby represents and warrants to Parent that the Equity Securities held by the Company Stockholder constitute all of the shares of Company Common Stock, Company Preferred Stock and other Equity Interests of the Group Companies owned of record or beneficially by the Company Stockholder as of the date hereof. The Company Stockholder has good and valid title to such Equity Securities and as of the Effective Time will have good and valid title to such Equity Securities free and clear of all Liens (other than transfer restrictions under applicable securities Laws and other restrictions as set forth in the Stockholder Agreements).

(b) [(A) The Company Stockholder has all requisite capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby,] // [(A) The Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby,] [(B) the execution, delivery and performance by the Company Stockholder of this Agreement and the Ancillary Agreements to which it is a party, and its obligations hereunder and thereunder have been duly and validly authorized by the Company Stockholder and no other act or proceeding on the part of the Company Stockholder is necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby,] ([C]) this Agreement has been, and the Ancillary Agreements to which the Company Stockholder is or will be a party as of the Closing Date shall be, duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes a valid and binding obligation of the Company Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies, and ([D]) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will [(i) conflict with or result in any material breach of any provision of the Governing Documents of the Company Stockholder,] ([ii]) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by the Company Stockholder, or [(iii)] violate in any material respect any material Law applicable to the Company Stockholder, except, in the case of the foregoing clauses [(ii) and (iii)], for violations which would not prevent or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

3. Merger Agreement Obligations. Except (u) pursuant to the Company Stockholder’s Letter of Transmittal delivered in accordance with the Merger Agreement, (v) the granting of voting proxies to the founders or management team of the Company, (w) any Promissory Note Cancellation, (x) any Company Share Redemption in accordance with the terms of the Merger Agreement, or (y) to implement the Dual Class Structure and/or the Company Recapitalization, the Company Stockholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, Lien or similar disposition of (by operation of law or otherwise), any of the Equity Securities, (ii) deposit any of the

Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii) of this Section 3. The Company Stockholder hereby agrees to be bound by the terms and conditions set forth in Article 2 (Merger Consideration; Effects of the Merger), Section 5.5 (Public Announcements), Section 5.20 (Exclusivity), Section 5.24 (Transfers of Ownership), Section 9.18 (Non-Survival), Section 9.19 (Trust Account Waiver) and, to the extent applicable to any of the foregoing, the remaining provisions of Article IX (Miscellaneous) of the Merger Agreement fully and to the same extent as if the Company Stockholder was a party and signatory to such provisions of the Merger Agreement.

4. General Waiver and Release.

(a) As partial consideration for the right to participate in the Merger as a Company Stockholder and receive Merger Consideration, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Group Companies and their respective Affiliates (including Parent, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands, and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Company Stockholder’s relationship as an equity holder of, or service provider to, the Group Companies and agrees not to bring or threaten to bring or otherwise join in any action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to each undersigned stockholder’s relationship as an equity holder of, or service provider to, the Group Companies; provided, however, that, to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands, and causes of action released pursuant to this Section 4(a) (collectively, the “Released Claims”) does not apply to the following: (a) regular salary and vacation or other compensation or benefit that is accrued and earned but unpaid by any Group Company at the Closing; (b) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of any Group Company; (c) any benefits that are accrued and earned but unpaid at the Closing under any employee benefit plan of any Group Company or any rights under health insurance plans, retirement plans or other similar plans sponsored by any Group Company; (d) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Governing Documents of any Group Company, indemnification agreements with any Group Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of a Group Company; or (e) any rights of the Releasors under this Agreement, the Merger Agreement and Ancillary Agreements. Without limiting the foregoing, the Company Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 4(a) include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims. The Company Stockholder, on behalf of itself and each Releasor, understands that he, she or it may hereafter discover facts different from what he, she or it now believes to be true, which if known, could have materially affected this Agreement, but the Company Stockholder, on behalf of itself and each Releasor, nevertheless waives any claims or rights based on different or additional facts. The Company Stockholder, on behalf of itself and each Releasor, assumes the risk of any mistake of fact or applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto. The Company Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Company Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives the Company Stockholder the right not to release existing claims of which the Company Stockholder is not aware, unless the Company Stockholder voluntarily chooses to waive this right. Having been so apprised, the Company Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 4, in each case, effective at the Closing. The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 4 and that, without such waiver, Parent would not have agreed to the terms of this Agreement.

(b) The Company Stockholder, on behalf of itself and each Releasor, represents and warrants that no Releasor has transferred or otherwise alienated any of the claims or causes of action released herein.

5. Covenants.

(a) Further Assurances. From time to time and without additional consideration, the Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement or the Merger Agreement, including filing any consent necessary or appropriate to effect the Dual Class Structure or the Company Recapitalization, including with respect to the A&R Company Dual Class Charter in substantially the form as set forth in Exhibit D to the Merger Agreement.

(b) Acknowledgment. THE COMPANY STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE COMPANY STOCKHOLDER IS ENTERING INTO THIS AGREEMENT ON THE COMPANY STOCKHOLDER’S OWN FREE WILL AND NOT UNDER ANY DURESS OR UNDUE INFLUENCE. THE COMPANY STOCKHOLDER HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, THE COMPANY STOCKHOLDER HAS BEEN ADVISED BY PARENT TO CONSULT WITH COUNSEL OF THE COMPANY STOCKHOLDER’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND THE COMPANY STOCKHOLDER’S COVENANTS HEREUNDER, THE COMPANY STOCKHOLDER HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN THE COMPANY STOCKHOLDER’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, THE COMPANY STOCKHOLDER UNDERSTANDS THAT PARENT HAS BEEN ADVISED BY COUNSEL, AND THE COMPANY STOCKHOLDER HAS READ THIS AGREEMENT AND THE MERGER AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND THE MERGER AGREEMENT AND EACH OF THE COMPANY STOCKHOLDER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER AND THEREUNDER. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY THE COMPANY STOCKHOLDER AND PARENT AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.

(c) Consent to Terminate Certain Agreements. The Company Stockholder hereby consents to the termination, contingent upon and effective as of the Closing, of the Company Affiliate Agreements and the Stockholder Agreements to which it is a party in accordance with Section 5.14 of the Merger Agreement (other than any Contracts set forth on Schedule 5.14 to the Merger Agreement and any indemnification agreements between any Indemnified Person and any Group Company); provided that, to the extent that such Company Stockholder is a party to any such terminated agreements, notwithstanding the termination of the such terminated Agreements, such Company Stockholder hereby acknowledges and agrees that any undertakings by such Company Stockholder therein to keep confidential, or not to disclose or use, confidential information shall survive the termination contemplated by these resolutions for a period of five (5) years following the Effective Time. The Company Stockholder hereby irrevocably and unconditionally waives any rights to notice contained in any such terminated agreements, any Governing Documents of the Company or otherwise with respect to the Merger or any of the other transactions contemplated by the Merger Agreement.

6. General Provisions.

(a) Amendment. This Agreement may not be amended except by an instrument signed by Parent and the Company Stockholder.

(b) Termination. This Agreement shall terminate upon the termination of the Merger Agreement prior to the consummation of the Merger.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(i) if to Parent:

c/o Oaktree Acquisition Corp.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention:	Patrick McCaney
Alexander Taubman
Zaid Pardesi
E-mail:	pmccaney@oaktreecapital.com
ataubman@oaktreecapital.com
zpardesi@oaktreecapital.com

with a copy (which shall not constitute notice to Parent) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Matthew S. Arenson, P.C.
Hamed Meshki, P.C.
Christian O. Nagler
Nathan J. Davis
E-mail:	matthew.arenson@kirkland.com
hamed.meshki@kirkland.com
christian.nagler@kirkland.com
nathan.davis@kirkland.com

(ii) if to the Company Stockholder:

At the address provided in the Company Stockholder’s signature page.

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(d) Interpretation. Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes,” “including” and words of similar import do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the term “or” will not be deemed to be exclusive, (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vii) the terms “day” and “days” mean and refer to calendar day(s), and (viii) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Section and Schedule references herein are to Sections and Schedules of this Agreement, unless otherwise specified.

(e) Section Headings; Defined Terms. The Section headings and the words used for defined terms themselves (but not, for the avoidance of doubt, the express definitions thereof) contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

(g) Entire Agreement; No Third Party Beneficiaries. The agreement of the parties that is comprised of this Agreement, the Letter of Transmittal executed by the Company Stockholder and the provisions of the Merger Agreement referenced in Section 3 herein to which the Company Stockholder has expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both oral and written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Company Released Parties are express third party beneficiaries of this Agreement. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Company Stockholder’s ownership of any direct or indirect Equity Interests of the Group Companies or any provision of services to the Group Companies.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(i) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto; provided, that Parent shall be permitted, without the consent of the Company Stockholder, to make an assignment of any or all of its rights and interests hereunder to the Company or any of its Subsidiaries following the Closing. Any purported assignment in violation of this Section 6(h) shall be null and void ab initio.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including Actions related hereto), including matters of validity, construction, effect, performance and remedies.

(k) Consent to Jurisdiction, Etc. Each party hereto hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 6(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. [EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.]1

[1]	Note to Draft: Jury trial waiver to be removed for individuals in California and venue to instead be limited to Chancery Court in Delaware.

(l) Specific Performance. The Company Stockholder agrees that irreparable damage may occur for which monetary damages, even if available, may not be an adequate remedy in the event that the Company Stockholder does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Company Stockholder acknowledges and agrees that Parent shall therefore be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, Parent would not have entered into this Agreement. The Company Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent has an adequate monetary or other remedy at law. The Company Stockholder acknowledges and agrees that if Parent seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent and the Company Stockholder have caused this Support Agreement to be executed as of the date first written above.

PARENT:

OAKTREE ACQUISITION CORP.

By:
Name:
Title:

COMPANY STOCKHOLDER:

[NAME]

///

[NAME]

By:
Name:
Title:

[ ]
[ ]
[ ]
Attention:	[ ]
Facsimile:	[ ]
Email:	[ ]

Schedule 1

Equity Securities

Company Stockholder	Class, Number and Type of Equity Interests
[●]	[●]

Annex J

HIMS & HERS HEALTH, INC.

2020 EQUITY INCENTIVE PLAN

(AS ADOPTED ON                , 2020)

(APPROVED BY THE STOCKHOLDERS ON                , 2020)

HIMS & HERS HEALTH, INC.

2020 EQUITY INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Board adopted the Plan to become effective immediately prior to the Closing (as defined in the Merger Agreement). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may be ISOs or NSOs), SARs, Restricted Shares and Restricted Stock Units. Capitalized terms used in this Plan are defined in Article 14.

ARTICLE 2. ADMINISTRATION.

2.1 General. The Plan may be administered by the Board or one or more Committees to which the Board (or an authorized Board committee) has delegated authority. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including, to the extent permitted by applicable law, the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to either the Board or the Administrator shall hereafter also encompass the Committee or subcommittee, as applicable). The Board may abolish the Committee’s delegation at any time and the Board shall at all times also retain the authority it has delegated to the Committee. The Administrator shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Common Shares are traded, and shall have the authority and be responsible for such functions as have been assigned to it.

2.2 Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

2.3 Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and Awards granted under the Plan, (d) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (f) make all other decisions relating to the operation of the Plan and Awards granted under the Plan. In addition, with regard to the terms and conditions of Awards granted to Service Providers outside of the United States or not subject to taxation under the laws of the United States, the Administrator may vary from the provisions of the Plan to the extent it determines it necessary and appropriate to do so, including, where applicable, varying from the requirements set forth in Articles 5.3 and 6.3.

2.4 Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

2.5 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 21,000,000 Common Shares, plus (b) up to 19,000,000 Common Shares subject to awards granted under the Predecessor Plan that are outstanding on the Business Combination Date and that subsequently are forfeited, expire or lapse unexercised or unsettled and Common Shares issued pursuant to awards granted under the Predecessor Plan that are outstanding on the Business Combination Date and that are subsequently forfeited to or reacquired by the Company, and (c) the additional Common Shares described in Articles 3.2 and 3.3. The number of Common Shares that are subject to Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Article 3.1 shall be subject to adjustment pursuant to Article 9.

3.2 Annual Increase in Shares. On the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2031, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to (a) 5% of the sum of (i) the total number of shares of Class A Common Stock plus (ii) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year or (b) a lesser number of Common Shares (including zero) determined by the Board.

3.3 Shares Returned to Reserve. To the extent that Options, SARs, Restricted Stock Units or other Awards are forfeited, cancelled or expire for any reason before being exercised or settled in full, the Common Shares subject to such Awards shall again become available for issuance under the Plan. If SARs are exercised or Restricted Stock Units are settled, then only the number of Common Shares (if any) actually issued to the Participant upon exercise of such SARs or settlement of such Restricted Stock Units, as applicable, shall reduce the number of Common Shares available under Article 3.1 and the balance shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Common Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan (but such shares shall not again become available for issuance as ISOs). To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.

3.4 Awards Not Reducing Share Reserve. To the extent permitted under applicable exchange listing standards, any dividend equivalents paid or credited under the Plan with respect to Restricted Stock Units shall not be applied against the number of Common Shares that may be issued under the Plan, whether or not such dividend equivalents are converted into Restricted Stock Units. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Article 3.1, nor shall shares subject to Substitute Awards again be available for Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.

3.5 Code Section 422 and Other Limits. Subject to adjustment in accordance with Article 9:

(a) The grant date fair value of Awards granted to an Outside Director during any one fiscal year of the Company may not exceed $1,000,000 (on a per-Director basis); provided however that the limitation that will apply in the fiscal year in which the Outside Director is initially appointed or elected to the Board shall instead be $2,000,000. For purposes of this limitation, grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither (i) Awards granted to an individual while they were an Employee or Consultant, but not an Outside Director, nor (ii) Awards granted pursuant to an Outside Director’s election to receive Awards in lieu of cash retainers or other fees shall count towards this limitation.

(b) No more than 200,000,000 Common Shares (subject to adjustment pursuant to Article 9) may be issued under the Plan upon the exercise of ISOs.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.

4.2 Other Awards. Awards other than ISOs may be granted to both Employees and other Service Providers.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The vesting and exercisability conditions applicable to the Option may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination of such conditions. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

5.5 Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

5.7 Buyout Provisions. The Administrator may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Administrator shall establish.

5.8 Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, accept payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:

(a) Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;

(b) By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;

(c) Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure; or

(d) Through any other form or method consistent with applicable laws, regulations and rules.

ARTICLE 6. STOCK APPRECIATION RIGHTS.

6.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.

6.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.

6.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The vesting and exercisability conditions applicable to the SAR may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability upon certain specified events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

6.5 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

6.6 Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.

6.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Administrator may modify, reprice, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, materially impair his or her rights or obligations under such SAR.

ARTICLE 7. RESTRICTED SHARES.

7.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

7.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.

7.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Agreement may provide for accelerated vesting upon certain specified events.

7.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

7.5 Modification or Assumption of Restricted Shares. Within the limitations of the Plan, the Administrator may modify or assume outstanding Restricted Shares or may accept the cancellation of outstanding restricted shares (whether granted by the Company or by another issuer) in return for the grant of new Restricted Shares for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of Restricted Shares shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Shares.

ARTICLE 8. RESTRICTED STOCK UNITS.

8.1 Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

8.3 Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement. Vesting conditions may include service-based conditions, performance-based conditions, such other conditions as the Administrator may determine, or any combination thereof. A Restricted Stock Unit Agreement may provide for accelerated vesting upon certain specified events.

8.4 Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.

8.5 Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average value of Common Shares over a series of trading days. Vested Restricted Stock Units shall be settled in such manner and at such time(s) as specified in the Restricted Stock Unit Agreement. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 9.

8.6 Death of Recipient. Any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Restricted Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Restricted Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s estate.

8.7 Modification or Assumption of Restricted Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding restricted stock units or may accept the cancellation of outstanding restricted stock units (whether granted by the Company or by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Restricted Stock Unit shall, without the consent of the Participant, materially impair his or her rights or obligations under such Restricted Stock Unit.

8.8 Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 9. ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.

9.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company, proportionate adjustments shall be made to the following:

(a) The number and kind of shares available for issuance under Article 3, including the numerical share limits in Articles 3.1, 3.2 and 3.5;

(b) The number and kind of shares covered by each outstanding Option, SAR and Restricted Stock Unit; and/or

(c) The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator may make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of shares subject to an Award under this Article 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

9.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Restricted Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

9.3 Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Article 14.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator may include (without limitation) one or more of the following with respect to each outstanding Award:

(a) The continuation of such outstanding Award by the Company (if the Company is the surviving entity);

(b) The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;

(c) The substitution by the surviving entity or its parent of an equivalent award for such outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;

(d) In the case of an Option or SAR, the cancellation of such Award without payment of any consideration. An Optionee shall be able to exercise his or her outstanding Option or SAR, to the extent such Option or SAR is then vested or becomes vested as of the effective time of the transaction, during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionee a reasonable opportunity to exercise such Option or SAR. Any exercise of such Option or SAR during such period may be contingent on the closing of the transaction;

(e) The cancellation of such Award and a payment to the Participant with respect to each share subject to the portion of the Award that is vested or becomes vested as of the effective time of the transaction equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (if applicable) (B) the per-share Exercise Price of such Award (such excess, if any, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares. If the Spread applicable to an Award (whether or not vested) is zero or a negative number, then the Award may be cancelled without making a payment to the Participant. In the event that an Award is subject to Code Section 409A, the payment described in this clause (e) shall be made on the settlement date specified in the applicable Award Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or

(f) The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.

Unless an Award Agreement provides otherwise, each outstanding Award held by a Participant who remains a Service Provider as of the effective time of a merger, consolidation or Change in Control (other than one described in Article 14.7(d)) (a “Current Participant”) shall become fully vested and, if applicable, exercisable immediately prior to the effective time of the transaction and, in the case of an Award subject to performance-based vesting conditions, such performance-based vesting conditions shall be deemed achieved at 100% of target levels. However, the prior sentence shall not apply, and an outstanding Award shall not become vested and, if applicable, exercisable, if and to the extent the Award is continued, assumed or substituted as provided for in clauses (a), (b) or (c) above. In addition, the prior two sentences shall not apply to an Award held by a Participant who is not a Current Participant, unless an Award Agreement provides otherwise or unless the Company and the acquirer agree otherwise.

For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s service following a transaction.

Any action taken under this Article 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10. OTHER AWARDS.

Subject in all events to the limitations under Article 3 above as to the number of Common Shares available for issuance under this Plan, the Company may grant other forms of Awards not specifically described herein and may grant awards under other plans or programs, where such awards are settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Restricted Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11. LIMITATION ON RIGHTS.

11.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

11.2 Stockholders’ Rights. Except as set forth in Article 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when they become entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

11.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.

11.4 Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law (including, other than an ISO, to a “family member” as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order)). Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution; provided that, in any event, an ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. Any transferee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations.

11.5 Recoupment Policy. All Awards granted under the Plan, all amounts paid under the Plan and all Common Shares issued under the Plan shall be subject to recoupment, clawback or recovery by the Company in accordance with applicable law and with Company policy (whenever adopted) regarding same, whether or not such policy is intended to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other applicable law, as well as any implementing regulations and/or listing standards thereunder.

11.6 Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

ARTICLE 12. TAXES.

12.1 General. It is a condition to each Award under the Plan that a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.

12.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that they previously acquired. Such Common Shares shall be valued on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by the SEC, accounting or other rules.

12.3 Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary for such payment to comply with the requirements of Code Section 409A(a)(1).

12.4 Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13. FUTURE OF THE PLAN.

13.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to approval of the Company’s stockholders under Article 13.3 below. The Plan shall terminate automatically 10 years after the date when the Board adopted the Plan.

13.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

13.3 Stockholder Approval. To the extent required by applicable law, the Plan will be subject to the approval of the Company’s stockholders within 12 months of its adoption date. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

ARTICLE 14. DEFINITIONS.

14.1 “Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.

14.2 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

14.3 “Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share award, a Restricted Stock Unit award or another form of equity-based compensation award.

14.4 “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Restricted Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.

14.5 “Board” means the Company’s Board of Directors, as constituted from time to time and, where the context so requires, reference to the “Board” may refer to a Committee to whom the Board has delegated authority to administer any aspect of this Plan.

14.6 “Business Combination Date” means the date of the closing of the merger contemplated by the Merger Agreement.

14.7 “Change in Control” means:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

14.8 “Code” means the Internal Revenue Code of 1986, as amended.

14.9 “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

14.10 “Common Share” means one share of the Company’s Class A Common Stock.

14.11 “Company” means Hims & Hers Health, Inc., a Delaware corporation.

14.12 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

14.13 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

14.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.15 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

14.16 “Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are not traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

14.17 “ISO” means an incentive stock option described in Code Section 422(b).

14.18 “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 30, 2020, by and between Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance therewith, “Oaktree”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oaktree, and Hims, Inc.

14.19 “NSO” means a stock option not described in Code Sections 422 or 423.

14.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

14.21 “Optionee” means an individual or estate holding an Option or SAR.

14.22 “Outside Director” means a member of the Board who is not an Employee.

14.23 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

14.24 “Participant” means an individual or estate holding an Award.

14.25 “Plan” means this Hims & Hers Health, Inc. 2020 Equity Incentive Plan, as amended from time to time.

14.26 “Predecessor Plan” means the Company’s 2017 Stock Plan.

14.27 “Restricted Share” means a Common Share awarded under the Plan.

14.28 “Restricted Stock Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

14.29 “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

14.30 “Restricted Stock Unit Agreement” means the agreement consistent with the terms of the Plan between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

14.31 “SAR” means a stock appreciation right granted under the Plan.

14.32 “SAR Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

14.33 “Securities Act” means the Securities Act of 1933, as amended.

14.34 “Service Provider” means any individual who is an Employee, Outside Director or Consultant, including any prospective Employee, Outside Director or Consultant who has accepted an offer of employment or service and will be an Employee, Outside Director or Consultant after the commencement of their service.

14.35 “Stock Option Agreement” means the agreement consistent with the terms of the Plan between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

14.36 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

14.37 “Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by the applicable exchange listing requirements.

Annex K

HIMS & HERS HEALTH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

(AS ADOPTED EFFECTIVE ON                 , 2020)

HIMS & HERS HEALTH, INC.

2020 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Board adopted the Plan to become effective immediately prior to the Closing (as defined in the Merger Agreement). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or other approved contributions.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) General. The Plan may be administered by the Board or one or more Committees. Each Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Stock is traded, and shall have the authority and be responsible for such functions as have been assigned to it.

(b) Powers of the Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Administrator may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan.

(c) Effects of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.

(d) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice of law provisions).

SECTION 3. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 4,000,000 shares of the Company’s Stock (subject to adjustment pursuant to Subsection (c) below), plus the additional shares described in Subsection (b) below. Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.

(b) Annual Increase in Shares. On the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2041, the aggregate number of shares of Stock that may be issued under the Plan shall automatically increase by a number equal to the lesser of (i) one percent (1%) of the sum of (1) the total number of shares of Class A Common Stock plus (2) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) 12,000,000 shares of Stock (subject to adjustment pursuant to Subsection (c) below), or (iii) a number of shares of Stock determined by the Board.

(c) Anti-Dilution Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Stock or other securities of the Company, or other similar change in the corporate structure of the Company affecting the Stock and effected without receipt or payment of consideration by the Company occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, there will be a proportionate adjustment of the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number and class of Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 3(a), 3(b)(ii) and 9(c).

(d) Reorganizations. In the event of a Corporate Reorganization, the outstanding rights to purchase Stock under any Offering Period then in progress may be continued, assumed or substituted by the surviving entity or its parent. If such acquirer refuses to continue, assume or substitute for any such rights, then a new Purchase Date for such Offering Period(s) will be set prior to the effective time of the Corporate Reorganization, the Participants’ accumulated contributions will be applied to purchase Stock on such date, and any such Offering Periods shall terminate immediately after such purchase. In the event a new Purchase Date is set under this Section 3(d), Participants will be given notice of the new Purchase Date. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods and Purchase Periods.

(i)

Base Offering Periods. The Administrator may from time to time establish Offering Periods (consisting of one or more Purchase Periods) of such frequency and duration as it may deem appropriate (the “Base Offering Periods”); provided that a Base Offering Period shall in no event be longer than 27 months (or such other period as may be imposed under applicable tax law). Each Base Offering Period shall contain such terms and conditions (consistent with the Plan) as the Administrator deems appropriate. Within the limits of the Plan, the Administrator may change the frequency, duration and other terms and conditions of the Base Offering Periods as it deems appropriate from time to time. The Base Offering Periods are intended to qualify under Code Section 423.

(ii)

Additional Offering Periods. At the discretion of the Administrator, additional Offering Periods (the “Additional Offering Periods”) may be conducted under the Plan including, if necessary or advisable in the sole discretion of the Administrator, under a separate sub-plan or sub-plans, permitting grants to Eligible Employees of certain Participating Companies (each, a “Sub-Plan”). Such Additional Offering Periods may be designed to achieve desired tax objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions and will not be intended to qualify under Code Section 423. The Administrator shall determine the commencement and duration of each Additional Offering Period, which may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document or in terms and conditions approved by the Administrator with respect to such Additional Offering Period (whether or not set forth in a written Sub-Plan), with such changes or additional features as the Administrator determines necessary to comply with local law. Each Additional Offering Period (whether or not set forth in a written Sub-Plan) shall be considered a separate plan from the Plan (the “Statutory Plan”). The total number of shares authorized to be issued under the Plan as provided in Section 3 above applies in the aggregate to the Statutory Plan and any Additional Offering Period. Unless otherwise superseded by the terms and conditions approved by the Administrator with respect to an Additional Offering Period, the provisions of this Plan document shall govern the operation of any offering conducted hereunder.

(iii)	Separate Offerings. Each Base Offering Period and each Additional Offering Period conducted under the Plan is intended to constitute a separate “offering” for purposes of Code Section 423.

(iv)

Equal Rights and Privileges. To the extent an Offering Period is intended to qualify under Code Section 423, all participants in such Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period in accordance with Code Section 423 and the regulations thereunder except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5).

(b) Enrollment. In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed in the prescribed manner during the applicable Enrollment Period for such Offering Period. The Administrator may establish other procedures for enrollment by Eligible Employees.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i)	Reaches the end of the Offering Period or Purchase Period, as applicable, in which his or her employee contributions were discontinued under Section 5(c) or 9(b);

(ii)	Withdraws from the Plan under Section 6(a); or

(iii)	Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation as described therein. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above.

(d) Applicable Offering Period. For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

(i)

Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (c) above, or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)

Any other provision of the Plan notwithstanding, the Administrator (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period. In addition, the Administrator may structure an Offering Period that in the event that the Fair Market Value of a Share on the first day of the Offering Period for which the Participant is enrolled is higher than on the first day of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)

When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Commencement of Payroll Deductions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions or (if so approved by the Administrator with respect to all Participants in a Base Offering Period) other approved contributions in form and substance satisfactory to the Administrator. Payroll deductions or other approved contributions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form. In jurisdictions where payroll deductions are not permitted under local law, Participants may purchase shares of Stock by making contributions in the form that is acceptable and approved by the Administrator.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, established by the Administrator for an Offering Period but not more than 15%.

(c) Reducing Withholding Rate or Discontinuing Payroll Deductions. If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the

Company in the manner prescribed by the Administrator. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the Participant’s Compensation, but not more than his or her old withholding rate. The Administrator may limit the number of times a Participant may elect to reduce his or her rate of withholding during any Offering Period and/or Purchase Period. Unless a different rule is established for an Offering Period, no Participant shall make more than one election under this Subsection (c) during any Purchase Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)

(d) Increasing Withholding Rate. Unless the Administrator establishes a different rule for an Offering Period, a Participant may not increase his or her rate of payroll withholding during a Purchase Period. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at least fifteen (15) calendar days prior to commencement of a Purchase Period (or such other period as is specified by the Administrator). The new withholding rate shall be effective on the first day of the next-upcoming Purchase Period in which the Participant participates. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than the maximum amount established for the Offering Period.

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan (and the Offering Period in which he or she is participating) by filing the prescribed form with the Company in the prescribed manner at least fifteen (15) calendar days prior to a Purchase Date (or such other period as is specified by the Administrator). As soon as reasonably practicable thereafter, payroll deductions or other approved contributions shall cease and the entire amount credited to the Participant’s Plan Account with respect to such Offering Period shall be refunded to him or her in cash, without interest (except as otherwise required by the laws of the local jurisdiction). No partial withdrawals from an Offering Period shall be permitted.

(b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b) during an Enrollment Period. Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a).

(b) Transfers of Employment. If a Participant transfers employment from a Participating Company that is participating in a Base Offering Period to a Participating Company that is participating in an Additional Offering Period, he or she will immediately cease to participate in the Base Offering Period, as applicable; however, such Participant’s Plan Account will be transferred to the Additional Offering Period, and such Participant will immediately join such Additional Offering Period on the terms and conditions applicable to such Additional Offering Period, except for any modifications required by applicable law. If a Participant transfers employment from a Participating Company that is participating in an Additional Offering Period to a Participating Company that is participating in the Base Offering Period, he or she will continue to participate in the Additional Offering Period until the earlier of (i) the end of such Additional Offering Period, or (ii) the commencement of the first Base Offering Period in which he or she is eligible. If a Participant transfers employment from a Participating Company to a Related Corporation that is not a Participating Company, he or she shall be deemed to have withdrawn from the Plan pursuant to Section 6(a).

(c) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate on the first day following three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(d) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in cash, without interest (unless otherwise required by the laws of the local jurisdiction), to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company in the prescribed manner before the Participant’s death.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Unless otherwise required by the laws of the local jurisdiction, (i) amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, and (ii) no interest shall be credited to Plan Accounts.

(b) Purchase Price. The Administrator shall establish the Purchase Price for each Offering Period; provided, however, that the Purchase Price for each share of Stock purchased on a Purchase Date shall not be less than the lower of:

(i)	85% of the Fair Market Value of such share on the first trading day of such Offering Period; or

(ii)	85% of the Fair Market Value of such share on the Purchase Date.

(c) Number of Shares Purchased. On each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Offering Period in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing number of shares of Stock that may be purchased by a Participant are subject to the limitations set forth in Subsection (d) below and in Section 9. The Administrator may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase with respect to a particular Purchase Period exceeds (i) the number of shares of Stock that were available under Section 3 above for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of shares that were available under Section 3 above for sale under the Plan on the applicable Purchase Date, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase. The Company may make a pro rata allocation of the shares available on the first day of an applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such date. In the event of a pro-rata allocation under this Section (d), the Administrator may determine in its discretion to continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 14.

(e) Issuance of Stock. The shares of Stock purchased by a Participant under the Plan will be registered in the name of such Participant. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. (The two preceding sentences shall apply whether or not the Participant is required to pay income tax in the United States.)

(f) Tax Withholding. To the extent required by applicable U.S. federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations, if any, are satisfied.

(g) Unused Cash Balances. Subject to the final sentence of Section 8(c), an amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period or Purchase Period, as applicable. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsections (c) or (d) above or Section 9(b) shall be refunded to the Participant in cash, without interest (except as otherwise required by the laws of the local jurisdiction).

(h) Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9. PLAN LIMITATIONS.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if, immediately after such right is granted, such Participant would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Related Corporation, applying the stock attribution rules of Code Section 424(d), and including any stock in which the Participant may purchase under outstanding options as stock owned by such Participant.

(b) Dollar Limit. As specified by Code Section 423(b)(8), no Participant shall be entitled to accrue rights to purchase Stock pursuant to any such rights outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under any other right to purchase Stock under the Plan, and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Related Corporation, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Related Corporation (determined on the basis of the Fair Market Value per share on the date such rights are granted, and which, with respect to the Plan, will be determined as of the beginning of the respective Offering Period) for each calendar year such rights are at any time outstanding.

If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the next Purchase Period with a scheduled Purchase Date in the next calendar year, provided that he or she is an Eligible Employee at the beginning of such Purchase Period.

(c) Purchase Period Share Purchase Limit. The Administrator may establish one or more limits on the number of shares of Stock that may be purchased during any Purchase Period, including individual limits and/or aggregate limits. Unless the Administrator provides otherwise with respect to an Offering Period, any other provision of the Plan notwithstanding, no Participant shall purchase more than 2,500 shares of Stock with respect to any Purchase Period.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued, and the Company shall have no liability for failure to issue shares of Stock, under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14. AMENDMENT OR DISCONTINUANCE.

(a) General Rule. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date, or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3(c) or (d)). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required by the laws of the local jurisdiction) as soon as administratively practicable.

(b) Administrator’s Discretion. Without stockholder consent and without limiting Subsection (a) above, the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections (after consideration of accounting treatment of such excess withholding), establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any Offering Period to enable the purchase rights to qualify under and/or comply with Section 423 of the Code, and establish such other limitations or procedures as it determines in its sole discretion advisable which are consistent with the Plan. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(c) Accounting Considerations. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)

Amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or successor provision), including with respect to an Offering Period underway at the time;

(ii)	Reducing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)

Shortening any Offering Period (and any Purchase Periods encompassed by such Offering Period) by setting a new Purchase Date, including with respect to an Offering Period underway at the time of the Administrator’s action;

(iv)	Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)	Reducing the maximum number of shares of Stock a Participant may purchase during any Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants. The actions of the Administrator pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.

(d) Stockholder Approval. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required under Section 14(e) or by any applicable law or regulation.

(e) Plan Termination. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (i) the Plan is extended by the Board and (ii) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15. DEFINITIONS.

(a) “Administrator” means the Board or any Committee administering the Plan in accordance with Section 2.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.

(e) “Company” means Hims & Hers Health, Inc., a Delaware corporation.

(f) “Compensation” means, unless otherwise determined by the Administrator with respect to an Offering Period, those components of an Eligible Employee’s cash compensation (prior to reductions pursuant to Code Sections 125, 132(f) or 401(k)) that are regular and recurring, including cash base salary or base hourly pay but excluding any overtime pay or shift differentials, commissions, annual cash incentive compensation, and annual cash bonuses, and further excluding extraordinary cash items (such as one-time bonuses), as well as all non-cash items, moving or relocation allowances, cost-of-living or tax equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, payments for or related to equity compensation, and any similar items. The Administrator shall determine whether a particular item is included in Compensation.

(g) “Corporate Reorganization” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h) “Eligible Employee” means a common law employee of a Participating Company, provided, however, that the Administrator may exclude one or more of the following categories of employees (where exclusion of such employees is permitted by applicable law) from any Offering Period: (i) employees who have been employed less than two years (or any shorter period of time established for an Offering Period), (ii) employees who are customarily employed twenty (20) or less hours per week (or any lesser number of hours per week established for an Offering Period), (iii) employees who are customarily employed for five (5) months or less in a calendar year (or any lesser number of months in a calendar year established for an Offering Period), (iv) “highly compensated employees” (within the meaning of Code Section 414(q)) or (v) “highly compensated employees” (within the meaning of Code Section 414(q)) with compensation above a certain level and/or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act. In addition, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if complying with the laws of the applicable foreign jurisdiction would cause the Plan or an Offering Period to violate the requirements of Code Section 423. With respect to a Base Offering Period, any criteria used to determine Eligible Employees shall be determined in a manner consistent with Code Section 423. In the case of an Offering Period that is not intended to qualify under Code Section 423, the Administrator may exclude any individual(s) from participation if the Administrator determines the participation of such individual(s) is not advisable or practicable.

(i) “Enrollment Period” means a period prior to the start of an Offering Period during which Eligible Employees must submit the required enrollment forms to participate in such Offering Period, which period shall end at least five (5) business days (or such other date as may be specified in advance by the Administrator) prior to the start of the Offering Period.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for the Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.

(l) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 30, 2020, by and between Oaktree Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation in accordance therewith, “Oaktree”), Rx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Oaktree, and Hims, Inc.

(m) “Offering Period” means any period, including as the context requires Base Offering Periods and Additional Offering Periods, with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(n) “Participant” means an Eligible Employee who participates in the Plan or any Sub-Plan, as provided in Section 4.

(o) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Administrator as a Participating Company.

(p) “Plan” means this Hims & Hers Health, Inc. 2020 Employee Stock Purchase Plan, as it may be amended from time to time.

(q) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(r) “Purchase Date” means the last trading day of a Purchase Period.

(s) “Purchase Period” means a period within an Offering Period (which for an Offering Period with only a single Purchase Period would be coterminous with the Offering Period) during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(a).

(t) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(u) “Related Corporation” means any “parent corporation” of the Company as defined in Code Section 424(e) or any Subsidiary.

(v) “Stock” means the Class A Common Stock of the Company.

(w) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.